  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1996

                                                      REGISTRATION NO. 333-4455
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      HOMESTEAD VILLAGE INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     7011                    74-2770966
         MARYLAND             (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF         CLASSIFICATION CODE
                                   NUMBER)

     INCORPORATION OR         125 LINCOLN AVENUE
      ORGANIZATION)       SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          JEFFREY A. KLOPF, SECRETARY

                      HOMESTEAD VILLAGE INCORPORATED
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains a proxy statement to be used in connection with a special meeting of shareholders of Security Capital Pacific Trust (the "PTR Proxy Statement") and an information statement to be used in connection with a special meeting of shareholders of Security Capital Atlantic Incorporated (the "Atlantic Information Statement"). This Registration Statement also includes a form of a prospectus of Homestead Village Incorporated ("Homestead") to be included as a part of each of the PTR Proxy Statement and the Atlantic Information Statement, relating to the securities of Homestead to be issued in connection with the transactions described in this Registration Statement.

                               [PTR LETTERHEAD]

To the Shareholders of Security Capital Pacific Trust ("PTR"):

  You are invited to attend a special meeting of PTR shareholders to be held in El Paso, Texas on Thursday, September 12, 1996 at 10:00 a.m. local time.

  At the meeting you will be asked to consider and vote upon a proposed Merger and Distribution Agreement which contemplates (i) the contribution, through a series of merger transactions, by PTR of its Homestead Village properties to a newly formed company, Homestead Village Incorporated ("Homestead"), in exchange for shares of Homestead common stock, (ii) the receipt of warrants to purchase shares of Homestead common stock in exchange for the agreement of PTR to finance, through convertible mortgage loans to Homestead, the acquisition and development of certain properties being contributed by PTR to Homestead and (iii) the distribution, pro rata, of all of the Homestead common stock and warrants PTR receives to PTR shareholders. You will also be asked to consider and vote upon an amendment to PTR's Declaration of Trust necessary to facilitate the transaction. If the foregoing proposals are approved, each holder of PTR common shares will (1) retain his or her existing PTR common shares and (2) receive shares of Homestead common stock and warrants to purchase shares of Homestead common stock. The transaction and certain related matters are described in detail in the accompanying Proxy Statement and Prospectus. Please review it carefully.

  After careful consideration, the PTR Board of Trustees, by unanimous vote of trustees who are not officers of PTR or directors, officers or employees of PTR's largest shareholder, Security Capital Group Incorporated, or its affiliates, has approved the transaction and recommends that all shareholders vote for its approval. The affirmative vote of holders of two-thirds of the outstanding common shares of PTR will be necessary for approval of the transaction and the amendment to PTR's Declaration of Trust. The approval of the amendment to PTR's Declaration of Trust is a condition to the consummation of the transaction.

  Please complete, sign and date your enclosed proxy card and return it to us in the accompanying envelope as soon as possible. Failure to return your proxy card or to vote in person at the special meeting will have the effect of a vote against the transaction. Returning your completed proxy card will not limit your right to vote in person if you attend the special meeting.

  If you have any questions regarding the proposed transaction, please call Georgeson & Company, Inc., our proxy solicitation and information agent, at
(800) 223-2064.

                                          Very truly yours,

                                          C. Ronald Blankenship
                                          Chairman

               YOUR PROXY IS IMPORTANT--PLEASE RESPOND PROMPTLY

                               [PTR LETTERHEAD]

  Notice is Hereby Given that a special meeting of shareholders of Security Capital Pacific Trust ("PTR") will be held on Thursday, September 12, 1996, commencing at 10:00 a.m., local time, at PTR's executive offices at 7777 Market Center Avenue, El Paso, Texas, for the following purposes:

    1. To consider and vote upon the approval of a Merger and Distribution Agreement dated as of May 21, 1996 (the "Merger Agreement"), among PTR, Homestead Village Incorporated, a Maryland corporation ("Homestead"), Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), and Security Capital Group Incorporated, a Maryland corporation ("SCG"), pursuant to which, among other matters, (i) PTR, ATLANTIC and SCG would contribute, through a series of merger transactions, all of their respective assets related to the Homestead Village properties in exchange for shares of Homestead common stock, (ii) PTR and ATLANTIC would agree to finance, through convertible mortgage loans, the acquisition and development of certain properties being contributed by them in exchange for warrants to purchase shares of Homestead common stock, (iii) SCG would agree to finance the acquisition and development of certain Homestead Village properties in exchange for warrants to purchase shares of Homestead common stock and (iv) PTR and ATLANTIC would distribute such Homestead securities pro rata to their respective shareholders, all as more fully described in the accompanying Proxy Statement and Prospectus;

    2. To consider and vote upon an amendment to PTR's Restated Declaration of Trust necessary in order to consummate the transactions contemplated by the Merger Agreement; and

    3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is set forth as Annex I to the Proxy Statement and Prospectus attached hereto and is incorporated herein by reference.

  The Board of Trustees of PTR has fixed the close of business on August 12, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. The affirmative vote of the holders of two-thirds of the outstanding common shares of PTR entitled to vote at the special meeting is necessary to approve and adopt the proposals set forth above. Holders of common shares of PTR are not entitled to dissenters' rights under Maryland law in connection with the transaction.

  Whether or not you plan to attend the special meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Trustees,

                                          Jeffrey A. Klopf
                                          Secretary

El Paso, Texas
August   , 1996

                SUBJECT TO COMPLETION DATED AUGUST 6, 1996

                         SECURITY CAPITAL PACIFIC TRUST

                                PROXY STATEMENT

                                  -----------

                      HOMESTEAD VILLAGE INCORPORATED

                                   PROSPECTUS

                                  -----------

  This Proxy Statement and Prospectus relates to (i) a proposed transaction pursuant to which Security Capital Pacific Trust ("PTR"), Security Capital Atlantic Incorporated ("ATLANTIC") and Security Capital Group Incorporated ("SCG") will each contribute, through a series of merger transactions (the "Mergers"), their Homestead Village(R) extended-stay lodging assets to Homestead Village Incorporated ("Homestead") in exchange for Homestead common stock, par value $0.01 per share ("Homestead Common Stock"), all as contemplated by the terms of a Merger and Distribution Agreement dated as of May 21, 1996 (the "Merger Agreement"); (ii) the receipt of warrants, each to purchase one share of Homestead Common Stock, at an exercise price of $10.00 per share ("Homestead Warrants" and, together with the Homestead Common Stock, the "Homestead Securities"), by PTR and ATLANTIC in exchange for the agreement of PTR and ATLANTIC to finance the acquisition and development of certain properties being contributed by them to Homestead through convertible mortgage loans to Homestead; (iii) the receipt of Homestead Warrants by SCG in exchange for the agreement of SCG to provide certain financing to Homestead; (iv) the subsequent distribution by PTR and ATLANTIC of such Homestead Securities to their respective shareholders (the "Distribution"); and (v) the approval of an amendment to PTR's Restated Declaration of Trust, as amended (the "PTR Declaration of Trust"), necessary to consummate the transactions contemplated by the Merger Agreement (collectively, the "Transaction"). The Distribution will result in a taxable dividend to shareholders of PTR. See "The Transaction--Federal Income Tax Consequences."

  PTR is soliciting proxies from its shareholders for use at a Special Meeting of Shareholders of PTR scheduled to be held on September 12, 1996 and at any adjournment or postponement thereof (the "PTR Special Meeting") to consider the matters described above. A copy of the Merger Agreement is attached to this Proxy Statement and Prospectus as Annex I and is incorporated herein by reference. SCG owns approximately 37.8% of the outstanding PTR common shares of beneficial interest, $1.00 par value per share ("PTR Common Shares"), and it has agreed, subject to certain conditions, to vote all of its PTR Common Shares in favor of the Merger Agreement.

  This Proxy Statement and Prospectus constitutes both the proxy statement of PTR relating to the solicitation of proxies by the PTR Board of Trustees (the "PTR Board") for use at the PTR Special Meeting, and the Prospectus of Homestead (the "Homestead Prospectus") with respect to 9,485,727 shares of Homestead Common Stock and Homestead Warrants to purchase 6,363,789 shares of Homestead Common Stock to be distributed to the shareholders of PTR. The amount of Homestead Securities to be received by each PTR shareholder in the Distribution will depend on the number of PTR Common Shares outstanding on the record date to be established for the Distribution (the "Distribution Record Date"). Based on the number of PTR Common Shares outstanding on August 1, 1996, each PTR shareholder would receive 0.131033 shares of Homestead Common Stock and 0.087907 Homestead Warrants for each PTR Common Share held. Cash will be paid in lieu of any fractional shares of Homestead Common Stock and fractional Homestead Warrants. Thus, a PTR shareholder who owns 100 PTR Common Shares on the Distribution Record Date would receive 13 shares of Homestead Common Stock, eight Homestead Warrants plus cash for fractional shares and warrants. To the extent that any Series A Preferred Shares (as defined herein) are converted into PTR Common Shares or outstanding options to acquire PTR Common Shares are exercised prior to the Distribution Record Date, there would be a proportionate reduction in the amount of Homestead Securities to be received by each PTR shareholder. Information concerning Homestead is set forth in the Homestead Prospectus attached hereto and is incorporated herein by reference. This Proxy Statement and Prospectus and the enclosed form of proxy are first being sent to
shareholders of PTR on or about August   , 1996. A shareholder who returns a
signed proxy may revoke it at any time prior to its exercise.

  SEE "RISK FACTORS" AT PAGE 15 OF THIS PROXY STATEMENT AND PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE TRANSACTION.

                                  -----------

THE  SECURITIES TO BE  ISSUED PURSUANT TO THIS  PROXY STATEMENT AND  PROSPECTUS
 HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED BY  THE  SECURITIES  AND  EXCHANGE
  COMMISSION OR  ANY STATE SECURITIES COMMISSION, NOR HAS  THE SECURITIES AND
   EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION PASSED  UPON THE
    ACCURACY  OR  ADEQUACY OF  THIS  PROXY  STATEMENT  AND PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE ATTORNEY GENERAL  OF THE STATE OF NEW YORK HAS NOT PASSED  ON OR ENDORSED
   THE  MERITS OF  THIS  OFFERING.  ANY REPRESENTATION  TO  THE CONTRARY  IS
     UNLAWFUL.

                                  -----------

      The date of this Proxy Statement and Prospectus is August   , 1996.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

  PTR is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material can be obtained from the Commission's web site at http://www.sec.gov. The PTR Common Shares, PTR's Cumulative Convertible Series A Preferred Shares of Beneficial Interest, $1.00 par value per share ("Series A Preferred Shares"), and PTR's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $1.00 par value per share (the "Series B Preferred Shares" and, together with the Series A Preferred Shares, the "PTR Preferred Shares") are listed and traded on the New York Stock Exchange (the "NYSE") under the symbols "PTR," "PTR-PRA," and "PTR-PRB," respectively. All such reports, proxy statements and other information filed by PTR with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  Homestead has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Homestead Securities to be issued pursuant to the Transaction. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  As a result of the Transaction, Homestead will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by Homestead with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the addresses specified above. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can be obtained from the Commission's web site at http://www.sec.gov.

                          INCORPORATION BY REFERENCE

  THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES CERTAIN PTR DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST FROM JEFFREY A. KLOPF, SECRETARY, AT PTR'S PRINCIPAL EXECUTIVE OFFICES AT 7777 MARKET CENTER AVENUE, EL PASO, TEXAS 79912, TELEPHONE (915) 877-3900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 5, 1996.

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference (Commission File No. 1-10272):

    (a) PTR's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A No. 1;

    (b) PTR's Quarterly Report on Form 10-Q for the period ended March 31, 1996, as amended by Form 10-Q/A No. 1;

    (c) PTR's Current Reports on Form 8-K filed February 6, 1996, February 15, 1996, May 22, 1996, August 1, 1996 and August 6, 1996;

    (d) PTR's Proxy Statement for the annual meeting of shareholders held on May 21, 1996; and

    (e) The description of PTR's preferred share purchase rights contained in PTR's Registration Statement on Form 8-A filed with the Commission on July 12, 1994 (as amended by Form 8-A/A No. 1 dated July 20, 1994).

  All documents filed by PTR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the PTR Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in this Proxy Statement and Prospectus or the documents incorporated by reference herein and should be read together with such information and documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities pursuant to this Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of PTR since the date of this Proxy Statement and Prospectus. However, if any material change occurs during the period that this Proxy Statement and Prospectus is required to be delivered, this Proxy Statement and Prospectus will be amended and supplemented accordingly. All information regarding PTR in this Proxy Statement and Prospectus has been supplied by PTR, and all information regarding Homestead in this Proxy Statement and Prospectus has been supplied by Homestead.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   i
INCORPORATION BY REFERENCE................................................   i
SUMMARY...................................................................   2
RISK FACTORS..............................................................  15
  Significant Influence of Principal Shareholder..........................  15
  Determination of Relative Ownership Percentages.........................  15
  Risks in Valuation and Allocation.......................................  16
  Conflicts of Interest in the Transaction................................  16
  Taxability of Distribution..............................................  17
  Absence of Prior Public Market..........................................  17
  Risks of Investments in Mortgages and Funding Commitment................  17
  Impact of Transaction on Future Distributions, Funds From Operations and
   Price of PTR Common Shares.............................................  17
  Competition.............................................................  18
  Limited Operating History...............................................  18
THE TRANSACTION (Proposal 1)..............................................  18
  General.................................................................  18
  The Distribution........................................................  18
  Foreign Shareholders....................................................  19
  Background..............................................................  19
  Recommendations of the PTR Board and Reasons for the Transaction........  26
  Fairness Opinion........................................................  32
  Federal Income Tax Consequences.........................................  36
  Interests of Certain Persons in the Transaction.........................  41
  The Merger Agreement....................................................  42
  Protection of Business Agreement........................................  47
  SCG Investor Agreement..................................................  47
  Funding Commitment Agreements...........................................  48
  ATLANTIC and PTR Investor Agreements....................................  49
  Administrative Services Agreement.......................................  49
  Escrow Agreement........................................................  49
  Regulatory Filings and Approvals........................................  50
  Restrictions on Sales by Affiliates.....................................  50
  Accounting Treatment....................................................  50
  Expenses................................................................  50
  Dissenters' Rights......................................................  50
  Board Recommendation....................................................  51
AMENDMENT TO THE PTR DECLARATION OF TRUST (Proposal 2)....................  51
THE SPECIAL MEETING.......................................................  52
  Purpose of the Meeting..................................................  52
  Date, Time and Place; Record Date.......................................  52
  Voting Rights...........................................................  52
  Other Matters...........................................................  52
INFORMATION CONCERNING PTR................................................  53
  PTR Historical and Pro Forma Selected Financial Information.............  53
  PTR Share Prices........................................................  54
  PTR Policies with Respect to Certain Activities.........................  54

                                                                           PAGE
                                                                           ----
COMPARISON OF RIGHTS OF HOLDERS OF PTR COMMON SHARES AND HOMESTEAD COMMON
 STOCK....................................................................  57
  Preferred Shares........................................................  58
  Restrictions on Transfer and Redemption of Shares.......................  58
  Dissenters' Rights......................................................  58
  Amendments to the PTR Declaration of Trust and the Homestead Charter....  59
  Amendments to the Bylaws................................................  59
  Termination.............................................................  59
  Trustees and Directors..................................................  59
  Removal of Trustees and Directors.......................................  60
  Vacancies Among Trustees and Directors..................................  60
  Limitation on Trustee and Director Liability............................  60
  Shareholder Liability...................................................  61
  Indemnification of Trustees, Directors and Officers.....................  61
  Shareholders' Meetings..................................................  62
  Advance Notice of Director Nominations and New Business.................  63
  Asset Requirements......................................................  63
LEGAL MATTERS.............................................................  63
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS................................  63
EXPENSES OF SOLICITATION..................................................  64
SHAREHOLDER PROPOSALS.....................................................  64
INDEX TO PTR PRO FORMA FINANCIAL STATEMENTS............................... F-1
Homestead Prospectus
ANNEX I--Merger and Distribution Agreement
ANNEX II--Opinion of Goldman, Sachs & Co.

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement and Prospectus (including the Homestead Prospectus attached hereto and the Annexes hereto) or incorporated herein by reference. Shareholders are urged to review the entire Proxy Statement and Prospectus, the Homestead Prospectus and the Annexes hereto. Unless otherwise indicated, information contained herein regarding PTR assumes that none of the outstanding Series A Preferred Shares are converted into PTR Common Shares and no outstanding options to acquire PTR Common Shares are exercised prior to the Distribution Record Date. Unless otherwise noted, share ownership information is as of August 1, 1996 and does not take into account any shares which may be issued by ATLANTIC as a result of an initial public offering of its common stock (which is expected to occur prior to the Distribution Record Date). In addition, unless the context otherwise requires, references to "Homestead" refer to Homestead Village Incorporated and its subsidiaries. All references to Homestead Village Incorporated's operations include PTR, ATLANTIC and SCG operations with respect to the Homestead Village properties. Homestead Village(R) is a registered trademark of SCG, which will be assigned to Homestead as part of the Transaction. The term "Homestead Village" as used herein shall include a reference to such registered trademark. Except as otherwise specifically described, all property and other information regarding PTR includes its Homestead Village properties.

                         SECURITY CAPITAL PACIFIC TRUST

  The objective of PTR is to be the preeminent real estate operating company focusing on multifamily property in its western United States target market. PTR's REIT manager is Security Capital Pacific Incorporated (the "PTR REIT Manager" or "PTR REIT Management"). Through the PTR REIT Manager, PTR is a fully integrated operating company which focuses on development, acquisition, operation and long term ownership of multifamily properties. At June 30, 1996, PTR owned and operated or was developing 59,736 multifamily units with a total expected cost of $2.6 billion, including budgeted costs of planned renovations and development expenditures. PTR's recent investment activity is focused primarily on the following metropolitan areas: Portland, Oregon; Salt Lake City, Utah; San Diego, California; San Francisco (Bay Area), California; and Seattle, Washington. PTR's properties are located in 23 metropolitan areas in 12 states.

  PTR seeks to achieve long-term sustainable growth in cash flow by maximizing the operating performance of its core portfolio through value-added operating systems and concentrating its experienced team of professionals on developing and acquiring industry-leading product in targeted submarkets exhibiting strong job growth and favorable demographic trends.

  PTR believes that development of multifamily properties that are built for long-term ownership and that target an underserved market (moderate income households, defined as those households earning 65% to 90% of a submarket's median income; or, $25,870 to $35,821 based on a weighted average median income using the number of households in each submarket) will provide a substantial source of long-term cash flow growth. At June 30, 1996, PTR had completed multifamily developments with total expected costs of $407.9 million, had developments under construction with total expected costs of $389.6 million, had developments in planning for which construction is anticipated to commence within 12 months with total expected costs of $464.6 million and owned land held for future development with total expected costs of $190.7 million.

  PTR develops and acquires properties with a view to effective long-term operation and ownership. The PTR REIT Manager utilizes its affiliate, Security Capital Investment Research Incorporated, to conduct comprehensive evaluations of PTR's target market to identify those submarkets and product types that offer above average prospects for long-term cash flow growth. These detailed market evaluations, combined with PTR's extensive development experience as one of the largest multifamily property owners in its target market, assist PTR in identifying the submarkets and product types that will offer above average opportunities for long-term cash flow growth.

  PTR has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. PTR was formed in 1963 and is a real estate investment trust organized under the laws of Maryland. Its principal executive offices are located at 7777 Market Center Avenue, El Paso, Texas 79912, and its telephone number is (915) 877-3900.

                      HOMESTEAD VILLAGE INCORPORATED

  The first Homestead Village property was opened in 1992 by PTR. Since then PTR has developed and placed into operation 27 additional Homestead Village properties and ATLANTIC has developed and placed into operation one Homestead Village property. Homestead was organized in January 1996 to continue the operations of PTR, ATLANTIC and SCG with respect to their respective moderate priced, extended-stay lodging facilities. Homestead will develop, own and manage moderate priced, extended-stay lodging facilities designed to appeal to value-conscious customers on temporary assignment, undergoing relocation or in training.

  The objective of Homestead is to be the preeminent developer, owner and national operator focused on the moderate priced, extended-stay lodging business. Homestead expects to achieve this objective by:

  .  participating in high growth markets;

  .  exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  Homestead currently has a total of 80 facilities either in operation, under construction or in pre-development planning. Homestead operates 29 facilities, has begun construction of 12 additional facilities and has an additional 39 properties in pre-development planning. The term "in pre-development planning" means developments owned or under control (land which is under control through contingent contract) with construction anticipated to commence within 12 months. Homestead's facilities are designed and built to uniform plans developed by Homestead. Homestead expects to have a total of 31 facilities operational and 41 facilities under construction by the end of 1996 and plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and to take approximately eight to ten months to construct.

  The average length of stay for a customer is in excess of four weeks. For the quarter ended March 31, 1996, average physical occupancy and average weekly rate for 17 stabilized properties was 87% and $217 per week, respectively, and, for the same quarter, average physical occupancy and average weekly rate for seven pre-stabilized properties was 59% and $217 per week, respectively. Homestead categorizes its operating properties (which include all properties not under construction or in pre-development planning) as either "stabilized" or "pre-stabilized." The term "stabilized" means that construction has been completed and management and marketing programs have been in place for a sufficient period of time (but in no event longer than 12 months) to achieve an 80% occupancy level for five consecutive weeks at market rates. Prior to being "stabilized," an operating property is considered to be "pre-stabilized." All operating properties have been newly developed by Homestead.

  Homestead believes that it is distinguished from its competitors in the moderate priced, extended-stay lodging business in several respects.

  . Homestead has been developing and operating moderate priced, extended-stay facilities since 1992. It has in place a staff of 66 professionals who have substantial experience in the real estate and lodging industries and has 318 site-level employees. Most of these individuals were previously employed by affiliates of SCG, which operated and managed the Homestead Village properties on behalf of PTR and ATLANTIC, in similar capacities to those they will have with Homestead.

  . Homestead currently operates 29 facilities in eight cities and will operate nationally. It expects to have 31 facilities in eight cities operating by the end of 1996.

  . Homestead has access to substantial financing through (i) the Funding Commitment Agreements with PTR and ATLANTIC (described herein), under which PTR and ATLANTIC have agreed to provide funding of $129 million and $111 million, respectively, and to receive convertible mortgage notes of $144 million and $98 million, respectively, in respect thereof, and (ii) the Investor Agreement with SCG (described herein) under which SCG has agreed to exercise upon notice from Homestead all of the Homestead Warrants it will receive in the Transaction with an aggregate exercise price of approximately $51 million. This access to capital should provide Homestead with sufficient capital to fund its national development program through mid-1997 without having to seek additional external financing.

  . Homestead is affiliated with SCG, which will be the principal shareholder of Homestead and will be entitled to representation on the board of directors of Homestead (the "Homestead Board"). Homestead will be self-managed but will have access to various services which SCG offers to its real estate affiliates. These and other services will be available to Homestead under an Administrative Services Agreement (described herein). See "The Transaction--Administrative Services Agreement." Homestead believes that it can purchase these services from SCG at a price which would be less expensive than hiring the necessary personnel to perform these services, and that the level of services SCG can provide would be of a higher quality than Homestead could provide internally due to SCG's large, experienced staff and economies of scale.

  Homestead was formed in 1996 as a Maryland corporation and will operate as a Subchapter C corporation. Its executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501 and its telephone number is (505) 982-9292.

                                  RISK FACTORS

  In considering whether to approve the matters described herein, PTR shareholders should consider the following matters in addition to the matters described in greater detail herein under "Risk Factors." ADDITIONALLY, PTR SHAREHOLDERS SHOULD CONSIDER THOSE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE A-8 IN THE HOMESTEAD PROSPECTUS ATTACHED HERETO, WITH RESPECT TO THE OWNERSHIP OF HOMESTEAD SECURITIES.

  . There may be alternative methods of calculating the relative ownership percentages of the various parties in Homestead which, if used, could have resulted in different relative amounts of consideration being received by PTR, ATLANTIC or SCG.

  . The terms of the Transaction were not determined based on arm's length negotiations.

  . Since SCG controls all of the parties to the Transaction, conflicts of interest exist.

  . SCG will exercise significant influence over the business and policies of PTR, ATLANTIC and Homestead after consummation of the Transaction due to its (i) existing ownership of shares of PTR and ATLANTIC and of their respective REIT Managers and expected ownership of shares of Homestead Common Stock, (ii) right to nominate up to three members of the PTR Board and the board of directors of ATLANTIC (the "ATLANTIC Board") and two members of the Homestead Board, and (iii) right of prior consultation regarding certain Homestead matters, including annual operating budgets and substantial deviations therefrom.

  . PTR will be subject to the risks inherent in making mortgage loans if the Transaction is approved, including the risk that Homestead may not be able to make debt service payments or pay principal when due and the risk that the value of the mortgaged properties may be less than the amounts owed.

  . Homestead and the Homestead Village properties have limited operating histories.

  . Prior to the Distribution, there will not be an established trading market for the Homestead Securities and there is no assurance of the price at which the Homestead Securities will trade.

                              THE SPECIAL MEETING

THE MEETING

  The PTR Special Meeting is scheduled to be held at 10:00 a.m., local time, on Thursday, September 12, 1996, at PTR's executive offices at 7777 Market Center Avenue, El Paso, Texas. The PTR Board has fixed the close of business on August 12, 1996 as the record date for the determination of holders of PTR Common Shares entitled to notice of and to vote at the PTR Special Meeting. See "The Special Meeting."

THE PROPOSALS

  At the PTR Special Meeting, shareholders will be asked to consider and vote upon the following matters:

  .  The approval of the Merger Agreement and the Transaction; and

  . The approval of an amendment to the PTR Declaration of Trust necessary to consummate the Transaction.

  THE PTR BOARD, BY UNANIMOUS VOTE OF TRUSTEES WHO WERE PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT PTR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION, INCLUDING THE AMENDMENT TO THE PTR DECLARATION OF TRUST. SEE "THE TRANSACTION--
RECOMMENDATIONS OF THE PTR BOARD AND REASONS FOR THE TRANSACTION."

REQUIRED VOTE

  The affirmative vote of the holders of at least two-thirds of the outstanding PTR Common Shares is required to approve the Merger Agreement and the Transaction and to approve the amendment to the PTR Declaration of Trust. The approval by shareholders of the amendment to the PTR Declaration of Trust is a condition to the consummation of the Transaction and the approval by shareholders of the Merger Agreement and the Transaction is a condition to the approval of the amendment to the PTR Declaration of Trust. As of August 1, 1996, SCG beneficially owned approximately 37.8% of the outstanding PTR Common Shares. See "The Special Meeting--Voting Rights." SCG has agreed, subject to certain conditions, to vote all PTR Common Shares owned by it in favor of the proposals. Therefore, the affirmative vote of holders of approximately an additional 29% of the outstanding PTR Common Shares will be required to approve the proposals.

                                THE TRANSACTION

GENERAL

  PTR has traditionally focused on multifamily assets in the western United States and ATLANTIC has focused on multifamily assets in the southeastern United States. Since 1992 PTR has developed and operated 28 Homestead Village properties and ATLANTIC has developed and placed in operation one Homestead Village property. In January 1996, the PTR Board began considering ways to maximize shareholder value with respect to the Homestead Village properties. On May 21, 1996, PTR, ATLANTIC, Homestead and SCG entered into the Merger Agreement.

  The Transaction is expected to result in:

  . Enhanced market valuation placed on the Homestead Village operations by allowing the financial markets the ability to focus on the distinct characteristics of PTR's multifamily property operations and Homestead's moderate priced, extended-stay lodging business.

  . Homestead Village properties being more effectively and profitably utilized and developed due to the elimination of certain restrictions applicable to REITs.

  . Enhanced ability of Homestead to access external capital markets necessary to carry out its business plan.

FORMATION OF HOMESTEAD

  Assuming that the requisite shareholder vote is received and that all other conditions to the Merger Agreement have been satisfied or waived, each of PTR, ATLANTIC and SCG will contribute, through a series of merger transactions, all of their respective assets related to Homestead Village properties in return for shares of Homestead Common Stock as follows:

  . PTR will contribute 54 properties (or the rights to acquire such properties) to Homestead in exchange for 9,485,727 shares of Homestead Common Stock.

  . ATLANTIC will contribute 26 properties (or the rights to acquire such properties) to Homestead in exchange for 4,201,220 shares of Homestead Common Stock. Pursuant to the Merger Agreement, ATLANTIC will provide an estimated cash payment of $18.6 million to Homestead at the date of the closing of the Mergers (the "Closing Date"). This payment is required because ATLANTIC's Homestead Village properties are in earlier stages of development than PTR's Homestead Village properties, therefore ATLANTIC has not funded the same percentage of total costs as PTR. This payment also assures that ATLANTIC receives all of its shares of Homestead Common Stock at the Closing Date rather than being received in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC.

  . SCG will contribute to Homestead its anticipated future cash flows from the PTR REIT Management Agreement (defined herein) and a similar agreement with ATLANTIC (the "ATLANTIC REIT Management Agreement") and property management agreements relating to the Homestead Village properties in exchange for 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares which will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements. In addition, SCG will contribute the Homestead Village trademark and the operating system. No separate consideration was attributed to the Homestead Village trademark or the operating system, as the trademark and operating system would be necessary to achieve the anticipated fees. There are additional Homestead Village facilities which are in early stages of planning, but which are not owned or under control and are not included in the 80 facilities which will be contributed in the Transaction, and are being planned and developed outside the target markets of PTR and ATLANTIC by SCG with its own funds. SCG will contribute the rights to certain properties to Homestead for no additional consideration.

  . Simultaneous with the transactions described above, PTR and ATLANTIC will receive 6,363,789 and 2,818,517 Homestead Warrants, respectively, in exchange for their entering into the Funding Commitment Agreements. Each Homestead Warrant is exercisable at $10.00 per share and expires one year after the Distribution Record Date.

  . Pursuant to the applicable Funding Commitment Agreement, PTR and ATLANTIC will agree to provide secured financing to Homestead and receive up to $144,044,620 and $98,028,471, respectively, in convertible mortgage notes. These notes will have a term of approximately ten years, bear interest at 9% per year, will not be callable for five years and will be convertible into shares of Homestead Common Stock after March 31, 1997 on the basis of one share of Homestead Common Stock for every $11.50 of principal amount outstanding, subject to adjustment. The PTR mortgage loans and ATLANTIC mortgage loans will be used to finance the acquisition and development of properties contributed by PTR and ATLANTIC, respectively. In addition, PTR subsidiaries currently have $77,289,000 in convertible mortgage loans with PTR which will be assumed by Homestead at the Closing Date. These loans have substantially the same terms as the mortgage loans described above. If all such mortgage loans were made and converted, an additional 19,246,402 and 8,524,215 shares of Homestead Common Stock would be issued to PTR and ATLANTIC, respectively.

  . SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year.

  . The relative percentage ownership interests of PTR, ATLANTIC and SCG in Homestead, giving effect to the issuance of the Homestead Common Stock at the Closing Date, the exercise of all Homestead Warrants and the conversion of all mortgage loans outstanding and which could be made under the Funding Commitment Agreements, would be 63.21%, 28.00% and 8.79%, respectively (before giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC). These percentages are different than the relative percentage ownership interests described elsewhere because the convertible mortgage loans issuable to PTR and ATLANTIC have a conversion price of $11.50 per share rather than the $10.00 per share used in calculating the original issuance of the Homestead Common Stock.

  . After giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC, the exercise of all Homestead Warrants, the release of all shares of Homestead Common Stock to SCG from escrow and the conversion of all mortgage loans and the subsequent distribution of the Homestead Common Stock issuable upon such conversion to the shareholders of PTR and ATLANTIC, SCG would own approximately 50.6% of the outstanding Homestead Common Stock.

THE DISTRIBUTION

  The Homestead Securities received by PTR will be distributed, pro rata, to PTR shareholders. The Distribution of the Homestead Securities will be declared following approval of the proposals by PTR shareholders and ATLANTIC shareholders, subject to the satisfaction of certain conditions to the Merger Agreement. The Distribution will be made to holders of PTR Common Shares of record at the close of business on the Distribution Record Date. The amount of Homestead Securities to be received by each PTR shareholder in the Distribution will depend on the number of PTR Common Shares outstanding on the Distribution Record Date. Based on the number of PTR Common Shares outstanding as of August 1, 1996, each PTR shareholder would receive 0.131033 shares of Homestead Common Stock and 0.087907 Homestead Warrants for each PTR Common Share held. To the extent that any Series A Preferred Shares are converted into, or options are exercised for, PTR Common Shares prior to the Distribution Record Date, such conversions or exercises will result in a proportionate reduction in the amount of Homestead Securities to be received by each PTR shareholder. See "The Transaction--The Distribution."

  No certificates or scrip representing fractional shares of Homestead Common Stock or fractional Homestead Warrants will be issued directly to PTR shareholders as a part of the Distribution. The Distribution Agent (defined herein) will, as soon as practicable after the Distribution Record Date, aggregate and sell all fractional shares of Homestead Common Stock and Homestead Warrants on any national securities exchange or interdealer quotation system on which the Homestead Securities are then listed or quoted at then prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to PTR shareholders who would otherwise be entitled to receive fractional shares or warrants. No assurances can be given as to the price at which such securities can be sold or the proceeds to shareholders from such sales.

  NO HOLDER OF PTR COMMON SHARES WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE HOMESTEAD SECURITIES RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE PTR COMMON SHARES IN ORDER TO RECEIVE HOMESTEAD SECURITIES. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING PTR COMMON SHARES.

  The following diagram shows the contributions to be made by, and the consideration to be distributed with respect to, each of PTR and its shareholders, ATLANTIC and its shareholders, SCG and Homestead, respectively:


                             [CHART APPEARS HERE]

            Homestead Properties               Homestead Properties
            --------------------               --------------------
            28 In Operation                     1 In Operation
             8 Under Construction               4 Under Construction
- ----------- 18 In Pre-Development -----------  21 In Pre-Development -----------
               Planning                           Planning
            $129 million Funding             $18.6 million in cash(1)
                 Committment                 $111 million Funding
                                                    Commitment
    PTR     ---------------------  HOMESTEAD  ----------------------   ATLANTIC
            ---------------------             ----------------------

- -----------                       -----------                        -----------
            Homestead Securities               Homestead Securities
            --------------------               --------------------
            9,485,727 Shares of                4,201,220 Shares of
            Homestead Common Stock             Homestead Common Stock
            $144 Million Convertible           $98 Million Convertible
 9,485,727  Mortgages(2)                        Mortgages             4,201,220
 Shares of  6,363,789 Homestead                2,818,517 Homestead   Shares of
 Homestead  Warrants                           Warrants              Homestead
    Common  (63.2% Ownership(3))               (28.0% Ownership(3))  Common
     Stock                                                           Stock
 6,363,789       Homestead Securities    Development Properties      2,818,517
 Homestead       --------------------    Homestead Trademarks        Homestead
  Warrants        4,062,788 Shares of    Operating Systems           Warrants
            Homestead Common Stock(4)    Personnel
                    817,694 Homestead
                             Warrants
               (8.8% Ownership(3)(5))

- --------------------              -----------               --------------------

        PTR                                                      ATLANTIC
  SHAREHOLDER(5)                     SCG                     SHAREHOLDERS(5)

- --------------------              -----------               --------------------

(1) Subject to adjustment pursuant to the terms of the Merger Agreement.
(2) In addition, at closing of the Mergers, it is expected that an additional $77 million of convertible mortage notes will be held by PTR,
(3) Ownership percentages assume full conversion of mortgages and exercise of all warrants.
(4) 2,243,038 of these shares will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements.
(5) SCG beneficially owns 37.8% and 64.1% of PTR and ATLANTIC, respectively, at August 1, 1996.


RECOMMENDATIONS OF THE PTR BOARD AND REASONS FOR THE TRANSACTION

  A special committee of the independent trustees of the PTR Board (the "PTR Special Committee") approved the Merger Agreement and the Transaction as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. The PTR Special Committee recommended that the PTR Board approve the Merger Agreement and the Transaction. The PTR Board, by unanimous approval of the trustees present at the meeting, approved the Merger Agreement and the Transaction as being fair and reasonable and on terms not less favorable to PTR than those available from unaffiliated third parties. In reaching its conclusion, the PTR Board placed particular emphasis on the recommendation of the PTR Special Committee. The PTR Board considered a number of other factors including the reasons emphasized by the PTR Special Committee, the goals and objectives of Homestead, SCG's stated objective of maximizing shareholder value, the relative contributions of PTR, ATLANTIC and SCG, the impact of the Transaction on PTR's estimated funds from operations and balance sheet, the financial structure of Homestead giving effect to the Transaction, the impact of the REIT rules on continued operation of the Homestead Village properties by PTR, the terms of the Homestead Securities, the affiliated nature of the Transaction, the tax impact of the Distribution on PTR and its shareholders, and the nature and extent of inquiries from third parties. Finally, the PTR Board considered the condition to the Merger Agreement that the PTR

Special Committee receive a written opinion from an investment banking firm satisfactory to the PTR Special Committee that the aggregate consideration to be received by PTR pursuant to the Merger Agreement in exchange for the contribution by PTR to Homestead of PTR's Homestead Village properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR. The PTR Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination although, as noted above, it did place special emphasis on the recommendation of the PTR Special Committee. For a more detailed discussion of the reasons for the Transaction and the factors considered by the PTR Board in making its recommendation, see "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction."

INTERESTS OF CERTAIN PERSONS

  PTR's trustees and executive officers who own PTR Common Shares or ATLANTIC Common Stock (as hereafter defined) will, in the aggregate, receive a total of 44,646 shares of Homestead Common Stock and 29,950 Homestead Warrants as a result of the Transaction. SCG and its directors and executive officers who own PTR Common Shares or ATLANTIC Common Stock will, in the aggregate, receive a total of 10,460,177 shares of Homestead Common Stock (including 2,243,038 shares being held in escrow) and 5,109,575 Homestead Warrants as a result of the Transaction. Each of the foregoing persons will receive cash in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants. Certain officers of PTR and the PTR REIT Manager will become officers and employees of Homestead and may receive grants of options to acquire Homestead Common Stock and may be offered the opportunity to purchase shares of Homestead Common Stock under Homestead's Long-Term Incentive Plan. See "The Transaction-- Interests of Certain Persons in the Transaction."

FAIRNESS OPINION

  The PTR Special Committee has retained Goldman, Sachs & Co. ("Goldman, Sachs") to assist the PTR Special Committee in evaluating the consideration to be received by PTR in exchange for the PTR assets being transferred to Homestead.

  On May 20, 1996, Goldman, Sachs delivered its oral opinion to the PTR Special Committee to the effect that, as of the date of such opinion, the aggregate consideration to be received by PTR pursuant to the Merger Agreement in exchange for the contribution by PTR to Homestead of PTR's Homestead Village properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR. Goldman, Sachs subsequently confirmed its opinion by delivery of a written opinion dated the date hereof. The full text of the written opinion of Goldman, Sachs, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached hereto as Annex II and is incorporated herein by reference. SHAREHOLDERS OF PTR ARE URGED TO READ THE OPINION OF GOLDMAN, SACHS IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of the review by Goldman, Sachs in reaching its opinion and the fees received and to be received by it, see "The Transaction--Fairness Opinion."

FEDERAL INCOME TAX CONSEQUENCES

  The Mergers have been structured to constitute a transaction subject to
Section 351 or the reorganization provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and related provisions. PTR will recognize taxable gain on the Mergers if PTR is treated as having received property or cash ("boot") in the Mergers and will recognize gain on the Distribution in an amount equal to the excess of the sum of (i) the fair market value of the Homestead Securities on the Distribution Date and (ii) cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants over PTR's basis immediately prior to the Distribution in the Homestead Securities it receives in the Mergers (PTR's tax basis in the Homestead Village properties immediately prior to the Transaction is estimated to be approximately $146.8 million). The earnings and profits of PTR will be increased by the amount of any such gain recognized in the Mergers or the Distribution. PTR will also recognize income with respect to the value of the Homestead Warrants received by it in exchange for entering into the Funding Commitment Agreement, which will increase PTR's earnings and profits.

  The Distribution of the Homestead Securities and cash in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants will constitute a taxable dividend to PTR shareholders, taxable as ordinary income, to the extent of the earnings and profits of PTR allocable to such Homestead Securities and cash. The amount of the Distribution which exceeds the allocated earnings and profits of PTR will be treated as a nontaxable reduction (although not below zero) of a shareholder's tax basis in its PTR Common Shares. To the extent that the Distribution exceeds such shareholder's adjusted tax basis in its PTR Common Shares, the excess will be taxed as gain to such shareholder. See "The Transaction--Federal Income Tax Consequences."

CONDITIONS TO THE TRANSACTION

  The obligations of PTR to consummate the Transaction are subject to the satisfaction or waiver of certain conditions, including, among others, (i) obtaining the requisite approvals of the PTR shareholders and the ATLANTIC shareholders, (ii) the absence of any injunction prohibiting the consummation of the Transaction, (iii) the receipt of all governmental consents, orders and approvals legally required for consummation of the Transaction, (iv) the receipt of certain legal opinions or Internal Revenue Service ("IRS") rulings with respect to the tax consequences of the Transaction, effects of the Transaction on REIT qualification and certain other legal matters, (v) the continuing accuracy of the representations and warranties of each party and
(vi) the performance of certain other specified obligations by each party. See "The Transaction--The Merger Agreement--Conditions to the Transaction."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Closing Date
(i) by mutual consent of PTR, ATLANTIC, SCG and Homestead; (ii) by any of PTR, ATLANTIC, SCG or Homestead after December 31, 1996, if the Transaction has not been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement except for such breaches that are immaterial); (iii) unilaterally by any of PTR, ATLANTIC, SCG or Homestead if (a) any other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of written notice of the alleged failure from another party, (b) any other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of any other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1996; (iv) unilaterally by any of PTR, SCG or Homestead if ATLANTIC, through the ATLANTIC Board or the special committee of the ATLANTIC Board (the "ATLANTIC Special Committee"), either fails to recommend to ATLANTIC's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation; and (v) unilaterally by any of ATLANTIC, SCG or Homestead if PTR, through the PTR Board or the PTR Special Committee, either fails to recommend to PTR's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation.

AMENDMENT AND WAIVER

  Subject to compliance with applicable law, the Merger Agreement may be amended by the written agreement of PTR, ATLANTIC, SCG and Homestead. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of PTR and ATLANTIC. See "The Transaction--The Merger Agreement--Amendment and Waiver."

REGULATORY REQUIREMENTS

  Consummation of the Transaction is subject to compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for which early termination of the applicable waiting period was granted on June 14, 1996.

DISSENTERS' RIGHTS

  Under Maryland law, holders of PTR Common Shares are not entitled to dissenters' rights in connection with the Transaction. See "The Transaction-- Dissenters' Rights."

                                PTR SHARE PRICES

  The Homestead Securities are not traded on any established public trading market. The PTR Common Shares are listed and traded on the NYSE under the symbol "PTR." On January 31, 1996 (the last trading day prior to the public announcement that PTR was evaluating its options with respect to its Homestead Village properties), the last sales price of the PTR Common Shares, as reported on the NYSE Composite Tape, was $19 5/8 per share. On May 21, 1996 (the last trading day preceding the announcement of the signing of the Merger Agreement), the last sales price of the PTR Common Shares, as reported on the NYSE Composite Tape, was $21 1/2 per share. See "Information Concerning PTR--PTR Share Prices and Per Share Dividends." On August 2, 1996, the last sales price of the PTR Common Shares, as reported on the NYSE Composite Tape, was $21 1/8 per share.

              PTR HISTORICAL AND PRO FORMA SUMMARY FINANCIAL DATA

  The following table sets forth (1) historical summary financial data for the periods indicated and as of the dates indicated for PTR and (2) unaudited pro forma summary financial data for the periods indicated and as of the date indicated, giving effect to the Transaction and the actual and pending acquisition of certain multifamily properties in 1996 (described on page F-4 in this Proxy Statement and Prospectus), as if those had occurred as of January 1, 1995 for the operations summary information and on March 31, 1996 for financial position information. Pro forma adjustments made to arrive at the pro forma amounts set forth below are described in the PTR Pro Forma Financial Information included elsewhere in this Proxy Statement and Prospectus. The following information should be read in conjunction with and is qualified in its entirety by the PTR Historical Financial Statements and related notes thereto incorporated by reference into this Proxy Statement and Prospectus and the PTR pro forma financial information and accompanying discussion and notes set forth in the PTR Pro Forma Financial Information. The unaudited pro forma summary information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of PTR or of the financial position or the results of operations of PTR that would have actually occurred had the Transaction been completed as of the date or for the periods presented.

                            THREE MONTHS ENDED
                                 MARCH 31,                        YEAR ENDED DECEMBER 31,
                          ----------------------- --------------------------------------------------------
                            PRO     HISTORICAL      PRO                      HISTORICAL
                           FORMA  ---------------  FORMA   -----------------------------------------------
                           1996    1996    1995     1995     1995      1994     1993     1992       1991
                          ------- ------- ------- -------- --------- -------- -------- ---------  --------
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS SUMMARY:
Rental Income...........  $78,096 $75,809 $53,517 $279,060 $ 262,473 $183,472 $ 76,129 $  30,970  $ 14,721
Property Management Fees
 Paid to Affiliates.....    2,687   2,754   1,895    9,216     8,912    7,148    3,862     1,424       148
General and
 Administrative
 Expenses...............      101     276     214      154       952      784      660       436       697
REIT Management Fee Paid
 to Affiliate...........    4,962   5,555   3,957   18,580    20,354   13,182    7,073     2,711       793
Earnings from Operations
 (1)....................   21,091  22,920  14,540   76,417    81,696   46,719   23,191     9,037     2,078
Gain (loss) on Sale of
 Investments............    2,923   2,923     --     2,623     2,623      --     2,302       (51)     (611)
Preferred Share
 Dividends Paid.........    6,388   6,388   4,025   21,823    21,823   16,100    1,341       --        --
Net Earnings
 Attributable to Common
 Shares.................   17,626  19,455  10,515   57,217    62,496   30,619   24,152     8,986     1,467
Common Share
 Distributions Paid.....  $22,437 $22,437 $14,506 $ 76,804 $  76,804 $ 46,121 $ 29,162 $  13,059  $  4,179
PER SHARE DATA:
Net Earnings
 Attributable to Common
 Shares.................  $  0.24 $  0.27 $  0.20 $   0.85 $    0.93 $   0.66 $   0.66 $    0.46  $   0.21
Common Share
 Distributions Paid.....     0.31    0.31  0.2875     1.15      1.15     1.00     0.82      0.70      0.64
Series A Preferred Share
 Dividends Paid.........   0.4375  0.4375  0.4375     1.75      1.75     1.75   0.1458       --        --
Series B Preferred Share
 Dividends Paid.........  $0.5625 $0.5625 $   --  $  1.363 $   1.363 $    --  $    --  $     --   $    --
Weighted Average Common
 Shares Outstanding.....   72,211  72,211  51,485   67,052    67,052   46,734   36,549    19,435     7,123

                               MARCH 31,                         DECEMBER 31,
                         --------------------- ------------------------------------------------
                                                                  HISTORICAL
                         PRO FORMA  HISTORICAL ------------------------------------------------
                            1996       1996       1995       1994      1993     1992     1991
                         ---------- ---------- ---------- ---------- -------- -------- --------
                                                 (AMOUNTS IN THOUSANDS)
FINANCIAL POSITION:
Real Estate Owned, at
 cost................... $1,926,796 $1,930,632 $1,855,866 $1,296,288 $872,610 $337,274 $117,572
Total Assets............  2,018,275  1,889,934  1,840,999  1,295,778  890,301  342,235  141,020
Line of Credit..........    185,539     36,250    129,000    102,000   51,500   54,802      101
Long-Term Debt..........    350,000    350,000    200,000    200,000      --       --       --
Mortgages Payable.......    222,055    157,570    158,054     93,624   48,872   30,824   35,772
Total Liabilities.......    820,859    594,812    565,331    455,136  135,284   94,186   38,707
Shareholders' Equity.... $1,196,916 $1,295,122 $1,275,668 $  840,642 $755,017 $248,049 $102,313
Number of Common Shares
 Outstanding............     72,211     72,211     72,211     50,456   44,645   27,034   13,161

                            THREE MONTHS ENDED
                                 MARCH 31,                             YEAR ENDED DECEMBER 31,
                         ---------------------------  --------------------------------------------------------------
                           PRO       HISTORICAL         PRO                        HISTORICAL
                          FORMA   ------------------   FORMA    ----------------------------------------------------
                          1996      1996      1995      1995      1995       1994       1993       1992       1991
                         -------  --------  --------  --------  ---------  ---------  ---------  ---------  --------
                                                       (AMOUNTS IN THOUSANDS)
OTHER DATA:
Net earnings
 attributable to Common
 Shares................. $17,626  $ 19,455  $ 10,515  $ 57,217  $  62,496  $  30,619  $  24,152  $   8,986  $  1,467
Add (Deduct):
 Depreciation...........  10,933    10,618     7,424    39,058     36,685     24,614     10,513      5,311     2,886
 Provision for possible
  loss on investments...     --        --        120       420        420      1,600      2,270        400       400
 (Gain) loss on sale of
  investments...........  (2,923)   (2,923)      --     (2,623)    (2,623)       --      (2,302)        51       611
 Other (primarily
  provision for loss on
  receivables)..........     --        --        --        --         --         --          83        174        40
                         -------  --------  --------  --------  ---------  ---------  ---------  ---------  --------
Funds from Operations
 Attributable to Common
 Shares (2)............. $25,636  $ 27,150  $ 18,059  $ 94,072  $  96,978  $  56,833  $  34,716  $  14,922  $  5,404
                         =======  ========  ========  ========  =========  =========  =========  =========  ========
Net Cash Provided by
 Operating Activities...          $ 16,172  $ 12,016            $ 121,795  $  94,625  $  49,247  $  20,252  $  6,092
Net Cash Used by
 Investing Activities...           (61,095)  (58,926)            (294,488)  (368,515)  (529,065)  (229,489)  (33,553)
Net Cash Provided by
 Financing Activities...            26,342    48,211              191,520    276,457    478,345    185,130    57,259

- --------
(1) Earnings from operations for the years ended December 31, 1995, 1994 and 1993 reflect a $420,000, a $1.6 million, and a $2.3 million provision, respectively, for possible losses relating to investments in non-multifamily properties.
(2) Funds from operations attributable to PTR Common Shares ("funds from operations") means net earnings computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus certain non-cash items, principally property depreciation, and after adjustments for unconsolidated partnerships and joint ventures. PTR believes that funds from operations is helpful in understanding a property portfolio's ability to support interest payments and general operating expenses. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of PTR's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. In July 1994, PTR changed to a more conservative policy of expensing the amortization of loan costs in determining funds from operations. For comparability, funds from operations has been restated to give effect to this policy as if it had been in effect since January 1, 1991. The funds from operations measure presented by PTR may not be comparable to other similarly titled measures of other REITs.

RECENT OPERATING RESULTS

  The following tables set forth preliminary unaudited Total Revenues, Net Earnings Attributable to Common Shares, Net Earnings Attributable to Common Shares per Share, Common Share Distributions Paid per Share, Weighted Average Common Shares Outstanding and Reconciliation of Funds from Operations for the six months ended June 30, 1996 and 1995 for PTR.

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                               (IN THOUSANDS
                                                             EXCEPT PER SHARE
                                                                   DATA)
Total Revenues.............................................. $156,299  $120,510
Net Earnings Attributable to Common Shares..................   41,821    26,298
Net Earnings Attributable to Common Shares per Share........     0.58      0.43
Common Share Distributions Paid per Share................... $   0.62  $ 0.5750
Weighted Average Common Shares Outstanding..................   72,217    61,812
Reconciliation of Funds From Operations:
  Net Earnings Attributable to Common Shares................   41,821    26,298
  Gain on Sale of Investments, net..........................   (8,083)      --
  Depreciation..............................................   21,242    16,550
  Provision for possible loss on Investments................      --        120
  Loss on Early Extinguishment of Debt......................      837       --
                                                             --------  --------
    Funds from Operations................................... $ 55,817  $ 42,968
                                                             ========  ========

COMPARATIVE PER SHARE DATA

  The following sets forth for PTR Common Shares and Homestead Common Stock certain historical and pro forma summary per share financial information for the three months ended March 31, 1996 and for the year ended December 31, 1995. The following information should be read in conjunction with and is qualified in its entirety by (i) the consolidated financial statements and accompanying notes of PTR included in the documents described under "Incorporation by Reference," (ii) the balance sheet and accompanying notes of Homestead contained in the Homestead Prospectus attached to this Proxy Statement and Prospectus and (iii) the pro forma financial information and notes set forth above under "--Pro Forma Summary Financial Data."

                                               THREE MONTHS
                                                  ENDED         YEAR ENDED
                                              MARCH 31, 1996 DECEMBER 31, 1995
                                              -------------- -----------------
PTR COMMON SHARES:
Net Earnings Attributable to Common Shares
 per Common Share:
  Historical.................................     $  .27          $  .93
  Pro forma..................................        .24             .85
Distributions per Common Share:
  Historical.................................        .31            1.15
  Pro forma..................................        .31            1.15
Book value per Common Share:
  Historical.................................      13.30           13.03
  Pro forma..................................      11.94             N/A
HOMESTEAD COMMON STOCK:
Net Income (Loss) per share:
  Historical.................................        N/A             N/A
  Pro forma..................................     $(.003)         $(.116)
Dividends per share:
  Historical.................................        N/A             N/A
  Pro forma..................................        N/A             N/A
Book value per share:
  Historical.................................        N/A             N/A
  Pro forma..................................     $ 5.54             N/A

                                 RISK FACTORS

  Holders of PTR Common Shares should consider carefully the specific factors set forth below as well as the other information contained in this Proxy Statement and Prospectus in evaluating the Transaction. Additionally, holders of PTR Common Shares should consider the factors set forth in the Homestead Prospectus attached hereto under the caption "Risk Factors" with respect to an investment in Homestead Securities.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of August 1, 1996, SCG beneficially owned approximately 37.8% of the issued and outstanding PTR Common Shares and 64.1% of the issued and outstanding shares of ATLANTIC common stock, $0.01 par value per share ("ATLANTIC Common Stock"). As a result, SCG currently controls approximately 37.8% and 64.1% of the vote on matters submitted for PTR and ATLANTIC shareholder action, respectively, including the Transaction. No other shareholder may hold more than 9.8% of the shares of PTR or ATLANTIC. SCG has the right to nominate up to three trustees to the PTR Board and three directors to the ATLANTIC Board, depending upon its level of ownership of shares. The trustees and directors so elected are in a position to exercise significant influence over the affairs of PTR and ATLANTIC if they were to act together.

  Immediately after completion of the Mergers, SCG is expected to beneficially own 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares of Homestead Common Stock which will be held in escrow and released to SCG as funding is made by PTR and ATLANTIC under their Funding Commitment Agreements. See "The Transaction--Escrow Agreement." As a result of the distributions by PTR and ATLANTIC to their respective shareholders, SCG expects to beneficially own an additional 3,588,965 and 2,693,842 shares of Homestead Common Stock, respectively, for a total of 8,102,557 shares of Homestead Common Stock, or approximately 45.6% of the outstanding shares of Homestead Common Stock. Through its beneficial ownership of Homestead Common Stock, it is expected that SCG will control 45.6% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan" in the Homestead Prospectus attached hereto. SCG will also own Homestead Warrants to acquire an additional 5,032,707 shares of Homestead Common Stock which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 57.7%. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. In addition, pursuant to an investor agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to investor agreements with PTR and ATLANTIC, each of PTR and ATLANTIC will have the right to nominate one director to the Homestead Board. See "The Transaction--PTR and ATLANTIC Investor Agreements" and "--SCG Investor Agreement."

  The PTR REIT Manager is a wholly owned subsidiary of SCG and is responsible for the day-to-day operations of PTR. PTR has no employees and all of PTR's officers are also officers or employees of the PTR REIT Manager.

DETERMINATION OF RELATIVE OWNERSHIP PERCENTAGES

  In structuring a combination of the Homestead Village properties and operations which are separately owned and operated by PTR, ATLANTIC and SCG, a method had to be used to determine the relative ownership percentages of each of the parties in the new Homestead entity. The objectives of SCG in structuring the Transaction were to compensate each party fairly for the assets to be contributed, to determine the group of assets to be contributed to the new entity and to use a discounted cash flow method of determining the relative fair value of the assets to be contributed to the new entity. After examining a variety of methods of determining relative fair values for the Homestead Village assets of PTR, ATLANTIC and SCG, SCG determined to use as the basis for the contributions of each party a total of 80 identified Homestead properties in operation, under construction or in pre-development planning as of July 1, 1996 (of which PTR would contribute 54 and ATLANTIC would contribute 26), the projected cash flows from those properties for 1996, 1997 and 1998, and the projected REIT management fees and property management fees from such properties, net of operating overhead for 1996, 1997 and 1998.

  SCG determined the present values of the projected cash flows from these 80 properties and the projected REIT Management fees and property management fees payable under existing agreements assuming the agreements were in effect throughout the relevant periods using discount rates and capitalization rates which SCG deemed reasonable. The present values of the respective cash flows were totalled and the relative contributions to the new entity were determined as follows: PTR--63.64%, ATLANTIC--28.18% and SCG--8.18%. SCG determined the amount and type of securities to be issued to each party, with PTR and ATLANTIC receiving Homestead Common Stock, Homestead Warrants and convertible mortgage notes and SCG receiving Homestead Common Stock and Homestead Warrants. See "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction."

  SCG determined the relative contributions of each party. The projected cash flows to be received by PTR, ATLANTIC and SCG and the present values of those projected cash flows were determined by SCG and reviewed by the PTR Special Committee and its advisers. The inclusion or exclusion of certain Homestead Village properties and the use of different discount rates or capitalization rates would have resulted in different percentage ownership interests in Homestead. The present values of the respective contributions of the parties do not, and are not intended to, reflect what any party could obtain in an actual sale of their contributed assets. The relative ownership percentages were not based on actual or projected costs of any Homestead Village property or the book value of any Homestead Village property. SCG did not obtain an appraisal or any other third party valuation of any Homestead Village property or the projected cash flow anticipated to be received by SCG under the PTR or ATLANTIC REIT Management Agreement or property management agreements. See "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction."

RISKS IN VALUATION AND ALLOCATION

  PTR is contributing 28 developed properties which have operating results and, in general, its properties are in a more advanced state of development than the properties to be contributed by ATLANTIC, which currently has one operating property. There are risks associated with developing new Homestead Village properties being contributed by PTR and by ATLANTIC. In addition, SCG is contributing its REIT management and property management operations relating to the Homestead Village properties. In determining SCG's relative ownership interest in Homestead, SCG projected net operating cash flows through 1998 and discounted these cash flows back to July 1, 1996. See "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction." Although SCG believes these operations will be profitable once all 80 properties are operational, to date these operations have not been profitable because SCG has invested in operating systems to develop and manage over 200 Homestead Village properties. In issuing its fairness opinion, Goldman, Sachs did not opine as to the fairness of the allocation of consideration to be received by the parties. See "The Transaction--Fairness Opinion."

CONFLICTS OF INTEREST IN THE TRANSACTION

  The Transaction has been initiated and structured by individuals who are executive officers or directors of PTR and ATLANTIC, the PTR REIT Manager and Security Capital (Atlantic) Incorporated (the "ATLANTIC REIT Manager") and are affiliated with SCG. As a result, the terms of the Transaction have not been negotiated at arms' length. No independent representatives have been retained to negotiate the terms of the Transaction on behalf of PTR. If such representatives had been retained, the terms of the Transaction might have been more favorable to the shareholders of PTR. Although independent representatives were not retained by PTR, the PTR Board created the PTR Special Committee consisting of Messrs. John Schweitzer, Calvin Kessler and James Cardwell. The PTR Special Committee engaged Munger, Tolles & Olson as its legal counsel, and engaged

Goldman, Sachs as its financial advisor to advise it in analyzing and evaluating the fairness of the Transaction. No member of the PTR Special Committee is an officer of PTR or a director or officer of the PTR REIT Manager. Messrs. Schweitzer, Kessler and Cardwell beneficially own 32,602, 30,267 and 30,765 PTR Common Shares, respectively. Mr. Schweitzer or members of his family beneficially own 12,500 shares of ATLANTIC Common Stock. Neither Mr. Cardwell nor Mr. Kessler beneficially owns any shares of ATLANTIC Common Stock. Mr. Schweitzer beneficially owns 268 shares of SCG common stock, $0.01 par value per share ("SCG Common Stock"). Neither Mr. Cardwell nor Mr. Kessler beneficially owns any SCG Common Stock. Trustees of PTR, other than members of the PTR Special Committee, beneficially own in the aggregate 114,582 PTR Common Shares, 186,500 shares of ATLANTIC Common Stock and 11,738 shares of SCG Common Stock.

TAXABILITY OF DISTRIBUTION

  The Distribution will be taxable to PTR shareholders. See "The Transaction-- Federal Income Tax Consequences."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the Distribution, there will be no public market for the Homestead Securities. Application has been made to list the Homestead Common Stock and the Homestead Warrants on the American Stock Exchange, although there can be no assurance that such application will be granted or that, if granted, an active trading market will develop. In addition, there can be no assurances of the price at which holders of the Homestead Common Stock or Homestead Warrants will be able to sell such Homestead Securities. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Homestead Common Stock or the Homestead Warrants for reasons unrelated to Homestead's performance.

RISKS OF INVESTMENTS IN MORTGAGES AND FUNDING COMMITMENT

  In connection with the Transaction, Homestead will assume approximately $77 million of existing mortgage indebtedness payable to PTR. Additionally, pursuant to the Funding Commitment Agreement, PTR will agree to fund additional mortgage loans to Homestead in the aggregate amount of up to approximately $129 million, primarily to develop the properties contributed to Homestead by PTR. PTR will receive convertible mortgage notes in respect thereof in stated amounts of up to $144 million. See "The Transaction--Funding Commitment Agreements." The obligation to provide this funding and the terms thereof have been fixed as of the date of the Merger Agreement. There can be no assurance that PTR could not obtain better terms for such mortgage loans with an independent third party borrower or if the terms were to be determined on the date a mortgage loan is made to Homestead. Mortgage investments are subject to certain risks, including the risk that Homestead, as the borrower, may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged properties may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than PTR's cost of funds. If any of the foregoing occur, PTR's ability to make distributions to shareholders could be adversely affected.

IMPACT OF TRANSACTION ON FUTURE DISTRIBUTIONS, FUNDS FROM OPERATIONS AND PRICE OF PTR COMMON SHARES

  As of March 31, 1996, the Homestead Village properties owned by PTR constituted 6.5% of PTR's total assets and for the quarter ended March 31, 1996, PTR's Homestead Village operations accounted for 9.0% of PTR's revenues and 7.0% of funds from operations. Although there can be no assurances, PTR does not expect that the Transaction will affect its future distributions to PTR shareholders. The spin-off of the Homestead properties from PTR may have a dilutive effect on PTR's funds from operations, however, this impact is expected to be offset in part by new PTR multifamily properties under development or which are expected to be acquired, and by income received from the convertible mortgage notes to be issued to Homestead. As a result of an amendment to the PTR REIT Management Agreement, income received from the convertible mortgage loans is excluded from the definition of cash flow on which the PTR REIT Management fee is based. The spin-off of the Homestead Securities to PTR shareholders may cause the price of PTR Common Shares to decline, which decline, however, may be offset in whole or in part by the market value of the Homestead Securities to be distributed to PTR shareholders in the Distribution. No assurance, however, can be given as to the price at which the Homestead Securities may trade or whether any active market will develop for the Homestead Securities.

COMPETITION

  The moderate priced, extended-stay market is rapidly evolving, although there is no single competitor or small number of competitors of Homestead that is or are dominant in this industry. Competition in the moderate priced, extended-stay market is generally based on price, convenience of location, range of services and guest amenities offered, and quality of service. Demographic or other changes in one or more of Homestead's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which Homestead's facilities compete, thereby adversely affecting Homestead's operations.

LIMITED OPERATING HISTORY

  Although the first Homestead Village property was opened in 1992, Homestead has a limited operating history as a separate entity upon which investors may evaluate Homestead's performance. Additionally, Homestead had no operating history except during the recent economic expansion. There can be no assurance that Homestead will be profitable in the future.

                                THE TRANSACTION
                                 (PROPOSAL 1)
GENERAL

  The following is a summary of the material aspects of the Transaction. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex I and is incorporated herein by reference.

THE DISTRIBUTION

  The Homestead Securities received by PTR will be distributed, pro rata, to PTR shareholders. The Distribution of the Homestead Securities will be declared following approval of the proposals by PTR shareholders, subject to the satisfaction of certain conditions to the Merger Agreement. The Distribution will be made to holders of PTR Common Shares of record at the close of business on the Distribution Record Date. The amount of Homestead Securities to be received by each PTR shareholder in the Distribution will depend on the number of PTR Common Shares outstanding on the Distribution Record Date. Based on the number of PTR Common Shares outstanding on August 1, 1996, each shareholder would receive 0.131033 shares of Homestead Common Stock and 0.087907 Homestead Warrants for each PTR Common Share held. There are currently issued and outstanding 9,051,000 shares of Series A Preferred Shares which are convertible into an aggregate of 11,007,826 PTR Common Shares, at a conversion price of $20.56 per share, subject to adjustment. Additionally, options to acquire 38,000 PTR Common Shares are outstanding and exercisable under the Share Option Plan for Outside Trustees. To the extent that any Series A Preferred Shares are converted into, or options are exercised for, PTR Common Shares prior to the Distribution Record Date, such conversions or exercises will result in a proportionate reduction in the amount of Homestead Securities to be received by each PTR shareholder. In the event that all of the outstanding Series A Preferred Shares were converted into, and all outstanding options were exercised for, PTR Common Shares prior to the Distribution Record Date, an additional 11,045,826 PTR Common Shares would be issued, which would result in each PTR shareholder receiving 0.113700 shares of Homestead Common Stock and 0.076279 Homestead Warrants per PTR Common Share in the Distribution.

  No certificates or scrip representing fractional shares of Homestead Common Stock or fractional Homestead Warrants will be issued directly to PTR shareholders as a part of the Distribution. The Distribution Agent will, as soon as practicable after the Distribution Record Date, aggregate and sell all fractional shares of Homestead Common Stock and Homestead Warrants on any national securities exchange or interdealer quotation system on which the Homestead Securities are listed or quoted at then prevailing market prices and remit the net proceeds

(after deduction of brokerage fees) to PTR shareholders who would otherwise be entitled to receive fractional shares or warrants. No assurances can be given as to the price at which such securities can be sold or the proceeds to shareholders from such sales.

  NO HOLDER OF PTR COMMON SHARES WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE HOMESTEAD SECURITIES RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE PTR COMMON SHARES IN ORDER TO RECEIVE HOMESTEAD SECURITIES. SEE HOWEVER "--FOREIGN SHAREHOLDERS" BELOW. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING PTR COMMON SHARES.

FOREIGN SHAREHOLDERS

  In the Distribution, Homestead Securities will not be mailed immediately to PTR shareholders of record whose mailing addresses are outside the United States ("Foreign Shareholders") but instead will be held by the Distribution Agent for such shareholders' accounts. As described under the heading "-- Federal Income Tax Consequences--Tax Consequences to PTR Shareholders--Foreign Withholding," PTR is subject to a United States Federal tax withholding obligation with respect to the Homestead Securities to be distributed to Foreign Shareholders. On the Distribution Record Date, the Distribution Agent will mail a notice to each Foreign Shareholder announcing the Distribution as well as seeking instructions from the Foreign Shareholder electing between the following options: (i) providing a check to the Distribution Agent in the amount to be withheld and receiving his or her full share of Homestead Securities or (ii) having the Distribution Agent sell that amount of Homestead Securities necessary to satisfy the withholding obligations and receiving his or her remaining share of Homestead Securities. Within ten business days after the Distribution Record Date, the Distribution Agent will mail an additional notice to each Foreign Shareholder setting forth the amount of the withholding obligation. A Foreign Shareholder must deliver to the Distribution Agent his or her instructions and, if option (i) is elected, a check in the proper amount of the withholding must be received by the Distribution Agent within 20 business days of the Distribution Record Date. If no instructions are received from a Foreign Shareholder by the end of such period, the Distribution Agent will take the actions specified in option (ii) in satisfying the withholding obligations with respect to such shareholder.

BACKGROUND

  In 1991, PTR was approached by a third party who was interested in entering into a collaborative relationship with PTR for the development of moderate priced, extended-stay lodging facilities. In order to evaluate this proposal, PTR and SCG did extensive research on the industry and competitors in the industry and retained consultants to advise them on this business. In 1991, PTR entered into various agreements with this individual or his affiliates for the site selection and development of several facilities. By 1992, PTR had constructed its first moderate priced, extended-stay facility in Texas. This development was undertaken as part of PTR's multifamily business and not operated as a separate business.

  During 1993, PTR constructed additional facilities in Texas and gained additional experience in operating these facilities and knowledge of this segment of the lodging business. By the end of 1994, PTR had gained enough experience in the business and had done enough research on the overall market to determine that the Homestead Village business constituted a significant growth opportunity and that additional personnel and resources were needed to support and expand such business. Additionally, by the end of 1994, PTR and the original third party had entered into various agreements which altered their relationship. See "Certain Relationships and Transactions--Finder's Agreements" in the Homestead Prospectus.

  During 1995, a distinct and separate management team was created by the PTR REIT Manager to manage and grow the Homestead Village business. Additional personnel were hired and additional employees were assigned by SCG to increase development efforts and obtain additional sites. Personnel experienced in the lodging industry were also recruited and employed by SCG. Because of the geographical focus of PTR's primary business, it was determined that Homestead Village properties developed in the southeastern United States would be developed by ATLANTIC.

  Since 1991, the fees received by the REIT managers and property managers for the Homestead Village operations have been less than the overhead necessary to fund their Homestead Village operations. See "Financial Statements--SCG-Homestead Village Group" in the Homestead Prospectus. SCG has been willing to bear this expense while the Homestead Village concept was being developed because SCG believed Homestead Village would be accepted in the marketplace which would result in additional funds from operations for the benefit of PTR shareholders. In addition, SCG believed that as more Homestead Village properties became operational, the fees generated by the additional properties would cover such overhead. SCG believes that under the current REIT management agreements and property management agreements for the PTR and ATLANTIC Homestead Village properties, it would generate substantial fees from the 80 properties which are to be contributed to Homestead.

  In mid-1995, SCG was contacted by another operator of extended-stay facilities to discuss a possible business relationship involving PTR's Homestead Village facilities. Several telephone calls and a meeting were held but no terms were discussed.

  In September 1995, management of SCG made a presentation to the SCG board of directors (the "SCG Board") regarding the Homestead Village business and its future direction. The SCG Board instructed SCG management to create a plan for a structure which would maximize shareholder values for PTR, ATLANTIC and SCG and to present alternatives to achieve this goal. Management then began to actively explore means of achieving this goal. At the December 1995 meeting of the SCG Board, SCG management reported that it had various alternatives under review but that it was not prepared to make any recommendations at that time. After this meeting, SCG and the PTR REIT Manager began actively to consider and analyze various alternatives for the Homestead Village operations.

  In December 1995, PTR decided, in anticipation of the possibility of the formation of Homestead and a potential business combination involving the Homestead Village business, to place convertible mortgage loans on the Homestead Village properties. The decision to place the convertible mortgage loans on the Homestead Village properties was based on PTR's desire to retain a substantial portion of the value of and a substantial portion of the upside potential of the Homestead Village business in the event of such a business combination. On January 24, 1996, approximately $77,289,000 of convertible mortgage loans were placed on the Homestead Village properties by PTR.

  In January 1996, the PTR REIT Manager discussed with the PTR Board various alternatives for PTR's Homestead Village operations. By the end of January, PTR trustees instructed the PTR REIT Manager to actively pursue examination of various alternatives. On January 31, 1996, as part of its press release discussing results of operations for 1995, PTR made the following statement (the "January Press Release"):

    ". . . after a detailed review of Homestead Village's successful performance, PTR's Board of Trustees has asked management to evaluate all options relating to the operation of Homestead Village assets in order to maximize PTR shareholder value. This would include an analysis of whether Homestead assets should continue to be developed within PTR, be spun out as a new stand-alone entity with a target market extending beyond PTR's current market area, or be offered for sale, merger or disposition to a national operator. The Board asked that this analysis be completed during 1996. Goldman, Sachs & Co. has been engaged to advise the Board on this matter. It is possible that certain actions, if pursued, may require approval of PTR's Board of Trustees and a possible shareholder vote."

  Following the January Press Release, PTR held several discussions with Goldman, Sachs regarding a possible spin-off of the Homestead Village business. In February 1996, the PTR REIT Manager was contacted by a national operator of extended-stay facilities to discuss a possible transaction. One meeting was held in February 1996 in which the PTR REIT Manager discussed valuation of the Homestead Village business and general terms of a possible transaction. Management provided the other party with certain information regarding the Homestead Village operations. Management had several telephone calls with that party later in February 1996 but no written offer was solicited or received.

  In February 1996, the PTR REIT Manager also received four unsolicited telephone calls from several other owners or operators of lodging businesses to discuss PTR's interest in selling its Homestead Village operations. No formal written offers were received. In addition, Goldman, Sachs received several unsolicited telephone calls in February 1996 from other parties inquiring about PTR's Homestead Village operations, but no formal written offers were received.

  During February 1996, SCG management reviewed the options of continuing the Homestead Village operations within PTR and ATLANTIC or disposing of the Homestead Village assets. For the reasons discussed below under "-- Recommendations of the PTR Board and Reasons for the Transaction," SCG management concluded that continuing the Homestead Village operations within PTR would not maximize value for PTR and ATLANTIC shareholders. SCG management and the PTR REIT Manager reviewed the various inquiries it had received regarding the PTR Homestead Village assets and determined that the purchase proposals it would likely receive would value the Homestead Village assets on a private company basis and that the consideration that PTR would receive would be equity securities in a public company which SCG would not control. PTR REIT Management believed that such result would not maximize shareholder values. PTR REIT Management also determined that its existing Homestead Village operations and those under construction or in pre-development planning were substantially larger than the operations of other entities which were focused on the moderate priced, extended-stay segment of the lodging business. SCG management also had to consider the impact of a possible sale of the Homestead Village assets on the recently assembled management team which had been put in place to develop the Homestead Village concept. SCG management was concerned that the Homestead Village properties and operations would suffer from defections by the Homestead Village management if a sale were to be pursued and that the Homestead Village properties and operations could not be sold at an attractive price unless management remained intact. For these reasons, SCG management and the PTR REIT Manager did not actively pursue a sale of the Homestead Village business.

  By March 1996, SCG management had prepared and distributed materials to the SCG Board, the ATLANTIC Board and the PTR Board describing in detail the various alternatives for the Homestead Village operations and the advantages and disadvantages of each alternative.

  On March 12, 1996, members of SCG's management made a presentation to the ATLANTIC Board as part of a regularly scheduled meeting. SCG's management presented to the ATLANTIC Board information prepared by SCG regarding alternatives available for the ATLANTIC Homestead Village operations, including leaving the properties in ATLANTIC, a sale of the business or a spin-off of the business, the advantages and disadvantages of each alternative and SCG's recommendation that a spin-off be pursued. SCG presented detailed information regarding the lodging industry, the advantages of a spin-off to ATLANTIC's shareholders, competition in the lodging industry, a proposed combination of ATLANTIC's and PTR's Homestead Village businesses and the means of funding those businesses, a method by which the relative ownership interests of PTR, ATLANTIC and SCG in the new entity would be determined, and legal requirements to accomplish a combination and spin-off. Following the discussion, the ATLANTIC Board authorized the ATLANTIC REIT Manager to pursue a spin-off of ATLANTIC's Homestead Village business and a combination of ATLANTIC's and PTR's Homestead Village businesses.

  Because of SCG's significant ownership of ATLANTIC Common Stock and PTR Common Shares and SCG's direct interest in the possible spin-off, the ATLANTIC Board appointed the ATLANTIC Special Committee, consisting of ATLANTIC's independent directors, Messrs. Ned Holmes and Manuel Garcia, to consider the proposed transaction and recommend action with respect to any such proposed transaction to the ATLANTIC Board.

  On March 14, 1996, SCG management made a presentation to the PTR Board. SCG management discussed the opportunity in the extended-stay market, competition in the lodging industry, means by which the Homestead Village concept could become national, and historical results for the Homestead Village operations. SCG management discussed three options available to PTR for its Homestead Village operations, including leaving its Homestead Village properties in PTR, a sale of the business or a spin-off, the advantages and disadvantages of each option and SCG's recommendation that the PTR Board pursue a spin-off of the Homestead Village properties. SCG management presented information regarding a proposed capital structure of a new Homestead Village entity, a method by which the relative ownership interests of PTR, ATLANTIC and SCG in the new entity would be determined and possible value creation for PTR shareholders. Following the discussion, the PTR Board authorized the PTR REIT Manager to pursue a spin-off of its Homestead Village operations to a new entity in exchange for securities of the new entity. Because of SCG's significant ownership of PTR Common Shares and ATLANTIC Common Stock and SCG's direct interest in the possible spin-off, the PTR Board appointed the PTR Special Committee, consisting of three of PTR's independent trustees, Messrs. John C. Schweitzer, James A. Cardwell and Calvin Kessler, to consider the proposed transaction and recommend action with respect to any such proposed transaction to the PTR Board. The PTR Special Committee retained Goldman, Sachs as financial advisor to the PTR Special Committee.

  On March 20, 1996, the PTR Special Committee approved the retention of Munger, Tolles & Olson as legal counsel to the PTR Special Committee.

  On March 20, 1996, SCG management made a presentation to the SCG Board regarding the alternatives available to PTR, ATLANTIC and SCG regarding the Homestead Village operations, which presentation was similar to the presentations made to the ATLANTIC Board and the PTR Board. After discussion, the SCG Board authorized SCG management to proceed with a spin-off of its Homestead Village business. No special committee of directors of SCG was formed and no separate counsel or financial advisors were retained by SCG in connection with the Transaction.

  On March 22, 1996, the ATLANTIC Special Committee approved the retention of King & Spalding as legal counsel to the ATLANTIC Special Committee. On March 29, 1996, the ATLANTIC Special Committee approved retaining J.P. Morgan Securities Inc. ("J.P. Morgan") to deliver an opinion as to the fairness, from a financial point of view, to the shareholders of ATLANTIC (other than SCG) of the consideration to be paid in connection with the proposed Transaction.

  Between March 20 and April 8, 1996, SCG management met and had numerous telephone conversations with J.P. Morgan and Goldman, Sachs to discuss the proposed spin-off, valuation issues, the terms of the proposed securities to be issued by Homestead and related matters. During that same period, Mayer, Brown & Platt, counsel for PTR, ATLANTIC, SCG and Homestead, had several discussions with King & Spalding and Munger, Tolles & Olson regarding the structure and the documentation of the proposed transaction.

  On April 8, 1996, a special meeting of the PTR Board was held which was devoted entirely to the proposed spin-off. SCG management made a detailed presentation to the entire PTR Board regarding the proposed spin-off, pro forma historical and projected financial information regarding Homestead, comparisons of multiples for large multifamily REITs and extended-stay lodging operators, competition in the extended-stay lodging market, reasons why management believed PTR shareholders would benefit from the proposed spin-off, terms of the proposed transaction, including terms of the proposed warrants and convertible mortgages, tax treatment of the proposed transaction, expected value creation resulting from the spin-off, relative ownership interests of PTR, ATLANTIC and SCG in the new entity as calculated by SCG, estimated impact of the spin-off on PTR's funds from operations and estimated impact of the spin-off on the financial condition of PTR. There followed an extensive discussion by the entire PTR Board of the proposed transaction, the relative valuation of SCG's contribution, the terms of the convertible mortgage notes and warrants, and the assumptions used by SCG in calculating the relative valuation of the contributions of each party.

  At the same meeting Goldman, Sachs made a presentation regarding the methodologies it would use in reviewing the proposed spin-off and arriving at its opinion, the issues it would examine in arriving at its opinion and the form of its opinion.

  Such special meeting was adjourned, at which time the PTR Special Committee met separately with its counsel and, for portions of the meeting, Goldman, Sachs and SCG management. The PTR Special Committee discussed with its counsel its legal duties as a committee of "independent trustees." Additionally, it discussed the presentations at the PTR Board meeting and additional information it wanted to review in connection with the proposed transaction. The PTR Special Committee then met with Goldman, Sachs and reviewed the scope of Goldman, Sachs' opinion, the analysis to be performed by Goldman, Sachs, and the timing of receiving Goldman, Sachs' opinion. Next, the PTR Special Committee met with SCG management to discuss SCG's analysis and presentation. Later that day, the PTR Board meeting reconvened at which time the PTR Special Committee members stated that they would have further meetings to discuss the proposed spin-off and requested additional information from SCG regarding the methodology used in calculating percentage ownership interests, assumptions used in SCG's projections and Homestead Village properties expected to be in operation or under development by the end of 1997.

  On April 11, 1996, the PTR Special Committee met with its counsel and SCG management to discuss SCG's analysis from which SCG structured the proposed transaction. At the meeting, the parties extensively discussed the extended-stay lodging market, the assumptions and methodology underlying SCG's analysis, the rationale and reasonableness of such assumptions and methodology, the sensitivity of the analysis to various changes, and the value and terms of the Homestead Securities and convertible mortgage loans to be received by PTR in the proposed transaction.

  On April 16, 1996, a special meeting of the ATLANTIC Board was held at which SCG management made a detailed presentation regarding the proposed spin-off which focused on the following matters: the opportunity to expand Homestead on a national scope; a description of the segments and competition within the extended-stay lodging business; comparisons of multiples for large multifamily REITs and extended-stay lodging operators; the reasons why management believed ATLANTIC shareholders would benefit from the proposed spin-off; the terms of the proposed transaction, including the contribution of properties and other assets by each party for common stock, warrants and convertible mortgage loans, and the terms of such securities; the expected value creation from the spin-off; the resulting relative ownership interests of ATLANTIC, PTR and SCG in the new Homestead entity; the impact of the spin-off on ATLANTIC's results of operations and financial condition; and the schedule of the spin-off in regards to a proposed initial public offering by ATLANTIC. Following the presentation by SCG management, the ATLANTIC Board engaged in an extensive discussion with SCG management regarding the proposed transaction and its impact on ATLANTIC.

  Following such discussion, at the same ATLANTIC Board meeting, representatives of J.P. Morgan made a presentation regarding the methodologies they were using in reviewing the proposed spin-off and their approach to evaluating the fairness of the transaction, which included an extensive discussion of valuation methodologies, the terms of the proposed Homestead securities and the allocation of ownership.

  In addition, on April 16, 1996, the ATLANTIC Special Committee met with its counsel and J.P. Morgan to discuss the financial terms of the proposed transaction. The ATLANTIC Special Committee discussed with its counsel its legal duties under Maryland law as a committee of "independent directors." Among other things, the parties discussed the reasonableness of the terms of the Homestead Securities and the convertible mortgage loans, the allocation of ownership in Homestead among ATLANTIC, PTR and SCG, and J.P. Morgan's fairness analysis and opinion. Next, the ATLANTIC Special Committee discussed with its counsel the proposed terms of the Merger Agreement and the related agreements, proposed revisions to such agreements, and the status of the negotiations of such agreements.

  SCG originally had proposed to the PTR Board and ATLANTIC Board in March 1996 a transaction involving a total of 73 Homestead Village properties. Because of ongoing development by PTR and ATLANTIC of Homestead Village facilities, in April 1996 SCG revised the proposed transaction to include a total of 80 Homestead Village facilities. The effect of this change was to alter the ownership interests of PTR, ATLANTIC and SCG in Homestead and to increase the aggregate amount of Homestead Securities to be issued.

  SCG originally had proposed to the PTR Board and the ATLANTIC Board that the convertible mortgage loans have a term of 25 years with no call provision and that the conversion premium be 10% above the expected price of the Homestead Common Stock, and that the Homestead Warrants have a term of 18 months. As a result of negotiations between members of the PTR Special Committee, Goldman, Sachs, the ATLANTIC Special Committee, J. P. Morgan and SCG, which occurred throughout April and early May 1996, certain terms of the proposed Homestead Securities were changed. The term of the convertible mortgage loans was reduced from 25 years to ten years; a provision was added to permit Homestead to call the convertible mortgages after five years; the conversion premium on the convertible mortgage loans was increased from 10% to 15%; and the term of the Homestead Warrants was reduced from 18 months to 12 months. In addition, SCG agreed to have a portion of its Homestead Common Stock placed in escrow to be released as funding is made by PTR or ATLANTIC under the Funding Commitment Agreements.

  On April 17, 1996, the PTR Special Committee met with its counsel, and Goldman, Sachs and its counsel to discuss the financial terms of the proposed transaction. Among other things, the parties discussed the reasonableness of the terms of the Homestead Securities and the convertible mortgage loans, the allocation of ownership in Homestead among PTR, ATLANTIC and SCG, and Goldman, Sachs' fairness analysis and opinion. Next, the PTR Special Committee discussed with its counsel the proposed terms of the Merger Agreement and the related agreements, proposed revisions to such agreements, and how to proceed in negotiations of such agreements.

  During the course of the negotiation of the documents covering the Transaction, the PTR Special Committee and its counsel requested numerous changes to the documents because of the related-party nature of the Transaction. The PTR Special Committee requested that SCG vote its PTR Common Shares (which represented 37.9% of the outstanding PTR Common Shares as of May 20, 1996) in favor of the proposal only if a majority of the PTR shareholders not affiliated with SCG voted in favor of the proposal. This voting proposal is not required under Maryland law. Counsel for the PTR Special Committee also requested that the Merger Agreement be subject to approval by the holders of two-thirds of the outstanding PTR Common Shares. Under Maryland law, the amendment to the PTR Declaration of Trust requires the approval of the holders of two-thirds of the outstanding PTR Common Shares while the Merger Agreement requires the approval of the holders of a majority of the outstanding PTR Common Shares. After several discussions with the PTR Special Committee and its counsel, SCG declined the request of the PTR Special Committee that it vote its PTR Common Shares only upon the affirmative vote of the majority of the non-SCG shareholders since a two-thirds vote requirement would mean that approval of the Transaction would require a substantial number of shareholders not affiliated with SCG voting in favor of the Transaction; SCG however did agree to have the Merger Agreement subject to approval by the holders of two-thirds of the outstanding PTR Common Shares. Counsel for the PTR Special Committee also discussed with SCG the terms of the convertible mortgage loans, the methodology from which the allocation of ownership in Homestead among PTR, ATLANTIC and SCG was derived, and the discussions SCG had with unaffiliated third parties with respect to potential transactions involving PTR's Homestead Village assets. Counsel for the PTR Special Committee also requested that SCG not receive indemnification under the Merger Agreement for misstatements made in the Merger Agreement or in the Registration Statement which are attributable to PTR, ATLANTIC or Homestead, because SCG controls and manages all these entities. SCG agreed to this request.

  On May 14, 1996, the PTR Special Committee met with its counsel, and for a portion of the meeting, with a senior officer of SCG to discuss the status of outstanding issues, changes in the terms of the Merger Agreement and the related agreements, and the structure of the fairness opinion to be received by the PTR Special Committee from Goldman, Sachs.

  On May 15, 1996, the ATLANTIC Special Committee met with its counsel, J.P. Morgan and SCG management. At such meeting, SCG management discussed with the ATLANTIC Special Committee the following changes to the terms of the proposed transaction: an increase in the number of Homestead Village facilities to 80; the need for ATLANTIC to fund $18.6 million in cash at Closing in order to assure that ATLANTIC receive all of its shares of Homestead Common Stock at Closing; the changes to the terms of convertible mortgage notes regarding maturity date, the conversion premium, and the ability of Homestead to call the convertible mortgage loans; the terms of the Funding Commitment Agreements; and the terms of the

Homestead Warrants. J.P. Morgan then reviewed the impact of these changes on their view of the fairness of the transaction. The ATLANTIC Special Committee discussed with SCG management and J.P. Morgan the terms of the proposed transaction, including the accounting treatment of the transaction, the impact on ATLANTIC's REIT status and the ability of ATLANTIC to meet its funding obligations under its Funding Commitment Agreement.

  On May 17, 1996, the ATLANTIC Special Committee met with its counsel and J.P. Morgan to consider the Transaction. At such meeting, counsel for the ATLANTIC Special Committee and J.P. Morgan discussed the terms of the Merger Agreement and the related agreements. After extended discussions, J.P. Morgan delivered an oral fairness opinion to the ATLANTIC Special Committee that, as of such date, the consideration to be paid to ATLANTIC in the Transaction was fair, from a financial point of view, to ATLANTIC shareholders (other than SCG). Following such discussion, the ATLANTIC Special Committee unanimously resolved that the Merger Agreement in the form presented and the transactions as contemplated thereby are approved as being fair and reasonable to ATLANTIC, and the ATLANTIC Special Committee recommends that the ATLANTIC Board approve the Merger Agreement and the transactions contemplated thereby as being fair and reasonable to ATLANTIC.

  On May 17, 1996, the ATLANTIC Board held a telephonic board meeting with all directors in attendance. Also present at the meeting were representatives of J.P. Morgan, counsel to the ATLANTIC Special Committee and senior officers of SCG and the ATLANTIC REIT Manager. Mr. Holmes reported that the ATLANTIC Special Committee had met earlier that day with representatives of J.P. Morgan and King & Spalding to discuss the Transaction and the various documents relating to the Transaction and that the ATLANTIC Special Committee had received an oral fairness opinion from J.P. Morgan. Mr. Holmes further reported that, based on its review of the Transaction, its discussions with counsel and the oral fairness opinion of J.P. Morgan, the ATLANTIC Special Committee recommended to the ATLANTIC Board that the Merger Agreement and the Transaction be approved as fair and reasonable to the ATLANTIC shareholders (other than SCG). The entire ATLANTIC Board then discussed the terms of the Transaction, the changes in the terms of the Transaction since it had been originally proposed to the ATLANTIC Board, the reasons for the cash payment to be made by ATLANTIC for the Homestead Common Stock at the Closing Date, the reasons for the premium which ATLANTIC would pay for the Homestead convertible mortgage notes it would receive, the impact of that premium on ATLANTIC's future financial results, the reasons for the projected difference in the investments by PTR and ATLANTIC in their respective Homestead Village properties, the ability of ATLANTIC to fund its obligations under the Funding Commitment Agreement, the mechanics of the Distribution and the disposition of the convertible mortgage loans ATLANTIC would receive. After these discussions, the ATLANTIC Board approved the Merger Agreement and the Transaction as fair and reasonable to the ATLANTIC shareholders and recommended its approval by the ATLANTIC shareholders.

  On May 20, 1996, the PTR Special Committee met with its counsel, and for a portion of the meeting, with Goldman, Sachs and its counsel. At such meeting, Goldman, Sachs discussed material changes in the terms and conditions of the proposed transaction since it last met with the PTR Special Committee and how such changes affect Goldman, Sachs' analysis underlying its opinion. After extended discussions, Goldman, Sachs delivered an oral opinion to the PTR Special Committee to the effect that, as of the date of such opinion, the PTR Transaction was fair to PTR. See "--Fairness Opinion." The PTR Special Committee requested that its counsel review further with SCG information regarding discussions between SCG and third parties with respect to the Homestead Village business.

  On May 20, 1996, counsel for the PTR Special Committee reviewed with senior officers of SCG and Goldman, Sachs inquiries that each had received regarding PTR's Homestead Village facilities, the responses to those inquiries and the reasons why SCG and the PTR REIT Manager, as described earlier, had decided not to pursue a sale of the Homestead Village facilities. Later that day, the PTR Special Committee, except for Mr. Cardwell, reconvened and met with their counsel to discuss their respective conversations with SCG management and Goldman, Sachs regarding potential transactions with unaffiliated third parties. Following such discussion, the PTR Special Committee resolved that, subject to final documentation, (a) the Merger Agreement and the

Transaction are fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties, and (b) the PTR Special Committee recommends that the PTR Board approve the Merger Agreement and the Transaction as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties and that the PTR Board recommend to the shareholders of PTR their approval of the same.

  On May 21, 1996, the PTR Board held a meeting at which all trustees were present, except James Cardwell. The purpose of the meeting was to discuss the Merger Agreement and the Transaction. Members of SCG management outlined the terms of the Transaction, discussed the terms of the Homestead Warrants and convertible mortgage notes, discussed Homestead and answered trustees' questions. Mr. Schweitzer then discussed the activities of the PTR Special Committee. He stated that the PTR Special Committee had met six times and that he had held extensive discussions with the PTR REIT Manager regarding the Transaction. He reviewed the changes in the Transaction from the terms originally proposed to the PTR Board, including the change to the conversion premium for the convertible mortgages. Mr. Schweitzer stated that the PTR Special Committee had examined in detail the terms of the convertible mortgage notes and had concluded that the terms were very favorable to PTR compared to other convertible securities which were available in the market. He also discussed the PTR Special Committee's review of the allocation of the ownership interests in Homestead among PTR, ATLANTIC and SCG. He then reviewed the oral fairness opinion which Goldman, Sachs had delivered to the PTR Special Committee. Mr. Schweitzer concluded by stating that the PTR Special Committee recommended to the PTR Board that the Merger Agreement and Transaction be approved as fair to PTR.

  The trustees next discussed the timing of the Transaction and the conditions to completion of the Transaction. The trustees then reviewed and discussed the tax consequences of the Merger Agreement and the Distribution to PTR and its shareholders. The trustees next reviewed and discussed the terms of the Homestead Warrants and the future overhang on the Homestead Common Stock created by the Homestead Warrants and the convertible mortgage notes.

  SCG management then reviewed with the trustees the terms of the Merger Agreement and each of the related agreements. SCG management also reviewed with the trustees the proposed changes to the PTR REIT Management Agreement and the PTR Declaration of Trust. SCG management explained that the reason for the change to the REIT Management Agreement and the PTR Declaration of Trust was to permit the Transaction to occur but to preserve the restrictions on interested party transactions in other situations and SCG's recommendations that the REIT Management Agreement be changed to exclude income derived from the convertible mortgage loans from the formula for computing the REIT management fee. After discussing these documents and the recommendations of the PTR Special Committee, the PTR Board unanimously approved the Merger Agreement and Transaction as fair and reasonable and on terms not less favorable to PTR than those available from unaffiliated third parties and recommended to the shareholders that they vote in favor of the Merger Agreement and the Transaction and the amendment to the PTR Declaration of Trust and further approved the amendment to the PTR REIT Management Agreement. The trustees also authorized the PTR REIT Manager to proceed with the Transaction.

  On May 23, 1996, the PTR Special Committee held a telephonic meeting with all members in attendance. At such meeting, the PTR Special Committee by unanimous vote ratified the resolutions adopted by the PTR Special Committee at its May 20, 1996 meeting.

RECOMMENDATIONS OF THE PTR BOARD AND REASONS FOR THE TRANSACTION

  SCG Recommendations and Reasons.

  By early 1996, SCG had determined that the PTR Homestead Village operations were yielding very favorable returns, which were higher than returns on PTR's multifamily properties, and could be operated more effectively as a separate business. Based on the reasons described below, SCG believed that it would be in the best interests of PTR and its shareholders for the Homestead Village operations to be separated from PTR and spun-off to its shareholders. SCG believed that the same reasons also were applicable to ATLANTIC as it increased its development of Homestead Village properties. Because of the interests of PTR, ATLANTIC and SCG in the various parts of the Homestead Village operations, management's goal was to combine the various parts of the Homestead Village operations and spin off the resulting entity to the various parties in a manner which would maximize shareholder values for each party while being fair to each entity and its shareholders.

  The following reasons were emphasized by SCG in recommending to the PTR Board that it approve a spin-off of the Homestead Village operations.

 . PUBLIC MARKET VALUATION. SCG examined the public market valuations of PTR, other large public multifamily REITs and public extended-stay lodging facility operators and concluded that although the PTR Homestead Village operations have been very successful, the public market valuation of PTR has not reflected the value of the Homestead Village operations within PTR. SCG reviewed the funds from operations multiple of PTR as of December 31, 1995, prior to the January Press Release, and the funds from operations multiples of several other larger multifamily REITs, which multiples were comparable. This comparability of funds from operations multiples demonstrated to SCG that the public market valuation of PTR gave no additional value to the Homestead Village operations within PTR beyond their funds from operations contribution. SCG also examined the earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple of PTR for 1995 with EBITDA multiples, based on market prices of two publicly held operators of extended-stay lodging facilities, which were greater than PTR's EBITDA multiple. This difference in multiples lead SCG to conclude that shareholder value for PTR shareholders would be maximized if the Homestead Village operations could be separated from PTR's traditional core business of owning and operating garden apartments and spun off.

 . NATIONAL SCOPE. SCG has determined that in order for the Homestead Village concept to be highly successful, the Homestead Village operations should be national in scope. The Homestead Village trademark, operating system and management are owned or provided by SCG. PTR has Homestead Village facilities which are operating, under construction or in pre-development planning in several of its target markets in the western United States. ATLANTIC has Homestead Village facilities under construction or in pre-development planning in several of its target markets in the southeastern United States. By combining all of the Homestead Village facilities in operation, under construction or in pre-development planning with management, operating systems and the Homestead Village trademark in a single entity, SCG believed that the resulting entity would be stronger, have greater geographic diversification, be more focused, achieve greater economies of scale and be national in scope.

 . FOCUS OF PTR'S PRIMARY BUSINESS. SCG believes that the capital markets place a premium on REITs which are focused on a single product. PTR's objective is to be the preeminent real estate operating company focusing on multifamily property in its western United States target market. The Homestead Village concept was initially created as a byproduct of the multifamily development activities of PTR. Because of PTR's success with the Homestead Village concept, the Homestead Village properties as of March 31, 1996 constituted 6.5% of PTR's assets, and for the quarter ended March 31, 1996 constituted 9.0% of PTR's revenues and 7.0% of PTR's funds from operations. As the Homestead Village properties continue to become an increasingly greater percentage of PTR's operations, revenues and net income, PTR could be perceived as no longer focused on its primary business of owning and operating multifamily properties. Further, as discussed above, SCG does not believe that the market appropriately values the Homestead Village concept within PTR. By spinning off the Homestead Village assets, SCG believes PTR can get the dual benefit of focusing on its primary business while obtaining an enhanced valuation for its Homestead Village business.

 . RATING AGENCY ISSUES. PTR currently has investment grade ratings for its public debt. It is SCG's belief that the presence of the Homestead Village operations within PTR has caused concern for the rating agencies, as a different business than multifamily operations with a different risk profile, and that the continued inclusion of the Homestead Village assets within PTR might have an adverse impact on PTR's ratings. Because PTR's present intention is to finance future development through the public debt markets and not through the issuance of additional common equity, management believes it would be prudent to eliminate rating agencies' issues regarding the continued operation of the Homestead Village properties within PTR.

 . REIT RULES IMPACT ON OPERATION OF HOMESTEAD VILLAGE PROPERTIES. The REIT rules impose restrictions on the types of services that a REIT may offer. Homestead Village operations generally involve the provision of maid services to its guests. These services are considered "non-customary" under the REIT rules. If a REIT provides "non-customary" services in connection with the rental of real estate, then all or part of the associated rents will fail to qualify as rents from real property for REIT purposes and, if nonqualified gross income (which includes nonqualified rents) exceed 5% of the REIT's gross income, the REIT will lose its REIT status under the Code. Through various methods, PTR has ensured that rents received from Homestead Village operations qualify as rents from real property for REIT purposes. However, these methods have resulted in inefficiencies in operation of the Homestead Village properties or loss of certain revenues from the properties. By spinning off the Homestead Village assets, these inefficiencies will be eliminated and PTR's REIT status will remain unaffected.

  Based primarily on these reasons, SCG recommended a spin-off to the PTR Board. By consolidating the Homestead Village operations in the Transaction, SCG has attempted to eliminate the issues of lack of market valuation for the Homestead Village properties, impediments to a national scope of the Homestead Village concept, diffusion of PTR's focus on multifamily properties, rating agency concerns regarding the continued operation of the Homestead properties with PTR and REIT compliance matters, while at the same time permitting PTR shareholders to participate in the future growth of the Homestead Village concept.

  In structuring the Transaction, SCG sought to address the issue of the impact on PTR's funds from operations caused by the spin-off of the Homestead Village assets through the issuance of the convertible mortgage notes. These mortgages will have a dual purpose. First, they will provide a source of funding for Homestead's future development activities. Second, they will provide a means by which PTR can retain capital and not return to the common equity markets. At the closing of the Mergers, it is expected that PTR will have an aggregate of approximately $77 million in mortgage notes outstanding on various Homestead Village properties and at full funding in 1998, and assuming all planned Homestead Village properties which PTR has committed to finance are developed and there are no conversions of any mortgage notes, PTR will have an aggregate of approximately $221 million in mortgage notes outstanding. These mortgage loans will bear interest at 9% per annum, have a term of 10 years, cannot be called for the first five years and will be convertible into shares of Homestead Common Stock at $11.50 per share. In addition, a portion of the shares of Homestead Common Stock to be received by SCG will be issued to and placed with State Street Bank and Trust Company ("Escrow Agent") and will only be released to SCG as mortgage loans are made by PTR or ATLANTIC under their Funding Commitment Agreements. See "--Escrow Agreement."

  The methodology used in determining the relative ownership percentages of PTR, ATLANTIC and SCG in Homestead was established by SCG based upon the present values of the cash flows of the contributions made by each such party. With respect to each of PTR and ATLANTIC, SCG prepared those present values by discounting the future net cash flows for the 80 identified Homestead Village properties in operation, under construction or in pre-development planning at July 1, 1996 which will be contributed by each of them to Homestead in connection with the Mergers, as described in the succeeding paragraph; with respect to SCG, SCG calculated the present value of the cash flows from the PTR and ATLANTIC REIT Management fees and property management fees which SCG would have received from such 80 Homestead Village properties, net of operating overhead, as described below. For purposes of the foregoing calculations, SCG assumed that at July 1, 1996, PTR would have 28 properties in operation, seven properties under construction and 19 properties in pre-development planning, and that ATLANTIC would have no properties in operation, five properties under construction and 21 properties in pre-development planning. At August 1, 1996, PTR actually had 28 properties in operation, eight properties under construction and 18 properties in pre-development planning, and ATLANTIC actually had one property in operation, four properties under construction and 21 properties in pre-development planning.

  For purposes of determining the relative ownership interests of PTR and ATLANTIC in Homestead, SCG projected the net operating income for each of these properties for the 18 months ended December 31, 1997, capitalized 1998 (the first year in which all 80 Homestead Village properties are assumed to be stabilized) projected net operating income at 11%, and discounted both cash flows back to July 1, 1996, using a discount rate of 11%. SCG projected a net operating income for each of the 80 Homestead Village properties through the end of 1998 based on the historical income and expense experience of the Homestead Village properties currently in operation, its current development plans for each such Homestead Village property, and its extensive experience in the market and submarket in which each such Homestead Village property is or will be located. In addition, the material underlying economic assumptions used by SCG in projecting net operating income for each of the Homestead Village properties were as follows: a 5% increase in the average weekly rental rate beginning 18 months after the opening of a property and every 12 months thereafter; a 28% occupancy rate for the first three months of operation, a 70% occupancy rate for the second three months of operation, and an 83% stabilized occupancy rate thereafter; an annual 5% increase in expenses every 12 months after the opening of a property; and a capital reserve for each property at a rate of 5% of gross revenue for the property. The capitalization rate of 11% applied to 1998 net operating income for each Homestead Village property contributed by PTR and ATLANTIC reflects SCG's estimate of current real estate market capitalization rates for non-branded lodging facilities based on its review of publicly available industry information. The discount rate of 11% applied to PTR and ATLANTIC cash flows reflects SCG's estimate of the rate appropriate to the moderate priced, extended-stay lodging industry.

  For purposes of determining the relative ownership interest of SCG in Homestead, SCG calculated the projected PTR and ATLANTIC REIT Management fees and property management fees which SCG would have received under existing agreements with PTR and ATLANTIC for the 80 Homestead Village properties assuming that such agreements were in effect throughout the relevant periods, net of operating overhead of SCG related to those properties, for the 18 months ended December 31, 1997, multiplied projected 1998 net operating income derived from such fees by nine, and discounted all cash flows back to July 1, 1996 using a discount rate of 17.5%. The 9.0x multiple for 1998 net operating income for SCG was based on a publicly available report prepared by an independent third party (The Future of Money Management in America, Bernstein Research, 1995 Ed.) of private and public companies in the financial services sector after adjusting for growth expectations and business objectives for each company. A discount rate of 17.5% was applied to SCG's cash flow between 1996 and 1998 to reflect SCG's belief that a higher level of uncertainty exists regarding the profitability of financial services operations during a period of rapid growth. SCG anticipates that it would rapidly increase its management operations relating to the Homestead Village properties during the next three years as 51 additional properties are developed and become stabilized. The REIT Management fees and property management fees were calculated using the same projected net operating income through the end of 1998 for the 80 Homestead Village properties used to calculate the present values of the cash flows contributed by PTR and ATLANTIC. No separate consideration was attributed to the Homestead Village trademark, operating system or rights for planned facilities to be contributed by SCG, as the trademark and operating systems would be necessary to achieve the anticipated fees.

  These present values of cash flows were prepared solely for the purpose of determining the relative ownership interests of PTR, ATLANTIC and SCG in Homestead. These contributions were totalled and the resulting percentages of the contributions are as follows: PTR-63.64%; ATLANTIC-28.18%; and SCG-8.18%.

  Pursuant to each Funding Commitment Agreement, PTR and ATLANTIC will provide Homestead aggregate funding on such developments in the amounts of up to approximately $129 million and approximately $111 million, respectively. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to $144 million and $98 million, respectively. The effect of these provisions of the PTR Funding Commitment Agreement is that PTR will fund approximately $898,000 for each $1,000,000 principal amount of convertible mortgage loans. The convertible mortgage loans will be recorded for financial reporting purposes at a discount of approximately $15 million which will be amortized and recorded as an adjustment to interest income over the ten-year term of the mortgage loans using the effective interest method. As described above, the relative ownership percentages of PTR, ATLANTIC and SCG in Homestead were determined based upon the relative value of the contributed assets assuming that all of the properties to be contributed have been developed and are fully operating. PTR and ATLANTIC have agreed to fund convertible mortgages to provide for the development of the Homestead Village properties and to achieve their respective ownership allocations. The funded amounts of PTR and ATLANTIC under the convertible mortgages therefore are in amounts that are anticipated, pursuant to currently existing development budgets, to be sufficient to complete the development of the Homestead Village properties being contributed by them, respectively. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. This expected difference in the rates of return arises because, as of July 1, 1996, PTR was expected to have 28 Homestead Village facilities in operation and generating income, while ATLANTIC was expected to have none and the average property development costs for the existing PTR Homestead Village properties, on balance, was expected to be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. Because of the foregoing factors, and as a result of Homestead's desire to issue a single class of convertible mortgage notes bearing a 9% per annum interest rate, the stated amounts of the convertible mortgage notes were adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead Warrants and the convertibility of the mortgage notes--see footnotes j and m to the PTR Pro Forma Condensed Consolidated Financial Statements) to each of PTR (12.42% on a fully funded basis) and ATLANTIC (8.46% on a fully funded basis) that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

  The PTR REIT Management Agreement prohibits the PTR REIT Manager from proposing transactions which, among other things, involve the sale or purchase of properties by PTR to or from the PTR REIT Manager or its affiliates. In connection with the Transaction, both PTR and ATLANTIC have waived such provisions of their respective REIT Management agreements. Additionally, the PTR REIT Management fees are based upon PTR's cash flow (as defined in the PTR REIT Management Agreement). PTR's cash flow includes interest payable on loans made by PTR. Because SCG's contribution is based upon discounted cash flows expected to be generated from the Homestead Village properties contributed by PTR (including Homestead Village properties to be funded by PTR pursuant to a Funding Commitment Agreement), PTR and the PTR REIT Manager have amended the PTR REIT Management Agreement to exclude from the calculation of the PTR REIT Management fee the interest payable on the mortgage loans made by PTR.

  PTR Board Recommendations and Reasons.

  At a special meeting of the PTR Board on May 21, 1996, following a review of the information considered by SCG and a review of terms of the Merger Agreement and the Transaction, as well as consideration of the recommendation of the PTR Special Committee, the PTR Board unanimously approved the Merger Agreement and the Transaction and recommended that PTR shareholders vote for approval of the Merger Agreement and the Transaction. As noted below, the PTR Board placed special emphasis in the determination by the PTR Special Committee that the Merger Agreement and the Transaction are fair and reasonable to PTR and on terms not less favorable to PTR than those available from unaffiliated third parties.

  In making its determination with respect to the Transaction, the PTR Board considered the following material factors in approving the Merger Agreement and the Transaction:

    (i) The reasons emphasized by SCG in making its recommendations. The PTR Board considered the concern of SCG management that the public market valuation of PTR would not reflect the value of the Homestead Village assets within PTR, that the capital markets place a premium on REITs which are focused on a particular product and that the presence of Homestead Village properties has caused a concern for the rating agencies.

    (ii) The goals and objectives of Homestead, the projected growth in the number of Homestead Village properties in operation, the gross revenues and net operating income of the combined Homestead Village operations, the funds from operations multiple of PTR as compared to its competitors, and the EBITDA multiple of PTR and competitors in the extended stay market.

    (iii) SCG's stated objective of maximizing shareholder value for the shareholders of each of PTR, ATLANTIC and SCG, both separately and individually, related to the Homestead Village operations while pursuing a course of action that is fair to each shareholder group, and the expected benefit resulting from a spin-out of the Homestead Village operations based upon the number of operating Homestead Village properties at the end of 1997, the projected EBITDA for Homestead in 1998, and an assumed EBITDA multiple and the proportionate interest of each of PTR, ATLANTIC and SCG in the net benefit.

    (iv) The proposed contributions by PTR, ATLANTIC and SCG using discounted cash flow analysis of projected net operating income for the 80 properties in operation and under development, as well as the methodology for calculating the amount of the contribution by SCG using discounted cash flow analysis of REIT management and property management fees for the Homestead Village operations. The PTR Board examined SCG's methodology in determining those contributions, the projections employed by SCG, the assumptions underlying the projections, the mathematical accuracy of the projections, and the resulting percentages of the contributions of each of PTR, ATLANTIC and SCG and found them to be reasonable.

    (v) The estimated impact of the proposed transaction on the shareholders of PTR comparing the estimated value of a PTR Common Share based upon 1997 estimated funds from operations and the current funds from operations multiple to the estimated value of the various Homestead securities which shareholders would own directly or indirectly as a result of the Transaction, with no weight attributed to the Homestead Warrants.

    (vi) The estimated impact of the proposed Transaction on PTR and PTR's balance sheet, having reviewed historical performance of PTR, internal forecasts assuming no spin-off and internal forecasts assuming a spin-off as of January 1996, and the impact of the proposed Transaction on PTR's covenants under its loan agreements.

    (vii) The balance sheets of Homestead giving effect to the proposed Transaction and full funding of the convertible mortgage debt, the capital structure of Homestead at cost and the Homestead Warrants. In particular, the PTR Board considered whether the number of shares issuable upon exercise of the Homestead Warrants and conversion of the convertible mortgage loans might restrict appreciation in the per share price of Homestead Common Stock for an extended period.

    (viii) The impact of the Transaction on PTR's projected funds from operations and PTR's ability to continue to make cash distributions to shareholders at the current level. The PTR Board considered the fact that projected funds from operations for 1996 and 1997 would be impacted by the Transaction but noted that the amendment to the REIT Management Agreement to exclude income from the convertible mortgage loans as a basis for PTR REIT Manager compensation would in part offset the potential decrease in funds from operations caused by the Transaction.

    (ix) The impact of the REIT tax rules on the operation of Homestead Village properties by PTR. The PTR Board was advised that the current methods of operation under the REIT tax rules would impose certain inefficiencies in operation of the Homestead Village properties by PTR or loss of certain revenues from the properties.

    (x) The terms of the convertible mortgage loans and the Homestead Warrants. The PTR Board considered the value of the continued investment by PTR in Homestead Village facilities through the convertible mortgage loans, the obligations of PTR under the Funding Commitment Agreement and PTR's source of funding.

    (xi) The nature of the Transaction in light of PTR's policies against principal transactions and the existing provisions of the PTR Declaration of Trust and the PTR REIT Management Agreement. The PTR Board considered that the approval by PTR shareholders was required and that certain provisions of the PTR REIT Management Agreement must be waived to effect the Transaction and that the proposed amendment to the PTR Declaration of Trust is limited to the Transaction only.

    (xii) The Distribution will result in a taxable dividend to shareholders. The PTR Board considered the estimated amount of such tax in light of the value to be created by the spin-off. For a description of the estimated amount of the taxable dividend based on certain assumptions and on various assumed values of the Homestead Securities, see "--Federal Income Tax Consequences--Tax Consequences to PTR Shareholders--The Distribution."

    (xiii) The impact of the Distribution on the holders of Series A Preferred Shares and the potential conversion of Series A Preferred Shares resulting from the Distribution and the tax impact of such conversion on PTR and its common shareholders.

    (xiv) The substantial ownership interest of SCG in PTR and ATLANTIC and the impact that such ownership interest was likely to have on SCG in structuring the Transaction.

    (xv) The PTR Board informed itself of the nature and extent of inquiries by other parties regarding a possible transaction involving PTR's Homestead Village assets.

    (xvi) The PTR Board considered the condition to the Merger Agreement that the PTR Special Committee receive a written opinion from an investment banking firm satisfactory to the PTR Special Committee that the aggregate consideration to be received by PTR pursuant to the Merger Agreement in exchange for the contribution by PTR to Homestead of PTR's Homestead Village properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR.

    (xvii) As noted above, the PTR Board placed special emphasis on the recommendation of the PTR Special Committee. In reaching this determination, the PTR Special Committee considered the same factors described herein which were considered by the PTR Board as a whole. The PTR Special Committee consulted with SCG management as well as with its legal counsel and with Goldman, Sachs. In addition, the PTR Special Committee considered the opinion, analyses and presentations of Goldman, Sachs described below under "--Fairness Opinion," including the opinion of Goldman, Sachs to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the PTR Transaction (as defined in such section below) was fair to PTR. In this respect, while the PTR Special Committee did not explicitly adopt Goldman, Sachs' financial analyses, the PTR Special Committee placed special emphasis on such analyses in its overall evaluation of the Transaction and viewed such analyses as favorable to its determination.

  In view of the wide variety of factors considered by the PTR Board, the PTR Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

FAIRNESS OPINION

  On May 20, 1996, Goldman, Sachs delivered its oral opinion to the PTR Special Committee that, as of the date of such opinion, the PTR Transaction (as defined below) was fair to PTR. Goldman, Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated as of the date hereof. As used herein, "PTR Transaction" means the receipt by PTR of aggregate consideration pursuant to the Merger Agreement, consisting of 9,485,727 shares of Homestead Common Stock in exchange for the contribution by PTR to Homestead of PTR's Homestead Village properties (the "PTR Properties") and 6,363,789 Homestead Warrants in exchange for the agreement by PTR to enter into the Funding Commitment Agreement.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN, SACHS DATED AS OF THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF PTR ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY, WHILE CONTAINING ALL MATERIAL ELEMENTS OF SUCH OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

  In connection with its written opinion, Goldman, Sachs reviewed among other things the Merger Agreement, the form of Funding Commitment Agreement, this Proxy Statement and Prospectus, the Annual Reports to Stockholders and Annual Reports on Form 10-K for the two years ended December 31, 1995; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of PTR; certain financial analyses and forecasts for PTR and Homestead, including financial analyses and forecasts relating to the PTR Properties and the assets being contributed to Homestead by ATLANTIC and SCG (the "Performance Results"), prepared by the management of PTR, ATLANTIC and SCG, respectively (collectively, the "Analyses"), and provided to Goldman, Sachs by the management of PTR. Goldman, Sachs also held discussions with members of the senior management of PTR regarding its past and current business operations, the financial condition of PTR and the future prospects of PTR with and without the PTR Properties and of Homestead. In addition, Goldman, Sachs reviewed the reported price and trading activity for PTR Common Shares, compared certain financial and stock market information for PTR with similar information for certain other companies the securities of which are publicly traded, reviewed the pro forma financial information for Homestead provided by the management of PTR and compared it with similar information for certain other companies including those in the extended-stay lodging industry specifically and in other industries generally, and performed such other studies and analyses as Goldman, Sachs considered appropriate.

  In preparing its opinion, Goldman, Sachs relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by Goldman, Sachs for purposes of its opinion. In that regard, Goldman, Sachs assumed, with the consent of the PTR Special Committee, that the Analyses have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PTR, ATLANTIC and SCG, as the case may be, and that such Performance Results will be realized at the times contemplated therein. In addition, Goldman, Sachs has not made an independent evaluation or appraisal of the assets and liabilities of PTR (including the assets being contributed by PTR to Homestead), ATLANTIC (including the assets being contributed by ATLANTIC to Homestead), SCG (including the assets being contributed by SCG to Homestead), Homestead or any of their subsidiaries and was not furnished with any such evaluation or appraisal. PTR did not place any limitations upon Goldman, Sachs with respect to the procedures followed or factors considered by Goldman, Sachs in rendering its opinion.

  The following is a summary of certain of the analyses used by Goldman, Sachs in connection with providing its oral opinion to the PTR Special Committee on May 20, 1996. Goldman, Sachs used substantially the same type of analyses in connection with providing the written opinion attached hereto as Annex II.

  Comparable Companies Comparison. Goldman, Sachs reviewed and compared certain financial information relating to PTR to corresponding financial information, ratios and public market multiples for six publicly traded multifamily real estate investment trusts (the "Selected REITs"): Avalon Properties, Inc., Equity Residential Properties Trust, Irvine Apartment Communities, Inc., Merry Land & Investment Co., Inc., Post Properties, Inc., and United Dominion Realty Trust Inc., using stock prices as of May 13, 1996. The Selected REITs were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to PTR. Goldman, Sachs' analysis of the Selected REITs indicated that, based on First Call consensus estimates for 1996 and 1997 funds from operations ("FFO") as of May 14, 1996, multiples of FFO estimates for the Selected REITs for 1996 ranged from 10.8x to 12.6x and averaged 11.6x, and for 1997 ranged from 10.1x to 11.4x and averaged 10.6x. PTR's multiples of FFO estimates were 12.0x and 10.8x for 1996 and 1997, respectively, based on PTR's stock price of $19.63 on January 31, 1996, immediately prior to the announcement that PTR was considering, among other options, the spin-off of the PTR Properties (the "Pre-Announcement Price"). PTR's multiples of FFO estimates were 13.0x and 11.7x for 1996 and 1997, respectively, based on PTR's stock price as of May 13, 1996. For the Selected REITs, estimated 1996 earnings before interest, depreciation and amortization ("EBITDA") multiples ranged from 11.9x to 13.8x and averaged 12.8x; common stock dividend yields as of May 13, 1996 ranged from 6.4% to 7.2% and averaged 6.8%; and five-year estimated growth in FFO, based on research analysts' estimates, ranged from 7.0% to 10.0% and averaged 8.2%. For PTR, the estimated 1996 EBITDA multiple was 13.4x, PTR Common Share dividend yield as of May 13, 1996 was 6.3% and five-year estimated growth in FFO, based on research analyst's estimates, was 12.0%.

 Goldman, Sachs also reviewed and compared certain financial information relating to Homestead to corresponding financial information, ratios and public market multiples of publicly traded companies deemed to be appropriate comparables to Homestead. This comparison consisted of an analysis, based on stock prices as of May 13, 1996, of selected publicly traded companies in the extended stay lodging industry and publicly traded companies experiencing high growth (together, the "Selected Companies"), which are identified below. Goldman, Sachs compared 1996-1997 estimated earnings per share ("EPS") as reported by Institutional Brokers Estimate System ("I/B/E/S") and estimated EBITDA per share as projected in equity analyst research reports or otherwise calculated for the Selected Companies. Homestead was considered relative to two publicly traded companies in the extended stay lodging business: Studio Plus Hotels, Inc. and Extended Stay America, Inc.; two companies experiencing high growth through consolidation: Stewart Enterprises, Inc. and HFS, Inc.; and three companies experiencing high growth through development and expansion: Starbucks Corp., Sunglass Hut International, Inc. and Boston Chicken Inc. The Selected Companies were chosen because the industry in which they operate and/or their projected growth dynamics was analogous to Homestead's industry and/or potential growth dynamics. Multiples on EBITDA averaged 17.0x for the extended stay lodging companies, 18.5x for the companies experiencing high growth through consolidation, and 18.5x for the companies experiencing high growth through development and expansion.

  EBITDA Contribution Analysis. Goldman, Sachs reviewed certain publicly available operating and financial information and reviewed estimated future operating and financial information for PTR provided by the management of PTR. Information reviewed included FFO and EBITDA attributable to the multifamily properties owned and operated by PTR and attributable to the PTR Properties for the four years ending December 31, 1995. PTR's management also provided projected FFO for the two years 1996-1997, assuming alternately that (i) the PTR Transaction had occurred as of January 1, 1996, and (ii) the PTR Transaction had not occurred. The information provided by PTR's management accounted for the revenue contributed by the PTR Properties as well as the associated expenses incurred in the asset and property management of those same assets. Based on PTR's management's projections for stabilized operations in 1998 of the PTR Properties, Goldman, Sachs compared (i) the 1998 EBITDA attributable to the PTR Properties, assuming no PTR Transaction had occurred, to (ii) PTR's proportionate share of Homestead's EBITDA, assuming the PTR Transaction had occurred. Goldman, Sachs estimated that $1.00 of EBITDA generated by the PTR Properties assuming no PTR Transaction had occurred and the PTR Properties had remained with PTR would compare with $1.08 of EBITDA, PTR's proportionate share of Homestead's EBITDA assuming the PTR Transaction had occurred.

  Pro Forma Implied Value Per Share Analysis. Goldman, Sachs prepared pro forma analyses of the financial impact of the PTR Transaction on PTR's implied value per share. Goldman, Sachs compared the value per share of PTR assuming alternately that (i) the PTR Properties remained within PTR and (ii) the PTR Properties were contributed to Homestead pursuant to the terms of the Merger Agreement. This moment in time analysis assumed all stock prices analyzed were unaffected by general market movements and any other factors unrelated to the PTR Transaction, and was not a prediction of the prices at which the Homestead Common Stock and Homestead Warrants may trade, if and when issued.

  Based on the 1998 EBITDA multiples of one or more of the selected publicly traded companies in the extended stay lodging industry assuming a 52-week high and low stock price, the range of implied values of shares of Homestead Common Stock, on a primary share basis, was $25.65 to $50.20, and $45.83 based on such companies' stock price as of May 13, 1996, and, on a fully diluted share basis, was $17.04 to $26.59, and $24.89 based on such companies' stock price as of May 13, 1996. Based on the 1997 EPS multiples for the selected publicly traded companies experiencing high growth, the range of implied values of Homestead's shares was $9.93 to $17.75, with an average value of $13.17, on a primary share basis, and was $10.89 to $13.94, with an average value of $12.15, on a fully diluted basis. Using the multiples of the Selected Companies, PTR management's assumption that PTR's share of Homestead is 63.64%, and 72,210,918 as the total number of PTR Common Shares outstanding, Goldman, Sachs calculated that the implied value of Homestead allocable to each PTR Common Share ranged from $2.06 to $7.17.

  Goldman, Sachs calculated the implied value per PTR Common Share, pro forma for the PTR Transaction, using projections for 1996 and 1997 FFO provided by PTR's management. Based on the Pre-Announcement Price, the 1996 and 1997 FFO multiples on 1996 and 1997 FFO assuming no PTR Transaction occurred were 12.0x and 10.8x, respectively. Based on these multiples and projected 1996 and 1997 FFO, pro forma for the PTR Transaction, the implied value of each PTR Common Share, pro forma for the PTR Transaction, was $18.36 and $17.71, respectively.

  Together, these analyses indicated that, pro forma for the PTR Transaction, the implied value of each PTR Common Share would range from $19.76 to $25.53, assuming no conversion of the convertible mortgages, compared to a trading price of $19.63, the Pre-Announcement Price. The implied value of each PTR Common Share, pro forma for the Transaction, represents a premium to the Pre-Announcement Price ranging from .7% to 30.1%.

  Convertible Mortgages. Under the terms of the Merger Agreement and Funding Commitment Agreements, PTR and ATLANTIC will receive consideration for their respective contributions allocated in the same proportion, 30% Homestead Common Stock and 70% convertible mortgages, while SCG will receive 100% of its consideration in the form of Homestead Common Stock. Accordingly, Goldman, Sachs analyzed the value of the convertible mortgages to be received by PTR under the Funding Commitment Agreement. Goldman, Sachs reviewed the terms of the securities to be received: 9.0% coupon, conversion premium of 15.0% over the initial Homestead Common Stock price, no dividend on the underlying Homestead Common Stock, and five-year call protection. Goldman, Sachs calculated that the break-even point by which the coupon received by PTR on the convertible mortgages would compensate for the conversion premium would be
1.7 years following issuance of the convertible mortgages. Goldman, Sachs compared these terms with the terms of 48 publicly offered convertible debenture issues issued between February 1995 and March 1996 (the "Selected Issues"). The Selected Issues had an average coupon of 6.15%, an average conversion premium of 22.0% and an average dividend of 0.9% on the underlying common stock. Goldman, Sachs calculated that the average break-even point of the Selected Issues would be 4.1 years following their issuance.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman, Sachs' opinion. In arriving at its fairness determination, Goldman, Sachs considered the results of all such analyses, taken as a whole. The analyses were prepared solely for the purposes of Goldman, Sachs' providing its opinion to the PTR Special Committee as to the fairness of the PTR Transaction to PTR and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither PTR, Goldman, Sachs nor any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman, Sachs' opinion to the PTR Special Committee was one of the many factors taken into consideration by the PTR Board in making its determination to approve the Merger Agreement and the Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman, Sachs and is qualified by reference to the written opinion of Goldman, Sachs set forth in Annex II hereto.

  Goldman, Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisition, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placement and valuation for estate, corporate and other purposes.

  Goldman, Sachs has acted as financial advisor and provided certain investment banking services to PTR and certain affiliates of PTR from time to time including participating in and receiving fees in connection with the public offering of securities. Goldman, Sachs has also provided a fairness opinion to SCG in connection with its merger with an affiliate. In addition, it is anticipated that Goldman, Sachs will act as lead underwriter in connection with the initial public offering of ATLANTIC, for which it, together with any other underwriters, will receive usual and customary underwriting discounts and commissions expected to range from 6.25% to 6.75% of the total proceeds to ATLANTIC in connection with the ATLANTIC IPO plus reimbursement of expenses customarily reimbursed in such offerings. Goldman, Sachs may in the future provide financial advisory and investment banking services to PTR, ATLANTIC, SCG, Homestead or their affiliates.

  Pursuant to a letter agreement dated April 1, 1996 (the "GS Engagement Letter"), the PTR Special Committee engaged Goldman, Sachs to render an opinion with respect to the consideration to be received by PTR in connection with the contribution by PTR to Homestead of the PTR Properties. Pursuant to the terms of the GS Engagement Letter, PTR has agreed to pay Goldman, Sachs a fee of $250,000 one-half of which would be paid upon execution of the GS Engagement Letter and the other half upon delivery of Goldman, Sachs' written opinion, whether or not such opinion is favorable as to the fairness of the PTR Transaction. PTR also has agreed to reimburse Goldman, Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman, Sachs against certain liabilities, including certain liabilities under federal securities laws.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States Federal income tax consequences of the Transaction to PTR and PTR shareholders. To the extent such summary discusses matters of law, it is based upon the opinion of Mayer, Brown & Platt. The summary is based upon the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The summary only applies to persons who hold PTR Common Shares as capital assets and does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers. The summary does not address the foreign, state, local or other tax consequences of the Transaction. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND AS TO THE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE TRANSACTION.

Tax Consequences to PTR

  The Mergers. In the opinion of Mayer, Brown & Platt, based on certain representations of PTR, the Mergers constitute a transaction subject to
Section 351 or the reorganization provisions of the Code and related provisions. Assuming the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions, (i) PTR will not recognize gain, income or loss upon the receipt of the Homestead Common Stock in the Mergers in exchange for the Homestead Village properties transferred by PTR to Homestead in the Mergers except to the extent that PTR is treated as having received "boot" in the Mergers, (ii) the tax basis of the Homestead Common Stock received by PTR will be the same as PTR's and its subsidiaries' tax basis in the Homestead Village properties transferred by PTR to Homestead in the Mergers reduced by any liabilities of PTR's subsidiaries assumed by Homestead in the Mergers, and (iii) the holding period of the Homestead Common Stock received by PTR will be the same as PTR's and its subsidiaries' holding period in the Homestead Village properties, allocated among the shares of the Homestead Common Stock received according to the fair market values of such properties. To the extent that PTR is treated as having received "boot" in the Mergers, PTR will recognize taxable gain with respect to each of the Homestead Village properties transferred by PTR to Homestead in the Mergers in an amount equal to the lesser of (i) the fair market value on the date of the Merger of the "boot" received by PTR allocated to such Homestead Village property and (ii) the amount by which the fair market value of such Homestead Village property exceeds PTR's or its subsidiaries' tax basis therein. The tax basis of the Homestead Common Stock received by PTR will be increased by the amount of any such taxable gain recognized and will be decreased by the fair market value of the "boot" received. PTR's tax basis in any "boot" received will equal the fair market value on the date of the Merger of such "boot." Any taxable gain recognized by PTR as a result of the receipt of "boot" will reduce the amount of gain recognized by PTR on the Distribution.

  The Distribution. PTR will recognize gain upon the Distribution of the Homestead Securities to its shareholders in an amount equal to the excess of the sum of (i) the fair market value of the Homestead Securities on the Distribution Date and (ii) cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants over PTR's tax basis immediately prior to the Distribution in the Homestead

Securities it receives in the Mergers, and the earnings and profits of PTR will be increased by the amount of any such gain recognized. PTR's gain on the Distribution will be reduced to the extent that PTR recognized gain on the Mergers from the receipt of "boot" and its tax basis in the Homestead Common Stock was increased thereby. In computing its taxable income for the year in which the Distribution occurs, PTR will be allowed a dividends paid deduction with respect to the Distribution in an amount equal to the sum of the fair market value on the Distribution Date of the Homestead Securities distributed and any cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants, but in no event in excess of the earnings and profits of PTR.

  The fair market value of the Homestead Securities on the Distribution Date will be determined by the best available evidence as to their value on that date. Assuming there are no aberrations in the trading of the Homestead Securities, and absent special factors bearing on the value of a particular holder's Homestead Securities, the best available evidence of the fair market value of the Homestead Securities on the Distribution Date should be their value as reflected by their trading prices on the first day of when issued trading or within a reasonable period before or after such date. To the extent the trading price of the Homestead Securities does not reflect their fair market value because, for example, there are too few trades, the trading is of a sporadic nature or such securities were not traded, then other relevant data bearing on the value of the Homestead Securities will be considered in determining the fair market value of the Homestead Securities.

  Thus, as a result of the Transaction, PTR will recognize gain in an amount equal to the excess of the value of the Homestead Village properties transferred by PTR to Homestead in the Mergers over PTR's or its subsidiaries' basis therein (the "net built-in gain"). PTR will recognize such gain in one of the following ways: (i) as a result of the receipt of "boot" in the Mergers, (ii) upon the Distribution, or (iii) in part as a result of the receipt of "boot" in the Mergers and in part upon the Distribution. In addition, if the fair market value of any Homestead Village property transferred by PTR to Homestead in the Mergers were less than PTR's or its subsidiaries' tax basis therein (a "built-in loss") and if the fair market value of "boot" received by PTR in the Mergers were to exceed PTR's net built-in gain in the Homestead Village properties, PTR would recognize additional gain in the Transaction in an amount equal to the lesser of (i) PTR's aggregate built-in losses in the Homestead Village properties and (ii) the excess of the fair market value of the "boot" received by PTR in the Mergers over PTR's net built-in gain in the Homestead Village properties. However, it is not anticipated that any of the Homestead Village properties transferred by PTR in the Mergers will have a built-in loss.

  Mortgages. After consummation of the Transaction, PTR will hold mortgage notes of Homestead convertible into shares of Homestead Common Stock. See "The Transaction--Funding Commitment Agreements." The terms of the Funding Commitment Agreement provide that PTR will fund approximately $898,000 for each $1,000,000 principal amount of convertible mortgage loans. Pursuant to Sections 1271 through 1275 of the Code and regulations thereunder, PTR will be treated as having acquired the convertible mortgage loans with original issue discount in an amount equal to the difference between the issue price (the amount funded by PTR) and the principal amount at maturity of the convertible mortgage loans. PTR will be required to accrue such original issue discount in income on a yield to maturity basis over the terms of the convertible mortgage loans before receipt of the cash attributable to such income. Because PTR is generally required to distribute 95% of its income in order to retain its REIT status and 100% of its income to avoid being taxed, PTR may be required to borrow funds in order to distribute amounts attributable to any such original issue discount. Interest paid by Homestead (and original issue discount accrued) to PTR on the mortgage notes will constitute qualified income for purposes of determining whether PTR meets the gross income requirements for REIT qualification.

  The terms of the mortgages provide for adjustment of the price for conversion of the mortgages into the Homestead Common Stock if Homestead makes certain distributions of stock, cash or other property to its shareholders. While Homestead does not presently contemplate making such a distribution, if Homestead makes a distribution of cash or property resulting in an adjustment to the conversion price, PTR, as a holder of such convertible mortgages, may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if PTR does not hold any Homestead Common Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered return of capital and would reduce PTR's tax basis in the convertible mortgages (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds PTR's tax basis in the convertible mortgages, the deemed distribution would result in gain to PTR. PTR's tax basis in the convertible mortgages would then immediately be increased by the value of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares, PTR will not recognize gain or loss upon the exercise of the conversion right. PTR's tax basis in the Homestead Common Stock received upon the conversion will be equal to PTR's tax basis in the mortgages converted. Upon conversion of the mortgages, PTR will receive cash in lieu of any fractional shares of Homestead Common Stock and will recognize gain to the extent that the cash received exceeds PTR's tax basis in the portion of the mortgages converted for cash in lieu of fractional shares. In the event that PTR exercises its conversion right, it is expected that PTR, consistent with its status as a REIT, will shortly thereafter distribute to its shareholders or sell in the open market the Homestead Common Stock received. PTR will recognize gain upon such distribution or sale of the Homestead Common Stock received upon conversion in an amount equal to the excess of the fair market value of the Homestead Common Stock over PTR's tax basis therein and the earnings and profits of PTR will be increased by the amount of any such gain recognized. In computing its taxable income for the year in which any such Homestead Common Stock is distributed, PTR will be allowed a dividends paid deduction in an amount equal to the fair market value at the time of distribution of the Homestead Common Stock distributed, but in no event in excess of the earnings and profits of PTR.

  Commitment Fee Income. The receipt by PTR of the Homestead Warrants in consideration for entering into the Funding Commitment Agreement will be treated as a commitment fee to PTR for entering into the Funding Commitment Agreement which will constitute taxable income to PTR. Such income will constitute qualified income for purposes of determining whether PTR meets the gross income requirements for REIT qualification. The earnings and profits of PTR will be increased by the amount of the commitment fee income, consequently increasing the amount of the Distribution which will be treated as a fully taxable dividend to PTR shareholders.

 Tax Consequences to Homestead

  Assuming the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions, (i) Homestead will not recognize gain, income or loss as a result of the Transaction, (ii) the tax bases of the Homestead Village properties received by Homestead from PTR and its subsidiaries will be the same as the tax bases of PTR and its subsidiaries in such properties increased by the amount of any gain recognized by PTR as a result of the receipt by PTR of "boot" in the Mergers, and (iii) the holding period of the Homestead Village properties received by Homestead from PTR and its subsidiaries will be the same as the holding period of PTR and its subsidiaries in such properties.

 Tax Consequences to PTR Shareholders

  The Distribution. The amount received by PTR shareholders in the Distribution will be equal to the fair market value of the Homestead Securities received plus the amount of any cash received in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants. The Distribution will constitute a taxable dividend to PTR shareholders, taxable as ordinary income, to the extent of the earnings and profits of PTR allocable to such Homestead Securities and cash. To the extent that holders of Series A Preferred Shares convert their shares into PTR Common Shares prior to the Distribution Record Date, a greater portion of the earnings and profits of PTR will be allocable to the Homestead Securities and cash distributed, and a greater portion of subsequent distributions by PTR to holders of PTR Common Shares will be taxable to such holders. The amount of the distribution which exceeds the allocated earnings and profits of PTR will be treated as a nontaxable reduction (although not below zero) of a shareholder's adjusted tax basis in its PTR Common Shares.

To the extent that the Distribution exceeds such shareholder's adjusted tax basis in its PTR Common Shares, the Distribution will be treated as gain to such shareholder. Any such gain will constitute capital gain to such shareholder if the shareholder holds its PTR Common Shares as a capital asset, and will constitute long-term capital gain if such shareholder has held such shares for at least one year. As discussed above, gain recognized by PTR upon the distribution of the Homestead Securities will increase PTR's earnings and profits, thus increasing the portion of the distributions of PTR for the taxable year of the Distribution which will be treated as taxable dividends as opposed to return of capital.

  To the extent that PTR has a net capital gain for the taxable year, it may designate all or a portion of any dividend distributed as a capital gain dividend. In this event, shareholders will be provided written notice of such designation within 30 days after the close of PTR's taxable year. Shareholders will be taxed at the long-term capital gains rate on any such capital gain dividends regardless of the shareholders' holding period of its PTR Common Shares. The amount of capital gain dividends which may be designated by PTR will be reduced by any capital loss carryovers of PTR. Gain recognized by PTR as a result of the Distribution will constitute capital gain to the extent attributable to Homestead Village properties held by PTR and its subsidiaries in excess of one year prior to the Mergers and PTR anticipates that it will designate dividends attributable to any net capital gain resulting from the Distribution as capital gain dividends.

  The following sets forth an estimate of the portion of the Distribution taxable as a dividend to PTR shareholders, based upon various assumed values for the Homestead Securities and the following additional assumptions. The following information assumes that (i) (a) the total number of outstanding PTR Common Shares on the Distribution Record Date is 72,392,081, (b) the total number of outstanding Series A Preferred Shares on the Distribution Record Date is 9,051,000, and (c) the total number of outstanding Series B Preferred Shares on the Distribution Record Date is 4,200,000, (ii) PTR will make total cash distributions to common shareholders for calendar year 1996 in an amount equal to $89,653,290, (iii) PTR's total earnings and profits other than from the Transaction for calendar year 1996 is $95,400,000, (iv) PTR's and its subsidiaries' tax basis in the Homestead Village properties immediately prior to the Transactions is $146,835,880 and (v) no Series A Preferred Shares are converted into PTR Common Shares or outstanding options to acquire PTR Common Shares are exercised. The foregoing assumptions and the assumed values of Homestead Securities below are intended for informational purposes only for purposes of computing the portion of the Distribution taxable as a dividend based upon such assumptions and are not intended as an indication of the actual number of PTR Common Shares which will be or are expected to be outstanding on the Distribution Record Date, actual or expected cash distributions to be made by PTR for calendar year 1996, actual or expected taxable income of PTR for calendar year 1996, actual or expected tax basis of PTR and its subsidiaries in the Homestead Village properties immediately prior to the Transactions, whether holders of Series A Preferred Shares will or are expected to convert such shares into PTR Common Shares, or PTR's estimate of the value of the Homestead Securities.

        ASSUMED                               ASSUMED VALUE
        VALUE OF           ASSUMED                 OF                  PORTION OF
      ONE SHARE OF       VALUE OF ONE         DISTRIBUTION          THE DISTRIBUTION
       HOMESTEAD          HOMESTEAD              PER PTR              TAXABLE AS A
      COMMON STOCK         WARRANT            COMMON SHARE              DIVIDEND
      ------------       ------------         -------------         ----------------
      $10.00                $ 0.00                $1.31                  $0.60
       12.50                  2.50                 1.85                   1.00
       15.00                  5.00                 2.40                   1.43
       17.50                  7.50                 2.95                   1.88
       20.00                 10.00                 3.49                   2.34

  Foreign Withholding. For purposes of this discussion a "non-U.S. holder" means any PTR shareholder who, for United States income tax purposes, is a foreign corporation, a nonresident alien, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership which has at least one member that is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. Non-U.S. holders will be subject to U.S. withholding tax at a rate of 30%, or if applicable, a lower treaty rate, on the portion of the Distribution not attributable to capital gains unless the

Distribution is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder. In addition, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by PTR to a non-U.S. holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by PTR ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. PTR will be required to withhold tax equal to 35% of the amount of the Distribution to the extent it constitutes USRPI Capital Gains, without regard to the portion of the Distribution which PTR designates as a capital gain dividend. The portion of the Distribution which constitutes USRPI Capital Gains may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a non-U.S. holder that is a foreign corporation.

  Any portion of the Distribution that exceeds both current and accumulated earnings and profits of PTR will not be taxed as either an ordinary dividend or a capital gain dividend. However, because PTR will not be able to determine at the time the Distribution is made whether or not the Distribution will be in excess of PTR's current and accumulated earnings and profits, the Distribution will be subject to full withholding. The non-U.S. holder may seek a refund of over-withholding from the Internal Revenue Service if it is subsequently determined that the Distribution was, in fact, in excess of PTR's current and accumulated earnings and profits. Under current Treasury Regulations, distributions paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for foreign withholding purposes and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. In any case where a distribution is payable in any medium other than money, the withholding agent cannot release the property so distributed until the property has been converted into funds sufficient to enable the withholding agent to pay over in money the tax required to be withheld. For a discussion of the manner in which this withholding obligation will be satisfied by PTR in connection with the Distribution, see "Foreign Shareholders."

  Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the United States tax reporting requirements), a PTR shareholder who receives Homestead Securities or cash in lieu of fractional shares of Homestead Common Stock or fractional Homestead Warrants in the Distribution may be subject to backup withholding with respect to such Homestead Securities and cash received in the Distribution unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. Any amount withheld under these rules will be credited against the shareholder's Federal income tax liability.

  Information Reporting. PTR is required to report the amount distributed to shareholders pursuant to the Distribution (and the allocation of such amount among ordinary dividends, capital gain dividends and return of capital) to the IRS and each shareholder on Form 1099-DIV.

  Homestead Common Stock. A shareholder's tax basis in the Homestead Common Stock received in the Distribution will be the fair market value of the Homestead Common Stock on the Distribution Date to be determined as discussed above. A shareholder's holding period for the Homestead Common Stock received in the Distribution will begin on the day after the Distribution Record Date.

  Upon the sale or exchange of Homestead Common Stock, a Homestead shareholder will realize gain or loss measured by the difference between the amount realized on the sale or other disposition and the shareholder's tax basis in the Homestead Common Stock. Such gain or loss will be capital gain or loss to such shareholder if the shareholder holds its Homestead Common Stock as a capital asset, and will be a long term capital gain or loss if the Homestead shareholder's holding period with respect to the Homestead Common Stock sold is more than one year at the time of sale or exchange.

  Homestead Warrants. A shareholder's tax basis in the Homestead Warrants received in the Distribution will be the fair market value of the Homestead Warrants on the Distribution Date to be determined as discussed above. A shareholder's holding period for the Homestead Warrants received in the Distribution will begin on the day after the Distribution Record Date.

  The terms of the Homestead Warrants distributed to PTR shareholders pursuant to the Merger Agreement provide for adjustment of the price for exercise if Homestead makes certain distributions of stock, cash or other property to its shareholders. While Homestead does not presently contemplate making such a distribution, if Homestead makes a distribution of cash or property resulting in an adjustment to the exercise price, the holders of the Homestead Warrants (the "Warrant Holders") may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if such Warrant Holder does not hold any Homestead Common Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered a return of capital, and would reduce the Warrant Holder's tax basis in the Homestead Warrants (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds the Warrant Holder's tax basis in its Homestead Warrants, the deemed distribution would result in gain to such Warrant Holder. In any event, the Warrant Holder's tax basis in its Homestead Warrants would then immediately be increased by the value of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares, Warrant Holders will not recognize gain or loss upon the exercise of the Homestead Warrants. The Warrant Holder's tax basis in the Homestead Common Stock received upon the exercise of the Homestead Warrants will be equal to the sum of (i) the Warrant Holder's tax basis in the warrants exercised and (ii) the exercise price paid. Upon the exercise of the Homestead Warrants, Warrant Holders will receive cash in lieu of any fractional shares of Homestead Common Stock and will recognize gain to the extent that the cash received exceeds the Warrant Holder's tax basis in the portion of the Homestead Warrants exercised for cash in lieu of fractional shares.

  Upon a sale or other disposition of a Homestead Warrant, a Warrant Holder will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the Warrant Holder's tax basis in the Homestead Warrant. Such gain or loss will be capital gain or loss if the stock into which the Homestead Warrants are exercisable would be a capital asset in the Warrant Holder's hands, and will be a short term capital gain or loss because the Homestead Warrants expire within one year and therefore the Warrant Holder's holding period will be one year or less.

  If a Warrant Holder's Homestead Warrants expire without being exercised, the Warrant Holder will recognize a loss at the time such Homestead Warrants expire equal to its tax basis in the expired Homestead Warrants. In general, such loss will be a capital loss if the stock into which the warrants were exercisable would be a capital asset in the Warrant Holder's hands.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Based on the ownership on August 1, 1996, PTR's trustees and executive officers who own PTR Common Shares or ATLANTIC Common Stock would, in the aggregate, receive a total of 44,646 shares of Homestead Common Stock and 29,950 Homestead Warrants as a result of the Transaction. They will also receive cash in lieu of any fractional shares of Homestead Common Stock and fractional Homestead Warrants. SCG and its directors and executive officers who own PTR Common Shares or ATLANTIC Common Stock will, in the aggregate, receive a total of 10,460,177 shares of Homestead Common Stock (including 2,243,038 shares held in escrow) and 5,109,575 Homestead Warrants as a result of the Transaction. They will also receive cash in lieu of any fractional shares of Homestead Common Stock and fractional Homestead Warrants. Certain officers of PTR and the PTR REIT Manager, including David Dressler, W. Geoffrey Jewett, John Patterson and Gregg Plouff, will become officers and employees of Homestead. In addition, such officers may receive options to acquire Homestead Common Stock and may be offered the opportunity to purchase shares of Homestead

Common Stock under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan" in the Homestead Prospectus attached hereto.

THE MERGER AGREEMENT

  Pursuant to the Merger Agreement, PTR and Homestead shall take all actions necessary to cause PTR Homestead Village Incorporated, a wholly owned subsidiary of PTR, to be merged with and into Homestead in exchange for 9,485,727 shares of Homestead Common Stock, ATLANTIC and Homestead shall take all actions necessary to cause Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated, wholly owned subsidiaries of ATLANTIC, to be merged with and into Homestead in exchange for an aggregate of 4,201,220 shares of Homestead Common Stock, and SCG and Homestead shall take all actions necessary to cause Homestead Village Managers Incorporated, Homestead Realty Services Incorporated and SCG Homestead Village Incorporated, wholly owned subsidiaries of SCG, to be merged with and into Homestead in exchange for an aggregate of 4,062,788 shares of Homestead Common Stock of which 2,243,038 shares will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements. In addition, pursuant to a warrant purchase agreement dated as of May 21, 1996 by and among PTR, ATLANTIC, SCG and Homestead (the "Warrant Purchase Agreement"), PTR and ATLANTIC will receive 6,363,789 and 2,818,517 Homestead Warrants, respectively, in exchange for their entering into their respective Funding Commitment Agreement described below. SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for a period of one year without charge.

  For a description of the amount of Homestead Securities to be received by PTR shareholders in the Transaction, see "The Transaction--The Distribution."

  The following is a summary of the Merger Agreement, which is attached as Annex I to this Proxy Statement and Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of PTR, ATLANTIC, SCG and Homestead, including, with respect to PTR, ATLANTIC and Homestead, documents filed with the Commission and the accuracy of the information contained or incorporated therein, and with respect to PTR, ATLANTIC, SCG and Homestead, the (i) preparation of the financial statements in accordance with GAAP applied on a consistent basis, (ii) absence of undisclosed liabilities, (iii) absence of certain material adverse events and (iv) accuracy of the information provided to Homestead with respect to the Registration Statement of which this Proxy Statement and Prospectus is a part.

  Certain Covenants and Agreements. Pursuant to the Merger Agreement, each of PTR, ATLANTIC and SCG has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other parties): (i) conduct its extended-stay lodging business in the ordinary and usual course and consistent with past practice; (ii) use its best efforts to take all actions reasonably necessary to continue, in the ordinary and normal course of its business and consistent with past practice, with the development or construction of any extended-stay properties currently in development; (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of stock of certain subsidiaries; (iv) not (a) except as described in clauses (b) through (e) below, incur or become contingently liable with respect to any additional indebtedness for borrowed money in respect of the assets to be contributed to Homestead, (b) take any action which would jeopardize PTR's or ATLANTIC's status as a REIT under the Code, (c) sell any of the properties to be contributed to Homestead, (d) prepay any existing convertible mortgage loans (except that PTR may cause one of its subsidiaries to prepay a portion of the existing convertible mortgage loans to the extent that the costs to acquire and develop the properties being contributed to Homestead is less than the amount outstanding under such loans) or (e) purchase or acquire any properties for use as extended-stay facilities; (v) use reasonable efforts to preserve its extended-stay lodging business organization and goodwill, keep available the services of its present officers, preserve the goodwill and business relationships with its lessees, operators, suppliers, distributors, customers and others, and not engage in any action, directly or indirectly, with the intent to affect adversely the Transaction;
(vi) confer with one or more representatives of the other parties when requested to report on material operational matters and the general status of ongoing operations of its business; and (vii) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of its insurable tangible assets and businesses related to its Homestead Village operations in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers.

  Pursuant to the Merger Agreement, Homestead has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other parties): (i) except in certain limited circumstances, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of stock of Homestead, of any class or any debt or equity securities convertible into or exchangeable for such stock, or amend or modify the terms and conditions of any of the foregoing; (ii) not incur or become contingently liable with respect to any indebtedness for borrowed money or enter into any contract or arrangement with respect thereto; and (iii) not enter into any contract, arrangement or understanding relating to the disposition of any property to be received from PTR, ATLANTIC or SCG, however, it may purchase or acquire properties for use as extended-stay lodging facilities with the consent of each of the other parties provided that the funds therefor are loaned from SCG to Homestead at a rate of interest no greater than the prime rate of interest as announced by Wells Fargo Realty Advisors, Incorporated from time to time plus one-half of one percent.

  Pursuant to the Merger Agreement, (i) each of PTR, ATLANTIC, SCG and Homestead shall afford to each other party and their respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of such party, as appropriate and, during such period, shall furnish promptly to the other, (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by the Merger Agreement, (b) such other information concerning their respective businesses, properties and personnel which are the subject of the Merger Agreement as shall be reasonably requested, and (c) a writing indicating any change or occurrence which may have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the properties which are the subject of the Merger Agreement; (ii) PTR, ATLANTIC and Homestead shall file the Registration Statement with the Commission as soon as is reasonably practicable after the date of the Merger Agreement and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, and each of them shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Distribution; (iii) in the case of PTR and ATLANTIC, promptly take such action as is necessary to obtain shareholder approval of the Merger Agreement and the Transaction; (iv) in the case of PTR and ATLANTIC, use its best efforts to obtain and deliver to the other certain letters from its principal executive officers, directors, trustees and "affiliates" as defined under Rule 145 under the Securities Act agreeing to certain restrictions on resale of Homestead Securities received in the Transaction; (v) Homestead shall use its best efforts to effect, at or before the Closing Date, authorization for quotation or listing on a national securities exchange or interdealer quotation system upon official notice of issuance, of the Homestead Securities to be issued in connection with the Distribution; (vi) each of PTR, ATLANTIC, SCG and Homestead shall cooperate and use its best efforts to take all actions, make all filings, registrations and submissions, and do all things necessary and advisable to consummate the Transaction, including, but not limited to, obtaining all required consents, waivers and approvals from the Commission, the Department of Justice and any other applicable government entity; (vii) the parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the Transaction and shall not issue any such press release or written public statement prior to review by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or public statement in violation of any applicable law, rule, regulation or policy of a national securities exchange or interdealer quotation system; (viii) SCG will vote all PTR Common Shares and all shares of ATLANTIC Common Stock owned by it in favor of approval and adoption of the Merger Agreement and the Transaction, provided, however, that SCG will not be obligated to vote any such shares in favor of such matters in the event the PTR Board or the ATLANTIC Board withdraws, modifies or amends its recommendation; (ix) ATLANTIC shall file with the Commission as soon as is reasonably practicable after the date of the Merger Agreement a registration statement relating to an initial public offering (the "ATLANTIC IPO") of shares of ATLANTIC Common Stock and shall use all reasonable efforts to have such registration statement declared effective by the Commission as promptly as practicable, and shall take any action required to be taken under applicable state blue sky or securities laws in connection with the ATLANTIC IPO and, in the event that the ATLANTIC Board determines that it is not reasonably practicable to file a registration statement relating to the ATLANTIC IPO, it shall give written notice as promptly as practicable to each of PTR, SCG and Homestead; (x) each party agrees to maintain as confidential certain information provided to the other parties during the negotiation of the Merger Agreement and the Transaction; and (xi) SCG shall be responsible for all amounts due to employees who will become employees of Homestead for earned but unpaid salary, wages and benefits for periods prior to the Closing Date.

  Conditions to the Transaction. The respective obligations of each of the parties to effect the Transaction are subject to a number of conditions, including among others: (i) each other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of such party shall be true and correct in all material respects on and as of the date made and the Closing Date; (ii) the Merger Agreement and the Transaction shall have been approved and adopted by the shareholders of each of PTR and ATLANTIC; (iii) the PTR Board and the ATLANTIC Board shall have each declared the dividend contemplated by the Distribution; (iv) the Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding shall have been initiated or threatened by the Commission; (v) each of ATLANTIC and PTR shall have received either an opinion of Mayer, Brown & Platt or a ruling from the IRS to the effect that, for United States Federal income tax purposes, the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions; (vi) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transaction shall have been issued or taken and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); (vii) all governmental consents, orders and approvals legally required for the consummation of the Transaction shall have been obtained and be in effect at the Closing Date, and such consents, orders and approvals shall have become final; (viii) the waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated; (ix) the Homestead Warrants shall have been issued pursuant to the Warrant Purchase Agreement; (x) ATLANTIC shall have contributed $18.6 million (subject to adjustment as provided in the Merger Agreement) in cash to one of its subsidiaries being merged into Homestead and such subsidiary shall not have encumbered or otherwise disposed of such funds; (xi) the registration statement in connection with the ATLANTIC IPO, if filed with the Commission, shall have been declared effective by the Commission or withdrawn by ATLANTIC, or if such registration statement has not been filed, ATLANTIC shall have given notice that it does not intend to proceed with the ATLANTIC IPO; (xii) each of PTR, ATLANTIC and SCG shall have forgiven all indebtedness of their respective subsidiaries being merged into Homestead (other than the existing convertible mortgage loans); and (xiii) all material consents from third parties necessary to consummate the Transaction shall have been obtained.

  In addition to the conditions set forth above, the obligations of ATLANTIC to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson, special counsel to the PTR Special Committee, as to certain legal matters; (ii) the receipt of a written legal opinion from Mayer, Brown & Platt as to certain legal matters; (iii) the receipt by the ATLANTIC Special Committee from an investment banking firm of an opinion to the effect that, as of the date of this Proxy

Statement and Prospectus, the consideration to be paid to ATLANTIC in connection with the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC's shareholders (other than SCG), which opinion shall not have been withdrawn, revoked or modified; (iv) the Homestead Securities to be issued in connection with the Distribution shall have been authorized for quotation or listing on a national securities exchange or an interdealer quotation system upon official notice of issuance; (v) the receipt from Homestead of the executed Funding Commitment Agreement described below;
(vi) the receipt from Homestead of the executed ATLANTIC Investor Agreement described below; (vii) the receipt of the executed Protection of Business Agreement described below from each of PTR, Homestead and SCG; (viii) the receipt of "comfort letters" in form and substance reasonably satisfactory to ATLANTIC from the independent certified public accountants of PTR, Homestead and SCG; (ix) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of ATLANTIC, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to ATLANTIC; (x) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to ATLANTIC; and (xi) the receipt of an opinion from Mayer, Brown & Platt to the effect that the performance of the Merger Agreement shall not jeopardize the status of ATLANTIC as a REIT.

  In addition to the conditions set forth above, the obligations of PTR to effect the Transaction are subject to the following conditions: (i) the receipt of written legal opinions from King & Spalding, special counsel to the ATLANTIC Special Committee, as to certain legal matters; (ii) the receipt of a written legal opinion from Mayer,
Brown & Platt as to certain legal matters; (iii) the receipt by the PTR Special Committee from an investment banking firm of an opinion to the effect that, as of the date of this Proxy Statement and Prospectus, the aggregate consideration to be received by PTR pursuant to the Merger Agreement in exchange for the PTR properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR, which opinion shall not have been withdrawn, revoked or modified; (iv) the Homestead Securities to be issued in connection with the Distribution shall have been authorized for quotation or listing on a national securities exchange or an interdealer quotation system upon official notice of issuance; (v) the receipt from Homestead of the executed Funding Commitment Agreement described below; (vi) the receipt from Homestead of the executed PTR Investor Agreement described below; (vii) the receipt of the executed Protection of Business Agreements described below from each of ATLANTIC, SCG and Homestead; (vii) the receipt of "comfort letters" in form and substance reasonably satisfactory to PTR from the independent certified public accountants of ATLANTIC, Homestead and SCG;
(ix) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of PTR, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to PTR; (x) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to PTR; and (xi) the receipt of an opinion from Mayer, Brown & Platt to the effect that the performance of the Merger Agreement shall not jeopardize the status of PTR as a REIT.

  In addition to the conditions set forth above, the obligations of SCG to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson as to certain legal matters; (ii) the receipt of a written legal opinion from King & Spalding as to certain legal matters; (iii) the receipt of "comfort letters" in form and substance reasonably satisfactory to SCG from the independent certified public accountants of ATLANTIC, PTR and Homestead; (iv) the receipt from Homestead of the executed SCG Investor Agreement and the executed Administrative Services Agreement described below; (v) the receipt of the executed Protection of Business Agreement described below from each of PTR, ATLANTIC and Homestead; (vi) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of SCG, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to SCG; and (vii) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to SCG.

  In addition to the conditions set forth above, the obligations of Homestead to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson as to certain legal matters; (ii) the receipt of a written legal opinion from King & Spalding as to certain legal matters; (iii) the receipt of a written legal opinion from Mayer, Brown & Platt as to certain legal matters; (iv) the receipt of letters from affiliates of ATLANTIC and PTR relating to the restrictions on transferability of the Homestead Securities to be received in the Transaction pursuant to Rule 145 promulgated under the Securities Act; (v) the receipt from PTR and ATLANTIC of the executed Funding Commitment Agreements described below; (vi) the receipt from ATLANTIC and PTR of the executed ATLANTIC and PTR Investor Agreements described below; (vii) the receipt of "comfort letters" in form and substance reasonably satisfactory to Homestead from the independent certified public accountants of ATLANTIC, PTR and SCG; (viii) the receipt of the executed SCG Investor Agreement and the executed Administrative Services Agreement described below; (ix) the receipt of the executed Protection of Business Agreement described below from each of ATLANTIC, PTR and SCG; (x) the receipt from SCG of the executed Escrow Agreement described below; (xi) the delivery by SCG of an assignment of the Homestead Village trademark; (xii) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of Homestead, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to Homestead; and (xiii) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to Homestead.

  Termination. The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual consent of PTR, ATLANTIC, SCG and Homestead; (ii) by any of PTR, ATLANTIC, SCG or Homestead after December 31, 1996, if the Transaction has not been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement except for such breaches that are immaterial); (iii) unilaterally by any of PTR, ATLANTIC, SCG or Homestead if (a) any other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of written notice of the alleged failure from another party, (b) any other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of any other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1996; (iv) unilaterally by any of PTR, SCG or Homestead if ATLANTIC, through the ATLANTIC Board or the ATLANTIC Special Committee, either fails to recommend to ATLANTIC's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation; and (v) unilaterally by any of ATLANTIC, SCG or Homestead if PTR, through the PTR Board or the PTR Special Committee, either fails to recommend to PTR's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation.

  In the event of termination of the Merger Agreement by any party as provided above, the Merger Agreement will become void and there will be no further obligation on the part of any party or their respective officers and trustees or directors (except as set forth in certain provisions of the Merger Agreement, including the expense reimbursement and termination fees described under "--Expenses"). However, in the event that termination is pursuant to clauses (iv) or (v) in the previous paragraph, ATLANTIC or PTR, as the case may be, shall pay to each of the other parties all of the documented, out-of-pocket expenses incurred by such parties after execution of the Merger Agreement in connection with the transactions contemplated thereby.

  Amendment and Waiver. Subject to applicable law, the Merger Agreement may be amended by the written agreement of PTR, ATLANTIC, SCG and Homestead. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of PTR and ATLANTIC. Each of PTR, ATLANTIC, SCG and Homestead may unanimously agree to (a) extend the time for the performance of any of the obligations or other acts of the parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein and or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained therein.

  Indemnification. Each party has agreed to indemnify and hold harmless the other parties (other than SCG) from and against losses incurred by such party as a result of any breach of, or inaccuracy in, any of its representations and warranties or agreements contained in the Merger Agreement. The indemnification obligations of PTR, ATLANTIC and SCG are subject to a maximum amount equal to the aggregate fair market value (based on the first sale price of the Homestead Securities if trading in such securities has occurred) of the Homestead Securities received by such party. The indemnification obligations of Homestead shall not exceed, in the aggregate, the fair market value (based on the first sale price of the Homestead Securities if trading in such securities has occurred) of all of the Homestead Securities issued in connection with the Transaction. The obligations to indemnify terminate two years after the Distribution and may be invoked only in the event of losses that exceed $200,000, in which event the indemnification will cover all losses (including the initial amount).

PROTECTION OF BUSINESS AGREEMENT

  Each of PTR, ATLANTIC and SCG will enter into a protection of business agreement dated as of the Closing Date (the "Protection of Business Agreement") with Homestead which will prohibit PTR, ATLANTIC, SCG and their respective affiliates from engaging, directly or indirectly, in the extended-stay lodging business in the continental United States except through Homestead and its subsidiaries. The Protection of Business Agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The Protection of Business Agreement does not prohibit any of PTR, ATLANTIC or SCG from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as they do not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and (iv) owning securities of another person primarily engaged in business other than a business owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The Protection of Business Agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or SCG; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden style multifamily properties; and (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owing, operating, developing, managing or leasing garden style multifamily properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC and SCG or their respective affiliates (as defined in the Protection of Business Agreement)), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, SCG, or their respective affiliates, of 25% or more of the outstanding shares of voting stock of Homestead, without the prior written consent of the Homestead Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the tenth anniversary of the Closing Date.

SCG INVESTOR AGREEMENT

  Homestead and SCG will enter into an investor agreement (the "SCG Investor Agreement"), which will require SCG, upon notice from Homestead, to exercise all of the Homestead Warrants (at an exercise price of $10.00 per share) received by SCG in connection with the Transaction. Homestead may call for the exercise of Homestead Warrants by SCG upon 10 days' prior written notice. The SCG Investor Agreement, among other things, provides that, without having first consulted with the nominee of SCG designated in writing, Homestead may not seek Homestead Board approval of (i) Homestead's annual budget, (ii) incurring expenses in any year exceeding (A) any line item in the annual budget by 20% and (B) the total expenses set forth in the annual budget by 5%,
(iii) acquisitions or dispositions in a single transaction or group of related transactions where the aggregate purchase price paid or received exceeds $5 million, (iv) new contracts with a service provider for (A) investment management, property management or leasing services, or (B) that reasonably contemplates annual contract payments by Homestead in excess of $200,000, (v) the declaration or payment of any dividend or other distribution, (vi) the approval of stock option plans, (vii) the offer or sale of any shares of stock of Homestead or any securities convertible into shares of stock of Homestead (other than the sale or grant of any stock or grants of options or exercise of options granted under any benefit plan approved by stockholders) and (viii) the incurrence, restructuring, renegotiation or repayment of indebtedness for borrowed money (including guarantees) in which the aggregate amount involved exceeds $5 million. The SCG Investor Agreement also provides that, so long as SCG owns at least 10% of the outstanding shares of Homestead Common Stock, Homestead may not increase the number of persons serving on the Homestead Board to more than seven. SCG also will be entitled to designate one or more persons as directors of Homestead, as follows: (i) so long as SCG owns at least 10% but less than 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate one person; and (ii) so long as SCG owns at least 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Homestead Board as the number of shares of Homestead Common Stock beneficially owned by SCG bears to the total number of outstanding shares of Homestead Common Stock, provided, that SCG shall be entitled to designate no more than two persons so long as the Homestead Board consists of no more than seven members. Any person who is employed by SCG or who is an employee, a 25% shareholder or a director of any corporation of which SCG is a 25% shareholder (except for Homestead) shall be deemed to be a designee of SCG. The nominee(s) of SCG may, but need not, include the same person(s) nominated by either PTR pursuant to the PTR Investor Agreement or ATLANTIC pursuant to the ATLANTIC Investor Agreement.

  In addition, because SCG is an affiliate of Homestead, the SCG Investor Agreement provides SCG with registration rights pursuant to which, in certain specified circumstances, SCG may request, at any time after the first anniversary of the date on which the Homestead Common Stock is registered with the Commission under either Section 12(b) or 12(g) of the Exchange Act, and on not more than three occasions, registration of all of SCG's Homestead Common Stock pursuant to Rule 415 under the Securities Act.

FUNDING COMMITMENT AGREEMENTS

  Pursuant to funding commitment agreements to be dated as of the Closing Date (the "Funding Commitment Agreements") each of PTR and ATLANTIC will agree to make mortgage loans to Homestead. PTR and ATLANTIC will provide Homestead aggregate funding for developments in the amounts of up to $129 million and $111 million, respectively, which amounts are anticipated to be sufficient to complete the development of the respective Homestead Village facilities contributed by them. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to $144 million and $98 million, respectively. The obligations of PTR and ATLANTIC are limited to a specific dollar amount for each property identified in the respective Funding Commitment Agreements. Upon any determination by Homestead to commence development of a property identified in the Funding Commitment Agreement, Homestead is required to notify PTR or ATLANTIC, as the case may be, and PTR or ATLANTIC, as the case may be, is required to fund up to the full amount of its obligation with respect to such property. Homestead is required to endeavor in good faith to complete the development of such property consistent with the development plans for such property. Each mortgage loan issued by Homestead pursuant to a Funding Commitment Agreement will be convertible into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for every $11.50 of principal outstanding on the mortgage loan. The obligation of Homestead to call for funding of, and the obligations of PTR and ATLANTIC to provide funding for, the mortgage loans expires on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage loans accrues at the rate of 9% on the unpaid principal balance, payable every six months. The mortgages loans are scheduled to mature on October 31, 2006, and are not callable until five years after the Closing Date. Homestead has pledged the assets being contributed by PTR as collateral for the mortgage loans being made by PTR, and it has pledged the assets being contributed by ATLANTIC as collateral for the mortgage loans being made by ATLANTIC.

ATLANTIC AND PTR INVESTOR AGREEMENTS

  ATLANTIC and PTR will each enter into an investor and registration rights agreement with Homestead (the "ATLANTIC and PTR Investor Agreements") pursuant to which ATLANTIC and PTR each are entitled to designate one person for nomination to the Homestead Board, and Homestead will use its best efforts to cause the election of such nominee(s) until March 31, 1998 and for so long thereafter as PTR or ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to the Funding Commitment Agreement. Such nominee(s) may, but need not, include the same person(s) nominated by SCG pursuant to the SCG Investor Agreement. In addition, Homestead has granted to each of ATLANTIC and PTR registration rights with respect to the distribution of all of the shares of Homestead Common Stock issuable upon conversion of the convertible mortgage notes. Prior to the one-year anniversary of the date the Homestead Common Stock is registered under the Exchange Act, each of ATLANTIC and PTR may request one registration of those shares of Homestead Common Stock which are issued upon conversion of any or all of the convertible mortgage notes during such one year period and which it intends to distribute to its stockholders. After such one-year anniversary, each of ATLANTIC and PTR may request three additional registrations pursuant to Rule 415 promulgated under the Securities Act of all shares of Homestead Common Stock issued or issuable upon conversion of the convertible mortgage notes. Such registration, except for the fees and disbursements of counsel to ATLANTIC or PTR, shall be at the expense of Homestead.

ADMINISTRATIVE SERVICES AGREEMENT

  Upon the consummation of the Transaction, Homestead and SCG will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which SCG will provide Homestead with administrative services with respect to certain aspects of Homestead's business. These services are expected to include, but are not limited to, insurance administration, accounts payable administration, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The fees payable to SCG will be based on market rates as mutually agreed. The agreement will be for an initial term expiring on December 31, 1996 and will be automatically renewed for one-year terms, subject to approval by a majority of the disinterested members of the Homestead Board and the approval by the disinterested directors of the annual compensation payable to SCG for services rendered to Homestead.

ESCROW AGREEMENT

  Pursuant to an escrow agreement to be dated the Closing Date (the "Escrow Agreement") among Homestead, SCG and the Escrow Agent, a portion of the shares of Homestead Common Stock issuable to SCG in the Transaction will be placed in an escrow account maintained with the Escrow Agent. In general, as PTR and ATLANTIC advance funds to Homestead in accordance with the terms of their respective Funding Commitment Agreements, a portion of the shares of Homestead Common Stock in the escrow account will be released to SCG, together with a proportionate amount of accrued dividends, if any. On January 1, 2000, the Escrow Agent will release to Homestead all of the shares of Homestead Common Stock remaining in the escrow account. All dividends or other distributions paid by Homestead in respect of the shares of Homestead Common Stock held in the escrow account shall be retained by the Escrow Agent for the benefit of the party to whom the related shares of Homestead Common Stock are ultimately issued. The Escrow Agent will vote all shares of Homestead Common Stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  Because the number of shares of Homestead Common Stock being received by SCG is based on the anticipated future REIT management fees and property management fees SCG would have received under existing agreements with PTR and ATLANTIC for the 80 Homestead Village properties contributed to Homestead, net of overhead of SCG related to those properties, and since many of the contributed Homestead Village properties are either in the development or planning stage, the purpose of the Escrow Agreement is to time SCG's receipt of the shares of Homestead Common Stock pursuant to the Merger Agreement with the time the properties are actually funded and supported by a completion guaranty.

REGULATORY FILINGS AND APPROVALS

  Consummation of the Transaction is subject to the provisions of the HSR Act, for which early termination of the applicable waiting period was granted on June 14, 1996. Pursuant to the Merger Agreement, each of PTR, ATLANTIC, SCG and Homestead may terminate the Merger Agreement if (i) any governmental consent, order or approval legally required for the consummation of the Transaction has not been obtained and in effect on the Closing Date or (ii) any governmental consent, order or approval legally required for the consummation of the Transaction shall have any terms, which in the reasonable judgement of PTR, ATLANTIC, SCG or Homestead, respectively, would materially impair the value of the Homestead Securities to be received by PTR, ATLANTIC or SCG, respectively, or the value to Homestead of the Transaction.

RESTRICTIONS ON SALES BY AFFILIATES

  The Homestead Securities to be issued in the Transaction will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of ATLANTIC or PTR. Affiliates, including SCG, may not sell their Homestead Securities acquired in connection with the Transaction except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 or (iii) any other applicable exemption under the Securities Act. Each of PTR and ATLANTIC has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from executive officers, directors, trustees and other Affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

  Since PTR will own over 50% of Homestead immediately after the Mergers, the Transaction will be recorded by PTR as: (i) the formation of Homestead as a wholly-owned subsidiary into which the PTR-Homestead Village Group assets will be transferred at historical cost; (ii) the acquisition of Homestead Village net assets of ATLANTIC and SCG (at fair value) for Homestead Securities using the purchase method of accounting; and (iii) a reduction of shareholders' equity to reflect the distribution of Homestead Securities owned by PTR to PTR's shareholders. The historical financial statements of PTR-Homestead Village Group will become the predecessor of Homestead and the operations of the SCG-Homestead Village Group and the Atlantic-Homestead Village Group will be included from the date of acquisition. For a description of certain terms used in this paragraph, refer to the combined historical financial statements included in the Homestead Prospectus attached hereto.

EXPENSES

  The Merger Agreement provides that, whether or not the Transaction is consummated, all expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring such expenses, except that
(i) expenses incurred in connection with filing, printing and distributing this Proxy Statement and Prospectus will be paid 63.64%, 28.18% and 8.18% by PTR, ATLANTIC and SCG, respectively, (ii) all costs relating to the ATLANTIC IPO will be paid by ATLANTIC, (iii) all taxes payable by reason of the Transaction will be paid 63.64%, 28.18% and 8.18% by PTR, ATLANTIC and SCG, respectively and (iv) the filing fees payable in connection with the filings under the HSR Act will be paid by SCG. See "Expenses of Solicitation."

DISSENTERS' RIGHTS

  Holders of PTR Common Shares are not entitled to dissenters' rights in connection with the Transaction.

BOARD RECOMMENDATION

  THE PTR BOARD, BY UNANIMOUS VOTE OF TRUSTEES WHO WERE PRESENT AT THE MEETING, APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT PTR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING PTR COMMON SHARES IS REQUIRED TO APPROVE AND ADOPT THIS PROPOSAL.

                   AMENDMENT TO THE PTR DECLARATION OF TRUST
                                 (PROPOSAL 2)

  The PTR Declaration of Trust contains certain provisions which would prohibit the Transaction from being completed. Article 1, Section 5(g) of the PTR Declaration of Trust currently limits the ability of PTR to make mortgage loans to an affiliate unless an appraisal is obtained from a qualified independent appraiser. Pursuant to the terms of the Merger Agreement and the Funding Commitment Agreements, PTR will be obligated to make convertible mortgage loans to Homestead, upon consummation of the Transaction, to finance the development of certain properties being contributed by PTR to Homestead. It is contemplated that these mortgage loans will be made without first obtaining an appraisal from a qualified independent appraiser.

  In addition, Article 1, Section 6(a) of the PTR Declaration of Trust currently restricts PTR from selling properties to the PTR REIT Manager, a sponsor of PTR, trustees or affiliates thereof. Other transactions with affiliates are also restricted but allow PTR to enter into such transactions with the approval of a majority of the PTR Board, including the approval of a majority of the independent trustees. It is arguable that the Transaction could be considered the sale of properties to an affiliate.

  Since the PTR Board has approved the Transaction, the PTR Board has determined to amend the PTR Declaration of Trust in order to be able to enter into various obligations contemplated by the Merger Agreement. This amendment will only apply to the Transaction. The provisions of the PTR Declaration of Trust governing transactions with affiliates will not otherwise be affected. See "Information Concerning PTR--PTR Policies with Respect to Certain Activities." Therefore, in order to facilitate certain continuing obligations of PTR after the consummation of the Transaction, such as the making of convertible mortgage loans, shareholders are being asked to consider and vote upon the following amendment to the PTR Declaration of Trust:

                       "ARTICLE 9. HOMESTEAD TRANSACTION

    Notwithstanding anything to the contrary contained herein, including, without limitation, the provisions of Article 1 and Article 4 of this Declaration of Trust, the Trust shall be authorized to perform all of its obligations and exercise all of its rights under the terms of that certain Merger and Distribution Agreement, dated as of May 21, 1996 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), among the Trust, Security Capital Atlantic Incorporated, Security Capital Group Incorporated and Homestead Village Properties Incorporated and each of the other agreements and transactions contemplated thereby, including, without limitation, the following agreements (as each of such agreements are defined in the Merger Agreement) and the transactions contemplated by such agreements:
  (i) Articles of Merger; (ii) Warrant Purchase Agreement; (iii) one or more Funding Commitment Agreements (including, without limitation, any notes and mortgages or deeds of trust in connection therewith); (iv) Investor and Registration Rights Agreement; (v) Protection of Business Agreement; and (vi) Distribution Agency Agreement."

  THE PTR BOARD, BY UNANIMOUS VOTE OF TRUSTEES WHO WERE PRESENT AT THE MEETING, APPROVED THE AMENDMENT TO THE PTR DECLARATION OF TRUST AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PTR DECLARATION OF TRUST. The affirmative vote of the holders of two-thirds of the outstanding PTR Common Shares is required to approve and adopt this proposal.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING

  At the PTR Special Meeting, the holders of PTR Common Shares will be asked to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and the Transaction and (ii) consider and vote upon an amendment to the PTR Declaration of Trust necessary to consummate the Transaction. A copy of the Merger Agreement is attached as Annex I hereto and is incorporated herein by reference and a copy of the Homestead Prospectus is attached hereto and is incorporated herein by reference.

DATE, TIME AND PLACE; RECORD DATE

  The PTR Special Meeting is scheduled to be held at 10:00 a.m., local time, on Thursday, September 12, 1996, at PTR's executive offices at 7777 Market Center Avenue, El Paso, Texas. The PTR Board has fixed the close of business on August 12, 1996 as the record date (the "PTR Record Date") for the determination of holders of PTR Common Shares entitled to notice of and to vote at the PTR Special Meeting. On August 1, 1996, there were 72,392,081 PTR Common Shares outstanding and PTR had approximately 3,200 record holders. As of August 1, 1996, SCG and PTR's trustees and executive officers beneficially owned an aggregate of 27,622,084 shares or approximately 38.2% of the outstanding PTR Common Shares. SCG has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her shares in favor of the Merger Agreement and the Transaction as well as in favor of the amendment to the PTR Declaration of Trust. Therefore, the affirmative vote of holders of approximately an additional 29% of the outstanding PTR Common Shares will be required to approve the proposals.

VOTING RIGHTS

  Assuming the existence of a quorum, the affirmative vote of the holders of at least two-thirds of the outstanding PTR Common Shares is also required to approve the Merger Agreement and the Transaction. The affirmative vote of the holders of at least two-thirds of the outstanding PTR Common Shares is required to approve and adopt the amendment to the PTR Declaration of Trust. Holders of record of PTR Common Shares on the PTR Record Date are entitled to one vote per share at the PTR Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding PTR Common Shares is necessary to constitute a quorum at the PTR Special Meeting.

  If a shareholder attends the PTR Special Meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the PTR Special Meeting, the PTR Board is soliciting proxies so that each holder of PTR Common Shares on the PTR Record Date has the opportunity to vote on the proposals to be considered at the PTR Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the amendment to the PTR Declaration of Trust and the Merger Agreement and the Transaction. Similarly, broker non-votes and abstentions will have the effect of a vote against the amendment to the PTR Declaration of Trust and the Merger Agreement and the Transaction. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the amendment to the PTR Declaration of Trust and the Merger Agreement and the Transaction. The proxy card also confers discretionary authority on the individuals appointed by the PTR Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the PTR Special Meeting.

  Any PTR shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of PTR at 7777 Market Center Avenue, El Paso, Texas 79912, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the PTR Special Meeting. Attendance at the PTR Special Meeting will not in and of itself constitute revocation of a proxy.

OTHER MATTERS

  PTR is not aware of any business or matter other than those indicated above which may be properly presented at the PTR Special Meeting. If, however, any other matter properly comes before the PTR Special Meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgments.

                          INFORMATION CONCERNING PTR
          PTR HISTORICAL AND PRO FORMA SELECTED FINANCIAL INFORMATION

  The following table sets forth (1) historical selected financial information for the periods indicated and as of the dates indicated for PTR and (2) unaudited pro forma selected financial information for the periods indicated and as of the date indicated, giving effect to the Transaction and the actual and pending acquisition of certain multifamily properties in 1996 (described on page F-4 in this Proxy Statement and Prospectus), as if those had occurred as of January 1, 1995 for the operations summary information and on March 31, 1996 for financial position information. Pro forma adjustments made to arrive at the pro forma amounts set forth below are described in the PTR Pro Forma Financial Information included elsewhere in this Proxy Statement. The following information should be read in conjunction with and is qualified in its entirety by the PTR Historical Financial Statements and related notes thereto incorporated by reference into this Proxy Statement and Prospectus and the PTR Pro Forma Financial Information and accompanying discussion and notes set forth in the PTR Pro Forma Financial Information. The unaudited pro forma selected financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of PTR or of the financial position or the results of operations of PTR that would have actually occurred had the Transaction been completed as of the date or for the periods presented.

                            THREE MONTHS ENDED
                                 MARCH 31,                        YEAR ENDED DECEMBER 31,
                          ----------------------- --------------------------------------------------------
                            PRO     HISTORICAL      PRO                      HISTORICAL
                           FORMA  ---------------  FORMA   -----------------------------------------------
                           1996    1996    1995     1995     1995      1994     1993     1992       1991
                          ------- ------- ------- -------- --------- -------- -------- ---------  --------
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS SUMMARY:
Rental Income...........  $78,096 $75,809 $53,517 $279,060 $ 262,473 $183,472 $ 76,129 $  30,970  $ 14,721
Property Management Fees
 Paid to Affiliates.....    2,687   2,754   1,895    9,216     8,912    7,148    3,862     1,424       148
General and
 Administrative
 Expenses...............      101     276     214      154       952      784      660       436       697
REIT Management Fee Paid
 to Affiliate...........    4,962   5,555   3,957   18,580    20,354   13,182    7,073     2,711       793
Earnings from Operations
 (1)....................   21,091  22,920  14,540   76,417    81,696   46,719   23,191     9,037     2,078
Gain (loss) on Sale of
 Investments............    2,923   2,923     --     2,623     2,623      --     2,302       (51)     (611)
Preferred Share
 Dividends Paid.........    6,388   6,388   4,025   21,823    21,823   16,100    1,341       --        --
Net Earnings
 Attributable to Common
 Shares.................   17,626  19,455  10,515   57,217    62,496   30,619   24,152     8,986     1,467
Common Share
 Distributions Paid.....  $22,437 $22,437 $14,506 $ 76,804 $  76,804 $ 46,121 $ 29,162 $  13,059  $  4,179
PER SHARE DATA:
Net Earnings
 Attributable to Common
 Shares.................  $  0.24 $  0.27 $  0.20 $   0.85 $    0.93 $   0.66 $   0.66 $    0.46  $   0.21
Common Share
 Distributions Paid.....     0.31    0.31  0.2875     1.15      1.15     1.00     0.82      0.70      0.64
Series A Preferred Share
 Dividends Paid.........   0.4375  0.4375  0.4375     1.75      1.75     1.75   0.1458       --        --
Series B Preferred Share
 Dividends Paid.........  $0.5625 $0.5625 $   --  $  1.363 $   1.363 $    --  $    --  $     --   $    --
Weighted Average Common
 Shares Outstanding.....   72,211  72,211  51,485   67,052    67,052   46,734   36,549    19,435     7,123

                               MARCH 31,                         DECEMBER 31,
                         --------------------- ------------------------------------------------
                                                                  HISTORICAL
                         PRO FORMA  HISTORICAL ------------------------------------------------
                            1996       1996       1995       1994      1993     1992     1991
                         ---------- ---------- ---------- ---------- -------- -------- --------
                                                 (AMOUNTS IN THOUSANDS)
FINANCIAL POSITION:
Real Estate Owned, at
 cost................... $1,926,796 $1,926,796 $1,855,866 $1,296,288 $872,610 $337,274 $117,572
Total Assets............  2,018,275  1,889,934  1,840,999  1,295,778  890,301  342,235  141,020
Line of Credit..........    185,539     36,250    129,000    102,000   51,500   54,802      101
Long-Term Debt..........    350,000    350,000    200,000    200,000      --       --       --
Mortgages Payable.......    222,055    157,570    158,054     93,624   48,872   30,824   35,772
Total Liabilities.......    820,859    594,812    565,331    455,136  135,284   94,186   38,707
Shareholders' Equity.... $1,196,916 $1,295,122 $1,275,668 $  840,642 $755,017 $248,049 $102,313
Number of Common Shares
 Outstanding............     72,211     72,211     72,211     50,456   44,645   27,034   13,161

                            THREE MONTHS ENDED
                                 MARCH 31,                             YEAR ENDED DECEMBER 31,
                         ---------------------------  --------------------------------------------------------------
                           PRO       HISTORICAL         PRO                        HISTORICAL
                          FORMA   ------------------   FORMA    ----------------------------------------------------
                          1996      1996      1995      1995      1995       1994       1993       1992       1991
                         -------  --------  --------  --------  ---------  ---------  ---------  ---------  --------
                                                       (AMOUNTS IN THOUSANDS)
OTHER DATA:
Net earnings
 attributable to Common
 Shares................. $17,626  $ 19,455  $ 10,515  $ 57,217  $  62,496  $  30,619  $  24,152  $   8,986  $  1,467
Add (Deduct):
 Depreciation...........  10,933    10,618     7,424    39,058     36,685     24,614     10,513      5,311     2,886
 Provision for possible
  loss on investments...     --        --        120       420        420      1,600      2,270        400       400
 (Gain) loss on sale of
  investments...........  (2,923)   (2,923)      --     (2,623)    (2,623)       --      (2,302)        51       611
 Other (primarily
  provision for loss on
  receivables)..........     --        --        --        --         --         --          83        174        40
                         -------  --------  --------  --------  ---------  ---------  ---------  ---------  --------
Funds from Operations
 Attributable to Common
 Shares (2)............. $25,636  $ 27,150  $ 18,059  $ 94,072  $  96,978  $  56,833  $  34,716  $  14,922  $  5,404
                         =======  ========  ========  ========  =========  =========  =========  =========  ========
Net Cash Provided by
 Operating Activities...          $ 16,172  $ 12,016            $ 121,795  $  94,625  $  49,247  $  20,252  $  6,092
Net Cash Used by
 Investing Activities...           (61,095)  (58,926)            (294,488)  (368,515)  (529,065)  (229,489)  (33,553)
Net Cash Provided by
 Financing Activities...            26,342    48,211              191,520    276,457    478,345    185,130    57,259

- --------
(1) Earnings from operations for the years ended December 31, 1995, 1994 and 1993 reflect a $420,000, a $1.6 million and $2.3 million provision, respectively, for possible losses relating to investments in non-multifamily properties.
(2) Funds from operations means net earnings computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus certain non-cash items, principally property depreciation, and after adjustments for unconsolidated partnerships and joint ventures. PTR believes that funds from operations is helpful in understanding a property portfolio's ability to support interest payments and general operating expenses. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of PTR's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. In July 1994, PTR changed to a more conservative policy of expensing the amortization of loan costs in determining funds from operations. For comparability, funds from operations has been restated to give effect to this policy as if it had been in effect since January 1, 1991. The funds from operations measure presented by PTR may not be comparable to other similarly titled measures of other REITs.

PTR SHARE PRICES

  The PTR Common Shares are traded on the NYSE. There is no established public trading market for the Homestead Common Stock. The following table sets forth, for the periods indicated, the high and the low sale prices of the PTR Common Shares, as reported on the NYSE Composite Tape by Compuserve, and the distributions declared, for the periods indicated. Homestead has not paid any dividends on its Common Stock and does not intend to pay any in the near future.

                                                    HIGH     LOW   DISTRIBUTIONS
                                                   ------- ------- -------------
      1994:
        First Quarter............................. $21 5/8 $18 1/4    $0.250(1)
        Second Quarter............................  20 1/8  17 3/4     0.250
        Third Quarter.............................  18 7/8  17 5/8     0.250
        Fourth Quarter............................  18 3/8  15 1/2     0.250
      1995:
        First Quarter............................. $18 3/8 $16 3/8    $0.2875(2)
        Second Quarter............................  18 1/8  16 5/8     0.2875
        Third Quarter.............................  19 1/4  17         0.2875
        Fourth Quarter............................  20 1/2  17 1/4     0.2875
      1996:
        First Quarter............................. $22 1/8 $19 1/2    $0.310(3)
        Second Quarter............................  22 1/2  19 1/4     0.310
        Third Quarter through August 1, 1996......  21 3/4  20 1/2        --

- --------
(1) Declared in the fourth quarter of 1993 and paid in the first quarter of 1994.
(2) Declared in the fourth quarter of 1994 and paid in the first quarter of 1995.
(3) Declared in the fourth quarter of 1995 and paid in the first quarter of 1996.

  As of August 1, 1996, PTR had approximately 3,200 record holders of PTR Common Shares. As of August 1, 1996, there were 1,000 shares of Homestead Common Stock issued and outstanding, all of which were held of record by SCG.

PTR POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  Policies With Respect to Certain Activities. Subject to restrictions in the PTR Declaration of Trust, the PTR Board may amend or revise PTR's policies from time to time without a vote of the shareholders of PTR. The PTR Board also reserves the right to make exceptions for transactions when it believes that the transaction is in the best long-term interests of PTR and its shareholders.

  Investment Policies. PTR evaluates investments based on its estimate of the contribution of an investment to increased cash flow on an unleveraged basis. PTR seeks to achieve long-term sustainable growth in cash flow by maximizing the operating performance of its core portfolio through value added operating systems and concentrating its experienced team of professionals on developing and acquiring industry-leading product in targeted submarkets exhibiting strong job growth and favorable demographic trends.

  Prospective property investments are analyzed pursuant to several underwriting criteria, including purchase price, competition and other market factors, and prospects for long-term growth in cash flow. PTR's development or acquisition decision is based upon the expected contribution of the property to long-term cash flow growth on an unleveraged basis. The expected cash flow contribution is based on an estimate of all cash revenues from leases and other revenue sources, minus expenses incurred in operating the property (generally real estate taxes, insurance, maintenance, personnel costs and utility charges, but excluding depreciation, debt service and amortization of loan costs) and a reserve for capital expenditures.

  The PTR Declaration of Trust contains limitations on PTR's ability to make certain investments. It is PTR's policy to generally limit its investments such that (i) no more than 10% of its assets are invested in land held for development other than land under development or where development is in planning, (ii) PTR will not be treated as an investment company under the Investment Company Act of 1940, and (iii) PTR does not invest in mortgage loans, other than (a) mortgage loans to third party owner-developers in connection with the development of multifamily properties that are contractually required to be sold to PTR upon completion; (b) mortgage loans to entities in which PTR owns a substantial majority of the economic interest;
(c) convertible mortgage loans to Homestead; and (d) other than mortgage loans (convertible, participating or otherwise) where the PTR Board believes that such loans are in the best long-term interests of PTR and its shareholders.

  Financing Policies. The PTR Declaration of Trust provides that aggregate borrowing of PTR, secured and unsecured, shall not be unreasonable in relation to the net assets of PTR and shall be reviewed by the Trustees at least quarterly. The PTR Declaration of Trust provides that the maximum amount of such borrowing in relation to the net assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the Independent Trustees and disclosed to shareholders in the next quarterly report of PTR, along with justification for such excess. The term "net assets" means the total assets (other than intangibles) at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated at least quarterly on a basis consistently applied.

  PTR has an unsecured revolving line of credit for the purpose of facilitating investment in developments and acquisitions as well as for working capital. PTR may also from time to time determine to issue securities senior to the PTR Common Shares, including preferred shares and debt securities. PTR's financing policies guide it to replace revolving credit borrowings with the proceeds of equity offerings or long-term, fixed rate, fully amortizing debt. PTR does not intend to incur long-term, floating rate debt other than in connection with property acquisitions in which the debt assumed is impracticable to prepay or is tax-exempt debt.

  Policies With Respect to Operating Expenses. The PTR Declaration of Trust provides that Total Operating Expenses of PTR shall (in the absence of a satisfactory showing to the contrary) not exceed in any fiscal year the greater of: (a) 2% of the average of the aggregate book value of the assets of PTR invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period; or (b) 25% of the Net Income of PTR for such year. "Net Income" means total revenues applicable to such year, less the expenses applicable to such year other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. For the purposes of the foregoing, Net Income excludes the gain from the sale of PTR's assets. "Total Operating Expenses" means all operating, general and administrative expenses of PTR as determined under GAAP except the expenses of raising capital, interest payments, taxes, non-cash expenditures and costs related directly to asset acquisition, operation and disposition. The Independent Trustees have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless the Independent Trustees shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such findings and the reasons in support thereof shall be reflected in the minutes of the meeting of the trustees. "Independent Trustee" means a trustee who (i) is not affiliated, directly or indirectly, with the PTR REIT Manager, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of, the PTR REIT Manager or a business entity which is an affiliate of the PTR REIT Manager,
(ii) is not serving as a trustee or director for more than three real estate investment trusts organized by a sponsor of PTR and (iii) performs no other services for PTR, except as trustee.

  The PTR Declaration of Trust provides that, within 60 days after the end of any fiscal quarter of PTR for which Total Operating Expenses (for the 12 months then ended) exceeded 2% of average invested assets (as calculated above) or 25% of Net Income, whichever is greater, there shall be sent to the shareholders of PTR a written disclosure of such fact. If the Independent Trustees find that such higher operating expenses are justified, such disclosure shall be accompanied by an explanation of the facts the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified. In the event that the Independent Trustees do not determine such excess expenses are justified, the PTR REIT Manager shall reimburse PTR for the amount by which the aggregate annual expenses paid or incurred by PTR exceeded the limitations herein provided.

  Conflict of Interest Policies. PTR does not intend to engage in principal transactions with officers and trustees or to engage Independent Trustees to provide services to PTR. In addition, transactions with the PTR REIT Manager and its affiliates are significantly restricted and must be approved by a majority of the Independent Trustees. PTR's policy is not to borrow from or make loans to affiliates, other than mortgage loans to entities in which PTR owns a substantial majority of the economic interest, convertible mortgage loans to Homestead or mortgage loans (convertible, participating or otherwise) where the PTR Board believes that such loans are in the best long-term interests of PTR and its shareholders.

  With a view to resolving potential conflicts of interest and protecting the interests of PTR's shareholders against such possible conflicts, the PTR Declaration of Trust requires that a majority of the PTR Board consist of Independent Trustees. PTR's Independent Trustees are required to monitor the performance of the PTR REIT Manager.

  Policies Applicable to the PTR REIT Manager and Officers and Trustees of PTR. The PTR REIT Manager has agreed in writing not to engage in any principal transaction with PTR, including but not limited to purchases, sales or leases of property or borrowing or lending of funds, except for transactions approved by a majority of the Independent Trustees not otherwise interested in such transaction as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. The Transaction is currently prohibited by the terms of the PTR REIT Management agreement, although the PTR REIT Manager and PTR have agreed to waive this prohibition as it relates to the Transaction. Additionally, the PTR Declaration of Trust currently prohibits PTR from selling property to a sponsor, the PTR REIT Manager, a trustee, or affiliates thereof, although if Proposal 2 is approved, such sales, to the extent that they are part of the Transaction, would not be prohibited. See "Proposal to Amend the PTR Declaration of Trust." The PTR Declaration of Trust further provides that PTR shall not enter into any other principal transaction (including without limitation the making of loans, borrowing money, or investing in joint ventures) with a sponsor, the PTR REIT Manager, a trustee or affiliates thereof, except for transactions approved by a majority of the Independent Trustees not otherwise interested in such transaction as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. In addition to the requirements described above, PTR will not engage in such transactions unless the Independent Trustees believe that any such transaction is in the long-term best interests of PTR and its shareholders. The sole activity of the PTR REIT Manager is managing PTR.

  The PTR REIT Management agreement permits affiliates of the PTR REIT Manager to provide property management and other services to PTR for compensation. The fees charged for such services must be comparable to fees that would be charged by unaffiliated, qualified third parties. Any property management or other fees for services provided by affiliates are reviewed annually by the PTR Board and must be approved by a majority of the Independent Trustees.

  With certain exceptions, officers and employees of the PTR REIT Manager spend all of their time on PTR's affairs. In the future, certain officers or employees may be transferred to or from other affiliates of the PTR REIT Manager, consistent with the PTR REIT Manager's plan for management depth and orderly succession.

  Under the law of Maryland (where PTR is organized), each trustee is obligated to offer to PTR any opportunity (with certain limited exceptions) which comes to him and which PTR could reasonably be expected to have an interest in developing. In addition, under Maryland law, any contract or transaction between PTR and any trustee or any entity in which the trustee has a material financial interest is voidable unless (i) it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested trustees or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (ii) it is fair and reasonable to PTR.

  Policies with Respect to Other Activities. PTR may, but does not presently intend to, make investments other than as previously described. All investments will be primarily related to multifamily properties and the management and development thereof. PTR has authority to issue senior securities, to offer PTR Common Shares or other securities and to repurchase or otherwise reacquire PTR Common Shares or any other securities and may engage in such activities in the future. PTR has not made, and does not intend to make, loans to affiliates, other than mortgage loans to entities in which it owns a substantial majority of the economic interest, convertible mortgage loans to Homestead and convertible mortgage loans where the PTR Board believes that such loans are in the best long-term interest of PTR and its shareholders. PTR will not make loans to its officers and trustees or to the PTR REIT Manager. PTR may in the future make loans to partnerships, joint ventures or other entities in which it participates in order to meet working capital needs. PTR has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. PTR does not intend to engage in the purchase or sale of properties (other than acquisition or disposition of properties in accordance with the REIT rules and PTR's investment policies) and may on a selected basis in the future offer securities in exchange for properties. PTR makes annual and quarterly reports to shareholders. The annual reports contain audited financial statements.

  At all times, PTR intends to make investments in such a manner as to be consistent with the requirements of the Code for PTR to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in regulations thereunder), the PTR Board determines that it is no longer in the best interests of PTR to qualify as a REIT.

                      COMPARISON OF RIGHTS OF HOLDERS OF
                 PTR COMMON SHARES AND HOMESTEAD COMMON STOCK

  PTR is a real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). The rights of holders of PTR Common Shares are governed by the Maryland REIT Law and the PTR Declaration of Trust and Bylaws. Homestead is a corporation incorporated under the Maryland General Corporation Law (the "MGCL"). The rights of holders of Homestead Common Stock are governed by the MGCL and by the Homestead charter (the "Homestead Charter") and Bylaws. The Maryland REIT Law does not address many issues that are addressed in the MGCL, e.g., calling of special meetings of shareholders, shareholder quorum and voting requirements, fixing of record dates, standards for dividends and other distributions, trustee conflicts of interest and amendment of bylaws. Many of these matters are addressed in the PTR Declaration of Trust and Bylaws.

  The rights of Homestead shareholders will differ in some respects from the rights of PTR shareholders. A summary of these differences is set forth below. The following summary does not purport to be a complete statement of the rights of holders of PTR Common Shares under applicable Maryland law, the PTR Declaration of Trust and Bylaws or a comprehensive comparison with the rights of the holders of Homestead Common Stock under applicable Maryland law, the Homestead Charter and Bylaws or a complete description of the provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Maryland REIT Law and the PTR Declaration of Trust and Bylaws and to the MGCL and the Homestead Charter and Bylaws, to which prospective holders of Homestead Common Stock are referred.

PREFERRED SHARES

  Subject to limitations prescribed by Maryland law and the PTR Declaration of Trust and the Homestead Charter, the PTR Board is authorized to reclassify and issue from the authorized but unissued shares of beneficial interest of PTR, and the Homestead Board is authorized to reclassify and issue from the authorized but unissued shares of stock of Homestead, as applicable, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the PTR Board or Homestead Board or duly authorized committees thereof. On August 1, 1996, PTR had 9,051,000 of its Series A Preferred Shares issued and outstanding and held of record by approximately 100 shareholders and had 4,200,000 of its Series B Preferred Shares issued and outstanding and held of record by approximately 300 shareholders. Homestead has no shares of preferred stock outstanding.

RESTRICTIONS ON TRANSFER AND REDEMPTION OF SHARES

  The PTR Declaration of Trust contains provisions governing the number of shares that its shareholders may beneficially own. The PTR Declaration of Trust restricts beneficial ownership of PTR's outstanding shares by a single person, or persons acting as a group, to 9.8% of the outstanding PTR Common Shares, except that for SCG, the ownership limitation is 49%. Beneficial ownership of PTR Common Shares includes PTR Common Shares which a person may acquire upon conversion of the Series A Preferred Shares. The purposes of these provisions are to assist in protecting and preserving PTR's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. While these provisions are included in order to allow PTR to more effectively preserve its REIT status under the Code, they may also have the effect of making an attempted takeover of PTR more difficult for an acquiror.

  The Homestead Charter contains no similar provisions.

DISSENTERS' RIGHTS

  Under the Maryland REIT Law, a shareholder of a Maryland trust REIT has the same right to demand and receive the fair market value of his or her shares as is available to a stockholder under the MGCL but only in connection with certain mergers and certain acquisitions and upon compliance by the shareholder with certain procedures.

  Under the MGCL, a stockholder of a Maryland corporation has the right, in connection with certain mergers, sales of all or substantially all the assets or other transactions, to demand and receive the fair value (excluding any appreciation or depreciation resulting from the transaction) of his or her stock if the stockholder complies with certain procedures. Under the MGCL, the amount to be received by dissenters for their stock may be determined by agreement between the dissenters and the corporation or, if the corporation and the dissenters are unable to agree, the corporation or the dissenters may petition a court for an appraisal of the fair value of the stock. Dissenters' rights are not generally available with respect to stock listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

AMENDMENTS TO THE PTR DECLARATION OF TRUST AND THE HOMESTEAD CHARTER

  The PTR Board, by a two-thirds vote, may amend the provisions of the PTR Declaration of Trust from time to time, without a vote of shareholders, to qualify PTR as a REIT under the Code or the Maryland REIT Law. Except as set forth in the preceding sentence, the PTR Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than two-thirds of the PTR Common Shares then outstanding.

  The Homestead Charter may be amended only upon the approval of the stockholders by the affirmative vote of a majority of the total number of votes entitled to be cast on the matter.

AMENDMENTS TO THE BYLAWS

  The PTR Declaration of Trust provides that the PTR Bylaws may be altered, amended or repealed and new Bylaws may be adopted, at any meeting of the PTR Board by a majority vote of the trustees, subject to repeal or change by action of the shareholders of PTR entitled to vote thereon.

  As permitted by the MGCL, the Homestead Charter and Bylaws vest exclusive power to amend, alter or repeal the Bylaws in the Homestead Board.

TERMINATION

  The PTR Declaration of Trust permits the termination of PTR by the affirmative vote or written consent of the holders of a majority of the outstanding shares of all classes of beneficial interest of PTR.

  The MGCL provides that a Maryland corporation may be dissolved, after approval by a majority of the entire board of directors, only upon the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

TRUSTEES AND DIRECTORS

  The Maryland REIT Law does not set forth the duties of trustees of a Maryland real estate investment trust such as PTR. The MGCL provides that a director of a Maryland corporation such as Homestead shall perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances.

  The PTR Declaration of Trust provides that the number of trustees cannot be less than three nor more than fifteen with the actual number of trustees to be determined from time to time by resolution of the trustees then in office. The PTR Board has set the current number of trustees at seven. The term of office of each trustee is one year and until the election and qualification of his or her successor. Trustees may succeed themselves in office. Trustees must be individuals who are at least 21 years old and not under legal disability. A majority of the trustees may not be affiliated with PTR's REIT Manager or with any of its affiliates. A trustee is required to have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by PTR.

  The Homestead Charter provides that the initial number of directors shall be three, which number may be increased or decreased from time to time by a vote of a majority of the entire Homestead Board. See "Information Concerning Homestead--Certain Relationships and Transactions--SCG Investor Agreement" in the Homestead Prospectus attached hereto. The directors are divided into three classes. At the 1997 annual meeting of shareholders, one class will be elected to hold office for a term expiring at the annual meeting of shareholders in 1998, a second class will be elected to hold office for a term expiring at the annual meeting of shareholders in 1999 and a third class will be elected to hold office for a term expiring at the annual meeting of shareholders in 2000. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. At each annual meeting of Homestead shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term of three years. Immediately following the date on which Homestead has a class of securities registered pursuant to Section 12 of the Exchange Act, the Homestead Board shall include a majority of directors each of whom is not an employee or officer of Homestead, any person or entity primarily controlling Homestead or their respective affiliates and performs no other services for Homestead, any person or entity primarily controlling Homestead or their respective affiliates, except as director or trustee.

REMOVAL OF TRUSTEES AND DIRECTORS

  The PTR Declaration of Trust provides that a trustee may be removed, with or without cause, by the vote of the holders of two-thirds of the outstanding PTR Common Shares or by vote of two-thirds of the trustees then in office (which action shall be taken only by vote at a meeting and not by authorization without a meeting).

  The MGCL provides that any director of a corporation may be removed, with or without cause, by the stockholders by the affirmative vote of a majority of all votes entitled to be cast for the election of directors.

VACANCIES AMONG TRUSTEES AND DIRECTORS

  Vacancies on the PTR Board (including vacancies resulting from an increase in the number of trustees) will be filled either at a special meeting of shareholders called for that purpose or at the next annual meeting of shareholders. Trustees elected at special meetings of shareholders to fill vacancies shall hold office until the next annual meeting of shareholders. Independent Trustees are required to nominate replacements for vacancies amongst the Independent Trustees' positions.

  The MGCL provides that unless the charter or bylaws of a corporation provide otherwise, newly created directorships resulting from an increase in the number of directors may be filled by a majority of the entire board of directors, and vacancies on the board that result from any other cause may be filled by a majority of the remaining directors. Vacancies on the board resulting from the removal of a director by the shareholders may also be filled by the shareholders. The Homestead Bylaws provide that any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Homestead Board.

LIMITATION ON TRUSTEE AND DIRECTOR LIABILITY

  The Maryland REIT Law permits a Maryland trust REIT's declaration of trust to contain any provision limiting the liability of trustees and officers of the REIT for money damages to the REIT and its shareholders except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The PTR Declaration of Trust contains such a provision which eliminates the liability of trustees and officers of PTR for monetary damages for any act or omission by such person unless (i) the trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received), (ii) the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated, (iii) the trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness or (iv) such liability to PTR is specifically imposed upon trustees or officers by statute.

  The MGCL allows a corporation's charter to contain a provision limiting a director's or an officer's personal liability to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the individual actually received an improper benefit or profit, for the amount of such benefit or profit; or (ii) a judgment or other final adjudication adverse to the individual is entered in a proceeding based on a finding in the proceeding that the individual's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action. The Homestead Charter contains such a provision which limits the liability of its directors and officers for money damages to the fullest extent permitted by the MGCL.

SHAREHOLDER LIABILITY

  Both the Maryland REIT Law and the PTR Declaration of Trust provide that shareholders shall not be personally liable for the obligations of PTR. The PTR Declaration of Trust further provides that PTR shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that PTR shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives PTR prompt notice of any claim or liability and permits PTR to conduct the defense thereof. In addition, PTR is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of PTR. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by PTR. Inasmuch as PTR carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which PTR's assets plus its insurance coverage would be insufficient to satisfy the claims against PTR and its shareholders.

  Stockholders of a Maryland corporation are not personally liable for obligations of the corporation.

INDEMNIFICATION OF TRUSTEES, DIRECTORS AND OFFICERS

  The Maryland REIT Law permits a REIT to indemnify or advance expenses to trustees, officers, employees and agents of the REIT to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under the MGCL. The PTR Declaration of Trust provides that PTR shall indemnify and hold harmless each trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such trustee may become subject by reason of his being or having been a trustee, or by reason of any action alleged to have been taken or omitted by him as trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws. However, the PTR Declaration of Trust provides that no trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, PTR shall have received a written opinion from independent counsel, approved by the trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such trustee. Additionally, PTR has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses (i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Exchange Act or (iii) relating to judicially determined criminal violations.

  The Homestead Charter authorizes Homestead, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of Homestead and at the request of Homestead, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the corporation. The Bylaws of Homestead obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of Homestead and at the request of Homestead, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Homestead Charter and Bylaws also permit Homestead to indemnify and advance expenses to any person who served a predecessor of Homestead in any of the capacities described above and to any employee or agent of Homestead or a predecessor of Homestead.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Homestead Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires Homestead, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Homestead as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by Homestead if it shall ultimately be determined that the standard of conduct was not met.

SHAREHOLDERS' MEETINGS

  The PTR Declaration of Trust provides for an annual meeting of shareholders to be held within six months after the end of each full fiscal year. The PTR Declaration of Trust also provides that special meetings of shareholders may be called by a majority of the trustees, a majority of the Independent Trustees or an officer of PTR and shall be called upon the written request of shareholders holding in the aggregate not less than 10% of the outstanding PTR Common Shares entitled to vote.

  The MGCL provides that special meetings of the shareholders may be called by the president, the board of directors or any other person specified in the charter or bylaws of a corporation. The Homestead Bylaws also give the Chairman of the Board and the chief executive officer the power to call a special meeting of the shareholders. Under the current MGCL, a special meeting of stockholders must be called by the secretary of the corporation upon the written request of stockholders entitled to cast 25% of the votes entitled to be cast at the meeting setting forth the purpose for which the meeting is being called. A bill passed by the Maryland legislature and signed by the Governor of Maryland earlier this year permits a Maryland corporation to increase the percentage of votes necessary to require the secretary of the corporation to call a special meeting from 25% to as high as a majority. This bill will become effective on October 1, 1996. Accordingly, the Homestead Bylaws provide that on and after October 1, 1996, a special meeting must be called by the secretary upon the written request of the holders entitled to cast a majority of the votes entitled to be cast at the meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Homestead Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder as they appear on Homestead's books, and of such beneficial owner and (y) the number of shares of each class of Homestead common stock which are owned beneficially and of record by such stockholder and such beneficial owner, if any.

ASSET REQUIREMENTS

  To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes. The MGCL has no such requirement.

                                 LEGAL MATTERS

  The validity of the Homestead Common Stock and the Homestead Warrants offered hereby will be passed upon for Homestead by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters relating to the Transaction will be passed upon for ATLANTIC, Homestead, PTR and SCG by King & Spalding, Atlanta, Georgia (counsel to the ATLANTIC Special Committee), Mayer, Brown & Platt, Chicago, Illinois and Munger, Tolles & Olson, Los Angeles, California (counsel to the PTR Special Committee). King & Spalding, Mayer, Brown & Platt and Munger, Tolles & Olson will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Mayer, Brown & Platt has represented and is currently representing PTR, ATLANTIC, SCG and Homestead and certain of their respective affiliates. King & Spalding has in the past represented PTR.

                  INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The financial statements of PTR as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the related schedule have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the three-month periods ended March 31, 1996 and March 31, 1995 of PTR incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PTR's quarterly report on Form 10-Q for the quarter ended March 31, 1996, incorporated by reference herein, states that they did not audit, and they do not express an opinion, on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                           EXPENSES OF SOLICITATION

  Homestead will pay the expenses in connection with the filing, printing and distribution of this Proxy Statement and Prospectus. The costs of solicitation of proxies from PTR shareholders will be borne by PTR. PTR will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. PTR shareholder proxies may be solicited by trustees or officers of PTR in person, by letter or by telephone or telegram. In addition, PTR has retained Georgeson & Company, New York, New York, to assist in the solicitation of proxies. It is estimated that its fees for services to PTR will not exceed $10,000 in the aggregate plus expenses.

  PTR will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the Commission and the NYSE.

                             SHAREHOLDER PROPOSALS

  Any Proposal by a shareholder intended to be presented at the 1997 annual meeting of shareholders must be received by PTR at its principal executive offices located at 7777 Market Center Avenue, El Paso, Texas 79912 not later than November 30, 1996 for inclusion in PTR's proxy statement and form of proxy relating to PTR's 1997 annual meeting of shareholders.

                  INDEX TO PTR PRO FORMA FINANCIAL INFORMATION

                                                                           PAGE
                                                                           ----
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
 (unaudited)..............................................................  F-3
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 (unaudited)..................................  F-9
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 (unaudited)...................................... F-13

                                      PTR

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                MARCH 31, 1996
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the following transactions had occurred on March 31, 1996: (i) PTR-Homestead Village Group acquires land parcels which were under contract to be acquired as of March 31, 1996 and are expected to close prior to the Transaction; (ii) PTR acquires multifamily properties which were acquired or under contract to be acquired subsequent to March 31, 1996, all of which are expected to close prior to the closing of the Transaction; (iii) Homestead Village Incorporated ("Homestead") was capitalized and the PTR-Homestead Village Group merged into Homestead, (iv) the net assets of Atlantic-Homestead Village Group and SCG-Homestead Village Group were acquired by Homestead through the issuance of additional Homestead Common Stock and Homestead Warrants, and (v) PTR distributes all of the shares of Homestead Common Stock and Homestead Warrants it received from the Mergers to the PTR shareholders. This unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the historical financial statements of PTR for 1995, set forth on Form 10-K, as amended by Form 10-K/A No. 1, filed with the Securities and Exchange Commission, which is incorporated herein by reference and, the PTR-Homestead Village Group, Atlantic-Homestead Village Group and SCG-Homestead Village Group historical combined financial statements presented in the Homestead Prospectus attached to this Proxy Statement and Prospectus. In management's opinion, all adjustments necessary to reflect the effects of theses transactions have been made.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet, described above, does not give effect to the sale on August 5, 1996 of $100 million of long term debt. Management of PTR believes that inclusion of the effects of this transaction would not have a material effect on the pro forma balance sheet as the proceeds, for pro forma purposes, would have been used to reduce the outstanding balance of PTR's line of credit borrowings.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what PTR's actual financial position would have been assuming these transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of PTR.

                                      PTR

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF MARCH 31, 1996
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                FORMATION OF
                                                                 HOMESTEAD
                                                                 AND MERGER               ACQUISITION ACQUISITION
                                                 MULTIFAMILY     WITH PTR-       PTR/     OF ATLANTIC   OF SCG
                                     LAND TO     PROPERTIES      HOMESTEAD    HOMESTEAD    HOMESTEAD   HOMESTEAD   OTHER PRO
                            PTR         BE          TO BE         VILLAGE    CONSOLIDATED   VILLAGE     VILLAGE      FORMA
       ASSETS          HISTORICAL(A) ACQUIRED     ACQUIRED        GROUP(F)    PRO FORMA    GROUP(G)    GROUP(H)   ADJUSTMENTS
       ------          ------------- --------    -----------    ------------ ------------ ----------- ----------- -----------
 Real estate........    $1,840,474   $11,789(b)   $207,193(c)       $--       $2,059,456    $24,095     $   233    $    --
 Mortgage notes
 receivable.........        14,764       --            --            --           14,764        --          --          --
                        ----------   -------      --------          ----      ----------    -------     -------    --------
    Total
    investments.....     1,855,238    11,789       207,193           --        2,074,220     24,095         233         --
 Cash and cash
 equivalents........         8,338       --         (5,708)(d)         1(e)        2,631     27,239          12      (1,000)(i)
 Accounts
 receivable.........         3,047       --            --            --            3,047        --          481         --
 Deferred financing
 costs..............           --        --            --            --              --         --          --        8,400(j)
 Other assets.......        23,311       --            --            --           23,311      1,817      19,481       1,500(i)
                        ----------   -------      --------          ----      ----------    -------     -------    --------
    Total assets....    $1,889,934   $11,789      $201,485          $  1      $2,103,209    $53,151     $20,207    $  8,900
                        ==========   =======      ========          ====      ==========    =======     =======    ========
   LIABILITIES AND
 HAREHOLDERS' EQUITYS
- --------------------
 Liabilities:
  Line of credit.. .    $   36,250   $11,789(b)   $137,000(d)       $--       $  185,039    $   --      $   --     $    500(i)
  Long term
  unsecured debt.. .       350,000       --            --            --          350,000        --          --          --
  Mortgages
  payable......... .       157,570       --         64,485(d)        --          222,055        --          --          --
  Accounts payable .        24,488       --            --            --           24,488        142           6         --
  Accrued expenses
  and other
  liabilities..... .        26,504       --            --            --           26,504      1,310           3         --
  Deferred revenue .           --        --            --            --              --         --          --          --
                        ----------   -------      --------          ----      ----------    -------     -------    --------
    Total
    liabilities.....       594,812    11,789       201,485           --          808,086      1,452           9         500
                        ----------   -------      --------          ----      ----------    -------     -------    --------
 Minority interest..           --        --            --            --              --         --          --       71,897(k)
                        ----------   -------      --------          ----      ----------    -------     -------    --------
 Shareholders'
 equity:
  Series A
  Cumulative
  Preferred shares .       230,000       --            --            --          230,000        --          --          --
  Series B
  Cumulative
  Redeemable
  Perpetual
  Preferred shares .       105,000       --            --            --          105,000        --          --          --
  Common shares... .        72,376       --            --            --           72,376         42          16         (58)(k)
  Additional paid-
  in capital...... .       952,679       --            --              1(e)      952,680     51,657      20,182     (71,839)(k)
                                                                                                                      8,400 (j)
  Dividends in
  excess of net
  earnings........ .       (62,996)      --            --            --          (62,996)       --          --          --
  Treasury shares,
  at cost......... .        (1,937)      --            --            --           (1,937)       --          --          --
                        ----------   -------      --------          ----      ----------    -------     -------    --------
    Total
    shareholders'
    equity..........     1,295,122       --            --              1       1,295,123     51,699      20,198     (63,497)
                        ----------   -------      --------          ----      ----------    -------     -------    --------
    Total
    liabilities and
    shareholders'
    equity..........    $1,889,934   $11,789      $201,485          $  1      $2,103,209    $53,151     $20,207    $  8,900
                        ==========   =======      ========          ====      ==========    =======     =======    ========
                                        SPIN-OFF OF
                                          SHARES OF
                                          HOMESTEAD
                                       COMMON STOCK TO PTR PRO FORMA
                          PRO FORMA     SHAREHOLDERS     RESULTING
                       BEFORE SPIN-OFF       AND           FROM
                             AND       DECONSOLIDATION   HOMESTEAD
       ASSETS          DECONSOLIDATION OF HOMESTEAD(L)   SPIN-OFF
       ------          --------------- --------------- -------------
 Real estate........     $2,083,784       $(156,988)    $1,926,796
 Mortgage notes
 receivable.........         14,764          51,563         66,327
                       --------------- --------------- -------------
    Total
    investments.....      2,098,548        (105,425)     1,993,123
 Cash and cash
 equivalents........         28,882         (28,683)           199
 Accounts
 receivable.........          3,528             (97)         3,431
 Deferred financing
 costs..............          8,400          (8,400)           --
 Other assets.......         46,109         (24,587)        21,522
                       --------------- --------------- -------------
    Total assets....     $2,185,467       $(167,192)    $2,018,275
                       =============== =============== =============
   LIABILITIES AND
 HAREHOLDERS' EQUITYS
- --------------------
 Liabilities:
  Line of credit.. .     $  185,539       $     --      $  185,539
  Long term
  unsecured debt.. .        350,000             --         350,000
  Mortgages
  payable......... .        222,055             --         222,055
  Accounts payable .         24,636          (4,172)        20,464
  Accrued expenses
  and other
  liabilities..... .         27,817          (2,848)        24,969
  Deferred revenue .            --           18,332(m)      18,332
                       --------------- --------------- -------------
    Total
    liabilities.....        810,047          11,312        821,359
                       --------------- --------------- -------------
 Minority interest..         71,897         (71,897)           --
                       --------------- --------------- -------------
 Shareholders'
 equity:
  Series A
  Cumulative
  Preferred shares .        230,000             --         230,000
  Series B
  Cumulative
  Redeemable
  Perpetual
  Preferred shares .        105,000             --         105,000
  Common shares... .         72,376             --          72,376
  Additional paid-
  in capital...... .        961,080        (101,323)       859,757
  Dividends in
  excess of net
  earnings........ .        (62,996)         (5,284)       (68,280)
  Treasury shares,
  at cost......... .         (1,937)            --          (1,937)
                       --------------- --------------- -------------
    Total
    shareholders'
    equity..........      1,303,523        (106,607)     1,196,916
                       --------------- --------------- -------------
    Total
    liabilities and
    shareholders'
    equity..........     $2,185,467       $(167,192)    $2,018,275
                       =============== =============== =============

See accompanying notes to pro forma condensed consolidated balance sheet.

                                      PTR

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF MARCH 31, 1996
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(a) Represents the historical consolidated balance sheet of Security Capital Pacific Trust ("PTR") as of March 31, 1996, as set forth on Form 10-Q, as amended by Form 10-Q/A No. 1, filed with the Securities and Exchange Commission which is incorporated herein by reference.

(b) Reflects 10 land parcels under contract to be acquired for cash by the PTR-Homestead Village Group subsequent to March 31, 1996, and prior to the date of the Transaction, described in the Prospectus. Such acquisitions will be funded through borrowings on PTR's line of credit.

(c) Represents PTR's multifamily property acquisitions and three multifamily properties under contract to be acquired subsequent to March 31, 1996, as follows:

                                                                     ACQUISITION
   PROPERTY                                         ACQUISITION DATE    COST
   --------                                         ---------------- -----------
   Timberline......................................         4/17/96   $  7,043
   Club Pacifica...................................         4/23/96     14,300
   The Crossing....................................         5/21/96     14,850
   Mission Springs.................................         5/31/96     38,500
   Quail Ridge.....................................         6/13/96     17,550
   Newpointe.......................................         7/10/96      9,400
   Brighton........................................  under contract     11,150
   Oakwood.........................................  under contract     64,800
   El Dorado.......................................  under contract     29,600
                                                                      --------
                                                                      $207,193
                                                                      ========

(d) Reflects the use of cash on hand of $5,708 and line of credit borrowings of $137,000 utilized to fund the pro forma acquisition of properties subsequent to March 31, 1996. Additionally, PTR anticipates assuming approximately $64,485 in mortgage notes payable upon the purchase of Oakwood and El Dorado.

(e) Reflects the capitalization of Homestead through the issuance of 1,000 shares of Homestead Common Stock in exchange for $1.

(f) Upon the consummation of the merger of Homestead with PTR-Homestead Village Group, Homestead will issue to PTR 9,485,727 shares of Homestead Common Stock in exchange for the net assets of the PTR-Homestead Village Group. Additionally, PTR will receive 6,363,789 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share for its commitment to provide funding under the Funding Commitment Agreement. Management of PTR, Security Capital Atlantic Incorporated ("ATLANTIC") and other affiliates of Security Capital Group Incorporated ("SCG") ("Management") determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (m) below for a determination of the value and accounting treatment of the Homestead Warrants described herein.

  As a result of the merger transaction, Homestead will be consolidated into PTR. Accordingly, the issuance of the shares to PTR has not been reflected in the accompanying pro forma balance sheet as such shares would be eliminated in consolidation.

(g) Reflects the acquisition of the net assets of the Atlantic-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to ATLANTIC of Homestead Common Stock. Estimated fair market value for all parties in the Transaction is based on the relative fair value of the net assets received by Homestead as used in determining the relative ownership percentage of PTR, ATLANTIC and SCG in Homestead. The methodology used was based upon the present values of the cash flows of the contributions made by each such party. See "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction." Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
   BALANCE SHEET CAPTION                     COST    ADJUSTMENTS        COST
   ---------------------                  ---------- -----------     -----------
   Real estate..........................   $10,437     $13,658 (i)     $24,095
   Cash and cash equivalents............        72      27,167 (ii)     27,239
   Other assets.........................     1,817         --            1,817
                                           -------     -------         -------
     Total assets.......................    12,326      40,825          53,151
                                           -------     -------         -------
   Accounts payable.....................       142         --              142
   Accrued expenses and other
    liabilities.........................     1,310         --            1,310
   Intercompany debt....................     9,295      (9,295)(iii)       --
                                           -------     -------         -------
     Total liabilities..................    10,747      (9,295)          1,452
                                           -------     -------         -------
     Total shareholders' equity.........     1,579      50,120 (iv)     51,699
                                           -------     -------         -------
     Total liabilities and shareholders'
      equity............................   $12,326     $40,825         $53,151
                                           =======     =======         =======

  --------
  (i) Reflects estimated costs of $9,582 relating to the acquisition of eight parcels of land under contract to be acquired for cash, subsequent to March 31, 1996 and prior to the date of the Transaction. Also included is $4,076 which represents the amount by which the estimated fair market value of the net assets acquired exceeds the historical cost basis. This excess has been attributed to real estate as management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The acquisition cost was determined by Management. The fair market value of the real estate was estimated using a premium over cost, which Management believes is reasonable considering value added during the development process. Also see "The Transaction-- Recommendations of the PTR Board and Reasons for the Transaction" for further discussion of the determination of estimated fair market value.

  (ii) Reflects, for pro forma purposes, cash of $27,167 contributed by ATLANTIC as partial consideration for shares of Homestead Common Stock received. The cash payment is necessary to facilitate ATLANTIC's receipt of its entire share of Homestead Common Stock on the Closing Date in accordance with the Merger Agreement. (The actual cash dollar amount paid is expected to be reduced to approximately $18,600 by the Closing Date as a result of development costs expected to be incurred between March 31, 1996 and the Closing Date).

  (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

  (iv) Reflects the impact on shareholders' equity of adjustments (i), (ii) and (iii) above. Based upon the Merger Agreement, Atlantic will receive 4,201,220 shares of Homestead Common Stock having a value of $51,699. Such value was determined based on the assumed value of the Homestead Common Stock of approximately $12.31 per share (the "Assumed Value"), which is based solely on the estimated fair market value of the net assets contributed by PTR, ATLANTIC and SCG. This per share amount is not intended as an indication of the price at which shares of Homestead Common Stock may actually trade and no assurance can be given as to the price at which the shares of Homestead Common Stock will trade. Additionally, ATLANTIC will receive 2,818,517 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for entering into the Funding Commitment Agreement. Management determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for a determination of the value and accounting treatment of the Homestead Warrants described herein.

(h) Reflects the acquisition of the net assets of the SCG-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to SCG of Homestead Common Stock. For a description of the determination of the estimated fair market value of the net assets acquired, see (g) above. Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
   BALANCE SHEET CAPTION                     COST    ADJUSTMENTS        COST
   ---------------------                  ---------- -----------     -----------
   Real estate (furniture and equipment,
    net)................................   $   233     $   --          $   233
   Cash and cash equivalents............        12         --               12
   Accounts receivable..................       481         --              481
   Other assets.........................        76      19,405 (i)      19,481
                                           -------     -------         -------
     Total assets.......................   $   802     $19,405         $20,207
                                           =======     =======         =======
   Accounts payable.....................   $     6     $   --          $     6
   Accrued expenses and other
    liabilities.........................       494        (491)(ii)          3
   Intercompany debt....................     2,043      (2,043)(iii)       --
                                           -------     -------         -------
     Total liabilities..................     2,543      (2,534)              9
                                           -------     -------         -------
     Total shareholders' equity.........    (1,741)     21,939 (iv)     20,196
                                           -------     -------         -------
     Total liabilities and shareholders'
      equity............................   $   802     $19,405         $20,207
                                           =======     =======         =======

  --------

  (i) The net assets acquired primarily consist of trademarks, tradenames, development and property management expertise, as well as operating systems necessary to conduct the business of developing, owning and operating the Homestead Village properties. The estimated fair market value of the net assets acquired is approximately $49,995 for which Homestead will issue 4,062,788 shares of Homestead Common Stock. At the date of the Transaction, SCG will receive a pro rata portion (1,640,786) of the total shares, based upon the ratio (40.4%) of actual funding provided by PTR and ATLANTIC to Homestead as of March 31, 1996 to the total expected funding to be provided, as more fully described in the Transaction (The 1,640,786 shares issued to SCG is expected to increase to 1,819,750 shares issued at the Closing Date as a result of development costs expected to be incurred between March 31, 1996 and the Closing Date). Correspondingly, the proportional amount of the estimated fair market value recorded at the date of the Transaction is approximately $20,198, of which approximately $19,405 has been attributed to the trademarks and other intangible assets listed above which Homestead's management intends to amortize on a straight-line basis over a 20 year period. The $19,405 has been attributed to these intangibles as Management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The $793 ($20,198-$19,405) difference represents the historical cost of the net assets of SCG after adjustment for (ii) and (iii) below. The identification of the trademark and other intangible assets listed above and the determination of the acquisition cost of the net assets was made by Management. A discounted cash flow method was used by Management to estimate fair market value. Also see "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction" for further discussion of the determination of estimated fair market value.

  (ii) Reflects an adjustment to reduce accrued expenses and other liabilities for employee-related liabilities which will not be assumed by Homestead. Such adjustment is reflected as an addition to contributed capital.

  (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

  (iv) Reflects the impact on shareholders' equity of adjustments (i), (ii) and (iii) above. Additionally, SCG will receive 817,694 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for the commitment to provide funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year. Management determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for a determination of the value and accounting treatment of the Homestead Warrants described herein.

(i) Reflects estimated of $1,500 incurred in connection with the Transaction, which for PTR pro forma purposes are assumed to be paid $1,000 from cash on hand and $500 through borrowing on PTR's line of credit.

(j) Reflects financing costs incurred by Homestead resulting from the issuance of Homestead Warrants to ATLANTIC (2,818,517) and SCG (817,694) in exchange for commitments to provide fundings and the commitment to provide office facilities by SCG, as described in (g) and (h) above. The amount of the financing costs equals the value of the Homestead Warrants which was measured as the excess of the Assumed Value of the Homestead Common Stock over the $10 exercise price times the Homestead Warrants received. The value of the Homestead Warrants was accounted for as additional paid-in capital by Homestead. The financing costs related to ATLANTIC ($6,511) will be amortized as an adjustment to the effective interest rate on the fundings over the term of the convertible mortgage notes. The financing costs related to SCG ($1,889) will be amortized over a period not to exceed one year.

(k) Represents the minority interest in Homestead's shareholders' equity resulting from shares issued to ATLANTIC and SCG in connection with the acquisitions described in (g) and (h) above.

(l) Reflects the distribution to PTR shareholders of shares of Homestead Common Stock and Homestead Warrants PTR received from the Mergers. Also reflects deconsolidation of Homestead from PTR as a result of the distribution of all of its shares of Homestead Common Stock to PTR shareholders. Amounts primarily represent the sum of the acquisition balance sheets of Atlantic-Homestead Village Group and SCG-Homestead Village Group presented herein, plus the historical combined balance sheet of PTR-Homestead Village Group included in this Proxy Statement and Prospectus. Per the terms of the Transaction, as of March 31, 1996 PTR will retain $51,563 in convertible mortgage notes due from Homestead. Such amount was calculated in accordance with the terms of the Merger Agreement.

  The following analysis is provided to reconcile the Homestead Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 reflected on page F-4 of the Homestead Prospectus to the amounts reflected in the spin-off of shares of Homestead Common Stock to PTR Shareholders column on page F-3.

                                                    SPIN-OFF OF SHARES
                              HOMESTEAD PRO FORMA   OF HOMESTEAD COMMON
                             CONDENSED CONSOLIDATED        STOCK
                               COLUMN--HOMESTEAD    TO PTR SHAREHOLDERS
                              PROSPECTUS PAGE F-4    COLUMN--PAGE F-3   DIFFERENCE
                             ---------------------- ------------------- ----------
   Assets..................         $238,270             $167,192        $71,078
                                    ========             ========        =======
   Liabilities.............           59,766             (11,312)         71,078
   Shareholders' equity and
    minority interest......          178,504              178,504            --
                                    --------             --------        -------
     Total liabilities and
      shareholders' equity
      and minority
      interest.............         $238,270             $167,192        $71,078
                                    ========             ========        =======

  The difference represents $51,563 in convertible mortgage notes due to PTR from Homestead and $1,183 in related accrued interest receivable as of March 31, 1996 and $18,332 (see note (m)) below classified as deferred revenue by PTR and correspondingly, deferred financing costs by Homestead.

(m) Reflects the value of the Homestead Warrants received by PTR from Homestead ($14,700) calculated as described in (j) above (such warrants were distributed to the PTR shareholders as described in (l) above.) and the value of the common stock conversion feature in the $51,563 convertible mortgage notes ($3,632). The value of the conversion feature was measured as the excess of the Assumed Value of the Homestead Common Stock over the $11.50 conversion price times the number of shares into which the mortgage notes could be converted, which is based on one share for every $11.50 of principle outstanding on the mortgage notes (4,484 shares). The total additional value of $18,332, described above, has been accounted for as deferred revenue and will be amortized as an adjustment to the effective interest rate on the convertible mortgage notes over the term of the notes. The adjusted effective interest rate on these notes is 12.42%.

                                      PTR

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996, of Security Capital Pacific Trust ("PTR") are presented as if the following transactions had occurred as of January 1, 1995: (i) PTR-Homestead Village Group acquires land parcels which were under contract to be acquired as of March 31, 1996 and are expected to close prior to the Transaction; (ii) PTR acquires multifamily properties which were acquired or under contract to be acquired subsequent to March 31, 1996, all of which are expected to close prior to the closing of the Transaction; (iii) Homestead Village Incorporated ("Homestead") was capitalized and the PTR-Homestead Village Group merged into Homestead; (iv) The net assets of Atlantic-Homestead Village Group and SCG-Homestead Village Group were acquired by Homestead through the issuance of additional shares of Homestead Common Stock and Homestead Warrants; and (v) PTR distributes all of the Homestead Common Stock and Homestead Warrants it received from the merger with Homestead to the PTR shareholders. These unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with the historical financial statements of PTR for 1995, set forth on Form 10-K, as amended by Form 10-K/A No. 1, filed with the Securities and Exchange Commission, which is incorporated herein by reference and, the PTR-Homestead Village Group historical combined financial statements presented in the Homestead Prospectus attached to this Proxy Statement and Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations, described above, do not give effect to the sale on August 5, 1996 of $100 million of long term unsecured debt. Management of PTR believes that inclusion of the effects of this transaction would not have a material effect on the pro forma statements of operations as the proceeds, for pro forma purposes, would have been used to reduce the outstanding balance of PTR's line of credit borrowings and, the interest rate differential between the line of credit and the long term debt would result in an immaterial impact on interest expense and net earnings attributable to common shares.

  These unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what PTR's actual results of operations would have been for the year ended December 31, 1995 or for the three month period ended March 31, 1996 assuming such transactions had been completed as of January 1, 1995, nor do they purport to present the results of operations for future periods for PTR. Additionally, the Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 is not necessarily indicative of the results of operations for the full year.

                                      PTR

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PTR PRO FORMA
                             HISTORICAL       PRO FORMA                                         RESULTING FROM
                         ------------------- ADJUSTMENTS            PTR-HOMESTEAD               ACQUISITION OF
                                 MULTIFAMILY     FOR                VILLAGE GROUP  HOMESTEAD     MULTIFAMILY
                                 PROPERTIES  PROPERTIES              INCLUDED IN   SPIN-OFF     PROPERTIES AND
                                    TO BE       TO BE                 HOMESTEAD    PRO FORMA      HOMESTEAD
                         PTR(A)  ACQUIRED(B)  ACQUIRED     SUBTOTAL  SPIN-OFF(H)  ADJUSTMENTS      SPIN-OFF
                         ------- ----------- -----------   -------- ------------- -----------   --------------
Revenues:
 Rental income.......... $75,809   $9,040      $   --      $84,849     $(6,753)     $  --          $78,096
 Interest & other
  income................     547      --           (74)(c)     473        (115)      1,601 (i)       1,959
                         -------   ------      -------     -------     -------      ------         -------
                          76,356    9,040          (74)     85,322      (6,868)      1,601          80,055
                         -------   ------      -------     -------     -------      ------         -------
Expenses:
 Rental expenses........  27,443    3,605          --       31,048      (2,946)        --           28,102
 Property management
  fee paid to
  affiliates............   2,854      359          (26)(d)   3,187        (500)        --            2,687
 Depreciation...........  10,618      --         1,174 (e)  11,792        (859)        --           10,933
 Interest...............   6,520    1,241        2,846 (f)  10,607        (961)        243 (j)      12,035
                                                                                     2,146 (l)
 REIT management fee
  paid to affiliate.....   5,555      --           151 (g)   5,706        (362)        (39)(k)       4,962
                                                                                      (343)(l)
 General and
  administrative........     276      --           --          276        (175)        --              101
 Other..................     170      --           --          170         (26)        --              144
                         -------   ------      -------     -------     -------      ------         -------
   Total expenses.......  53,436    5,205        4,145      62,786      (5,829)      2,007          58,964
                         -------   ------      -------     -------     -------      ------         -------
Earnings from
 operations.............  22,920    3,835       (4,219)     22,536      (1,039)       (406)         21,091
Gain on sale of
 investments, net.......   2,923      --           --        2,923         --          --            2,923
                         -------   ------      -------     -------     -------      ------         -------
Net earnings............  25,843    3,835       (4,219)     25,459      (1,039)       (406)         24,014
Less Preferred share
 dividends..............   6,388      --           --        6,388         --          --            6,388
                         -------   ------      -------     -------     -------      ------         -------
   Net earnings
    attributable to
    common shares....... $19,455   $3,835      $(4,219)    $19,071     $(1,039)     $ (406)        $17,626
                         =======   ======      =======     =======     =======      ======         =======
Weighted average common
 shares outstanding.....  72,211                                                                    72,211
                         -------                                                                   -------
Per share net earnings
 attributable to common
 shares................. $  0.27                                                                   $  0.24
                         =======                                                                   =======

    See accompanying notes to pro forma condensed consolidated statement of operations.

                                      PTR

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Represents the historical consolidated statement of operations of Security Capital Pacific Trust ("PTR") for the three months ended March 31, 1996, set forth on Form 10-Q, as amended by Form 10-Q/A No. 1, filed with the Securities and Exchange Commission, which is incorporated herein by reference.

(b) Reflects historical revenues and certain expenses, including mortgage interest if applicable, on properties acquired in 1996, or under contract to be acquired subsequent to March 31, 1996, for the period from January 1, 1996 to the earlier of the respective dates of acquisition or March 31, 1996. Historical revenues and certain expenses exclude amounts which would not be comparable to the proposed future operations of the properties such as certain interest expense, interest income, income taxes and depreciation. The following table reconciles the historical financial information for the Group A Properties and the Group B Properties (as defined on F-14) to the pro forma condensed consolidated statement of operations:

                                                            PROPERTY
                                            RENTAL RENTAL  MANAGEMENT INTEREST
                                            INCOME EXPENSE    FEES    EXPENSE
                                            ------ ------- ---------- --------
For the period January 1, 1996 to the
 earlier of the date of acquisition or
 March 31, 1996:
  Group A Properties (i)................... $4,702 $1,849     $208     $  923
  Group B Properties (ii)..................  4,338  1,756      151        318
                                            ------ ------     ----     ------
    Totals................................. $9,040 $3,605     $359     $1,241
                                            ====== ======     ====     ======

(c) Reflects the elimination of interest income earned on cash and cash equivalents, which for pro forma purposes was utilized to fund property acquisitions:

                                                                   THREE MONTHS
                                                                   ENDED 3/31/96
                                                                   -------------
Pro Forma utilization of cash and cash equivalents................    $(5,708)
Current interest rate.............................................       5.22%
Proration factor..................................................        .25
                                                                      -------
Pro Forma interest income adjustment..............................    $   (74)
                                                                      =======

(d) Reflects the difference between historical property management fee expense and PTR's management fee expense.

(e) Reflects pro forma depreciation expense adjustment resulting from acquired properties, or properties under contract to be acquired, based on the depreciable basis of PTR's acquisition cost, assuming asset lives ranging from 10 to 40 years. The pro forma depreciation expense adjustment amounts by property are as follows:

                                                 ACQUISITION
                                            ---------------------- THREE MONTHS
PROPERTY                                         DATE       COSTS  ENDED 3/31/96
- --------                                    -------------- ------- -------------
Westcourt Village..........................    3/27/96     $12,762    $   61
Ocean Crest................................    3/29/96      15,600        77
Timberline.................................    4/17/96       7,043        35
Club Pacifica..............................    4/23/96      14,300        72
The Crossing...............................    5/21/96      14,850        74
Missions Springs...........................    5/31/96      38,500       192
Quail Ridge................................    6/13/96      17,550        87
Newpointe..................................    7/10/96       9,400        47
El Dorado.................................. under contract  29,600       148
Brighton................................... under contract  11,150        56
Oakwood.................................... under contract  64,800       325
                                                                      ------
                                                                      $1,174
                                                                      ======

(f) Represents the pro forma interest expense adjustments related to utilization of line of credit borrowings that would have been required if the property acquisitions had occurred at January 1, 1995:

                                                                  THREE MONTHS
                                                                  ENDED 3/31/96
                                                                  -------------
Pro forma line of credit borrowings for operating properties acquired or under contract to be acquired, subsequent to March
 31, 1996........................................................   $137,000
Line of credit borrowings required for 1996 acquisitions made
 prior to March 31, 1996.........................................     28,558
                                                                    --------
Total pro forma line of credit borrowings........................    165,558
Current interest rate............................................      6.875%
Proration factor.................................................        .25
                                                                    --------
Pro forma interest expense adjustment............................   $  2,846
                                                                    ========

(g) Reflects adjustment to PTR's REIT management fee expense related to the increase in cash flow resulting from acquisition of multifamily properties and adjustments discussed in (c), (d) and (f) above:

                                                                   THREE MONTHS
                                                                   ENDED 3/31/96
                                                                   -------------
Historical earnings from operations from acquisitions.............    $3,835
Pro Forma adjustments:.
  Interest income.................................................       (74)
  Property management fees paid to affiliates.....................        26
  Interest expense................................................    (2,846)
                                                                      ------
                                                                         941
REIT management fee percentage....................................        16%
                                                                      ------
Pro Forma REIT management fee expense adjustment..................    $  151
                                                                      ======

(h) Reflects the historical combined statement of operations of the PTR-Homestead Village Group for the three months ended March 31, 1996, which is presented elsewhere in this Proxy Statement and Prospectus.

(i) The pro forma adjustment reflects interest income earned at the effective interest rate of 12.42% on $51,563 convertible mortgage notes assumed by Homestead in connection with the merger with PTR. See note (m) on F-7 for discussion of the effective interest rate.

(j) Represents interest expense at 8.25% incurred on line of credit borrowings by PTR in connection with convertible mortgage note fundings to Homestead for the acquisition of land by Homestead.

(k) Reflects the reduction of the 16% REIT management fee attributable to the increased interest expense in (j) above. The REIT Management Agreement between PTR and the REIT Manager will be amended to exclude income received from the convertible mortgage notes from the definition of income subject to REIT management fee.

(l) Assuming the merger and spin-off transactions had occurred as of January 1, 1995, the costs incurred to acquire the assets existing at March 31, 1996 are also all assumed to have been incurred as of January 1, 1995 prior to the spin-off by PTR. Further, as the debt incurred by PTR to finance the assets would not be retired as a result of the spin-off, such financing would, for pro forma purposes, remain outstanding for the entire three months ended March 31, 1996.

  Additionally, it is assumed that properties under development would have been debt financed 100% via PTR's line of credit and that operating properties would have been debt financed 70% based on the leverage ratio which is expected to exist within Homestead after the Funding Commitment Agreements have been fulfilled. Based upon these assumptions, following is the interest expense and REIT management fee adjustments, for the three months ended March 31, 1996, related to the financing of the $125,187 of gross historical cost of real estate assets (prior to accumulated depreciation existing as of March 31, 1996).

                                         PTR-HOMESTEAD VILLAGE PROPERTIES
                                       ---------------------------------------
                                       OPERATING    UNDER DEVELOPMENT  TOTAL
                                       ---------    ----------------- --------
   March 31, 1996 gross historical
    cost of real estate assets (prior
    to accumulated depreciation)......  $89,508          $35,679      $125,187
   Assumed financing percentage.......       70%             100%        78.55%
                                        -------          -------      --------
   Assumed amount financed............   62,656           35,679        98,335
   Assumed interest rate..............     9.00%(1)         8.25%(2)      8.73%
   One-quarter of year................      .25              .25           .25
                                        -------          -------      --------
   Pro forma interest adjustment (3)..  $ 1,410          $   736         2,146
                                        =======          =======
   Pro forma REIT management fee
    adjustment (16%)..................                                    (343)
                                                                      --------
   Net pro forma adjustment...........                                $  1,803
                                                                      ========

  --------
  (1) Represents interest rate on convertible mortgage notes payable.
  (2) Represents weighted average interest rate on PTR's line of credit borrowings for the year.

  (3) The pro forma interest adjustment reflects the financing costs for the entire period as the actual historical interest expense was eliminated in adjustment (h) above.

                                    PTR

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1995

                                (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     PTR PRO
                                                                                                      FORMA
                                                                                                    RESULTING
                                                                                                      FROM
                                                                                                   ACQUISITION
                              HISTORICAL                                                               OF
                         --------------------                          PTR-HOMESTEAD               MULTIFAMILY
                                  MULTIFAMILY   PRO FORMA              VILLAGE GROUP  HOMESTEAD    PROPERTIES
                                  PROPERTIES   ADJUSTMENTS              INCLUDED IN   SPIN-OFF         AND
                                     TO BE    FOR PROPERTIES             HOMESTEAD    PRO FORMA     HOMESTEAD
                          PTR(A)  ACQUIRED(B) TO BE ACQUIRED  SUBTOTAL  SPIN-OFF(H)  ADJUSTMENTS    SPIN-OFF
                         -------- ----------- --------------  -------- ------------- -----------   -----------
Revenues:
 Rental Income.......... $262,473   $35,277      $    --      $297,750   $(18,690)     $  --        $279,060
 Interest...............    2,400       --           (298)(c)    2,102        (13)      6,404(i)       8,493
                         --------   -------      --------     --------   --------      ------       --------
                          264,873    35,277          (298)     299,852    (18,703)      6,404        287,553
                         --------   -------      --------     --------   --------      ------       --------
Expenses:
 Rental expenses........   95,134    13,763           --       108,897     (7,600)        --         101,297
 Property management
  fee paid to
  affiliates............    8,912     1,381           (59)(d)   10,234     (1,018)        --           9,216
 Depreciation...........   36,685       --          4,716(e)    41,401     (2,343)        --          39,058
 Interest...............   19,584     4,998        11,382(f)    35,964     (2,958)        943(j)      41,421
                                                                                        7,472(l)
 REIT management fee
  paid to affiliate.....   20,354       --            562(g)    20,916       (989)       (151)(k)     18,580
                                                                                       (1,196)(l)
 General and
  administrative........      952       --            --           952       (798)        --             154
 Provision for possible
  loss on investments...      420       --            --           420        --          --             420
 Other..................    1,136       --            --         1,136       (146)        --             990
                         --------   -------      --------     --------   --------      ------       --------
   Total expenses.......  183,177    20,142        16,601      219,920    (15,852)      7,068        211,136
                         --------   -------      --------     --------   --------      ------       --------
Earnings from
 operations.............   81,696    15,135       (16,899)      79,932     (2,851)       (664)        76,417
Gain on sale of
 investments, net.......    2,623       --            --         2,623        --          --           2,623
                         --------   -------      --------     --------   --------      ------       --------
Net earnings............   84,319    15,135       (16,899)      82,555     (2,851)       (664)        79,040
Less preferred share
 dividends..............   21,823       --            --        21,823        --          --          21,823
                         --------   -------      --------     --------   --------      ------       --------
   Net earnings
    attributable to
    common shares....... $ 62,496   $15,135      $(16,899)    $ 60,732   $ (2,851)     $ (664)      $ 57,217
                         ========   =======      ========     ========   ========      ======       ========
Weighted average common
 shares outstanding.....   67,062                                                                     67,062
                         ========                                                                   ========
Per share net earnings
 attributable to common
 shares................. $   0.93                                                                   $   0.85
                         ========                                                                   ========

    See accompanying notes to pro forma condensed consolidated statement of operations.

                                      PTR

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Represents the historical consolidated statement of operations of Security Capital Pacific Trust ("PTR") for the year ended December 31, 1995, set forth on Form 10-K, as amended by Form 10-K/A No. 1, filed with the Securities and Exchange Commission, which is incorporated herein by reference.

(b) Reflects historical revenues and certain expenses, including mortgage interest if applicable, on properties acquired in 1996, or under contract to be acquired subsequent to March 31, 1996, for the year ended December 31, 1995. Historical revenues and certain expenses exclude amounts which would not be comparable to the proposed future operations of the properties such as certain interest expense, interest income, income taxes and depreciation. The following table reconciles the historical financial information for the Group A Properties and the Group B Properties (as defined below) to the pro forma condensed consolidated statement of operations:

                                                              PROPERTY
                                             RENTAL  RENTAL  MANAGEMENT INTEREST
                                             INCOME  EXPENSE    FEES    EXPENSE
                                             ------- ------- ---------- --------
   Group A Properties (i)................... $18,119 $ 7,227   $  743    $3,725
   Group B Properties (ii)..................  17,158   6,536      638     1,273
                                             ------- -------   ------    ------
       Totals............................... $35,277 $13,763   $1,381    $4,998
                                             ======= =======   ======    ======

  (i) Group A Properties consist of the following properties for which a combined statement of revenues and certain expenses for the year ended December 31, 1995 was audited.

     PROPERTY                                   LOCATION          DATE ACQUIRED
     --------                                   --------          -------------
     Timberline........................ Portland, Oregon             4/17/96
     Club Pacifica..................... San Diego, California        4/23/96
     The Crossing...................... Corona, California           5/21/96
     Newpointe......................... Orange County, California    7/10/96
     Brighton.......................... Portland, Oregon          under contract
     Oakwood........................... San Jose, California      under contract

  (ii) Group B Properties consist of the following unaudited properties:

     PROPERTY                                   LOCATION          DATE ACQUIRED
     --------                                   --------          -------------
     Westcourt Village................ San Bernardino, California    3/27/96
     Ocean Crest...................... San Diego, California         3/29/96
     Mission Springs.................. Ontario, California           5/31/96
     Quail Ridge...................... San Francisco, California     6/13/96
     El Dorado........................ San Diego, California      under contract

(c) Reflects the elimination of interest income earned on cash and cash equivalents, which for pro forma purposes was utilized to fund property acquisitions:

                                                                  TWELVE MONTHS
                                                                  ENDED 12/31/95
                                                                  --------------
   Pro Forma utilization of cash and cash equivalents............    $(5,708)
   Current interest rate.........................................       5.22%
   Proration factor..............................................        1.0
                                                                     -------
   Pro Forma interest income adjustment..........................    $  (298)
                                                                     =======

(d) Reflects the difference between historical property management fee expense and PTR's management fee expense.

(e) Reflects pro forma depreciation expense adjustment resulting from acquired properties, or properties under contract to be acquired, based on the depreciable basis of PTR's acquisition cost, assuming asset lives ranging from 10 to 40 years. The pro forma depreciation expense adjustment amounts by property are as follows:

                                                ACQUISITION
                                           ---------------------- TWELVE MONTHS
PROPERTY                                        DATE       COSTS  ENDED 12/31/95
- --------                                   -------------- ------- --------------
Westcourt Village.........................    3/27/96     $12,762     $  256
Ocean Crest...............................    3/29/96      15,600        316
Timberline................................    4/17/96       7,043        140
Club Pacifica.............................    4/23/96      14,300        286
The Crossing..............................    5/21/96      14,850        297
Missions Springs..........................    5/31/96      38,500        771
Quail Ridge...............................    6/13/96      17,550        351
Newpointe.................................    7/10/96       9,400        188
El Dorado................................. under contract  29,600        592
Brighton.................................. under contract  11,150        223
Oakwood................................... under contract  64,800      1,296
                                                                      ------
                                                                      $4,716
                                                                      ======

(f) Represents the pro forma interest expense adjustments related to utilization of line of credit borrowings that would have been required if the property acquisitions had occurred at January 1, 1995:

                                                                 TWELVE MONTHS
                                                                 ENDED 12/31/95
                                                                 --------------
Pro forma line of credit borrowings for operating properties acquired or under contract to be acquired, subsequent to March
 31, 1996.......................................................    $137,000
Line of credit borrowings required for 1996 acquisitions made
 prior to March 31, 1996........................................      28,558
                                                                    --------
Total pro forma line of credit borrowings.......................     165,558
Current interest rate...........................................       6.875%
Proration factor................................................         1.0
                                                                    --------
Pro forma interest expense adjustment...........................    $ 11,382
                                                                    ========

(g) Reflects adjustment to PTR's REIT management fee expense related to the increase in cash flow resulting from acquisition of multifamily properties and adjustments discussed in (c), (d) and (f) above:

                                                                  TWELVE MONTHS
                                                                  ENDED 12/31/95
                                                                  --------------
Historical earnings from operations from acquisitions............    $ 15,135
Pro Forma adjustments:
  Interest income................................................        (298)
  Property management fees paid to affiliates....................          59
  Interest expense...............................................     (11,382)
                                                                     --------
                                                                        3,514
REIT management fee percentage...................................          16%
                                                                     --------
Pro Forma REIT management fee expense adjustment.................    $    562
                                                                     ========

(h) Reflects the historical combined statement of operations of the PTR-Homestead Village Group for the year ended December 31, 1995, which is presented in the Prospectus.

(i) The pro forma adjustment reflects interest income earned at the effective interest rate of 12.42% on $51,563 convertible mortgage notes assumed by Homestead in connection with the merger with PTR. See note (m) on F-7 for discussion of the effective interest rate.

(j) Represents interest expense at 8.0% incurred on line of credit borrowings by PTR in connection with convertible mortgage note fundings to Homestead for the acquisition of land by Homestead.

(k) Reflects the reduction of the 16% REIT management fee attributable to the increased interest expense in (j) above. The REIT Management Agreement between PTR and the REIT Manager will be amended to exclude income received from the convertible mortgage notes from the definition of income subject to the REIT management fee.

(l) Assuming the merger and spin-off transactions had occurred as of January 1, 1995, the costs incurred to acquire the assets existing at March 31, 1996 are also all assumed to have been incurred as of January 1, 1995 prior to the spin-off by PTR. Further, as the debt incurred by PTR to finance the assets would not be retired as a result of the spin-off, such financing would, for pro forma purposes, remain outstanding for the entire year ended December 31, 1995.

  Additionally, it is assumed that properties under development would have been debt financed 100% via PTR's line of credit and that operating properties would have been debt financed 70% based on the leverage ratio which is expected to exist within Homestead after the Funding Commitment Agreements have been fulfilled. Based upon these assumptions, following is the interest expense and REIT management fee adjustments, for the year ended December 31, 1995, related to the financing of the $125,187 of gross historical cost of real estate assets (prior to accumulated depreciation existing as of March 31, 1996).

                                         PTR-HOMESTEAD VILLAGE PROPERTIES
                                       ---------------------------------------
                                       OPERATING    UNDER DEVELOPMENT  TOTAL
                                       ---------    ----------------- --------
   March 31, 1996 gross historical
    cost of real estate assets (prior
    to accumulated depreciation)......  $89,508          $35,679      $125,187
   Assumed financing percentage.......       70%             100%        78.55%
                                        -------          -------      --------
   Assumed amount financed............   62,656           35,679        98,335
   Assumed interest rate..............     7.37%(1)         8.00%(2)      7.60%
                                        -------          -------      --------
   Pro forma interest adjustment(3)...  $ 4,618          $ 2,854         7,472
                                        =======          =======
   Pro forma REIT management fee
    adjustment (16%)..................                                  (1,196)
                                                                      --------
   Net pro forma adjustment...........                                $  6,276
                                                                      ========

  --------
  (1) Represents the interest rate on PTR's long term unsecured debt.
  (2) Represents weighted average interest rate on PTR's line of credit borrowings for the year.

  (3) The pro forma interest adjustment reflects the financing costs for the entire period as the actual historical interest expense was eliminated in adjustment (h) above.

                             [ATLANTIC LETTERHEAD]

To the Shareholders of Security Capital Atlantic Incorporated ("ATLANTIC"):

  You are invited to attend a special meeting of ATLANTIC shareholders to be held in Atlanta, Georgia on Friday, September 13, 1996 at 10:00 a.m. local time.

  At the meeting you will be asked to consider and vote upon a proposed Merger and Distribution Agreement which contemplates (i) the contribution, through a series of merger transactions, by ATLANTIC of its Homestead Village properties to a newly formed company, Homestead Village Incorporated ("Homestead"), in exchange for shares of Homestead common stock, (ii) the receipt of warrants to purchase shares of Homestead common stock in exchange for the agreement of ATLANTIC to finance, through convertible mortgage loans to Homestead, the acquisition and development of certain properties being contributed by ATLANTIC to Homestead and (iii) the distribution, pro rata, of all of the Homestead common stock and warrants ATLANTIC receives to ATLANTIC shareholders. If the foregoing proposal is approved, each holder of ATLANTIC common stock will (1) retain his or her existing shares of ATLANTIC common stock and (2) receive shares of Homestead common stock and warrants to purchase shares of Homestead common stock. The transaction and certain related matters are described in detail in the accompanying Information Statement and Prospectus. Please review it carefully.

  After careful consideration, the ATLANTIC Board of Directors, by unanimous vote of directors who are not officers of ATLANTIC or directors, officers or employees of ATLANTIC's largest shareholder, Security Capital Group Incorporated ("SCG"), or its affiliates, has approved the transaction and recommends that all shareholders vote for its approval. The affirmative vote of holders of a majority of the outstanding shares of ATLANTIC common stock will be necessary for approval of the transaction.

  SCG, which owns approximately 64.1% of the outstanding shares of ATLANTIC common stock, has agreed, subject to certain conditions, to vote its shares of ATLANTIC common stock in favor of the Merger Agreement. Therefore, approval of the proposal is assured.

  YOU ARE NOT BEING ASKED TO SUBMIT A PROXY AND ONE IS NOT BEING SOLICITED.

                                          Very truly yours,

                                          Constance B. Moore
                                          Co-Chairman

                                          James C. Potts
                                          Co-Chairman

                             [ATLANTIC LETTERHEAD]

  Notice Is Hereby Given that a special meeting of shareholders of Security Capital Atlantic Incorporated ("ATLANTIC") will be held on Friday, September 13, 1996, commencing at 10:00 a.m., local time, at ATLANTIC's executive offices at Six Piedmont Center, Suite 600, Atlanta, Georgia, for the following purposes:

    1. To consider and vote upon the approval of a Merger and Distribution Agreement dated as of May 21, 1996 (the "Merger Agreement"), among ATLANTIC, Homestead Village Incorporated, a Maryland corporation ("Homestead"), Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), and Security Capital Group Incorporated, a Maryland corporation ("SCG"), pursuant to which, among other matters, (i) ATLANTIC, PTR and SCG would contribute, through a series of merger transactions, all of their respective assets related to the Homestead Village properties in exchange for shares of Homestead common stock, (ii) ATLANTIC and PTR would agree to finance, through convertible mortgage loans to Homestead, the acquisition and development of certain properties being contributed by them in exchange for warrants to purchase shares of Homestead common stock, (iii) SCG would agree to finance the acquisition and development of certain Homestead Village properties in exchange for warrants to purchase shares of Homestead common stock and (iv) ATLANTIC and PTR would distribute such Homestead securities pro rata to their respective shareholders, all as more fully described in the accompanying Information Statement and Prospectus;

    2. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is set forth as Annex I to the Information Statement and Prospectus attached hereto and is incorporated herein by reference.

  The Board of Directors of ATLANTIC has fixed the close of business on August 12, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock of ATLANTIC entitled to vote at the special meeting is necessary to approve and adopt the proposal set forth above. Holders of shares of ATLANTIC common stock are not entitled to dissenters' rights under Maryland law in connection with the transaction.

  YOU ARE NOT BEING ASKED TO SUBMIT A PROXY AND ONE IS NOT BEING SOLICITED.

                                          By Order of the Board of Directors,

                                          Jeffrey A. Klopf
                                          Secretary

Atlanta, Georgia

August  , 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS INFORMATION STATEMENT AND PROSPECTUS SHALL NOT        +
+CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL  +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED AUGUST 6, 1996

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                             INFORMATION STATEMENT

                                  -----------

                      HOMESTEAD VILLAGE INCORPORATED

                                   PROSPECTUS

                                  -----------

  This Information Statement and Prospectus relates to (i) a proposed transaction pursuant to which Security Capital Atlantic Incorporated ("ATLANTIC"), Security Capital Pacific Trust ("PTR") and Security Capital Group Incorporated ("SCG") will each contribute, through a series of merger transactions (the "Mergers"), their Homestead Village(R) extended-stay lodging assets to Homestead Village Incorporated ("Homestead") in exchange for Homestead common stock, $0.01 par value per share ("Homestead Common Stock"), all as contemplated by the terms of a Merger and Distribution Agreement dated as of May 21, 1996 (the "Merger Agreement"); (ii) the receipt of warrants, each to purchase one share of Homestead Common Stock, at an exercise price of $10.00 per share ("Homestead Warrants" and, together with the Homestead Common Stock, the "Homestead Securities"), by ATLANTIC and PTR in exchange for the agreement of ATLANTIC and PTR to finance the acquisition and development of certain properties being contributed by them to Homestead through convertible mortgage loans to Homestead; (iii) the receipt of Homestead Warrants by SCG in exchange for the agreement of SCG to provide certain financing to Homestead; and (iv) the subsequent distribution (the "Distribution") by ATLANTIC and PTR of such Homestead Securities to their respective shareholders (collectively, the "Transaction"). The Distribution will result in a taxable dividend to shareholders of ATLANTIC. See "The Transaction--Federal Income Tax Consequences."

  A Special Meeting of Shareholders of ATLANTIC is scheduled to be held on September 13, 1996 and at any adjournment or postponement thereof (the "ATLANTIC Special Meeting") to consider the matters described above. A copy of the Merger Agreement is attached to this Information Statement and Prospectus as Annex I and is incorporated herein by reference. ATLANTIC is not soliciting proxies to be used at the ATLANTIC Special Meeting. SCG owns approximately 64.1% of the outstanding shares of ATLANTIC common stock, $0.01 par value per share ("ATLANTIC Common Stock"), and it has agreed, subject to certain conditions, to vote all of its shares of ATLANTIC Common Stock in favor of the Merger Agreement. Therefore, approval of the proposal is assured.

  This Information Statement and Prospectus constitutes both the information statement of ATLANTIC relating to the matters to be addressed at the ATLANTIC Special Meeting, and the prospectus of Homestead (the "Homestead Prospectus") with respect to 4,201,220 shares of Homestead Common Stock and Homestead Warrants to purchase 2,818,517 shares of Homestead Common Stock to be distributed to the ATLANTIC shareholders. The amount of Homestead Securities to be received by each ATLANTIC shareholder in the Distribution will depend on the number of shares of ATLANTIC Common Stock outstanding on the record date to be established for the Distribution (the "Distribution Record Date"). Based on the number of shares of ATLANTIC Common Stock outstanding on August 1, 1996, each ATLANTIC shareholder would receive 0.063748 shares of Homestead Common Stock and 0.042768 Homestead Warrants for each share of ATLANTIC Common Stock held. Cash will be paid in lieu of any fractional shares of Homestead Common Stock and fractional Homestead Warrants. Thus, an ATLANTIC shareholder who owns 100 shares of ATLANTIC Common Stock on the Distribution Record Date would receive six shares of Homestead Common Stock and four Homestead Warrants plus cash for fractional shares and warrants. ATLANTIC has filed with the Securities and Exchange Commission (the "Commission") a registration statement with respect to an initial public offering (the "ATLANTIC IPO") of shares of ATLANTIC Common Stock. If the ATLANTIC IPO occurs prior to the Distribution Record Date, the number of shares of ATLANTIC Common Stock outstanding on the Distribution Record Date will increase, which will result in a proportionate reduction in the amount of Homestead Securities to be received by each ATLANTIC shareholder. Information concerning Homestead is set forth in the Homestead Prospectus hereto and is incorporated herein by reference. This Information Statement and Prospectus is first being sent to shareholders of ATLANTIC on or about August
  , 1996.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  SEE "RISK FACTORS" AT PAGE 13 OF THIS INFORMATION STATEMENT AND PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE TRANSACTION.


THE SECURITIES TO BE ISSUED PURSUANT TO THIS INFORMATION STATEMENT AND PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
 ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY  GENERAL OF THE STATE  OF NEW YORK  HAS NOT PASSED ON  OR ENDORSED
 THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  -----------

   The date of this Information Statement and Prospectus is August   , 1996.

                             AVAILABLE INFORMATION

  Homestead has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Homestead Securities to be issued pursuant to the Merger Agreement and the Transaction. This Information Statement and Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  As a result of the Transaction, Homestead will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by Homestead with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material can be obtained from the Commission's web site at http://www.sec.gov.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Information Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Information Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Information Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Information Statement and Prospectus nor any distribution of securities pursuant to this Information Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of ATLANTIC since the date of this Information Statement and Prospectus. However, if any material change occurs during the period that this Information Statement and Prospectus is required to be delivered, this Information Statement and Prospectus will be amended and supplemented accordingly. All information regarding ATLANTIC in this Information Statement and Prospectus has been supplied by ATLANTIC, and all information regarding Homestead in this Information Statement and Prospectus has been supplied by Homestead.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   i
SUMMARY....................................................................   2
RISK FACTORS...............................................................  13
  Significant Influence of Principal Shareholder...........................  13
  Determination of Relative Ownership Percentages..........................  13
  Risks in Valuation and Allocation........................................  14
  Conflicts of Interest in the Transaction.................................  14
  Taxability of Distribution...............................................  15
  Absence of Prior Public Market...........................................  15
  Risks of Investments in Mortgages and Funding Commitment.................  15
  Impact of Transaction on Funds From Operations...........................  15
  Competition..............................................................  15
  Limited Operating History................................................  15
THE TRANSACTION............................................................  16
  General..................................................................  16
  The Distribution.........................................................  16
  Foreign Shareholders.....................................................  16
  Background...............................................................  16
  Recommendations of the ATLANTIC Board and Reasons for the Transaction....  24
  Fairness Opinion.........................................................  29
  Federal Income Tax Consequences..........................................  33
  Interests of Certain Persons in the Transaction..........................  38
  The Merger Agreement.....................................................  39
  Protection of Business Agreement.........................................  44
  SCG Investor Agreement...................................................  44
  Funding Commitment Agreements............................................  45
  ATLANTIC and PTR Investor Agreements.....................................  46
  Administrative Services Agreement........................................  46
  Escrow Agreement.........................................................  46
  Regulatory Filings and Approvals.........................................  47
  Restrictions on Sales by Affiliates......................................  47
  Accounting Treatment.....................................................  47
  Expenses.................................................................  47
  Dissenters' Rights.......................................................  48
  Board Recommendation.....................................................  48
THE SPECIAL MEETING........................................................  48
  Purpose of the Meeting...................................................  48
  Date, Time and Place; Record Date........................................  48
  Voting Rights............................................................  48
  Other Matters............................................................  48
INFORMATION CONCERNING ATLANTIC............................................  49
  General..................................................................  49
  Employees................................................................  49
  Legal Proceedings........................................................  49
  Competition..............................................................  50
ATLANTIC REIT MANAGEMENT...................................................  50
ATLANTIC PROPERTIES........................................................  51
  Properties Owned.........................................................  51

                                                                           PAGE
                                                                           ----
ATLANTIC SELECTED FINANCIAL INFORMATION...................................  53
ATLANTIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  54
  Overview................................................................  54
  Results of Operations...................................................  55
  Environmental Matters...................................................  56
  Liquidity and Capital Resources.........................................  57
  REIT Management Agreement...............................................  61
ATLANTIC PER SHARE DISTRIBUTIONS..........................................  62
ATLANTIC POLICIES WITH RESPECT TO CERTAIN ACTIVITIES......................  63
  Investment Policies.....................................................  63
  Financing Policies......................................................  64
  Conflict of Interest Policies...........................................  64
  Policies Applicable to the ATLANTIC REIT Manager and Officers and
   Directors of ATLANTIC..................................................  64
  Policies With Respect to Other Activities...............................  65
PRINCIPAL SHAREHOLDERS....................................................  66
FEDERAL INCOME TAX CONSIDERATIONS.........................................  67
  Taxation of ATLANTIC....................................................  67
  Taxation of the Shareholders of ATLANTIC................................  68
  Backup Withholding......................................................  69
COMPARISON OF RIGHTS OF HOLDERS OF ATLANTIC COMMON STOCK AND HOMESTEAD
 COMMON STOCK.............................................................  69
  Preferred Shares........................................................  69
  Restrictions on Transfer and Redemption of Shares.......................  70
  Directors...............................................................  71
  Vacancies Among Directors...............................................  72
  Limitation on Director Liability........................................  72
  Indemnification of Directors and Officers...............................  72
  Special Shareholders' Meetings..........................................  73
  Advance Notice of Directors' Nominations and New Business...............  73
LEGAL MATTERS.............................................................  73
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND EXPERTS......................  73
EXPENSES OF SOLICITATION..................................................  74
INDEX TO ATLANTIC FINANCIAL STATEMENTS.................................... F-1
Homestead Prospectus
ANNEX I--Merger and Distribution Agreement
ANNEX II--Opinion of J.P. Morgan Securities Inc.

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Information Statement and Prospectus (including the Homestead Prospectus attached hereto and the Annexes hereto). Shareholders are urged to review the entire Information Statement and Prospectus, the Homestead Prospectus and the Annexes hereto. Unless otherwise noted, share ownership information is as of August 1, 1996 and does not take into account any shares of ATLANTIC Common Stock which may be issued by ATLANTIC as a result of an initial public offering of its common stock (which is expected to occur prior to the Distribution Record Date). In addition, unless the context otherwise requires, references to "Homestead" refer to Homestead Village Incorporated and its subsidiaries. All references to Homestead Village Incorporated's operations include ATLANTIC, PTR and SCG operations with respect to the Homestead Village properties. Homestead Village(R) is a registered trademark of SCG, which will be assigned to Homestead as part of the Transaction. The term "Homestead Village" as used herein shall include a reference to such registered trademark. Except as otherwise specifically described, all property and other information regarding ATLANTIC includes its Homestead Village properties.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

  ATLANTIC engages in the development, acquisition, operation and long-term ownership of multifamily properties in the southeastern United States. ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily properties in its primary target market. ATLANTIC, through its REIT manager, Security Capital (Atlantic) Incorporated (the "ATLANTIC REIT Manager" or "ATLANTIC REIT Management"), is an Atlanta-based, fully integrated operating company with 96 professionals dedicated to implementing its highly focused operating strategy. At June 30, 1996, ATLANTIC's portfolio consisted of 28,231 multifamily units, including 11,122 units under construction and in planning, in 16 metropolitan areas and 41 submarkets in the premier growth areas of the southeastern United States. The aggregate investment cost of these 116 properties, including planned renovations and total budgeted development expenditures, is $1.46 billion.

  ATLANTIC has filed a registration statement relating to an initial public offering of up to $115,000,000 of shares of ATLANTIC Common Stock (the "ATLANTIC IPO").

  ATLANTIC has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. ATLANTIC executive offices are located at Six Piedmont Center, Atlanta, Georgia 30305, and its telephone number is (404) 237-9292. ATLANTIC is a Maryland corporation. Its predecessor was formed in October 1993 as a Delaware corporation, and ATLANTIC was re-formed in Maryland in April 1994.

                      HOMESTEAD VILLAGE INCORPORATED

  The first Homestead Village property was opened in 1992 by PTR. Since then PTR has developed and placed into operation 27 additional Homestead Village properties and ATLANTIC has developed and placed into operation one Homestead Village property. Homestead was organized in January 1996 to continue the operations of ATLANTIC, PTR and SCG with respect to their respective moderate priced, extended-stay lodging facilities. Homestead will develop, own and manage moderate priced, extended-stay lodging facilities designed to appeal to value-conscious customers on temporary assignment, undergoing relocation or in training.

  The objective of Homestead is to be the preeminent developer, owner and national operator focused on the moderate priced, extended-stay lodging business. Homestead expects to achieve this objective by:

  .  participating in high growth markets;

  .  exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  Homestead currently has a total of 80 facilities either in operation, under construction or in pre-development planning. Homestead operates 29 facilities, has begun construction of 12 additional facilities and has an additional 39 properties in pre-development planning. The term "in pre-development planning" means developments owned or under control (land which is under control through contingent contract) with construction anticipated to commence within 12 months. Homestead's facilities are designed and built to uniform plans developed by Homestead. Homestead expects to have a total of 31 facilities operational and 41 facilities under construction by the end of 1996 and plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and to take approximately eight to ten months to construct.

  The average length of stay for a customer is in excess of four weeks. For the quarter ended March 31, 1996, average physical occupancy and average weekly rate for 17 stabilized properties was 87% and $217 per week, respectively, and, for the same quarter, average physical occupancy and average weekly rate for seven pre-stabilized properties was 59% and $217 per week, respectively. Homestead categorizes its operating properties (which include all properties not under construction or in pre-development planning) as either "stabilized" or "pre-stabilized." The term "stabilized" means that construction has been completed and management and marketing programs have been in place for a sufficient period of time (but in no event longer than 12 months) to achieve an 80% occupancy level for five consecutive weeks at market rates. Prior to being "stabilized," an operating property is considered to be "pre-stabilized." All operating properties have been newly developed by Homestead.

  Homestead believes that it is distinguished from its competitors in the moderate priced, extended-stay lodging business in several respects.

  . Homestead has been developing and operating moderate priced, extended-stay facilities since 1992. It has in place a staff of 66 professionals who have substantial experience in the real estate and lodging industries and has 318 site-level employees. Most of these individuals were previously employed by affiliates of SCG, which operated and managed the Homestead Village properties on behalf of ATLANTIC and PTR, in similar capacities to those they will have with Homestead.

  . Homestead currently operates 29 facilities in eight cities and will operate nationally. It expects to have 31 facilities in eight cities operating by the end of 1996.

  . Homestead has access to substantial financing through (i) the Funding Commitment Agreements with ATLANTIC and PTR (described herein), under which ATLANTIC and PTR have agreed to provide funding of $111 million and $129 million, respectively, and to receive convertible mortgage notes of $98 million and $144 million, respectively, in respect thereof, and (ii) the Investor Agreement with SCG (described herein) under which SCG has agreed to exercise upon notice from Homestead all of the Homestead Warrants it will receive in the Transaction with an aggregate exercise price of approximately $51 million. This access to capital should provide Homestead with sufficient capital to fund its national development program through mid-1997 without having to seek additional external financing.

  . Homestead is affiliated with SCG, which will be the principal shareholder of Homestead and will be entitled to representation on the board of directors of Homestead (the "Homestead Board"). Homestead will be self-managed but will have access to various services which SCG offers to its real estate affiliates. These and other services will be available to Homestead under an Administrative Services Agreement (described herein). See "The Transaction--Administrative Services Agreement." Homestead believes that it can purchase these services from SCG at a price which would be less expensive than hiring the necessary personnel to perform these services, and that the level of services SCG can provide would be of a higher quality than Homestead could provide internally due to SCG's large, experienced staff and economies of scale.

  Homestead was formed in 1996 as a Maryland corporation and will operate as a Subchapter C corporation. Its executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501 and its telephone number is (505) 982-9292.

                                  RISK FACTORS

  In considering whether to approve the matters described herein, ATLANTIC shareholders should consider the following matters in addition to the matters described in greater detail herein under "Risk Factors." ADDITIONALLY, ATLANTIC SHAREHOLDERS SHOULD CONSIDER THOSE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE A-8 IN THE HOMESTEAD PROSPECTUS ATTACHED HERETO, WITH RESPECT TO THE OWNERSHIP OF HOMESTEAD SECURITIES.

  . There may be alternative methods of calculating the relative ownership percentages of the various parties in Homestead which, if used, could have resulted in different relative amounts of consideration being received by ATLANTIC, PTR or SCG.

  . The terms of the Transaction were not determined based on arm's length negotiations.

  . Since SCG controls all of the parties to the Transaction, conflicts of interest exist.

  . SCG will exercise significant influence over the business and policies of ATLANTIC, PTR and Homestead after consummation of the Transaction due to its (i) existing ownership of shares of ATLANTIC and PTR and of their respective REIT Managers and expected ownership of shares of Homestead Common Stock, (ii) right to nominate up to three members of the board of directors of ATLANTIC (the "ATLANTIC Board"), the board of trustees of PTR (the "PTR Board") and two members of the Homestead Board, and (iii) right of prior consultation regarding certain Homestead matters, including annual operating budgets and substantial deviations therefrom.

  . ATLANTIC will be subject to the risks inherent in making mortgage loans if the Transaction is approved, including the risk that Homestead may not be able to make debt service payments or pay principal when due and the risk that the value of the mortgaged properties may be less than the amounts owed.

  . Homestead and the Homestead Village properties have a limited operating history.

  . Prior to the Distribution, there will not be an established trading market for the Homestead Securities and there is no assurance of the price at which the Homestead Securities will trade.

  . Because ATLANTIC's Homestead Village properties are in earlier stages of development than PTR's Homestead Village properties, and in order to assure that ATLANTIC receives all of its shares of Homestead Common Stock at the closing of the Mergers (the "Closing Date") rather than being received in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC, ATLANTIC will provide an estimated cash payment of $18.6 million to Homestead at the Closing.

                              THE SPECIAL MEETING

THE MEETING

  The ATLANTIC Special Meeting is scheduled to be held at 10:00 a.m., local time, on Friday, September 13, 1996, at ATLANTIC's executive offices at Six Piedmont Center, Suite 600, Atlanta, Georgia. The ATLANTIC Board has fixed the close of business on August 12, 1996 as the record date for the determination of holders of shares of ATLANTIC Common Stock entitled to notice of and to vote at the ATLANTIC Special Meeting. See "The Special Meeting."

THE PROPOSALS

  At the ATLANTIC Special Meeting, shareholders will be asked to consider and vote upon the approval of the Merger Agreement and the Transaction.

  THE ATLANTIC BOARD, BY UNANIMOUS VOTE OF DIRECTORS, APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION. SEE "THE TRANSACTION--RECOMMENDATIONS OF THE ATLANTIC BOARD AND REASONS FOR THE TRANSACTION."

REQUIRED VOTE

  The affirmative vote of the holders of at least a majority of the outstanding shares of ATLANTIC Common Stock is required to approve and adopt the Merger Agreement and the Transaction. As of August 1, 1996, SCG beneficially owned approximately 64.1% of the outstanding shares of ATLANTIC Common Stock. See "The Special Meeting--Voting Rights." SCG has agreed, subject to certain conditions, to vote all shares of ATLANTIC Common Stock owned by it in favor of the proposal. Therefore, assuming such conditions are satisfied, approval of the proposal is assured.

                                THE TRANSACTION

GENERAL

  ATLANTIC has traditionally focused on multifamily assets in the southeastern United States and PTR has focused on multifamily assets in the western United States. Since 1992, PTR has developed and operated 28 Homestead Village properties and, since 1995 ATLANTIC has developed one Homestead Village property. At its meeting on March 12, 1996, the ATLANTIC Board began considering ways to maximize shareholder value with respect to the Homestead Village properties. On May 21, 1996, ATLANTIC, PTR, Homestead and SCG entered into the Merger Agreement.

The Transaction is expected to result in:

  . Enhanced market valuation placed on the Homestead Village operations by allowing the financial markets the ability to focus on the distinct characteristics of ATLANTIC's multifamily property operations and Homestead's moderate priced, extended-stay lodging business.

  . Homestead Village properties being more effectively and profitably utilized and developed due to the elimination of certain restrictions applicable to real estate investment trusts ("REITs").

  . Enhanced ability of Homestead to access external capital markets necessary to carry out its business plan.

FORMATION OF HOMESTEAD

  Assuming that the requisite shareholder vote is received and that all other conditions to the Merger Agreement have been satisfied or waived, each of ATLANTIC, PTR and SCG will contribute, through a series of merger transactions, all of their respective assets related to Homestead Village properties in return for shares of Homestead Common Stock as follows:

  . ATLANTIC will contribute 26 properties (or the rights to acquire such properties) to Homestead in exchange for 4,201,220 shares of Homestead Common Stock. Pursuant to the Merger Agreement, ATLANTIC will provide an estimated cash payment of $18.6 million to Homestead at the date of the closing of the Merger (the "Closing Date"). This payment is required because ATLANTIC's Homestead Village properties are in earlier stages of development than PTR's Homestead Village properties, therefore ATLANTIC has not funded the same percentage of total costs as PTR. This payment also assures that ATLANTIC receives all of its shares of Homestead Common Stock at the Closing Date rather than being received in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC.

  . PTR will contribute 54 properties (or the rights to acquire such properties) to Homestead in exchange for 9,485,727 shares of Homestead Common Stock.

  . SCG will contribute to Homestead its anticipated future cash flows from the ATLANTIC REIT Management Agreement (defined herein) and a similar management agreement with PTR (the "PTR REIT Management Agreement") and property management agreements relating to the Homestead Village properties in exchange for 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares which will be placed in escrow and released as funds are advanced under the Funding

     Commitment Agreements. In addition, SCG will contribute the Homestead Village trademark and the operating system. No separate consideration was attributed to the Homestead Village trademark or the operating system, as the trademark and operating system would be necessary to achieve the anticipated fees. There are additional Homestead Village facilities which are in early stages of planning, but which are not owned or under control and are not included in the 80 facilities which will be contributed in the Transaction, and are being planned and developed outside the target markets of ATLANTIC and PTR by SCG with its own funds. SCG will contribute the rights to certain properties to Homestead for no additional consideration.

  . Simultaneous with the transactions described above, ATLANTIC and PTR will receive 2,818,517 and 6,363,789 Homestead Warrants, respectively, in exchange for their entering into the Funding Commitment Agreements. Each Homestead Warrant is exercisable at $10.00 per share and expires one year after the Distribution Record Date.

  . Pursuant to the applicable Funding Commitment Agreement, ATLANTIC and PTR will agree to provide secured financing to Homestead and receive up to $98,028,471 and $144,044,620, respectively, in convertible mortgage notes. These notes will have a term of approximately ten years, bear interest at 9% per year, will not be callable for five years and will be convertible into shares of Homestead Common Stock after March 31, 1997 on the basis of one share of Homestead Common Stock for every $11.50 of principal amount outstanding, subject to adjustment. The ATLANTIC mortgage loans and PTR mortgage loans will be used to finance the acquisition and development of properties contributed by ATLANTIC and PTR, respectively. In addition, PTR subsidiaries currently have $77,289,000 in convertible mortgage loans with PTR which will be assumed by Homestead at the Closing Date. These loans have substantially the same terms as the mortgage loans described above. If all such mortgage loans were made and converted, an additional 8,524,215 and 19,246,402 shares of Homestead Common Stock would be issued to ATLANTIC and PTR, respectively.

  . SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year.

  . The relative percentage ownership interests of ATLANTIC, PTR and SCG in Homestead, giving effect to the issuance of the Homestead Common Stock at the Closing Date, the exercise of all Homestead Warrants and the conversion of all mortgage loans outstanding and which could be made under the Funding Commitment Agreements, would be 28.00%, 63.21% and 8.79%, respectively (before giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC). These percentages are different than the relative percentage ownership interests described elsewhere because the convertible mortgage loans issuable to ATLANTIC and PTR have a conversion price of $11.50 per share rather than the $10.00 per share used in calculating the original issuance of the Homestead Common Stock.

  . After giving effect to the Distribution of the Homestead Securities by ATLANTIC and PTR, the exercise of all Homestead Warrants, the release of all shares of Homestead Common Stock to SCG from escrow and the conversion of all mortgage loans and the subsequent distribution of the Homestead Common Stock issuable upon such conversion to the shareholders of ATLANTIC and PTR, SCG would own approximately 50.6% of the outstanding Homestead Common Stock.

THE DISTRIBUTION

  The Homestead Securities received by ATLANTIC will be distributed, pro rata, to ATLANTIC shareholders. The Distribution of the Homestead Securities will be declared following approval of the proposals by ATLANTIC shareholders and PTR shareholders, subject to the satisfaction of certain conditions to the Merger Agreement. The Distribution will be made to holders of shares of ATLANTIC Common Stock of record at the close of business on the Distribution Record Date. The amount of Homestead Securities to be received by each ATLANTIC shareholder in the Distribution will depend on the number of shares of ATLANTIC Common Stock outstanding on the Distribution Record Date. Based on the number of shares of ATLANTIC Common Stock outstanding on August 1, 1996, each ATLANTIC shareholder would receive 0.063748 shares of Homestead Common Stock and 0.042768 Homestead Warrants for each share of ATLANTIC Common Stock held. If the ATLANTIC IPO occurs prior to the Distribution Record Date, it will result in a proportionate reduction in the amount of Homestead Securities to be received by each ATLANTIC shareholder.

  No certificates or scrip representing fractional shares of Homestead Common Stock or fractional Homestead Warrants will be issued directly to ATLANTIC shareholders as a part of the Distribution. The Distribution Agent (defined herein) will, as soon as practicable after the Distribution Record Date, aggregate and sell all fractional shares of Homestead Common Stock and Homestead Warrants on any national securities exchange or interdealer quotation system on which the Homestead Securities are then listed or quoted at then prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to ATLANTIC shareholders who would otherwise be entitled to receive fractional shares or warrants. No assurances can be given as to the price at which such securities can be sold or the proceeds to shareholders from such sales.

  NO HOLDER OF SHARES OF ATLANTIC COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE HOMESTEAD SECURITIES RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF ATLANTIC COMMON STOCK IN ORDER TO RECEIVE HOMESTEAD SECURITIES. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING SHARES OF ATLANTIC COMMON STOCK.

  The following diagram shows the contributions to be made by, and the consideration to be distributed with respect to, each of PTR and its shareholders, ATLANTIC and its shareholders, SCG and Homestead, respectively:


                             [CHART APPEARS HERE]

             Homestead Properties                   Homestead Properties
             --------------------                   --------------------
            28 In Operation                         1 In Operation
             8 Under Construction                   4 Under Construction
            18 In Pre-Development                  21 In Pre-Development
                Planning                               Planning
            $129 million Funding                  $18.6 million in cash(1)
               Commitment                         $111 million Funding
                                                     Commitment

- -----------                 -----------                 -----------
            ---------------             ---------------
    PTR                      HOMESTEAD                    ATLANTIC
            ---------------             ---------------
- -----------                 -----------                 -----------
            Homestead Securities         Homestead Securities
            --------------------         --------------------
9,485,727   9,485,727 Shares of          4,201,220 Shares of        4,201,220
Shares of   Homestead Common             Homestead Common           Shares of
Homestead   Stock                        Stock                      Homestead
   Common   $144 Million                 $98 Million                Common
    Stock   Convertible Mortgages(2)     Convertible Mortgages      Stock
6,363,789   6,363,789 Homestead          2,818,517 Homestead        2,818,517
Homestead   Warrants                     Warrants                   Homestead
 Warrants   (63.2% Ownership (3))        (28.0% Ownership (3))      Warrants



                       Homestead Securities
                       --------------------
                        4,062,788 Shares of
                  Homestead Common Stock(4)
                          817,694 Homestead        Development Properties
                                   Warrants        Homestead Trademarks
                    (8.8% Ownership (3)(5))        Operating Systems
                                                   Personnel

- ---------------                  -----------                  ---------------
                ---------------               ---------------
      PTR                            SCG                          ATLANTIC
SHAREHOLDERS(5) ---------------               --------------- SHAREHOLDERS(5)

- ---------------                  -----------                  ---------------


(1) Subject to adjustment pursuant to the terms of the Merger Agreement.
(2) In addition, at closing of the Mergers, it is expected that an additional $77 million of convertible mortgage notes will be held by PTR.
(3) Ownership percentages assume full conversion of mortgages and exercise of all warrants.
(4) 2,243,038 of these shares will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements.
(5) SCG beneficially owns 37.8% and 64.1% of PTR and ATLANTIC, respectively, at August 1, 1996.

RECOMMENDATIONS OF THE ATLANTIC BOARD AND REASONS FOR THE TRANSACTION

  A special committee of the independent directors of the ATLANTIC Board (the "ATLANTIC Special Committee") unanimously approved the Merger Agreement as being fair and reasonable to ATLANTIC. The ATLANTIC Special Committee recommended that the ATLANTIC Board approve the Merger Agreement and the Transaction. The ATLANTIC Board approved the Merger Agreement and the Transaction as being fair and reasonable. The ATLANTIC Board considered a number of factors including the recommendation of the ATLANTIC Special Committee and the reasons emphasized by the ATLANTIC Special Committee, the goals and objectives of Homestead, SCG's stated objective of maximizing shareholder value, the relative contributions of ATLANTIC, PTR and SCG, the premium that ATLANTIC must pay for its convertible notes under the Financing Commitment Agreement, the sources of funding for ATLANTIC's obligations under the Financing Commitment Agreement, the impact of the Transaction on ATLANTIC's estimated funds from operations and balance sheet, the financial structure of Homestead giving effect to the Transaction, the impact of the REIT rules on continued operation of the Homestead Village properties by ATLANTIC, the terms of the Homestead Securities and the tax impact of the Distribution on ATLANTIC and its shareholders. Finally, the ATLANTIC Board considered the condition to the Merger that the ATLANTIC Special Committee receive a written opinion from an investment banking firm satisfactory to the ATLANTIC Special Committee that the consideration to be received by ATLANTIC in connection with the Merger Agreement and the transactions contemplated thereby and by the Related Agreements (as defined in the Merger Agreement) is fair, from a financial point of view, to ATLANTIC's shareholders (other than SCG). The ATLANTIC Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. For a discussion of ATLANTIC's reasons for the Transaction and the factors considered by the ATLANTIC Board in making its recommendation, see "The Transaction--Recommendations of the ATLANTIC Board and Reasons for the Transaction."

INTERESTS OF CERTAIN PERSONS

  ATLANTIC's directors and officers who own ATLANTIC Common Stock or PTR Common Shares (as hereafter defined) will, in the aggregate, receive a total of 21,535 shares of Homestead Common Stock and 14,445 Homestead Warrants as a result of the Transaction. SCG and its directors and executive officers who own ATLANTIC Common Stock or PTR Common Shares will, in the aggregate, receive a total of 10,460,177 shares of Homestead Common Stock (including 2,243,038 shares being held in escrow) and 5,109,575 Homestead Warrants as a result of the Transaction. Each of the foregoing persons will receive cash in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants. Certain officers of ATLANTIC and the ATLANTIC REIT Manager will become officers and employees of Homestead and may receive grants of options to acquire Homestead Common Stock and may be offered the opportunity to purchase shares of Homestead Common Stock under Homestead's Long-Term Incentive Plan. See "The Transaction--Interests of Certain Persons in the Transaction."

FAIRNESS OPINION

  On May 17, 1996 J.P. Morgan Securities Inc. ("J.P. Morgan") delivered its oral opinion to the ATLANTIC Special Committee to the effect that, as of such date and based upon and subject to the assumptions made, the consideration to be received by ATLANTIC in connection with the Merger Agreement and the transactions contemplated thereby and by the Related Agreements (as defined in the Merger Agreement) is fair, from a financial point of view, to the shareholders of ATLANTIC (other than SCG). J.P. Morgan subsequently confirmed its opinion by delivery of a written opinion dated the date of this Information Statement and Prospectus. A copy of such opinion is attached hereto as Annex II and is incorporated herein by reference. SHAREHOLDERS OF ATLANTIC ARE URGED TO READ THE OPINION OF J.P. MORGAN IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of the review by J.P. Morgan in reaching its opinion and the fees to be received by it, see "The Transaction--Fairness Opinion."

FEDERAL INCOME TAX CONSEQUENCES

  The Mergers have been structured to constitute a transaction subject to
Section 351 or the reorganization provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and related provisions. ATLANTIC will recognize taxable gain on the Mergers if ATLANTIC is treated as having received property or cash ("boot") in the Mergers and will recognize gain on the Distribution in an amount equal to the excess of the sum of (i) the fair market value of the Homestead Securities on the Distribution Date and (ii) cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants over ATLANTIC's basis immediately prior to the Distribution in the Homestead Securities it receives in the Mergers (ATLANTIC's and its subsidiaries' tax basis in the Homestead Village properties immediately prior to the Transaction is estimated to be approximately $47,622,293). The earnings and profits of ATLANTIC will be increased by the amount of any such gain recognized in the Mergers or the Distribution. ATLANTIC will also recognize income with respect to the value of the Homestead Warrants received by it in exchange for entering into the Funding Commitment Agreement, which will increase ATLANTIC's earnings and profits.

  The Distribution of the Homestead Securities and cash in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants will constitute a taxable dividend to ATLANTIC shareholders, taxable as ordinary income, to the extent of the earnings and profits of ATLANTIC allocable to such Homestead Securities and cash. The amount of the Distribution which exceeds the allocated earnings and profits of ATLANTIC will be treated as a nontaxable reduction (although not below zero) of a shareholder's tax basis in its ATLANTIC Common Stock. To the extent that the Distribution exceeds such shareholder's adjusted tax basis in its ATLANTIC Common Stock, the excess will be taxed as gain to such shareholder. See "The Transaction--Federal Income Tax Consequences."

CONDITIONS TO THE TRANSACTION

  The obligations of ATLANTIC to consummate the Transaction are subject to the satisfaction or waiver of certain conditions, including, among others, (i) obtaining the requisite approvals of the ATLANTIC shareholders and PTR shareholders, (ii) the absence of any injunction prohibiting the consummation of the Transaction, (iii) the receipt of all governmental consents, orders and approvals legally required for consummation of the Transaction, (iv) the receipt of certain legal opinions or Internal Revenue Service ("IRS") rulings with respect to the tax consequences of the Transaction, effects of the Transaction on REIT qualification and certain other legal matters, (v) the continuing accuracy of the representations and warranties of each party and
(vi) the performance of certain other specified obligations by each party. See "The Transaction--The Merger Agreement--Conditions to the Transaction."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Closing Date
(i) by mutual consent of ATLANTIC, PTR, SCG and Homestead; (ii) by any of ATLANTIC, PTR, SCG or Homestead after December 31, 1996, if the Transaction has not been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement except for such breaches that are immaterial); (iii) unilaterally by any of ATLANTIC, PTR, SCG or Homestead if (a) any other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of written notice of the alleged failure from another party, (b) any other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of any other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1996; (iv) unilaterally by any of PTR, SCG or Homestead if ATLANTIC, through the ATLANTIC Board or the ATLANTIC Special Committee, either fails to recommend to ATLANTIC's shareholders the approval of the

Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation; and (v) unilaterally by any of ATLANTIC, SCG or Homestead if PTR, through the PTR Board or the special committee of the PTR Board (the "PTR Special Committee"), either fails to recommend to PTR's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation.

AMENDMENT AND WAIVER

  Subject to compliance with applicable law, the Merger Agreement may be amended by the written agreement of ATLANTIC, PTR, SCG and Homestead. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of ATLANTIC and PTR. See "The Transaction--The Merger Agreement--Amendment and Waiver."

REGULATORY REQUIREMENTS

  Consummation of the Transaction is subject to compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for which early termination of the applicable waiting period was granted on June 14, 1996.

DISSENTERS' RIGHTS

  Under the Maryland General Corporation Law (the "MGCL"), holders of shares of ATLANTIC Common Stock are not entitled to dissenters' rights in connection with the Transaction. See "The Transaction--Dissenters' Rights."

        ATLANTIC HISTORICAL AND PRO FORMA SUMMARY FINANCIAL INFORMATION

  The following table sets forth: (i) historical summary financial information for the periods indicated and as of the dates indicated for ATLANTIC and (ii) pro forma summary financial information for the periods indicated and as of the dates indicated, giving effect to the Transaction and other events as if they had occurred on January 1, 1995 for income statement information and on March 31, 1996 for balance sheet information. Pro forma adjustments made to arrive at the pro forma amounts are based on the purchase method of accounting. The following information should be read in conjunction with and is qualified in its entirety by the financial statements and accompanying notes of ATLANTIC included elsewhere in this Information Statement and Prospectus and the pro forma financial statements and accompanying discussion and notes set forth in the ATLANTIC Pro Forma Financial Statements. The pro forma summary information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of ATLANTIC or of the financial position or the results of operations of ATLANTIC that would have actually occurred had the Transaction been completed as of the dates or for the periods presented.

                                  PRO FORMA                           HISTORICAL
                          ------------------------- --------------------------------------------------
                          THREE MONTHS                THREE MONTHS
                             ENDED      YEAR ENDED   ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                           MARCH 31,   DECEMBER 31, ------------------  ------------------------------
                              1996         1995       1996      1995      1995       1994       1993(1)
                          ------------ ------------ --------  --------  ---------  ---------  --------
                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS SUMMARY:
 Rental Income..........    $ 32,941    $ 125,118   $ 30,809  $ 22,952  $ 103,634  $  55,071  $    156
 Property Management
  Fees Paid to
  Affiliate.............         998        4,322        920       717      3,475      1,536       --
 General and
  Administrative
  Expenses..............         168          583        187       105        646        266         1
 REIT Management Fee
  Paid to Affiliate.....       2,247        8,356      2,123     1,515      6,923      3,671        12
 Net Earnings...........       7,044       24,657      6,650     4,175     19,639      9,926        38
 Net Earnings per Share.        0.11         0.43       0.12      0.11       0.45       0.41  $   0.07
 Distributions Declared
  and Paid..............      11,667       35,119     11,667     7,426     35,119     14,648       --
 Distributions Declared
  and Paid per Share....    $   0.21    $    0.80   $   0.21  $   0.20  $    0.80  $    0.60       --
 Weighted Average Shares
  Outstanding...........      62,714       57,450     55,555    37,133     43,889     24,454       572
                                        PRO FORMA                     HISTORICAL
                                       ------------ --------------------------------------------------
                                                        MARCH 31,               DECEMBER 31,
                                        MARCH 31,   ------------------  ------------------------------
                                           1996       1996      1995      1995       1994       1993
                                       ------------ --------  --------  ---------  ---------  --------
                                                         (AMOUNTS IN THOUSANDS)
FINANCIAL POSITION:
 Real Estate Owned, at
  cost..................                $ 975,463   $936,129  $678,564  $ 888,928  $ 631,260  $ 31,005
 Total Assets...........                  963,909    929,318   678,683    885,824    637,846    31,850
 Line of Credit (3).....                  184,043    226,000   181,000    190,000    153,000       --
 Mortgages Payable......                  129,291    123,291   115,317    118,524    107,347       --
 Total Liabilities......                  346,187    376,967   310,334    328,886    271,216       178
 Total Shareholders'
  Equity................                $ 617,722   $552,351  $368,349  $ 556,938  $ 366,630  $ 31,672
 Number of Shares
  Outstanding...........                   65,903     55,570    37,588     55,526     37,133     3,163
                                  PRO FORMA                           HISTORICAL
                          ------------------------- --------------------------------------------------
                          THREE MONTHS                THREE MONTHS
                             ENDED      YEAR ENDED   ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                           MARCH 31,   DECEMBER 31, ------------------  ------------------------------
                              1996         1995       1996      1995      1995       1994       1993(1)
                          ------------ ------------ --------  --------  ---------  ---------  --------
                                                   (AMOUNTS IN THOUSANDS)
OTHER DATA:
 Net Earnings...........    $  7,044    $  24,657   $  6,650  $  4,175  $  19,639  $   9,926  $     38
 Add: Depreciation......       5,078       18,660      4,804     3,605     15,925      8,770        28
                            --------    ---------   --------  --------  ---------  ---------  --------
 Funds from
  Operations(2).........    $ 12,122    $  43,317   $ 11,454  $  7,780  $  35,564  $  18,696  $     66
 Net Cash Provided
  (Used) by Operating
  Activities............      18,679       52,988     18,011    12,954     45,235     26,205      (492)
 Net Cash Used by
  Investing Activities..     (47,201)    (321,082)   (47,201)  (39,177)  (240,652)  (392,718)  (31,005)
 Net Cash Provided by
  Financing Activities..      28,743      273,032     29,249    24,579    195,649    372,638    31,634

- -------
(1) For the period from October 26, 1993 (the date of ATLANTIC's inception) to December 31, 1993.
(2) ATLANTIC believes that funds from operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses. For an explanation of funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Funds from operations should not be considered as an alternative to net income or any other generally accepted accounting principles ("GAAP") measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. On January 1, 1996, ATLANTIC adopted the National Association of Real Estate Investments Trusts' ("NAREIT") new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition. The funds from operations measure presented by ATLANTIC may not be comparable to other similarly titled measures of other REITs.

(3) At August 1, 1996, ATLANTIC had $191 million outstanding under its $350 million line of credit.

RECENT OPERATING RESULTS

  The following table sets forth preliminary unaudited Total Revenues, Net Earnings, Net Earnings per Share, Distributions Paid per Share, Weighted Average Shares Outstanding and Funds from Operations for the six months ended June 30, 1996 and 1995 for ATLANTIC.


                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                          1996          1995
                                                      ------------  ------------
                                                      (IN THOUSANDS EXCEPT PER
                                                             SHARE DATA)
      Total Revenues................................. $     63,861  $     47,378
      Net Earnings...................................       16,397         9,131
      Net Earnings per Share.........................         0.28          0.23
      Distributions Paid per Share................... $       0.42  $       0.40
      Weighted Average Shares Outstanding............       58,171        40,226
      Reconciliation of Funds from Operations:
        Net Earnings................................. $     16,397  $      9,131
        Gain on Disposition of Investments, net......         (662)          --
        Depreciation.................................        9,597         7,359
                                                      ------------  ------------
          Funds from Operations...................... $     25,332  $     16,490
                                                      ============  ============

COMPARATIVE PER SHARE DATA

  The following sets forth for ATLANTIC Common Stock and Homestead Common Stock certain historical and pro forma summary per share financial information for the three months ended March 31, 1996 and the year ended December 31, 1995. The pro forma summary amounts included in the table below are based on the purchase method of accounting. The following information should be read in conjunction with and is qualified in its entirety by (i) the financial statements and accompanying notes of ATLANTIC included elsewhere in this Information Statement and Prospectus, (ii) the consolidated financial statements and accompanying notes of Homestead contained in the Homestead Prospectus attached to this Information Statement and Prospectus and (iii) the pro forma summary financial statements and accompanying discussion and notes set forth above under "-- ATLANTIC Historical and Pro Forma Summary Financial Data."

                                                 THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                MARCH 31, 1996 DECEMBER 31, 1995
                                                -------------- -----------------
      ATLANTIC COMMON STOCK:
        Net earnings per share:
          Historical...........................    $  0.12          $  0.45
          Pro forma............................       0.11             0.43
        Distributions per share:
          Historical...........................       0.21             0.80
          Pro forma............................       0.21             0.80
        Book value per share:
          Historical...........................       9.94            10.03
          Pro forma............................       9.37             9.45
      HOMESTEAD COMMON STOCK:
        Net Income per share:
          Historical...........................        N/A              N/A
          Pro forma............................    $(0.003)         $(0.116)
        Dividends per share:
          Historical...........................        N/A              N/A
          Pro forma............................        N/A              N/A
        Book value per share:
          Historical...........................        N/A              N/A
          Pro forma............................      $5.54              N/A

                                 RISK FACTORS

  Holders of ATLANTIC Common Stock should consider carefully the specific factors set forth below as well as the other information contained in this Information Statement and Prospectus in evaluating the Transaction. Additionally, holders of ATLANTIC Common Stock should consider the factors set forth in the Homestead Prospectus attached hereto under the caption "Risk Factors" with respect to an investment in Homestead Securities.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of August 1, 1996, SCG beneficially owned approximately 64.1% of the issued and outstanding shares of ATLANTIC Common Stock and 37.8% of the issued and outstanding common shares of beneficial interest, $1.00 par value per share (the "PTR Common Shares"), of PTR. As a result, SCG currently controls approximately 64.1% and 37.8% of the vote on matters submitted for ATLANTIC and PTR shareholder action, respectively, including the Transaction. No other shareholder may hold more than 9.8% of the shares of ATLANTIC or PTR. SCG has the right to nominate up to three directors to the ATLANTIC Board and three trustees to the PTR Board, depending upon its level of ownership of shares. The trustees and directors so elected are in a position to exercise significant influence over the affairs of ATLANTIC and PTR if they were to act together.

  Immediately after completion of the Mergers, SCG is expected to beneficially own 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares of Homestead Common Stock which will be held in escrow and released to SCG as funding is made by ATLANTIC and PTR under their Funding Commitment Agreements. See "The Transaction--Escrow Agreement." As a result of the distributions by ATLANTIC and PTR to their respective shareholders, SCG expects to beneficially own an additional 2,693,842 and 3,588,965 shares of Homestead Common Stock, respectively, for a total of 8,102,557 shares of Homestead Common Stock or approximately 45.6% of the outstanding shares of Homestead Common Stock. Through its beneficial ownership of Homestead Common Stock, it is expected that SCG will control 45.6% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan" in the Homestead Prospectus attached hereto. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. SCG will also own Homestead Warrants to purchase an additional 5,032,707 shares of Homestead Common Stock which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 57.7%. In addition, pursuant to an Investor Agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to Investor Agreements with ATLANTIC and PTR, each of ATLANTIC and PTR will have the right to nominate one director to the Homestead Board. See "The Transaction--PTR and ATLANTIC Investor Agreements" and "--SCG Investor Agreement."

  The ATLANTIC REIT Manager is a wholly owned subsidiary of SCG and is responsible for the day-to-day operations of ATLANTIC. ATLANTIC has no employees and all of ATLANTIC's officers are also officers or employees of the ATLANTIC REIT Manager.

DETERMINATION OF RELATIVE OWNERSHIP PERCENTAGES

  In structuring a combination of the Homestead Village properties and operations which are separately owned and operated by ATLANTIC, PTR and SCG, a method had to be used to determine the relative ownership percentages of each of the parties in the new Homestead entity. The objectives of SCG in structuring the Transaction were to compensate each party fairly for the assets to be contributed, to determine the group of assets to be contributed to the new entity and to use a discounted cash flow method of determining the relative fair value of the assets to be contributed to the new entity. After examining a variety of methods of determining relative fair values for the Homestead Village assets of ATLANTIC, PTR and SCG, SCG determined to use as the basis for the contributions of each party a total of 80 identified Homestead properties in operation, under construction or in pre-development planning as of July 1, 1996 (of which ATLANTIC would contribute 26 and PTR would contribute 54), the projected cash flows from those properties for 1996, 1997 and 1998, and the projected REIT management fees and property management fees from such properties net of operating overhead for 1996, 1997 and 1998.

  SCG determined the present values of the projected cash flows from these 80 properties and the projected REIT management fees and property management fees payable under existing agreements assuming the agreements were in effect throughout the relevant periods using discount rates and capitalization rates which SCG deemed reasonable. The present values of the respective cash flows were totalled and the relative contributions to the new entity were determined as follows: ATLANTIC--28.18%, PTR--63.64%, and SCG--8.18%. SCG determined the amount and type of securities to be issued to each party, with ATLANTIC and PTR receiving Homestead Common Stock, Homestead Warrants and convertible mortgages and SCG receiving Homestead Common Stock and Homestead Warrants.

  SCG determined the relative contributions of each party. The projected cash flows to be received by ATLANTIC, PTR and SCG and the present values of those projected cash flows were determined by SCG and reviewed by the ATLANTIC Special Committee and its advisers. The inclusion or exclusion of certain Homestead Village properties and the use of different discount rates or capitalization rates would have resulted in different percentage ownership interests in Homestead. The present values of the respective contributions of the parties do not, and are not intended to, reflect what any party could obtain in an actual sale of their contributed assets. The relative ownership percentages were not based on actual or projected costs of any Homestead Village property or the book value of any Homestead Village property. SCG did not obtain an appraisal or any other third party valuation of any Homestead Village property or the projected cash flow anticipated to be received by SCG under the ATLANTIC or PTR REIT Management Agreement or property management agreements. See "The Transaction--Recommendations of the ATLANTIC Board and Reasons for the Transaction."

RISKS IN VALUATION AND ALLOCATION

  SCG is contributing its REIT management and property management operations relating to the Homestead Village properties. In determining SCG's relative ownership interest in Homestead, SCG projected net operating cash flows through 1998 and discounted these cash flows back to July 1, 1996. See "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction." Although SCG believes these operations will be profitable once all 80 properties are operational, to date these operations have not been profitable because SCG has invested in operating systems to develop and manage over 200 Homestead Village properties. In issuing its fairness opinion, J.P. Morgan did not opine as to the fairness of the allocation to be received by the parties. See "The Transaction--Fairness Opinion."

CONFLICTS OF INTEREST IN THE TRANSACTION

  The Transaction has been initiated and structured by individuals who are executive officers or directors of ATLANTIC and PTR, the ATLANTIC REIT Manager and Security Capital Pacific Incorporated (the "PTR REIT Manager") and are affiliated with SCG. As a result, the terms of the Transaction have not been negotiated at arms' length. No independent representatives have been retained to negotiate the terms of the Transaction on behalf of ATLANTIC. If such representatives had been retained, the terms of the Transaction might have been more favorable to the shareholders of ATLANTIC. Although independent representatives were not retained by ATLANTIC, the ATLANTIC Board created the ATLANTIC Special Committee consisting of Messrs. Ned S. Holmes and Manuel A. Garcia, III. The ATLANTIC Special Committee engaged King & Spalding as its legal counsel and J.P. Morgan to advise it in analyzing and evaluating the fairness of the Transaction. Neither of the members of the ATLANTIC Special Committee is an officer of ATLANTIC or a director or officer of the ATLANTIC REIT Manager. Mr. Holmes beneficially owns 120,000 shares of ATLANTIC Common Stock, 1,055 PTR Common Shares and 67 shares of SCG Common Stock. Mr. Garcia beneficially owns 20,000 shares of ATLANTIC Common Stock and does not own any PTR Common Shares or shares of SCG Common Stock. Directors of ATLANTIC other than members of the ATLANTIC Special Committee beneficially own, in the aggregate, 48,839 shares of ATLANTIC Common Stock, 57,745 PTR Common Shares and 6,449 shares of SCG Common Stock.

TAXABILITY OF DISTRIBUTION

  The Distribution will be taxable to ATLANTIC shareholders. See "The Transaction--Federal Income Tax Consequences."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the Distribution, there will be no public market for the Homestead Securities. Application has been made to list the Homestead Common Stock and the Homestead Warrants on the American Stock Exchange, although there can be no assurance that such application will be granted or that, if granted, an active trading market will develop. In addition, there can be no assurance of the price at which holders of the Homestead Common Stock or Homestead Warrants will be able to sell such Homestead Securities. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Homestead Common Stock or Homestead Warrants for reasons unrelated to Homestead's performance.

RISKS OF INVESTMENTS IN MORTGAGES AND FUNDING COMMITMENT

  Pursuant to its Funding Commitment Agreement, ATLANTIC will agree to provide Homestead aggregate funding in an amount up to $111 million. ATLANTIC will receive convertible mortgage notes in respect of such fundings in a stated amount of $98 million. ATLANTIC will make these loans primarily to develop the properties contributed to Homestead by ATLANTIC. See "The Transaction--Funding Commitment Agreements." The obligation to provide this funding and the terms thereof have been fixed as of the date of the Merger Agreement. There can be no assurance that ATLANTIC could not obtain better terms for such mortgage loans with an independent third party borrower or if the terms were to be determined on the date a mortgage loan is made to Homestead. Mortgage investments are subject to certain risks, including the risk that Homestead, as the borrower, may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged properties may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than ATLANTIC's cost of funds. If any of the foregoing occur, ATLANTIC's ability to make distributions to shareholders could be adversely affected.

IMPACT OF TRANSACTION ON FUNDS FROM OPERATIONS

  As of March 31, 1996, the Homestead Village properties owned by ATLANTIC constituted 1.1% of ATLANTIC's total assets. ATLANTIC has one Homestead Village property currently in operation. The spin-off of the Homestead properties from ATLANTIC may have a dilutive effect on ATLANTIC's funds from operations, however, this impact is expected to be offset in part by new ATLANTIC multifamily properties under development or which are expected to be acquired, and by income received from the convertible mortgages to be issued to Homestead. As a result of an amendment to the ATLANTIC REIT Management Agreement, income received from the convertible mortgage loans is excluded from the definition of cash flow on which the ATLANTIC REIT Management fee is based.

COMPETITION

  The moderate priced, extended-stay market is rapidly evolving, although there is no single competitor or small number of competitors of Homestead that is or are dominant in this industry. Competition in the moderate priced, extended-stay market is generally based on price, convenience of location, range of services and guest amenities offered, and quality of service. Demographic or other changes in one or more of Homestead's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which Homestead's facilities compete, thereby adversely affecting Homestead's operations.

LIMITED OPERATING HISTORY

  Although the first Homestead Village property was opened in 1992, Homestead has a limited operating history as a separate entity upon which investors may evaluate Homestead's performance. Additionally, Homestead has no operating history except during the recent economic expansion. There can be no assurance that Homestead will be profitable in the future.

                                THE TRANSACTION

GENERAL

  The following is a summary of the material aspects of the Transaction. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement and Prospectus as Annex I and is incorporated herein by reference.

THE DISTRIBUTION

  The Homestead Securities received by ATLANTIC will be authorized and distributed, pro rata, to ATLANTIC shareholders. The Distribution of the Homestead Securities will be declared following approval of the proposals by ATLANTIC shareholders, subject to the satisfaction of certain conditions to the Merger Agreement. The Distribution will be made to holders of shares of ATLANTIC Common Stock of record at the close of business on the Distribution Record Date. The amount of Homestead Securities to be received by each ATLANTIC shareholder in the Distribution will depend on the number of shares of ATLANTIC Common Stock outstanding on the Distribution Record Date. Based on the number of shares of ATLANTIC Common Stock outstanding on August 1, 1996, each ATLANTIC shareholder would receive 0.063748 shares of Homestead Common Stock and 0.042768 Homestead Warrants for each share of ATLANTIC Common Stock held. To the extent that the ATLANTIC IPO occurs prior to the Distribution Record Date, it will result in a proportionate reduction in the amount of Homestead Securities to be received by each ATLANTIC shareholder.

  No certificates or scrip representing fractional shares of Homestead Common Stock or fractional Homestead Warrants will be issued directly to ATLANTIC shareholders as a part of the Distribution. The Distribution Agent will, as soon as practicable after the Distribution Record Date, aggregate and sell all fractional shares of Homestead Common Stock and Homestead Warrants on any national securities exchange or interdealer quotation system on which the Homestead Securities are listed or quoted or otherwise at then prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to ATLANTIC shareholders who would otherwise be entitled to receive fractional shares or warrants.

  NO HOLDER OF SHARES OF ATLANTIC COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE HOMESTEAD SECURITIES RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF ATLANTIC COMMON STOCK IN ORDER TO RECEIVE HOMESTEAD SECURITIES. SEE HOWEVER "--FOREIGN SHAREHOLDERS" BELOW. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING SHARES OF ATLANTIC COMMON STOCK.

FOREIGN SHAREHOLDERS

  In the Distribution, Homestead Securities will not be mailed immediately to ATLANTIC shareholders of record whose mailing addresses are outside the United States ("Foreign Shareholders") but instead will be held by the Distribution Agent for such shareholders' accounts. As described under the heading "Federal Income Tax Consequences--Tax Consequences to ATLANTIC Shareholders--Foreign Withholding." ATLANTIC is subject to a withholding obligation with respect to the Homestead Securities to be distributed to Foreign Shareholders. On the Distribution Record Date, the Distribution Agent will mail a notice to each Foreign Shareholder announcing the Distribution as well as seeking instructions from the Foreign Shareholder electing between the following options: (i) providing a check to the Distribution Agent in the amount to be withheld and receiving his or her full share of Homestead Securities or (ii) having the Distribution Agent sell that amount of Homestead Securities necessary to satisfy the withholding obligations and receiving his or her remaining share of Homestead Securities. Within ten business days after the Distribution Record Date, the Distribution Agent will mail an additional notice to each Foreign Shareholder setting forth the amount of the withholding obligation. A Foreign Shareholder must deliver to the Distribution Agent his or her instructions and, if option (i) is elected, a check in the proper amount of the withholding must be received by the Distribution Agent within 20 business days of the date of the Distribution Record Date. If no instructions are received from a Foreign Shareholder by the end of such period, the Distribution Agent will take the actions specified in option (ii) in satisfying the withholding obligations with respect to such shareholder.

BACKGROUND

  In 1991, PTR was approached by a third party who was interested in entering into a collaborative relationship with PTR for the development of moderate priced, extended-stay lodging facilities. In order to evaluate this proposal, PTR and SCG did extensive research on the industry and competitors in the industry and retained consultants to advise them on this business. In 1991, PTR entered into various agreements with this individual or his affiliates for the site selection and development of several facilities. By 1992, PTR had constructed its first moderate priced, extended-stay facility in Texas. This development was undertaken as part of PTR's multifamily business and not operated as a separate business.

  During 1993, PTR constructed additional facilities in Texas and gained additional experience in operating these facilities and knowledge of this segment of the lodging business. By the end of 1994, PTR had gained enough experience in the business and had done enough research on the overall market to determine that the Homestead Village business constituted a significant growth opportunity and that additional personnel and resources were needed to support and expand such business. Additionally, by the end of 1994, PTR and the original third party had entered into various agreements which altered their relationship. See "Certain Relationships and Transactions--Finder's Agreements" in the Homestead Prospectus.

  During 1995, a distinct and separate management team was created by the PTR REIT Manager to manage and grow the Homestead Village business. Additional personnel were hired and additional employees were assigned by SCG to increase development efforts and obtain additional sites. Personnel experienced in the lodging industry were also recruited and employed by SCG. Because of the geographical focus of PTR's primary business, it was determined that Homestead Village properties developed in the southeastern United States would be developed by ATLANTIC.

  Since 1991, the fees received by the REIT managers and property managers for the Homestead Village operations have been less than the overhead necessary to fund their Homestead Village operations. See "Financial Statements--SCG Homestead Village Group" in the Homestead Prospectus. SCG has been willing to bear this expense while the Homestead Village concept was being developed because SCG believed Homestead Village would be accepted in the marketplace which would result in additional funds from operations for the benefit of PTR and ATLANTIC shareholders. In addition, SCG believed that as more Homestead Village properties became operational, the fees generated by the additional properties would cover such overhead. SCG believes that under the current REIT management agreements and property management agreements for the PTR and ATLANTIC Homestead Village properties, it would generate substantial fees from the 80 properties which are to be contributed to Homestead.

  In mid-1995, SCG was contacted by another operator of extended-stay facilities to discuss a possible business relationship involving PTR's Homestead Village facilities. Several telephone calls and a meeting were held but no terms were discussed.

  In September 1995, management of SCG made a presentation to the SCG board of directors (the "SCG Board") regarding the Homestead Village business and its future direction. The SCG Board instructed SCG management to create a plan for a structure which would maximize shareholder values for ATLANTIC, PTR and SCG and to present alternatives to achieve this goal. Management then began to actively explore means of achieving this goal. At the December 1995 meeting of the SCG Board, SCG management reported that it had various alternatives under review but that it was not prepared to make any recommendations at that time. After this meeting, SCG and the PTR REIT Manager began actively to consider and analyze various alternatives for the Homestead Village operations.

  In December 1995, PTR decided, in anticipation of the possibility of the formation of Homestead and a potential business combination involving the Homestead Village business, to place convertible mortgage loans on the Homestead Village properties. The decision to place the convertible mortgage loans on the Homestead Village properties was based on PTR's desire to retain a substantial portion of the value of and a substantial portion of the upside potential of the Homestead Village business in the event of such a business combination. On January 24, 1996, approximately $77,289,000 of convertible mortgage loans were placed on the Homestead Village properties by PTR.

  In January 1996, the PTR REIT Manager discussed with the PTR Board various alternatives for PTR's Homestead Village operations. By the end of January, PTR trustees instructed the PTR REIT Manager to actively pursue examination of various alternatives. On January 31, 1996, as part of its press release discussing results of operations for 1995, PTR made the following statement (the "January Press Release"):

    ". . . after a detailed review of Homestead Village's successful performance, PTR's Board of Trustees has asked management to evaluate all options relating to the operation of Homestead Village assets in order to maximize PTR shareholder value. This would include an analysis of whether Homestead assets should continue to be developed within PTR, be spun out as a new stand-alone entity with a target market extending beyond PTR's current market area, or be offered for sale, merger or disposition to a national operator. The Board asked that this analysis be completed during 1996. Goldman, Sachs & Co. has been engaged to advise the Board on this matter. It is possible that certain actions, if pursued, may require approval of PTR's Board of Trustees and a possible shareholder vote."

  Following the January Press Release, PTR held several discussions with Goldman, Sachs regarding a possible spin-off of the Homestead Village business. In February 1996, the PTR REIT Manager was contacted by a national operator of extended-stay facilities to discuss a possible transaction. One meeting was held in February 1996 in which the PTR REIT Manager discussed valuation of the Homestead Village business and general terms of a possible transaction. Management provided the other party with certain information regarding the Homestead Village operations. Management had several telephone calls with that party later in February 1996 but no written offer was solicited or received.

  In February 1996, the PTR REIT Manager also received four unsolicited telephone calls from several other owners or operators of lodging businesses to discuss PTR's interest in selling its Homestead Village operations. No formal written offers were received. In addition, Goldman, Sachs received several unsolicited telephone calls in February 1996 from other parties inquiring about PTR's Homestead Village operations, but no formal written offers were received.

  During February 1996, SCG management reviewed the options of continuing the Homestead Village operations within ATLANTIC and PTR or disposing of the Homestead Village assets. For the reasons discussed below under "-- Recommendations of the ATLANTIC Board and Reasons for the Transaction," SCG management concluded that continuing the Homestead Village operations within ATLANTIC and PTR would not maximize value for ATLANTIC and PTR shareholders. SCG management reviewed the various inquiries it had received regarding the PTR Homestead Village assets and determined that the purchase proposals it would likely receive would include securities of the purchaser which would value the Homestead Village assets on a private company basis and that the consideration that PTR would receive would be equity securities in a public company which SCG would not control. The PTR REIT Manager believed that such result would not maximize shareholder values. The PTR REIT Manager also determined that its existing Homestead Village operations and those under construction or in pre-development planning were substantially larger than the operations of other entities which were focused on the moderate priced, extended-stay segment of the lodging business. SCG management also had to consider the impact of a possible sale of the Homestead Village assets on the recently assembled management team which had been put in place to develop the Homestead Village concept. SCG management was concerned that the Homestead Village properties and operations would suffer from defections by the Homestead Village management if a sale were to be pursued and that the Homestead Village properties and operations could not be sold at an attractive price unless management remained intact. For these reasons, SCG management and the PTR REIT Manager did not actively pursue a sale of the Homestead Village business.

  By March 1996, SCG management had prepared and distributed materials to the SCG Board, the ATLANTIC Board and the PTR Board describing in detail the various alternatives for the Homestead Village operations and the advantages and disadvantages of each alternative.

  On March 12, 1996, members of SCG's management made a presentation to the ATLANTIC Board as part of a regularly scheduled meeting. SCG's management presented to the ATLANTIC Board information prepared by SCG regarding alternatives available for the ATLANTIC Homestead Village operations, including leaving the properties in ATLANTIC, a sale of the business or a spin-off of the business, the advantages and disadvantages of each alternative and SCG's recommendation that a spin-off be pursued. SCG presented detailed information regarding the lodging industry, the advantages of a spin-off to ATLANTIC's shareholders, competition in the lodging industry, a proposed combination of ATLANTIC's and PTR's Homestead Village businesses and the means of funding those businesses, a method by which the relative ownership interests of ATLANTIC, PTR and SCG in the new entity would be determined, and legal requirements to accomplish a combination and spin-off. Following the discussion, the ATLANTIC Board authorized the ATLANTIC REIT Manager to pursue a spin-off of ATLANTIC's Homestead Village business and a combination of ATLANTIC's and PTR's Homestead Village businesses.

  Because of SCG's significant ownership of ATLANTIC Common Stock and PTR Common Shares and SCG's direct interest in the possible spin-off, the ATLANTIC Board appointed the ATLANTIC Special Committee, consisting of ATLANTIC's independent directors, Messrs. Holmes and Garcia, to consider the proposed transaction and recommend action with respect to any such proposed transaction to the ATLANTIC Board.

  On March 14, 1996, SCG management made a presentation to the PTR Board. SCG management discussed the opportunity in the extended-stay market, competition in the lodging industry, means by which the Homestead Village concept could become national, and historical results for the Homestead Village operations. SCG management discussed three options available to PTR for its Homestead Village operations, including leaving its Homestead Village properties in PTR, a sale of the business or a spin-off, the advantages and disadvantages of each option and SCG's recommendation that the PTR Board pursue a spin-off of the Homestead Village properties. SCG management presented information regarding a proposed capital structure of a new Homestead Village entity, a method by which the relative ownership interests of PTR, ATLANTIC and SCG in the new entity would be determined and possible value creation for PTR shareholders. Following the discussion, the PTR Board authorized the PTR REIT Manager to pursue a spin-off of its Homestead Village operations to a new entity in exchange for securities of the new entity. Because of SCG's significant ownership of PTR Common Shares and ATLANTIC Common Stock and SCG's direct interest in the possible spin-off, the PTR Board appointed the PTR Special Committee, consisting of three of PTR's independent trustees, Messrs. John C. Schweitzer, James A. Cardwell and Calvin Kessler, to consider the proposed transaction and recommend action with respect to any such proposed transaction to the PTR Board. The PTR Special Committee retained Goldman, Sachs as financial advisor to the PTR Special Committee.

  On March 20, 1996, the PTR Special Committee approved the retention of Munger, Tolles & Olson as legal counsel to the PTR Special Committee.

  On March 20, 1996, SCG management made a presentation to the SCG Board regarding the alternatives available to ATLANTIC, PTR and SCG regarding the Homestead Village operations, which presentation was similar to the presentations made to the ATLANTIC Board and the PTR Board. After discussion, the SCG Board authorized SCG management to proceed with a spin-off of its Homestead Village business. No special committee of directors of SCG was formed and no separate counsel or financial advisors were retained by SCG in connection with the Transaction.

  On March 22, 1996, the ATLANTIC Special Committee approved the retention of King & Spalding as legal counsel to the ATLANTIC Special Committee. On March 29, 1996, the ATLANTIC Special Committee approved retaining J.P. Morgan to deliver an opinion as to the fairness, from a financial point of view, to the shareholders of ATLANTIC (other than SCG) of the consideration to be paid to ATLANTIC in connection with the proposed Transaction.

  Between March 20 and April 8, 1996, SCG management met and had numerous telephone conversations with J.P. Morgan and Goldman, Sachs to discuss the proposed spin-off, valuation issues, the terms of the proposed securities to be issued by Homestead and related matters. During that same period, Mayer, Brown & Platt, counsel for PTR, ATLANTIC, SCG and Homestead, had several discussions with King & Spalding and Munger, Tolles & Olson regarding the structure and the documentation of the proposed transaction.

  On April 8, 1996, a special meeting of the PTR Board was held which was devoted entirely to the proposed spin-off. SCG management made a detailed presentation to the entire PTR Board regarding the proposed spin-off, pro forma historical and projected financial information regarding Homestead, comparisons of multiples for large multifamily REITs and extended-stay lodging operators, competition in the extended-stay lodging market, reasons why management believed PTR shareholders would benefit from the proposed spin-off, terms of the proposed transaction, including terms of the proposed warrants and convertible mortgages, tax treatment of the proposed transaction, expected value creation resulting from the spin-off, relative ownership interests of PTR, ATLANTIC and SCG in the new entity as calculated by SCG, estimated impact of the spin-off on PTR's funds from operations and estimated impact of the spin-off on the financial condition of PTR. There followed an extensive discussion by the entire PTR Board of the proposed transaction, the relative valuation of SCG's contribution, the terms of the convertible mortgage loans and warrants, and the assumptions used by SCG in calculating the relative valuation of the contributions of each party.

  At the same meeting Goldman, Sachs made a presentation regarding the methodologies it would use in reviewing the proposed spin-off and arriving at its opinion, the issues it would examine in arriving at its opinion and the form of its opinion.

  Such special meeting was adjourned, at which time the PTR Special Committee met separately with its counsel and, for portions of the meeting, Goldman, Sachs and SCG management. The PTR Special Committee discussed with its counsel its legal duties as a committee of "independent trustees." Additionally, it discussed the presentations at the PTR Board meeting and additional information it wanted to review in connection with the proposed transaction. The PTR Special Committee then met with Goldman, Sachs and reviewed the scope of Goldman, Sachs' opinion, the analysis to be performed by Goldman, Sachs, and the timing of receiving Goldman, Sachs' opinion. Next, the PTR Special Committee met with SCG management to discuss SCG's analysis and presentation. Later that day, the PTR Board meeting reconvened at which time the PTR Special Committee members stated that they would have further meetings to discuss the proposed spin-off and requested additional information from SCG regarding the methodology used in calculating valuations, assumptions used in SCG's projections and Homestead Village properties expected to be in operation or under development by the end of 1997.

  On April 11, 1996, the PTR Special Committee met with its counsel and SCG management to discuss SCG's analysis from which SCG structured the proposed transaction. At the meeting, the parties extensively discussed the extended-stay lodging market, the assumptions and methodology underlying SCG's analysis, the rationale and reasonableness of such assumptions and methodology, the sensitivity of the analysis to various changes, and the value and terms of the Homestead Securities and convertible mortgage loans to be received by PTR in the proposed transaction.

  On April 16, 1996, a special meeting of the ATLANTIC Board was held at which SCG management made a detailed presentation regarding the proposed spin-off which focused on the following matters: the opportunity to expand Homestead on a national scope; a description of the segments and competition within the extended-stay lodging business; comparisons of multiples for large multifamily REITs and extended-stay lodging operators; the reasons why management believed ATLANTIC shareholders would benefit from the proposed spin-off; the terms of the proposed transaction, including the contributions of properties and other assets by each party for common stock, warrants and convertible mortgage loans, and the terms of such securities; the expected value creation from the spin-off; the resulting relative ownership interests of ATLANTIC, PTR and SCG in the new Homestead entity; the impact of the spin-off on ATLANTIC's results of operations and financial condition; and the schedule of the spin-off in regards to a proposed initial public offering by ATLANTIC. Following the presentation by SCG management, the ATLANTIC Board engaged in an extensive discussion with SCG management regarding the proposed transaction and its impact on ATLANTIC.

  Following such discussion, at the same ATLANTIC Board meeting, representatives of J.P. Morgan made a presentation regarding the methodologies they were using in reviewing the proposed spin-off and their approach to evaluating the fairness of the transaction, which included an extensive discussion of valuation methodologies, the terms of the proposed Homestead securities and the allocation of ownership.

  In addition, on April 16, 1996, the ATLANTIC Special Committee met with its counsel and J.P. Morgan to discuss the financial terms of the proposed transaction. The ATLANTIC Special Committee discussed with its counsel its legal duties under Maryland law as a committee of "independent directors." Among other things, the parties discussed the reasonableness of the terms of the Homestead Securities and the convertible mortgage loans, the allocation of ownership in Homestead among ATLANTIC, PTR and SCG, and J.P. Morgan's fairness analysis and opinion. Next, the ATLANTIC Special Committee discussed with its counsel the proposed terms of the Merger Agreement and the related agreements, proposed revisions to such agreements, and the status of the negotiations of such agreements.

  SCG originally had proposed to the PTR Board and ATLANTIC Board in March 1996 a transaction involving a total of 73 Homestead Village properties. Because of ongoing development by PTR and ATLANTIC of Homestead Village facilities, in April 1996 SCG revised the proposed transaction to include a total of 80 Homestead Village facilities. The effect of this change was to alter the ownership interests of PTR, ATLANTIC and SCG in Homestead and to increase the aggregate amount of Homestead Securities to be issued.

  SCG originally had proposed to the PTR Board and the ATLANTIC Board that the convertible mortgage loans have a term of 25 years with no call provision and that the conversion premium be 10% above the expected price of the Homestead Common Stock, and that the Homestead Warrants have a term of 18 months. As a result of negotiations between members of the PTR Special Committee, Goldman, Sachs, the ATLANTIC Special Committee, J.P. Morgan and SCG, which occurred throughout April and early May 1996, certain terms of the proposed Homestead Securities were changed. The term of the convertible mortgage loans was reduced from 25 years to ten years; a provision was added to permit Homestead to call the convertible mortgage loans after five years; the conversion premium on the convertible mortgage loans was increased from 10% to 15%; and the term of the Homestead Warrants was reduced from 18 months to 12 months. In addition, SCG agreed to have a portion of its Homestead Common Stock placed in escrow to be released as funding is made by PTR or ATLANTIC under the Funding Commitment Agreements.

  On April 17, 1996, the PTR Special Committee met with its counsel, and Goldman, Sachs and its counsel to discuss the financial terms of the proposed transaction. Among other things, the parties discussed the reasonableness of the terms of the Homestead Securities and the convertible mortgage loans, the allocation of ownership in Homestead among PTR, ATLANTIC and SCG, and Goldman, Sachs' fairness analysis and opinion. Next, the PTR Special Committee discussed with its counsel the proposed terms of the Merger Agreement and the related agreements, proposed revisions to such agreements, and how to proceed in negotiations of such agreements.

  During the course of the negotiation of the documents covering the Transaction, the PTR Special Committee and its counsel requested numerous changes to the documents because of the related-party nature of the Transaction. The PTR Special Committee requested that SCG vote its PTR Common Shares (which represented 37.9% of the outstanding PTR Common Shares as of May 20, 1996) in favor of the proposal only if a majority of the PTR shareholders not affiliated with SCG voted in favor of the proposal. This voting proposal is not required under Maryland law. Counsel for the PTR Special Committee also requested that the Merger Agreement be subject to approval by the holders of two-thirds of the outstanding PTR Common Shares. Under Maryland law, the amendment to the PTR Declaration of Trust requires the approval of the holders of two-thirds of the outstanding shares while the Merger Agreement requires the approval of the holders of a majority of the outstanding PTR Common Shares. After several discussions with the PTR Special Committee and its counsel, SCG declined the request of the PTR Special Committee that it vote its PTR Common Shares only upon the affirmative vote of the majority of the non-SCG shareholders since a two-thirds vote requirement would mean that approval of the Transaction would require a substantial number of shareholders not affiliated with SCG voting in favor of the Transaction; SCG however did agree to have the Merger Agreement subject to approval by the holders of two-thirds of the outstanding PTR Common Shares. Counsel for the PTR Special Committee also discussed with SCG the terms of the convertible mortgage loans, the methodology from which the allocation of ownership in Homestead among PTR, ATLANTIC and SCG was derived, and the discussions SCG had with unaffiliated third parties with respect to potential transactions involving PTR's Homestead Village assets.

Counsel for the PTR Special Committee also requested that SCG not receive indemnification under the Merger Agreement for misstatements made in the Merger Agreement or in the Registration Statement which are attributable to PTR, ATLANTIC or Homestead, because SCG controls and manages all these entitles. SCG agreed to this request.

  On May 14, 1996, the PTR Special Committee met with its counsel, and for a portion of the meeting, with a senior officer of SCG to discuss the status of outstanding issues, changes in the terms of the Merger Agreement and the related agreements, and the structure of the fairness opinion to be received by the PTR Special Committee from Goldman, Sachs.

  On May 15, 1996, the ATLANTIC Special Committee met with its counsel, J.P. Morgan and SCG management. At such meeting, SCG management discussed with the ATLANTIC Special Committee the following changes to the terms of the proposed transaction: an increase in the number of Homestead Village facilities to 80; the need for ATLANTIC to fund $18.6 million in cash at Closing in order to assure that ATLANTIC receives all of its shares of Homestead Common Stock at closing; the changes to the terms of convertible mortgage notes regarding maturity date, the conversion premium, and the ability of Homestead to call the convertible mortgage loans; the terms of the Funding Commitment Agreements; and the terms of the Homestead Warrants. J.P. Morgan then reviewed the impact of these changes on their view of the fairness of the transaction. The ATLANTIC Special Committee discussed with SCG management and J.P. Morgan the terms of the proposed transaction, including the accounting treatment of the transaction, the impact on ATLANTIC's REIT status and the ability of ATLANTIC to meet its funding obligations under its Funding Commitment Agreement.

  On May 17, 1996, the ATLANTIC Special Committee met with its counsel and J.P. Morgan to consider the Transaction. At such meeting, counsel for the ATLANTIC Special Committee and J.P. Morgan discussed the terms of the Merger Agreement and the related agreements. After extended discussions, J.P. Morgan delivered an oral fairness opinion to the ATLANTIC Special Committee that, as of such date, the consideration to be paid to ATLANTIC in the Transaction was fair, from a financial point of view, to ATLANTIC shareholders (other than SCG). Following such discussion, the ATLANTIC Special Committee unanimously resolved that the Merger Agreement in the form presented and the transactions as contemplated thereby are approved as being fair and reasonable to ATLANTIC, and the ATLANTIC Special Committee recommended that the ATLANTIC Board approve the Merger Agreement and the transactions contemplated thereby as being fair and reasonable to ATLANTIC.

  On May 17, 1996, the ATLANTIC Board held a telephonic board meeting with all directors in attendance. Also present at the meeting were representatives of J.P. Morgan, counsel to the ATLANTIC Special Committee and senior officers of SCG and the ATLANTIC REIT Manager. Mr. Holmes reported that the ATLANTIC Special Committee had met earlier that day with representatives of J.P. Morgan and King & Spalding to discuss the Transaction and the various documents relating to the Transaction and that the ATLANTIC Special Committee had received an oral fairness opinion from J.P. Morgan. Mr. Holmes further reported that, based on its review of the Transaction, its discussions with counsel and the oral fairness opinion of J.P. Morgan, the ATLANTIC Special Committee recommended to the ATLANTIC Board that the Merger Agreement and the Transaction be approved as fair and reasonable to the ATLANTIC shareholders (other than SCG). The entire ATLANTIC Board then discussed the terms of the Transaction, the changes in the terms of the Transaction since it had been originally proposed to the ATLANTIC Board, the reasons for the cash payment to be made by ATLANTIC for the Homestead Common Stock at the Closing Date, the reasons for the premium which ATLANTIC would pay for the Homestead convertible mortgage notes it would receive, the impact of that premium on ATLANTIC's future financial results, the reasons for the projected difference in the investments by PTR and ATLANTIC in their respective Homestead Village properties, the ability of ATLANTIC to fund its obligations under the Funding Commitment Agreement, the mechanics of the Distribution and the disposition of the convertible mortgage loans ATLANTIC would receive. After these discussions, the ATLANTIC Board approved the Merger Agreement and the Transaction as fair and reasonable to the ATLANTIC shareholders and recommended its approval by the ATLANTIC shareholders.

  On May 20, 1996, the PTR Special Committee met with its counsel, and for a portion of the meeting, with Goldman, Sachs and its counsel. At such meeting, Goldman, Sachs discussed material changes in the terms and conditions of the proposed transaction since it last met with the PTR Special Committee and how such changes affected Goldman, Sachs' analysis underlying its opinion. After extended discussions, Goldman, Sachs delivered an oral fairness opinion to the PTR Special Committee to the effect that, as of the date of such opinion, the PTR Transaction was fair to PTR. See "--Fairness Opinion." The PTR Special Committee requested that its counsel review further with SCG information regarding discussions between SCG and third parties with respect to the Homestead Village business.

  On May 20, 1996, counsel for the PTR Special Committee reviewed with senior officers of SCG and Goldman, Sachs the inquiries that each had received regarding PTR's Homestead Village facilities, the responses to those inquiries and the reasons why SCG and the PTR REIT Manager, as described earlier, had decided not to pursue a sale of the Homestead Village facilities. Later that day, the PTR Special Committee except Mr. Cardwell reconvened and met with their counsel to discuss their respective conversations with SCG management and Goldman, Sachs regarding potential transactions with unaffiliated third parties. Following such discussions, the PTR Special Committee resolved that, subject to final documentation, (a) the Merger Agreement and the Transaction are fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties, and (b) the PTR Special Committee recommends that the PTR Board approve the Merger Agreement and the Transaction as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties and that the PTR Board recommend to the shareholders of PTR their approval of the same.

  On May 21, 1996, the PTR Board held a meeting at which all trustees were present, except James Cardwell. The purpose of the meeting was to discuss the Merger Agreement and the Transaction. Members of SCG management outlined the terms of the Transaction, discussed the terms of the Homestead Warrants and convertible mortgage notes, discussed Homestead and answered trustees' questions. Mr. Schweitzer then discussed the activities of the PTR Special Committee. He stated that the PTR Special Committee had met six times and that he had held extensive discussions with the PTR REIT Manager regarding the Transaction. He reviewed the changes in the Transaction from the terms originally proposed to the PTR Board, including the change to the conversion premium for the convertible mortgages. Mr. Schweitzer stated that the PTR Special Committee had examined in detail the terms of the convertible mortgage notes and had concluded that the terms were very favorable to PTR compared to other convertible securities which were available in the market. He also discussed the PTR Special Committee's review of the allocation of the ownership interests in Homestead among PTR, ATLANTIC and SCG. He then reviewed the oral fairness opinion which Goldman, Sachs had delivered to the PTR Special Committee. Mr. Schweitzer concluded by stating that the PTR Special Committee recommended to the PTR Board that the Merger Agreement and Transaction be approved as fair to PTR.

  The trustees next discussed the timing of the Transaction and the conditions to completion of the Transaction. The trustees then reviewed and discussed the tax consequences of the Merger Agreement and the Distribution to PTR and its shareholders. The trustees next reviewed and discussed the terms of the Homestead Warrants and the future overhang on the Homestead Common Stock created by the Homestead Warrants and the convertible mortgage notes.

  SCG management then reviewed with the trustees the terms of the Merger Agreement and each of the related agreements. SCG management also reviewed with the trustees the proposed changes to the PTR REIT Management Agreement and the PTR Declaration of Trust. SCG management explained that the reason for the change to the PTR REIT Management Agreement and the PTR Declaration of Trust was to permit the Transaction to occur but to preserve the restrictions on interested party transactions in other situations and SCG's recommendations that the PTR REIT Management Agreement be changed to exclude income derived from the convertible mortgage loans from the formula for computing the REIT management fee. After discussing these documents and the recommendations of the PTR Special Committee, the PTR Board unanimously approved the Merger Agreement and Transaction as being fair and reasonable and on terms not less favorable to PTR than those available from unaffiliated third parties and recommended to the shareholders that they vote in favor of the

Merger Agreement and the Transaction and the amendment to the PTR Declaration of Trust and further approved the amendment to the PTR REIT Management Agreement. The trustees also authorized the PTR REIT Manager to proceed with the Transaction.

  On May 23, 1996, the PTR Special Committee held a telephone meeting with all members in attendance. At such meeting, the PTR Special Committee by unanimous vote ratified the resolutions adopted by the PTR Special Committee at its May 20, 1996 meeting.

RECOMMENDATIONS OF THE ATLANTIC BOARD AND REASONS FOR THE TRANSACTION

  SCG Recommendations and Reasons.

  By early 1996, SCG had determined that the Homestead Village operations were yielding very favorable returns, which were higher than returns on ATLANTIC's and PTR's multifamily properties, and could be operated more effectively as a separate business. Based on the reasons described below, SCG believed that it would be in the best interests of ATLANTIC and its shareholders for the Homestead Village operations to be separated from ATLANTIC and spun-off to its shareholders, as ATLANTIC increased its development of Homestead Village properties. Because of the interests of ATLANTIC, PTR and SCG in the various parts of the Homestead Village operations, management's goal was to combine the various parts of the Homestead Village operations and spin off the resulting entity to the various parties in a manner which would maximize shareholder values for each party while being fair to each entity and its shareholders.

  The following reasons were emphasized by SCG in recommending to the ATLANTIC Board that it approve a spin-off of the Homestead Village operations.

  . PUBLIC MARKET VALUATION. SCG examined the public market valuations of PTR, other large public multifamily REITs and public extended-stay lodging facility operators and concluded that although the PTR Homestead Village operations have been very successful, the public market valuation of PTR would not reflect the value of the Homestead Village operations within PTR. SCG reviewed the funds from operations multiple of PTR as of December 31, 1995, prior to the January Press Release, and the funds from operations multiples of several other larger multifamily REITs, which multiples were comparable. This comparability of funds from operations multiples demonstrated to SCG that a public market valuation of PTR would give no additional value to the Homestead Village operations within PTR beyond their funds from operations contribution. SCG also examined the earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple of PTR for 1995 with EBITDA multiples, based on market prices of two publicly held operators of extended-stay lodging facilities, which were greater than PTR's EBITDA multiple. This difference in multiples lead SCG to conclude that shareholder value for PTR shareholders would be maximized if the Homestead Village operations could be separated from PTR's traditional core business of owning and operating garden apartments and spun off. SCG believes this analysis would be true for ATLANTIC as it continues to increase its development of Homestead Village properties.

  . NATIONAL SCOPE. SCG has determined that in order for the Homestead Village concept to be highly successful, the Homestead Village operations should be national in scope. The Homestead Village trademark, operating system and management are owned or provided by SCG. ATLANTIC has Homestead Village facilities under construction or in pre-development planning in several of its target markets in the southeastern United States. PTR has Homestead Village facilities which are operating, under construction or in pre-development planning in several of its target markets in the western United States. By combining all of the Homestead Village facilities in operation, under construction or in pre-development planning with management, operating system and the Homestead Village trademark in a single entity, SCG believed that the resulting entity would be stronger, have greater geographic diversification, be more focused, achieve greater economies of scale and be national in scope.

  . FOCUS OF ATLANTIC'S PRIMARY BUSINESS. SCG believes that the capital markets place a premium on REITs which are focused on a single product. ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily property in its southeastern United States target market. The Homestead Village concept was initially created as a byproduct of the multifamily development activities of PTR. Because of PTR's success with the Homestead Village concept, ATLANTIC began development of its first Homestead Village property in 1995 and as of March 31, 1996 Homestead Village properties constituted 1.1% of ATLANTIC's assets. As the Homestead Village properties continue to become an increasingly greater percentage of ATLANTIC's operations, ATLANTIC could be perceived as no longer focused on its primary business of owning and operating multifamily properties. Further, as discussed above, SCG does not believe that the market would appropriately value the Homestead Village concept within ATLANTIC. By spinning off the Homestead Village assets, SCG believes ATLANTIC can get the dual benefit of focusing on its primary business while obtaining an enhanced valuation for its Homestead Village business.

  . REIT RULES IMPACT ON OPERATION OF HOMESTEAD VILLAGE PROPERTIES. The REIT rules impose restrictions on the types of services that a REIT may offer. Homestead Village operations generally involve the provision of maid services to its guests. These services are considered "non-customary" under the REIT rules. If a REIT provides "non-customary" services in connection with the rental of real estate, then all or part of the associated rents will fail to qualify as rents from real property for REIT purposes and, if nonqualified gross income (which includes nonqualified rents) exceed 5% of the REIT's gross income, the REIT will lose its REIT status under the Code. Through various methods, ATLANTIC could ensure that rents received from Homestead Village operations qualify as rents from real property for REIT purposes. However, these methods would result in inefficiencies in operation of the Homestead Village properties or loss of certain revenues from the properties. By spinning off the Homestead Village assets, these inefficiencies would be eliminated and ATLANTIC's REIT status would remain unaffected.

  Based primarily on these reasons, SCG recommended a spin-off to the ATLANTIC Board. By consolidating the Homestead Village operations in the Transaction, SCG has attempted to eliminate the issues of lack of market valuation for the Homestead Village properties, impediments to a national scope of the Homestead Village concept, diffusion of ATLANTIC's focus on multifamily properties, and REIT compliance matters, while at the same time permitting ATLANTIC shareholders to participate in the future growth of the Homestead Village concept.

  In structuring the Transaction, SCG sought to address the issue of the impact on ATLANTIC's funds from operations caused by the spin-off of the Homestead Village assets through the issuance of the convertible mortgage notes. These mortgages will have a dual purpose. First, they will provide a source of funding for Homestead's future development activities. Second, they will provide a means by which ATLANTIC can retain capital. It is expected that at full funding in 1998, assuming all planned Homestead Village properties which ATLANTIC has committed to finance are developed and there are no conversions of any mortgage notes, ATLANTIC will have an aggregate of approximately $98 million in mortgage notes outstanding. These mortgage loans will bear interest at 9% per annum, have a term of 10 years, cannot be called for the first five years and will be convertible into shares of Homestead Common Stock at $11.50 per share. In addition, a portion of the shares of Homestead Common Stock to be received by SCG will be issued to and placed with State Street Bank and Trust Company ("Escrow Agent") and will only be released to SCG as mortgage loans are made by ATLANTIC or PTR under their Funding Commitment Agreements. See "--Escrow Agreement."

  The methodology used in determining the relative ownership percentages of PTR, ATLANTIC and SCG in Homestead was established by SCG based upon the present values of the cash flows of the contributions made by each such party. With respect to each of PTR and ATLANTIC, SCG prepared those present values by discounting the future net cash flows for the 80 identified Homestead Village properties in operation, under construction or in pre-development planning at July 1, 1996 which will be contributed by each of them to Homestead in connection with the Mergers, as described in the succeeding paragraph; with respect to SCG, SCG calculated the present value of the cash flows from the PTR and ATLANTIC REIT Management fees and property management fees which SCG would have received from such 80 Homestead Village properties, net of operating overhead, as described below. For purposes of the foregoing calculations, SCG assumed that at July 1, 1996, PTR would have 28 properties in operation, seven properties under construction and 19 properties in pre-development planning, and that ATLANTIC would have no properties in operation, five properties under construction and 21 properties in pre-development planning. At August 1, 1996, PTR actually had 28 properties in operation, eight properties under construction and 18 properties in pre-development planning, and ATLANTIC actually had one property in operation, four properties under construction and 21 properties in pre-development planning.

  For purposes of determining the relative ownership interests of PTR and ATLANTIC in Homestead, SCG projected the net operating income for each of these properties for the 18 months ended December 31, 1997, capitalized 1998 (the first year in which all 80 Homestead Village properties are assumed to be stabilized) projected net operating income at 11%, and discounted both cash flows back to July 1, 1996, using a discount rate of 11%. SCG projected a net operating income for each of the 80 Homestead Village properties through the end of 1998 based on the historical income and expense experience of the Homestead Village properties currently in operation, its current development plans for each such Homestead Village property, and its extensive experience in the market and submarket in which each such Homestead Village property is or will be located. In addition, the material underlying economic assumptions used by SCG in projecting net operating income for each of the Homestead Village properties were as follows: a 5% increase in the average weekly rental rate beginning 18 months after the opening of a property and every 12 months thereafter; a 28% occupancy rate for the first three months of operation, a 70% occupancy rate for the second three months of operation, and an 83% stabilized occupancy rate thereafter; an annual 5% increase in expenses every 12 months after the opening of a property; and a capital reserve for each property at a rate of 5% of gross revenue for the property. The capitalization rate of 11% applied to 1998 net operating income for each Homestead Village property contributed by PTR and ATLANTIC reflects SCG's estimate of current real estate market capitalization rates for non-branded lodging facilities based on its review of publicly available industry information. The discount rate of 11% applied to PTR and ATLANTIC cash flows reflects SCG's estimate of the rate appropriate to the moderate priced, extended-stay lodging industry.

  For purposes of determining the relative ownership interest of SCG in Homestead, SCG calculated the projected ATLANTIC and PTR REIT Management fees and property management fees which SCG would have received under existing agreements with ATLANTIC and PTR for the 80 Homestead Village properties assuming that such agreements were in effect throughout the relevant periods, net of operating overhead of SCG related to those properties, for the 18 months ended December 31, 1997, multiplied projected 1998 net operating net income derived from such fees by nine, and discounted all cash flows back to July 1, 1996 using a discount rate of 17.5%. The 9.0x multiple for 1998 net operating income for SCG was based on a publicly available report prepared by an independent third party (The Future of Money Management in America, Bernstein Research, 1995 Ed.) of private and public companies in the financial services sector after adjusting for growth expectations and business objectives for each company. A discount rate of 17.5% was applied to SCG's cash flow between 1996 and 1998 to reflect SCG's belief that a higher level of uncertainty exists regarding the profitability of financial services operations during a period of rapid growth. SCG anticipates that it would rapidly increase its management operations relating to the Homestead Village properties during the next three years as 51 additional properties are developed and become stabilized. The REIT Management fees and property management fees were calculated using the same projected net operating income through the end of 1998 for the 80 Homestead Village properties used to calculate the present values of the cash flows contributed by PTR and ATLANTIC. No separate consideration was attributed to the Homestead Village trademark, operating system or rights for planned facilities to be contributed by SCG, as the trademark and operating system would be necessary to achieve the anticipated fees.

  These present values of cash flows were prepared solely for the purpose of determining the relative ownership interests of ATLANTIC, PTR and SCG in Homestead. These contributions were totalled and the resulting percentages of the contributions are as follows: ATLANTIC-28.18%; PTR-63.64%; and SCG-8.18%.

  Pursuant to each Funding Commitment Agreement, PTR and ATLANTIC will provide Homestead aggregate funding on such developments in the amounts of up to approximately $129 million and $111 million, respectively. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to approximately $144 million and $98 million, respectively. The effect of these provisions of the ATLANTIC Funding Commitment Agreement is that ATLANTIC will fund $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The convertible mortgage loans will be recorded for financial reporting purposes at a premium of approximately $13 million which will be amortized and recorded as an adjustment to interest income over the ten-year term of the mortgage loans using the effective interest method. As described above, the relative ownership percentages of ATLANTIC, PTR and SCG in Homestead were determined based upon the relative value of the contributed assets assuming that all of the properties to be contributed have been developed and are fully operating. ATLANTIC and PTR have agreed to fund convertible mortgages to provide for the development of the Homestead Village properties and to achieve their respective ownership allocations. The funded amounts of ATLANTIC and PTR under the convertible mortgages therefore are in amounts that are anticipated, pursuant to currently existing development budgets, to be sufficient to complete the development of the Homestead Village properties being contributed by them, respectively. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. This expected difference in the rates of return arises because, as of July 1, 1996, PTR was expected to have 28 Homestead Village facilities in operation and generating income, while ATLANTIC was expected to have none and the average property development costs for the existing PTR Homestead Village properties, on balance, was expected to be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. Because of the foregoing factors, and as a result of Homestead's desire to issue a single class of convertible mortgage notes bearing a 9% per annum interest rate, the stated amounts of the convertible mortgage notes were adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead Warrants and the convertibility of the mortgage notes--see footnote (j) to the Homestead Village Incorporated Pro Forma Condensed Consolidated Balance Sheet in the Homestead Prospectus attached hereto) to each of PTR (12.42% on a fully funded basis) and ATLANTIC (8.46% on a fully funded basis) that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

  The ATLANTIC REIT Management Agreement prohibits the ATLANTIC REIT Manager from proposing transactions which, among other things, involve the sale or purchase of properties by ATLANTIC to or from the ATLANTIC REIT Manager or its affiliates. In connection with the Transaction, both ATLANTIC and PTR have waived such provisions of their respective REIT Management Agreements. Additionally, the ATLANTIC REIT Management fees payable are based upon ATLANTIC's cash flow (as defined in the ATLANTIC REIT Management Agreement). ATLANTIC's cash flow includes interest payable on loans made by ATLANTIC. Because SCG's contribution is based upon discounted cash flows expected to be generated from the Homestead Village properties contributed by ATLANTIC (including Homestead Village properties to be funded by ATLANTIC pursuant to its Funding Commitment Agreement), ATLANTIC and the ATLANTIC REIT Manager have amended the ATLANTIC REIT Management Agreement to exclude from the calculation of the ATLANTIC REIT Management fee the interest income on the mortgage loans made by ATLANTIC to Homestead.

  ATLANTIC Board Recommendations and Reasons.

  At a special meeting of the ATLANTIC Board on May 17, 1996, following a review of the information considered by SCG and a review of terms of the Merger Agreement and the Transaction, as well as consideration of the recommendation of the ATLANTIC Special Committee, the ATLANTIC Board approved the Merger Agreement and the Transaction and recommended that ATLANTIC shareholders vote for approval of the Merger Agreement and the Transaction. As noted below, the ATLANTIC Board considered the determination by the ATLANTIC Special Committee that the Merger Agreement and the Transaction are fair and reasonable to ATLANTIC and their recommendation that the ATLANTIC Board approve the Merger Agreement and the Transaction.

  In making its determination with respect to the Transaction, the ATLANTIC Board considered the following material factors in approving the Merger Agreement and the Transaction:

    (i) The reasons emphasized by SCG in making its recommendations. The ATLANTIC Board considered the concern of SCG management that the public market valuation of ATLANTIC would not reflect the value of the Homestead Village assets within ATLANTIC, that the capital markets place a premium on REITs which are focused on a particular product and that the presence of Homestead Village properties has caused a concern for the rating agencies.

    (ii) The goals and objectives of Homestead, the projected growth in the number of Homestead Village properties in operation, the current ownership of Homestead Village properties by ATLANTIC and PTR, the services provided by SCG, the gross revenues and net operating income of the combined Homestead Village operations, the funds from operations multiple of PTR as compared to its competitors and the EBITDA multiple of PTR and competitors in the extended-stay market and the expected comparable result to ATLANTIC.

    (iii) SCG's stated objective of maximizing shareholder value for the shareholders of each of ATLANTIC, PTR and SCG, both separately and individually, related to the Homestead Village operations while pursuing a course of action that is fair to each shareholder group; and the expected benefit resulting from a spin-off of the Homestead Village operations based upon the number of operating Homestead Village properties at the end of 1997, the projected EBITDA for Homestead in 1998, and an assumed EBITDA multiple and the proportionate interest of each of ATLANTIC, PTR and SCG in the net benefit and in the 80 properties to be combined and the national scope of the new Homestead entity.

    (iv) The proposed contributions by ATLANTIC, PTR and SCG using discounted cash flow analysis of projected net operating income for the 80 properties in operation and under development, as well as the methodology for calculating the amount of the contribution by SCG using discounted cash flow analysis of REIT management and property management fees for the Homestead Village operations that SCG would have received from ATLANTIC and PTR, net of projected operating overhead of SCG related to the 80 Homestead Village properties. In particular, the ATLANTIC Board considered the requirement that ATLANTIC contribute to Homestead $18.6 million in cash in order to assure that ATLANTIC receive all of its shares of Homestead Common Stock at the Closing Date, rather than receiving shares in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC. The ATLANTIC Board examined SCG's methodology in determining those contributions, the projections employed by SCG, the assumptions underlying the projections, the mathematical accuracy of the projections, and the resulting percentages of the contributions of each of ATLANTIC, PTR and SCG and found them to be reasonable.

    (v) The estimated impact of the proposed transaction on the shareholders of ATLANTIC comparing the estimated value of a share of common stock of ATLANTIC based upon 1997 estimated funds from operations and the current funds from operations multiple to the estimated value of the various Homestead Securities which shareholders would own directly or indirectly as a result of the Transaction, with no weight attributed to the Homestead Warrants.

    (vi) The estimated impact of the proposed Transaction on ATLANTIC and ATLANTIC's balance sheet, having reviewed historical performance of ATLANTIC, internal forecasts assuming no spin-off and internal forecasts assuming a spin-off as of January 1996, and the impact of the proposed Transaction on ATLANTIC's covenants under its loan agreements.

    (vii) The balance sheets of Homestead giving effect to the proposed Transaction and full funding of the convertible mortgage debt, the capital structure of Homestead at cost and the Homestead Warrants. In particular, the ATLANTIC Board considered whether the number of shares issuable upon exercise of the Homestead Warrants and conversion of the convertible mortgage loans might restrict appreciation in the per share price of Homestead Common Stock for an extended period.

    (viii) The impact of the Transaction on ATLANTIC's projected funds from operations and ATLANTIC's ability to continue to make cash distributions to shareholders at the current level. The

  ATLANTIC Board considered the fact that projected funds from operations for 1996 and 1997 would be impacted by the Transaction but noted that the amendment to the ATLANTIC REIT Management Agreement to exclude income from the convertible mortgage loans as a basis for ATLANTIC REIT Manager compensation would in part offset the potential decrease in funds from operations caused by the Transaction.

    (ix) The impact of the REIT tax rules on the operation of Homestead Village properties by ATLANTIC. The ATLANTIC Board was advised that the current methods of operation under the REIT tax rules would impose certain inefficiencies in operation of the Homestead Village properties by ATLANTIC or loss of certain revenues from the properties.

    (x) The terms of the convertible mortgage loans and the Homestead Warrants. The ATLANTIC Board considered the value of the continued investment by ATLANTIC in Homestead Village facilities through the convertible mortgage loans, the obligations of ATLANTIC under the Funding Commitment Agreement and ATLANTIC's source of funding. The ATLANTIC Board considered the difference in the amount of its funding obligation to the stated amount of the convertible mortgage notes it will receive under the Funding Commitment Agreement.

    (xi) The Distribution will result in a taxable dividend to shareholders. The ATLANTIC Board considered the estimated amount of such tax in light of the value to be created by the spin-off. For a description of the estimated amount of the taxable dividend based on certain assumptions and on various assumed values of the Homestead Securities, see "--Federal Income Tax Consequences--Tax Consequences to ATLANTIC Shareholders--The Distribution."

    (xii) The substantial ownership interest of SCG in ATLANTIC and PTR and the impact that such ownership interest was likely to have on SCG in structuring the Transaction.

    (xiii) The ATLANTIC Board considered the condition to the Merger Agreement that the ATLANTIC Special Committee receive a written opinion from an investment banking firm satisfactory to the ATLANTIC Special Committee that the consideration to be paid to ATLANTIC in the proposed Transaction was fair from a financial point of view to ATLANTIC shareholders (other than SCG).

    (xiv) As noted above, the ATLANTIC Board considered the recommendation of the ATLANTIC Special Committee. In reaching its determination, the ATLANTIC Special Committee considered the same factors described herein which were considered by the ATLANTIC Board as a whole. The ATLANTIC Special Committee consulted with SCG management as well as with its legal counsel and with J.P. Morgan. In addition, the ATLANTIC Special Committee considered the opinion, analyses and presentations of J.P. Morgan described below under "--Fairness Opinion" including the opinion of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be paid to ATLANTIC in the proposed Transaction was fair from a financial point of view to ATLANTIC shareholders (other than SCG). In this respect, while the ATLANTIC Special Committee did not explicitly adopt J.P. Morgan's financial analyses, the ATLANTIC Special Committee placed special emphasis on such analyses in its overall evaluation of the Transaction and viewed such analyses as favorable to its determination.

  In view of the wide variety of factors considered by the ATLANTIC Board, the ATLANTIC Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

FAIRNESS OPINION

  Pursuant to an engagement letter dated April 1, 1996 (the "Engagement Letter"), ATLANTIC retained J.P. Morgan to deliver a fairness opinion in connection with the proposed Transaction.

  At the meeting of the ATLANTIC Special Committee on May 17, 1996, J.P. Morgan rendered its oral opinion to the ATLANTIC Special Committee that, as of such date, the consideration to be paid to ATLANTIC in the proposed Transaction was fair from a financial point of view to ATLANTIC shareholders (other than

SCG). J.P. Morgan has confirmed its May 17, 1996 oral opinion by delivering its written opinion to the ATLANTIC Special Committee, dated as of the date of this Information Statement and Prospectus, that, as of such date, the consideration to be paid to ATLANTIC in the proposed Transaction was fair from a financial point of view to ATLANTIC shareholders (other than SCG). No limitations were imposed by the ATLANTIC Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

  THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED AS OF THE DATE OF THIS INFORMATION STATEMENT AND PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX II TO THIS INFORMATION STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ATLANTIC SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE ATLANTIC SPECIAL COMMITTEE, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ATLANTIC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ATLANTIC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS INFORMATION STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinions, J.P. Morgan reviewed, among other things; in the case of its May 17, 1996 opinion, a draft of the Merger Agreement and the Related Agreements (as defined in the Merger Agreement) and, in the case of its written opinion dated as of the date of this Information Statement and Prospectus, the Merger Agreement, the Related Agreements (as defined in the Merger Agreement) and this Information Statement and Prospectus; certain information concerning Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated (collectively, the "Portfolio") and Homestead and certain publicly available information concerning certain other companies engaged in businesses comparable to those of the Portfolio and Homestead; publicly available terms of certain transactions involving companies comparable to the Portfolio and Homestead and the consideration received in connection with such transactions; the audited financial statements of ATLANTIC for the fiscal year ended December 31, 1995; and certain internal financial analyses and forecasts concerning the Portfolio and Homestead prepared by the management of ATLANTIC and Homestead, respectively. J.P. Morgan also held discussions with certain members of the management of ATLANTIC and Homestead with respect to certain aspects of the Transaction, and the past and current business operations of ATLANTIC and the Portfolio, the financial condition and future prospects and operations of ATLANTIC, Homestead and the Portfolio, the effects of the Transaction on the financial condition and future prospects of ATLANTIC and Homestead and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinions.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by ATLANTIC and Homestead or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of ATLANTIC or Homestead, as applicable, as to the expected future results of operations and financial condition of ATLANTIC and Homestead, respectively. J.P. Morgan has also assumed that the Transaction will have the tax consequences described in this Information Statement and Prospectus, and in discussions with, and materials furnished to J.P. Morgan by, representatives of ATLANTIC, and that the other transactions contemplated by the Merger Agreement and the Related Agreements (as defined in the Merger Agreement) will be consummated as described in the Merger Agreement, the Related Agreements (as defined in the Merger Agreement) and this Information Statement and Prospectus.

  The projections furnished to J.P. Morgan for the Portfolio and Homestead were prepared by the respective management of each company. Neither ATLANTIC nor Homestead publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

  J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated as of the date of this Information Statement and Prospectus, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which the Homestead Securities will trade at any future time.

  In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its written opinion dated as of the date of this Information Statement and Prospectus.

  Determination of Economic Benefits of Transaction: Using publicly available information, J.P. Morgan compared selected financial data of Homestead with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Homestead. The companies selected by J.P. Morgan were Studio Plus Hotels, Extended Stay America, Amerihost Properties, John Q. Hammons, La Quinta Inns, Prime Hospitality, Servico, and Supertel Hospitality. These companies were selected, among other reasons, because of their focus on the extended-stay or limited-service hotel markets. Additionally, using publicly available information, J.P. Morgan compared selected financial data of ATLANTIC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to ATLANTIC. The companies selected by J.P. Morgan were Avalon Properties, Camden Property Trust, Equity Residential, Evans Withycombe, Irvine Apartment, Merry Land, Oasis Residential, Post Properties, Smith Residential Trust, United Dominion, and Wellsford Residential, as well as PTR. These companies were selected, among other reasons, because of their focus on the multifamily real estate markets and the size of their public market capitalization.

  With respect to Homestead, for each comparable company, publicly available financial performance through the twelve months ended December 31, 1995 was measured. Based on December 31, 1995 stock prices, J.P. Morgan selected the mean and the median value for EBITDA and earnings per share ("EPS") multiples (excluding Extended Stay America, which has negative multiples), specifically: projected 1996 EBITDA (14.6x for Studio Plus and 8.1x to 8.4x for the limited-service hotels); and projected 1996 EPS (36.8x for Studio Plus and 14.4x to 15.0x for the limited-service hotels). Based on the extended-stay comparables, multiple ranges of 14.0x to 17.0x on an EBITDA basis, and 30.0x to 40.0x on an EPS basis, were then applied to Homestead's 1997 EBITDA and EPS, yielding implied trading values for Homestead Common Stock, on a fully diluted basis, of approximately $8.96 to $10.88 per share and $8.59 to $11.46 per share, respectively, at year-end 1996. Based on ATLANTIC's proposed ownership stake in Homestead, on a fully diluted basis, these implied trading values resulted in a total Homestead value of $1.15 to $1.63 per ATLANTIC share.

  With respect to ATLANTIC, for each comparable company, publicly available financial performance through the twelve months ended December 31, 1995 was measured. Based on December 31, 1995 stock prices, J.P. Morgan selected for those comparable companies (excluding PTR) the mean and the median value for the 1996 funds from operation multiples, 10.6x and 10.7x, respectively. J.P. Morgan selected a 1996 funds from operations multiple of 12.1x for PTR. Funds from operations multiple ranges of 10.7x to 12.1x were then applied to the difference between ATLANTIC's estimated funds from operations per share at year-end 1997 including and excluding the Portfolio ($0.06 per share). The result was a range of value per share attributable to the Portfolio if retained by ATLANTIC of $0.64 and $0.72 at year-end 1996, as compared to the total value created for ATLANTIC shareholders of $1.15 to $1.63 per ATLANTIC share through the Transaction.

  Determination of Ownership of Homestead: J.P. Morgan analyzed management's discounted cash flow ("DCF") analysis which was performed to determine each party's contribution to Homestead and thus the percentage ownership each party would receive in Homestead. Specifically, J.P. Morgan reviewed and sensitized the underlying assumptions driving each party's allocation of value as well as analyzed changes in capital market assumptions which could influence each party's allocation of value relative to the other parties. The DCF analysis management used to determine the allocation of ownership for ATLANTIC and PTR used similar operating and cost assumptions and, as such, similar changes in assumptions for both ATLANTIC and PTR did not significantly change the proportion of value relative to each other. Accordingly, J.P. Morgan analyzed SCG's allocation of ownership in Homestead and determined that such allocation was reasonable and that changes in capital market assumptions for ATLANTIC's and PTR's DCF analysis did not significantly affect ATLANTIC's ownership relative to SCG.

  Consideration: ATLANTIC and PTR receive the same compensation pro rata (30% Homestead Common Stock and 70% convertible mortgages, while SCG is receiving 100% of its allocated ownership in Homestead Common Stock). Accordingly, J.P. Morgan compared the convertible mortgages and the Homestead Common Stock.

  In reviewing the convertible mortgages, J.P. Morgan performed two analyses. First, J.P. Morgan performed a valuation (based on the Black-Scholes model) to determine the fair value of the convertible mortgages. Second, J.P. Morgan calculated a five-year Internal Rate of Return ("IRR") for the Homestead Common Stock and the convertible mortgages under various growth scenarios. The determination of fair value concluded that the mortgages have a value in excess of par and the return analysis concluded that the convertible mortgages have an attractive return relative to the Homestead Common Stock.

  In connection with the Homestead Warrants to be received by ATLANTIC in connection with the Transaction, J.P. Morgan concluded that they provided additional value to ATLANTIC.

  The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the ATLANTIC Special Committee with respect to the Transaction on the basis of such experience and its familiarity with ATLANTIC.

  Pursuant to the Engagement Letter, ATLANTIC has agreed to pay J.P. Morgan a fee of $225,000 for the delivery of its opinion. In addition, ATLANTIC has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the securities laws.

  J.P. Morgan and its affiliates maintain banking and other business relationships with ATLANTIC, PTR and SCG and its affiliates, including Morgan Guaranty Trust Company of New York acting as the agent bank under ATLANTIC's existing commercial bank facility, for which it receives customary fees. Specifically, in 1996 J.P. Morgan acted as financial advisor to SCG in the private placement of approximately $75 million of equity securities, acted as lead manager for Security Capital Industrial Trust ("SCI") in a $200 million bond offering, acted as co-manager for SCI in a $135 million preferred stock issuance, acted as lead manager for PTR in a $150 million bond offering, and performed various exposure management transactions for SCI. In the ordinary course of their businesses, J.P. Morgan's affiliates may actively trade the debt and equity securities of ATLANTIC, PTR or SCG or its affiliates for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. Morgan Guaranty Trust Company of New York has received fees of approximately $2,500,000 since 1994 in connection with ATLANTIC's commercial bank facility, and J.P. Morgan has received fees in the aggregate of approximately $4,871,000 in connection with its capital markets and other work for SCG and affiliates in 1996. In addition, J.P. Morgan is acting as underwriter for an offering by PTR of $100 million of notes for which it will receive $800,000 in underwriting discounts and commissions plus reimbursement of expenses customarily reimbursed in such offerings.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States Federal income tax consequences of the Transaction to ATLANTIC and ATLANTIC shareholders. To the extent such summary discusses matters of law, it is based on the opinion of Mayer, Brown & Platt. The summary is based upon the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein or possibly on a retroactive basis. The summary only applies to persons who hold shares of ATLANTIC Common Stock as capital assets and does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers. The summary does not address the foreign, state, local or other tax consequences of the Transaction. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND AS TO THE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE TRANSACTION.

 Tax Consequences to ATLANTIC

  The Mergers. In the opinion of Mayer, Brown & Platt, based on certain representations of ATLANTIC, the Mergers constitute a transaction subject to
Section 351 or the reorganization provisions of the Code and related provisions. Assuming the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions, (i) ATLANTIC will not recognize gain, income or loss upon the receipt of the Homestead Common Stock in the Mergers in exchange for the Homestead Village properties transferred by ATLANTIC to Homestead in the Mergers except to the extent that ATLANTIC is treated as having received "boot" in the Mergers, (ii) the tax basis of the Homestead Common Stock received by ATLANTIC will be the same as ATLANTIC's and its subsidiaries' tax basis in the Homestead Village properties transferred by ATLANTIC to Homestead in the Mergers reduced by any liabilities of ATLANTIC's subsidiaries assumed by Homestead in the Mergers, and (iii) the holding period of the Homestead Common Stock received by ATLANTIC will be the same as ATLANTIC's and its subsidiaries' holding period in the Homestead Village properties, allocated among the shares of the Homestead Common Stock received according to the fair market values of such properties. To the extent that ATLANTIC is treated as having received "boot" in the Mergers, ATLANTIC will recognize taxable gain with respect to each of the Homestead Village properties transferred by ATLANTIC to Homestead in the Mergers in an amount equal to the lesser of (i) the fair market value on the date of the Merger of the "boot" received by ATLANTIC allocated to such Homestead Village property and (ii) the amount by which the fair market value of such Homestead Village property exceeds ATLANTIC's or its subsidiaries' tax basis therein. The tax basis of the Homestead Common Stock received by ATLANTIC will be increased by the amount of any such taxable gain recognized and will be decreased by the fair market value of the "boot" received. ATLANTIC's tax basis in any "boot" received will equal the fair market value on the date of the Merger of such "boot." Any taxable gain recognized by ATLANTIC as a result of the receipt of "boot" will reduce the amount of gain recognized by ATLANTIC on the Distribution.

  The Distribution. ATLANTIC will recognize gain upon the Distribution of the Homestead Securities to its shareholders in an amount equal to the excess of the sum of (i) the fair market value of the Homestead

Securities on the Distribution Date and (ii) cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants over ATLANTIC's tax basis immediately prior to the Distribution in the Homestead Securities it receives in the Mergers, and the earnings and profits of ATLANTIC will be increased by the amount of any such gain recognized. ATLANTIC's gain on the Distribution will be reduced to the extent that ATLANTIC recognized gain on the Mergers from the receipt of "boot" and its tax basis in the Homestead Common Stock was increased thereby. In computing its taxable income for the year in which the Distribution occurs, ATLANTIC will be allowed a dividends paid deduction with respect to the Distribution in an amount equal to the sum of the fair market value on the Distribution Date of the Homestead Securities distributed and any cash distributed in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants, but in no event in excess of the earnings and profits of ATLANTIC.

  The fair market value of the Homestead Securities on the Distribution Date will be determined by the best available evidence as to their value on that date. Assuming there are no aberrations in the trading of the Homestead Securities, and absent special factors bearing on the value of a particular holder's Homestead Securities, the best available evidence of the fair market value of the Homestead Securities on the Distribution Date should be their value as reflected by their trading prices on the the first day of when issued trading or within a reasonable period before or after such date. To the extent the trading price of the Homestead Securities does not reflect their fair market value because, for example, there are too few trades, the trading is of a sporadic nature or such securities are not traded, then other relevant data bearing on the value of the Homestead Securities will be considered in determining the fair market value of the Homestead Securities.

  Thus, as a result of the Transaction, ATLANTIC will recognize gain in an amount equal to the excess of the value of the Homestead Village properties transferred by ATLANTIC to Homestead in the Mergers over ATLANTIC's or its subsidiaries' basis therein (the "net built-in gain"). ATLANTIC will recognize such gain in one of the following ways: (i) as a result of the receipt of "boot" in the Mergers, (ii) upon the Distribution, or (iii) in part as a result of the receipt of "boot" in the Mergers and in part upon the Distribution. In addition, if the fair market value of any Homestead Village property transferred by ATLANTIC to Homestead in the Mergers were less than ATLANTIC's or its subsidiaries' tax basis therein (a "built-in loss") and if the fair market value of "boot" received by ATLANTIC in the Mergers were to exceed ATLANTIC's net built-in gain in the Homestead Village properties, ATLANTIC would recognize additional gain in the Transaction in an amount equal to the lesser of (i) ATLANTIC's aggregate built-in losses in the Homestead Village properties and (ii) the excess of the fair market value of the "boot" received by ATLANTIC in the Mergers over ATLANTIC's net built-in gain in the Homestead Village properties. However, it is not anticipated that any of the Homestead Village properties transferred by ATLANTIC in the Mergers will have a built-in loss.

  Mortgages. After consummation of the Transaction, ATLANTIC will hold mortgage notes of Homestead convertible into shares of Homestead Common Stock. See "The Transaction--Funding Commitment Agreements." The terms of the Funding Commitment Agreement provide that ATLANTIC will fund $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. Accordingly, ATLANTIC will be treated as having acquired the convertible mortgage loans at a premium which ATLANTIC will be entitled to amortize as an offset to interest income (with a corresponding reduction in ATLANTIC's tax basis) under a constant yield method over the terms of the convertible mortgage notes if (as ATLANTIC intends) an election under Section 171 of the Code is made. Interest paid by Homestead to ATLANTIC on the mortgage notes will constitute qualified income for purposes of determining whether ATLANTIC meets the gross income requirements for REIT qualification.

  The terms of the mortgages provide for adjustment of the price for conversion of the mortgages into the Homestead Common Stock if Homestead makes certain distributions of stock, cash or other property to its shareholders. While Homestead does not presently contemplate making such a distribution, if Homestead makes a distribution of cash or property resulting in an adjustment to the conversion price, ATLANTIC, as a holder of such convertible mortgages, may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if ATLANTIC does not hold any Homestead Common Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered a return of capital and would reduce ATLANTIC's tax basis in the convertible mortgages (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds ATLANTIC's tax basis in the convertible mortgages, the deemed distribution would result in gain to ATLANTIC. ATLANTIC's tax basis in the convertible mortgages would then immediately be increased by the value of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares, ATLANTIC will not recognize gain or loss upon the exercise of the conversion right. ATLANTIC's tax basis in the Homestead Common Stock received upon the conversion will be equal to ATLANTIC's tax basis in the mortgages converted. Upon conversion of the mortgages, ATLANTIC will receive cash in lieu of any fractional shares of Homestead Common Stock and will recognize gain to the extent that the cash received exceeds ATLANTIC's tax basis in the portion of the mortgages converted for cash in lieu of fractional shares. In the event that ATLANTIC exercises its conversion right, it is expected that ATLANTIC, consistent with its status as a REIT, will shortly thereafter distribute to its shareholders or sell in the open market the Homestead Common Stock received. ATLANTIC will recognize gain upon such distribution or sale of the Homestead Common Stock received upon conversion in an amount equal to the excess of the fair market value of the Homestead Common Stock over ATLANTIC's tax basis therein, and the earnings and profits of ATLANTIC will be increased by the amount of any such gain recognized. In computing its taxable income for the year in which any such Homestead Common Stock is distributed, ATLANTIC will be allowed a dividends paid deduction in an amount equal to the fair market value at the time of distribution of the Homestead Common Stock distributed, but in no event in excess of the earnings and profits of ATLANTIC.

  Commitment Fee Income. The receipt by ATLANTIC of the Homestead Warrants in consideration for entering into the Funding Commitment Agreement will be treated as a commitment fee to ATLANTIC for entering into the Funding Commitment Agreement which will constitute taxable income to ATLANTIC. Such income will constitute qualified income for purposes of determining whether ATLANTIC meets the gross income requirements for REIT qualification. The earnings and profits of ATLANTIC will be increased by the amount of the commitment fee income, consequently increasing the amount of the Distribution which will be treated as a fully taxable dividend to ATLANTIC shareholders.

 Tax Consequences to Homestead

  Assuming the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions, (i) Homestead will not recognize gain, income or loss as a result of the Transaction, (ii) the tax bases of the Homestead Village properties received by Homestead from ATLANTIC and its subsidiaries will be the same as the tax bases of ATLANTIC and its subsidiaries in such properties increased by the amount of any gain recognized by ATLANTIC as a result of the receipt by ATLANTIC of "boot" in the Mergers, and (iii) the holding period of the Homestead Village properties received by Homestead from ATLANTIC and its subsidiaries will be the same as the holding period of ATLANTIC and its subsidiaries in such properties.

 Tax Consequences to ATLANTIC Shareholders

  The Distribution. The amount received by ATLANTIC shareholders in the Distribution will be equal to the fair market value of the Homestead Securities received plus the amount of any cash received in lieu of fractional shares of Homestead Common Stock and fractional Homestead Warrants. The Distribution will constitute a taxable dividend to ATLANTIC shareholders, taxable as ordinary income, to the extent of the earnings and profits of ATLANTIC allocable to such Homestead Securities and cash. The amount of the distribution which exceeds the allocated earnings and profits of ATLANTIC will be treated as a nontaxable reduction (although not below zero) of a shareholder's adjusted tax basis in its ATLANTIC Common Stock. To the extent that the Distribution exceeds such shareholder's adjusted tax basis in its ATLANTIC Common Stock, the Distribution will be treated as gain to such shareholder. Any such gain will constitute capital gain to such shareholder if the shareholder holds its shares of ATLANTIC Common Stock as a capital asset, and will constitute long-term capital gain if such shareholder has held such shares for at least one year. As discussed above, gain recognized by ATLANTIC upon the distribution of the Homestead Securities will increase ATLANTIC's earnings and profits, thus increasing the portion of the distributions of ATLANTIC for the taxable year of the Distribution which will be treated as taxable dividends as opposed to return of capital.

  To the extent that ATLANTIC has a net capital gain for the taxable year, it may designate all or a portion of any dividend distributed as a capital gain dividend. In this event, shareholders will be provided written notice of such designation within 30 days after the close of ATLANTIC's taxable year. Shareholders will be taxed at the long-term capital gains rate on any such capital gain dividends regardless of the shareholder's holding period of its ATLANTIC Common Stock. The amount of capital gain dividends which may be designated by ATLANTIC will be reduced by any capital loss carryovers of ATLANTIC. Gain recognized by ATLANTIC as a result of the Distribution will constitute capital gain to the extent attributable to Homestead Village properties held by ATLANTIC and its subsidiaries in excess of one year prior to the Mergers and ATLANTIC anticipates that it will designate dividends attributable to any net capital gain resulting from the Distribution as capital gain dividends. However, ATLANTIC does not anticipate that it will derive significant net capital gain from the Distribution.

  The following sets forth an estimate of the portion of the Distribution taxable as a dividend to ATLANTIC shareholders, based upon various assumed values for the Homestead Securities and the following additional assumptions. The following information assumes that (i) the total number of outstanding shares of ATLANTIC Common Stock on the Distribution Record Date is 74,602,446 (since ATLANTIC has not established a price for shares to be issued in the ATLANTIC IPO, the price at which prior shares have been issued was used for purposes of computing the number of shares to be issued in the ATLANTIC IPO),
(ii) ATLANTIC will make total cash distributions to shareholders for calendar year 1996 in an amount equal to $54,740,000, (iii) ATLANTIC's total earnings and profits other than from the Transaction for calendar year 1996 is $34,900,000, (iv) ATLANTIC's and its subsidiaries' tax basis in the Homestead Village properties immediately prior to the Transactions is $47,622,293, (v) the ATLANTIC IPO is consummated and (vi) no underwriter's overallotment is exercised in the ATLANTIC IPO. The foregoing assumptions and the assumed values of Homestead Securities below are intended for informational purposes only for purposes of computing the Portion of the Distribution Taxable as a Dividend based upon such assumptions and are not intended as an indication of the actual number of shares of ATLANTIC Common Stock which will be or are expected to be outstanding on the Distribution Record Date or which will or are expected to be issued in the ATLANTIC IPO, actual or expected cash distributions to be made by ATLANTIC for calendar year 1996, actual or expected taxable income of ATLANTIC for calender year 1996, actual or expected tax basis of ATLANTIC and its subsidiaries in the Homestead Village properties immediately prior to the Transactions, whether the underwriter's overallotment will or is expected to be exercised in the ATLANTIC IPO, or ATLANTIC's estimate of the value of the Homestead Securities.

  ASSUMED             ASSUMED                 ASSUMED VALUE
  VALUE OF             VALUE                 OF DISTRIBUTION                  PORTION OF
ONE SHARE OF          OF ONE                  PER SHARE OF                 THE DISTRIBUTION
 HOMESTEAD           HOMESTEAD                  ATLANTIC                      TAXABLE AS
   COMMON             WARRANT                 COMMON STOCK                    A DIVIDEND
   STOCK             ---------               ---------------               ----------------
- ------------
   $10.00             $ 0.00                      $0.56                         $0.20
   $12.50             $ 2.50                      $0.79                         $0.32
   $15.00             $ 5.00                      $1.03                         $0.50
   $17.50             $ 7.50                      $1.27                         $0.70
   $20.00             $10.00                      $1.51                         $0.90

  Foreign Withholding. For purposes of this discussion, a "non-U.S. holder" means any PTR shareholder who, for United States income tax purposes, is a foreign corporation, a nonresident alien, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership which has at least one member that is, for United

States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. Non-U.S. holders will be subject to U.S. withholding tax at a rate of 30%, or if applicable, a lower treaty rate, on the portion of the Distribution not attributable to capital gains unless the Distribution is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder. In addition, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by ATLANTIC to a non-U.S. holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by ATLANTIC ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. ATLANTIC will be required to withhold tax equal to 35% of the amount of the Distribution to the extent it constitutes USRPI Capital Gains, without regard to the portion of the Distribution which ATLANTIC designates as a capital gain dividend. The portion of the Distribution which constitutes USRPI Capital Gains may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a non-U.S. holder that is a foreign corporation.

  Any portion of the Distribution that exceeds both current and accumulated earnings and profits of ATLANTIC will not be taxed as either an ordinary dividend or a capital gain dividend. However, because ATLANTIC will not be able to determine at the time the Distribution is made whether or not the Distribution will be in excess of ATLANTIC's current and accumulated earnings and profits, the Distribution will be subject to full withholding. The non-U.S. holder may seek a refund of over-withholding from the Internal Revenue Service if it is subsequently determined that the Distribution was, in fact, in excess of ATLANTIC's current and accumulated earnings and profits. Under current Treasury Regulations, distributions paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for foreign withholding purposes and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. In any case where a distribution is payable in any medium other than money, the withholding agent cannot release the property so distributed until the property has been converted into funds sufficient to enable the withholding agent to pay over in money the tax required to be withheld. For a discussion of the manner in which this withholding obligation will be satisfied by ATLANTIC in connection with the Distribution, see "Foreign Shareholders."

  Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the United States tax reporting requirements), a ATLANTIC shareholder who receives Homestead Securities or cash in lieu of fractional shares of Homestead Common Stock or fractional Homestead Warrants in the Distribution may be subject to backup withholding with respect to such Homestead Securities and cash received in the Distribution unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. Any amount withheld under these rules will be credited against the shareholder's Federal income tax liability.

  Information Reporting. ATLANTIC is required to report the amount distributed to shareholders pursuant to the Distribution (and the allocation of such amount among ordinary dividends, capital gain dividends and return of capital) to the IRS and each shareholder on Form 1099-DIV.

  Homestead Common Stock. A shareholder's tax basis in the Homestead Common Stock received in the Distribution will be the fair market value of the Homestead Common Stock on the Distribution Date to be determined as discussed above. A shareholder's holding period for the Homestead Common Stock received in the Distribution will begin on the day after the Distribution Record Date.

  Upon the sale or exchange of Homestead Common Stock, a Homestead shareholder will realize gain or loss measured by the difference between the amount realized on the sale or other disposition and the shareholder's tax basis in the Homestead Common Stock. Such gain or loss will be a capital gain or loss to such shareholder if the shareholder holds its Homestead Common Stock as a capital asset, and will be a long-term capital gain or loss if the Homestead shareholder's holding period with respect to the Homestead Common Stock sold is more than one year at the time of sale or exchange.

  Homestead Warrants. A shareholder's tax basis in the Homestead Warrants received in the Distribution will be the fair market value of the Homestead Warrants on the Distribution Date to be determined as discussed above. A shareholder's holding period for the Homestead Warrants received in the Distribution will begin on the day after the Distribution Record Date.

  The terms of the Homestead Warrants distributed to ATLANTIC shareholders pursuant to the Merger Agreement provide for adjustment of the price for exercise if Homestead makes certain distributions of stock, cash or other property to its shareholders. While Homestead does not presently contemplate making such a distribution, if Homestead makes a distribution of cash or property resulting in an adjustment to the exercise price, the holders of the Homestead Warrants (the "Warrant Holders") may be viewed as receiving a "deemed distribution" under Section 305 of the Code even if such Warrant Holder does not hold any Homestead Common Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered a return of capital, and would reduce the Warrant Holder's tax basis in the Homestead Warrants (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds the Warrant Holder's tax basis in its Homestead Warrants, the deemed distribution would result in gain to such Warrant Holder. In any event, the Warrant Holder's tax basis in its Homestead Warrants would then immediately be increased by the amount of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares, Warrant Holders will not recognize gain or loss upon the exercise of the Homestead Warrants. The Warrant Holder's tax basis in the Homestead Common Stock received upon the exercise of the Homestead Warrants will be equal to the sum of (i) the Warrant Holder's tax basis in the warrants exercised and (ii) the exercise price paid. Upon the exercise of the Homestead Warrants, Warrant Holders will receive cash in lieu of any fractional shares of Homestead Common Stock and will recognize gain to the extent that the cash received exceeds the Warrant Holder's tax basis in the portion of the Homestead Warrants exercised for cash in lieu of fractional shares.

  Upon a sale or other disposition of a Homestead Warrant, a Warrant Holder will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the Warrant Holder's tax basis in the Homestead Warrant. Such gain or loss will be capital gain or loss if the stock into which the Homestead Warrants are exercisable would be a capital asset in the Warrant Holder's hands, and will be a short- term capital gain or loss because the Homestead Warrants expire within one year and therefore the Warrant Holder's holding period will be one year or less.

  If a Warrant Holder's Homestead Warrants expire without being exercised, the Warrant Holder will recognize a loss at the time such Homestead Warrants expire equal to its tax basis in the expired Homestead Warrants. In general, such loss will be a capital loss if the stock into which the warrants were exercisable would be a capital asset in the Warrant Holder's hands.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Based on the ownership on August 1, 1996, ATLANTIC's directors and executive officers who own ATLANTIC Common Stock or PTR Common Shares will, in the aggregate, receive a total of 21,535 shares of Homestead Common Stock and 14,445 Homestead Warrants as a result of the Transaction. SCG and its directors and executive officers who own ATLANTIC Common Stock and PTR Common Shares will, in the aggregate, receive a total of 10,460,177 shares of Homestead Common Stock (including 2,243,038 shares held in escrow) and 5,109,575 Homestead Warrants as a result of the Transaction. They will also receive cash in lieu of any fractional shares of Homestead Common Stock and fractional Homestead Warrants. Certain officers of ATLANTIC and the ATLANTIC REIT Manager, including David Dressler, John Patterson and Mark Riley, will become officers and employees of Homestead. In addition, such officers may receive options to acquire Homestead Common Stock and may be offered the opportunity to purchase shares of Homestead Common Stock under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan" in the Homestead Prospectus attached hereto.

THE MERGER AGREEMENT

  Pursuant to the Merger Agreement, PTR and Homestead shall take all actions necessary to cause PTR Homestead Village Incorporated, a wholly owned subsidiary of PTR, to be merged with and into Homestead in exchange for 9,485,727 shares of Homestead Common Stock, ATLANTIC and Homestead shall take all actions necessary to cause Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated, wholly owned subsidiaries of ATLANTIC, to be merged with and into Homestead in exchange for an aggregate of 4,201,220 shares of Homestead Common Stock, and SCG and Homestead shall take all actions necessary to cause Homestead Village Managers Incorporated, Homestead Realty Services Incorporated and SCG Homestead Village Incorporated, wholly owned subsidiaries of SCG, to be merged with and into Homestead in exchange for an aggregate of 4,062,788 shares of Homestead Common Stock of which 2,243,038 shares will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements. In addition, pursuant to a warrant purchase agreement dated as of May 21, 1996 by and among PTR, ATLANTIC, SCG and Homestead (the "Warrant Purchase Agreement"), PTR and ATLANTIC will receive 6,363,789 and 2,818,517 Homestead Warrants, respectively, in exchange for entering into their respective Funding Commitment Agreements described below. SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for a period of one year without charge.

  For a description of the amount of Homestead Securities to be received by ATLANTIC shareholders in the Transaction, see "The Transaction--The Distribution."

  The following is a summary of the Merger Agreement, which is attached as Annex I to this Information Statement and Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of PTR, ATLANTIC, SCG and Homestead, including, with respect to PTR, ATLANTIC and Homestead, documents filed with the Commission and the accuracy of the information contained or incorporated therein, and with respect to PTR, ATLANTIC, SCG and Homestead, the (i) preparation of the financial statements in accordance with GAAP applied on a consistent basis, (ii) absence of undisclosed liabilities, (iii) absence of certain material adverse events and (iv) accuracy of the information provided to Homestead with respect to the Registration Statement of which this Information Statement and Prospectus is a part.

  Certain Covenants and Agreements. Pursuant to the Merger Agreement, each of PTR, ATLANTIC and SCG has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other parties): (i) conduct its extended-stay lodging business in the ordinary and usual course and consistent with past practice; (ii) use its best efforts to take all actions reasonably necessary to continue in the ordinary and normal course of its business and consistent with past practice, with the development or construction of any extended-stay properties currently in development; (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of stock of certain subsidiaries; (iv) not (a) except as described in clauses (b) through (e) below, incur or become contingently liable with respect to any additional indebtedness for borrowed money secured by the assets to be contributed to Homestead, (b) take any action which would jeopardize PTR's or ATLANTIC's status as a REIT under the Code, (c) sell any of the properties to be contributed to Homestead, (d) prepay any existing convertible mortgage loans (except that PTR may cause one of its subsidiaries to prepay a portion of the existing convertible mortgage loans to the extent that the costs to acquire and develop the properties being contributed to Homestead is less than the amounts outstanding under such loans), or (e) purchase or acquire any properties for use as extended-stay facilities; (v) use reasonable efforts to preserve its extended-stay lodging business organization and goodwill, keep available the services of its present officers, preserve the goodwill and business relationships with its lessees, operators, suppliers, distributors, customers and others, and not engage in any action, directly or indirectly, with the intent to affect adversely the Transaction; (vi) confer with one or more representatives of the other parties when requested to report on material operational matters and the general status of ongoing operations of its business; and (vii) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of its insurable tangible assets and businesses related to its Homestead Village operations in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers.

  Pursuant to the Merger Agreement, Homestead has agreed that, during the period from the date of the Merger Agreement until the Closing or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other parties): (i) except in certain limited circumstances, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of stock of Homestead, of any class or any debt or equity securities convertible into or exchangeable for such stock, or amend or modify the terms and conditions of any of the foregoing; (ii) not incur or become contingently liable with respect to any indebtedness for borrowed money or enter into any contract or arrangement with respect thereto; and (iii) not enter into any contract, arrangement or understanding relating to the disposition of any property to be received from PTR, ATLANTIC or SCG, however, it may purchase or acquire properties for use as extended-stay lodging facilities with the consent of each of the other parties provided that the funds therefor are loaned from SCG to Homestead at a rate of interest no greater than the prime rate of interest as announced by Wells Fargo Realty Advisors, Incorporated from time to time plus one-half of one percent.

  Pursuant to the Merger Agreement, (i) each of PTR, ATLANTIC, SCG and Homestead shall afford to each other party and their respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of such party, as appropriate and, during such period, shall furnish promptly to the other, (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by the Merger Agreement, (b) such other information concerning their respective businesses, properties and personnel which are the subject of the Merger Agreement as shall be reasonably requested, and (c) a writing indicating any change or occurrence which may have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the properties which are the subject of the Merger Agreement; (ii) PTR, ATLANTIC and Homestead shall file the Registration Statement with the Commission as soon as is reasonably practicable after the date of the Merger Agreement and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, and each of them shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Distribution; (iii) in the case of PTR and ATLANTIC, promptly take such action as is necessary to obtain shareholder approval of the Merger Agreement and the Transaction; (iv) in the case of PTR and ATLANTIC, use its best efforts to obtain and deliver to the other certain letters from its principal executive officers, directors, trustees and "affiliates" as defined under Rule 145 under the Securities Act agreeing to certain restrictions on resale of Homestead Securities received in the Transaction; (v) Homestead shall use its best efforts to effect, at or before the Closing Date, authorization for quotation or listing on a national securities exchange or interdealer quotation system upon official notice of issuance, of the Homestead Securities to be issued in connection with the Distribution; (vi) each of PTR, ATLANTIC, SCG and Homestead shall cooperate and use its best efforts to take all actions, make all filings, registrations and submissions, and do all things necessary and advisable to consummate the Transaction, including, but not limited to, obtaining all required consents, waivers and approvals from the Commission, the Department of Justice and any other applicable government entity; (vii) the parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the Transaction and shall not issue any such press release or written public statement prior to review by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or public statement in violation of any applicable law, rule, regulation or policy of a national securities exchange or interdealer quotation system; (viii) SCG will vote all PTR Common Shares and all shares of ATLANTIC Common Stock owned by it in favor of approval and adoption of the Merger Agreement and the Transaction, provided, however, that SCG will not be obligated to vote any such shares in favor of such matters in the event the PTR Board or the ATLANTIC Board withdraws, modifies or amends its recommendation; (ix) ATLANTIC shall file with the Commission as soon as is reasonably practicable after the date of the Merger Agreement a registration statement relating to the ATLANTIC IPO of shares of ATLANTIC Common Stock and shall use all reasonable efforts to have such registration statement declared effective by the Commission as promptly as practicable, and shall take any action required to be taken under applicable state blue sky or securities laws in connection with the ATLANTIC IPO and, in the event that the ATLANTIC Board determines that it is not reasonably practicable to file a registration statement relating to the ATLANTIC IPO, it shall give written notice as promptly as practicable to each of PTR, SCG and Homestead (x) each party agrees to maintain as confidential certain information provided to the other parties during the negotiation of the Merger Agreement and the Transaction; and (xi) SCG shall be responsible for amounts to employees who will become employees of Homestead for earned but unpaid salary, wages and benefits for periods prior to the Closing Date.

  Conditions to the Transaction. The respective obligations of each of the parties to effect the Transaction are subject to a number of conditions, including among others: (i) each other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of such party shall be true and correct in all material respects on and as of the date made and the Closing Date; (ii) the Merger Agreement and the Transaction shall have been approved and adopted by the shareholders of each of PTR and ATLANTIC; (iii) the PTR Board and the ATLANTIC Board shall have each declared the dividend contemplated by the Distribution; (iv) the Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding shall have been initiated or threatened by the Commission; (v) each of ATLANTIC and PTR shall have received either an opinion of Mayer, Brown & Platt or a ruling from the IRS to the effect that, for United States Federal income tax purposes, the Mergers constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions; (vi) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transaction shall have been issued or taken and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); (vii) all governmental consents, orders and approvals legally required for the consummation of the Transaction, shall have been obtained and be in effect at the Closing Date, and such consents, orders and approvals shall have become final; (viii) the waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated; (ix) the Homestead Warrants shall have been issued pursuant to the Warrant Purchase Agreement; (x) ATLANTIC shall have contributed $18.6 million (subject to adjustment as provided in the Merger Agreement) in cash to one of its subsidiaries being merged into Homestead and such subsidiary shall not have encumbered or otherwise disposed of such funds; (xi) the registration statement in connection with the ATLANTIC IPO shall have been declared effective by the Commision or withdrawn by ATLANTIC, or if such registration statement has not been filed, ATLANTIC shall have given notice that it does not intend to proceed with the ATLANTIC IPO, (xii) each of PTR, ATLANTIC and SCG shall have forgiven all indebtedness of their respective subsidiaries being merged into Homestead (other than the existing convertible mortgage loans); and (xiii) all material consents from third parties necessary to consummate the Transaction shall have been obtained.

  In addition to the conditions set forth above, the obligations of ATLANTIC to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson, special counsel to the PTR Special Committee, as to certain legal matters; (ii) the receipt of a written legal opinion from Mayer, Brown & Platt as to certain legal matters; (iii) the receipt by the ATLANTIC Special

Committee from an investment banking firm of an opinion to the effect that, as of the date of this Information Statement and Prospectus, the consideration to be paid to ATLANTIC in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC's shareholders (other than SCG), which opinion shall not have been withdrawn, revoked or modified; (iv) the Homestead Securities to be issued in connection with the Distribution shall have been authorized for quotation or listing on a national securities exchange or an interdealer quotation system upon official notice of issuance; (v) the receipt from Homestead of the executed Funding Commitment Agreement described below;
(vi) the receipt from Homestead of the executed ATLANTIC Investor Agreement described below; (vii) the receipt of the executed Protection of Business Agreement described below from each of PTR, Homestead and SCG; (viii) the receipt of "comfort letters" in form and substance reasonably satisfactory to ATLANTIC from the independent certified public accountants of PTR, Homestead and SCG; (ix) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of ATLANTIC, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to ATLANTIC; (x) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to ATLANTIC; and (xi) the receipt of an opinion from Mayer, Brown & Platt to the effect that the performance of the Merger Agreement shall not jeopardize the status of ATLANTIC as a REIT.

  In addition to the conditions set forth above, the obligations of PTR to effect the Transaction are subject to the following conditions: (i) the receipt of written legal opinions from King & Spalding, special counsel to the ATLANTIC Special Committee, as to certain legal matters; (ii) the receipt of a written legal opinion from Mayer, Brown & Platt as to certain legal matters;
(iii) the receipt by the PTR Special Committee from an investment banking firm of an opinion to the effect that, as of the date of the PTR Proxy Statement and Prospectus, the aggregate consideration to be received by PTR pursuant to the Merger Agreement in exchange for the PTR properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR, which opinion shall not have been withdrawn, revoked or modified; (iv) the Homestead Securities to be issued in connection with the Distribution shall have been authorized for quotation or listing on a national securities exchange or an interdealer quotation system upon official notice of issuance; (v) the receipt from Homestead of the executed Funding Commitment Agreement described below;
(vi) the receipt from Homestead of the executed PTR Investor Agreement described below; (vii) the receipt of the executed Protection of Business Agreements described below from each of ATLANTIC, SCG and Homestead; (vii) the receipt of "comfort letters" in form and substance reasonably satisfactory to PTR from the independent certified public accountants of ATLANTIC, Homestead and SCG; (ix) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of PTR, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to PTR; (x) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to PTR; and (xi) the receipt of an opinion from Mayer, Brown & Platt to the effect that the performance of the Merger Agreement shall not jeopardize the status of PTR as a REIT.

  In addition to the conditions set forth above, the obligations of SCG to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson as to certain legal matters; (ii) the receipt of a written legal opinion from King & Spalding as to certain legal matters; (iii) the receipt of "comfort letters" in form and substance reasonably satisfactory to SCG from the independent certified public accountants of ATLANTIC, PTR and Homestead; (iv) the receipt from Homestead of the executed SCG Investor Agreement and the executed Administrative Services Agreement described below; (v) the receipt of the executed Protection of Business Agreement described below from each of PTR, ATLANTIC and Homestead; (vi) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of SCG, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to SCG; and (vii) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to SCG.

  In addition to the conditions set forth above, the obligations of Homestead to effect the Transaction are subject to the following conditions: (i) the receipt of a written legal opinion from Munger, Tolles & Olson as to certain legal matters; (ii) the receipt of a written legal opinion from King & Spalding as to certain legal matters; (iii) the receipt of a written legal opinion from Mayer, Brown & Platt as to certain legal matters; (iv) the receipt of letters from affiliates of PTR and ATLANTIC relating to the restrictions on transferability of the Homestead Securities to be received in the Transaction pursuant to Rule 145 promulgated under the Securities Act; (v) the receipt from PTR and ATLANTIC of the executed Funding Commitment Agreements described below; (vi) the receipt from PTR and ATLANTIC of the executed ATLANTIC and PTR Investor Agreements described below; (vii) the receipt of "comfort letters" in form and substance reasonably satisfactory to Homestead from the independent certified public accountants of PTR, ATLANTIC and SCG; (viii) the receipt of the executed SCG Investor Agreement and the executed Administrative Services Agreement described below; (ix) the receipt of the executed Protection of Business Agreement described below from each of PTR, ATLANTIC and SCG; (x) the receipt from SCG of the executed Escrow Agreement described below; (xi) the delivery by SCG of an assignment of the Homestead Village trademark; (xii) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of Homestead, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to Homestead; and (xiii) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to Homestead.

  Termination. The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual consent of PTR, ATLANTIC, SCG and Homestead; (ii) by any of PTR, ATLANTIC, SCG or Homestead after December 31, 1996, if the Transaction has not been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement except for such breaches that are immaterial); (iii) unilaterally by any of PTR, ATLANTIC, SCG or Homestead if (a) any other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of written notice of the alleged failure from another party, (b) any other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of any other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1996; (iv) unilaterally by any of PTR, SCG or Homestead if ATLANTIC, through the ATLANTIC Board or the ATLANTIC Special Committee, either fails to recommend to ATLANTIC's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation; and
(v) unilaterally by any of ATLANTIC, SCG or Homestead if PTR, through the PTR Board or the PTR Special Committee, either fails to recommend to PTR's shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation.

  In the event of termination of the Merger Agreement by any party as provided above, the Merger Agreement will become void and there will be no further obligation on the part of any party or their respective officers and trustees or directors (except as set forth in certain provisions of the Merger Agreement, including the expense reimbursement and termination fees described under "--Expenses"). However, in the event that termination is pursuant to clauses (iv) or (v) in the previous paragraph, ATLANTIC or PTR, as the case may be, shall pay to each of the other parties all of the documented, out-of-pocket expenses incurred by such parties after execution of the Merger Agreement in connection with the transactions contemplated thereby.

  Amendment and Waiver. Subject to applicable law, the Merger Agreement may be amended by the written agreement of PTR, ATLANTIC, SCG and Homestead. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of PTR and ATLANTIC. Each of PTR, ATLANTIC, SCG and Homestead may unanimously agree to (a) extend the time for the performance of any of the obligations or other acts of the parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein and or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained therein.

  Indemnification. Each party has agreed to indemnify and hold harmless the other parties (other than SCG) from and against losses incurred by such party as a result of any breach of, or inaccuracy in, any of its representations and warranties or other agreements contained in the Merger Agreement. The indemnification obligations of PTR, ATLANTIC and SCG are subject to a maximum amount equal to the aggregate fair market value (based on the first sale price of the Homestead Securities if trading in such securities has occurred) of the Homestead Securities received by such party. The indemnification obligations of Homestead shall not exceed in the aggregate the fair market value (based on the first sale price of the Homestead Securities if trading in such securities has occurred) of all of the Homestead Securities issued in connection with the Transaction. The obligations to indemnify terminate two years after the Distribution and may be invoked only in the event of losses that exceed $200,000, in which event the indemnification will cover all losses (including the initial amount).

PROTECTION OF BUSINESS AGREEMENT

  Each of PTR, ATLANTIC and SCG will enter into a protection of business agreement dated as of the Closing Date (the "Protection of Business Agreement") with Homestead which will prohibit PTR, ATLANTIC, SCG and their respective affiliates from engaging, directly or indirectly, in the extended-stay lodging business in the continental United States except through Homestead and its subsidiaries. The Protection of Business Agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The Protection of Business Agreement does not prohibit any of PTR, ATLANTIC or SCG from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as they do not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and (iv) owning securities of another person primarily engaged in business other than a business owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The Protection of Business Agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or SCG; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden style multifamily properties; and (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owing, operating, developing, managing or leasing garden style multifamily properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC or SCG or their respective affiliates (as defined in the Protection of Business Agreement)), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, SCG, or their respective affiliates, of 25% or more of the outstanding shares of voting stock of Homestead, without the prior written consent of the Homestead Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the tenth anniversary of the Closing Date.

SCG INVESTOR AGREEMENT

  Homestead and SCG will enter into an investor agreement (the "SCG Investor Agreement"), which will require SCG, upon notice from Homestead, to exercise all of the Homestead Warrants (at an exercise price of $10.00 per share) received by SCG in connection with the Transaction. Homestead may call for the exercise of Homestead Warrants by SCG upon 10 days' prior written notice. The SCG Investor Agreement, among other things, provides that, without having first consulted with the nominee of SCG designated in writing, Homestead may not seek Homestead Board approval of (i) Homestead's annual budget, (ii) incurring expenses in any year exceeding (A) any line item in the annual budget by 20% and (B) the total expenses set forth in the annual budget by 5%, (iii) acquisitions or dispositions in a single transaction or group of related transactions where the aggregate purchase price paid or received exceeds $5 million, (iv) new contracts with a service provider for (A) investment management, property management or leasing services, or (B) that reasonably contemplates annual contract payments by Homestead in excess of $200,000, (v) the declaration or payment of any dividend or other distribution, (vi) the approval of stock option plans, (vii) the offer or sale of any shares of stock of Homestead or any securities convertible into shares of stock of Homestead (other than the sale or grant of any stock or grants of options or exercise of options granted under any stock option plan approved by stockholders), and (viii) the incurrence, restructuring, renegotiation or repayment of indebtedness for borrowed money (including guarantees) in which the aggregate amount involved exceeds $5 million. The SCG Investor Agreement also provides that, so long as SCG owns at least 10% of the outstanding shares of Homestead Common Stock, Homestead may not increase the number of persons serving on the Homestead Board to more than seven. SCG also will be entitled to designate one or more persons as directors of Homestead, as follows: (i) so long as SCG owns at least 10% but less than 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate one person; and (ii) so long as SCG owns at least 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Homestead Board as the number of shares of Homestead Common Stock beneficially owned by SCG bears to the total number of outstanding shares of Homestead Common Stock, provided, that SCG shall be entitled to designate no more than two persons so long as the Homestead Board consists of no more than seven members. Any person who is employed by SCG or who is an employee, a 25% shareholder or a director of any corporation of which SCG is a 25% shareholder (except for Homestead) shall be deemed to be a designee of SCG. The nominee(s) of SCG may, but need not, include the same person(s) nominated by either PTR pursuant to the PTR Investor Agreement or ATLANTIC pursuant to the ATLANTIC Investor Agreement.

  In addition, because SCG is an affiliate of Homestead, the SCG Investor Agreement provides SCG with registration rights pursuant to which, in certain specified circumstances, SCG may request, at any time after the first anniversary of the date on which the Homestead Common Stock is registered with the Commission under either Section 12(b) or 12(g) of the Exchange Act, and on not more than three occasions, registration of all of SCG's Homestead Common Stock pursuant to Rule 415 under the Securities Act.

FUNDING COMMITMENT AGREEMENTS

  Pursuant to funding commitment agreements to be dated as of the Closing Date (the "Funding Commitment Agreements") each of PTR and ATLANTIC will agree to make mortgage loans to Homestead. PTR and ATLANTIC will provide Homestead aggregate funding for developments in amounts of up to $129 million and $111 million, respectively, which amounts are anticipated to be sufficient to complete the development of the respective Homestead Village facilities contributed by them. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to $144 million and $98 million, respectively. The obligations of PTR and ATLANTIC are limited to a specific dollar amount for each property identified in the respective Funding Commitment Agreements. Upon any determination by Homestead to commence development of a property identified in the Funding Commitment Agreement, Homestead is required to notify PTR or ATLANTIC, as the case may be, and PTR or ATLANTIC, as the case may be, is required to fund up to the full amount of its obligation with respect to such property. Homestead is required to endeavor in good faith to complete the development of such property consistent with the development plans for such property. Each mortgage loan issued by Homestead pursuant to a Funding Commitment Agreement will be convertible into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for every $11.50 of principal outstanding on the mortgage loan. The obligation of Homestead to call for funding of, and the obligations of PTR and ATLANTIC to provide funding for, the mortgage loans expires on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage loans accrues at the rate of 9% on the unpaid principal balance, payable every six months. The mortgages are scheduled to mature on October 31, 2006, and, are not callable until five years after the Closing Date. Homestead has pledged the assets being contributed by ATLANTIC as collateral for the mortgage loans being made by ATLANTIC, and it has pledged the assets being contributed by PTR as collateral for the mortgage loans being made by PTR.

ATLANTIC AND PTR INVESTOR AGREEMENTS

  ATLANTIC and PTR will each enter into an investor and registration rights agreement with Homestead (the "ATLANTIC and PTR Investor Agreements") pursuant to which ATLANTIC and PTR each are entitled to designate one person for nomination to the Homestead Board, and Homestead will use its best efforts to cause the election of such nominee(s), until March 31, 1998 and for so long thereafter as ATLANTIC or PTR has the right to convert in excess of $20 million in principal amount of loans made pursuant to the Funding Commitment Agreements. Such nominee(s) may, but need not, include the same person(s) nominated by SCG pursuant to the SCG Investor Agreement. In addition, Homestead has granted to each of ATLANTIC and PTR registration rights with respect to the distribution of all of the shares of Homestead Common Stock issuable upon conversion of the convertible mortgage notes. Prior to the one-year anniversary of the date the Homestead Common Stock is registered under the Exchange Act, each of ATLANTIC and PTR may request one registration of those shares of Homestead Common Stock which are issued upon conversion of any or all of the convertible mortgage notes during such one year period and which it intends to distribute to its stockholders. After such one-year anniversary, each of ATLANTIC and PTR may request three additional registrations pursuant to Rule 415 promulgated under the Securities Act of all shares of Homestead Common Stock issued or issuable upon conversion of the convertible mortgage notes. Such registration, except for the fees and disbursements of counsel to ATLANTIC or PTR, shall be at the expense of Homestead.

ADMINISTRATIVE SERVICES AGREEMENT

  Prior to the consummation of the Transaction, Homestead and SCG will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which SCG will provide Homestead with administrative services with respect to certain aspects of Homestead's business. These services are expected to include, but are not limited to, insurance administration, accounts payable administration, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The fees payable to SCG will be based on market rates as mutually agreed. The agreement will be for an initial term expiring on December 31, 1996 and will be automatically renewed for one-year terms, subject to approval by a majority of the disinterested members of the Homestead Board and the approval by the disinterested directors of the annual compensation payable to SCG for services rendered to Homestead.

ESCROW AGREEMENT

  Pursuant to an escrow agreement to be dated the Closing Date (the "Escrow Agreement") among Homestead, SCG and the Escrow Agent, a portion of the shares of Homestead Common Stock issuable to SCG in the Transaction will be placed in an escrow account with the Escrow Agent. In general, as PTR and ATLANTIC advance funds to Homestead in accordance with the terms of their respective Funding Commitment Agreements, a portion of the shares of Homestead Common Stock in the escrow account will be released to SCG, together with a proportionate amount of accrued dividends, if any. On January 1, 2000, the Escrow Agent will release to Homestead all of the shares of Homestead Common Stock remaining in the escrow account. All dividends or other distributions paid by Homestead in respect of the shares of Homestead Common Stock held in the escrow account shall be retained by the Escrow Agent for the benefit of the party to whom the related shares of Homestead Common Stock are ultimately issued. The Escrow Agent will vote all shares of Homestead Common Stock in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  Because the number of shares of Homestead Common Stock being received by SCG is based on the anticipated future REIT management fees and property management fees SCG would have received under existing agreements with PTR and ATLANTIC for the 80 Homestead Village properties contributed to Homestead, net of overhead of SCG related to those properties, and since many of the contributed Homestead Village properties are either in the development or pre-development planning stage, the purpose of the Escrow

Agreement is to time SCG's receipt of the shares of Homestead Common Stock pursuant to the Merger Agreement with the time the properties are actually funded and supported by a completion guaranty.

REGULATORY FILINGS AND APPROVALS

  Consummation of the Merger is subject to the provisions of the HSR Act, for which early termination of the applicable waiting period was granted on June 14, 1996. Pursuant to the Merger Agreement, each of PTR, ATLANTIC, SCG and Homestead may terminate the Merger Agreement if (i) any governmental consent, order or approval legally required for the consummation of the Transaction has not been obtained and in effect on the Closing Date or (ii) any governmental consent, order or approval legally required for the consummation of the Transaction shall have any terms, which in the reasonable judgement of PTR, ATLANTIC, SCG or Homestead, respectively, would materially impair the value of the Homestead Securities to be received by PTR, ATLANTIC or SCG, respectively, or the value to Homestead of the Transaction.

RESTRICTIONS ON SALES BY AFFILIATES

  The Homestead Securities to be issued in the Transaction will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of ATLANTIC or PTR. Affiliates, including SCG, may not sell their Homestead Securities acquired in connection with the Transaction except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 or (iii) any other applicable exemption under the Securities Act. Each of PTR and ATLANTIC has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from executive officers, directors, trustees and other Affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

  The Transaction will be recorded by ATLANTIC as a sale of its Homestead Village Properties to PTR at fair market value. ATLANTIC will recognize the Distribution as a reduction of shareholders' equity.

  Since PTR will own over 50% of Homestead immediately after the Mergers, the Transaction will be recorded by PTR as: (i) the formation of Homestead as a wholly-owned subsidiary into which the PTR-Homestead Village Group assets will be transferred at historical cost; (ii) the acquisition of Homestead Village net assets of ATLANTIC and SCG (at fair value) for Homestead Securities using the purchase method of accounting; and (iii) a reduction of shareholders' equity to reflect the distribution of Homestead Securities owned by PTR to PTR's shareholders. The historical financial statements of PTR-Homestead Village Group will become the predecessor of Homestead and the operations of the SCG-Homestead Village Group and the Atlantic-Homestead Village Group will be included from the date of acquisition. For a description of certain terms used in this paragraph, refer to the combined historical financial statements included in the Homestead Prospectus attached hereto.

EXPENSES

  The Merger Agreement provides that, whether or not the Transaction is consummated, all expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring such expenses, except that
(i) expenses incurred in connection with filing, printing and distributing this Information Statement and Prospectus will be paid 63.64%, 28.18% and 8.18% by PTR, ATLANTIC and SCG, respectively, (ii) all costs relating to the ATLANTIC IPO will be paid by ATLANTIC, (iii) all taxes payable by reason of the Transaction will be paid 63.64%, 28.18% and 8.18% by PTR, ATLANTIC and SCG, respectively, and (iv) the filing fees payable in connection with the filings under the HSR Act will be paid by SCG. See "Expenses of Solicitation."

DISSENTERS' RIGHTS

  Holders of ATLANTIC Common Stock are not entitled to dissenters' rights in connection with the Transaction.

BOARD RECOMMENDATION

  THE ATLANTIC BOARD, BY UNANIMOUS VOTE OF THE DIRECTORS WHO ARE NOT OFFICERS OF ATLANTIC OR DIRECTORS, OFFICERS OR EMPLOYEES OF SCG OR ITS AFFILIATES, APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING

  At the ATLANTIC Special Meeting, the holders of ATLANTIC Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement and the Transaction. A copy of the Merger Agreement is attached as Annex I hereto and is incorporated herein by reference and a copy of the Homestead Prospectus is attached hereto and is incorporated by reference.

DATE, TIME AND PLACE; RECORD DATE

  The ATLANTIC Special Meeting is scheduled to be held at 10:00 a.m., local time, on Friday, September 13, 1996, at ATLANTIC's executive offices at Six Piedmont Center, Suite 600, Atlanta, Georgia. The ATLANTIC Board has fixed the close of business on August 12, 1996 as the record date (the "ATLANTIC Record Date") for the determination of holders of ATLANTIC Common Stock entitled to notice of and to vote at the ATLANTIC Special Meeting. On August 1, 1996, there were 65,903,161 shares of ATLANTIC Common Stock outstanding held of record by approximately 327 shareholders. As of August 1, 1996, SCG and ATLANTIC's directors and executive officers beneficially owned an aggregate of 42,447,246 shares or approximately 64.4% of the outstanding ATLANTIC Common Stock. SCG has agreed, and each of such other persons has indicated his or her intent, to vote his or her shares in favor of the Merger Agreement and the Transaction. Therefore, approval of the proposal is assured.

VOTING RIGHTS

  Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of ATLANTIC Common Stock is required to approve the Merger Agreement and the Transaction. Holders of record of ATLANTIC Common Stock on the ATLANTIC Record Date are entitled to one vote per share at the ATLANTIC Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding ATLANTIC Common Stock is necessary to constitute a quorum at the ATLANTIC Special Meeting.

  If a shareholder attends the ATLANTIC Special Meeting, he or she may vote by ballot. If a shareholder does not attend the meeting and vote, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement and the Transaction. Similarly, broker non-votes and abstentions will have the effect of a vote against the Merger Agreement and the Transaction.

  YOU ARE NOT BEING ASKED TO SUBMIT A PROXY AND ONE IS NOT BEING SOLICITED.

OTHER MATTERS

  ATLANTIC is not aware of any business or matters other than those indicated above which may be properly presented at the ATLANTIC Special Meeting.

                        INFORMATION CONCERNING ATLANTIC

GENERAL

  Since its inception in 1993, ATLANTIC has employed a research-driven investment approach, deploying its capital in markets and submarkets which exhibit strong market fundamentals. ATLANTIC REIT Management believes that population and employment growth are the primary demand generators for multifamily product.

  At June 30, 1996, ATLANTIC owned assets in 41 of the 143 submarkets within its target market. ATLANTIC REIT Management is continuously researching additional submarkets and cities and may expand ATLANTIC's primary target market in the future; however, ATLANTIC intends to remain regionally focused in the southeastern United States. ATLANTIC has filed a registration statement relating to an initial public offering of up to $115,000,000 of shares of ATLANTIC Common Stock.

  In the future, ATLANTIC will focus primarily on the moderate income category, which comprises the largest segment of the renter population. Few other real estate companies currently focus on this segment within ATLANTIC's primary target market. In addition, lack of available financing for moderate income product often results in limited supply. Consequently, ATLANTIC REIT Management believes that the moderate income segment is a significantly underserved market with limited competition.

  Moderate income residents are typically longer-term residents due, in part, to the financial resources required to purchase single-family homes. As a result, resident turnover is often significantly lower in moderate income properties than upper middle income or middle income properties. The total cost of refurbishing and re-leasing a unit ranges from $700 to $1,500; therefore, reducing resident turnover can have a material impact on an asset's profitability. Due to market fundamentals and the operating characteristics of moderate income properties, ATLANTIC REIT Management believes that this product category offers greater sustainable cash flow growth.

  ATLANTIC, through its REIT Manager, is a fully integrated operating company with 96 professionals dedicated to implementing its highly focused business strategy. ATLANTIC's operating system consists of six functional areas: research, acquisitions, development, due diligence, property management and capital markets/finance/legal. By focusing on a single discipline, professionals within each of these areas develop unparalleled expertise. Interaction and communication among these functional areas remain fluid; but separation promotes certain checks and balances. All acquisition and development investments must be approved by a four-member investment committee, a four-member senior investment committee and ultimately by the investment committee of the ATLANTIC Board.

EMPLOYEES

  ATLANTIC has no employees. The ATLANTIC REIT Manager, whose sole activity is advising ATLANTIC, manages the day-to-day operations of ATLANTIC. The ATLANTIC REIT Manager has assembled a team of 96 professionals in the ATLANTIC REIT Manager and its affiliates, collectively possessing extensive experience in multifamily real estate. The majority of these persons are employed directly by and focused entirely on the services provided by the ATLANTIC REIT Manager, with the balance providing centralized research, senior investment committee, capital markets, legal and accounting services.

LEGAL PROCEEDINGS

  ATLANTIC is, from time to time, a party to a variety of legal proceedings arising in the ordinary course of its business. Such matters generally are not expected to have a material adverse impact on ATLANTIC.

COMPETITION

  In general, there are numerous other multifamily properties located in close proximity to each of ATLANTIC's properties. The number of multifamily units available in any target market city could have a material effect on ATLANTIC's capacity to rent units and on the rents charged. In addition, in many of ATLANTIC's submarkets, institutional investors and owners and developers of multifamily properties compete for the acquisition, development and leasing of multifamily properties. Many of these persons have substantial resources and experience.

                           ATLANTIC REIT MANAGEMENT

  The ATLANTIC REIT Manager provides ATLANTIC with strategic and day-to-day management, research, investment analysis, acquisition, development, marketing, disposition of assets, asset management and due diligence, capital markets, and legal and accounting services, all of which are included in the ATLANTIC REIT Management fee. Hence, ATLANTIC depends upon the quality of the management provided by the ATLANTIC REIT Manager. The ATLANTIC REIT Manager and its specialized service affiliates employ 96 professionals. The ATLANTIC REIT Manager also provides office and other facilities for ATLANTIC's needs.

  ATLANTIC believes that a properly structured ATLANTIC REIT Management relationship has several advantages over a self-administered REIT structure. ATLANTIC believes that its relationship with the ATLANTIC REIT Manager provides ATLANTIC with access to greater quality and depth of management personnel and resources, savings from a dedicated capital markets group, and access to centralized research, accounting and legal support provided at substantial economies of scale. ATLANTIC believes that these benefits, and the structure of the relationship, will avoid the stock price discounting that has affected some externally managed REITs.

  The owner of the ATLANTIC REIT Manager has a substantial shareholder interest in ATLANTIC, creating commonality of interest with ATLANTIC's shareholders, and the ATLANTIC REIT Management Agreement prohibits self-dealing principal transactions between ATLANTIC and the ATLANTIC REIT Manager and its affiliates. The Transaction is currently prohibited by the terms of the ATLANTIC REIT Management Agreement, although the ATLANTIC REIT Manager and ATLANTIC have agreed to waive this prohibition as it relates to the completion of the Transaction. Furthermore, the ATLANTIC REIT Manager provides all its services for one fee, and an affiliate provides property management services at market rates in a competitive environment. The ATLANTIC REIT Manager does not receive additional fees for investment banking, financing, asset sales or similar services. See "ATLANTIC Management's Discussion and Analysis of Financial Condition and Results of Operations--REIT Management Agreement."

                              ATLANTIC PROPERTIES

PROPERTIES OWNED

  No individual property, or group of properties operated as a single business unit, amounts to 10% or more of ATLANTIC's pro forma total assets (based on cost) nor does the gross revenue from any such properties amount to 10% or more of ATLANTIC's pro forma gross revenues for the fiscal year ended December 31, 1995.

  Geographic Distribution. ATLANTIC's multifamily properties are located in 16 metropolitan areas in seven states. The table below demonstrates the geographic distribution of ATLANTIC's equity real estate investments at June 30, 1996.

                                                                      PERCENTAGE
                                                                      OF ASSETS
                                                           NUMBER OF   BASED ON
                                                           PROPERTIES   COST(1)
                                                           ---------- ----------
      Atlanta, Georgia....................................     32         31%
      Birmingham, Alabama.................................      6          5%
      Charlotte, North Carolina...........................      6          6%
      Ft. Lauderdale/West Palm Beach, Florida.............     12         10%
      Ft. Myers, Florida..................................      1          1%
      Greenville, South Carolina..........................      1          1%
      Jacksonville, Florida...............................      6          5%
      Memphis, Tennessee..................................      2          1%
      Miami, Florida......................................      2          1%
      Nashville, Tennessee................................      6          6%
      Orlando, Florida....................................      5          3%
      Raleigh, North Carolina.............................      8          6%
      Richmond, Virginia..................................      7          7%
      Sarasota, Florida...................................      1          1%
      Tampa, Florida......................................      8          4%
      Washington, D.C.....................................     13         12%
                                                              ---        ---
          Total...........................................    116        100%
                                                              ===        ===

- --------

(1) For operating properties at June 30, 1996, represents cost, including planned renovations. For properties under construction or in planning at June 30, 1996, represents budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.

  Environmental Assessments. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation of such substances could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances, may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos containing materials into the air, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injuries associated with such materials, and prescribe specific methods for the removal and disposal of such materials, which may result in increased costs in connection with renovations at ATLANTIC's properties.

  ATLANTIC has not been notified by any governmental authority of any non-compliance, liability, or other claim in connection with any of the properties currently owned or being acquired, and ATLANTIC is not aware of any environmental condition with respect to any of the properties, which is likely to be material. ATLANTIC has subjected each of its properties to a Phase I environmental assessment (which does not involve invasive procedures such as soil sampling or ground water analysis) by independent consultants. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is ATLANTIC aware of, any environmental liability (including asbestos related liability) that the REIT Manager believes would have a material adverse effect on ATLANTIC's business, financial condition or results of operations. No assurance can be given, however, that these assessments and investigations reveal all potential environmental liabilities, that no prior owner or operator created any material environmental condition not known to ATLANTIC or the independent consultants or that future uses and conditions (including, without limitation, tenant actions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities.

  Insurance Coverage. ATLANTIC REIT Management believes that all of ATLANTIC's properties are adequately insured; however, an uninsured loss could result in loss of capital investment and anticipated profits.

                    ATLANTIC SELECTED FINANCIAL INFORMATION

  The following table sets forth selected financial information on a pro forma basis for ATLANTIC (the "Pro Forma Financial Results") as of March 31, 1996 and the three-month period ended March 31, 1996 and the year ended December 31, 1995, and on a historical basis for ATLANTIC (the "Historical Financial Results") as of and for the three-month periods ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994 and the period ended December 31, 1993.

  The following selected financial information should be read in conjunction with "ATLANTIC Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Information Statement and Prospectus. The ATLANTIC Pro Forma Financial Results are not necessarily indicative of what the actual financial position and results of operations of ATLANTIC would have been as of and for the periods indicated, nor do they purport to represent the future financial position and results of operations for future periods.

                                  PRO FORMA                           HISTORICAL
                          ------------------------- --------------------------------------------------
                          THREE MONTHS                THREE MONTHS
                             ENDED      YEAR ENDED   ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                           MARCH 31,   DECEMBER 31, ------------------  ------------------------------
                              1996         1995       1996      1995      1995       1994       1993(1)
                          ------------ ------------ --------  --------  ---------  ---------  --------
                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS SUMMARY:
 Rental Income..........    $ 32,941    $ 125,118   $ 30,809  $ 22,952  $ 103,634  $  55,071  $    156
 Property Management
  Fees Paid to
  Affiliate.............         998        4,322        920       717      3,475      1,536       --
 General and
  Administrative
  Expenses..............         168          583        187       105        646        266         1
 REIT Management Fee
  Paid to Affiliate.....       2,247        8,356      2,123     1,515      6,923      3,671        12
 Net Earnings...........       7,044       24,657      6,650     4,175     19,639      9,926        38
 Net Earnings per Share.        0.11         0.43       0.12      0.11       0.45       0.41  $   0.07
 Distributions Declared
  and Paid..............      11,667       35,119     11,667     7,426     35,119     14,648       --
 Distributions Declared
  and Paid per Share....    $   0.21    $    0.80   $   0.21  $   0.20  $    0.80  $    0.60       --
 Weighted Average Shares
  Outstanding...........      62,714       57,450     55,555    37,133     43,889     24,454       572
                                        PRO FORMA                     HISTORICAL
                                       ------------ --------------------------------------------------
                                                        MARCH 31,               DECEMBER 31,
                                        MARCH 31,   ------------------  ------------------------------
                                           1996       1996      1995      1995       1994       1993
                                       ------------ --------  --------  ---------  ---------  --------
                                                         (AMOUNTS IN THOUSANDS)
FINANCIAL POSITION:
 Real Estate Owned, at
  cost..................                $ 975,463   $936,129  $678,564  $ 888,928  $ 631,260  $ 31,005
 Total Assets...........                  963,909    929,318   678,683    885,824    637,846    31,850
 Line of Credit (3).....                  184,043    226,000   181,000    190,000    153,000       --
 Mortgages Payable......                  129,291    123,291   115,317    118,524    107,347       --
 Total Liabilities......                  346,187    376,967   310,334    328,886    271,216       178
 Total Shareholders'
  Equity................                $ 617,722   $552,351  $368,349  $ 556,938  $ 366,630  $ 31,672
 Number of Shares
  Outstanding...........                   65,903     55,570    37,588     55,526     37,133     3,163
                                  PRO FORMA                           HISTORICAL
                          ------------------------- --------------------------------------------------
                          THREE MONTHS                THREE MONTHS
                             ENDED      YEAR ENDED   ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                           MARCH 31,   DECEMBER 31, ------------------  ------------------------------
                              1996         1995       1996      1995      1995       1994       1993(1)
                          ------------ ------------ --------  --------  ---------  ---------  --------
                                                   (AMOUNTS IN THOUSANDS)
OTHER DATA:
 Net Earnings...........    $  7,044    $  24,657   $  6,650  $  4,175  $  19,639  $   9,926  $     38
 Add: Depreciation......       5,078       18,660      4,804     3,605     15,925      8,770        28
                            --------    ---------   --------  --------  ---------  ---------  --------
 Funds from
  Operations(2).........    $ 12,122    $  43,317   $ 11,454  $  7,780  $  35,564  $  18,696  $     66
 Net Cash Provided
  (Used) by Operating
  Activities............      18,679       52,988     18,011    12,954     45,235     26,205      (492)
 Net Cash Used by
  Investing Activities..     (47,201)    (321,082)   (47,201)  (39,177)  (240,652)  (392,718)  (31,005)
 Net Cash Provided by
  Financing Activities..      28,743      273,032     29,249    24,579    195,649    372,638    31,634

- -------
(1) For the period from October 26, 1993 (the date of ATLANTIC's inception) to December 31, 1993.
(2) ATLANTIC believes that funds from operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments and general operating expenses. For an explanation of funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Funds from operations should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. On January 1, 1996, ATLANTIC adopted NAREIT's new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition. The funds from operations measure presented by ATLANTIC may not be comparable to other similarly titled measures of other REITs.

(3) At August 1, 1996, ATLANTIC had $191 million outstanding under its $350 million line of credit.

                 ATLANTIC MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "ATLANTIC Selected Financial Information" and all of the financial statements appearing elsewhere in this Information Statement and Prospectus. Historical results and percentage relationships set forth in "ATLANTIC Selected Financial Information," the Financial Statements of ATLANTIC, and the Pro Forma Balance Sheet and Statements of Earnings for ATLANTIC are not indicative of future operations of ATLANTIC.

OVERVIEW

  Since its inception on October 26, 1993, ATLANTIC has amassed a portfolio of 25,266 multifamily units located in the southeastern United States. ATLANTIC acquired existing properties aggregating 15,355 units, has completed developments aggregating 804 units and has developments under construction and in planning aggregating 9,107 units. At March 31, 1996, ATLANTIC's investment in real estate aggregated $936 million. This investment in real estate has been financed through both debt and equity. Since inception ATLANTIC has raised approximately $577 million in net equity, primarily through the private placement of ATLANTIC Common Stock. Additionally, ATLANTIC assumed approximately $123 million in long-term debt in connection with certain of its property acquisitions. ATLANTIC's $350 million line of credit provided the remaining investment capital.

  ATLANTIC's operating results depend primarily upon income from multifamily properties, which is substantially influenced by (i) the demand for and supply of multifamily units in ATLANTIC's primary target market and submarkets, (ii) operating expense levels, (iii) the effectiveness of property level operations, and (iv) the pace and price at which ATLANTIC can acquire and develop additional multifamily properties. Capital and credit market conditions which affect ATLANTIC's cost of capital also influence operating results.

  ATLANTIC's target market cities and submarkets have benefitted substantially in recent periods from demographic trends (including population and job growth) which increase the demand for multifamily units. Consequently, rental rates for multifamily units have increased more than the inflation rate for the last two years and are expected to continue to experience such increases throughout 1996. Expense levels also influence operating results, and rental expenses (other than real estate taxes) as a percentage of rental revenues for multifamily properties have generally increased at approximately the same rate as rents for the past year and are expected to increase at a comparable rate throughout 1996.

  The ATLANTIC REIT Manager believes that development of multifamily properties from the ground up, which are built for long term ownership and are designed to meet broad renter preferences and demographic trends, will provide a greater source of long term cash flow growth in the future. Therefore, while land prices are favorable, ATLANTIC has acquired and will continue to acquire, on an unleveraged basis, prudent amounts of land zoned for multifamily development. The ATLANTIC REIT Manager believes ATLANTIC's ability to compete is significantly enhanced relative to other companies because of the ATLANTIC REIT Manager's depth of development and acquisition personnel and presence in local markets combined with ATLANTIC's access to investment capital.

  ATLANTIC's strategy is to build its asset base through the development and acquisition of multifamily properties that will provide long-term growth in cash flow. ATLANTIC's real estate investments have been made with a view to effective long-term operation and ownership. Based upon ATLANTIC's market research and in an effort to optimize its portfolio composition, ATLANTIC may from time to time seek to dispose of assets that in management's view do not meet ATLANTIC's long-term investment criteria and redeploy the proceeds therefrom, preferably through tax-deferred exchanges, into assets that are more consistent with ATLANTIC's investment objectives.

RESULTS OF OPERATIONS

 Interim Period Results

  Net earnings for the three-month period ended March 31, 1996 were $6.7 million ($0.12 per share) as compared to $4.2 million ($0.11 per share) for the same period in 1995. In the first quarter of 1996, ATLANTIC had 59 operating properties (19 classified as pre-stabilized) as compared to 43 operating properties (40 classified as pre-stabilized) in the first quarter of 1995. The additional operating properties resulted in increases in rental revenues ($7.8 million), rental expenses ($2.9 million), real estate taxes ($.7 million), depreciation ($1.2 million) and ATLANTIC REIT Management fee ($.6 million) in the three-month period ended March 31, 1996 as compared to the same period in 1995. The increase in rental expenses is attributable to the larger number of pre-stabilized properties in 1995 over 1996. After stabilization, consistent with ATLANTIC's conservative accounting policies, ATLANTIC expenses all make-ready costs, including carpet and appliance replacements.

  Interest expense in the three-month period ended March 31, 1996 was $4.3 million as compared to $4.7 million for the three-month period ended March 31, 1995. The decrease in interest expense of $.4 million is primarily a result of lower short-term interest rates in 1996 which offset the effect of ATLANTIC's higher outstanding debt balances. ATLANTIC's weighted average short-term interest rate for the first quarter of 1996 was 7.61% as compared to 8.10% in the first quarter of 1995.

  Rental revenues were negatively impacted by the severe winter in the mid-Atlantic region, resulting in reduced leasing activity. For ATLANTIC's 38 stabilized properties at March 31, 1996, that were fully operational throughout both the first quarter of 1995 and the first quarter of 1996, rental revenues grew 3.1%. All of these properties were pre-stabilized in 1995 and stabilized in 1996. Due to the more conservative accounting treatment for stabilized properties, expense comparisons between periods are not meaningful. These properties represent 68.1% of ATLANTIC's operating properties at March 31, 1996, based on cost.

  ATLANTIC adopted Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of on January 1, 1996. As a result of adopting this new accounting standard, ATLANTIC did not recognize any provisions for possible losses.

 1995 Compared to 1994

  Net earnings in 1995 were $19.6 million ($0.45 per share), an increase of $9.7 million from net earnings in 1994 of $9.9 million ($0.41 per share).

  Property Operations. Rental revenues for 1995 increased $48.6 million over revenues for 1994. The increase in rental revenues from 1994 to 1995 is attributable to (i) inclusion of a full year of operations for the 40 properties acquired in 1994; (ii) the acquisition of 15 existing properties in 1995; and (iii) the leasing of units in five of ATLANTIC's developments, two of which were completed at December 31, 1995.

  Because ATLANTIC will be completing construction on its current development portfolio and acquiring additional existing properties in its target market, ATLANTIC anticipates increases in rental revenues in subsequent periods. Additionally, revenues in subsequent periods will reflect a full year of operations for the 1995 acquisitions.

  In 1995, rental expenses, property management fees paid to affiliate and real estate taxes increased over the 1994 levels by $12.5 million, $1.9 million and $4.0 million, respectively. These increases are attributable to the larger number of properties in operation in 1995. On a combined basis, rental expenses, property management fees paid to affiliate and real estate taxes as a percentage of rental revenues decreased to 40.0% in 1995 from 41.9% in 1994.

  Including the newly acquired and developed assets, income from property operations (which is defined as rental income plus other real estate income, less rental expenses, real estate taxes, property management fees paid to affiliate and depreciation) increased $23.0 million for 1995 over 1994. Depreciation expense increased $7.2 million for 1995 over 1994. These increases are almost entirely related to the increased number of assets in operation.

  Cash provided by operating activities was $45.2 million in 1995, an increase of $19.0 million from the 1994 level. This increase is primarily the result of the increased number of properties in operation in 1995 as compared to 1994.

  Properties Fully Operating Throughout Both Periods. In building its portfolio, ATLANTIC made significant investments in multifamily properties in each year since its inception. Accordingly, the size of its portfolio changed significantly from 1993 to 1994 and from 1994 to 1995. ATLANTIC's portfolio included only three properties aggregating 683 units that were fully operating throughout both 1995 and 1994. Property level net operating income from these three properties increased by 10.1% in 1995 over 1994. These three properties represent 4.3% of ATLANTIC's operating properties at December 31, 1996, based on cost.

  Interest Expense. Interest expense for 1995 was $9.8 million higher than for 1994. ATLANTIC had no debt outstanding until the second quarter of 1994 which resulted in higher average outstanding debt balances and higher interest expense in 1995. Total interest capitalized amounted to $4.4 million and $0.8 million for 1995 and 1994, respectively. This increase is a function of the higher interest expense incurred in 1995 and the increased development activity in 1995 as compared to 1994.

  ATLANTIC REIT Management Fee Paid to Affiliate. The ATLANTIC REIT Management fee paid to affiliate by ATLANTIC increased by $3.3 million from 1994 to 1995. Because the ATLANTIC REIT Management fee fluctuates with the level of ATLANTIC's cash flow calculated before the ATLANTIC REIT Management fee, this increase is expected and is proportionate to the increases in other revenue and expense items experienced by ATLANTIC in 1995. As ATLANTIC arranges fully amortizing, fixed rate, long-term debt, which it intends to arrange after achieving a substantial equity base, the ATLANTIC REIT Management fee will effectively decline in proportion to ATLANTIC's cash flow because regularly scheduled principal payments or their assumed equivalent are deducted from the cash flow amount on which the ATLANTIC REIT Management fee is based. Currently, principal and principal reserve account payments on long-term mortgage debt are deducted in arriving at cash flow for purposes of calculating the ATLANTIC REIT Management fee, thus reducing ATLANTIC REIT Management fee expense.

 1994 Compared to 1993

  In 1994, net earnings increased by $9.9 million over 1993; $9.9 million ($0.41 per share) in 1994 as compared to $38,000 ($0.07 per share) in 1993.

  Rental revenues were $55.1 million in 1994 as compared to $0.2 million in 1993. This increase of $54.9 million is primarily the result of the acquisition of 40 multifamily properties during 1994. Rental revenues for 1993 are not reflective of a full year of operations since ATLANTIC was formed in October of that year. Additionally during 1993, ATLANTIC earned revenues from only three income producing properties acquired in December 1993. These factors also result in increases in rental expenses, real estate taxes, property management fees paid to affiliate and depreciation in 1994 as compared to 1993.

  The increased number of operating properties in operation generated more cash in 1994 as compared to 1993. Cash provided by operating activities was $26.2 million in 1994. In 1993, operations used $0.5 million of cash. As discussed above, the increase in cash flow affects the calculation of the ATLANTIC REIT Management fee. The ATLANTIC REIT Management fee increased by $3.7 million for 1994 as compared to 1993.

  In 1994, ATLANTIC obtained its line of credit facility. Also in 1994, ATLANTIC assumed mortgage obligations in connection with the acquisition of certain properties. These debt obligations generated interest expense of $9.2 million in 1994. ATLANTIC had no outstanding debt and incurred no interest expense in 1993.

ENVIRONMENTAL MATTERS

  ATLANTIC is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, ATLANTIC has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to ATLANTIC's results of operations. ATLANTIC is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on ATLANTIC's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  The ATLANTIC REIT Manager considers ATLANTIC's liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet ATLANTIC's development, acquisition, operating, debt service and shareholder distribution requirements.

 Investing and Financing Activities

  Overview. ATLANTIC's investment activities, which consisted primarily of acquiring and developing multifamily properties, used approximately $47.2 million, $240.7 million, $392.7 million and $31.0 million of cash for the three-month period ended March 31, 1996, the years ended December 31, 1995 and 1994 and the period ended December 31, 1993, respectively.

  ATLANTIC's financing activities provided net cash flow of $29.2 million, $195.6 million, $372.6 million and $31.6 million for the three-month period ended March 31, 1996, the years ended December 31, 1995 and 1994 and the period ended December 31, 1993, respectively. Combined proceeds from equity offerings of $0.4 million in the three-month period ended March 31, 1996, $205.8 million, net of share repurchases, in 1995, $239.7 million in 1994, and $31.6 million in 1993 were the primary source of financing funds. Proceeds from line of credit borrowings, net of repayments, were $36.0 million in the three-month period ended March 31, 1996, $37.0 million in 1995 and $153.0 million in 1994.

  ATLANTIC expects to finance construction, development and acquisitions primarily with cash on hand, borrowings under its line of credit and cash from future securities offerings. After building a substantial equity base, ATLANTIC intends to arrange fully amortizing, fixed rate, 15 year to 25 year debt to finance additional acquisitions and developments. ATLANTIC believes that its current conservative ratio of long-term debt to total long-term undepreciated book capitalization, the sum of long-term debt and shareholders' equity after adding back accumulated depreciation (17.5% at March 31, 1996 on an historical basis and 16.7% on a pro forma basis as adjusted to give effect to the Transaction and the sale of additional common shares subsequent to March 31, 1996, both of which are discussed below) provides considerable flexibility to prudently increase its capital base by utilizing long-term debt as a financing tool in the future.

  1993 Investing and Financing Activities. ATLANTIC's initial portfolio investment consisted of the acquisition of three operating properties (683 units) located in Atlanta, Georgia. Additionally, ATLANTIC purchased a land parcel in Charlotte, North Carolina for the development of a 270-unit property.

  ATLANTIC's investment in real estate at December 31, 1993 aggregated $31 million, all of which was financed by the sale of ATLANTIC Common Stock.

  1994 Investing and Financing Activities. ATLANTIC's investment strategy in 1994 focused on two components: the acquisition of a substantial base of existing operating properties to provide operating cash flow and the creation of an internal development process. During 1994, ATLANTIC acquired 40 operating properties, 31 of which were obtained in two large portfolio acquisitions. These 40 properties, located in 14 metropolitan areas, added 11,307 units to the portfolio for a total of 11,990 operating units. At December 31, 1994, ATLANTIC had a total of 15,060 units in its portfolio, 3,070 of which were in development (1,212 units in construction and 1,858 units in planning). The nine projects under development had an estimated completion cost of $190.7 million.

  ATLANTIC's investment in real estate at December 31, 1994 aggregated $631.3 million. The additional investment of approximately $600 million in 1994 was financed through a combination of debt and equity. As partial payment for the largest of the portfolio acquisitions, ATLANTIC issued $100 million in shares of ATLANTIC Common Stock to the seller of the portfolio. Sales of ATLANTIC Common Stock through a private placement raised an additional $240 million. Existing debt of $107.5 million associated with certain of the properties acquired was assumed by ATLANTIC. Additionally, ATLANTIC had net borrowings on its line of credit during 1994 of $153 million.

  1995 Investing and Financing Activities. In 1995, ATLANTIC acquired existing properties aggregating 3,961 units and disposed of two properties aggregating 596 units. The cost of the 15 operating properties acquired in 1995 was $177.6 million. Also in 1995, ATLANTIC began development on 5,051 units. In the fourth quarter, ATLANTIC completed construction on its first two internally developed multifamily communities, a 270-unit property in Charlotte, North Carolina and a 198-unit property in Birmingham, Alabama. At December 31, 1995, ATLANTIC's operating property portfolio aggregated 15,823 units. ATLANTIC's development portfolio at the end of 1995 included 3,095 units under construction and 4,558 units in planning with an estimated cost upon completion of $401.3 million. Three properties under construction began leasing completed units in the fourth quarter of 1995. At December 31, 1995, Homestead Village properties, ATLANTIC's moderate priced, purpose-built, extended-stay lodging properties, comprised 2,515 units of the development portfolio with 137 units under construction and the remaining units in planning.

  During 1995, ATLANTIC's net additional investment in real estate was $257.7 million bringing its total real estate investment at December 31, 1995 to $888.9 million. Sales of shares of ATLANTIC Common Stock generated the largest source of capital in 1995. ATLANTIC sold $205.8 million of shares of ATLANTIC Common Stock, net of share repurchases, through two private placements. In connection with the acquisition of certain properties in 1995, ATLANTIC assumed $24.7 million in existing debt. Additional borrowings on its line of credit during 1995 aggregated $37 million. At December 31, 1995, ATLANTIC's outstanding balance on its line of credit was $190 million.

  First Quarter 1996 Investing and Financing Activities. During the first quarter of 1996, ATLANTIC's additional investment in real estate aggregated $47.2 million, primarily as a result of development activity. This investment included the acquisitions of land parcels for the development of 1,790 units. These additional units brought ATLANTIC's total portfolio to 25,266 units at March 31, 1996 (16,159 operating units and 9,107 units of developments under construction and in planning). The additional investment during the first quarter of 1996 was financed primarily through borrowings on the line of credit and additional mortgage debt. Also during this period, ATLANTIC completed construction on a 336-unit multifamily community in Raleigh, North Carolina, bringing its internally developed operating units to 804. ATLANTIC began construction on 844 units during the first quarter of 1996.

  At March 31, 1996, ATLANTIC had $209.7 million of budgeted development costs for projects under construction, including $5.1 million associated with a Homestead Village property. Of the total budgeted development cost, $97.3 million was unfunded at March 31, 1996. In addition, ATLANTIC had developments in planning at March 31, 1996 aggregating 5,504 units in various target market cities with an aggregate budgeted development cost of $264.9 million, including $136.3 million associated with Homestead Village properties. The foregoing developments are subject to a number of conditions, and ATLANTIC cannot predict with certainty that any of them will be consummated.

  On April 9, 1996, ATLANTIC disposed of a 358-unit, middle income property as part of a tax-deferred exchange. This property accounted for $255,000 of net operating income during the three-month period ended March 31, 1996. A gain of approximately $670,000, which will be recognized in the second quarter of 1996, was realized on this disposition. The proceeds from this disposition were held in escrow until April 22, 1996 when these funds were used to acquire a 350-unit, moderate income property. Including this property, ATLANTIC acquired a total of three operating properties aggregating 786 units at a cost of $33.4 million in April 1996.

  In connection with the Put Obligation, as discussed in Note 5 of the Financial Statements, SCG purchased 2,500,000 shares of ATLANTIC Common Stock subsequent to March 31, 1996. This Put Obligation was not assigned to ATLANTIC and ATLANTIC will not repurchase these shares.

  Subsequent to March 31, 1996, ATLANTIC sold 4,210,870 shares of ATLANTIC Common Stock at $11.50 per share. Total proceeds from these sales were $48,425,000.

 Homestead Transaction

  ATLANTIC has traditionally focused on multifamily assets, which since the first quarter of 1995 has included certain purpose-built, extended-stay lodging properties known as Homestead Village. In March 1996 the ATLANTIC Board began considering ways to maximize shareholder value with respect to the Homestead Village properties. In May 1996, ATLANTIC entered into the Merger Agreement, as more fully described under "The Transaction--Merger Agreement" of this Information Statement and Prospectus, whereby ATLANTIC will contribute its Homestead Village properties to Homestead in exchange for Homestead Common Stock. The Transaction is expected to (i) result in the Homestead Village properties being more effectively and profitably utilized and developed due to the elimination of certain restrictions applicable to REITs and (ii) enhance the ability of Homestead to access external capital markets necessary to carry out its plans.

  In exchange for ATLANTIC's contribution of the Homestead Village properties and for ATLANTIC entering into the Funding Commitment Agreement as more fully described under "The Transaction--Funding Commitment Agreements," ATLANTIC will receive shares of Homestead Common Stock, convertible mortgages and Homestead Warrants. Following the consummation of the Transaction, ATLANTIC will distribute the Homestead Securities to its shareholders of record. Each mortgage loan issued by Homestead pursuant to the Funding Commitment Agreement bears interest at 9% per annum and will be convertible into Homestead Common Stock on the basis of one share of Homestead Common Stock for every $11.50 of principal outstanding on the mortgage loan.

  ATLANTIC's contribution to Homestead will consist of cash, one operating Homestead Village property and twenty-five Homestead Village land parcels, which are either owned or under ATLANTIC's control. ATLANTIC's contribution, including budgeted completion cost for the 26 properties, is approximately $158.7 million. On the Closing Date, ATLANTIC will contribute assets with an expected book value of approximately $29 million and cash of approximately $18.6 million (subject to adjustment as provided in the Merger Agreement). The remaining cost to complete the properties of $111.1 million will constitute the funding commitment amount. ATLANTIC intends to fund this commitment through cash on hand, borrowings on its line of credit and sales of ATLANTIC Common Stock.

  Line of Credit. ATLANTIC obtained a $225 million secured line of credit agented by Morgan Guaranty Trust Company of New York in June 1994. In August 1995, the line of credit was increased to $300 million and in June 1996, the line of credit was increased to $350 million. The line of credit is scheduled to mature in June 1998 and may be extended for an additional year with the approval of Morgan Guaranty Trust Company of New York and the other participating lenders. The line of credit provides for interest at prime or, at ATLANTIC's option, LIBOR plus 1.50% or the certificate of deposit rate plus 1.625%. ATLANTIC obtained a fixed rate of interest of 7.46% through February 5, 1997 on $100 million of its borrowings on the line of credit through a swap agreement with Goldman Sachs Capital Markets, L.P. A commitment fee of .1875% per annum on the average unfunded line of credit balance is payable quarterly.

  All debt incurrences are subject to certain covenants. Primarily these covenants address tangible net worth, interest payment coverage and distributions. ATLANTIC must maintain a debt to tangible net worth ratio of not greater than 2 to 1 and an adjusted net worth (as defined) of at least $325 million. ATLANTIC's interest payment coverage (as defined) is required to be not less than 2 to 1. Restricted payments or distributions (as defined) may not exceed 95% of ATLANTIC's funds from operations (as defined) for the preceding four quarters. ATLANTIC has been granted a waiver of the restricted payments covenant. This waiver allows for restricted payments not to exceed 97% of funds from operations through the third quarter of 1997. ATLANTIC is currently in compliance with all covenants.

  At August 1, 1996, $191 million of borrowings are outstanding and multifamily properties with an undepreciated cost of approximately $477 million are pledged as collateral.

  Mortgage Debt. At March 31, 1996, ATLANTIC had approximately $123 million of mortgages payable consisting of approximately $16 million of fixed rate conventional mortgage debt and approximately $107 million of mortgages which secure nine tax-exempt bond issues. As further discussed below, this long-term mortgage debt, which is substantially fully amortizing, has a weighted average interest rate of 6.73% and an average maturity of 25.8 years, thus providing ATLANTIC with favorable and conservative financial leverage on the investment in the properties associated with such debt.

  Eight of ATLANTIC's nine tax-exempt bond issues have variable interest rates. The tax-exempt bond issues are included in a credit enhancement agreement with the Federal National Mortgage Association ("Fannie Mae"). Under the agreement with Fannie Mae, ATLANTIC makes monthly principal payments, based upon a thirty-year amortization, into a principal reserve account. To mitigate the variable interest rate debt exposure associated with these bond issues, ATLANTIC has entered into swap agreements. Under these swap agreements, ATLANTIC pays and receives interest on the aggregate principal amount of the underlying bonds outstanding, net of the amount held in the principal reserve account. These agreements effectively mitigate ATLANTIC's variable interest rate exposure by ensuring that ATLANTIC pays interest on a fixed rate as provided in such agreements.

  ATLANTIC has three interest rate swap agreements: i) an agreement expiring in June 2002 on approximately $23 million of bonds that fixes the interest rate at 5.18% (excluding the cost of the credit enhancement agreement); ii) an agreement expiring in June 2005 on approximately $65 million of bonds that fixes the interest rate at 5.42% (excluding the cost of the credit enhancement agreement); and iii) an agreement expiring in March 2006 on $5 million of bonds that fixes the interest rate at 4.82% (excluding the cost of the credit enhancement agreement). To the extent the deposits in the principal reserve account with Fannie Mae have not been used to redeem any of the outstanding bonds, ATLANTIC pays interest on that portion of bonds outstanding which is equivalent to the balance in the principal reserve fund at the variable rates as provided by the mortgage agreements.

 Distributions and Funds from Operations

  ATLANTIC's current distribution policy is to pay quarterly distributions to shareholders based upon what ATLANTIC REIT Management considers to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly distributions will be higher than quarterly earnings.

  Distributions paid on shares in 1995 and 1994 aggregated $35.1 million ($0.80 per share) and $14.6 million ($0.60 per share), respectively. No distributions were paid in 1993. The distributions paid were in excess of net earnings in both 1995 and 1994 resulting in decreases in shareholders' equity of $15.5 million in 1995 and $4.7 million in 1994.

  ATLANTIC announces the following year's proposed distribution level after the ATLANTIC Board's annual budget review and approval in December of each year. At its December 19, 1995 meeting, the ATLANTIC Board announced a proposed increase in the annual distribution level from $0.80 to $0.84 per share. The payment of distributions is subject to the discretion of the ATLANTIC Board and is dependent upon the financial condition and operating results of ATLANTIC. On March 28, 1996, ATLANTIC paid a quarterly distribution of $0.21 per share for shares outstanding throughout the first quarter, and on June 27, 1996, ATLANTIC paid a quarterly distribution of $0.21 per share for shares outstanding throughout the second quarter. The distributions paid aggregated $11.7 million and $12.8 million for the first and second quarters, respectively. In light of the Transaction (including the Distribution of Homestead Securities), the ATLANTIC Board is evaluating the distribution level.

  Funds from operations represents ATLANTIC's net earnings computed in accordance with GAAP, excluding gains (or losses) plus depreciation. ATLANTIC believes that funds from operations is helpful in understanding a property portfolio's ability to support interest payments and general operating expenses. On January 1, 1996, ATLANTIC adopted NAREIT's new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition. The funds from operations measure presented by ATLANTIC may not be comparable to other similarly titled measures of other REITs.

  Funds from operations were $11.5 million and $7.8 million for the three-month periods ended March 31, 1996 and 1995, respectively. Funds from operations were $35.6 million, $18.7 million and $0.1 million for the years ended December 31, 1995 and 1994 and the period ended December 31, 1993, respectively. The aggregate increases corresponded with the increased number of properties in operation in each year. For a reconciliation of net earnings to funds from operations, see "ATLANTIC Selected Financial Information."

  Funds from operations should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance nor as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Cash flow from financing activities is expected to be substantially equivalent to cash used in investing activities, as ATLANTIC utilizes revolving credit borrowings, to be refunded with sales of equity and long-term, fully amortizing debt securities, to fund its investment activities. ATLANTIC's policy is to expense, rather than capitalize, repairs and maintenance, in determining net income and funds from operations. Only major renovations, replacements or improvements with a substantial expected economic life (such as roofs, parking lots and additions) are capitalized.

REIT MANAGEMENT AGREEMENT

  Effective October 28, 1993, ATLANTIC entered into the ATLANTIC REIT Management agreement, as amended and restated, pursuant to which the ATLANTIC REIT Manager assumed the day-to-day management of ATLANTIC (the "ATLANTIC REIT Management Agreement").

  The ATLANTIC REIT Management Agreement requires ATLANTIC to pay an annual fee of approximately 16% of cash flow as defined in the ATLANTIC REIT Management Agreement, payable monthly. Cash flow is calculated by reference to ATLANTIC's cash flow from operations, plus (i) fees paid to the ATLANTIC REIT Manager, (ii) extraordinary expenses incurred at the request of the independent directors of ATLANTIC (of which there were none in the periods reported) and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there were none in the periods reported); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which there were none in the periods reported) and (iii) distributions actually paid with respect to any non-convertible preferred stock of ATLANTIC (of which there were none in the periods reported). Cash flow does not include dividend and interest income from Atlantic Development Services, interest income from the Homestead convertible mortgage notes, realized gains or losses from dispositions of investments or income from cash equivalent investments. The ATLANTIC REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. The ATLANTIC REIT Management fee aggregated $2,123,000 for the three-month period ended March 31, 1996 and $6,923,000, $3,671,000 and $12,000 for the years ended December 31, 1995 and
1994 and the period ended December 31, 1993, respectively.

  Total real estate operating, interest, general and administrative costs will increase due to ATLANTIC's larger asset size, as well as unforeseen changes which may occur. ATLANTIC'S REIT Management fees paid by ATLANTIC will increase if cash flow of ATLANTIC, as defined in the ATLANTIC REIT Management Agreement, increases, including such increases that may relate to increases in ATLANTIC's assets. ATLANTIC does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the ATLANTIC REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from ATLANTIC assets.

  ATLANTIC is obligated to reimburse the ATLANTIC REIT Manager for all expenses incurred by the ATLANTIC REIT Manager on behalf of ATLANTIC relating to ATLANTIC's operations, primarily including third party legal, accounting, property management and similar fees paid on behalf of ATLANTIC, and travel expenses incurred in seeking financing, property acquisitions, property sales and similar activities on behalf of ATLANTIC and in attending ATLANTIC Board, committee and shareholder meetings. Under the ATLANTIC REIT Management Agreement, the ATLANTIC REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including REITs, even if such investors compete with ATLANTIC. Since the ATLANTIC REIT Manager is owned by ATLANTIC's largest shareholder, the ATLANTIC REIT Manager has no intention of rendering services to investors who compete with ATLANTIC.

  The ATLANTIC REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by the independent directors that the ATLANTIC REIT Manager's performance has been satisfactory and that the compensation payable to the ATLANTIC REIT Manager is fair. Each of ATLANTIC or the ATLANTIC REIT Manager may terminate the ATLANTIC REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on ATLANTIC's results of operations cannot be predicted, other than that the ATLANTIC REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases.

                       ATLANTIC PER SHARE DISTRIBUTIONS

  There is no established public trading market for the ATLANTIC Common Stock or the Homestead Common Stock. The following table sets forth the ATLANTIC distributions for the periods indicated.

                                                                DISTRIBUTIONS(1)
                                                                ----------------
      1994
        First Quarter.........................................       $0.15(2)
        Second Quarter........................................       $0.15(3)
        Third Quarter.........................................       $0.15
        Fourth Quarter........................................       $0.15
                                                                     -----
                                                                     $0.60(4)
                                                                     =====
      1995
        First Quarter.........................................       $0.20
        Second Quarter........................................       $0.20
        Third Quarter.........................................       $0.20
        Fourth Quarter........................................       $0.20
                                                                     -----
                                                                     $0.80(5)
                                                                     =====
      1996
        First Quarter.........................................       $0.21
        Second Quarter........................................       $0.21
        Third Quarter (through August 1)......................         --

- --------
(1) While a private REIT, ATLANTIC's distribution policy is to calculate and pay distributions based on the number of days of ownership during the period, resulting in multiple record dates which correspond with the dates additional shares are issued.
(2) Paid in the second quarter of 1994.
(3) One third was paid in the second quarter of 1994 and two-thirds were paid in the third quarter of 1994.
(4) For tax purposes, the 1994 distribution consisted of $0.14 return of capital and $0.46 ordinary income.
(5) For tax purposes, the 1995 distribution consisted of $0.34 return of capital and $0.46 ordinary income.

  ATLANTIC's tax return for the year ended December 31, 1995 has not been filed. The taxability information for 1995 is based upon the best available data. ATLANTIC's tax returns have not been examined by the Internal Revenue Service and, therefore, the taxability of dividends is subject to change.

  The total distribution required to maintain ATLANTIC's REIT status for tax purposes was $17.4 million for 1995 and $10.9 million for 1994. ATLANTIC distributed $35.1 million and $14.6 million in 1995 and 1994, respectively. In light of the Transaction (including the Distribution of Homestead Securities), the ATLANTIC Board is evaluating the distribution level.

  As of August 1, 1996, ATLANTIC had approximately 327 record holders of ATLANTIC Common Stock.

             ATLANTIC POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The ATLANTIC Board may amend or revise ATLANTIC's policies from time to time without a vote of the shareholders of ATLANTIC. The ATLANTIC Board also reserves the right to make exceptions for transactions when it believes that the transaction is in the best long-term interests of ATLANTIC and its shareholders.

INVESTMENT POLICIES

  ATLANTIC evaluates investments based on its estimate of the contribution of an investment to increased long-term cash flow on an unleveraged basis.

  Prospective property investments are analyzed pursuant to several underwriting criteria, including purchase price, competition and other market factors, and prospects for long-term growth in cash flow. ATLANTIC's investment decision is based upon the expected contribution of the property to long-term cash flow growth on an unleveraged basis. The expected cash flow contribution is based on an estimate of all cash revenues from leases and other revenue sources, minus expenses incurred in operating the property (generally, real estate taxes, insurance, maintenance, personnel costs and utility charges, but excluding depreciation, debt service and amortization of loan costs) and a reserve for capital expenditures.

  It is ATLANTIC's policy to generally limit its investments such that (i) no more than 10% of its assets are invested in land held for development other than land under development or where development is in planning, (ii) ATLANTIC will not be treated as an investment company under the Investment Company Act of 1940, and (iii) ATLANTIC will not invest in mortgage loans, other than mortgage loans to third party owner-developers in connection with the development of multifamily properties that are contractually required to be sold to ATLANTIC upon completion or, mortgage loans to Homestead or to entities in which ATLANTIC owns a substantial majority of the economic interest and other than mortgage loans (convertible, participating or other) where the ATLANTIC Board believes that such loans are in the best long-term interests of ATLANTIC and its shareholders.

  ATLANTIC's strategy includes the development of industry-leading multifamily products designed for the largest renter groups. Long term, ATLANTIC REIT Management believes that development will contribute as much, or more, to ATLANTIC's earnings growth than acquisitions.

  While the current policy of ATLANTIC is to make equity investments in multifamily properties exclusively, ATLANTIC may invest in other real estate interests consistent with its qualification as a REIT. A change in this policy could occur, for example, if ATLANTIC concludes that it may benefit from the cash flow or any appreciation in the value of the property arising through mortgage investment or as a means of ultimately achieving equity ownership of a property.

  Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, ATLANTIC may also invest in securities of other entities engaged in real estate activities or securities of other issuers. ATLANTIC does not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally, general or limited partnership interests in special purpose partnerships controlled by ATLANTIC and owning multifamily properties and except for preferred stock of entities in which ATLANTIC has a substantial majority of the economic interest).

FINANCING POLICIES

  ATLANTIC has a secured line of credit for the purpose of facilitating investment in developments and acquisitions as well as for working capital. ATLANTIC may also determine to issue securities senior to the ATLANTIC Common Stock, including preferred stock and debt securities (either of which may be convertible into ATLANTIC Common Stock or be accompanied by warrants to purchase ATLANTIC Common Stock). ATLANTIC's financing policies are to replace revolving credit borrowings with the proceeds of equity offerings or long-term, fixed rate, fully amortizing debt. ATLANTIC does not intend to incur long-term, floating rate debt other than in connection with property acquisitions in which the debt assumed is impracticable to prepay or is tax-exempt debt. Because its assets are largely long-term, ATLANTIC's debt is expected to be long-term, fixed rate, fully amortizing debt.

  The proceeds of any borrowings by ATLANTIC may be used to pay distributions, to provide working capital, to pay existing indebtedness or to finance acquisitions, expansions or development of new properties.

CONFLICT OF INTEREST POLICIES

  ATLANTIC does not intend to engage in principal transactions with officers and directors or to engage independent directors to provide services to ATLANTIC. In addition, transactions with the ATLANTIC REIT Manager and its affiliates are significantly restricted and must be approved by a majority of independent directors, as described below. ATLANTIC's policy is not to borrow from or make loans to affiliates, other than mortgage loans to entities in which ATLANTIC owns a substantial majority of the economic interest, mortgage loans to Homestead or mortgage loans (convertible, participating or other) where the ATLANTIC Board believes that such loans are in the best long-term interests of ATLANTIC and its shareholders.

  With a view to resolving potential conflicts of interest and protecting the interests of ATLANTIC's shareholders against such possible conflicts, the ATLANTIC Charter (the "ATLANTIC Charter") requires that a majority of the ATLANTIC Board be Independent Directors. "Independent Director" means a director who (i) is not affiliated, directly or indirectly, with the ATLANTIC REIT Manager, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of, the ATLANTIC REIT Manager or a business entity which is an affiliate of the ATLANTIC REIT Manager, (ii) is not serving as a trustee or director for more than three real estate investment trusts organized by a sponsor of ATLANTIC and (iii) performs no other services for ATLANTIC, except as director. ATLANTIC's Independent Directors are required to monitor the performance of the ATLANTIC REIT Manager.

POLICIES APPLICABLE TO THE ATLANTIC REIT MANAGER AND OFFICERS AND DIRECTORS OF ATLANTIC

  The ATLANTIC REIT Manager has agreed in writing not to engage in any principal transaction with ATLANTIC, including but not limited to purchases, sales or leases of property or borrowing or lending of funds, except for transactions approved by a majority of the Independent Directors not otherwise interested in such transaction as being fair and reasonable to ATLANTIC and on terms and conditions not less favorable to ATLANTIC than those available from unaffiliated third parties. The Transaction is currently prohibited by the terms of the ATLANTIC REIT Management Agreement, although the ATLANTIC REIT Manager and ATLANTIC have agreed to waive this prohibition as it relates to the completion of the Transaction. In addition to the requirements described above, ATLANTIC will not engage in such transactions unless the Independent Directors believe that any such transaction is in the long-term best interests of ATLANTIC and its shareholders. The sole activity of the ATLANTIC REIT Manager is advising ATLANTIC.

  The ATLANTIC REIT Management Agreement permits affiliates of the ATLANTIC REIT Manager to provide property management and other services to ATLANTIC for compensation. The fees charged for such services must be comparable to fees that would be charged by unaffiliated, qualified third parties. Any property management fees are reviewed annually by the ATLANTIC Board and must be approved by a majority of the Independent Directors.

  With certain exceptions, officers and employees of the ATLANTIC REIT Manager spend all of their time on ATLANTIC's affairs. In the future, certain officers or employees may be transferred to or from other affiliates of the ATLANTIC REIT Manager, consistent with ATLANTIC REIT Manager's plan for management depth and orderly succession.

  ATLANTIC does not intend to issue options or warrants to the ATLANTIC REIT Manager or its employees.

  Under the law of Maryland (where ATLANTIC is organized), each director will be obligated to offer to ATLANTIC any opportunity (with certain limited exceptions) which comes to him or her and in which ATLANTIC has an interest or a reasonable expectancy in developing. In addition, under Maryland law, any contract or transaction between ATLANTIC and any director or any entity in which a director has a material financial interest will not be void or voidable if, in addition to being approved by at least a majority of a quorum of the board of directors (i) it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested shareholders, or (ii) it is fair and reasonable to ATLANTIC.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  ATLANTIC may, but does not presently intend to, make investments other than as previously described. All investments will be primarily related to multifamily properties and the management and development thereof. ATLANTIC has authority to issue senior securities, to offer ATLANTIC Common Stock or other securities and to repurchase or otherwise reacquire its common stock or any other securities and may engage in such activities in the future. ATLANTIC's policy is not to make loans to its officers or directors or to the ATLANTIC REIT Manager. ATLANTIC may in the future make loans to partnerships and joint ventures in which it participates in order to meet working capital needs. ATLANTIC has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. ATLANTIC does not intend to engage in the purchase or sale of investments (other than acquisition or disposition of properties in accordance with the REIT rules and ATLANTIC's investment policies) and may on a selected basis in the future offer securities in exchange for properties. ATLANTIC intends to make annual and quarterly reports to shareholders. The annual reports will contain audited financial statements.

  At all times, ATLANTIC intends to make investments in such a manner as to be consistent with the requirements of the Code for ATLANTIC to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the ATLANTIC Board determines that it is no longer in the best interests of ATLANTIC to qualify as a REIT.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of August 1, 1996, the beneficial ownership of shares of ATLANTIC Common Stock for (i) each person known to ATLANTIC to hold more than a 5% interest in ATLANTIC, (ii) each director of ATLANTIC and (iii) the directors of ATLANTIC and directors and executive officers of the ATLANTIC REIT Manager as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                       NUMBER OF SHARES OF ATLANTIC  PERCENT OF
             NAME AND ADDRESS                  COMMON STOCK         ALL ATLANTIC
            OF BENEFICIAL OWNER             BENEFICIALLY OWNED      COMMON STOCK
            -------------------        ---------------------------- ------------
      Security Capital Group
       Incorporated..................           42,257,407(1)           64.1%
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
        William D. Sanders (Corporate
         Ownership)..................           42,257,407(2)           64.1
         7777 Market Center Avenue
         El Paso, Texas 79912
        William D. Sanders (Personal
         Ownership)..................               12,310               *
         7777 Market Center Avenue
         El Paso, Texas 79912
      Ameritech Pension Trust........            4,446,640               6.7
       Ameritech Corporation
       225 West Randolph Street
       HQ-13A
       Chicago, Illinois 60606
      General Motors Investment
       Management Corporation........            4,347,826(3)            6.6
       767 Fifth Avenue
       New York, New York 10153
      C. Ronald Blankenship..........                1,000               *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Manuel A. Garcia, III..........               20,000               *
       P.O. Box 2066
       Daugar Restaurants, Inc.
       Winter Park, Florida 32790
      Ned S. Holmes..................              120,000(4)            *
       Parkway Investments/Texas,
       Inc.
       55 Waugh Drive
       Houston, Texas 77007
      Constance B. Moore.............               21,739               *
       Six Piedmont Center
       Atlanta, Georgia 30305
      James C. Potts.................               26,100               *
       Six Piedmont Center
       Atlanta, Georgia 30305
      All Directors and Executive
       Officers of ATLANTIC as a
       Group (11 persons)............              189,839               *

- --------
  *Less than 1%
(1) These shares of ATLANTIC Common Stock are owned of record by SC Realty Incorporated, a wholly owned subsidiary of SCG, and are pledged to secure SCG's $300 million revolving line of credit facility with a syndicate of banks. As of August 1, 1996, there were $34 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by SCG of PTR, SCI, and Security Capital U.S. Realty, an entity based in Luxembourg which invests in real estate operating companies in the United States. SCG estimates that the aggregate market value of the pledged securities exceeded $2.0 billion as of August 1, 1996. SCG was in compliance with all covenants under the line of credit at March 31, 1996.
(2) Mr. Sanders may be deemed to beneficially own these shares of ATLANTIC Common Stock, which are owned by SCG, because Mr. Sanders shares voting and dispositive power with respect to all shares of ATLANTIC Common Stock owned by SCG. SCG and Mr. Sanders intend to play a major role in the direction of ATLANTIC for the purpose of maximizing the value of ATLANTIC.
(3) 3,913,043 of these shares are owned by the General Motors Hourly-Rate Employees Pension Trust and 434,783 of these shares are owned by the General Motors Salaried Employees Pension Trust.
(4) Mr. Holmes directly owns 5,000 of these shares of ATLANTIC Common Stock. Mr. Holmes may be deemed to beneficially own 115,000 of these shares of ATLANTIC Common Stock which are owned by Mr. Holmes' wife and children and by Holmes Family Venture Ltd., a family entity with respect to which Mr. Holmes shares voting and dispositive power.

                       FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of certain federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. ATLANTIC has not requested and will not request a ruling from the IRS with respect to any of the federal income tax issues discussed below. Prospective investors should consult, and must depend on, their own tax consequences of holding and disposing of shares of ATLANTIC Common Stock.

TAXATION OF ATLANTIC

  ATLANTIC believes that is has been organized and operated, and it intends to continue to operate, in a manner qualifying it as a REIT under Sections 856 through 860 of the Code, but no assurance can be given that it will at all times so qualify. ATLANTIC's ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder is dependent upon actual operating results.

  To qualify as a REIT under the Code for a taxable year, ATLANTIC must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. First, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of ATLANTIC at the end of each calendar quarter must consist of real estate assets, cash or governmental securities and for each taxable year at least 75% of its gross income must be from real estate sources, including rents from real property and interest on mortgage obligations. ATLANTIC may not own more than 10% of the outstanding voting securities of any corporation. Shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiaries are exempt from this prohibition. ATLANTIC holds assets through certain wholly owned subsidiary corporations that it believes qualify for the exemption. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income.

  ATLANTIC must satisfy certain ownership restrictions that limit (i) concentration of ownership of capital stock by a few individuals and (ii) ownership by ATLANTIC of its tenants. The outstanding capital stock of ATLANTIC must be held by at least 100 shareholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of ATLANTIC's taxable year. Accordingly, the ATLANTIC Charter restrict the transfer of ATLANTIC Common Stock and any other outstanding securities convertible into shares of ATLANTIC Common Stock when necessary to maintain ATLANTIC's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurances can be given that the restrictions of the ATLANTIC Charter will be effective in maintaining ATLANTIC's REIT status. See "Comparison of Rights of Holders of ATLANTIC Common Stock and Homestead Common Stock--Restriction on Size of Holdings of Shares." Because SCG is a corporation, its ownership is attributed proportionally to all of its shareholders for purposes of determining whether more than 50% in value of the outstanding capital stock is owned by five or fewer individuals at any time during the last half of ATLANTIC's taxable year.

  So long as ATLANTIC qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without regard to net capital gains or the dividends-paid deduction) for its taxable year to its shareholders annually, ATLANTIC itself will not be subject to federal income tax on that portion of such income distributed to shareholders. ATLANTIC will be taxed at regular corporate rates on all income not distributed to shareholders. ATLANTIC's policy is to distribute at least 95% of its taxable income. REITs may also incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

  Failure of ATLANTIC to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its shareholders. If disqualified for taxation as a REIT for a taxable year, ATLANTIC would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause and not willful neglect. ATLANTIC would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to shareholders. Dividends would also be subject to the regular tax rules applicable to dividends received by shareholders of corporations. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of ATLANTIC, the imposition of a substantial federal income tax liability on ATLANTIC attributable to such nonqualifying tax years may adversely affect ATLANTIC's ability to pay dividends. In the event that ATLANTIC fails to meet certain income tests of the tax law, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the income tests so long as its failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect ATLANTIC's ability to pay dividends or to pay interest on any debt securities.

TAXATION OF THE SHAREHOLDERS OF ATLANTIC

  As long as ATLANTIC qualifies as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits of ATLANTIC (which are not designated as capital gain dividends) will generally be taxed to shareholders as ordinary income either in the year of payment or, with respect to distributions declared in the last quarter of any year and paid by January 31 of the following year, in the year of declaration and will not be eligible for the dividends received deduction for corporations. ATLANTIC's earnings and profits will first be allocated to any outstanding preferred shares. A distribution of net capital gains by ATLANTIC will generally be treated as a long-term capital gain to shareholders to the extent properly designated by ATLANTIC as a capital gain dividend and regardless of the length of time a shareholder has held his shares of capital stock. Under Section 291 of the Code, however, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. Section 291 of the Code provides, in general, that if a corporation sells or disposes of depreciable real property in a taxable transaction, it must, to the extent of gain, include as ordinary income up to 20% of the depreciation previously taken on such property. Corporate shareholders of a REIT are required to treat the portion of a capital gain dividend attributable to the gain from the REIT's sale or exchange of depreciable real property as subject to the 20% ordinary income rule. Capital gains distributions are not eligible for the dividends-received deduction for corporations. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares of capital stock, and is applied to reduce the shareholder's basis in the shares of capital stock. To the extent such a distribution is greater than such basis, it will be treated as capital gain to those shareholders holding their shares of capital stock as capital assets. ATLANTIC will notify shareholders as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain dividends or return of capital. Should ATLANTIC incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

BACKUP WITHHOLDING

  ATLANTIC will report to its United States shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (a) is a corporation or falls within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss or exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ATLANTIC with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, ATLANTIC may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to ATLANTIC.

                      COMPARISON OF RIGHTS OF HOLDERS OF
               ATLANTIC COMMON STOCK AND HOMESTEAD COMMON STOCK

  Both ATLANTIC and Homestead are corporations incorporated under the MGCL. The rights of holders of Homestead Common Stock are governed by the MGCL and by the Homestead charter (the "Homestead Charter") and Bylaws. The rights of holders of ATLANTIC Common Stock are governed by the MGCL and by the ATLANTIC Charter and Bylaws.

  The rights of Homestead shareholders will differ in some respects from the rights of ATLANTIC shareholders. A summary of these differences is set forth below. The following summary does not purport to be a complete statement of the rights of holders of ATLANTIC Common Stock under applicable Maryland law, the ATLANTIC Charter and Bylaws or a comprehensive comparison with the rights of the holders of Homestead Common Stock under applicable Maryland law, the Homestead Charter and Bylaws or a complete description of the provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the MGCL and the ATLANTIC Charter and Bylaws and the Homestead Charter and Bylaws, to which prospective holders of Homestead Common Stock are referred.

PREFERRED SHARES

  Subject to limitations prescribed by Maryland law and the ATLANTIC Charter and the Homestead Charter, each of the ATLANTIC Board and the Homestead Board is authorized to reclassify and issue, from the authorized but unissued shares of stock of ATLANTIC and Homestead, as applicable, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the ATLANTIC Board or Homestead Board or duly authorized committees thereof. Neither ATLANTIC nor Homestead has any shares of preferred stock outstanding.

RESTRICTIONS ON TRANSFER AND REDEMPTION OF SHARES

  The ATLANTIC Charter contains certain restrictions on the number of shares of ATLANTIC Common Stock that individual shareholders may own. The Homestead Charter contains no similar provisions.

  For ATLANTIC to qualify as a REIT under the Code, no more than 50% in value of its shares (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. The shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because ATLANTIC is a REIT, the ATLANTIC Charter contains restrictions on the acquisition of shares intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in the ATLANTIC Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the number or value of the issued and outstanding shares. The ATLANTIC Board, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the ATLANTIC Board and upon such other conditions as the ATLANTIC Board may direct, may exempt a proposed transferee from the Ownership Limit. The ATLANTIC Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure ATLANTIC's status as a REIT. Any transfer of shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code, or (iii) result in ATLANTIC being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the ATLANTIC Board determines, which determination must be approved by the shareholders, that it is no longer in the best interests of ATLANTIC to attempt to qualify, or to continue to qualify, as a REIT.

  The ATLANTIC Charter excludes from the foregoing ownership restriction SCG (and its transferees) who owned in excess of the Ownership Limit on the date of its adoption. In no event will such persons (other than SCG) be entitled to acquire additional shares such that the five largest beneficial owners of shares hold more than 50% of the total outstanding shares.

  Any shares, the purported transfer of which would result in a person owning shares in excess of the Ownership Limit or cause ATLANTIC to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above, will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the ATLANTIC Articles to a party not affiliated with ATLANTIC designated by ATLANTIC as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the ATLANTIC Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, they will not be entitled to share in any distributions which will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of ATLANTIC to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by ATLANTIC for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date ATLANTIC elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of stock may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the ATLANTIC Board.

  From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by ATLANTIC that such Excess Shares have been transferred in violation of the provisions of the ATLANTIC Articles shall be repaid to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of ATLANTIC, to have acted as an agent on behalf of ATLANTIC in acquiring such Excess Shares and to hold such Excess Shares on behalf of ATLANTIC.

  All certificates representing shares must bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of ATLANTIC Common Stock must give a written notice containing certain information to ATLANTIC by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to ATLANTIC in writing such information with respect to the direct, indirect and constructive ownership of shares of ATLANTIC Common Stock as the ATLANTIC Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine ATLANTIC's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of ATLANTIC Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

DIRECTORS

  The Homestead Charter provides that the number of directors shall initially be three, which number may be increased or decreased from time to time in accordance with the Bylaws, but such number shall never be less than the minimum number required by the MGCL. Homestead's Bylaws provide that the number of directors may be established by the Homestead Board but may not be fewer than three nor more than fifteen. Pursuant to the terms of the Homestead Charter, the directors are divided into three classes. At the 1997 annual meeting of stockholders, one class will be elected to hold office for a term expiring at the annual meeting of shareholders in 1998, a second class will be elected to hold office for a term expiring at the annual meeting of shareholders in 1999 and a third class will be elected to hold office for a term expiring at the annual meeting of shareholders in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Homestead believes that the classification of the Homestead Board will help to assure the continuity and stability of Homestead's business strategies and policies as determined by the Homestead Board. Immediately following the date on which Homestead has a class of securities registered pursuant to Section 12 of the Exchange Act, the Homestead Board shall include a majority of directors each of whom is not an employee or officer of Homestead, any person or entity primarily controlling Homestead or their respective affiliates and performs no other services for Homestead, any person or entity primarily controlling Homestead or their respective affiliates, except as director or trustee. ATLANTIC's Charter provides that after ATLANTIC has a class of securities registered pursuant to
Section 12 of the Exchange Act, the Homestead Board must consist of a majority of directors each of whom (i) is not affiliated, directly or indirectly with the ATLANTIC REIT Manager, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of, the ATLANTIC REIT Manager or a business entity which is an affiliate of the ATLANTIC REIT Manager, (ii) is not serving as a trustee or director for more than three real estate investment trusts organized by a sponsor of ATLANTIC and (iii) performs no other services for ATLANTIC, except as director.

VACANCIES AMONG DIRECTORS

  The MGCL provides that unless the charter or bylaws of a corporation provide otherwise, newly created directorships resulting from an increase in the number of directors may be filled by a majority of the entire board of directors, and vacancies on the board that result from any other cause may be filled by a majority of the remaining directors. Vacancies on the board resulting from the removal of a director by the shareholders may also be filled by the shareholders.

  The Homestead Bylaws provide that any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Homestead Board. The ATLANTIC Bylaws provide that any vacancy may be filled by a majority of the directors then in office, though less than a quorum.

LIMITATION ON DIRECTOR LIABILITY

  The MGCL allows a corporation's charter to contain a provision limiting a director's or an officer's personal liability to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the individual actually received an improper benefit or profit for the amount of such benefit or profit; or (ii) a judgment or other final adjudication adverse to the individual is entered in a proceeding based on a finding in the proceeding that the individual's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action. The ATLANTIC Charter and the Homestead Charter contain provisions which limit the liability of its directors and officers for money damages to the fullest extent permitted by the MGCL.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL requires a corporation (unless its charter provides otherwise, which neither the ATLANTIC Charter nor the Homestead Charter does) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits indemnification of directors, officers, employees and agents of a corporation unless (a) the act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the party seeking indemnification to receive an improper personal benefit in money, property or services or, (c) in the case of criminal prosecutions, the party seeking indemnification had reasonable cause to believe that the act or omission was unlawful. The ATLANTIC Charter and Bylaws and the Homestead Charter and Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the MGCL.

SPECIAL SHAREHOLDERS' MEETINGS

  The MGCL provides that special meetings of the shareholders may be called by the president, the board of directors or any other person specified in the charter or bylaws of the corporation. The ATLANTIC Bylaws give the Chairman of the Board and the Homestead Bylaws give the Chairman of the Board and chief executive officer the power to call a special meeting of the shareholders. Under the current MGCL, a special meeting of stockholders must be called by the secretary of the corporation upon the written request of the stockholders entitled to cast 25% of the votes entitled to be cast at the meeting setting forth the purpose for which the meeting is being called. A bill passed by the Maryland legislature and signed by the Governor of Maryland earlier this year permits a Maryland corporation to increase the percentage of votes necessary to require the secretary of the corporation to call a special meeting from 25% to as high as a majority. This bill will become effective on October 1, 1996. Accordingly, the Homestead Bylaws provide that on and after October 1, 1996, a special meeting must be called by the secretary upon the written request of the holders entitled to cast a majority of the votes entitled to be cast at the meeting.

ADVANCE NOTICE OF DIRECTORS' NOMINATIONS AND NEW BUSINESS

  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Homestead Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder as they appear on Homestead's books, and of such beneficial owner and (y) the number of shares of each class of Homestead Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner, if any. The ATLANTIC Bylaws contain a similar provision.

                                 LEGAL MATTERS

  The validity of the Homestead Common Stock and the Homestead Warrants offered hereby will be passed upon for Homestead by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters relating to the Transaction will be passed upon for ATLANTIC, Homestead, PTR and SCG by King & Spalding, Atlanta, Georgia (counsel to the ATLANTIC Special Committee), Mayer, Brown & Platt, Chicago, Illinois and Munger, Tolles & Olson, Los Angeles, California (counsel to the PTR Special Committee). King & Spalding, Mayer, Brown & Platt and Munger, Tolles & Olson will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Mayer, Brown & Platt has represented and is currently representing ATLANTIC, PTR, SCG and Homestead and certain of their respective affiliates. King & Spalding has in the past represented PTR.

             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND EXPERTS

  The financial statements of ATLANTIC as of December 31, 1995 and 1994, and for each of the years ended December 31, 1995 and 1994, and the period October 26, 1993 (inception) through December 31, 1993, the related schedule as of December 31, 1995 and the combined Historical Summaries of Gross Income and Direct Operating Expenses of the Group A, Group B and Group C Properties of ATLANTIC for the year ended December 31, 1994, the period from January 1, 1995 through September 30, 1995 and the year ended December

31, 1995, respectively, all appearing in this Information Statement and Prospectus of ATLANTIC included in the Homestead Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                           EXPENSES OF SOLICITATION

  Homestead will pay the expenses in connection with the filing, printing and distribution of this Information Statement and Prospectus.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HISTORICAL:
  Condensed Balance Sheets as of March 31, 1996 and December 31, 1995.....  F-2
  Condensed Statements of Earnings for the three-month periods ended March
   31, 1996 and 1995......................................................  F-3
  Condensed Statements of Cash Flows for the three-month periods ended
   March 31, 1996 and 1995................................................  F-4
  Notes to Condensed Financial Statements.................................  F-5
  Report of Independent Certified Public Accountants...................... F-11
  Balance Sheets as of December 31, 1995 and 1994......................... F-12
  Statements of Earnings for the years ended December 31, 1995, 1994, and
   1993................................................................... F-13
  Statements of Shareholders' Equity for the years ended December 31,
   1993, 1994, and 1995................................................... F-14
  Statements of Cash Flows for the years ended December 31, 1995, 1994, and 1993............................................................... F-15
  Notes to Financial Statements........................................... F-16
  Schedule III--Real Estate and Accumulated Depreciation.................. F-26
  Note to Schedule III.................................................... F-30
PRO FORMA (UNAUDITED):
  Summary of Pro Forma adjustments........................................ F-31
  Pro Forma Balance Sheet as of March 31, 1996............................ F-32
  Pro Forma Statement of Earnings for the three-month period ended March
   31, 1996............................................................... F-33
  Pro Forma Statement of Earnings for the year ended December 31, 1995.... F-34
  Notes to Pro Forma Financial Statements................................. F-35
COMBINED HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING EXPENSES
 PURSUANT TO RULE 3-14:
  Report of Independent Certified Public Accountants...................... F-39
  Group A Properties Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the year ended December 31, 1994 and the unaudited Combined Historical Summary of Gross Income and Direct
   Operating Expenses for the period January 1, 1995 through the earlier of June 30, 1995 or Date of Acquisition................................ F-40
  Notes to Group A Properties Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-41
  Report of Independent Certified Public Accountants...................... F-43
  Group B Properties Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the period from January 1, 1995 through
   September 30, 1995..................................................... F-44
  Notes to Group B Properties Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-45
  Report of Independent Certified Public Accountants...................... F-47
  Group C Properties Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the Year ended December 31, 1995......... F-48
  Notes to Group C Properties Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-49

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                            CONDENSED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        MARCH 31,  DECEMBER 31,
                                                          1996         1995
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Real estate...........................................  $936,129     $888,928
Less accumulated depreciation.........................    28,364       23,561
                                                        --------     --------
    Net investments in real estate....................   907,765      865,367
Cash and cash equivalents.............................     6,553        6,494
Other assets..........................................    15,000       13,963
                                                        --------     --------
    Total assets......................................  $929,318     $885,824
                                                        ========     ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Line of credit......................................  $226,000     $190,000
  Mortgages payable...................................   123,291      118,524
  Accounts payable....................................    16,267       11,030
  Accrued expenses and other liabilities..............    11,409        9,332
                                                        --------     --------
    Total liabilities.................................   376,967      328,886
                                                        --------     --------
Shareholders' equity:
  Common shares (250,000,000 authorized, 55,569,635
   issued and
   outstanding at March 31, 1996 and 55,525,635 issued
   and outstanding at December 31, 1995)..............       556          555
  Additional paid-in capital..........................   576,976      576,547
  Distributions in excess of net earnings.............   (25,181)     (20,164)
                                                        --------     --------
    Total shareholders' equity........................   552,351      556,938
                                                        --------     --------
    Total liabilities and shareholders' equity........  $929,318     $885,824
                                                        ========     ========


         See accompanying notes to the condensed financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                        CONDENSED STATEMENTS OF EARNINGS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE-
                                                                 MONTH PERIODS
                                                                ENDED MARCH 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
Revenues:
  Rental income................................................ $30,809 $22,952
  Interest income..............................................      72      45
                                                                ------- -------
                                                                 30,881  22,997
                                                                ------- -------
Expenses:
  Rental expenses..............................................   8,712   5,771
  Real estate taxes............................................   3,104   2,430
  Property management fees paid to affiliate...................     920     717
  Depreciation.................................................   4,804   3,605
  Interest.....................................................   4,342   4,677
  REIT management fee paid to affiliate........................   2,123   1,515
  General and administrative...................................     187     105
  Other........................................................      39       2
                                                                ------- -------
                                                                 24,231  18,822
                                                                ------- -------
Net earnings................................................... $ 6,650 $ 4,175
                                                                ======= =======
  Weighted average shares outstanding..........................  55,555  37,133
                                                                ======= =======
  Net earnings per share....................................... $  0.12 $  0.11
                                                                ======= =======


         See accompanying notes to the condensed financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           THREE-MONTH PERIODS
                                                             ENDED MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
OPERATING ACTIVITIES:
  Net earnings............................................ $   6,650  $   4,175
  Adjustments to reconcile net earnings to net cash flow
   provided by operating activities:
    Depreciation and amortization.........................     5,236      3,948
    Increase in accounts payable..........................     5,237      1,157
    Increase in accrued expenses and other liabilities....     2,076      1,991
    Decrease (increase) in other assets...................    (1,188)     1,683
                                                           ---------  ---------
      Net cash flow provided by operating activities......    18,011     12,954
                                                           ---------  ---------
INVESTING ACTIVITIES:
  Net cash flow used in real estate investing activities..   (47,201)   (39,177)
                                                           ---------  ---------
FINANCING ACTIVITIES:
  Repurchase of shares....................................       --     (55,000)
  Proceeds from sale of shares............................       430     59,970
  Proceeds from line of credit............................    42,000     32,000
  Proceeds from mortgage debt.............................     5,000        --
  Payments on line of credit..............................    (6,000)    (4,000)
  Distributions paid......................................   (11,667)    (7,426)
  Debt issuance costs incurred............................      (281)      (808)
  Regularly scheduled principal payments on mortgages
   payable................................................      (233)      (157)
                                                           ---------  ---------
      Net cash flow provided by financing activities......    29,249     24,579
                                                           ---------  ---------
Net increase (decrease) in cash and cash equivalents......        59     (1,644)
Cash and cash equivalents, beginning of period............     6,494      6,262
                                                           ---------  ---------
Cash and cash equivalents, end of period.................. $   6,553  $   4,618
                                                           =========  =========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Assumption of mortgages payable upon purchase of
   multifamily properties................................. $     --   $   8,127

         See accompanying notes to the condensed financial statements.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                  (UNAUDITED)

NOTE 1--GENERAL

  The financial statements of Security Capital Atlantic Incorporated ("ATLANTIC") as of March 31, 1996 and for the three-month periods ended March 31, 1996 and 1995 are unaudited and certain information and footnote disclosures normally included in financial statements have been omitted. While management of ATLANTIC believes that the disclosures presented are adequate, these interim financial statements should be read in conjunction with the financial statements and notes included in ATLANTIC'S financial statements for the years ended December 31, 1995 and 1994 and the period October 26, 1993 (inception) through December 31, 1993.

  In the opinion of management, the accompanying unaudited financial statements contain all adjustments for a fair presentation of ATLANTIC's financial statements for the interim periods presented. The results of operations for the three-month periods ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the entire year.

  The preparation of these financial statements required the use of certain estimates by management in determining ATLANTIC's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

NOTE 2--REAL ESTATE

 Investments in Real Estate

  Investments in real estate, at cost, were as follows (dollar amounts in thousands):

                                       MARCH 31, 1996      DECEMBER 31, 1995
                                      -----------------    -----------------
                                      INVESTMENT UNITS     INVESTMENT UNITS
                                      ---------- ------    ---------- ------
      Operating properties:
        Acquired.....................  $760,874  15,355     $757,986  15,355
        Developed....................    38,897     804       23,097     468
                                       --------  ------     --------  ------
                                        799,771  16,159      781,083  15,823
      Developments under construc-
       tion..........................   112,429   3,603       95,293   3,095
      Developments in planning:
        Owned........................    22,027   2,542(1)    11,258   1,504(1)
        Under control (2)............       --    2,962(1)       --    3,054(1)
                                       --------  ------     --------  ------
                                         22,027   5,504       11,258   4,558
      Land held for future develop-
       ment..........................     1,902     --         1,294     --
                                       --------  ------     --------  ------
          Total......................  $936,129  25,266     $888,928  23,476
                                       ========  ======     ========  ======

- --------
(1) Unit information is based upon management's estimates.
(2) ATLANTIC's investment as of March 31, 1996 and December 31, 1995 for developments under control was $1.7 million and $2.0 million, respectively, and is reflected in the "Other assets" caption of ATLANTIC's balance sheets.

  At March 31, 1996, ATLANTIC had unfunded commitments for developments under construction of $97.3 million, for a total completed construction cost of $209.7 million. Costs for developments in planning shown above are primarily for land acquisitions.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  The change in investments in real estate, at cost, for the three-month period ended March 31, 1996 consisted of the following (in thousands):

      Balance at January 1, 1996...................................... $888,928
      Renovation expenditures.........................................    2,229
      Capital improvements............................................      586
      Development expenditures, including land acquisitions...........   44,386
                                                                       --------
      Balance at March 31, 1996....................................... $936,129
                                                                       ========

 Third Party Owner--Developments

  To enhance its flexibility in developing and acquiring multifamily properties, ATLANTIC has and will enter into presale agreements with third party owner-developers to acquire properties developed by such owner-developers where the developments meet ATLANTIC's investment criteria. ATLANTIC has and will fund such developments through development loans to such owner-developers. In addition, to provide greater flexibility for the use of land acquired for development and to dispose of excess parcels, ATLANTIC plans to make mortgage loans to Atlantic Development Services Incorporated ("Atlantic Development Services") to purchase land for development. ATLANTIC owns all of the preferred stock of Atlantic Development Services, which entitles ATLANTIC to substantially all of the net operating cash flow (95%) of Atlantic Development Services. All of the common stock of Atlantic Development Services is owned by an unaffiliated trust. The common stock is entitled to receive the remaining 5% of net operating cash flow. As of March 31, 1996 the outstanding balance of development and mortgage loans made by ATLANTIC to third party owner-developers and Atlantic Development Services aggregated $13,157,000 and none, respectively. The activities of Atlantic Development Services and development loans are consolidated with ATLANTIC's activities and all intercompany transactions have been eliminated in consolidation.

 Gains and Losses from Sales or Impairments of Real Estate

  ATLANTIC's real estate investments have been made with a view to effective long-term operation and ownership. Based upon ATLANTIC's market research and in an effort to optimize its portfolio composition, ATLANTIC may from time to time seek to dispose of assets that in management's view do not meet ATLANTIC's long-term investment criteria and redeploy the proceeds therefrom, preferably through like-kind exchanges, into assets that are more consistent with ATLANTIC's investment objectives.

  On April 9, 1996, ATLANTIC sold a 358-unit middle-income property as part of a tax-deferred exchange. This property accounted for $255,000 of net operating income during the three-month period ended March 31, 1996. A gain of approximately $670,000 on this disposition will be recognized in the second quarter. The proceeds from this sale were held in escrow until April 22, 1996 when these funds were used to acquire a 350-unit moderate-income operating property. Including this property, ATLANTIC acquired a total of three operating properties aggregating 786 units at a cost of $33.4 million in April 1996.

  ATLANTIC adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting For The Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of, effective January 1, 1996. SFAS No. 121 requires that long-lived assets, including real estate assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. No provisions for possible losses were required as a result of adopting this new accounting standard and real estate is carried at cost.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

NOTE 3--LINE OF CREDIT AND MORTGAGES PAYABLE

  At March 31, 1996, ATLANTIC had $226 million outstanding on its $300 million revolving line of credit with Morgan Guaranty Trust Company of New York, as agent for a group of lenders ("MGT"). Borrowings bear interest at prime, or at ATLANTIC's option, LIBOR plus 1.50% (reduced from 1.75% on March 13, 1996) or the certificate of deposit rate (as defined) plus 1.625% (reduced from 1.875% on March 13, 1996). Additionally, there is a commitment fee of .1875% per annum on the average unfunded line of credit balance. The line is collateralized by multifamily properties having an aggregate undepreciated cost of $489,491,000 at March 31, 1996. Subsequent to March 31, 1996, the line of credit was increased to $350 million. The line of credit matures June 1998 and may be extended for one year with the approval of MGT and other participating lenders.

  In August 1995, ATLANTIC entered into a swap agreement with Goldman Sachs Capital Markets, L.P. covering $100 million of borrowings under the line of credit. Under this one-year agreement which became effective on February 5, 1996, ATLANTIC pays a fixed rate of interest of 7.46% (reduced from 7.71% on March 13, 1996). By entering into this swap agreement, ATLANTIC has effectively mitigated a portion of the variable interest rate exposure associated with the line of credit. For the three months ended March 31, 1996 the interest paid under the swap agreement was $110,000 greater than the interest received.

  All debt incurrences are subject to certain covenants. ATLANTIC must maintain a debt to tangible net worth ratio of not greater than 2 to 1 and an adjusted net worth (as defined) of at least $325 million. ATLANTIC's interest payment coverage (as defined) is required to be not less than 2 to 1. Restricted payments or distributions (as defined) may not exceed 95% of ATLANTIC's funds from operations (as defined) for the preceding four quarters. ATLANTIC has been granted a waiver of the restricted payment covenant. This waiver allows for restricted payments not to exceed 97% of funds from operations through the third quarter of 1997. ATLANTIC is in compliance with all such convenants.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

 Mortgages Payable

  Mortgages payable consisted of the following at March 31, 1996 (dollar amounts in thousands):

           PROPERTY          INTEREST RATE MATURITY DATE PERIODIC PAYMENT TERMS PRINCIPAL BALANCE
           --------          ------------- ------------- ---------------------- -----------------
   Conventional fixed rate:
     Cahaba Forest II......     7.125%       03/01/29       fully amortizing        $  8,067
     Country Place Village
      I....................     7.750%       11/01/00             (1)                  2,030
     Longwood Villas.......     8.750%       04/01/24       fully amortizing           6,388
                                                                                    --------
                                                                                      16,485
                                                                                    --------
   Tax exempt fixed rate or
    variable rate subject
    to swap agreements(2):
     Cameron Brook.........       (3)        06/01/25       interest only             19,500
     Cameron Station.......       6.0%       06/01/07       interest only             14,500
     Clairmont Crest.......       (3)        06/01/25       interest only             11,600
     Forestwood............       (3)        06/01/25       interest only             11,485
     Foxbridge.............       (3)        06/01/25       interest only             10,400
     The Greens............       (3)        06/01/25       interest only             10,400
     Parrot's Landing......       (3)        06/01/25       interest only             15,835
     Sun Pointe Cove.......       (3)        06/01/25       interest only              8,500
     WintersCreek..........       (3)        06/01/25       interest only              5,000
   Less amounts held in
    principal reserve
    fund(4)................                                                             (414)
                                                                                    --------
                                                                                     106,806
                                                                                    --------
                                                                                    $123,291
                                                                                    ========
   Total annual weighted
    average interest rate..                                                             6.73%
                                                                                    ========

- --------
(1) Interest and principal payment due monthly; balloon payment of $1,845,000 due at maturity.
(2) These properties, in addition to others, are held by Security Capital Atlantic Multifamily Incorporated, a wholly-owned subsidiary of ATLANTIC. Security Capital Atlantic Multifamily Incorporated is a legal entity that is separate and distinct from ATLANTIC with separate assets and liabilities and business operations.
(3) Interest rate is fixed through swap agreements executed in conjunction with the credit enhancement agreement with the Federal National Mortgage Association discussed below.
(4) ATLANTIC has a thirty-year credit enhancement agreement with the Federal National Mortgage Association related to the tax exempt bond issues. This credit enhancement agreement requires ATLANTIC to make monthly payments on each mortgage, based upon a thirty-year amortization, into a principal reserve account.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  ATLANTIC has effectively mitigated its variable rate debt exposure by entering into swap agreements covering eight variable rate bond issues included in ATLANTIC's credit enhancement agreement with the Federal National Mortgage Association ("Fannie Mae"). Under these swap agreements, ATLANTIC pays and receives interest on the aggregate principal amount of the underlying bonds outstanding, net of the amount held in the principal reserve account. These agreements are summarized as follows:

       AMOUNT OF BONDS        TERM   FIXED RATE                  ISSUER
       ---------------      -------- ----------                  ------
   $23.1 million...........  7 years   5.18%    General Re Financial Products Corporation
   $64.6 million........... 10 years   5.42%    Morgan Guaranty Trust Company of New York
   $5.0 million............ 10 years   4.82%    Morgan Guaranty Trust Company of New York

  For the three-month period ended March 31, 1996, the annual weighted average interest rate received by ATLANTIC under the swap agreement was 3.25%. To the extent the deposits in the principal reserve account have not been used to redeem any of the outstanding bonds, ATLANTIC pays interest on that portion of bonds outstanding which is equivalent to the balance in the principal reserve fund at the variable rates as provided by the mortgage agreements. For the three months ended March 31, 1996, the interest paid under the swap agreements was $428,000 greater than interest received.

  Real estate with an aggregate undepreciated cost at March 31, 1996 of $23,429,000 and $180,080,000 serves as collateral for the conventional mortgages payable and the tax exempt mortgages, respectively. Based on prevailing market borrowing rates, the fair value of the mortgages payable was not materially different from the book value at March 31, 1996.

  The change in mortgages payable for the three-month period ended March 31, 1996 is as follows (in thousands):

      Balances at January 1, 1996..................................... $118,524
      Mortgage proceeds...............................................    5,000
      Regularly scheduled principal payments..........................     (233)
                                                                       --------
      Balances at March 31, 1996...................................... $123,291
                                                                       ========

  In connection with an operating property acquisition on April 10, 1996, ATLANTIC assumed a $6 million conventional mortgage loan which bears interest at a fixed rate of 8%. The mortgage loan provides for monthly principal and interest payments of $44,026 through maturity on July 10, 2003, at which time a balloon payment of $5,556,000 will be due.

  At March 31, 1996 ATLANTIC was in compliance with all debt covenants.

  Interest paid in cash on all outstanding debt for the three months ended March 31, 1996 was $6,381,000 including $2,036,000 of interest capitalized during construction. Interest paid in cash on all outstanding debt for the three months ended March 31, 1995 was $5,386,000, including $610,000 of interest capitalized during construction.

  Amortization of loan costs included in interest expense for the three months ended March 31, 1996 and 1995 was $432,000 and $343,000, respectively.

NOTE 4--SHAREHOLDERS' EQUITY

 Shares Authorized

  At March 31, 1996, 250,000,000 shares of common stock, $0.01 par value per share, were authorized. ATLANTIC's Board of Directors is authorized to issue, from the authorized but unissued shares of ATLANTIC,

                    SECURITY CAPITAL ATLANTIC INCORPORATED
preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each series. In connection with the Purchase Rights discussed below, shares have been designated as Series A Junior Participating Preferred Stock but such shares are not issued or outstanding.

 Capital Offerings

  ATLANTIC began a private offering in the fourth quarter of 1995. In connection with this offering ATLANTIC sold 11,391,030 shares; 8,891,030 shares at $11.50 per share and 2,500,000 shares at $11.568 per share, for an aggregate total of $130.7 million through December 31, 1995. In consideration for Security Capital Group Incorporated's ("SCG") purchase of $50 million of shares in this offering, and to permit greater participation by other investors in this offering, ATLANTIC assumed SCG's Put Obligation and purchased $28.9 million of ATLANTIC shares owned by the holder of the Put Obligation; 2,500,000 shares at $11.568 per share.

  During the three-month period ended March 31, 1996, ATLANTIC sold an additional 44,000 shares in this private placement. Subsequent to March 31, 1996, ATLANTIC raised an additional $48.4 million through the sale of 4,210,870 shares.

 Distributions

  On December 19, 1995, the Board of Directors of ATLANTIC proposed an annualized distribution level of $.84 per share in 1996. On March 28, 1996, ATLANTIC made a quarterly distribution of $0.21 per share. In light of the Homestead Transaction (including the distribution of the Homestead Securities), ATLANTIC's Board of Directors is evaluating the distribution level.

 Purchase Rights

  On March 12, 1996, the Board of Directors declared and paid a dividend of one Purchase Right for each common share outstanding at the close of business on March 12, 1996 to the holders of ATLANTIC's common shares on that date. Holders of additional common shares after March 12, 1996 and prior to the expiration of the rights on March 12, 2006 will be entitled to one Purchase Right for each such additional common share.

  Each Purchase Right entitles the holder, under certain circumstances, to purchase from ATLANTIC one-hundredth of non-redeemable Series A Junior Participating Preferred Stock of ATLANTIC at a price of $40. ATLANTIC has designated one-hundredth of the total shares of common stock outstanding at any point in time as Series A Junior Participating Preferred Stock. At this time, ATLANTIC has no Series A Junior Participating Preferred Stock outstanding.

NOTE 5--REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

  Effective June 30, 1995, ATLANTIC entered into an amended and restated REIT Management agreement with Security Capital (Atlantic) Incorporated (the "REIT Manager"), to provide Management services to ATLANTIC. The REIT Manager is a subsidiary of SCG, which owns 71.5% of ATLANTIC's common shares.

  SCG Realty Services Atlantic Incorporated ("SCG Realty Services") began managing properties for ATLANTIC on May 12, 1994 and currently manages approximately 80% of ATLANTIC's multifamily properties. SCG owns 100% of SCG Realty Services voting shares. Rates for services performed by SCG Realty Services are subject to approval by ATLANTIC's independent Directors and are at rates prevailing in the markets in which ATLANTIC operates.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying balance sheets of Security Capital Atlantic Incorporated as of December 31, 1995 and 1994, and the related statements of earnings, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1994 and the period October 26, 1993 (inception) through December 31, 1993. Our audits also included the schedule of real estate and accumulated depreciation as of December 31, 1995. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Atlantic Incorporated at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 and the period October 26, 1993 (inception) through December 31, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

West Palm Beach, Florida
 January 26, 1996 except for
 Note 3, as to which the date
 is February 5, 1996

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                          ASSETS
Real estate................................................ $888,928  $631,260
Less accumulated depreciation..............................   23,561     8,798
                                                            --------  --------
    Net investments in real estate.........................  865,367   622,462
Cash and cash equivalents..................................    6,494     6,262
Other assets...............................................   13,963     9,122
                                                            --------  --------
    Total assets........................................... $885,824  $637,846
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Line of credit........................................... $190,000  $153,000
  Mortgages payable........................................  118,524   107,347
  Accounts payable.........................................   11,030     4,590
  Accrued expenses and other liabilities...................    9,332     6,279
                                                            --------  --------
    Total liabilities......................................  328,886   271,216
                                                            --------  --------
Shareholders' equity:
  Common shares (250,000,000 authorized, 55,525,635 issued
   and outstanding at December 31, 1995 and 37,133,150
   issued and outstanding at December 31, 1994)............      555       371
  Additional paid-in capital...............................  576,547   370,943
  Distributions in excess of net earnings..................  (20,164)   (4,684)
                                                            --------  --------
    Total shareholders' equity.............................  556,938   366,630
                                                            --------  --------
    Total liabilities and shareholders' equity............. $885,824  $637,846
                                                            ========  ========


    The accompanying notes are an integral part of the financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                             STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                                        (FROM
                                                                      INCEPTION)
                                                       1995    1994      1993
                                                     -------- ------- ----------
Revenues:
  Rental income..................................... $103,634 $55,071   $ 156
  Interest income...................................      245     149       3
                                                     -------- -------   -----
                                                      103,879  55,220     159
                                                     -------- -------   -----
Expenses:
  Rental expenses...................................   28,405  15,921      75
  Real estate taxes.................................    9,570   5,595     --
  Property management fees paid to affiliate........    3,475   1,536     --
  Depreciation......................................   15,925   8,770      28
  Interest..........................................   19,042   9,240     --
  REIT management fee paid to affiliate.............    6,923   3,671      12
  General and administrative........................      646     266       1
  Other.............................................      254     295       5
                                                     -------- -------   -----
                                                       84,240  45,294     121
                                                     -------- -------   -----
Net earnings........................................ $ 19,639 $ 9,926   $  38
                                                     ======== =======   =====
Weighted average shares outstanding.................   43,889  24,454     572
                                                     ======== =======   =====
Net earnings per share.............................. $   0.45 $  0.41   $0.07
                                                     ======== =======   =====


    The accompanying notes are an integral part of the financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                      COMMON             DISTRIBUTIONS
                                      SHARES  ADDITIONAL   IN EXCESS
                                      AT PAR   PAID-IN      OF NET
                                      VALUE    CAPITAL     EARNINGS     TOTAL
                                      ------  ---------- ------------- --------
Balances at inception (October 26,
 1993)............................... $ --     $    --     $    --     $    --
  Net earnings.......................   --          --           38          38
  Shares issued......................    32      31,602         --       31,634
                                      -----    --------    --------    --------
Balances at December 31, 1993........    32      31,602          38      31,672
  Net earnings.......................   --          --        9,926       9,926
  Distributions......................   --          --      (14,648)    (14,648)
  Shares issued......................   339     339,341         --      339,680
                                      -----    --------    --------    --------
Balances at December 31, 1994........   371     370,943      (4,684)    366,630
  Net earnings.......................   --          --       19,639      19,639
  Distributions......................   --          --      (35,119)    (35,119)
  Shares repurchased.................   (75)    (83,845)        --      (83,920)
  Shares issued......................   259     289,449         --      289,708
                                      -----    --------    --------    --------
Balances at December 31, 1995........ $ 555    $576,547    $(20,164)   $556,938
                                      =====    ========    ========    ========


    The accompanying notes are an integral part of the financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------------
                                                                         (FROM
                                                                       INCEPTION)
                                                   1995       1994        1993
                                                 ---------  ---------  ----------
OPERATING ACTIVITIES:
  Net earnings.................................  $  19,639  $   9,926   $     38
  Adjustments to reconcile net earnings to net
   cash flow provided (used) by operating
   activities:
    Depreciation and amortization..............     17,496      9,480         28
    Increase in accounts payable...............      6,440      4,550         39
    Increase in accrued expenses and other
     liabilities...............................      3,053      6,141        139
    Increase in other assets...................     (1,393)    (3,892)      (736)
                                                 ---------  ---------   --------
      Net cash flow provided (used) by
       operating activities....................     45,235     26,205       (492)
                                                 ---------  ---------   --------
INVESTING ACTIVITIES:
  Real estate investments......................   (264,511)  (392,718)   (31,005)
  Disposition of investment properties, net....     23,859        --         --
                                                 ---------  ---------   --------
      Net cash flow used in real estate
       investing activities....................   (240,652)  (392,718)   (31,005)
                                                 ---------  ---------   --------
FINANCING ACTIVITIES:
  Repurchase of shares.........................    (83,920)       --         --
  Proceeds from sale of shares.................    289,708    239,680     31,634
  Proceeds from line of credit.................    270,000    166,000        --
  Payments on line of credit...................   (233,000)   (13,000)       --
  Distributions paid...........................    (35,119)   (14,648)       --
  Debt issuance costs incurred.................     (5,019)    (5,204)       --
  Principal payments at maturity...............     (6,378)       --         --
  Regularly scheduled principal payments on
   mortgages payable...........................       (623)      (190)       --
                                                 ---------  ---------   --------
      Net cash flow provided by financing
       activities..............................    195,649    372,638     31,634
                                                 ---------  ---------   --------
Net increase in cash and cash equivalents......        232      6,125        137
Cash and cash equivalents, beginning of period.      6,262        137        --
                                                 ---------  ---------   --------
Cash and cash equivalents, end of period.......  $   6,494  $   6,262   $    137
                                                 =========  =========   ========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of shares as partial consideration
   for the purchase of multifamily properties..  $     --   $ 100,000   $    --
  Assumption of mortgages payable upon purchase
   of multifamily properties...................     24,678    107,537        --
  Reduction to mortgages payable upon
   disposition of multifamily property.........     (6,500)       --         --

    The accompanying notes are an integral part of the financial statements.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  Security Capital Atlantic Incorporated ("ATLANTIC") is an equity real estate investment trust organized as a corporation under the laws of the state of Maryland, which owns, acquires, develops and operates income-producing multifamily properties in the southeastern United States.

  ATLANTIC was formed on October 26, 1993 (inception) and, accordingly, the 1993 statements of earnings and cash flows reflect the results of operations and cash flows for the period from inception through December 31, 1993.

 Principles of Financial Presentation

  The accounts of ATLANTIC and its wholly-owned subsidiaries are consolidated in the accompanying financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  ATLANTIC considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

 Real Estate and Depreciation

  Real estate is carried at cost, which is not in excess of net realizable value. Costs directly related to the acquisition, renovation or development of real estate are capitalized. Costs incurred in connection with the pursuit of unsuccessful land or property acquisitions are expensed at the time the pursuit is abandoned.

  Repairs and maintenance are expensed as incurred. Renovations and improvements are capitalized and depreciated over their estimated useful lives.

  Depreciation is computed over the economic useful lives of depreciable property on a straight-line basis. Properties are depreciated principally over the following periods:

      Buildings and improvements.................................... 20-40 years
      Furnishings and other.........................................  2-10 years

 Interest

  Periodically, ATLANTIC enters into swap agreements to manage its variable interest rate exposure. Swap agreements are agreements to exchange interest rate payment streams based on a notional principal amount. The net rate differentials to be paid or received are recorded when earned as adjustments to interest expense in calculating net earnings and funds from operations. ATLANTIC is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements. However, ATLANTIC does not anticipate nonperformance by the counterparties.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  During 1995, 1994, and 1993, the total interest paid in cash on all outstanding debt was $22,178,000, $9,120,000, and zero, respectively.

  ATLANTIC capitalizes interest as part of the cost of real estate projects under development. Interest capitalized during 1995, 1994, and 1993 aggregated $4,404,000, $793,000, and zero, respectively.

 Cost of Raising Capital

  Costs incurred in connection with the issuance of common shares are deducted from shareholders' equity. Costs incurred in connection with the incurrence or renewal of debt are capitalized, included with other assets and amortized over the term of the related loan or renewal term. Amortization of deferred financing costs included in interest expense for the years ended December 31, 1995, 1994, and 1993 totaled $1,568,000, $707,000, and zero, respectively.

 Revenue Recognition

  Rental and interest income are recorded on the accrual method of accounting for financial reporting and tax purposes. Gains on sales of real estate are recorded when criteria required by Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate, have been met. A provision for possible loss is made when collection of receivables is considered doubtful.

 Rental Expenses

  Rental expenses includes utilities, repairs and maintenance, make-ready, property insurance, marketing, landscaping, property management fees paid to unaffiliated companies, on-site personnel and other administrative costs.

 Federal Income Taxes

  ATLANTIC has made an election to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. ATLANTIC believes it qualifies as a real estate investment trust. Accordingly, no provisions have been made for federal income taxes in the accompanying financial statements.

 Per Share Data

  Per share data is computed based upon the weighted average number of common shares, par value $.01 per share, outstanding during the period.

 Reclassifications

  Certain of the 1994 financial statements and notes to financial statements amounts have been reclassified to conform to the 1995 presentation.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

NOTE 2--REAL ESTATE

 Investments in Real Estate

  Investments in real estate, at cost, for the years ended December 31, 1995 and 1994, were as follows (dollar amounts in thousands):

                                             1995                 1994
                                       -----------------    -----------------
                                       INVESTMENT UNITS     INVESTMENT UNITS
                                       ---------- ------    ---------- ------
   Operating properties:
     Acquired.........................  $757,986  15,355     $600,880  11,990
     Developed........................    23,097     468          --      --
                                        --------  ------     --------  ------
                                         781,083  15,823      600,880  11,990
   Developments under construction....    95,293   3,095       20,741   1,212
   Developments in planning:
     Owned............................    11,258   1,504(1)     9,639     764(1)
     Under control(2).................       --    3,054(1)       --    1,094(1)
                                        --------  ------     --------  ------
                                          11,258   4,558        9,639   1,858
   Land held for future development...     1,294     --           --      --
                                        --------  ------     --------  ------
     Total............................  $888,928  23,476     $631,260  15,060
                                        ========  ======     ========  ======

- --------
(1) Unit information is based upon management's estimates and is unaudited.
(2) ATLANTIC's investment as of December 31, 1995 and 1994 for developments under control was $2.0 million and $1.8 million, respectively, and is reflected in the "Other assets" caption of ATLANTIC's balance sheets.

  At December 31, 1995, ATLANTIC had unfunded commitments for developments under construction of $86.6 million, for a total completed construction cost of $181.9 million. Costs for developments in planning shown above are primarily for land acquisitions.

  During January 1996, ATLANTIC acquired two of the land parcels included in "Developments in planning-Under control" as of December 31, 1995. These two developments represent an estimated 469 units with an aggregate estimated development cost of $23.8 million.

  The change in investments in real estate, at cost, for the years ended December 31, 1995, 1994, and 1993 consisted of the following (in thousands):

                                                                       (FROM
                                                                     INCEPTION)
                                                    1995      1994      1993
                                                  --------  -------- ----------
      Beginning balances......................... $631,260  $ 31,005  $   --
      Acquisitions and renovation expenditures...  187,267   571,288   29,591
      Development expenditures, including land
       acquisitions..............................  101,335    28,967    1,414
      Dispositions...............................  (30,934)      --       --
                                                  --------  --------  -------
      Ending balances............................ $888,928  $631,260  $31,005
                                                  ========  ========  =======

 Gains and Losses from Sales of Real Estate

  ATLANTIC develops and acquires multifamily properties with a view to effective long term operation and ownership. Based upon ATLANTIC's market research and in an effort to optimize its portfolio allocation, ATLANTIC may from time to time seek to dispose of assets that in management's view do not meet

                    SECURITY CAPITAL ATLANTIC INCORPORATED

ATLANTIC's long term investment criteria and redeploy the proceeds therefrom, preferably through like kind exchanges, into assets that it believes provide better long term growth opportunities. ATLANTIC disposed of two properties in the fourth quarter of 1995. The proceeds from these dispositions were not materially different from the book value of the assets on the date of disposition.

  Properties are periodically evaluated for impairment and provisions for possible losses are made if required. Statement of Financial Accounting Standards No.121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of, will be adopted by ATLANTIC, as required, effective January 1, 1996. In the opinion of ATLANTIC's management, the adoption of this accounting standard will not have a material impact on the financial statements as of the date of adoption.

NOTE 3--LINE OF CREDIT AND MORTGAGES PAYABLE

 Line of Credit

  ATLANTIC has a $300 million revolving line of credit with Morgan Guaranty Trust Company of New York, as agent for a group of lenders ("MGT"). Borrowings bear interest at prime, or at ATLANTIC's option, LIBOR plus 1.75% or the certificate of deposit rate (as defined) plus 1.875%. Additionally, there is a commitment fee of .1875% per annum on the average unfunded line of credit balance. The line is collateralized by multifamily properties having an aggregate undepreciated cost of $487,790,000 at December 31, 1995. Subsequent to December 31, 1995, the line of credit agreement was amended to reduce the interest on borrowings to LIBOR plus 1.50% or the certificate of deposit rate (as defined) plus 1.625%.

  The MGT line of credit matures June 1997 and may be extended for one year with the approval of MGT and other participating lenders. All debt incurrences are subject to certain covenants. ATLANTIC must maintain a debt to tangible net worth ratio of not greater than 2 to 1 and an adjusted net worth (as defined) of at least $325 million. ATLANTIC's interest payment coverage (as defined) is required to be not less than 2 to 1. Restricted payments or distributions (as defined) may not exceed 95% of ATLANTIC's funds from operations (as defined) for the preceding four quarters. ATLANTIC is in compliance with all such covenants.

  A summary of ATLANTIC's line of credit borrowings for the years ended December 31, 1995 and 1994 (none in 1993) is as follows (dollar amounts in thousands):

                                                               1995      1994
                                                             --------  --------
      Total line of credit.................................. $300,000  $225,000
      Borrowings outstanding at December 31.................  190,000   153,000
      Weighted average daily borrowings.....................  178,318   127,957
      Maximum borrowings outstanding at any month end.......  252,000   153,000
      Weighted average daily interest rate..................     7.92%     7.34%
      Weighted average interest rate at December 31.........     7.73%     8.17%

  In August 1995, ATLANTIC entered into a swap agreement with Goldman Sachs Capital Markets, L.P. covering $100 million of borrowings under the line of credit. Under this one-year agreement which became effective on February 5, 1996, ATLANTIC pays a fixed rate of interest of 7.71%. By entering into this swap agreement, ATLANTIC has effectively mitigated a significant portion of the variable interest rate exposure associated with the line of credit.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

 Mortgages Payable

  Mortgages payable consisted of the following at December 31, 1995 (dollar amounts in thousands):

                                                         PERIODIC
                                   INTEREST MATURITY     PAYMENT      PRINCIPAL
              PROPERTY               RATE     DATE        TERMS        BALANCE
              --------             -------- -------- ---------------- ---------
   Conventional fixed rate:
     Cahaba Forest II............   7.125%  03/01/29 fully amortizing $  8,083
     Country Place Village I.....   7.750%  11/01/00       (1)           2,038
     Longwood Villas.............   8.750%  04/01/24 fully amortizing    6,402
                                                                      --------
                                                                        16,523
                                                                      --------
   Tax exempt fixed rate or
    variable rate subject to swap
    agreements(2)(3):
     Cameron Brook...............    (4)    06/01/25  interest only     19,500
     Cameron Station.............     6.0%  06/01/07  interest only     14,500
     Clairmont Crest.............    (4)    06/01/25  interest only     11,600
     Forestwood..................    (4)    06/01/25  interest only     11,485
     Foxbridge...................    (4)    06/01/25  interest only     10,400
     The Greens..................    (4)    06/01/25  interest only     10,400
     Parrot's Landing............    (4)    06/01/25  interest only     15,835
     Sun Pointe Cove.............    (4)    06/01/25  interest only      8,500
     Less amounts held in
      principal reserve fund(3)..                                         (219)
                                                                      --------
                                                                       102,001
                                                                      --------
                                                                      $118,524
                                                                      ========
     Total annual weighted aver-
      age
      interest rate..............                                         6.67%
                                                                      ========

- --------
(1) Interest and principal payment due monthly; balloon payment of $1,845,000 due at maturity.
(2) These properties, in addition to others, are held by Security Capital Atlantic Multifamily Incorporated, a wholly-owned subsidiary of ATLANTIC. Security Capital Atlantic Multifamily Incorporated is a legal entity that is separate and distinct from ATLANTIC with separate assets and liabilities and business operations.
(3) ATLANTIC has a thirty-year credit enhancement agreement with the Federal National Mortgage Association related to eight tax exempt bond issues. This credit enhancement agreement requires ATLANTIC to make monthly payments on each mortgage, based upon a thirty-year amortization, into a principal reserve account.
(4) Interest rate is fixed through swap agreements executed in conjunction with the credit enhancement agreement with the Federal National Mortgage Association discussed below.

  ATLANTIC has effectively mitigated its variable rate debt exposure by entering into swap agreements covering seven variable rate bond issues included in ATLANTIC's credit enhancement agreement with the Federal National Mortgage Association ("Fannie Mae"). Under these swap agreements, ATLANTIC pays and receives interest on the aggregate principal amount of the underlying bonds outstanding, net of the amount held in the principal reserve account. These agreements effectively change ATLANTIC's variable interest rate exposure on the $23.1 million of bonds included in the seven-year swap agreement with General Re Financial

                    SECURITY CAPITAL ATLANTIC INCORPORATED

Products Corporation to a fixed interest rate of 5.18% (excluding the cost of the credit enhancement agreement) and to a fixed interest rate of 5.42% (excluding the cost of the credit enhancement agreement) on the $64.6 million of bonds included in the ten-year swap agreement with Morgan Guaranty Trust Company of New York. The annual weighted average interest rate received by ATLANTIC under the swap agreement was 3.89%. To the extent the deposits in the principal reserve account have not been used to redeem any of the outstanding bonds, ATLANTIC pays interest on that portion of bonds outstanding equivalent to the balance in the principal reserve fund at the variable rates as provided by the mortgage agreements. In 1995, the interest paid under the swap agreements was $575,000 greater than the interest received.

  The mortgages that secure the tax exempt bond issues contain certain covenants which require that a minimum percentage of units (generally 20% to 30%) be rented to individuals whose income does not exceed levels specified by U.S. Government programs. The Fannie Mae credit enhancement agreement contains additional covenants. ATLANTIC is in compliance with all such covenants.

  Real estate with an aggregate undepreciated cost at December 31, 1995 of $23,342,000 and $172,079,000 serves as collateral for the conventional mortgages payable and the tax exempt mortgages, respectively. Based on prevailing market borrowing rates, the fair value of the mortgages payable was not materially different from the book value at December 31, 1995.

  The change in mortgages payable for the years ended December 31, 1995 and 1994 (none in 1993) is as follows (in thousands):

                                                              1995      1994
                                                            --------  --------
      Balances at January 1................................ $107,347  $    --
      Mortgages assumed....................................   24,678   107,537
      Principal payments at maturity.......................   (6,378)      --
      Regularly scheduled principal payments...............     (623)     (190)
      Reduction to mortgages payable upon disposition of
       multifamily property................................   (6,500)      --
                                                            --------  --------
      Balances at December 31.............................. $118,524  $107,347
                                                            ========  ========

  Approximate principal payments due on mortgages payable during each of the years in the five-year period ending December 31, 2000 and thereafter are as follows (in thousands):

      1996............................................................. $    962
      1997.............................................................    1,046
      1998.............................................................    1,137
      1999.............................................................    1,235
      2000.............................................................    3,184
      Thereafter.......................................................  110,960
                                                                        --------
                                                                        $118,524
                                                                        ========

                    SECURITY CAPITAL ATLANTIC INCORPORATED

NOTE 4--DISTRIBUTIONS

  ATLANTIC made total distributions of $.80 per share in 1995 and $.60 per share in 1994. No distributions were made in 1993. On December 19, 1995, the Board of Directors of ATLANTIC proposed an annualized distribution level of $.84 per share in 1996.

  For federal income tax purposes, the following summarizes the taxability of distributions paid for 1994, and the estimated taxability for 1995:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1994
                                                                   ------ ------
      Per share:
        Ordinary income........................................... $  .46 $  .46
        Return of capital.........................................    .34    .14
                                                                   ------ ------
          Total................................................... $  .80 $  .60
                                                                   ====== ======

  ATLANTIC's tax return for the year ended December 31, 1995 has not been filed. The taxability information for 1995 is based upon the best available data. ATLANTIC's tax returns have not been examined by the Internal Revenue Service and, therefore, the taxability of dividends is subject to change.

NOTE 5--SHAREHOLDERS' EQUITY

 Shares Authorized

  At December 31, 1995, 250,000,000 shares of common stock, $0.01 par value per share, were authorized. ATLANTIC's Board of Directors is authorized to issue, from the authorized but unissued shares of ATLANTIC, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each series.

 Ownership Restrictions and Significant Shareholder

  ATLANTIC's Articles of Incorporation restrict beneficial ownership (or ownership generally attributed to a person under the REIT tax rules) of ATLANTIC's outstanding common shares by a single person, or persons acting as a group, to 9.8% of ATLANTIC's common shares.

  The purpose of this provision is to assist in protecting and preserving ATLANTIC's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ATLANTIC to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of its outstanding capital shares may be owned by five or fewer individuals at any time during the last half of ATLANTIC's taxable year. The provision permits five persons to individually acquire up to a maximum of 9.8% each of the common shares, or an aggregate of 49% of the outstanding common shares and, thus, assists the Directors in protecting and preserving ATLANTIC's REIT status for tax purposes.

  Common shares owned by a person or group of persons in excess of these limits are subject to redemption by ATLANTIC. The provision does not apply where a majority of the Board of Directors, in its sole and absolute discretion, waives such limit after determining that the status of ATLANTIC as a REIT for federal income tax purposes will not be jeopardized or the disqualification of ATLANTIC as a REIT is advantageous to the shareholders.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  The Board of Directors has permitted Security Capital Group Incorporated ("Security Capital Group"), an affiliate of the REIT Manager (see Note 6) to acquire more than the stated maximum percentage of shares. Security Capital Group owned 71.6% of the outstanding common shares at December 31, 1995. For tax purposes, Security Capital Group's ownership is attributed to its shareholders.

 Capital Offerings

  ATLANTIC completed a private offering in August 1994 in order to attain the 100 shareholders necessary to obtain REIT qualification. In the offering, 1,000,000 shares were offered at a price of $10.00 per share. All shares were subscribed for by 125 persons and were purchased as of August 31, 1994.

  ATLANTIC exchanged 10,000,000 shares of common stock at a price of $10 per share as partial consideration for the acquisition of a pool of properties in May 1994. The acquisition price was negotiated prior to the seller becoming a related party. To facilitate ATLANTIC's transactions with the seller, Security Capital Group granted the seller certain rights to require Security Capital Group to purchase the 10,000,000 ATLANTIC shares owned by the seller at pre-agreed prices (the "Put Obligation").

  In the second quarter of 1995, ATLANTIC completed a private offering of 14,545,455 shares at $11.00 per share for an aggregate offering price of $160 million. In consideration for Security Capital Group purchasing $60 million of shares in this offering, and to permit greater participation by other investors in this offering, ATLANTIC assumed Security Capital Group's first Put Obligation to purchase $55 million of ATLANTIC shares owned by the holder of the Put Obligation. ATLANTIC purchased 5,000,000 shares on March 31, 1995 at $11.00 per share with a portion of the net proceeds from this offering.

  ATLANTIC began a private offering in the fourth quarter of 1995. In connection with this offering ATLANTIC sold 11,391,030 shares; 8,891,030 shares at $11.50 per share and 2,500,000 shares at $11.568 per share, for an aggregate total of $131.2 million. In consideration for Security Capital Group's purchase of $50 million of shares in this offering, ATLANTIC assumed Security Capital Group's Put Obligation and purchased $28.9 million of ATLANTIC shares owned by the holder of the Put Obligation; 2,500,000 shares at $11.568 per share.

  In December 1995, the holder of the Put Obligation provided notice of its intent to require Security Capital Group to purchase the remaining Put Obligation on June 30, 1996. The remaining Put Obligation consists of 2,500,000 shares at $12.265 per share.

 Merger/Share Conversion

  On April 22, 1994, ATLANTIC, which was previously a Delaware corporation, was merged with and into a newly formed Maryland corporation so as to change ATLANTIC's state of domicile to Maryland. Each issued and outstanding ATLANTIC share was converted into one hundred (100) shares in such merger. All share and per share information in the financial statements have been adjusted to retroactively reflect the share conversion. An amount equal to the par value of the shares issued was transferred from additional paid-in capital to the common share account.

NOTE 6--REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

  Effective June 30, 1995, ATLANTIC entered into an amended and restated REIT management agreement (the "REIT Management Agreement") with Security Capital (Atlantic) Incorporated (the "REIT Manager") to provide management services to ATLANTIC. The REIT Manager is a subsidiary of Security Capital Group (see Note
5). All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC has no employees. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition and development, asset management, capital markets and legal and accounting services.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  The REIT Management Agreement requires ATLANTIC to pay an annual fee of 16% of cash flow, as defined in the REIT Management Agreement ("Cash Flow"). Cash Flow is calculated by reference to ATLANTIC's cash flow from operations before deducting (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC, and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which ATLANTIC has none); and, after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which ATLANTIC has none) and (iii) distributions actually paid with respect to any non-convertible preferred stock of ATLANTIC (of which ATLANTIC has none).

  Cash Flow does not include realized gains or losses from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of .20% per year on the average daily balance of cash equivalent investments.

  ATLANTIC will also reimburse the REIT Manager for third-party and out-of-pocket expenses relating to travel, transaction costs, and similar costs relating to the acquisition, development or disposition of assets or the obtaining of financing for ATLANTIC and its operations. The REIT Manager will pay all of its own salary and other overhead expenses. ATLANTIC will not have any employee expense; however, it will pay all of the third-party costs related to its normal operations, including legal, accounting, travel, architectural, engineering, shareholder relations, unaffiliated directors fees and similar expenses.

  The REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by the independent Directors that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. ATLANTIC may terminate the REIT Management Agreement on 60-days notice. Because of the year-to-year nature of the agreement, its maximum effect on ATLANTIC's results of operations cannot be predicted, other than that REIT management fees will generally increase or decrease in proportion to cash flow increases or decreases.

  SCG Realty Services Incorporated ("Realty Services") began managing properties for ATLANTIC on May 12, 1994 and currently manages approximately 82% of ATLANTIC's multifamily properties. Security Capital Group owns 100% of Realty Services' voting shares.

  The property management agreement, like the REIT Management Agreement, is renewable annually and subject to the approval of ATLANTIC's independent Directors. The property management agreement can be terminated by ATLANTIC on 30-days notice. Rates for services performed by Realty Services are subject to approval by ATLANTIC's independent Directors and are at rates prevailing in the markets in which ATLANTIC operates.

NOTE 7--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  Selected quarterly financial data (in thousands except for per share amounts) for 1995 and 1994 is as follows:

                                                  THREE MONTHS ENDED
                                       ----------------------------------------
                                        3-31    6-30    9-30    12-31   TOTAL
                                       ------- ------- ------- ------- --------
1995:
  Rental income....................... $22,952 $24,330 $26,969 $29,383 $103,634
                                       ======= ======= ======= ======= ========
  Net earnings........................ $ 4,175 $ 4,956 $ 5,333 $ 5,175 $ 19,639
                                       ======= ======= ======= ======= ========
  Net earnings per share.............. $  0.11 $  0.11 $  0.11 $  0.11 $   0.45
                                       ======= ======= ======= ======= ========
  Funds from operations............... $ 8,123 $ 9,058 $ 9,776 $10,178 $ 37,135
                                       ======= ======= ======= ======= ========
  Weighted average shares.............  37,133  43,284  46,679  48,306   43,889
                                       ======= ======= ======= ======= ========
1994:
  Rental income....................... $ 1,400 $ 9,730 $21,721 $22,220 $ 55,071
                                       ======= ======= ======= ======= ========
  Net earnings........................ $   504 $ 2,305 $ 3,753 $ 3,364 $  9,926
                                       ======= ======= ======= ======= ========
  Net earnings per share.............. $  0.13 $  0.12 $  0.10 $  0.09 $   0.41
                                       ======= ======= ======= ======= ========
  Funds from operations............... $   714 $ 3,995 $ 7,266 $ 7,431 $ 19,406
                                       ======= ======= ======= ======= ========
  Weighted average shares.............   3,781  19,977  36,459  37,133   24,454
                                       ======= ======= ======= ======= ========

NOTE 8--COMMITMENTS AND CONTINGENCIES

  ATLANTIC is a party to various claims and routine litigation arising in the ordinary course of business. ATLANTIC does not believe that the claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position, or results of operations.

  ATLANTIC is subject to environmental regulations related to the ownership, operation, development, and acquisition of real estate. As part of its due diligence procedures, ATLANTIC has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to ATLANTIC's results of operations. ATLANTIC is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on ATLANTIC's financial position or results of operations.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                       INITIAL COST                    GROSS AMOUNT AT WHICH CARRIED AT
                                       TO ATLANTIC          COSTS             DECEMBER 31, 1995
                                   --------------------  CAPITALIZED  --------------------------------------
                           ENCUM-         BUILDINGS AND SUBSEQUENT TO             BUILDINGS AND   TOTALS     ACCUMULATED
 MUTIFAMILY PROPERTIESL    BRANCES  LAND  IMPROVEMENTS                  LANDACQUISIMPROVEMENTSITION (C)      DEPRECIATION
- ----------------------     ------- ------ ------------- ------------- ---------- --------------------------- ------------
   OPERATING
   PROPERTIES:
   Properties
   acquired:
   Atlanta, Georgia:
    Azalea Park.....        $ --   $3,717    $21,076       $   70     $    3,717    $    21,146  $    24,863     $ 94
    Camden at
    Ashford.........         (a)    3,672     20,841          277          3,672         21,118       24,790      960
    Camden at
    Briarcliff......         (b)    2,105     11,953          149          2,105         12,102       14,207      557
    Camden at
    Dunwoody........         (a)    2,486     14,114          197          2,486         14,311       16,797      650
    Camden Creek....         (a)    3,627     20,589          215          3,627         20,804       24,431      913
    Camden Crest....         (a)    3,525     20,009          215          3,525         20,224       23,749      884
    Cameron Brook...        19,500  3,318     18,784          301          3,318         19,085       22,403      764
    Cameron Forest..         --       884      5,008         --              884          5,008        5,892       11
    Cameron Place...         --     1,124      6,372         --            1,124          6,372        7,496       14
    Cameron Station.        14,500  2,338     13,246         --            2,338         13,246       15,584      --
    Clairmont Crest.        11,600  1,603      9,102          223          1,603          9,325       10,928      371
    Lake Ridge......         (a)    2,001     11,359        2,690          2,001         14,049       16,050      654
    Lenox Villa.....         (a)    1,740      9,878          199          1,740         10,077       11,817      441
    Morgan's
    Landing.........         (a)    1,168      6,646          462          1,168          7,108        8,276      400
    Oaks at Sandy
    Springs.........         (a)    1,270      7,212          972          1,270          8,184        9,454      454
    Old Salem.......         (a)    1,053      6,144          624          1,053          6,768        7,821      295
    The Greens......        10,400  2,004     11,354          363          2,004         11,717       13,721      471
    Trolley Square..         --     2,031     11,528          196          2,031         11,724       13,755      563
    Vinings Landing.         (a)    1,363      7,902          515          1,363          8,417        9,780      378
    WintersCreek....         --     1,133      6,434           75          1,133          6,509        7,642       68
    Woodlands.......         (a)    3,785     21,471           96          3,785         21,567       25,352      178
   Birmingham,
   Alabama:
    Cahaba Forest I.         (a)    1,020      5,784          173          1,020          5,957        6,977      116
    Cahaba Forest
    II..............         8,083  1,688      9,580          272          1,688          9,852       11,540      192
    Colony Woods I..         (a)    1,560      8,845          149          1,560          8,994       10,554      406
    Morning Sun
    Villas..........         (a)    1,260      7,309          548          1,260          7,857        9,117      335
   Charlotte, North
   Carolina:
    Camden Oaks.....         (a)    2,255     12,800          189          2,255         12,989       15,244      601
   Columbia, South
   Carolina:
    Greenbrier......         (a)    2,165     12,293          170          2,165         12,463       14,628      606
                           CONSTRUCTION   YEAR
 MUTIFAMILY PROPERTIESL        YEAR     ACQUIRED
- ----------------------     ------------ --------
   OPERATING
   PROPERTIES:
   Properties
   acquired:
   Atlanta, Georgia:
    Azalea Park.....           1987       1995
    Camden at
    Ashford.........           1990       1994
    Camden at
    Briarcliff......           1989       1994
    Camden at
    Dunwoody........           1989       1994
    Camden Creek....           1988       1994
    Camden Crest....           1988       1994
    Cameron Brook...           1988       1994
    Cameron Forest..           1981       1995
    Cameron Place...           1979       1995
    Cameron Station.           (e)        1995
    Clairmont Crest.           1987       1994
    Lake Ridge......           1979       1993
    Lenox Villa.....           1988       1994
    Morgan's
    Landing.........           1983       1993
    Oaks at Sandy
    Springs.........           1965       1993
    Old Salem.......           1968       1994
    The Greens......           1986       1994
    Trolley Square..           1989       1994
    Vinings Landing.           1978       1994
    WintersCreek....           1984       1995
    Woodlands.......           (f)        1995
   Birmingham,
   Alabama:
    Cahaba Forest I.           1987       1995
    Cahaba Forest
    II..............           1990       1995
    Colony Woods I..           1991       1994
    Morning Sun
    Villas..........           1985       1994
   Charlotte, North
   Carolina:
    Camden Oaks.....           1989       1994
   Columbia, South
   Carolina:
    Greenbrier......           1989       1994

                                                     (see notes following table)

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                       INITIAL COST                    GROSS AMOUNT AT WHICH CARRIED AT
                                       TO ATLANTIC          COSTS             DECEMBER 31, 1995
                                   --------------------  CAPITALIZED  --------------------------------------
                           ENCUM-         BUILDINGS AND SUBSEQUENT TO             BUILDINGS AND   TOTALS     ACCUMULATED
 MUTIFAMILY PROPERTIESL    BRANCES  LAND  IMPROVEMENTS                  LANDACQUISIMPROVEMENTSITION (C)      DEPRECIATION
- ----------------------     ------- ------ ------------- ------------- ---------- --------------------------- ------------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...       $ (a)   $1,225    $ 6,961        $147      $    1,225    $     7,108  $     8,333     $ 78
    Parrot's
    Landing.........        15,835  2,691     15,276         399           2,691         15,675       18,366      635
    Spencer Run.....         (b)    2,852     16,194         392           2,852         16,586       19,438      670
    Sun Pointe Cove.         8,500  1,367      7,773         190           1,367          7,963        9,330      326
    Trails at Meadow
    Lakes...........         (a)    1,285      7,293         124           1,285          7,417        8,702       81
   Ft. Myers,
   Florida:
    Forestwood......        11,485  2,031     11,540         167           2,031         11,707       13,738      486
   Jacksonville,
   Florida:
    Bay Club........         (a)    1,789     10,160         168           1,789         10,328       12,117      477
   Memphis,
   Tennessee:
    Cameron at Kirby
    Parkway.........         (a)    1,386      7,959         674           1,386          8,633       10,019      429
    Stonegate.......         (a)      985      5,608         288             985          5,896        6,881      183
   Miami, Florida:
    Park Hill.......         (a)    1,650      9,377         212           1,650          9,589       11,239      372
   Nashville,
   Tennessee:
    Arbor Creek.....         (a)     --       17,671         404          --             18,075       18,075      784
    Enclave at
    Brentwood.......         (a)    2,263     12,847         621           2,263         13,468       15,731      229
   Orlando, Florida:
    Camden Springs..         (a)    2,477     14,072         710           2,477         14,782       17,259      648
    Cedar Bay
    Village.........         (b)      255      1,454          13             255          1,467        1,722       16
    Kingston
    Village.........         (a)      876      4,973          48             876          5,021        5,897       56
    Longwood Villas.         6,402  1,087      6,317         675           1,087          6,992        8,079      281
    Wellington......         (b)    1,155      6,565         235           1,155          6,800        7,955      275
   Raleigh, North
   Carolina:
    Camden Square...         (a)    2,314     13,143         434           2,314         13,577       15,891      587
   Richmond,
   Virginia:
    Camden at
    Wellesley.......         (a)    2,878     16,339         143           2,878         16,482       19,360      769
    Potomac Hunt....         (b)    1,486      8,452         142           1,486          8,594       10,080      229
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........         (a)    3,534     20,057         381           3,534         20,438       23,972      908
   Tampa/St.
   Petersburg,
   Florida:
    Camden Downs....         (a)    1,840     10,447         206           1,840         10,653       12,493      483
    Cameron Lakes...         (a)    1,126      6,418         999           1,126          7,417        8,543      157
                           CONSTRUCTION   YEAR
 MUTIFAMILY PROPERTIESL        YEAR     ACQUIRED
- ----------------------     ------------ --------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...           1987       1995
    Parrot's
    Landing.........           1986       1994
    Spencer Run.....           1987       1994
    Sun Pointe Cove.           1986       1994
    Trails at Meadow
    Lakes...........           1983       1995
   Ft. Myers,
   Florida:
    Forestwood......           1986       1994
   Jacksonville,
   Florida:
    Bay Club........           1990       1994
   Memphis,
   Tennessee:
    Cameron at Kirby
    Parkway.........           1985       1994
    Stonegate.......           1986       1994
   Miami, Florida:
    Park Hill.......           1968       1994
   Nashville,
   Tennessee:
    Arbor Creek.....           1986       1994
    Enclave at
    Brentwood.......           1988       1995
   Orlando, Florida:
    Camden Springs..           1986       1994
    Cedar Bay
    Village.........           1981       1995
    Kingston
    Village.........           1982       1995
    Longwood Villas.           1982       1994
    Wellington......           1988       1994
   Raleigh, North
   Carolina:
    Camden Square...           1987       1994
   Richmond,
   Virginia:
    Camden at
    Wellesley.......           1989       1994
    Potomac Hunt....           1987       1994
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........           1988       1994
   Tampa/St.
   Petersburg,
   Florida:
    Camden Downs....           1988       1994
    Cameron Lakes...           1986       1995

                                                     (see notes following table)

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                         INITIAL COST                     GROSS AMOUNT AT WHICH CARRIED AT
                                         TO ATLANTIC           COSTS             DECEMBER 31, 1995
                                    ----------------------  CAPITALIZED  ------------------------------------
                           ENCUM-            BUILDINGS AND SUBSEQUENT TO            BUILDINGS AND   TOTALS    ACCUMULATED
 MLTIFAMILY PROPERTIESU   BRANCES     LAND   IMPROVEMENTS                  LAND ACQUIIMPROVEMENTSSITIO(C)N    DEPRECIATION
- ----------------------    --------  -------- ------------- ------------- ---------- ------------------------- ------------
  Tampa/St.
  Petersburg,
  Florida:
  (continued)
   Country Place
   Village I.......       $  2,038  $    567   $  3,219       $    68    $      567   $    3,287   $    3,854   $    36
   Country Place
   Village II......         (a)          644      3,658            56           644        3,714        4,358        41
   Foxbridge.......         10,400     1,591      9,036           258         1,591        9,294       10,885       383
   Summer Chase....         (b)          542      3,094            87           542        3,181        3,723       130
  Washington, D.C.:
   Arbors at
   Landmark........         (a)        3,434     19,501           579         3,434       20,080       23,514       941
   Camden at
   Kendall Ridge...         (a)        1,708      9,698           195         1,708        9,893       11,601       467
   Camden at
   Saybrooke.......         (a)        2,802     15,906           127         2,802       16,033       18,835       740
   Sheffield
   Forest..........          --        2,269     12,859                       2,269       12,859       15,128        29
  Less amounts held
  in principal
  reserve fund(d)..           (219)    --         --            --           --           --           --          --
                          --------  --------   --------       -------    ----------   ----------   ----------   -------
   Total operating
   properties
   acquired........       $118,524  $108,004   $631,500       $18,482    $  108,004   $  649,982   $  757,986   $23,302
                          ========  ========   ========       =======    ==========   ==========   ==========   =======
  PROPERTIES
  DEVELOPED:
  Birmingham,
  Alabama:
   Colony Woods II.          --        1,254      --            9,252         1,298        9,208       10,506        59
  Charlotte, North
  Carolina:
   Waterford Hills.          --        1,508      --           11,083         1,508       11,083       12,591       114
                          --------  --------   --------       -------    ----------   ----------   ----------   -------
   Total operating
   properties
   developed.......       $  --     $  2,762   $  --          $20,335    $    2,806   $   20,291   $   23,097   $   173
                          --------  --------   --------       -------    ----------   ----------   ----------   -------
   TOTAL OPERATING
   PROPERTIES......       $118,524  $110,766   $631,500       $38,817    $  110,810   $  670,273   $  781,083   $23,475
                          ========  ========   ========       =======    ==========   ==========   ==========   =======
  DEVELOPMENTS
  UNDER
  CONSTRUCTION:
  Atlanta, Georgia:
   Camden Creek II.          --        2,730      --            5,553         2,772        5,511        8,283      --
   Peachtree
   Corners.........          --          889      --              310           889          310        1,199      --
  Charlotte, North
  Carolina:
   Waterford
   Square..........          --        1,890      --           16,020         2,041       15,869       17,910        26
  Jacksonville,
  Florida:
   Cameron Lakes...          --        1,759      --           10,350         1,897       10,212       12,109      --
   Cameron
   Timberlin Parc
   I...............          --        2,167      --            1,150         2,169        1,148        3,317      --
  Raleigh, North
  Carolina:
   Waterford
   Forest..........          --        2,371      --            6,120         2,371        6,120        8,491      --
   Waterford Point.          --          985      --           14,947         1,094       14,838       15,932        60
                          CONSTRUCTION   YEAR
 MLTIFAMILY PROPERTIESU       YEAR     ACQUIRED
- ----------------------    ------------ --------
  Tampa/St.
  Petersburg,
  Florida:
  (continued)
   Country Place
   Village I.......           1982       1995
   Country Place
   Village II......           1983       1995
   Foxbridge.......           1986       1994
   Summer Chase....           1988       1994
  Washington, D.C.:
   Arbors at
   Landmark........           1990       1994
   Camden at
   Kendall Ridge...           1990       1994
   Camden at
   Saybrooke.......           1990       1994
   Sheffield
   Forest..........           1987       1995
  Less amounts held
  in principal
  reserve fund(d)..
   Total operating
   properties
   acquired........
  PROPERTIES
  DEVELOPED:
  Birmingham,
  Alabama:
   Colony Woods II.           1995(g)    1994
  Charlotte, North
  Carolina:
   Waterford Hills.           1995(g)    1993
   Total operating
   properties
   developed.......
   TOTAL OPERATING
   PROPERTIES......
  DEVELOPMENTS
  UNDER
  CONSTRUCTION:
  Atlanta, Georgia:
   Camden Creek II.            --        1994
   Peachtree
   Corners.........            --        1995
  Charlotte, North
  Carolina:
   Waterford
   Square..........           (g)        1994
  Jacksonville,
  Florida:
   Cameron Lakes...           (g)        1995
   Cameron
   Timberlin Parc
   I...............            --        1995
  Raleigh, North
  Carolina:
   Waterford
   Forest..........            --        1995
   Waterford Point.           (g)        1994

                                                     (see notes following table)

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                               DECEMBER 31, 1995
                                (IN THOUSANDS)

                                       INITIAL COST                     GROSS AMOUNT AT WHICH CARRIED AT
                                       TO ATLANTIC           COSTS             DECEMBER 31, 1995
                                  ----------------------  CAPITALIZED  ------------------------------------
                          ENCUM-           BUILDINGS AND SUBSEQUENT TO            BUILDINGS AND   TOTALS    ACCUMULATED
 MLTIFAMILY PROPERTIESU   BRANCES   LAND   IMPROVEMENTS                  LAND ACQUIIMPROVEMENTSSITIO(C)N    DEPRECIATION
- ----------------------    ------- -------- ------------- ------------- ---------- ------------------------- ------------
  Washington, D.C.:
   Milestone.......       $ --    $  5,477   $  --         $  7,333    $    5,485   $    7,325   $   12,810   $ --
   Woodway Trinity.         --       5,342      --            9,900         5,492        9,750       15,242     --
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
   TOTAL
   DEVELOPMENTS
   UNDER
   CONSTRUCTION....       $ --    $ 23,610   $  --         $ 71,683    $   24,210   $   71,083   $   95,293   $    86
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
  DEVELOPMENTS IN
  PLANNING:
  Charlotte, North
  Carolina:
   Waterford Square
   II..............         --       2,014      --              253         2,039          228        2,267     --
  Ft.
  Lauderdale/West
  Palm Beach,
  Florida:
   Parrot's Landing
   II..............         --       1,328      --              300         1,342          286        1,628     --
  Raleigh, North
  Carolina:
   Cameron Brooke..         --       1,353      --              305         1,378          280        1,658     --
   Research
   Triangle Park...         --         805      --               38           805           38          843     --
  Richmond,
  Virginia:
   Cameron at
   Wyndham.........         --       2,038      --              229         2,038          229        2,267     --
   Cameron
   Crossing........         --       1,666      --              343         1,670          339        2,009     --
  Tampa/St.
  Petersburg,
  Florida:
   North Airport...         --         511      --               75           511           75          586     --
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
   TOTAL
   DEVELOPMENTS IN
   PLANNING........       $ --    $  9,715   $  --         $  1,543    $    9,783   $    1,475   $   11,258   $ --
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
  LAND HELD FOR
  FUTURE
  DEVELOPMENT:
  Jacksonville,
  Florida:
   Cameron
   Timberlin Parc
   II..............         --       1,294      --            --            1,294        --           1,294     --
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
   TOTAL LAND HELD
   FOR FUTURE
   DEVELOPMENT.....       $ --    $  1,294   $  --         $  --       $    1,294   $    --      $    1,294   $ --
                          ------- --------   --------      --------    ----------   ----------   ----------   -------
   TOTAL
   MULTIFAMILY
   PROPERTIES......       $18,524 $145,385   $631,500      $112,043    $  146,097   $  742,831   $  888,928   $23,561
                          ======= ========   ========      ========    ==========   ==========   ==========   =======
                          CONSTRUCTION   YEAR
 MLTIFAMILY PROPERTIESU       YEAR     ACQUIRED
- ----------------------    ------------ --------
  Washington, D.C.:
   Milestone.......          --          1995
   Woodway Trinity.          --          1994
   TOTAL
   DEVELOPMENTS
   UNDER
   CONSTRUCTION....
  DEVELOPMENTS IN
  PLANNING:
  Charlotte, North
  Carolina:
   Waterford Square
   II..............          --          1995
  Ft.
  Lauderdale/West
  Palm Beach,
  Florida:
   Parrot's Landing
   II..............          --          1994
  Raleigh, North
  Carolina:
   Cameron Brooke..          --          1995
   Research
   Triangle Park...          --          1995
  Richmond,
  Virginia:
   Cameron at
   Wyndham.........          --          1995
   Cameron
   Crossing........          --          1995
  Tampa/St.
  Petersburg,
  Florida:
   North Airport...          --          1995
   TOTAL
   DEVELOPMENTS IN
   PLANNING........
  LAND HELD FOR
  FUTURE
  DEVELOPMENT:
  Jacksonville,
  Florida:
   Cameron
   Timberlin Parc
   II..............          --          1995
   TOTAL LAND HELD
   FOR FUTURE
   DEVELOPMENT.....
   TOTAL
   MULTIFAMILY
   PROPERTIES......

- ----
(a) Pledged to secure $300 million line of credit with Morgan Guaranty Trust Company of New York.
(b) Pledged as collateral under credit enhancement agreement with the Federal National Mortgage Association.
(c) For federal income tax purposes, ATLANTIC's aggregate cost of real estate at December 31, 1995 was $887,671,000.
(d) The Federal National Mortgage Association credit enhancement agreement requires payments to be made to a principal reserve fund.
(e) Phase I (108 units) was developed in 1981 and Phase II (240 units) was developed in 1983.
(f) Phase I (332 units) was developed in 1983 and Phase II (312 units) was developed in 1985.
(g) As of 12/31/95, property was in lease-up.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                              NOTE TO SCHEDULE III

                            AS OF DECEMBER 31, 1995

  The following is a reconciliation of the carrying amount and related accumulated depreciation of ATLANTIC's investment in real estate, at cost (in thousands):

                                                                       (FROM
                                                                     INCEPTION)
                    CARRYING AMOUNT                 1995      1994      1993
                    ---------------               --------  -------- ----------
      Beginning balances......................... $631,260  $ 31,005  $   --
      Acquisitions and renovation expenditures...  187,267   571,288   29,591
      Development expenditures, including land
       acquisitions..............................  101,335    28,967    1,414
      Dispositions...............................  (30,934)      --       --
                                                  --------  --------  -------
      Ending balances............................ $888,928  $631,260  $31,005
                                                  ========  ========  =======
                                                                       (FROM
                                                                     INCEPTION)
               ACCUMULATED DEPRECIATION             1995      1994      1993
               ------------------------           --------  -------- ----------
      Beginning balances......................... $  8,798  $     28  $   --
      Depreciation for the period................   15,925     8,770       28
      Accumulated depreciation of real estate
       sold......................................   (1,162)      --       --
                                                  --------  --------  -------
      Ending balances............................ $ 23,561  $  8,798  $    28
                                                  ========  ========  =======

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                        PRO FORMA FINANCIAL STATEMENTS

                       SUMMARY OF PRO FORMA ADJUSTMENTS

                                  (UNAUDITED)

  The accompanying unaudited pro forma balance sheet as of March 31, 1996 and the unaudited pro forma statements of earnings for the three-month period ended March 31, 1996 and the year ended December 31, 1995 of ATLANTIC reflect:
(i) the acquisition and disposition by ATLANTIC of all properties acquired or disposed of since December 31, 1994 as if these properties had been acquired or disposed of as of January 1, 1995; (ii) the assumption and retirement of mortgage debt associated with the acquisition or disposition of the properties acquired or disposed of since December 31, 1994 as if this mortgage debt had been assumed or retired on January 1, 1995; (iii) the sale of ATLANTIC Common Stock through private placement subsequent to December 31, 1994, necessary to fund pro forma acquisitions, as if the shares had been issued on January 1, 1995; (iv) the spin-off of the Homestead Village properties as if the Merger had been consummated on January 1, 1995; and, (v) certain pro forma adjustments to the historical financial statements of ATLANTIC. For pro forma purposes, the proceeds from the sale of ATLANTIC Common Stock subsequent to March 31, 1996 have been used to repay pro forma borrowings on ATLANTIC's line of credit.

  The unaudited pro forma financial statements have been prepared by management of ATLANTIC and do not purport to be indicative of the results which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the financial statements of ATLANTIC included elsewhere herein.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                            PRO FORMA BALANCE SHEET

                                 MARCH 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                        PRO FORMA ADJUSTMENTS (A)
                                    --------------------------------------
                                                   ISSUANCE OF
                                    ACQUISITIONS/    COMMON
                         HISTORICAL DISPOSITIONS     SHARES       SUBTOTAL  HOMESTEAD(D) PRO FORMA
                         ---------- -------------  -----------    --------  ------------ ---------
         ASSETS
Real Estate.............  $936,129     $49,771 (a)  $             $985,900    $(10,437)  $975,463
  Less accumulated
   depreciation.........    28,364        (699)(a)                  27,665                 27,665
                          --------     -------      ---------     --------    --------   --------
  Net real estate
   investments..........   907,765      50,470                     958,235     (10,437)   947,798
Cash and cash
 equivalents............     6,553      (3,553)(b)                   3,000         (72)     2,928
Other assets............    15,000                                  15,000      (1,817)    13,183
                          --------     -------      ---------     --------    --------   --------
    Total assets........  $929,318     $46,917      $             $976,235    $(12,326)  $963,909
                          ========     =======      =========     ========    ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Line of credit........  $226,000     $40,129 (b)  $(118,835)(c) $147,294    $ 36,749   $184,043
  Mortgages payable.....   123,291       6,000 (b)                 129,291                129,291
  Accounts payable......    16,267                                  16,267                 16,267
  Accrued expenses and
   other liabilities....    11,409         118 (a)                  11,527      (1,452)    10,075
  Deferred revenue......                                                         6,511      6,511
                          --------     -------      ---------     --------    --------   --------
    Total liabilities...   376,967      46,247       (118,835)     304,379      41,808    346,187
                          --------     -------      ---------     --------    --------   --------
Shareholders' Equity:
  Common shares
   (250,000,000 shares
   authorized;
   55,569,635 issued in
   historical period and
   65,903,161 issued on
   pro forma basis).....       556                        103 (c)      659                    659
  Additional paid-in
   capital..............   576,976                    118,732 (c)  695,708                695,708
  Distributions in
   excess of net
   earnings.............   (25,181)        670 (a)                 (24,511)    (54,134)   (78,645)
                          --------     -------      ---------     --------    --------   --------
    Total shareholders'
     equity.............   552,351         670        118,835      671,856     (54,134)   617,722
                          --------     -------      ---------     --------    --------   --------
    Total liabilities
     and shareholders'
     equity.............  $929,318     $46,917      $       0     $976,235    $(12,326)  $963,909
                          ========     =======      =========     ========    ========   ========

           See accompanying notes to pro forma financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                        PRO FORMA STATEMENT OF EARNINGS

                    THREE-MONTH PERIOD ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                   HISTORICAL           PRO FORMA ADJUSTMENTS(E)
                             ----------------------     --------------------------------
                                      ACQUISITIONS/
                             ATLANTIC DISPOSITIONS       ACQUISITIONS         OTHER          SUBTOTAL HOMESTEAD(D) PRO FORMA
                             -------- -------------     ---------------     ------------     -------- ------------ ---------
Income
  Rental income............. $30,809     $2,138 (f)        $                $                $32,947     $  (6)     $32,941
  Interest income...........      72                                                              72                     72
                             -------     ------            -----------      ------------     -------     -----      -------
    Total income............  30,881      2,138                                               33,019        (6)      33,013
                             -------     ------            -----------      ------------     -------     -----      -------
Expenses
  Rental expenses...........  11,816        853 (f)                                           12,669                 12,669
  Property management fees
   paid to affiliate........     920         78 (f)                                              998                    998
  Mortgage interest.........   2,041        120 (f)(g)                                         2,161                  2,161
  Depreciation..............   4,804        (93)(h)                367 (i)                     5,078                  5,078
  Interest on general debt..   2,301                                                (563)(q)   1,738       871        2,609
  General and
   administrative...........     186                                                             186       (18)         168
  REIT management fees paid
   to affiliate.............   2,124                                                 261 (j)   2,385      (138)       2,247
  Other.....................      39                                                              39                     39
                             -------     ------            -----------      ------------     -------     -----      -------
    Total expenses..........  24,231        958                    367              (302)     25,254       715       25,969
                             -------     ------            -----------      ------------     -------     -----      -------
Net earnings (loss),
 excludes gain on
 disposition................ $ 6,650     $1,180            $      (367)     $        302     $ 7,765     $(721)     $ 7,044
                             =======     ======            ===========      ============     =======     =====      =======
Weighted average shares
 outstanding................  55,555                                               7,159 (p)  62,714                 62,714
                             =======                                        ============     =======                =======
Net earnings per share,
 excludes gain on
 disposition................ $  0.12                                                         $  0.12                $  0.11
                             =======                                                         =======                =======


           See accompanying notes to pro forma financial statements.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                        PRO FORMA STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         PRO FORMA
                               HISTORICAL             ADJUSTMENTS(E)
                         ----------------------     ---------------------
                                  ACQUISITIONS/
                         ATLANTIC DISPOSITIONS      ACQUISITIONS   OTHER      SUBTOTAL HOMESTEAD(D) PRO FORMA
                         -------- -------------     ------------   ------     -------- ------------ ---------
Income
  Rental income......... $103,634    $21,488 (f)      $            $          $125,122   $    (4)   $125,118
  Interest income.......      245                                                  245                   245
                         --------    -------          -------      ------     --------   -------    --------
    Total income........  103,879     21,488                                   125,367        (4)    125,363
                         --------    -------          -------      ------     --------   -------    --------
Expenses
  Rental expenses.......   37,975      9,442 (f)       (1,116)(k)               46,301                46,301
  Property management
   fees paid to
   affiliate............    3,475        954 (f)         (107)(l)                4,322                 4,322
  Mortgage interest.....    7,662      1,104 (f)(m)                              8,766                 8,766
  Depreciation..........   15,925     (1,052)(h)        3,787 (n)               18,660                18,660
  Interest on general
   debt.................   11,380                                  (1,392)(q)    9,988     3,476      13,464
  General and
   administrative.......      646                                                  646       (63)        583
  REIT management fees
   paid to affiliate        6,923                                   1,980 (o)    8,903      (547)      8,356
  Other.................      254                                                  254                   254
                         --------    -------          -------      ------     --------   -------    --------
    Total expenses......   84,240     10,448            2,564         588       97,840     2,866     100,706
                         --------    -------          -------      ------     --------   -------    --------
Net earnings (loss),
 excludes gain on
 disposition............ $ 19,639    $11,040          $(2,564)     $ (588)    $ 27,527   $(2,870)   $ 24,657
                         ========    =======          =======      ======     ========   =======    ========
Weighted average shares
 outstanding............   43,889                                  13,561 (p)   57,450                57,450
                         ========                                  ======     ========              ========
Net earnings per share,
 excludes gain on
 disposition............ $   0.45                                             $   0.48              $   0.43
                         ========                                             ========              ========


           See accompanying notes to pro forma financial statements.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                     MARCH 31, 1996 AND DECEMBER 31, 1995
                                  (UNAUDITED)

  (a) Represents the acquisition of five properties and the disposition of one property that occurred subsequent to March 31, 1996 as follows:

                                                                    AMOUNT
      PROPERTY                                          DATE      (IN 000'S)
      --------                                          ----      ----------
      Acquisitions:
        Cameron at Hickory Grove (formerly Es-
         prit).................................... April 10, 1996  $  8,000
        Paces Court............................... April 22, 1996    11,007
        Park Place at Turtle Run (formerly Park
         Place)................................... April 22, 1996    14,355
        Pointe at Bayberry Lake................... May 29, 1996      16,650
        Cameron Pointe............................ May 30, 1996      14,450
                                                                   --------
                                                                     64,462
                                                                   --------
      Disposition:
        Greenbrier................................ April 9, 1996    (14,691)(1)
                                                                   --------
          Net acquisitions........................                 $ 49,771
                                                                   ========

- --------
(1) Greenbrier was sold at a gain of $670,000.

  (b) Reflects the application of cash on hand and additional borrowings under ATLANTIC's line of credit, which were repaid with the proceeds from the issuance of common stock as discussed in note (c), to fund the pro forma net acquisitions above. Additionally, reflects ATLANTIC's assumption of a $6 million mortgage note payable upon the purchase of the Cameron at Hickory Grove property.

  (c) Reflects the sale of 10,333,526 common shares ($.01 par value) at a price of $11.50 subsequent to March 31, 1996. For pro forma purposes, the net proceeds have been assumed to be used to repay the pro forma borrowings under ATLANTIC's line of credit as discussed in note (b).

  (d) The Transaction will be recorded by ATLANTIC as a sale of its Homestead Village properties to PTR at fair market value. Estimated fair market value for all parties in the Transaction is based on the relative fair value of the net assets received by Homestead as used in determining the relative ownership percentage of PTR, ATLANTIC and SCG in Homestead. The methodology used was based upon the present values of the cash flows of the contributions made by each such party. See "The Transaction--Recommendations of the ATLANTIC Board and Reasons for the Transaction." ATLANTIC will recognize the Distribution as a reduction of shareholders' equity.

  Since PTR will own over 50% of Homestead immediately after the Merger, the Transaction will be recorded by PTR as (i) the formation of Homestead as a wholly-owned subsidiary into which the PTR-Homestead Village Group assets will be transferred at historical cost; (ii) the acquisition of Homestead Village net assets of ATLANTIC and SCG (at fair value) for Homestead Securities using the purchase method of accounting; and (iii) a reduction of shareholders' equity to reflect the distribution of Homestead Securities owned by PTR to PTR's shareholders. The historical financial statements of PTR-Homestead Village Group will become the predecessor of Homestead and the operations of the SCG-Homestead Village Group and the Atlantic-Homestead Village Group will be included from the date of acquisition. For a description of certain terms used in this paragraph, refer to the combined historical financial statements included in the Homestead Prospectus. The adjustment reflects consummation of the Merger Agreement and spin-off of ATLANTIC's Homestead Village net assets as if the closing of the Transaction, contemplated in the accompanying Information Statement, had occurred on January 1, 1995 as follows:

  1) Elimination of the results of operations of ATLANTIC's Homestead Village properties from the historical financial statements of ATLANTIC for the three months ended March 31, 1996 and the year ended December 31, 1995.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  2) Elimination of the Homestead Village net assets as of March 31, 1996.

  3) ATLANTIC's receipt of 4,201,220 shares of Homestead Common Stock with a value of $51,699,000 in exchange for ATLANTIC's contribution to Homestead. The value of the Homestead Common Stock was calculated to be approximately $12.31 per share (the "Assumed Value"). The Assumed Value is based solely on the estimated fair market value of the net assets contributed by ATLANTIC, PTR and SCG. This per share amount is not intended as an indication of the price at which shares of Homestead Common Stock may actually trade and no assurance can be given as to the price at which the shares of Homestead Common Stock will trade. ATLANTIC's constribution consists of Homestead Village net assets as of March 31, 1996 of $10,874,000, the Homestead Village assets expected to be acquired prior to the Closing Date of $18,128,000 and cash of $18,621,000. ATLANTIC's contribution totals $47,623,000. The $18,128,000 of Homestead assets that ATLANTIC will contribute consists of land acquisitions subsequent to March 31, 1996 of $9,582,000 and development costs to be incurred from March 31, 1996 to the Closing Date of $8,546,000.

  4) ATLANTIC'S receipt of 2,818,517 Homestead Warrants valued at the difference between the Assumed Value and the Homestead Warrant exercise price in consideration for ATLANTIC entering into the Funding Commitment Agreement with Homestead. The value of the Homestead Warrants respresents commitment fee revenue which is deferred at March 31, 1996. This commitment fee revenue will be recognized over the life of the loan(s) as a yield adjustment to interest income at such time as ATLANTIC begins funding its obligation under the Funding Commitment Agreement.

  5) The additional borrowings under ATLANTIC's line of credit necessary to finance ATLANTIC's contribution to Homestead as of January 1, 1995.

  6) Additional interest expense and a corresponding reduction in the REIT management fee resulting from (i) the additional pro forma borrowings of $36,749,000 and (ii) the $10,874,000 of borrowings that financed the Homestead Village net assets contributed by ATLANTIC. Interest related to the $10,874,000 of borrowings was capitalized in ATLANTIC's historical financial statements. ATLANTIC's current interest rate of 7.3% is used to calculate the additional interest expense.

  7) The special dividend to ATLANTIC shareholders of all of the Homestead Securities to be received by ATLANTIC under the Merger Agreement. The difference between the $51,699,000 of Homestead Common Stock received and ATLANTIC's basis in the assets contributed to Homestead of $47,623,000 is reflected as a gain of $4,076,000 in "Distributions in excess of net earnings" in the accompanying pro forma balance sheet as of March 31, 1996.

  (e) The pro forma financial statements do not reflect the funding of ATLANTIC's obligation of approximately $111,000,000 under the Funding Commitment Agreement or receipt of the related convertible mortgages of approximately $98,000,000, as this funding is related to future development costs of the properties contributed to Homestead. The convertible mortgages will be recorded at a premium of approximately $13,000,000 which will be amortized as an adjustment to interest income over the ten-year term of the mortgages.

  (f) All of ATLANTIC's acquisitions subsequent to December 31, 1994 were acquired from unaffiliated third parties. These acquisitions are described below:

                                                                                        OCCUPANCY
                         ACQUISITION                  ACQUISITION                      AT DATE OF
        PROPERTY            DATE        LOCATION    COST (IN 000'S) UNITS PRODUCT TYPE ACQUISITION
        --------         -----------    --------    --------------- ----- ------------ -----------
Cameron Lakes...........   2/01/95   Tampa, FL          $ 7,544      207    Middle        88.4%
Cahaba Forest I & II....   3/24/95   Birmingham, AL      18,072      400    Moderate      96.0%
Enclave at Brentwood....   4/28/95   Nashville, TN       15,110      380    Middle        97.1%

                    SECURITY CAPITAL ATLANTIC INCORPORATED

                                                                                              OCCUPANCY
                          ACQUISITION                       ACQUISITION                      AT DATE OF
        PROPERTY             DATE          LOCATION       COST (IN 000'S) UNITS PRODUCT TYPE ACQUISITION
        --------          -----------      --------       --------------- ----- ------------ -----------
Cameron Villas II (for-
 merly Cedar Bay Vil-
 lage)..................   7/20/95    Orlando, FL              1,709        42    Moderate      97.6%
Country Place Village
 I & II.................   7/20/95    Tampa, FL                8,088       188    Moderate      89.9%
Cypress Lakes...........   7/20/95    Fort Lauderdale, FL      8,186       176    Moderate      93.2%
Kingston Village........   7/20/95    Orlando, FL              5,849       120    Middle        97.5%
Trails at Meadow Lakes..   7/20/95    West Palm Beach, FL      8,578       189    Moderate      94.7%
WintersCreek............   8/01/95    Atlanta, GA              7,567       200    Moderate      99.0%
Woodlands...............   9/01/95    Atlanta, GA             25,256       644    Moderate      96.0%
Azalea Park.............   11/09/95   Atlanta, GA             24,793       447    Moderate      80.1%
Cameron Forest..........   12/12/95   Atlanta, GA              5,892       152    Moderate      92.8%
Cameron Place...........   12/12/95   Atlanta, GA              7,496       212    Moderate      93.9%
Sheffield Forest........   12/15/95   Washington, DC          15,128       256    Middle        88.7%
Cameron Station.........   12/19/95   Atlanta, GA             15,584       348    Moderate      95.7%
Cameron at Hickory Grove
 (formerly Esprit)......   4/10/96    Charlotte, NC            8,000       202    Moderate      93.6%
Paces Court.............   4/22/96    Greenville, SC          11,007       234    Middle        91.0%
Park Place at Turtle Run
 (formerly Park Place)..   4/22/96    Coral Springs, FL       14,355       350    Moderate      91.7%
Pointe at Bayberry Lake.   5/29/96    Pembroke Pines, FL      16,650       308    Moderate      90.9%
Cameron Pointe..........   5/30/96    Atlanta, GA             14,450       214    Middle        96.3%

  This adjustment reflects historical: 1) gross income, 2) rental expenses, and 3) mortgage interest on mortgage debt assumed, if applicable, for all properties acquired, subsequent to December 31, 1994 for the period January 1, 1995 to the earlier of the respective dates of acquisition, December 31, 1995 or March 31, 1996, as applicable (results of operations after the date of acquisition are included in ATLANTIC's historical operating results). Reflects removal from ATLANTIC's historical balances of: 1) gross income, 2) rental expenses, and 3) mortgage interest on mortgage debt, if applicable, for all properties disposed of subsequent to December 31, 1994 to the earlier of the respective dates of disposition, December 31, 1995 or March 31, 1996, as applicable. The historical gross income and rental expenses relating to the period prior to ATLANTIC's acquisition, exclude amounts which would not be comparable to the proposed future operations of the properties such as certain interest income and income taxes.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

  The following tables summarizes the historical income and expense amounts shown on the pro forma statements of earnings (in thousands):

                                                             RENTAL
                                                            EXPENSES,
                                                            EXCLUDING
                                                  RENTAL    MORTGAGE   MORTGAGE
                                                  INCOME   INTEREST(I) INTEREST
                                                  -------  ----------- --------
   FOR THE THREE MONTH PERIOD ENDED MARCH 31,
    1996:
     Group C Properties.......................... $ 1,446    $   717    $  120
     Other acquisitions in 1996..................   1,204        471       --
     Less: Post acquisition amounts already
          included in ATLANTIC's historical
          balances...............................     --         --        --
     Less: Disposition...........................    (512)      (257)      --
                                                  -------    -------    ------
       Net adjustment to ATLANTIC's historical
        balances................................. $ 2,138    $   931    $  120
                                                  =======    =======    ======
   FOR THE YEAR ENDED DECEMBER 31, 1995:
     Group A properties.......................... $14,032    $ 6,398    $  159
     Group B properties..........................   9,662      4,395       887
     Group C properties..........................   5,876      3,043       480
     Other acquisitions in 1995..................   4,005      1,578       620
     Other acquisitions in 1996..................   4,917      2,110       --
                                                  -------    -------    ------
       Totals for the year.......................  38,492     17,524     2,146
     Less: Post acquisition amounts already in-
          cluded in ATLANTIC's historical bal-
          ances.................................. (10,338)    (4,142)     (583)
     Less: Dispositions..........................  (6,666)    (2,986)     (459)
                                                  -------    -------    ------
       Net adjustment to ATLANTIC's historical
        balances................................. $21,488    $10,396    $1,104
                                                  =======    =======    ======

- --------
(i) Includes property management fees and real estate taxes.

  The following analysis reconciles the audited information for the Group A properties, the Group B properties and the Group C properties to the amounts contained in the pro forma statements of earnings (in thousands):

                                              RENTAL
                                             EXPENSES,
                                             EXCLUDING
                               RENTAL        MORTGAGE      MORTGAGE
                               INCOME       INTEREST(I)    INTEREST
                               -------      -----------    --------
  Group A Properties: Audited
   results of operations for
   the year ended December 31,
   1994....................... $13,338        $6,330         $159
    Adjustment to reflect the
     results of operations of
     Group A properties for
     1995.....................     694(ii)        68(ii)      -- (ii)
                               -------        ------         ----
      Total 1995 Group A...... $14,032        $6,398         $159
                               =======        ======         ====
  Group B Properties: Audited
   results of operations for
   the nine months ended
   September 30, 1995......... $ 7,126        $3,298         $653
    Adjustment to reflect
     fourth quarter 1995
     results of operations of
     Group B properties.......   2,536(iii)    1,097(iii)     234(iii)
                               -------        ------         ----
      Total 1995 Group B...... $ 9,662        $4,395         $887
                               =======        ======         ====

                  SECURITY CAPITAL ATLANTIC INCORPORATED

                                                            RENTAL
                                                           EXPENSES,
                                                           EXCLUDING
                                                   RENTAL  MORTGAGE   MORTGAGE
                                                   INCOME INTEREST(I) INTEREST
                                                   ------ ----------- --------
   Group C Properties: Audited results of
    operations for the year ended December 31,
    1995.......................................... $5,876   $3,043     $ --
     Adjustment to reflect interest on mortgage
      debt assumed................................    --       --        480
                                                   ------   ------     -----
       Total 1995 Group C......................... $5,876   $3,043     $ 480
                                                   ======   ======     =====

- --------
(i) Includes property management fees and real estate taxes.
(ii) Represents incremental income and expense adjustments necessary to reconcile the 1994 audited results with the 1995 actual results.
(iii) Represents fourth quarter 1995 actual results which are added to the audited results for the nine months ended September 30, 1995. This adjustment is necessary to present twelve months of information for Group B properties.

  (g) Reflects pro forma interest expense for the three-month period ended March 31, 1996 on a $6 million mortgage note which bears interest at 8%. The mortgage note was assumed in connection with a property acquisition in April 1996.

  (h) Represents the removal of depreciation expense recognized on properties disposed of subsequent to December 31, 1994 which is included in ATLANTIC's historical balances.

  (i) Reflects depreciation expense for the three-month period ended March 31, 1996 for the properties acquired subsequent to March 31, 1996. This depreciation adjustment is based on ATLANTIC's purchase cost assuming asset lives of 10 to 40 years. Depreciation is computed using a straight-line method.

  (j) Reflects the additional REIT management fee that would have been incurred in the three-month period ended March 31, 1996 had the property acquisitions subsequent to March 31, 1996 occurred on January 1, 1995.

  (k) Reflects the difference for the year ended December 31, 1995 between historical make-ready expense and ATLANTIC's pro forma make-ready expense.

  (l) Reflects the difference for the year ended December 31, 1995 between historical property management fee expense and ATLANTIC's pro forma property management fee expense.

  (m) Reflects pro forma interest expense on mortgage notes payable assumed subsequent to December 31, 1994 as if these mortgages were assumed by ATLANTIC on January 1, 1995. The interest rates on the mortgage notes varies from 5.98% to 7.75%.

  (n) Reflects depreciation expense from January 1, 1995 through the acquisition date for all properties acquired subsequent to December 31, 1994 (depreciation expense after the date of acquisition is included in ATLANTIC's historical operating results). This depreciation adjustment is based on ATLANTIC's purchase cost assuming asset lives of 10 to 40 years. Depreciation is computed using a straight-line method.

  (o) Reflects the additional REIT management fee that would have been incurred in 1995 had the property acquisitions subsequent to December 31, 1994 all occurred on January 1, 1995.

  (p) The number of shares used in the calculation of the pro forma per share data was based on the weighted average number of common shares outstanding during the period adjusted to give effect to common shares assumed to have been issued on January 1, 1995 as necessary to complete the property acquisitions which are all assumed to have been financed with equity proceeds to the extent mortgage debt was not assumed.

  (q) Represents the reduction to interest expense resulting from the pro forma paydowns on the line of credit. The interest reduction is calculated using the average daily interest rate for the applicable period (7.61% for 1996 and 7.92% for 1995).

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group A Properties described in Note 1 for the year ended December 31, 1994. This combined Historical Summary is the responsibility of the Group A Properties management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group A Properties and is not intended to be a complete presentation of the income and expenses of the combined Group A Properties.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group A Properties for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

West Palm Beach, Florida
March 5, 1996

                     SECURITY CAPITAL ATLANTIC INCORPORATED
                               GROUP A PROPERTIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

  YEAR ENDED DECEMBER 31, 1994 AND THE PERIOD FROM JANUARY 1, 1995 THROUGH THE
                EARLIER OF JUNE 30, 1995 OR DATE OF ACQUISITION

                                                                        1995
                                                            1994     (UNAUDITED)
                                                         ----------- -----------
Gross income:
  Rental................................................ $12,951,378 $6,432,457
  Other.................................................     387,073    128,010
                                                         ----------- ----------
    Total gross income..................................  13,338,451  6,560,467
                                                         ----------- ----------
Direct operating expenses:
  Utilities and other property operating expenses.......   3,051,955  1,629,333
  Real estate taxes.....................................   1,255,172    589,640
  Repairs and maintenance...............................     997,451    573,832
  Management fees.......................................     601,533    334,262
  Interest on certain obligations assumed...............     159,253     79,905
  Advertising...........................................     217,925     93,086
  Insurance.............................................     205,648    108,550
                                                         ----------- ----------
    Total direct operating expenses.....................   6,488,937  3,408,608
                                                         ----------- ----------
Excess of gross income over direct operating expenses... $ 6,849,514 $3,151,859
                                                         =========== ==========


                            See accompanying notes.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP A PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

 YEAR ENDED DECEMBER 31, 1994 AND THE PERIOD FROM JANUARY 1, 1995 THROUGH THE
                EARLIER OF JUNE 30, 1995 OR DATE OF ACQUISITION

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) for the year ended December 31, 1994 and the Period from January 1, 1995 through the earlier of June 30, 1995 or the date Security Capital Atlantic Incorporated (the "Company") acquired the property (the Date of Acquisition) relates to the operations of the following Group A Properties which were acquired from unaffiliated parties by the Company between April 1, 1995 and September 30, 1995:

      DATE OF ACQUISITION        PROPERTY NAME               LOCATION         ACQUISITION COST
      -------------------   ------------------------ ------------------------ ----------------
                                                                                 (IN 000'S)
      April 28,
       1995                 Enclave at Brentwood     Nashville, Tennessee         $15,110
      July 20,
       1995                 Trails at Meadowlakes    West Palm Beach, Florida       8,578
      July 20,
       1995                 Country Place Village I  Tampa, Florida                 3,786
      July 20,
       1995                 Country Place Village II Tampa, Florida                 4,302
      July 20,
       1995                 Kingston Village         Orlando, Florida               5,849
      July 20,
       1995                 Cypress Lakes            Fort Lauderdale, Florida       8,186
      July 20,              Cameron Villas II        Orlando, Florida               1,709
       1995                  (formerly Cedar Bay
                             Village)
      August 1,
       1995                 WintersCreek             Atlanta, Georgia               7,567
      September
       1, 1995              Woodlands I & II         Atlanta, Georgia              25,256

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group A Properties for the year ended December 31, 1994 and the Period from January 1, 1995 through the earlier of June 30, 1995 or Date of Acquisition, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not directly related to the future operations of the Group A Properties have been excluded. These costs are not considered to be direct operating expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rental income from leasing activities consist of lease payments earned from tenants under lease agreements with terms of one year or less.

 Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

 Advertising Expense

  The cost of advertising is expensed as incurred.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP A PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
               INCOME AND DIRECT OPERATING EXPENSES--(CONTINUED)

 Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

 Unaudited Interim Historical Summary

  The combined historical summary of gross income and direct operating expenses for the period from January 1, 1995 through the earlier of June 30, 1995 or the Date of Acquisition is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such combined historical summary have been included. The results of operations for the period are not necessarily indicative of the Group A Properties future results of operations.

3. RELATED PARTY TRANSACTIONS

  Management fees of $601,533 and $334,262 (unaudited) were paid to affiliates of the prior owners under property management contracts in 1994 and 1995, respectively.

4. DEBT ASSUMPTION

  The Company assumed outstanding debt in connection with the acquisition of Country Place Village I and WintersCreek.

 Country Place Village I

  A 7.75% mortgage note with an outstanding balance of $2,051,078 at July 20, 1995 (the date of acquisition) was assumed by the Company. The note, which is secured by the property, matures on November 1, 2000. The mortgage note provides for monthly principal and interest payments of $15,862 through maturity and for a balloon payment of $1,844,613 at maturity.

  The mortgage note had an outstanding balance of $2,068,822 at December 31, 1994 and $2,051,078 (unaudited) at June 30, 1995. The Company's assumption of this mortgage note did not provide for any modification to the original terms, therefore, interest expense incurred prior to the Company's assumption is representative of future interest expense. Accordingly, interest expense of $159,253 for 1994 and $79,905 (unaudited) for 1995 is recognized in the accompanying combined Historical Summary.

 WintersCreek

  A variable rate mortgage note securing a $5,000,000 tax-exempt bond issue was assumed by the Company in connection with the acquisition of WintersCreek on August 1, 1995. The mortgage note, which is secured by the property, provides for monthly interest payments at the variable rate with the principal amount of the bonds due at maturity on October 1, 2004.

  Subsequent to the debt assumption, the Company obtained a swap agreement which provides for interest payments on a fixed rate. On a continuing basis, the interest expense incurred will differ from the amounts incurred prior to the Company's assumption of the debt. Accordingly, no interest expense is recognized in the accompanying combined Historical Summary.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group B Properties described in Note 1 for the period from January 1, 1995 through September 30, 1995. This combined Historical Summary is the responsibility of the Group B Properties' management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group B Properties and is not intended to be a complete presentation of the income and expenses of the combined Group B Properties.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group B Properties for the period from January 1, 1995 through September 30, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

West Palm Beach, Florida
March 5, 1996

                     SECURITY CAPITAL ATLANTIC INCORPORATED
                               GROUP B PROPERTIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

                          PERIOD FROM JANUARY 1, 1995
                           THROUGH SEPTEMBER 30, 1995

Gross income:
  Rental............................................................ $6,825,589
  Other.............................................................    300,734
                                                                     ----------
    Total gross income..............................................  7,126,323
                                                                     ----------
Direct operating expenses:
  Utilities and other property operating expenses...................  1,685,757
  Real estate taxes.................................................    503,766
  Repairs and maintenance...........................................    582,710
  Management fees...................................................    283,974
  Interest on certain obligations assumed...........................    652,500
  Advertising.......................................................    157,178
  Insurance.........................................................     84,802
                                                                     ----------
    Total direct operating expenses.................................  3,950,687
                                                                     ----------
Excess of gross income over direct operating expenses............... $3,175,636
                                                                     ==========


                            See accompanying notes.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP B PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

            PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 30, 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) for the period from January 1, 1995 to September 30, 1995, relates to the operations of the following Group B Properties which were acquired from unaffiliated parties by Security Capital Atlantic Incorporated (the Company) between October 1, 1995 and December 31, 1995:

      ACQUISITION DATE    PROPERTY NAME       LOCATION     ACQUISITION COST
      -----------------  ---------------- ---------------- ----------------
                                                              (IN 000S)
      November 9, 1995   Azalea Park      Atlanta, Georgia     $24,793
      December 12, 1995  Cameron Place    Atlanta, Georgia       7,496
      December 12, 1995  Cameron Forest   Atlanta, Georgia       5,892
      December 15, 1995  Sheffield Forest Washington,D.C.       15,128
      December 19, 1995  Cameron Station  Atlanta, Georgia      15,584

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration Statement on Form S-11 of the Company. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group B Properties for the period from January 1, 1995 through September 30, 1995, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not directly related to the future operations of the Group B Properties have been excluded. These costs are not considered to be direct operating expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rental income from leasing activities consist of lease payments earned from tenants under lease agreements with terms of one year or less.

 Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

 Advertising Expense

  The cost of advertising is expensed as incurred.

 Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP B PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
               INCOME AND DIRECT OPERATING EXPENSES--(CONTINUED)

3. RELATED PARTY TRANSACTIONS

  Management fees of $283,974 were paid to affiliates of the prior owners under property management contracts.

4. DEBT ASSUMPTION

  The Company assumed outstanding debt in connection with the acquisition of Cameron Station and Azalea Park.

 Cameron Station

  A 6% fixed rate mortgage note securing a $14,500,000 tax-exempt bond issue was assumed by the Company in connection with the acquisition of Cameron Station on December 19, 1995. The mortgage note, which is secured by the property, provides for monthly interest payments with the amount of the bonds due at maturity on June 1, 2007.

  The Company's assumption of this mortgage note did not provide for any modification to the original terms, therefore, interest expense incurred prior to the Company's assumption is representative of future interest expense. Accordingly, interest expense of $652,500 is recognized in the accompanying combined Historical Summary.

 Azalea Park

  A 12.76% mortgage note securing a $15,500,000 tax-exempt bond issue was assumed by the Company in connection with the acquisition of Azalea Park on November 9, 1995. The mortgage note, which is secured by the property, provides for monthly interest payments with the principal amount of the bonds due at maturity on February 1, 2008.

  The Company intends to include this bond issue in its existing credit enhancement agreement which will result in a reduction to the 12.76% interest rate. On a continuing basis, the interest expense incurred will differ from the amounts incurred prior to the Company's assumption of the debt. Accordingly, no interest expense is recognized in the accompanying combined Historical Summary.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group C Properties described in Note 1 for the year ended December 31, 1995. This combined Historical Summary is the responsibility of the Group C Properties' management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group C Properties and is not intended to be a complete presentation of the income and expenses of the combined Group C Properties.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group C Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

West Palm Beach, Florida
April 26, 1996

                     SECURITY CAPITAL ATLANTIC INCORPORATED
                               GROUP C PROPERTIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

                          YEAR ENDED DECEMBER 31, 1995

      Gross income:
        Rental...................................................... $5,760,923
        Other.......................................................    114,949
                                                                     ----------
          Total gross income........................................  5,875,872
                                                                     ----------
      Direct operating expenses:
        Utilities and other property operating expenses.............  1,279,237
        Real estate taxes...........................................    615,907
        Repairs and maintenance.....................................    783,851
        Management fees.............................................    228,903
        Advertising.................................................     88,289
        Insurance...................................................     47,163
                                                                     ----------
          Total direct operating expenses...........................  3,043,350
                                                                     ----------
      Excess of gross income over direct operating expenses......... $2,832,522
                                                                     ==========


                            See accompanying notes.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP C PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

                               DECEMBER 31, 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) for the year ended December 31, 1995, relates to the operations of the following Group C Properties which were acquired from unaffiliated parties by Security Capital Atlantic Incorporated (the Company) between January 1, 1996 and April 29, 1996:

      ACQUISITION DATE        PROPERTY NAME                LOCATION          ACQUISITION COST
      ----------------   ------------------------ -------------------------- ----------------
                                                                                (IN 000S)
      April                                       Charlotte, North Carolina      $ 8,000
       10,               Cameron at Hickory Grove
       1996               (formerly Esprit)
      April                                       Coral Springs, Florida          14,355
       22,               Park Place at Turtle Run
       1996               (formerly Park Place)
      April
       22,
       1996              Paces Court              Greenville, South Carolina      11,007

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of the Company. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group C Properties for the year ended December 31, 1995, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not directly related to the future operations of the Group C Properties have been excluded. These costs are not considered to be direct operating expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

  Rental income from leasing activities consist of lease payments earned from tenants under lease agreements with terms of one year or less.

Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

Advertising Expense

  The cost of advertising is expensed as incurred.

Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              GROUP C PROPERTIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
               INCOME AND DIRECT OPERATING EXPENSES--(CONCLUDED)

3. RELATED PARTY TRANSACTIONS

  Management fees of $228,903 were paid to affiliates of the prior owners under property management contracts.

4. DEBT ASSUMPTION

  During 1995, the Cameron at Hickory Grove Apartments secured an 8.75%, interest-only mortgage note with a balance of $6,660,000. The Company assumed this mortgage note on April 10, 1996 in connection with the acquisition of the property. Substantial modifications in the terms of the note were made prior to the assumption by the Company. Therefore, on a continuing basis, the interest expense incurred will differ from the amounts incurred prior to the Company's assumption of the debt. Accordingly, no interest expense is recognized in the accompanying combined Historical Summary.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED AUGUST 6, 1996

                      HOMESTEAD VILLAGE INCORPORATED

                                   PROSPECTUS

                                  -----------

  This Prospectus is a part of the Proxy Statement and Prospectus of Security Capital Pacific Trust ("PTR") and the Information Statement and Prospectus of Security Capital Atlantic Incorporated ("ATLANTIC") to which this Prospectus is attached. This Prospectus also constitutes part of the Prospectus of Homestead Village Incorporated ("Homestead") in connection with the distribution (the "Distribution") by PTR and ATLANTIC of all of the shares of Common Stock, $0.01 par value per share, of Homestead (the "Homestead Common Stock"), and warrants to purchase shares of Homestead Common Stock (the "Homestead Warrants" and, together with the Homestead Common Stock, the "Homestead Securities") owned by them. The Distribution will result in all of the Homestead Securities issuable to PTR and ATLANTIC in connection with the Transaction (as hereafter defined) being distributed to holders of PTR common shares of beneficial interest, $1.00 par value per share (the "PTR Common Shares"), and holders of shares of ATLANTIC common stock, $0.01 par value per share (the "ATLANTIC Common Stock"), as of the record date to be established for the Distribution (the "Distribution Record Date").

  There has been no public trading market for the shares of Homestead Common Stock or the Homestead Warrants. Homestead has applied for listing of the Homestead Common Stock and the Homestead Warrants on the American Stock Exchange, although no assurance can be given that such application will be approved.

  SEE "RISK FACTORS" AT PAGE A-8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF HOMESTEAD SECURITIES.

                                  -----------

THE SECURITIES TO BE ISSUED PURSUANT  TO THIS PROSPECTUS HAVE NOT BEEN APPROVED
 OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
  STATE SECURITIES  COMMISSION PASSED  UPON THE ACCURACY  OR ADEQUACY  OF THE
   PTR PROXY STATEMENT AND PROSPECTUS  OR THE ATLANTIC INFORMATION STATEMENT
   AND   PROSPECTUS  (OF   WHICH  THIS   PROSPECTUS  FORMS   A  PART).   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE ATTORNEY  GENERAL  OF THE  STATE OF  NEW YORK  HAS NOT  PASSED  ON OR
      ENDORSED   THE  MERITS   OF  THIS   OFFERING.  ANY   REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                                  -----------

              The date of this Prospectus is August   , 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................   A-2
RISK FACTORS..............................................................   A-8
  Significant Influence of Principal Shareholder..........................   A-8
  Limited Operating History...............................................   A-8
  Risks of Borrowing......................................................   A-8
  General Real Estate Investment Risks....................................   A-9
  Development Risks.......................................................   A-9
  Risks Associated with Rapid Growth......................................   A-9
  Risks Associated with the Lodging Industry..............................   A-9
  Competition in the Lodging Industry.....................................  A-10
  Need for Additional Capital.............................................  A-10
  Impact of Environmental Regulations.....................................  A-10
  Government Regulation and Compliance with Americans with Disabilities
   Act....................................................................  A-11
  Losses in Excess of Insurance Coverage..................................  A-11
  Reliance on Key Personnel...............................................  A-11
  Limitations on Changes in Control.......................................  A-12
  Absence of Prior Public Market..........................................  A-13
  Shares Eligible for Future Sale.........................................  A-13
  Absence of Dividends....................................................  A-13
DIVIDEND POLICY...........................................................  A-13
CAPITALIZATION............................................................  A-14
HOMESTEAD PRO FORMA SELECTED FINANCIAL INFORMATION........................  A-15
PTR-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION................  A-17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF PTR-HOMESTEAD VILLAGE GROUP................................  A-18
  Overview................................................................  A-18
  Environmental Matters...................................................  A-18
  Liquidity and Capital Resources.........................................  A-18
  Results of Operations...................................................  A-18
ATLANTIC-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION...........  A-20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF ATLANTIC-HOMESTEAD VILLAGE GROUP...........................  A-21
  Overview................................................................  A-21
  Environmental Matters...................................................  A-21
  Liquidity and Capital Resources.........................................  A-21
  Results of Operations...................................................  A-21
SCG-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION................  A-22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF SCG-HOMESTEAD VILLAGE GROUP................................  A-23
  Overview................................................................  A-23
  Liquidity and Capital Resources.........................................  A-23
  Results of Operations...................................................  A-23

                                                                            PAGE
                                                                            ----
BUSINESS................................................................... A-24
  Objectives............................................................... A-24
  History.................................................................. A-25
  The Facilities........................................................... A-26
  Growth and Development Strategy.......................................... A-27
  Operating Strategy....................................................... A-27
  Homestead Village Properties............................................. A-28
  Administrative Services Agreement........................................ A-28
  Industry Overview........................................................ A-29
  Competition.............................................................. A-30
  Environmental Matters.................................................... A-31
  Governmental Regulation.................................................. A-31
  Trademarks............................................................... A-32
  Insurance................................................................ A-32
  Employees................................................................ A-32
  Legal Proceedings........................................................ A-32
MANAGEMENT................................................................. A-32
  Directors and Executive Officers......................................... A-32
  Other Officers of Homestead.............................................. A-33
  Management Philosophy.................................................... A-35
  Committee of the Board................................................... A-36
  Management Compensation.................................................. A-36
  Long-Term Incentive Plan................................................. A-37
  Outside Directors Plan................................................... A-38
RELATIONSHIP WITH SECURITY CAPITAL GROUP INCORPORATED...................... A-38
CERTAIN RELATIONSHIPS AND TRANSACTIONS..................................... A-39
  Protection of Business Agreement......................................... A-39
  SCG Investor Agreement................................................... A-40
  Funding Commitment Agreements............................................ A-40
  ATLANTIC and PTR Investor Agreements..................................... A-41
  Escrow Agreement......................................................... A-41
  Finder's Agreements...................................................... A-42
PRINCIPAL SHAREHOLDERS..................................................... A-43
DESCRIPTION OF HOMESTEAD SECURITIES........................................ A-44
  General.................................................................. A-44
  Homestead Common Stock................................................... A-44
  Preferred Stock.......................................................... A-45
  Purchase Rights.......................................................... A-45
  Homestead Warrants....................................................... A-47
  Convertible Mortgage Notes............................................... A-49
CERTAIN PROVISIONS OF MARYLAND LAW AND OF HOMESTEAD'S CHARTER AND BYLAWS... A-50
  Classification of the Homestead Board.................................... A-50
  Business Combinations.................................................... A-50
  Control Share Acquisitions............................................... A-51
  Advance Notice Provisions................................................ A-51
SHARES AVAILABLE FOR FUTURE SALE........................................... A-52
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS................................. A-52
ADDITIONAL INFORMATION..................................................... A-53
LEGAL MATTERS.............................................................. A-53
INDEX TO HOMESTEAD FINANCIAL STATEMENTS....................................  F-1

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in either the PTR Proxy Statement and Prospectus (or incorporated therein by reference), including this Prospectus or the ATLANTIC Information Statement and Prospectus, including this Prospectus. Shareholders are urged to review the entire PTR Proxy Statement and Prospectus or the ATLANTIC Information Statement and Prospectus, as applicable, this Prospectus and the Annexes thereto, and the documents, if any, incorporated therein by reference. All references to Homestead Village Incorporated's operations include PTR, ATLANTIC and Security Capital Group Incorporated ("SCG") operations with respect to Homestead Village(R) properties. Homestead Village(R) is a registered trademark of SCG, which will be assigned to Homestead as a part of the Transaction. The term "Homestead Village" as used herein shall include a reference to such registered trademark.

                      HOMESTEAD VILLAGE INCORPORATED

  The first Homestead Village property was opened in 1992 by PTR. Since then PTR has developed and placed into operation 27 additional Homestead Village properties and ATLANTIC has developed and placed into operation one Homestead Village property. Homestead was organized in January 1996 to continue the operations of PTR, ATLANTIC and SCG with respect to their respective moderate priced, extended-stay lodging facilities. Homestead will develop, own and manage moderate priced, extended-stay lodging facilities designed to appeal to value-conscious customers on temporary assignment, undergoing relocation or in training. PTR's stabilized Homestead Village facilities have produced annual returns (based on funds from operations over actual investment cost) in excess of 14% for 1994 and 1995. No assurance can be given that Homestead will be able to achieve or sustain such returns in the future.

  The objective of Homestead is to be the preeminent developer, owner and national operator focused on the moderate priced, extended-stay lodging business. Homestead expects to achieve this objective by:

  . participating in high growth markets;

  . exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  Homestead currently operates 29 facilities, has begun construction of 12 additional facilities and has an additional 39 properties in pre-development planning. The term "in pre-development planning" means developments owned or under control (land which is under control through contingent contract) with construction anticipated to commence within 12 months. Homestead's facilities are designed and built to uniform plans developed by Homestead. Homestead expects to have a total of 31 facilities operational and 41 facilities under construction by the end of 1996 and plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and take approximately eight to ten months to construct.

  The average length of stay for a customer is in excess of four weeks. For the quarter ended March 31, 1996, average physical occupancy and average weekly rate for 17 stabilized properties was 87% and $217 per week, respectively, and, for the same quarter, average physical occupancy and average weekly rate for seven pre-stabilized properties was 59% and $217 per week, respectively. Homestead categorizes its operating properties (which include all properties not under construction or in pre-development planning) as either "stabilized" or "pre-stabilized." The term "stabilized" means that construction has been completed and management and marketing programs have been in place for a sufficient period of time (but in no event longer than 12 months) to achieve an 80% occupancy level for five consecutive weeks at market rates. Prior to being "stabilized," an operating property is considered to be "pre-stabilized." All operating properties have been newly developed by Homestead.

  Homestead believes that it is distinguished from its competitors in the moderate priced, extended-stay lodging business in several respects.

  . Homestead has been developing and operating moderate priced, extended-stay facilities since 1992. It has in place a staff of 66 professionals who have substantial experience in the real estate and lodging industries and has 318 site-level employees. Most of these individuals were previously employed by affiliates of SCG which operated and managed the Homestead Village properties on behalf of PTR and ATLANTIC in similar capacities to those they will have with Homestead.

  . Homestead currently operates 29 facilities in eight cities and will operate nationally. It expects to have 31 facilities in eight cities operating by the end of 1996.

  . Homestead has access to substantial financing through (i) the Funding
    Commitment Agreements with PTR and ATLANTIC (described herein), under which PTR and ATLANTIC have agreed to provide funding of $129 million and $111 million, respectively, and to receive convertible mortgage notes of $144 million and $98 million, respectively, in respect thereof and (ii) the Investor Agreement with SCG (described herein) under which SCG has agreed to exercise upon notice from Homestead all of the Homestead Warrants it will receive directly and indirectly as part of the Transaction with an aggregate exercise price of approximately $51 million. This access to capital should provide Homestead with sufficient capital to fund its national development program through mid-1997 without having to seek additional external financing.

  . Homestead is affiliated with SCG, which will be the principal shareholder of Homestead and will be entitled to representation on the board of directors of Homestead (the "Homestead Board"). Homestead will be self-managed but will have access to various services which SCG offers to its real estate affiliates. These and other services will be available to Homestead under an Administrative Services Agreement (described herein). See "Business--Administrative Services Agreement." Homestead believes that it can purchase these services from SCG at a price which would be less expensive than hiring the necessary personnel to perform these services, and that the level of services SCG can provide would be higher than Homestead could provide internally due to SCG's large, experienced staff and economies of scale.

  Homestead was formed in 1996 as a Maryland corporation and will operate as a Subchapter C corporation. Its executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501 and its telephone number is (505) 982-9292.

                                THE TRANSACTION

  Assuming that the requisite PTR and ATLANTIC shareholder vote is received and that all other conditions to the Merger and Distribution Agreement, dated as of May 21, 1996 (the "Merger Agreement" and, collectively with all of the transactions contemplated thereby and the Distribution, the "Transaction"), among PTR, ATLANTIC, SCG and Homestead, have been satisfied or waived, each of PTR, ATLANTIC and SCG will contribute, through a series of merger transactions (the "Mergers"), all of their respective assets related to Homestead Village properties in return for shares of Homestead Common Stock as follows:

  . PTR will contribute 54 properties (or the rights to acquire such properties) to Homestead in exchange for 9,485,727 shares of Homestead Common Stock.

  . ATLANTIC will contribute 26 properties (or the rights to acquire such properties) to Homestead in exchange for 4,201,220 shares of Homestead Common Stock. Pursuant to the Merger Agreement, ATLANTIC will provide an estimated cash payment of $18.6 million to Homestead at the date of the closing of the Mergers (the "Closing Date"). This payment is required because ATLANTIC's Homestead Village properties are in earlier stages of development than PTR's Homestead Village properties, therefore ATLANTIC has not funded the same percentage of total costs as PTR. This payment also assures that ATLANTIC receives all of its shares of Homestead Common Stock at the Closing Date rather than being received in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC.

  . SCG will contribute to Homestead its anticipated future cash flows from the PTR and ATLANTIC real estate investment trust ("REIT") management agreements and property management agreements relating to the Homestead Village properties in exchange for 4,062,788 shares of Homestead Common Stock of which 2,243,038 shares which will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements. In addition, SCG will contribute the Homestead Village trademark and the operating system. No separate consideration was attributed to the Homestead Village trademark or the operating system, as the trademark and the operating system would be necessary to achieve the anticipated fees. There are additional Homestead Village facilities which are in early stages of planning, but which are not owned or under control and are not included in the 80 facilities which will be contributed in the Transaction, and are being planned and developed outside the target markets of PTR or ATLANTIC by SCG with its own funds. SCG will contribute the rights to certain properties to Homestead for no additional consideration.

  . Simultaneous with the transactions described above, PTR and ATLANTIC will receive 6,363,789 and 2,818,517 Homestead Warrants, respectively, in exchange for their entering into the Funding Commitment Agreements. Each Homestead Warrant is exercisable at $10.00 per share and expires one year after the Distribution Record Date.

  . Pursuant to the applicable Funding Commitment Agreement, PTR and ATLANTIC have agreed to provide funding of $129 million and $111 million, respectively, and to receive convertible mortgage notes in respect thereof. These notes will have a term of approximately ten years, bear interest at 9% per year, will not be callable for five years and will be convertible into shares of Homestead Common Stock after March 31, 1997 on the basis of one share of Homestead Common Stock for every $11.50 of principal amount outstanding, subject to adjustment. The PTR mortgage loans and ATLANTIC mortgage loans will be used to finance the acquisition and development properties contributed by PTR and ATLANTIC, respectively. In addition, PTR subsidiaries currently have $77,289,000 in convertible mortgage loans with PTR which will be assumed by Homestead at the Closing Date. These loans have substantially the same terms as the mortgage loans described above. If all such mortgage loans were made and converted, an additional 19,246,402 and 8,524,215 shares of Homestead Common Stock would be issued to PTR and ATLANTIC, respectively.

  . SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year.

  . The relative percentage ownership interests of PTR, ATLANTIC and SCG in Homestead, giving effect to the issuance of the Homestead Common Stock at the Closing Date, the exercise of all Homestead Warrants and the conversion of all mortgage loans outstanding and which could be made under the Funding Commitment Agreements, would be 63.21%, 28.00% and 8.79%, respectively (before giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC). These percentages are different than the relative percentage ownership interests described elsewhere because the convertible mortgage loans issuable to PTR and ATLANTIC have a conversion price of $11.50 per share rather than the $10.00 per share used in calculating the original issuance of the Homestead Common Stock.

  . After giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC, the exercise of all Homestead Warrants, the release of all shares of Homestead Common Stock to SCG from escrow and the conversion of all mortgage loans and the subsequent distribution of the Homestead Common Stock issuable upon such conversion to the shareholders of PTR and ATLANTIC, SCG would own approximately 50.6% of the outstanding Homestead Common Stock.

                                THE DISTRIBUTION

  The shares of Homestead Common Stock and Homestead Warrants being distributed hereby are being issued in connection with the Distribution by PTR and ATLANTIC of all of the Homestead Securities owned by them to their respective shareholders. Set forth below is a summary of the number of shares of Homestead Common Stock and Homestead Warrants being issued in connection with the Transaction.

Homestead Common Stock..................................... 17,749,735 shares(1)
Homestead Warrants......................................... 10,000,000 warrants
Fully Exercised and Converted(2)........................... 55,520,352 shares

- --------
(1) Including the 2,243,038 shares held in escrow.
(2) Assumes the exercise of all 10,000,000 Homestead Warrants and conversion of the outstanding $77,289,000 principal amount of convertible mortgage loans and $242,073,091 principal amount of convertible mortgage loans issuable pursuant to the Funding Commitment Agreements.

               HOMESTEAD PRO FORMA SUMMARY FINANCIAL INFORMATION

  The following table sets forth certain unaudited selected pro forma condensed consolidated financial information for Homestead after giving effect to the Transaction, as if it had been consummated, with respect to statements of operations data, as of January 1, 1995, or, with respect to balance sheet data, as of the date presented. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the historical balance sheet and the notes thereto and unaudited pro forma condensed consolidated financial data and the notes thereto appearing elsewhere in this Prospectus. The unaudited selected pro forma condensed consolidated financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Transaction had been effected at the dates indicated or of the financial position or results of operations which may be obtained in the future. See "Homestead Pro Forma Selected Financial Information" and "Homestead Pro Forma Financial Statements."

                                                              PRO FORMA
                                                      --------------------------
                                                      THREE MONTHS
                                                         ENDED       YEAR ENDED
                                                       MARCH 31,    DECEMBER 31,
                                                          1996          1995
                                                      ------------  ------------
                                                       (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Room Revenue....................................... $     6,753   $    18,337
  Total Revenue......................................       6,874        18,721
  Property Operating Expenses(1).....................       2,946         7,600
  Corporate Operating Expenses.......................       2,000         6,188
  Depreciation and Amortization......................       1,112         5,241
  Net (Loss).........................................         (88)       (3,755)
                                                       PRO FORMA
                                                       MARCH 31,
                                                          1996
                                                      ------------
                                                      (DOLLARS IN
                                                       THOUSANDS)
FINANCIAL POSITION:
  Property and Equipment, net........................ $   156,988
  Total Assets.......................................     238,270
  Convertible Mortgage Notes Payable.................      51,563
  Total Liabilities..................................      59,766
  Shareholders' Equity...............................     178,504
  Common Stock Outstanding(2)........................  17,749,735
                                                              PRO FORMA
                                                      --------------------------
                                                      THREE MONTHS
                                                         ENDED       YEAR ENDED
                                                       MARCH 31,    DECEMBER 31,
                                                          1996          1995
                                                      ------------  ------------
                                                       (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net Income (Loss).................................. $     (.003)  $     (.116)
  Net Book Value.....................................        5.54           N/A
  Weighted Average Number of Shares of Homestead
   Common Stock Outstanding(3).......................  32,233,474    32,233,474
OTHER DATA:
  EBITDA(4).......................................... $     1,928   $     4,933
  Cash Provided by (used in):
    Operating Activities.............................        (329)          924
    Investing Activities.............................     (23,791)      (52,468)
    Financing Activities.............................      25,302        53,001

- --------

(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, property taxes, insurance, maintenance and supply costs.

(2) On a pro forma basis, this includes 2,422,002 shares held in escrow pending the resolution of the funding contingency:

   Total shares to be issued to SCG................................  4,062,788
   Pro forma shares to be issued at the Closing Date (see Note (h)
    to the Homestead pro forma financial statements)............... (1,640,786)
                                                                    ----------
     Pro forma shares to be held in escrow.........................  2,422,002
                                                                    ==========

(3) The weighted average shares of Homestead Common Stock outstanding equals the sum of 17,749,735 shares outstanding, 10,000,000 shares of Homestead Common Stock equivalents related to the Homestead Warrants and 4,483,739 shares of Homestead Common Stock equivalents related to the convertible mortgage notes payable.

(4) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. Homestead has included EBITDA herein because Homestead believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                                 RISK FACTORS

  Holders of Homestead Securities should consider carefully the specific factors set forth below as well as the other information contained in either the PTR Proxy Statement and Prospectus or the ATLANTIC Information Statement and Prospectus, as appropriate, including this Prospectus.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of August 1, 1996, SCG beneficially owned approximately 37.8% of the issued and outstanding PTR Common Shares and 64.1% of the issued and outstanding shares of ATLANTIC Common Stock. Immediately after completion of the Mergers, SCG is expected to beneficially own 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares of Homestead Common Stock which will be held in escrow and released to SCG as funding is made by ATLANTIC and PTR under their Funding Commitment Agreements. See "Certain Relationships and Transactions--Escrow Agreement." As a result of the distribution by PTR and ATLANTIC to their respective shareholders, SCG expects to beneficially own an additional 3,588,965 and 2,693,842 shares of Homestead Common Stock, respectively, for a total of 8,102,557 shares of Homestead Common Stock or approximately 45.6% of the outstanding shares of Homestead Common Stock. Through its beneficial ownership of Homestead Common Stock, it is expected that SCG will control 45.6% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan." SCG will also own Homestead Warrants to acquire an additional 5,032,707 shares of Homestead Common Stock, which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 57.7%. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. In addition, pursuant to an Investor Agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to Investor Agreements with PTR and ATLANTIC, each of PTR and ATLANTIC will have the right to nominate one director to the Homestead Board. See "Certain Relationships and Transactions--PTR and ATLANTIC Investor Agreements" and "--SCG Investor Agreement."

LIMITED OPERATING HISTORY

  Although the first Homestead Village property was opened in 1992, Homestead has a limited operating history as a separate entity upon which investors may evaluate Homestead's performance. In addition, Homestead has no operating history except during the recent economic expansion. There can be no assurance that Homestead will be profitable in the future.

RISKS OF BORROWING

  As of the Closing Date, Homestead will assume approximately $77 million of indebtedness secured by convertible mortgages on Homestead's properties and various accounts and other assets. Homestead will incur additional debt (including up to approximately $242 million of additional convertible mortgages from PTR and ATLANTIC) from time to time, including construction loans to finance the construction of extended-stay lodging facilities and future acquisitions of land for development. The obligations under the mortgage loans with PTR and ATLANTIC and the terms thereof, including the maturity date and interest rate, have been fixed as of the date of the Merger Agreement. There can be no assurance that Homestead could not obtain better terms for such mortgage loans, if the terms were to be determined on the date a mortgage loan is made to Homestead. In addition, leverage increases the risks to Homestead of any variations in its results of operations, construction cost overruns, or any other factors affecting its cash flow or liquidity. In addition, Homestead's interest costs could increase as the result of general market increases in interest rates because Homestead expects to enter into a revolving credit facility which will bear interest at floating rates.

GENERAL REAL ESTATE INVESTMENT RISKS

  Real property investments are subject to varying degrees of risk. Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of extended-stay properties or a reduction in rental demand in an area), the quality and philosophy of management, competition from other available extended-stay properties, the ability of the owner to provide adequate maintenance and insurance and to control operating costs. Although Homestead seeks to minimize these risks through its market research and asset management capabilities, these risks cannot be eliminated entirely. Real estate cash flows and values are also affected by such factors as government regulations, including zoning and tax laws, interest rate levels, the availability of financing and potential liability under, and changes in, environmental and other laws.

  Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of Homestead to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity investments (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments. There can be no assurance that Homestead will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of Homestead's investment.

DEVELOPMENT RISKS

  Homestead intends to grow by developing additional company-owned moderate priced, extended-stay lodging facilities. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue or profitability levels once opened, the risk of competition for suitable development sites from competitors which have greater financial resources than Homestead, the risks of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the Americans with Disabilities Act of 1990 (the "ADA")), and general economic and business conditions. Although Homestead intends to manage development to reduce such risks, there can be no assurance that present or future developments will perform in accordance with Homestead's expectations. At August 1, 1996, Homestead had 12 facilities under construction, expects to have 41 facilities under construction at the end of 1996 and plans to continue an active development program thereafter. All construction will be performed by third party general contractors overseen by Homestead's development group. Under the Funding Commitment Agreements with PTR and ATLANTIC, if there are cost overruns Homestead must complete the development of each property funded by PTR or ATLANTIC consistent with the development plans for such project with its own funds. There can be no assurance, however, that Homestead will complete the development and construction of the facilities, or that any such developments will be completed in a timely manner or within budget.

RISKS ASSOCIATED WITH RAPID GROWTH

  Homestead's rapid development plans will require the implementation of enhanced operational and financial systems and will require additional management, operational, and financial resources. For example, Homestead will be required to recruit and train property managers and other personnel for each new lodging facility as well as additional accounting personnel. There can be no assurance that Homestead will be able to manage its expanding operations effectively. The failure to implement such systems and add such resources on a cost-effective basis could have a material adverse effect on Homestead's results of operations and financial condition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  The moderate priced, extended-stay segment of the lodging industry, in which Homestead operates, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices, or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Homestead's principal assets will consist of real property, and real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenue and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. In addition, Homestead has no operating history except during the recent economic expansion. The ability of Homestead to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies, and the inability of Homestead to dispose of an investment when it finds disposition to be advantageous or necessary, will not have a material adverse impact on Homestead.

COMPETITION IN THE LODGING INDUSTRY

  There is no single competitor or small number of competitors of Homestead that is or are dominant in the moderate priced, extended-stay lodging market. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered, and quality of customer service. Homestead considers the reasonableness of its room rates, the location of its lodging facilities, and the services and the guest amenities provided by it to be among the most important factors in its business. Demographic or other changes in one or more of Homestead's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which Homestead's facilities compete, thereby adversely affecting Homestead's operations. There have been a number of recent announcements indicating that a substantial number of competitors intend to enter the moderate priced or economy extended-stay lodging market, which could adversely affect Homestead's business. See "Business--Competition."

NEED FOR ADDITIONAL CAPITAL

  PTR and ATLANTIC have agreed to make convertible mortgage loans to Homestead to develop the properties being contributed by them (see "Certain Relationships and Transactions--Funding Commitment Agreements") and SCG has agreed to exercise at the request of Homestead all of its Homestead Warrants which it will receive in the Transaction. Homestead anticipates that the proceeds from the loans and exercise of warrants will provide sufficient capital for its operations through mid-1997. Thereafter, Homestead may need to procure additional financing over time, the amount of which will depend on a number of factors including the number of properties Homestead constructs and the cash flow generated by its properties. If additional financing is needed, there can be no assurance regarding the availability or terms of such financing Homestead may be able to procure over time. Any future debt financings or issuances of preferred stock by Homestead will be senior to the rights of the holders of Homestead Common Stock, and any future issuances of Homestead Common Stock will result in the dilution of the then existing shareholders' proportionate equity interests in Homestead. Although Homestead is unable to quantify its needs for additional financing, such needs will depend upon a number of factors, including the pace of Homestead's development activities and its ability to generate cash from operations.

IMPACT OF ENVIRONMENTAL REGULATIONS

  Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation of such substances could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos containing materials into the air, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injuries associated with such materials, and prescribe specific methods for the removal and disposal of such materials. Homestead has not been notified by any governmental authority of any non-compliance, liability, or other claim in connection with any of the properties currently owned or being acquired, and Homestead is not aware of any environmental condition with respect to any of the properties, which is likely to be material. Homestead has subjected each of its properties to a Phase I environmental site assessment ("Phase I Survey") (which does not involve invasive procedures such as soil sampling or ground water analysis) by independent consultants. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is Homestead aware of, any environmental liability (including asbestos related liability) that management believes would have a material adverse effect on Homestead's business, financial condition or results of operations. No assurance can be given, however, that these assessments and investigations reveal all potential environmental liabilities, that no prior owner or operator created any material environmental condition not known to Homestead or the independent consultants or that future uses and conditions (including, without limitation, resident actions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities.

GOVERNMENT REGULATION AND COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  The lodging industry is subject to numerous federal, state and local government regulations including those relating to building and zoning requirements. Also, Homestead is subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely impact Homestead's results of operations or financial condition. In addition, in accordance with the provisions of the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While Homestead believes that its facilities are in compliance with these requirements, a determination that Homestead is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If Homestead were required to make substantial modifications at its facilities to comply with interpretations of the ADA or other changes in governmental rules and regulations, Homestead's financial condition and ability to develop new facilities could be materially adversely affected.

LOSSES IN EXCESS OF INSURANCE COVERAGE

  Homestead intends to maintain comprehensive insurance on each of its properties, including liability, fire, and extended coverage, in the types and amounts customarily obtained by an owner and operator in Homestead's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes, and floods, that may be uninsurable or not economically insurable. Homestead uses its discretion in determining amounts, coverage limits, and deductibility provisions of insurance, with a view to obtaining appropriate insurance on Homestead's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of Homestead's lost investment and the insurance proceeds received by Homestead might not be adequate to restore its economic position with respect to such property.

RELIANCE ON KEY PERSONNEL

  Homestead's success will depend to a significant extent upon the efforts and abilities of its senior management and key employees, particularly David C. Dressler, Jr., Chairman and President, John Patterson and Donald Schultz, each a Senior Vice President, and, Gary DeLapp, a Vice President. The loss of the services of any of these individuals could have a material adverse effect upon Homestead. See "Management--Directors and Officers." Homestead does not have employment or consulting agreements with any of its officers nor does it carry key man life insurance on any of its officers.

LIMITATIONS ON CHANGES IN CONTROL

  Shareholder Purchase Rights. On May 16, 1996, the Homestead Board authorized a dividend of one preferred share purchase right (a "Purchase Right") for each share of Homestead Common Stock outstanding. Each Purchase Right entitles the holder under certain circumstances to purchase from Homestead one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Participating Preferred Shares"), at a price of $50.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than SCG, PTR or ATLANTIC) acquires beneficial ownership of 20% or more of the outstanding shares of Homestead Common Stock or announces a tender offer for beneficial ownership of 25% or more of the outstanding shares of Homestead Common Stock. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of shares of Homestead Common Stock having a market value of twice the Purchase Right's exercise price. The acquisition of Homestead pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG, PTR or ATLANTIC) would not be exercisable. The Purchase Rights will expire in May 2006 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of Homestead Common Stock or any other form of consideration determined by the Homestead Board.

  The Purchase Rights may have certain anti-takeover effects, may have the effect of delaying, deferring or preventing a change in control of Homestead and may adversely affect the voting and other rights of shareholders. See "Description of Homestead Securities--Purchase Rights."

  Preferred Shares. The Homestead charter (the "Homestead Charter") authorizes the Homestead Board to issue shares of preferred stock and to establish the preferences and rights of any shares of preferred stock so issued. See "Description of Homestead Securities--Preferred Stock." The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interests.

  Advance Notice Provisions. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the Homestead Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act"); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,
(x) the name and address of such shareholder as it appears on Homestead's books and of such beneficial owner and (y) the number of shares of each class of Homestead Common Stock which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

  Classified Board. The Homestead Board has been divided into three classes. At the 1997 annual meeting of shareholders, one class will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 1998, another class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. Since at least two annual meetings will generally be required to effect a change in a majority of the Homestead Board, this provision could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interests.

  Certain Statutory Provisions. Homestead is subject to the Maryland General Corporation Law (the "MGCL"), which imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interest. Additionally, the Homestead Charter exempts SCG, its affiliates and successors from these provisions, allowing SCG, its affiliates and successors to take actions that other persons are prohibited from taking, which actions may not be in the best interests of the shareholders other than SCG. See "Certain Provisions of Maryland Law and of Homestead's Charter and Bylaws."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the consummation of the Transaction, there will be no public market for the Homestead Securities. Application has been made to list the Homestead Common Stock and the Homestead Warrants on the American Stock Exchange, although there can be no assurance that such application will be granted or that, if granted, an active trading market will develop. In addition, there can be no assurance of the price at which holders of the Homestead Common Stock or Homestead Warrants will be able to sell such Homestead Securities. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Homestead Common Stock or Homestead Warrants for reasons unrelated to Homestead's performance.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Homestead Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for Homestead Common Stock. Upon completion of the Distribution, Homestead will have 17,749,735 shares of Homestead Common Stock outstanding. Except for shares issued to SCG, all such shares, as well as 10,000,000 shares issuable upon exercise of Homestead Warrants (other than those issued to SCG), may be sold in the public markets without limitation. Additionally, up to 4,483,739 shares of Homestead Common Stock may be issuable upon exercise of outstanding convertible mortgage notes and up to 21,049,834 shares of Homestead Common Stock may be issuable upon exercise of convertible mortgage notes to be issued pursuant to the Funding Commitment Agreements (described herein). All such shares of Homestead Common Stock may be sold in the public markets pursuant to registration rights or available exemptions from registration. See "Shares Available for Future Sale." No prediction can be made regarding the effect of future sales of Homestead Common Stock on the market price thereof.

ABSENCE OF DIVIDENDS

  Homestead intends to retain its earnings to finance its growth and for general corporate purposes and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                DIVIDEND POLICY

  Homestead is a newly organized company. For Federal income tax purposes, Homestead is organized as a Subchapter C corporation rather than a real estate investment trust. As a result, it is under no obligation to distribute substantially all or any of its earnings to shareholders. The declaration and payment of dividends by Homestead are subject to the discretion of the Homestead Board. Any determination as to the payment of dividends will depend upon the results of operations, capital requirements and financial condition of Homestead and such other factors as the Homestead Board deems relevant. The Homestead Board intends to follow a policy of retaining earnings to finance Homestead's growth and for general corporate purposes and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of Homestead as of March 31, 1996 and as adjusted to give effect to the Transaction. This table should be read in conjunction with the pro forma selected financial information, the historical Balance Sheet and Pro Forma Condensed Consolidated Balance Sheet of Homestead, and the related notes thereto contained elsewhere herein. See "Homestead Pro Forma Selected Financial Information" and "Index to Homestead Financial Statements."

                                                         ACTUAL   PRO FORMA
                                                         ------   ---------
                                                           (DOLLARS IN
                                                            THOUSANDS)
      Short-term notes payable.........................   $--     $    --
      Convertible mortgage notes payable...............    --       51,563
      Shareholders' equity:
        Common Stock, par value $.01 per share, 1,000
         shares authorized (250,000,000 shares
         authorized pro forma);
         0 shares issued and outstanding (17,749,735
         shares issued and outstanding pro forma)......    -- (1)      177(2)(3)
        Additional paid-in capital/contributed capital.    --      202,840(3)
        Shares in escrow...............................    --      (29,797)(3)
        Retained earnings..............................    --        5,284
                                                          ----    --------
          Total shareholders' equity...................   $--      178,504(2)
                                                          ----    --------
          Total capitalization.........................   $--     $230,067(4)
                                                          ====    ========

- --------
(1) Homestead was initially capitalized on April 18, 1996 in the amount of $1,000 in respect of the issuance of 1,000 shares.
(2) Does not include 10,000,000 shares of Homestead Common Stock issuable upon exercise of outstanding Homestead Warrants or any shares of Homestead Common Stock which may be issuable upon the conversion of any convertible mortgage notes payable.

(3) Includes the shares of Homestead Common Stock to be issued to and held in escrow for SCG. As each property is funded under the Funding Commitment Agreements, an appropriate number of shares of Homestead Common Stock would be transferred to SCG.
(4) The total capitalization does not reflect the additional funding to be provided by PTR and ATLANTIC in the form of convertible mortgage notes pursuant to the Funding Commitment Agreements subsequent to the date of the Transaction. Therefore, the total capitalization as reflected in the pro forma above does not reflect the entire Transaction.

              HOMESTEAD PRO FORMA SELECTED FINANCIAL INFORMATION

  The following table sets forth certain unaudited pro forma selected condensed consolidated financial information for Homestead after giving effect to the Transaction, as if it had been consummated, with respect to statements of operations data, as of January 1, 1995, or, with respect to balance sheet data, as of the date presented. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the historical balance sheet and the notes thereto and unaudited pro forma condensed consolidated financial information and the notes thereto appearing elsewhere in this Prospectus. The unaudited selected pro forma condensed consolidated financial information have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Transaction had been effected at the dates indicated or of the financial position or results of operations which may be obtained in the future. See "Homestead Pro Forma Summary Financial Information" and "Homestead Pro Forma Financial Statements."

                                                         PRO FORMA
                                            -----------------------------------
                                                                    YEAR ENDED
                                                 THREE MONTHS      DECEMBER 31,
                                             ENDED MARCH 31, 1996      1995
                                            ---------------------- ------------
                                                  (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY
  Room Revenue.............................      $     6,753       $    18,337
  Total Revenue............................            6,874            18,721
  Property Operating Expenses(1)...........            2,946             7,600
  Corporate Operating Expenses.............            2,000             6,188
  Depreciation and Amortization............            1,112             5,241
  Net Loss.................................      $       (88)      $    (3,755)
                                             PRO FORMA MARCH 31,
                                                     1996
                                            ----------------------
FINANCIAL POSITION:                         (DOLLARS IN THOUSANDS)
  Property and Equipment, net..............      $   156,988
  Total Assets.............................          238,270
  Convertible Mortgage Notes Payable.......           51,563
  Total Liabilities........................           59,766
  Shareholders' Equity.....................          178,504
  Common Stock Outstanding(2)..............       17,749,735
                                                         PRO FORMA
                                            -----------------------------------
                                                                    YEAR ENDED
                                                 THREE MONTHS      DECEMBER 31,
                                             ENDED MARCH 31, 1996      1995
                                            ---------------------- ------------
                                                  (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net Income (Loss)........................      $     (.003)      $     (.116)
  Net Book Value...........................             5.54               N/A
  Weighted Average Number of Shares of
   Homestead Common Stock Outstanding(3)...       32,233,474        32,233,474
OTHER DATA:
  EBITDA(4)................................      $     1,928       $     4,933
  Cash Provided by (used in):
    Operating Activities...................             (329)              924
    Investing Activities...................          (23,791)          (52,468)
    Financing Activities...................           25,302            53,001

- --------

(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, property taxes, insurance, maintenance and supply costs.

(2) On a pro forma basis, this includes 2,422,002 shares held in escrow pending the resolution of the funding contingency:

   Total shares to be issued to SCG................................  4,062,788
   Pro forma shares to be issued at the Closing Date (see Note (h)
    to the Homestead pro forma financial statements)............... (1,640,786)
                                                                    ----------
     Pro forma shares to be held in escrow.........................  2,422,002
                                                                    ==========

(3) The weighted average shares of Homestead Common Stock outstanding equals the sum of 17,749,735 shares outstanding, 10,000,000 shares of common stock equivalents related to the Homestead Warrants and 4,483,739 shares of common stock equivalents related to the convertible mortgage notes payable.

(4) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. Homestead has included EBITDA herein because Homestead believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

  THE TRANSACTION DESCRIBED HEREIN INVOLVES THE SUBSIDIARIES OF PTR (THE "PTR-HOMESTEAD VILLAGE GROUP"), ATLANTIC (THE "ATLANTIC-HOMESTEAD VILLAGE GROUP") AND SCG (THE "SCG-HOMESTEAD VILLAGE GROUP") ENGAGED IN THE DEVELOPMENT, OWNERSHIP AND MANAGEMENT OF HOMESTEAD VILLAGE FACILITIES. SET FORTH BELOW ARE SELECTED FINANCIAL INFORMATION ON A COMBINED BASIS FOR SUCH HOMESTEAD RELATED SUBSIDIARIES PRESENTED SEPARATELY FOR EACH OF THE ABOVE ENTITIES. HOMESTEAD MANAGEMENT BELIEVES THAT PRESENTING SUCH INFORMATION ON A COMBINED BASIS RESULTS IN A MORE MEANINGFUL PRESENTATION THAN PRESENTING THE SEPARATE INFORMATION OF EACH SUBSIDIARY.

          PTR-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the PTR-Homestead Village Group. The financial information for the three-month periods is not necessarily indicative of results for subsequent periods or the full year. This selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of PTR-Homestead Village Group" and the historical combined financial statements and related notes thereto of the PTR-Homestead Village Group contained elsewhere herein.

                             THREE MONTHS
                            ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                           ----------------- ----------------------------------
                             1996     1995     1995     1994     1993    1992
                           -------- -------- -------- -------- -------- -------
                                          (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Room Revenue............ $  6,753 $  3,359 $ 18,337 $  7,827 $  2,554 $   377
  Property Operating
   Expenses(1)............    2,946    1,261    7,600    3,146    1,157     232
  Property management fees
   paid to affiliates.....      500      197    1,018      460      145      22
  Corporate Operating
   Expenses...............      201      165      944      826      304       7
  REIT management fees
   paid to affiliate......      362      206      989      332      109       9
  Depreciation............      859      397    2,343      845      234      36
  Total Expenses..........    5,829    2,766   15,852    7,018    2,204     367
  Net Income..............    1,039      683    2,851      974      409      10

                                              DECEMBER 31,
                           MARCH 31, -------------------------------
                             1996      1995    1994    1993    1992
                           --------- -------- ------- ------- ------
                                    (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  Property and Equipment,
   net.................... $120,871  $105,002 $59,099 $23,898 $6,972
  Total Assets............  126,390   108,965  60,866  24,921  7,076
  Current Liabilities.....    6,742     5,850   3,667   2,529    367
  Intercompany Debt.......   11,185    80,144  45,131  19,290  5,123
  Convertible Mortgage
   Notes Payable..........   77,289       --      --      --     --
  Total Liabilities.......   95,216    85,994  48,798  21,818  5,490
  Owners' Equity..........   31,174    22,971  12,068   3,103  1,586

                           THREE MONTHS
                          ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                         ------------------  -------------------------------------
                           1996      1995      1995      1994      1993     1992
                         --------  --------  --------  --------  --------  -------
                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(2)              $  2,859  $  1,620  $  8,152  $  3,228  $    898  $   107
  Net cash provided by
   (used in):
    Operating
     activities.........    2,264       200     6,019     2,381       599      374
    Investing
     activities.........  (16,724)  (10,480)  (48,116)  (35,474)  (15,751)  (7,007)
    Financing
     activities.........   15,495     9,985    43,065    33,832    15,275    6,699

- -------
(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, property taxes, insurance, maintenance and supply costs.
(2) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The PTR-Homestead Village Group has included EBITDA herein because the PTR-Homestead Village Group believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        OF PTR-HOMESTEAD VILLAGE GROUP

OVERVIEW

  The PTR-Homestead Village Group historical operating results reflect the growth and evolution of both the Homestead Village concept and the extended-stay lodging business as a whole. Since the first Homestead Village facility opened in 1992, the PTR-Homestead Village Group has developed an additional 27 properties in less than four years.

ENVIRONMENTAL MATTERS

  The PTR-Homestead Village Group is not aware of, nor does it expect, any environmental condition on its properties to have a material adverse affect upon its business, financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1996, PTR-Homestead Village Group had invested $125.2 million for the acquisition and development of 36 Homestead Village properties, 23 of which were operating, seven of which were under construction and six of which were in pre-development planning. These investments have been financed through a combination of intercompany debt borrowed from PTR and contributed capital.

  At March 31, 1996, the PTR-Homestead Village Group expected to invest an additional $158.8 million for the acquisition, development and construction of 18 properties over the next two years. The foregoing transactions are subject to a number of conditions, and Homestead cannot predict with certainty that any of them will be consummated.

  PTR-Homestead Village Group expects to finance construction, development and land acquisitions primarily with cash on hand, convertible mortgage loans to be made under the Funding Commitment Agreements, exercise of Homestead Warrants by SCG pursuant to the SCG Investor Agreement, possible exercise of Homestead Warrants by other warrantholders and cash from future securities offerings.

  At April 23, 1996, the PTR-Homestead Village Group had unfunded development commitments for developments under construction of approximately $21.1 million.

RESULTS OF OPERATIONS

  1995 Compared to 1994

  Total revenue for the year ended December 31, 1995 was $18.7 million, representing an increase of $10.7 million over the previous year. This increase was due primarily to (i) a 67% increase in the number of operating properties from twelve to twenty and (ii) a 14% increase in the average weekly rate for stabilized properties, from $186 to $212 per week.

  Total costs and expenses for the year ended December 31, 1995 were $15.9 million, representing an increase of $8.8 million over the previous twelve months. Property operating expense and property management fee increases of approximately $5.0 million can be attributed to the (i) increase in the number of operating properties noted above, (ii) an increase in property taxes as a result of the additional operating properties and (iii) refinements in the number and quality of property-level programs and services. REIT management fees increased approximately $0.7 million as a result of increased property cash flow.

  Depreciation of the cost of properties and improvements is provided using the straight-line method over the estimated useful lives. Depreciation expense increased $1.5 million in 1995 primarily due to the eight new properties opened in 1995 and the full year of depreciation being charged for the nine properties opened in 1994.

  Interest expense increased $1.5 million over 1994 due primarily to eight additional properties opening in 1995. Additionally, a full year of interest was incurred on the nine properties which opened in 1994.

  1994 Compared to 1993

  PTR-Homestead Village Group ended 1994 with twelve operating properties versus three operating properties at the end of 1993. These nine new properties generated a $4.5 million revenue increase over the prior twelve months. The remaining $0.9 million increase in revenue can be attributed to an increase in average weekly rates for stabilized properties increasing from $169 to $186 per week or approximately 10%.

  Total costs and expenses increased by $4.8 million over the same period, from $2.2 million to $7.0 million. Most of the $2.3 million increase in property expenses is attributable to the nine new property openings. The major component of the increase is due to property taxes that are expensed on operating properties. Corporate operating expenses and REIT management fees increased approximately $0.7 million during this period as a result of additional new property openings and higher property cash flow.

  Depreciation expense for December 31, 1994 increased $0.6 million over 1993 primarily due to the addition of nine new properties in 1994. Interest expense for the period increased $1.2 million due primarily to the completion of the nine new properties referred to above incurring interest plus a full year of interest on the properties which opened in 1993.

  Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Total revenue for the three months ended March 31, 1996 was $6.9 million, an increase of $3.4 million over the three months ended March 31, 1995. This increase was due to both the addition of eleven properties over the period, as well as a 6.9% increase in the average weekly rates for stabilized properties from $203 to $217 per week.

  Total costs and expenses increased from $2.8 million to $5.8 million over the same period, an increase of $3.0 million. Property operating expenses and property management fees contributed $2.0 million to this increase, due to a greater number of operating properties and the addition of certain customer amenities and property level programs and services. REIT management fees increased approximately $0.2 million as a result of increased property cash flow.

  The increase in depreciation expense of $0.5 million is primarily due to the additional eleven properties which were opened between April 1995 and March 1996. An increase of $0.4 million in interest expense resulted from additional operating properties and from the issuance of 9.00% convertible mortgage notes payable to PTR on January 24, 1996, replacing intercompany debt bearing interest at 7.37%.

        ATLANTIC-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the Atlantic-Homestead Village Group. The financial information for the three month period ended March 31, 1996 is not necessarily indicative of results for subsequent periods or the full year. These selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Atlantic-Homestead Village Group" and the combined historical financial statements and related notes thereto of the Atlantic-Homestead Village Group contained elsewhere herein.

                                                  THREE MONTHS     INCEPTION
                                                     ENDED      (APRIL 3, 1995)
                                                   MARCH 31,          TO
                                                      1996     DECEMBER 31, 1995
                                                  ------------ -----------------
                                                      (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Corporate operating expenses...................   $    18         $    63
  Net Loss.......................................       (12)            (59)
OTHER DATA:
  Net Cash Provided by (used in):
    Operating activities.........................   $   158         $    81
    Investing activities.........................    (6,994)         (4,118)
    Financing activities.........................     6,724           4,221

                                                          MARCH 31, DECEMBER 31,
                                                            1996        1995
                                                          --------- ------------
                                                          (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  Properties under development...........................  $10,437     $2,627
  Total Assets...........................................   12,326      4,317
  Development Costs Payable..............................    1,142         15
  Total Current Liabilities..............................    1,452        155
  Intercompany Debt......................................    9,295      2,627
  Total Liabilities......................................   10,747      2,782
  Owners' Equity.........................................    1,579      1,535

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      OF ATLANTIC-HOMESTEAD VILLAGE GROUP

OVERVIEW

  The Atlantic-Homestead Village Group's historical combined financial statements reflect the acquisition and development of Homestead Village properties. As of March 31, 1996, there were no operating properties. As of March 31, 1996, the Atlantic-Homestead Village Group had one property under construction and 25 in pre-development planning (as defined).

ENVIRONMENTAL MATTERS

  The Atlantic-Homestead Village Group is not aware of, nor does it expect, any environmental condition on its properties to have a material adverse affect upon its business, financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1996, Atlantic-Homestead Village Group invested $10.4 million for the acquisition and development of Homestead Village properties. These investments have been financed through intercompany debt.

  At March 31, 1996, Atlantic-Homestead Village Group planned to invest an additional $148.3 million for the acquisition, development and construction of 26 Homestead Village properties over approximately the next eighteen months.

  Atlantic-Homestead Village Group expects to finance construction, development and acquisitions primarily from convertible mortgage loans to be made under the Funding Commitment Agreements, exercise of Homestead Warrants by SCG pursuant to the SCG Investor Agreement, possible exercise of Homestead Warrants by other warrantholders and cash from future securities offerings.

  At March 31, 1996, the Atlantic-Homestead Village Group had unfunded development commitments for developments under construction of approximately $2.4 million.

RESULTS OF OPERATIONS

 Period from April 3, 1995 (date of formation) through December 31, 1995 and the Three Months Ended March 31, 1996

  The Atlantic-Homestead Village Group consists of several entities that are subsidiaries of ATLANTIC. During 1995 and the three months ended March 31, 1996, the Atlantic-Homestead Village Group has been developing Atlantic-Homestead Village properties. As described in the combined financial statements of the Atlantic-Homestead Village Group, property acquisitions and development costs are assumed to have been funded via intercompany debt borrowed from ATLANTIC. All interest related to the intercompany debt during 1995 and the three months ended March 31, 1996 has been capitalized and included in "Properties under development." Operating expenses during 1995 and the three months ended March 31, 1996 pertain to pursuit costs relating to abandoned projects and various administrative expenses.

          SCG-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the SCG-Homestead Village Group. The financial information for the three month period ended March 31, 1996 is not necessarily indicative of results for subsequent periods or the full year. These selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of SCG-Homestead Village Group and the historical combined financial statements and related notes thereto of the SCG-Homestead Village Group contained elsewhere herein.

                               THREE MONTHS
                              ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                              ----------------- ------------------------------
                                1996     1995    1995     1994    1993   1992
                              --------  ------- -------  -------  -----  -----
                                        (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  REIT and Property
   Management Fees Earned
   from Affiliates........... $    861  $  402  $ 2,007  $   792  $ 254  $  43
  Payroll and Related
   Expenses..................    1,909     665    4,276    1,713    707    152
  Total Expenses.............    3,097     920    7,176    2,454    922    233
  Net Loss...................   (2,236)   (518)  (5,155)  (1,662)  (668)  (190)

                                                          DECEMBER 31,
                                           MARCH 31, --------------------------
                                             1996     1995    1994   1993  1992
                                           --------- -------  -----  ----  ----
                                                (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  REIT and Property Management Fees
   Receivable.............................  $   481  $   470  $  55  $ 10  $16
  Furniture and Equipment, net............      233      228     47   --   --
  Total Assets............................      802      779    102    10   16
  Intercompany Debt.......................    2,043    1,147    --    --   --
  Current Liabilities.....................    2,543    2,046    251    96  --
  Total Liabilities.......................    2,543    2,046    251    96  --
  Owners' Equity (Deficit)................   (1,741)  (1,267)  (149)  (86)  16

                               THREE MONTHS
                              ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                              ----------------- ------------------------------
                                1996     1995    1995     1994    1993   1992
                              --------  ------- -------  -------  -----  -----
                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(1).................. $ (2,177) $ (510) $(5,046) $(1,640) $(668) $(190)
  Net Cash Provided by (used
   in):
    Operating activities.....   (2,573)   (737)  (4,951)  (1,545)  (565)  (206)
    Investing activities.....      (73)    (55)    (234)     (55)   --     --
    Financing activities.....    2,658     792    5,185    1,600    565    206

- --------
(1) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The SCG-Homestead Village Group has included EBITDA herein because the SCG-Homestead Village Group believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        OF SCG-HOMESTEAD VILLAGE GROUP


OVERVIEW

  The SCG-Homestead Village Group's business consists of providing development and property and REIT management services for the Homestead Village properties developed, owned and operated by the PTR-Homestead Village Group and the Atlantic-Homestead Village Group. SCG-Homestead Village Group earns REIT management fees which in general are 16% of cash flow (as defined) and property management fees which are computed as a percentage (5%-7%) of gross revenues (as defined).

LIQUIDITY AND CAPITAL RESOURCES

  The SCG-Homestead Village Group has incurred operating deficits since inception as a result of performing development services for the PTR-Homestead Village Group and the Atlantic-Homestead Village Group without compensation. Under the respective REIT management agreements, fees are paid from the cash flow of operating Homestead Village properties. Deficits are a result of having a significant number of properties under development thus incurring higher development overhead. The deficits have been and are expected to continue to be funded through intercompany borrowings and contributed capital from SCG.

  From inception through March 31, 1996, SCG-Homestead Village Group invested $0.3 million in furniture and equipment for the support of the operations and development of the Homestead Village properties.

RESULTS OF OPERATIONS

 1995 Compared to 1994

  REIT and property management fees for the year ended December 31, 1995 were $2.0 million, an increase of $1.2 million, or approximately 153%, over the year ended December 31, 1994. These additional fees are primarily attributable to the revenues and cash flow generated by the new Homestead Village properties opened in 1995 (eight) as well as Homestead Village properties experiencing their first full year of operations during 1995 (nine).

  Costs and expenses increased by $4.7 million, or approximately 192%, to $7.2 million for the year ended December 31, 1995 from $2.5 million for the year ended December 31, 1994. The additional expenses resulted primarily from increased payroll, recruiting and relocation and other expenses associated with increased staffing given (i) the additional Homestead Village properties receiving property management services and (ii) the additional property acquisition and development activities applicable to the current and future growth of the Homestead Village properties.

 1994 Compared to 1993

  REIT and property management fees for the year ended December 31, 1994 were $0.8 million, which is an increase of $0.5 million, or approximately 212%, over the year ended December 31, 1993. These additional fees are primarily attributable to the revenue and cash flow generated by Homestead Village properties which opened in 1994 (eight) as well as the effect of one Homestead Village property experiencing its first full year of operations during 1994.

  Costs and expenses increased $1.5 million (166%), to $2.4 million for the year ended December 31, 1994 from $0.9 million for the year ended December 31, 1993. The additional expenses resulted primarily from increased payroll and other expenses associated with increased staffing resulting from the growth in operating properties and property acquisitions and development activity.

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  REIT and property management fees for the three months ended March 31, 1996 were $0.9 million, an increase of $0.5 million, or approximately 114%, over the three months ended March 31, 1995. These additional fees are primarily attributable to (i) the increased revenue and cash flow generated by four Homestead Village properties which opened during the three months ended March 31, 1996 as well as seven Homestead Village properties which opened during the period April 1, 1995 to December 31, 1995 and (ii) the property management fee percentage which increased to 7% of gross revenues commencing January 1, 1996.

  Costs and expenses increased $2.2 million, or approximately 237%, to $3.1 million for the three months ended March 31, 1996 from $0.9 million for the three months ended March 31, 1995. The additional expenses resulted primarily from increased payroll, recruiting and relocation, overhead allocated by SCG and other expenses associated with increased staffing as a result of the continued growth in operating Homestead Village properties and property acquisition and development activities.

                                   BUSINESS

OBJECTIVES

  The objective of Homestead is to be the preeminent developer, owner, and national operator focused on the moderate priced, extended-stay lodging business. Homestead intends to achieve this objective by:

  . participating in high growth markets;

  . exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  Homestead currently owns and operates 29 facilities in eight cities, has begun construction on 12 additional facilities and has an additional 39 properties in pre-development planning. (See "--Homestead Village
Properties.")

  Homestead seeks to offer a purpose-built standardized product for the value-conscious business customer on temporary assignment, undergoing relocation or in training. Homestead will offer as its primary amenities price and value. Secondary amenities include location and site livability--convenience to the targeted business base and services--in an environment that is attractive, well landscaped, and secure.

  Customer research indicates that the primary Homestead Village customer stay is work-related. The largest proportion of these relate to temporary business assignments. Average income of Homestead customers exceeds $50,000. Homestead believes the customer's foremost reason for selecting Homestead is the high level of value delivered to the customer in relation to the price. Forty-four percent (44%) of Homestead customers pay for their stay either out-of-pocket (are not reimbursed) or on a per diem. Twenty-five percent (25%) of Homestead Village customers are direct employer referrals, in many cases due to training. The average length of stay for a customer is in excess of four weeks. Management believes that Homestead will benefit from well-defined trends in business including an increased focus on cost-efficiency, reduction in travel expenses, out-sourcing, and geographic dispersion of customers and operations.

  Homestead is founded on research. The Homestead product was conceived and has evolved to meet consumer needs through research, testing, and the operating experience gained through the development and operation of twenty-seven properties over the past four years. Homestead believes its operating experience and its affiliation with Security Capital Investment Research Incorporated ("Security Capital Investment Research") allow it to better target markets where supply and demand factors permit high occupancies at increasing rental rates. Homestead targets submarkets that exhibit strong employment and demographic trends in selecting locations with barriers to extensive competitive development. Homestead believes it brings a strategic discipline to determining an investment focus which provides favorable initial returns and long-term growth prospects. Through its Investment Committee, described below, and due diligence process, Homestead employs uniform systems and procedures to achieve its investment goals.

  Homestead believes that the Homestead Village brand identity and the market opportunity in extended-stay lodging is best served by a property specifically designed and built to Homestead's standards and specifications. Accordingly, while Homestead intends to be an active national developer, it has no plans or intention to acquire existing extended-stay properties or to convert other existing lodging properties to extended-stay use. To ensure maximum control over the brand identity and quality of operations, Homestead has no plans or intention to franchise the Homestead Village concept.

  Homestead minimizes development risks by having zoning, site planning, construction budgets and similar risks resolved or assumed by third parties prior to Homestead's commitment to a transaction. Homestead incorporates into its development process certain proprietary technologies, design and purchasing aimed at enhancing occupancy and rental growth while reducing ongoing maintenance costs. Homestead has had the opportunity to evaluate and refine its product through its history of development. Homestead focuses on the quality of construction, materials and design with a view towards minimizing long term operation and maintenance costs. Homestead uses independent general contractors for the construction of its properties and intends to use a number of such contractors depending upon the geographic area, costs of construction and physical capacities of the contractors. Homestead personnel will oversee the progress of construction on a regular basis during the development cycle.

HISTORY

  Homestead was initially created as a byproduct of the multifamily development activities of PTR. The PTR REIT Manager (defined herein) identified a customer need not ideally addressed through its traditional multifamily garden apartment product or through corporate apartments operated within a garden apartment context. The PTR REIT Manager believed that a product which offered greater flexibility of rental term, a fully furnished studio apartment with cooking facilities, a focused array of services (such as limited maid service, voice mail, cable or satellite television), at an affordable price would meet the needs of a significant and growing segment of demand for those business customers on temporary assignment, training, or relocating.

  In conjunction with its research affiliate, Security Capital Investment Research, the PTR REIT Manager engaged in extensive study to determine an optimum approach to what it originally termed "Corporate Affordable Housing." Beginning in 1992, the PTR REIT Manager initiated development projects in Dallas and Houston, Texas. It was the PTR REIT Manager's express intention to gain operating experience and to fully understand market characteristics prior to committing to full-scale Homestead Village development on a broad geographical basis. SCG funded the early stages of development of the Homestead Village concept.

  Homestead properties which opened in 1992 and 1993 enjoyed substantial occupancy and customer acceptance. During this period, management reviewed Homestead Village properties and operations to refine and improve its approach to serving the Homestead customer. Management believes its initial operating experience allowed it to not only better understand the depth and scope of the available market opportunity for Homestead Village but also to create a better development process and operating system in response to that opportunity.

  During 1995, a distinct and separate management team was created to support and expand the opportunity for Homestead Village in PTR and ATLANTIC. PTR and ATLANTIC are affiliates of SCG and are REITs which own, operate and develop multifamily properties. PTR's target market is the western United States and ATLANTIC's target market is the southeastern United States. Homestead projects were developed by each entity in its own region. From January 1995 to July 1996 the number of professional employees focused exclusively on Homestead Village increased from eight to 66 and the number of on-site personnel is currently 318. Operations and development were organized within PTR and ATLANTIC to meet the distinct needs of the moderate priced, extended-stay lodging business. Homestead believes it has not only brought a focused approach to the development and operations of moderate priced, extended-stay properties, but that Homestead currently has superior management depth and experience in the industry.

  As a result of the Mergers, Homestead will become a separate entity. It has been organized as a Subchapter C corporation and is internally managed. However, Homestead has a relationship with SCG which it intends to continue through the Administrative Services Agreement and will enjoy the benefits of SCG's organization and service. See "--Administrative Services Agreement."

THE FACILITIES

  Homestead has developed, owns and operates 29 Homestead Village properties representing in the aggregate 4,025 units in eight cities. Homestead currently has 12 Homestead Village properties under construction totaling 1,589 units within four of these cities as well as five additional cities. In addition, Homestead owns or controls through contracts 39 development sites for which it plans to initiate construction within the next 12 months. Units operating, under construction, or in pre-development planning aggregate 10,908 units in 23 cities. Homestead has 46 additional sites under review and is continually searching for additional appropriate sites.

  The average size and development cost of the initial 80 Homestead Village properties is 136 units and $40,593 per unit, respectively. It is expected, however, that the size and cost to develop a property will vary significantly by geographic location. The 12 Homestead Village properties currently under construction average 132 units at an average project cost of $5.8 million with an average cost per unit of $43,486.

  Homestead Village properties are designed and built to uniform plans developed and periodically refined since 1991. Units generally contain 260 to 325 square feet of fully furnished living space, with kitchen facilities including full-size refrigerator, microwave, sink and cook-top. Generally, units include combination work station/eating area, chair and features such as individual voice mail, cable/satellite television, weekly housekeeping, dataport and free local telephone calls.

  For the quarter ended March 31, 1996, the stabilized Homestead Village properties had an average physical occupancy of 87% with an average weekly rate of $217 per unit. Average physical occupancy and average weekly rate for seven pre-stabilized properties were 59% and $217 per week, respectively.

  Each Homestead Village property employs a General Manager who is responsible for the operations of the particular property. The General Manager shares duties with and oversees a staff typically consisting of a Guest Services Manager, Operations Manager, a Maintenance Supervisor, front desk clerk and housekeeping/laundry staff of five to seven individuals (some of whom are part-time employees). The office at each property is generally open daily from 7:00 am to 7:00 pm.

  Homestead expects that the majority of daily operational decisions will be made by the General Manager under the supervision of a Regional Manager who will be responsible for six to twelve properties, depending on geographic location. The Regional Manager oversees the performance of the General Managers in such areas as guest service, property maintenance, staffing and cost control. Each Homestead Village property is measured against a detailed revenue and expense budget, as well as against the performance of Homestead's other properties. Homestead employs a series of incentive programs, encompassing all employees, based on guest service, cleanliness, recruiting and retaining people and property level performance.

  Homestead has invested substantially in training for its regional and on-site personnel. Twelve separate training modules with subjects ranging from personal selling and guest service to guest safety are conducted on a regular basis. Training design and organizational development are administered on a corporate basis with field implementation personnel located within a geographic region. Homestead views its investment in training and developing its site-level personnel as essential to its goal of providing a high customer-service standard consistent with the objective of becoming the preeminent operator in the moderate priced, extended-stay lodging business.

GROWTH AND DEVELOPMENT STRATEGY

  Homestead's goal is to become a national provider of moderate priced, extended-stay lodging in its target markets. Homestead intends to achieve this goal by developing properties in a disciplined manner in its target markets, providing high value accommodations for its customers, actively managing its existing properties to increase revenues and reduce operating costs, and increasing awareness of the moderate priced, extended-stay concept and the Homestead Village name. Homestead currently owns and operates 29 properties, has begun construction of 12 additional properties and has an additional 39 properties in pre-development planning. Homestead expects to have a total of 31 properties operational by the end of 1996. Homestead plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and to take approximately eight to ten months to construct.

  Homestead targets major metropolitan areas which, based on its own research, it has determined have suitable submarkets with favorable employment and demographic trends. To achieve and maintain certain management efficiencies, Homestead has elected not to enter markets where its submarket research indicates that Homestead is not likely to be successful in achieving multiple desirable site locations. Homestead employs dedicated site acquisition professionals who evaluate each site against a set of eighteen separate criteria where optimum standards have been established.

  As part of its development strategy, Homestead employs contingent contracts which allow it to conduct thorough due diligence and obtain entitlements prior to taking title to a site. Homestead employs a dedicated due diligence staff of six experienced professionals which reviews each investment according to uniform standards concerning environmental, legal, entitlement and geotechnical risk.

  Each investment transaction undergoes a detailed and comprehensive review by operational and development senior management and a subsequent review by Homestead's Investment Committee. Members of the Investment Committee include David Dressler, Jr., Chairman and President, John Patterson and Donald Schultz, each a Senior Vice President, and Gary DeLapp, a Vice President. The Investment Committee process is designed to review both the specific investment as well as to ensure its conformance to Homestead's investment policies and goals.

  Sites for development will be selected by Homestead's real estate professionals, subject to review and approval of the Investment Committee. Homestead currently maintains offices in Atlanta, Dallas and Santa Fe. Homestead expects to open regional offices in other geographic areas in the future as Homestead increases the number of regions in which it is focusing its development. Homestead will utilize independent general contractors for the construction of its lodging facilities and intends to use a number of such contractors depending upon geographic area, costs of construction, and financial and physical capacities of the contractors. Homestead's personnel will oversee the progress of construction on a regular basis during the development cycle.

OPERATING STRATEGY

  Homestead's business strategy is to develop moderate priced, extended-stay facilities providing an affordable and attractive lodging alternative for value conscious business customers looking for extended-stay accommodations. Homestead's goal is to provide its customers with a level of amenities needed to optimize room and occupancy rates while maintaining high operating margins at its facilities. Homestead attempts to achieve this goal through the following:

    Appeal to Value Conscious Guests. Homestead's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended-stay lodging providers and hotels. Homestead's properties currently offer extended-stay accommodations at a standard weekly rate of between $189 and $239 per week. Room rates at Homestead's facilities may vary significantly, however, depending upon specific market factors and the size of the room. These rates contrast with average weekly rates of approximately $500 for traditional extended-stay hotels.

    Lodging Facility Features. Homestead's facilities are designed and built to uniform plans. Units generally contain 260 to 325 square feet of fully furnished living space, with kitchen facilities including full-size refrigerator, microwave, sink and cook-top. Generally, units include combination work station/eating area, chair and features such as individual voice mail, cable/satellite television, weekly housekeeping, dataport and free local telephone calls.

    Standardized Concept. Homestead has developed standardized plans and specifications for its properties which lower construction and purchasing costs and establish uniform quality and operational standards.

    Operating Efficiencies. Homestead believes that the design and price level of its properties attract guest stays of several weeks or more, which result in a more stable revenue stream and, coupled with low-labor amenities, will in turn lead to reduced administrative and operational costs and higher operating margins.

HOMESTEAD VILLAGE PROPERTIES

  Operating and development properties are located in 23 metropolitan areas in 14 states. The table below demonstrates the geographic distribution of Homestead's initial 80 property investments at August 1, 1996:

                                        NUMBER OF PROPERTIES
                                   -------------------------------
                                            UNDER                  PERCENTAGE OF
                                   OPERA- CONSTRUC-    IN          ASSETS BASED
      CITY                          TING    TION    PLANNING TOTAL  ON COST(1)
      ----                         ------ --------- -------- ----- -------------
      Albuquerque, NM.............    1        1                2        2%
      Atlanta, GA.................    1        1        4       6        8%
      Austin, TX..................    2        1        1       4        4%
      Dallas, TX..................    9                 1      10        9%
      Denver, CO..................    2                 2       4        5%
      Houston, TX.................    8                         8        7%
      Jacksonville, FL............                      1       1        1%
      Kansas City, MO.............             1                1        1%
      Los Angeles, CA.............                      1       1        1%
      Miami/Ft. Lauderdale, FL....                      3       3        5%
      Nashville, TN...............                      2       2        3%
      Orange County, CA...........                      1       1        1%
      Phoenix, AZ.................    3        1                4        5%
      Portland, OR................                      1       1        2%
      Raleigh, NC.................             2        1       3        4%
      Richmond, VA................                      1       1        2%
      Salt Lake City, UT..........             1        1       2        3%
      San Antonio, TX.............    3                         3        3%
      San Diego, CA...............                      2       2        3%
      San Francisco, CA...........             3        4       7       11%
      Seattle, WA.................                      4       4        6%
      Tampa, FL...................             1        2       3        4%
      Washington, DC..............                      7       7       10%
                                    ---      ---      ---     ---      ----
          Total...................   29       12       39      80      100%
                                    ===      ===      ===     ===      ====

- --------
(1) Represents budgeted development costs, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period, for properties under development.

ADMINISTRATIVE SERVICES AGREEMENT

  SCG currently provides certain administrative services to Homestead through Security Capital Pacific Incorporated (the "PTR REIT Manager") and Security Capital (Atlantic) Incorporated (the "ATLANTIC REIT Manager") and the property managers for the Homestead Village properties currently owned and developed by

PTR and ATLANTIC. Certain employees of the PTR and ATLANTIC REIT Managers who performed various services for the Homestead predecessor entities controlled by PTR and ATLANTIC and who participated in various benefit plans maintained by SCG will become employees of Homestead and perform similar services.

  At or prior to the consummation of the Mergers, Homestead and SCG will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which SCG will provide Homestead with administrative services with respect to certain aspects of Homestead's business. These services will include, but are not limited to, insurance administration, accounts payable administration, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The fees payable to SCG will be based on market rates as mutually agreed. The Administrative Services Agreement will be for an initial term expiring on December 31, 1996 and will automatically be renewed for one-year terms, subject to approval by a majority of the disinterested members of the Homestead Board and the approval by the disinterested members of the Homestead Board of the annual compensation payable to SCG for services rendered to Homestead.

  Homestead believes its relationship with SCG under this agreement provides certain advantages to Homestead. Homestead believes that a properly structured Administrative Services Agreement provides Homestead with access to greater quality and depth of management personnel and resources, highly focused research, information systems, insurance, cash management and legal support provided at substantial economies of scale, than it could provide internally.

INDUSTRY OVERVIEW

 Traditional Lodging Industry

  The United States lodging industry is estimated to have generated approximately $52.7 billion in annual room revenues in 1995 and had approximately 3.3 million rooms at the end of 1995. Over 62.7% of the industry's rooms are owned, managed, or franchised by the 10 largest lodging chains.

  Industry statistics, which Homestead believes to be reliable, indicate that the United States lodging industry's performance is strongly correlated to economic activity. Room supply and demand historically have been sensitive to shifts in economic growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the lodging industry in the mid and late 1980s resulted in an oversupply of rooms. Homestead believes this oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s.

  Homestead believes that the lodging industry has benefited from a gradually improving supply and demand balance, evidenced by increased average daily room and occupancy rates. Room supply growth in the lodging industry has slowed in recent years as the industry absorbs the oversupply of rooms that resulted from an annual room supply growth range of approximately 3% to 4% from 1987 to 1990. According to industry reports, which Homestead believes are reliable, this growth slowed to 1.0% in 1993, 1.4% in 1994, and 1.6% in 1995. The 4.0%
and 2.7% increases in demand (measured by occupied rooms) from 1993 to 1994 and 1994 to 1995, respectively, as compared to increases in supply during the same periods reflect an improved supply and demand balance in the industry. Homestead believes these factors were primarily responsible for the increase in industry occupancy rates from 63.8% in 1993 to 65.4% in 1994 and to 66.1% in 1995 and the increase in average daily room rates from $60.35 in 1993 to $62.62 in 1994 and to $65.62 in 1995.

  The lodging industry generally can be segmented by the level of service provided and the pricing of the rooms. Segmentation by level of service is divided into the following categories: full service hotels, which offer food and beverage services, meeting rooms, room service, and similar guest services; limited service hotels, which generally offer only rooms with amenities such as swimming pools, continental breakfast, or similar limited services; and all-suites, which generally have limited public spaces but provide guests with two rooms or distinct partitioned areas and which may or may not offer food and beverage service to guests. Segmentation by price level may generally be divided into the following categories with the respective average daily room rates for 1995: budget ($36), economy-priced ($47), mid-price ($61), upscale ($80), and luxury ($118).

  The all-suites segment of the lodging industry is a relatively new segment, having developed largely over the past 10 years, and is principally oriented toward business travelers in the mid-price to upscale price levels. All-suite hotels were developed partially in response to the increasing number of corporate relocations, transfers, and temporary assignments and the need of business travelers for more than just a room. To address those needs, all-suite hotels began to offer suites with additional space and, in some cases, an efficiency kitchen, and guests staying for extended periods of time were offered discounts to daily rates when they paid on a weekly or monthly basis. Because of the perceived positive price/value relationship, all-suite hotels have generally outperformed the lodging industry as a whole over the last five years.

 Extended-Stay Market

  Homestead believes that the extended-stay market, in which Homestead participates, is a continuation of the all-suites phenomenon, and that the same price/value relationship which has enabled the all-suites segment to achieve higher than industry average occupancy rates and operating margins will also carry through to the extended-stay market. Demand for extended-stay lodging has been stimulated by the economic and social changes resulting from the increased volume of corporate reorganizations and trends toward down-sizing and out-sourcing of various functions, the break-up and geographic dispersion of the traditional family, and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, construction workers, and relocating individuals.

 Moderate Priced, Extended-Stay Concept

  Moderate priced, extended-stay lodging competes on the basis of price and value compared to the extended-stay market generally, thereby providing an economic inducement to guests who are already attracted to the extended-stay concept. In addition, moderate priced, extended-stay lodging provides a new and affordable lodging alternative for guests who are value conscious, have lower incomes, or are on limited expense accounts. Based on published occupancy rates for other participants in the extended-stay market, Homestead believes that there is a strong demand for moderate priced, extended-stay accommodations and that in certain areas of the country there is no organized competition for that business. Of the approximately 3.3 million total available rooms in the United States lodging industry at the end of 1995, there were approximately 45,000, or 1.4%, dedicated extended-stay rooms at approximately 390 separate properties. More than 260 of these extended-stay properties were controlled by only three other competitors, both of which are priced toward the upscale segment of the extended-stay market.

COMPETITION

  The lodging industry is highly competitive. Competitive factors within the lodging industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and supply and availability of alternative lodging in local markets, including short-term lease lodging facilities. Homestead's facilities will compete with a number of competitors, including budget and economy segment hotels and other companies focusing on the extended-stay market. Each of Homestead's existing properties is located in a developed area that includes competing lodging facilities. In addition, each of Homestead's proposed properties is likely to be located in an area that includes competing facilities. The number of competitive lodging facilities in a particular area could have a material adverse effect on the levels of occupancy and average weekly room rates of Homestead's existing and future properties.

  Homestead anticipates that competition within the moderate priced, extended-stay lodging market will substantially increase as participants in other segments of the lodging industry and others focus on this relatively new market. A number of other extended-stay lodging facilities exist, many of which are oriented toward the upscale segment; however, recent announcements indicate a substantial number of competitors intend to enter the mid-priced or economy extended-stay segment. Homestead may compete for development sites with established entities which have greater financial resources than Homestead and better relationships with lenders and sellers. These entities may generally be able to accept more risk than Homestead can prudently manage. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services, or amenities or significantly expand, improve or develop facilities in a market in which Homestead competes, thereby adversely affecting Homestead's operations.

ENVIRONMENTAL MATTERS

  Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, Homestead may be potentially liable for any such costs.

  Homestead has obtained recent Phase I Surveys on its existing properties and intends to obtain Phase I Surveys prior to the purchase of any future properties. The Phase I Surveys are intended to identify potential environmental contamination and regulatory compliance concerns. Phase I Surveys generally include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and the preparation and issuance of written reports. Phase I Surveys generally do not include invasive procedures, such as soil sampling or ground water analysis.

  The Phase I Surveys have not revealed any environmental liability or compliance concern that Homestead believes would have a material adverse effect on Homestead's business, financial position or results of operations nor is Homestead aware of any such liability or concern. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which Homestead will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of Homestead's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to Homestead.

GOVERNMENTAL REGULATION

  A number of states regulate the licensing of hotels by requiring registration, disclosure statements and compliance with specific standards of conduct. Homestead believes that each of its facilities has the necessary permits and approvals to operate its respective business and Homestead intends to continue to obtain such permits and approvals for its new facilities. In addition, Homestead is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect Homestead. Both at the federal and state level from time to time, there are proposals under consideration to increase the minimum wage.

  Under the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although Homestead has attempted to satisfy ADA requirements in the designs for its facilities, no assurance can be given that a material ADA claim will not be asserted against

Homestead, which could result in a judicial order requiring compliance, and the expenditure of substantial sums to achieve compliance, an imposition of fines, or an award of damages to private litigants. These and other initiatives could adversely affect Homestead as well as the lodging industry in general.

TRADEMARKS

  The Homestead Village name has been registered with the United States Patent and Trademark office.

INSURANCE

  Homestead currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if Homestead were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, Homestead's business, results of operations or financial condition could be materially and adversely affected.

EMPLOYEES

  Upon consummation of the Mergers, Homestead will employ approximately 66 professionals and 318 on site personnel. Homestead expects that it will significantly increase the number of its employees as it expands its business. Homestead's employees are not subject to any collective bargaining agreements and management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

  Homestead is not a party to any litigation or claims, other than routine matters incidental to the operation of the business of Homestead. To date, no claims have had a material adverse effect on Homestead nor does Homestead expect that the outcome of any pending claims will have such an effect.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following are Homestead's directors and executive officers:

               NAME               AGE                      POSITION
               ----               ---                      --------
      David C. Dressler, Jr.      42          Chairman, President and Director
      C. Ronald Blankenship       46          Director(1)
      John P. Frazee, Jr.         51          Director
      Jeffrey A. Klopf            48          Senior Vice President and Secretary
      John R. Patterson           44          Senior Vice President
      Donald J. Schultz           41          Senior Vice President

- --------

(1) Mr. Blankenship will become an advisory director after the Closing. He will attend meetings of the Homestead Board but will not have voting rights.

  DAVID C. DRESSLER, JR.--42--Director; Chairman of Homestead since May 1996 and President since January 1996; Director and Chairman of Homestead Village Incorporated since June 1995; Managing Director of PTR since May 1993 and Director and Managing Director of the PTR and ATLANTIC REIT Managers since April 1992; from 1984 to May 1991, Regional Partner, Trammell Crow Residential, Boston, Massachusetts (multifamily real estate development and property management). While with Trammell Crow Residential, Mr. Dressler was on the Management Board for Trammell Crow Residential Services (managing 90,000 multifamily units nationwide) and was co-founder and a board member of Trammell Crow Residential Services-North, which managed 10,000 multifamily units in the Midwest and Northeast. In his various positions prior to his affiliation with PTR, Mr. Dressler supervised the development of approximately 6,500 multifamily units.

  C. RONALD BLANKENSHIP--46--Director; Chairman of PTR and the PTR REIT Manager and Managing Director of SCG since March 1991; Director of ATLANTIC and the ATLANTIC REIT Manager since April 1996; from June 1988 to March 1991, Regional Partner, Trammell Crow Residential, Chicago, Illinois (multifamily real estate development and property management); prior thereto Executive Vice President and Chief Financial Officer, The Mischer Corporation, Houston, Texas (multibusiness holding company with investments primarily in real estate). While with Trammell Crow Residential, Mr. Blankenship was on the Management Board for Trammell Crow Residential Services, a property management company that managed approximately 90,000 multifamily units nationwide, and was chief executive officer of Trammell Crow Residential Services-North, which managed 10,000 multifamily units in the Midwest and Northeast. In his various positions prior to his affiliation with the PTR REIT Manager, Mr. Blankenship supervised the development of approximately 9,300 multifamily units. Mr. Blankenship supervises the overall operations of PTR and the PTR REIT Manager.

  JOHN P. FRAZEE, JR.--51--Director; private investor; formerly President and Chief Operating Officer of Sprint Corporation; prior to the March 1993 merger with Sprint, Mr. Frazee was the Chairman and Chief Executive Officer of Centel Corporation (a major telecommunications company he joined in 1972). He is a member of the Board of Directors of Nalco Chemical Company, Dean Foods Company, Paging Network Inc., C-Span and SCG. He is a life trustee of Rush-Presbyterian-St. Luke's Medical Center, a national trustee of The Newberry Library and a trustee of the Florida State University Foundation.

  JEFFREY A. KLOPF--48--Senior Vice President of Homestead since May 1996 and Secretary since January 1996 and Senior Vice President and Secretary of Homestead Village Incorporated, PTR, ATLANTIC and SCG since January 1996, where he provides securities offerings and corporate acquisition services and oversees the provision of legal services for affiliates of the firm; from January 1988 to December 1995, partner of Mayer, Brown & Platt where he practiced corporate and securities law.

  JOHN R. PATTERSON--44--Senior Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the operations group; Vice President of PTR since January 1995; from July 1993 to January 1995, a Senior Vice President in business development at NationsBank in Atlanta; prior thereto, Division President and Partner of Trammell Crow Residential Services.

  DONALD J. SCHULTZ--41--Senior Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group; from November 1993 to June 1995, Senior Vice President of Construction with Avalon Properties, Inc.; and from March 1986 to November 1993, President of Construction for Trammell Crow Residential (Northwest Region).

OTHER OFFICERS OF HOMESTEAD

  LAURIE B. BURNS--33--Vice President of Homestead since May 1996, and Homestead Village Incorporated since November 1995 where she is a member of the development group; from March 1994 to November 1995, Director of the Real Estate division of Apple South, Inc.; and from June 1986 to March 1994, with the Real Estate Division of Taco Bell Corporation where her most recent position was a Director of the Real Estate Division.

  ROBERT E. CLARK--36--Vice President, Treasurer and Controller of Homestead since May 1996 and Vice President of Homestead Village Incorporated since September 1995 where he is responsible for accounting and financial reporting; from September 1990 to August 1995, Director of accounting for the Residence Inn, Courtyard and Fairfield Inn divisions of Marriott International; and from February 1989 to September 1990, controller of business travel programs for Marriott where he was responsible for all accounting and finance for Marriott's marketing programs.

  GARY A. DELAPP--36--Vice President of Homestead since May 1996 and of Homestead Village Incorporated since February 1996 where he is a member of the operations group; from July 1983 to February 1996 with Vista Host Inc. where his most recent position was Senior Vice President of Operations.

  ROBERT W. FROST JR.--49--Vice President of Homestead since May 1996 and Homestead Village Incorporated since November 1995 where he is a member of the development group; from February 1982 to November 1995, Vice President of Payless Shoesource, Inc. where he was responsible for the real estate and construction in a 23-state region. Prior thereto, Mr. Frost was a Group Development Manager of The Southland Corporation where he was responsible for expanding Chief Auto Parts stores in California, Nevada and Texas.

  FREDRIC A. GOERS--53--Vice President of Homestead since May 1996 and Homestead Village Incorporated since November 1995 where he is a member of the development group; from September 1993 to October 1995 Vice President of Discovery Zone, Inc. where he was responsible for design and construction; and from May 1990 to August 1993, a partner of Garrison Goers Associates, Inc., a construction and development firm providing service to institutional lenders, developers and investors.

  BRADLEY P. GRIGGS--39--Vice President of Homestead since May 1996 and Homestead Village Incorporated since September 1995 where he is a member of the development group; from November 1990 to September 1995; Project Manager with The Fieldstone Company where he directed all aspects of project management; and from November 1987 to November 1990, Operations Manager with M.J. Brock and Sons, Inc. for Riverside and San Diego Counties.

  A. DAVID HALE--38--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group; from May 1992 to June 1995, Director of Human Resources of Ryland Homes mid-Atlantic region; and from April 1989 to May 1992, Vice President of Acquisition and Development at Questar Properties.

  LAURA L. HAMILTON--33--Vice President of Homestead since May 1996 and Homestead Village Incorporated since January 1996 where she supervises Homestead's due diligence group, and a member of the PTR due diligence group since April 1992; prior thereto Ms. Hamilton was a real estate paralegal with the law firm of Poole, Kelly & Ramo in Albuquerque, New Mexico.

  W. GEOFFREY JEWETT--48--Vice President of Homestead since May 1996 and Homestead Village Incorporated since January 1996 where he is a member of the operations group; Vice President of PTR since March 1995; from November 1994 to March 1995, Vice President of Security Capital Pacific Incorporated which merged into PTR in March 1995 ("PACIFIC"), where he was involved with and had overall responsibility for acquisitions; from May 1994 to November 1994, Vice President of ATLANTIC, where he had overall responsibility for the acquisitions group; from September 1993 to April 1994, member of the acquisition group of PACIFIC; prior thereto, Vice President of LaSalle Partners Limited in its acquisitions and property finance group, where he provided investment property sale, financing and acquisition services on behalf of corporate and institutional clients throughout the western United States.

  JEFFREY A. JONES--37--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group and with PTR since February 1995; from June 1993 to January 1995, Vice President of SENTRE Partners where he was responsible for investment acquisitions and development activities in Mexico; and from November 1989 to April l993, a Development Manager with Stark Companies International where he was responsible for site acquisitions and entitlement processing for residential and hotel projects.

  ARTHUR G. MAY--36--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group and with PTR since September 1994; from

August 1989 to September 1994, Vice President and Chief Financial Officer at Western Development Group, Inc. where he was responsible for residential development projects. Prior thereto, Mr. May was a Project Manager at J.R. Abbott Construction Co., Inc.

  GREGG A. PLOUFF--39--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group; Vice President of PTR since March 1995; from July 1994 to March 1995, Vice President of PACIFIC; from November 1993 to July 1994, a member of the acquisitions group of PTR; prior to November 1993, Mr. Plouff served in an acquisitions consulting capacity for PTR; prior thereto, Mr. Plouff was with Trammell Crow Residential, most recently as a partner, where he was involved with residential development in the Dallas, Chicago and Southern California markets.

  MARK E. RILEY--37--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group; from September 1993 to September 1994, co-founder of Southeast Lodges Development Company where he developed and operated economy extended-stay facilities across the Southeast; and from May 1990 to September 1993, Vice President of Suburban Lodges of America Inc., where he was responsible for franchising and financing activities of economy extended-stay facilities.

  WILLIAM C. STEAD--53--Vice President of Homestead since May 1996 and Homestead Village Incorporated since September 1995 where he is a member of the development group; from March 1991 to September 1995, Vice President of Heritage Construction Company where he has managed all development and construction activities; and from May 1988 to February 1991, Partner of Morgan-Stead & Associates which complete projects abandoned by financial institutions in Tennessee, Florida and Georgia.

  S. SCOTT STEWART--32--Vice President of Homestead since May 1996 and Homestead Village Incorporated since June 1995 where he is a member of the development group; from May 1993 to January 1995, President of Potomac Land & Development Company; and from November 1991 to May 1993 with Providence Savings Bank as a Real Estate Owned Manager.

MANAGEMENT PHILOSOPHY

  Homestead believes that the quality of management should be assessed in the light of the following factors:

    Management Depth/Succession. Management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of Homestead. Homestead believes that several of its senior officers could serve as the principal executive officer and continue Homestead's performance.

    Strategic Vision. Management should have the strategic vision to determine an investment focus that provides both favorable initial yields and strong long-term growth prospects. Homestead will demonstrate its strategic vision by focusing Homestead on the extended-stay lodging business in target markets where demographic and supply factors will permit high occupancies at increasing rates.

    Research Capability. Management should have the means for researching both markets and product to determine appropriate investment opportunities. Homestead divides its target markets into multiple submarkets for analysis purposes. Through its relationship with Security Capital Investment Research, Homestead will have several professionals devoting substantial time to research, on a submarket-by-submarket basis, who are closely supervised by the directors and executive officers of Homestead.

    Investment Committee Process. Investment committees should provide discipline and guidance for the investment activities of Homestead in order to achieve its long-term strategic objectives. The four members of Homestead's Investment Committee have a combined 56 years of experience in the real estate industry. The Investment Committee receives detailed written analyses and research, in a standardized format, from

  Homestead's development and acquisition personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the Homestead Board. The quality of the Investment Committee's process will be evident from the ability of Homestead to achieve its investment goals, generally exceeding its projected initial returns and growth from the extended-stay lodging business.

    Development Capability. Homestead has no plans or intentions of acquiring existing hotel properties and converting them to the Homestead Village concept. Homestead's personnel have substantial development experience. Homestead has 39 full-time professionals committed to development activities. Homestead has engaged in substantial development at attractive yields that have generally exceeded projections.

    Due Diligence Process. Management should have experienced personnel dedicated to performing intelligent and thorough due diligence. Homestead has six full-time due diligence professionals and has developed uniform systems and procedures for due diligence.

    Operating Capability. Management can substantially improve cash flow by actively and effectively managing assets. Homestead has devoted substantial personnel and financial resources to developing value-added operating systems, which control and effectively administer the operation of Homestead's extended-stay lodging business.

COMMITTEE OF THE BOARD

  The Homestead Board will establish an Audit Committee consisting solely of Independent Directors prior to the consummation of the Transaction. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Homestead's internal accounting controls.

  The Homestead Charter provides that, immediately following the date on which Homestead has a class of securities registered pursuant to Section 12 of the Exchange Act, the Homestead Board shall include a majority of directors ("Independent Directors") each of whom is not an employee or officer of Homestead, any person or entity primarily controlling Homestead or their respective affiliates and performs no other services for Homestead, any person or entity primarily controlling Homestead or any of their respective affiliates, except as director or trustee.

MANAGEMENT COMPENSATION

  Directors' Compensation. Directors who are not employees of Homestead or SCG will receive $14,000 per year for serving as a director and will be reimbursed for their travel and other expenses incurred in connection with attending meetings of the Homestead Board or committees thereof. Outside directors may also receive grants of options to acquire shares of Homestead Common Stock. See "--Outside Directors Plan."

  Executive Compensation. Homestead was incorporated in January 1996 and did not conduct any operations prior to that time. Homestead anticipates that during 1996 its most highly compensated officers, with estimated salary amounts for each such individual on an annualized basis, will be David C. Dressler, Jr., $195,000; Robert W. Frost, Jr., $160,000; John R. Patterson, $160,000; and Donald J. Schultz, $160,000, (the "Named Executive Officers"). Each Named Executive Officer will also be eligible for discretionary bonuses and awards under the Incentive Plan described below. See "--Long-Term Incentive Plan."

LONG-TERM INCENTIVE PLAN

  Prior to consummation of the Mergers, Homestead anticipates adoption of the Homestead Village Incorporated Long-Term Incentive Plan (the "Incentive Plan"), subject to approval of Homestead shareholders, which, it is expected, will contain the following terms and conditions. The number of shares of Homestead Common Stock which may be awarded under the Incentive Plan shall not exceed 4,000,000 shares in the aggregate. Shares of Homestead Common Stock issued under the Incentive Plan may be authorized and unissued shares or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Incentive Plan, the number or type of shares subject to outstanding awards, and the exercise price thereof, will be appropriately adjusted. The Incentive Plan will authorize the award of stock grants (which may be subject to restrictions), and performance stock, and authorizes the establishment of one or more stock purchase programs. A committee of the Homestead Board (the "Committee") will be appointed to administer the Incentive Plan. Subject to the terms of the Incentive Plan, the Committee will determine which employees or other individuals providing services to Homestead shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards.

  Options awarded under the Incentive Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options which are not intended to satisfy Section 422 of the Code. Options will become exercisable in accordance with the terms established by the Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards. Options will expire on the date determined by the Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death, disability or retirement, or (iii) the three month anniversary of the participant's termination of employment for any other reason. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Committee may determine.

  Under the Incentive Plan, the Committee may grant awards of Homestead Common Stock to participants, which shall be subject to such conditions and restrictions, if any, as the Committee may determine. During the period a stock award is subject to restrictions or limitations, the Committee may award the participant dividend rights with respect to such shares. The Incentive Plan may also provide that the Committee may establish one or more stock programs which may permit purchases of Homestead Common Stock.

  The Committee may award participants performance stock, the distribution of which is subject to achievement of performance objectives.The number of shares and the performance measures and periods shall be established by the Committee at the time the award is made.

 Non Qualified Options

  Homestead may grant, prior to the closing of the Mergers, options to acquire shares of Homestead Common Stock, subject to board and shareholder approval. The Named Executive Officers and certain other officers of Homestead may receive options to purchase shares of Homestead Common Stock at $10.00 per share, although the total number of shares subject to these options has not been determined as of the date of this Prospectus. Each participant would receive nonqualified stock options. The options would become exercisable ten percent in the third year after the date of grant, an additional twenty percent in the fourth year after the date of grant, an additional thirty percent in the fifth year after the date of grant and the remaining forty percent in the sixth year after the date of grant and would expire ten years after the date of grant. The participants would have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income would be recognized by a participant at the time the options are granted. The exercise of a nonqualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option price. Homestead ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Stock Purchase Program

  Homestead may, prior to the closing of the Mergers, permit eight senior officers to purchase shares of Homestead Common Stock under the stock purchase program portion of the Incentive Plan, subject to board and shareholder approval. Those officers may be offered the opportunity to purchase up to an aggregate of 85,000 shares at $10.00 per share. The stock purchases would provide for a two year restricted period during which the participants must remain employed by Homestead. If a participant leaves the employ of Homestead prior to the end of the restricted period, Homestead would have the right to repurchase the shares at the original purchase price plus an imputed interest rate. At the end of the two-year period, the participant would own the shares without further restriction.

OUTSIDE DIRECTORS PLAN

  It is expected that Homestead will adopt, subject to approval of the Homestead shareholders, an Outside Directors Plan under which up to 100,000 shares of Homestead Common Stock may be subject to options (the "Outside Directors Plan"). Options granted under the Outside Directors Plan will have a five year term and will be immediately exercisable in whole or in part. It is expected that options will be granted under the Outside Directors Plan as of the Distribution Record Date and as of the date of each annual meeting of shareholders of Homestead commencing in 1997. Options granted under the Outside Directors Plan will provide that the option holder may, in the event of the acquisition of 50% or more of the outstanding shares of Homestead Common Stock as the result of any cash tender offer or exchange offer (other than one made by Homestead), exercise the options immediately or surrender the options, or any unexercised option thereof, to Homestead and receive cash from Homestead equal to the difference between the exercise price of each option and per share price of the tender offer or exchange offer, multiplied by the number of shares of Homestead Common Stock for which options are held.

             RELATIONSHIP WITH SECURITY CAPITAL GROUP INCORPORATED

  Prior to consummation of the Mergers, portions of Homestead's properties, assets and operations were owned by subsidiaries of each of PTR, ATLANTIC and SCG. SCG is a private real estate company which owns controlling positions in several real estate operating companies, including PTR and ATLANTIC, and owns several REIT managers which direct these operating businesses.

  Immediately after completion of the Mergers, SCG is expected to beneficially own 8,102,557 shares of Homestead Common Stock or approximately 45.6% of the outstanding shares of Homestead Common Stock, not including 2,243,038 shares which will be issued to and held in escrow by an escrow agent pending funding of convertible mortgages loans under the Funding Commitment Agreements. See "Certain Relationships and Transactions--Escrow Agreement." Through its beneficial ownership of Homestead Common Stock, SCG will control 45.6% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under the Incentive Plan. SCG will also own Homestead Warrants to acquire an additional 5,032,707 shares of Homestead Common Stock, which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 57.7%. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. In addition, pursuant to an Investor Agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to investor agreements with ATLANTIC and PTR, each of ATLANTIC and PTR will have the right to nominate one director to the Homestead Board. See "Certain Relationships and Transactions--PTR and ATLANTIC Investor Agreements" and "--SCG Investor Agreement."

  SCG has funded the development of the Homestead Village concept since 1991. As part of the Transaction, SCG will contribute, for no additional consideration, the Homestead Village trademark, the Homestead Village operating system and Homestead Village properties which it is developing in areas outside the target markets of PTR and ATLANTIC. SCG will also provide financing to Homestead for additional developments undertaken between the execution of the Merger Agreement and the Closing Date.

  Prior to the Mergers, Homestead obtained certain services from affiliates of SCG and the SCG employees who performed services for Homestead under the PTR and ATLANTIC REIT management agreements and the property management agreements participated in a number of employee benefit plans maintained by SCG. Prior to completion of the Transaction, SCG and Homestead will enter into certain agreements relating to these matters. See "Business--Administrative Services Agreement" and "Certain Relationships and Transactions."

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

PROTECTION OF BUSINESS AGREEMENT

  Each of PTR, ATLANTIC and SCG will enter into a protection of business agreement dated as of the Closing Date (the "Protection of Business Agreement") with Homestead which will prohibit PTR, ATLANTIC, SCG and their respective affiliates from engaging, directly or indirectly, in the extended-stay lodging business in the continental United States except through Homestead and its subsidiaries. The Protection of Business Agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The Protection of Business Agreement does not prohibit any of PTR, ATLANTIC or SCG from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as they do not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and (iv) owning securities of another person primarily engaged in business other than a business owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The Protection of Business Agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or SCG; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden style multifamily properties; and (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden style multifamily properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC and SCG or their respective affiliates (as defined in the Protection of Business Agreement)), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, SCG, or their respective affiliates, of 25% or more of the outstanding shares of voting stock of Homestead, without the prior written consent of the Homestead Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the tenth anniversary of the Closing Date.

SCG INVESTOR AGREEMENT

  Homestead and SCG will enter into an investor agreement (the "SCG Investor Agreement"), which will require SCG, upon notice from Homestead, to exercise all of the Homestead Warrants (at an exercise price of $10.00 per share) received by SCG in connection with the Transaction. Homestead may call for the exercise of Homestead Warrants by SCG upon 10 days' prior written notice. The SCG Investor Agreement, among other things, provides that, without having first consulted with the nominee of SCG designated in writing, Homestead may not seek Homestead Board approval of (i) Homestead's annual budget, (ii) incurring expenses in any year exceeding (A) any line item in the annual budget by 20% and (B) the total expenses set forth in the annual budget by 5%,
(iii) acquisitions or dispositions in a single transaction or group of related transactions where the aggregate purchase price paid or received exceeds $5 million, (iv) new contracts with a service provider for (A) investment management, property management or leasing services, or (B) that reasonably contemplates annual contract payments by Homestead in excess of $200,000, (v) the declaration or payment of any dividend or other distribution, (vi) the approval of stock option plans, (vii) the offer or sale of any shares of stock of Homestead or any securities convertible into shares of stock of Homestead (other than the sale or grant of any stock or grants of options or exercise of options granted under any benefit option plan approved by stockholders) and
(viii) the incurrence, restructuring, renegotiation or repayment of indebtedness for borrowed money in which the aggregate amount involved exceeds $5 million. The SCG Investor Agreement also provides that, so long as SCG owns at least 10% of the outstanding shares of Homestead Common Stock, Homestead may not increase the number of persons serving on the Homestead Board to more than seven. SCG also will be entitled to designate one or more persons as directors of Homestead, as follows: (i) so long as SCG owns at least 10% but less than 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate one person; and (ii) so long as SCG owns at least 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Homestead Board as the number of shares of Homestead Common Stock beneficially owned by SCG bears to the total number of outstanding shares of Homestead Common Stock, provided, that SCG shall be entitled to designate no more than two persons so long as the Homestead Board consists of no more than seven members. Any person who is employed by SCG or who is an employee, a 25% shareholder or a director of any corporation of which SCG is a 25% shareholder (except for Homestead) shall be deemed to be a designee of SCG. The nominee(s) of SCG may, but need not, be the same person(s) nominated by either PTR pursuant to the PTR Investor Agreement or ATLANTIC pursuant to the ATLANTIC Investor Agreement.

  In addition, because SCG is an affiliate of Homestead, the SCG Investor Agreement provides SCG with registration rights pursuant to which, in certain specified circumstances, SCG may request, at any time after the first anniversary of the date on which the Homestead Common Stock is registered with the Securities and Exchange Commission (the "Commission") under either Section 12(b) or 12(g) of the Exchange Act, and on not more than three occasions, registration of all of SCG's Homestead Common Stock pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act").

FUNDING COMMITMENT AGREEMENTS

  Pursuant to funding commitment agreements to be dated as of the Closing Date (the "Funding Commitment Agreements") each of PTR and ATLANTIC will agree to make mortgage loans to Homestead of up to $144,044,620 and $98,028,471, respectively. The obligations of PTR and ATLANTIC are limited to a specific dollar amount for each property identified in the respective Funding Commitment Agreements. Upon any determination by Homestead to commence development of a property identified in the Funding Commitment Agreement, Homestead is required to notify PTR or ATLANTIC, as the case may be, and PTR or ATLANTIC, as the case may be, is required to endeavor in good faith to fund up to the full amount of its obligation with respect to such property. Homestead is required to complete the development of such property consistent with the development plans for such property. Each mortgage loan issued by Homestead pursuant to a Funding Commitment Agreement will be convertible into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for every $11.50 of principal outstanding on the mortgage loan. The obligation of Homestead to call for funding of, and the obligations of PTR and ATLANTIC to provide funding for, the mortgage loans expires on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage loans accrues at the rate of 9% on the unpaid principal balance, payable every six months. The mortgages are scheduled to mature on October 31, 2006, and are not callable until five years after the Closing Date. Homestead has pledged substantially all of its assets as collateral for the mortgage loans.

  Pursuant to each Funding Commitment Agreement, PTR and ATLANTIC will provide Homestead aggregate funding on such developments in the amounts of up to approximately $129 million and $111 million, respectively, which amounts are anticipated to be sufficient to complete the development of the respective Homestead Village facilities contributed by them. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to approximately $144 million and $98 million, respectively. The effect of these provisions is that PTR will fund $898,000 for each $1,000,000 principal amount of convertible mortgage loans and ATLANTIC will fund $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. In calculating the relative ownership interests of PTR and ATLANTIC, SCG assumed that as of July 1, 1996 PTR would have 28 Homestead Village facilities in operation and generating income, while ATLANTIC would have none. In addition, SCG expects that the average property development costs for the existing PTR Homestead Village properties will, on balance, be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. The stated amount of the convertible mortgage loans was determined based on a 9% interest rate to provide an effective yield to each of PTR and ATLANTIC that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

ATLANTIC AND PTR INVESTOR AGREEMENTS

  ATLANTIC and PTR will each enter into an investor and registration rights agreement with Homestead (the "ATLANTIC and PTR Investor Agreements") pursuant to which ATLANTIC and PTR each are entitled to designate one person for nomination to the Homestead Board, and Homestead will use its best efforts to cause the election of such nominee(s), until March 31, 1998 and for so long thereafter as PTR or ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to the Funding Commitment Agreement. Such nominee(s) may, but need not, be the same person(s) nominated by SCG pursuant to the SCG Investor Agreement. In addition, Homestead has granted to each of ATLANTIC and PTR registration rights with respect to the issuance upon conversion and the distribution of all of the shares of Homestead Common Stock issuable upon conversion of the convertible mortgage notes. Prior to the one-year anniversary of the date the Homestead Common Stock is registered under the Exchange Act, each of ATLANTIC and PTR may request one registration of those shares of Homestead Common Stock which are issued upon conversion of any or all the convertible mortgage notes converted during such one-year period and which it intends to distribute to its stockholders. After such one-year anniversary, each of ATLANTIC and PTR may request three additional registrations pursuant to Rule 415 promulgated under the Securities Act of all shares of Homestead Common Stock issued or issuable upon conversion of the convertible mortgage notes. Such registration, except for the fees and disbursements of counsel to ATLANTIC or PTR, shall be at the expense of Homestead.

ESCROW AGREEMENT

  Pursuant to an escrow agreement to be dated the Closing Date (the "Escrow Agreement") among Homestead, SCG and State Street Bank and Trust Company ("Escrow Agent"), a portion of the shares of Homestead Common Stock issuable to SCG in the Transaction will be placed in an escrow account maintained with the Escrow Agent. In general, as PTR and ATLANTIC advance funds to Homestead in accordance with the terms of their respective Funding Commitment Agreements, a portion of the shares of Homestead Common Stock in the escrow account will be released to SCG, together with a proportionate amount of accrued dividends, if any. On January 1, 2000, unless all of the shares of Homestead Common Stock placed in the escrow account have been released to SCG sooner in accordance with the provisions of the Escrow Agreement, the Escrow Agent will release to Homestead all of the shares of Homestead Common Stock remaining in the escrow account. All dividends or other distributions paid by Homestead in respect of the shares of Homestead Common Stock held in the escrow account shall be retained by the Escrow Agent for the benefit of the party to whom the related shares of Homestead Common Stock are ultimately issued. The Escrow Agent will vote all shares of Homestead Common Stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  Because the number of shares of Homestead Common Stock being received by SCG is based on the anticipated future REIT management fees and property management fees SCG would have received under existing agreements with PTR and ATLANTIC for the 80 Homestead Village properties contributed to Homestead, net of overhead of SCG related to those properties, and since many of the contributed Homestead Village properties are either in the development or planning stage, the purpose of the Escrow Agreement is to time SCG's receipt of the shares of Homestead Common Stock pursuant to the Merger Agreement with the time the properties are actually funded and supported by a completion guaranty.

FINDER'S AGREEMENTS

  Pursuant to a series of agreements between PTR and the unaffiliated person who brought the Homestead concept to PTR and certain of his affiliates (collectively, "Finder"), Finder agreed to assist PTR in locating, developing and operating temporary corporate affordable housing facilities. In accordance with these agreements, Finder is entitled to receive: (i) with respect to four Homestead properties currently in operation and located in the Dallas area (collectively, the "Dallas Properties"), an annual amount of $535,000; (ii) with respect to the first 35 Homestead facilities constructed by Homestead (other than the Dallas Properties), an annual amount of $7,500 per property (such amount subject to proportionate increase or decrease if the property has less than 120 units or more than 150 units) for each fiscal year beginning on the date the facility achieves 80% occupancy and provided that Homestead expects to receive for such fiscal year an annual return from the facility equal to 12% of its undepreciated cost in the facility; (iii) upon the sale of any of the Dallas Properties to an unaffiliated third party, 20% of the net proceeds, which are generally defined as the gain on sale received by Homestead from the sale of such property (after deducting all closing costs and commissions and after deducting Homestead's undepreciated cost of all land, improvements and renovations); and (iv) upon the sale of any of the other 35 properties to an unaffiliated third party, 10% of the net gain on sale received by Homestead from the sale of such property (after deducting all closing costs and commissions and after deducting Homestead's undepreciated cost of all land, improvements and renovations). The annual payments for each facility are payable until the earliest to occur of the sale of the facility to an unaffiliated third party, a breach of the agreements by Finder (subject to various cure provisions), and February 2043. In addition, Finder has agreed, until December 31, 1996, not to compete, directly or indirectly, with Homestead in certain states in which Homestead operates. Finder is not affiliated with Homestead, PTR, ATLANTIC or SCG. Homestead does not currently have an intention to sell any of its properties.

                            PRINCIPAL SHAREHOLDERS

  As of August 1, 1996, there were 1,000 shares of Homestead Common Stock issued and outstanding, which were held of record by SCG. The following table sets forth, as of August 1, 1996 and as adjusted to give effect to the Transaction, certain information regarding the beneficial ownership of Homestead Common Stock by each person who is expected to be the beneficial owner of five percent or more of the outstanding Homestead Common Stock, by each of Homestead's directors and Named Executive Officers, and by all directors and executive officers of Homestead as a group. As of such date, there are expected to be approximately 3,400 record holders of Homestead Common Stock.

                                                   AMOUNT OF        PERCENT OF
      NAME AND ADDRESS OR NUMBER OF PERSONS IN     BENEFICIAL        HOMESTEAD
      GROUP                                       OWNERSHIP(1)      COMMON STOCK
      ----------------------------------------    ------------      ------------
      Security Capital Group Incorporated.......   13,135,264(2)        57.7%
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
        William D. Sanders (Corporate
         Ownership).............................   13,135,264(3)        57.7%
         7777 Market Center Avenue
         El Paso, Texas 79912
        William D. Sanders (Personal Ownership).       64,593(4)           *
         7777 Market Center Avenue
         El Paso, Texas 79912
      C . Ronald Blankenship....................        7,962              *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      David C. Dressler, Jr.....................          909(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      John P. Frazee, Jr........................        3,143(6)           *
       9512 Bull Headley Road
       Tallahassee, Florida 32312
      Robert W. Frost, Jr.......................            0(5)           *
       Six Piedmont Center
       Atlanta, Georgia 30305
      John R. Patterson.........................            0(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Donald J. Schultz.........................          199(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Directors and Executive Officers as a
       group
       (6 persons)..............................       12,213(5)(6)        *

- --------
   * Less than 1%.

(1) Includes for SCG, Messrs. Sanders, Blankenship, Dressler, Frazee and Schultz, and all directors and executive officers as a group, 5,032,707, 25,935, 3,197, 365, 1,262 and 80, and 4,904 shares of Homestead Common
    Stock, respectively, that may be acquired upon exercise of Homestead
    Warrants.

(2) These shares of Homestead Common Stock will be owned of record by SC Realty Incorporated, a wholly owned subsidiary of SCG, and will be pledged to secure SCG's $300 million revolving line of credit facility with a syndicate of banks. As of August 1, 1996, there were $165 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by SCG of PTR, ATLANTIC, Security Capital Industrial Trust, a publicly-traded REIT affiliated with SCG, and Security Capital U.S. Realty, an entity based in Luxembourg that is affiliated with SCG and which invests in real estate operating companies in the United States. SCG estimates that the aggregate market value of the pledged securities exceeded $2.0 billion as of August 1, 1996. SCG was in compliance with all covenants under the line of credit as of March 31, 1996. Does not include up to 2,243,038 shares of Homestead Common Stock which may be issued to SCG pursuant to the Escrow Agreement. See "Certain Relationships and Transactions--Escrow Agreement."
(3) Mr. Sanders may be deemed to beneficially own these shares of Homestead Common Stock, which will be owned by SCG, because Mr. Sanders shares voting and dispositive power with respect to all shares of Homestead Common Stock owned by SCG. SCG and Mr. Sanders intend to play a major role in the direction of Homestead for the purpose of maximizing the value of Homestead.
(4) 3,455 of these shares of Homestead Common Stock will be owned by Mr. Sanders directly. Mr. Sanders may be deemed to beneficially own 58,395 of these shares of Homestead Common Stock which will be owned by Sanders Partners Incorporated and CAMPR Partners Limited, family entities with respect to which Mr. Sanders shares voting and dispositive power, and 2,743 of these shares of Homestead Common Stock will be owned by a foundation of which Mr. Sanders is a director.

(5) Does not include shares of Homestead Common Stock which may be issued under the Incentive Plan. See "Management--Long-Term Incentive Plan."

(6) Does not include shares of Homestead Common Stock which may be issued under the Outside Directors Plan. See "Management--Outside Directors Plan."

                      DESCRIPTION OF HOMESTEAD SECURITIES

  The following summary of the terms of the securities of Homestead does not purport to be complete and is subject to and qualified in its entirety by reference to the Homestead Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

  The authorized stock of Homestead consists of 250,000,000 shares of common stock, $0.01 par value per share. The Homestead Board may classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock. No holder of any class of stock of Homestead will have any preemptive right to subscribe to any securities of Homestead except as may be granted by the Homestead Board in authorizing the issuance of a class of preferred stock. Under Maryland law, stockholders are generally not liable for Homestead's debts or obligations. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Risk Factors-- Limitations on Changes in Control," "Certain Relationships and Transactions-- SCG Investor Agreement" and "Certain Provisions of Maryland Law and of Homestead's Charter and Bylaws."

  The transfer agent and registrar for the Homestead Common Stock is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021.

HOMESTEAD COMMON STOCK

  The outstanding shares of Homestead Common Stock are fully paid and nonassessable. Each share of Homestead Common Stock entitles the holder to one vote on all matters requiring a vote of stockholders, including the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors, which means that the holders of a majority of the outstanding shares of Homestead Common Stock can elect all of the directors then standing for election. Stockholders are entitled to such dividends as may be authorized from time to time by the directors out of assets legally available therefor.

  In the event of any liquidation, dissolution or winding-up of the affairs of Homestead, holders of Homestead Common Stock will be entitled, subject to the preferential rights of holders of preferred stock, if any, to share ratably in the assets of Homestead remaining after provision for payment of liabilities to creditors.

  All shares of Homestead Common Stock have equal distribution, liquidation and other rights, and shall have no preference, appraisal, conversion or exchange rights. Upon completion of the Distribution, 17,749,735 shares of Homestead Common Stock will be issued and outstanding (including the 2,243,038 shares held in escrow).

PREFERRED STOCK

  The Homestead Board is empowered by the Homestead Charter, without the approval of stockholders, to cause shares of preferred stock to be issued in one or more series and to determine, among other things, the number of preferred shares of each series and the rights, preferences, powers and limitations of each series which may be senior to the rights of Homestead Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Homestead and may adversely affect the voting and other rights of stockholders. Upon completion of the Transaction, no shares of preferred stock will be outstanding and Homestead has no present plans to issue any preferred stock following completion of the Distribution other than as contemplated by the Rights Agreement (as defined below).

PURCHASE RIGHTS

  On May 16, 1996, the Board of Directors authorized a dividend of one Purchase Right for each share of Homestead Common Stock outstanding at the close of business on May 16, 1996 (the "Rights Record Date") to the holders of Homestead Common Stock of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional shares of Homestead Common Stock issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Purchase Right for each such additional share. Each Purchase Right entitles the registered holder under certain circumstances to purchase from Homestead one-hundredth of a Participating Preferred Share of Homestead at a price of $50.00 per one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of May 16, 1996 between Homestead and The First National Bank of Boston, as rights agent (the "Rights Agreement").

  The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earlier to occur of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons (excluding certain affiliates of Homestead) has acquired beneficial ownership of 20% or more of the outstanding shares of Homestead Common Stock (thereby becoming an "Acquiring Person"), (2) 15 business days (or such later date as may be determined by action of the Homestead Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons (excluding certain affiliates of Homestead) of 25% or more of the outstanding shares of Homestead Common Stock or (3) 15 business days (or such later date as may be determined by action of the Homestead Board prior to such time as any person becomes an Acquiring Person) after the date of filing by any person of, or the first public announcement of the intention of any person to file, any application, request, submission or other document with any federal or state regulatory authority seeking approval of, attempting to rebut any presumption of control upon, or otherwise indicating an intention to enter into, any transaction or series of transactions (other than a transaction in which newly issued Homestead Common Stock is issued directly by Homestead) the consummation of which would result in any person (excluding certain affiliates of Homestead) becoming the beneficial owner of Homestead Common Stock aggregating 25% or more of the then outstanding shares of Homestead Common Stock (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the stock certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Purchase Rights will be evidenced by such stock certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase Rights), new stock certificates issued after the Rights Record Date upon transfer or new issuance of shares of Homestead Common Stock will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Homestead Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Homestead Common Stock so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

  The Purchase Rights will expire on May 16, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Purchase Rights are earlier redeemed or exchanged by Homestead, in each case as described below.

  The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will be entitled to a minimum preferential quarterly distribution payment equal to the greater of (i) $1 per share or (ii) 100 times the distribution declared per share of Homestead Common Stock. Each Participating Preferred Share will have 100 votes, voting together with the shares of Homestead Common Stock. If dividends payable on Participating Preferred Shares are in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Participating Preferred Shares shall have the exclusive right, voting separately as a single class, to elect two directors of Homestead until such time as all arrears in dividends (whether or not declared) on the Participating Preferred Shares shall have been paid or declared and set apart for payment. In the event of liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1 per share (plus any accrued and unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Homestead Common Stock. In the event of any merger, consolidation or other transaction in which shares of Homestead Common Stock are exchanged, each Participating Preferred Share will be entitled to receive 100 times the amount received per share of Homestead Common Stock. In the event of issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one-hundredth of a Participating Preferred Share. The Purchase Rights will be protected by customary antidilution provisions.

  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise a number of shares of Homestead Common Stock having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of shares of Homestead Common Stock upon exercise of Purchase Rights, the Homestead Board may under certain circumstances, and if there is an insufficient number of shares of Homestead Common Stock authorized but unissued or held by Homestead to permit the exercise in full of the Purchase Rights, the Homestead Board is required to, take such action as may be necessary to cause Homestead to issue or pay upon the exercise of Purchase Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the shares of Homestead Common Stock which otherwise would have been issuable upon exercise of Purchase Rights.

  In the event that, after any person or group becomes an Acquiring Person, Homestead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of Homestead Common Stock, the Homestead Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of Homestead Common Stock (or one-hundredth of a Participating Preferred Share) per Purchase Right (subject to adjustment).

  As soon as practicable after a Rights Distribution Date, Homestead is obligated to use its best efforts to file a registration statement under the Securities Act relating to the securities issuable upon exercise of Purchase Rights and to cause such registration statement to become effective as soon as practicable.

  At any time prior to the time a person or group of persons becomes an Acquiring Person, the Homestead Board may redeem the Purchase Rights in whole, but not in part, at a price of $0.01 per Purchase Right (the "Redemption Price") payable in cash, shares of Homestead Common Stock or any other form of consideration deemed appropriate by the Homestead Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Homestead Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

  The terms of the Purchase Rights may be amended by the Homestead Board without the consent of the holders of the Purchase Rights, except that from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Purchase Rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of shares of Homestead Common Stock becomes an Acquiring Person.

  The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group that attempts to acquire Homestead on terms not approved by the Homestead Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Homestead Board since the Purchase Rights may be redeemed by Homestead at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of Homestead Common Stock. The form of Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference into the Registration Statement (of which this Prospectus forms a part) and is incorporated herein by reference. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

HOMESTEAD WARRANTS

  The Homestead Warrants are to be issued under a Warrant Agreement (the "Warrant Agreement") between Homestead and The First National Bank of Boston, as Warrant Agent (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following is a summary of the material terms of the Homestead Warrants and the Warrant Agreement. The summary is subject to, and is qualified in its entirety by reference to, all the provisions of the Homestead Warrants and the Warrant Agreement, including the definitions therein of certain terms.

 General

  Each Homestead Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, to purchase at an exercise price of $10.00 per share from Homestead one share of Homestead Common Stock. The number of shares of Homestead Common Stock for which a Homestead Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

  Homestead Warrants may be exercised at any time by surrendering the certificate evidencing such Homestead Warrants (the "Warrant Certificates") with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the exercise price for such Homestead Warrant at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Homestead Warrant may be exercised only in whole and the exercise price may be paid only in cash or by certified or official bank check. The Homestead Warrants will expire at 5:00 p.m., New York time on the first anniversary of the Distribution Record Date.

  The Warrant Certificates evidencing the Homestead Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of Homestead maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but Homestead may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Fractional shares of Homestead Common Stock will not be issued upon exercise of Homestead Warrants. In lieu thereof Homestead will pay a cash adjustment based on the difference between the Current Market Value (as defined in the Warrant Agreement) of a share of Homestead Common Stock on the date the Warrant Certificate is surrendered for conversion and the exercise price of the Homestead Warrants.

  Holders of Homestead Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Homestead.

 Adjustments

  The number of shares of Homestead Common Stock issuable upon exercise of a Homestead Warrant (the "Exercise Rate") is subject to adjustment upon the occurrence of certain events, including (a) dividends or distributions on Homestead Common Stock payable in Homestead Common Stock or certain other stock of Homestead; (b) subdivisions, combinations or certain reclassifications of Homestead Common Stock; (c) distributions to all holders of Homestead Common Stock of rights, warrants or options entitling them to subscribe for Homestead Common Stock at a price per share less than 94% of the Current Market Value at the Time of Determination (each as defined in the Warrant Agreement); (d) sales by Homestead of Homestead Common Stock or of securities convertible into or exchangeable or exercisable for Homestead Common Stock (other than pursuant to (1) the exercise of the Homestead Warrants (2) any security convertible into, or exchangeable or exercisable for, Homestead Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (3) the conversion of any convertible notes issued or issuable pursuant to the Funding Commitment Agreements) at a price per share less than the Current Market Value at the Time of Determination; and (e) distributions to stockholders of assets or debt securities of Homestead or certain rights, warrants or options to purchase assets or debt securities or other securities of Homestead (excluding cash dividends or other cash distributions from consolidated retained earnings other than any Extraordinary Cash Dividend (as defined in the Warrant Agreement)). No adjustment in the Exercise Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Rate; provided that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

  If Homestead is a party to a consolidation or merger, or certain transfers of all or substantially all of its assets occur, a Homestead Warrant for Homestead Common Stock shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of Homestead Warrants would have received immediately after the consolidation, merger or transfer if the holder exercised the Homestead Warrant immediately before the effective date of the transaction.

  In the event of a taxable distribution to holders of Homestead Common Stock which results in an adjustment to the number of shares of Homestead Common Stock or other consideration for which a Homestead Warrant may be exercised, the holders of the Homestead Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax.

CONVERTIBLE MORTGAGE NOTES

  As of the Closing Date, Homestead will assume the $77,289,000 principal amount of promissory notes of its predecessors in connection with funding the acquisition and construction costs and expenses incurred in connection with acquiring and developing various real properties as Homestead Village properties. Pursuant to the Funding Commitment Agreements, PTR and ATLANTIC have agreed to provide Homestead aggregate funding on the respective Homestead Village properties contributed by such party in the amounts of up to approximately $129 million and $111 million, respectively. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to approximately $144 million and $98 million, respectively. The convertible mortgage notes issued to PTR will be recorded for financial reporting purposes by Homestead at a premium of approximately $15 million and the convertible mortgage notes issued to ATLANTIC will be recorded by Homestead at a discount of approximately $13 million, each of which will be amortized as an adjustment to interest expense over the ten-year term of the mortgage notes using the effective interest method. As described above, the relative ownership percentages of PTR, ATLANTIC and SCG in Homestead were determined based upon the relative value of the contributed assets assuming that all of the properties to be contributed have been developed and are fully operating. PTR and ATLANTIC have agreed to fund convertible mortgages to provide for the development of the Homestead Village properties and to achieve their respective ownership allocations. The funded amounts of PTR and ATLANTIC under the convertible mortgages therefore are in amounts that are anticipated, pursuant to currently existing development budgets, to be sufficient to complete the development of the Homestead Village properties being contributed by them, respectively. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. This expected difference in the rates of return arises because, as of July 1, 1996, PTR was expected to have 28 Homestead Village facilities in operation and generating income, while ATLANTIC was expected to have none and the average property development costs for the existing PTR Homestead Village properties, on balance, was expected to be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. Because of the foregoing factors, and as a result of Homestead's desire to issue a single class of convertible mortgage notes, bearing a 9% per annum interest rate, the stated amounts of the convertible mortgage notes were adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead Warrants and the convertibility of the mortgage notes--see footnote (j) to Homestead's Pro Forma Condensed Consolidated Balance Sheet) to each of PTR (12.42% on a fully funded basis) and ATLANTIC (8.46% on a fully funded basis) that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

  Interest on the promissory notes accrues at the rate of 9% on the unpaid principal balance payable every six months. The promissory notes are scheduled to mature on October 31, 2006. Homestead has pledged substantially all of its assets as collateral for the promissory notes. PTR and ATLANTIC have the right, beginning on or after March 31, 1997, to convert all of the outstanding principal amount of the promissory notes into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for each $11.50 aggregate principal amount outstanding on the promissory notes being converted. This conversion rate is subject to adjustment on substantially the same terms as the Homestead Warrants.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        HOMESTEAD'S CHARTER AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and the Homestead Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Homestead Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

CLASSIFICATION OF THE HOMESTEAD BOARD

  Homestead's Bylaws provide that the number of directors may be established by the Homestead Board but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Homestead Board. Pursuant to the Homestead Charter, the directors are divided into three classes. At the 1997 annual meeting of shareholders, one class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Homestead believes that classification of the Homestead Board will help to assure the continuity and stability of Homestead's business strategies and policies as determined by the Homestead Board.

  The classified director provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Homestead, even though such an attempt might be beneficial to Homestead and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Homestead Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Homestead Board has exempted from these provisions of the MGCL any business combination with SCG and its affiliates and successors. As a result, SCG and its affiliates and successors may be able to enter into business combinations with Homestead that may not be in the best interests of its stockholders without compliance by Homestead with the super-majority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power (except solely by virtue of a revocable proxy): (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  Homestead's Bylaws contain a provision exempting SCG and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE PROVISIONS

  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Homestead Bylaws require such stockholder deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (iii) as to the stockholder giving the notice and beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder as they appear on Homestead's books, and of such beneficial owner and (y) the number of shares of each class of stock of Homestead which are owned beneficially and of record by such stockholder and such beneficial owner, if any.

                       SHARES AVAILABLE FOR FUTURE SALE

  Upon completion of the Mergers, Homestead will have 17,749,735 shares of Homestead Common Stock (including the 2,243,038 shares held in escrow) and Homestead Warrants to purchase 10,000,000 shares of Homestead Common Stock issued and outstanding. All of the shares to be issued in the Distribution, other than any shares purchased by affiliates, will be tradeable without restriction under the Securities Act. The shares of Homestead Common Stock currently issued and outstanding or reserved for issuance upon conversion of the convertible mortgage notes or exercise of options will be eligible for sale, subject to the volume resale, manner of sale and notice limitations of Rule 144 of the Securities Act.

  In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares of Homestead Common Stock for at least two years, including any such persons who may be deemed "affiliates" of Homestead (as defined in the Securities Act), would be entitled to sell within any three-month period a number of shares of Homestead Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for three years, a person who is not deemed an "affiliate" of Homestead is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares of Homestead Common Stock by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  Homestead has granted SCG, which will beneficially own 8,102,557 shares of Homestead Common Stock after the Transaction, and each of PTR and ATLANTIC, certain registration rights. See "Certain Relationships and Transactions--SCG Investor Agreement" and "--ATLANTIC and PTR Investor Agreements."

  No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares (including shares issued upon the exercise of warrants and options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                  INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The following financial statements have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing:

  (i) the combined balance sheets of the PTR-Homestead Village Group as of December 31, 1994 and 1995, the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the related combined schedule as of December 31, 1995;

  (ii) the combined balance sheet of the Atlantic-Homestead Village Group as of December 31, 1995, the related combined statements of operations, owners' equity and cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995 and the related combined schedule as of December 31, 1995;

  (iii) the combined balance sheets of the SCG-Homestead Village Group as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995.

  The balance sheet of Homestead Village Incorporated at April 30, 1996 appearing in the Prospectus of Homestead included in the Homestead Registration Statement has been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  Homestead has filed with the Commission the Homestead Registration Statement under the Securities Act with respect to the Homestead Securities being distributed hereby. This Prospectus, the PTR Proxy Statement and Prospectus and the ATLANTIC Information Statement and Prospectus omit certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Homestead and the Homestead Securities being distributed hereby, reference is made to the Registration Statement including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other documents filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

  As a result of the Mergers, Homestead will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by Homestead with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material can also be obtained from the Commission's web site at http://www.sec.gov.

  Homestead intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

  The validity of the Homestead Common Stock and the Homestead Warrants offered hereby has been passed upon for Homestead by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has relied upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Mayer, Brown & Platt has represented and is currently representing ATLANTIC, PTR, SCG and Homestead and certain of their respective affiliates.

                    INDEX TO HOMESTEAD FINANCIAL STATEMENTS

HOMESTEAD VILLAGE INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
PRO FORMA (UNAUDITED):
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996.......   F-4
Pro Forma Condensed Consolidated Statement of Operations for the three
 months ended March 31, 1996 .............................................   F-9
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 .................................................  F-10
THE PTR--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-11
Combined Balance Sheets as of December 31, 1994 and 1995 and the unaudited
 Combined Balance Sheet as of March 31, 1996..............................  F-12
Combined Statements of Operations for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Operations for the three months ended March 31, 1995 and 1996...............................  F-13
Combined Statements of Owners' Equity for the years ended December 31,
 1993, 1994 and 1995 and the unaudited Combined Statement of Owners'
 Equity for the three months ended March 31, 1996.........................  F-14
Combined Statements of Cash Flows for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Cash Flows for the three months ended March 31, 1995 and 1996...............................  F-15
Notes to Combined Financial Statements....................................  F-16
Schedule III--Real Estate and Accumulated Depreciation as of December 31,
 1995.....................................................................  F-21
THE ATLANTIC--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-23
Combined Balance Sheet as of December 31, 1995 and the unaudited Combined
 Balance Sheet as of March 31, 1996.......................................  F-24
Combined Statement of Operations for the period from April 3, 1995 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Operations for the three months ended March 31, 1996........  F-25
Combined Statement of Owners' Equity for the period from April 3, 1995
 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Owners' Equity for the three months ended March 31, 1996....  F-26
Combined Statement of Cash Flows for the period from April 3, 1995 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Cash Flows for the three months ended March 31, 1996........  F-27
Notes to Combined Financial Statements....................................  F-28
Schedule III--Real Estate and Accumulated Depreciation as of December 31,
 1995.....................................................................  F-31
THE SCG--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-32
Combined Balance Sheets as of December 31, 1994 and 1995 and the unaudited
 Combined Balance Sheet as of March 31, 1996..............................  F-33

Combined Statements of Operations for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Operations for the three months ended March 31, 1995 and 1996...............................  F-34
Combined Statements of Shareholder's Equity (Deficit) for the years ended
 December 31, 1993, 1994 and 1995 and the unaudited Combined Statement of
 Shareholder's Equity (Deficit) for the three months ended March 31, 1996.  F-35
Combined Statements of Cash Flows for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Cash Flows for the three months ended March 31, 1995 and 1996...............................  F-36
Notes to Combined Financial Statements....................................  F-37
HOMESTEAD VILLAGE INCORPORATED
BALANCE SHEET:
Report of Independent Auditors............................................  F-40
Balance Sheet as of April 30, 1996........................................  F-41
Notes to Balance Sheet....................................................  F-42

                      HOMESTEAD VILLAGE INCORPORATED

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the following transactions had occurred on March 31, 1996; (I) the PTR-Homestead Village Group including land parcels which were under contract as of March 31, 1996 and expected to be acquired prior to the date of the transaction, merged with and into Homestead; (II) the acquisition of net assets of the Atlantic-Homestead Village Group including land parcels which were under contract as of March 31, 1996 and expected to be acquired prior to the transaction date had been completed; (III) the acquisition of the net assets of SCG-Homestead Village Group had occurred. Such pro forma information is based in part on the historical Combined Balance Sheets of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group. It should be read in conjunction with the financial statements listed in the index page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  In accordance with the merger and distribution agreement and the funding commitment agreement the PTR-Homestead Village Group will contribute a total of 54 facilities either in operation, under construction or in pre-development planning. Similarly, the Atlantic-Homestead Village Group will contribute a total of 26 facilities either in operation, under construction or in pre-development planning. Subsequent to the date of the transaction, PTR and Security Capital Atlantic Incorporated ("ATLANTIC") will be obligated to provide the additional funding to complete the development of the facilities contributed. The Pro Forma Condensed Consolidated Balance Sheet excludes expected development costs related to the properties under development or planned to be developed and the related convertible mortgage notes for the period April 1, 1996 through ultimate completion of the facilities and therefore is not reflective of the entire transaction.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming these transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of Homestead.

                      HOMESTEAD VILLAGE INCORPORATED

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF MARCH 31, 1996
                                  (UNAUDITED)
                       (IN THOUSANDS EXCEPT SHARE DATA)

                                                  CAPITALIZATION               ACQUISITION
                                                   OF HOMESTEAD                  OF THE    ACQUISITION
                        THE PTR-                    AND MERGER     HOMESTEAD    ATLANTIC-  OF THE SCG-
                        HOMESTEAD                 WITH THE PTR-     VILLAGE     HOMESTEAD   HOMESTEAD   OTHER PRO     PRO FORMA
                      VILLAGE GROUP  PRO FORMA      HOMESTEAD     INCORPORATED   VILLAGE     VILLAGE      FORMA       CONDENSED
                      HISTORICAL(A) ADJUSTMENTS   VILLAGE GROUP    PRO FORMA    GROUP (G)   GROUP (H)  ADJUSTMENTS   CONSOLIDATED
                      ------------- -----------   --------------  ------------ ----------- ----------- -----------   ------------
ASSETS
- ------
Current assets:
 Cash and cash
 equivalents.......     $  2,931      $   --         $     1 (e)    $  2,932     $27,239     $    12     $(1,500)(i)   $ 28,683
 Accounts
 receivable........          799          --             --              799         --          481         --           1,280
 Other current
 assets............          314          --             --              314         --            4         --             318
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total current
   assets..........        4,044          --               1           4,045      27,239         497      (1,500)        30,281
Property and
equipment, net.....      120,871       11,789 (c)        --          132,660      24,095         233         --         156,988
Other assets.......        1,475          --             --            1,475       1,817          72       1,500 (i)      4,864
Trademark and other
intangible assets..          --           --             --              --          --       19,405                     19,405
Deferred financing
costs..............          --           --             --              --          --          --       26,732(j)      26,732
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total assets....     $126,390      $11,789        $     1        $138,180     $53,151     $20,207     $26,732       $238,270
                        ========      =======        =======        ========     =======     =======     =======       ========
LIABILITIES AND SHAREHOLDERS'
EQUITY
- -----------------------------
Current
liabilities:
 Development costs
 payable...........     $  3,590      $   --         $   --         $  3,590     $ 1,142     $   --      $   --        $  4,732
 Accrued real
 estate taxes......          760          --             --              760           5         --          --             765
 Accounts payable..          342          --             --              342         142           6         --             490
 Other accrued
 expenses..........          867          --             --              867         163           3         --           1,033
 Accrued interest
 payable...........        1,183          --             --            1,183         --          --          --           1,183
 Advances from
 shareholders......          --           --             --              --          --          --          --             --
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total current
   liabilities.....        6,742          --             --            6,742       1,452           9         --           8,203
 Intercompany
 debt..............       11,185      (11,185)(d)        --              --          --          --          --             --
 Convertible
 mortgage notes
 payable...........       77,289      (25,726)(b)        --           51,563         --          --          --          51,563
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total
   liabilities.....       95,216      (36,911)           --           58,305       1,452           9         --          59,766
Shareholders'
Equity:                                                                                                      --
 Common stock......          --           --              95 (f)          95          42          16          24(k)         177
 Additional paid
 in
 capital/Contributed
 capital...........       25,890       11,789 (c)          1 (e)
                                       25,726 (b)     74,495 (f)                                          29,773(k)
                                       11,185 (d)    (74,590)(f)      74,496      51,657      20,182      26,732(j)     202,840
 Shares in escrow..          --           --             --              --          --          --      (29,797)(k)    (29,797)
 Retained
 earnings..........        5,284          --             --            5,284         --          --          --           5,284
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total
   shareholders'
   equity..........       31,174       48,700              1          79,875      51,699      20,198      26,732        178,504
                        --------      -------        -------        --------     -------     -------     -------       --------
Total liabilities
and shareholders'
equity.............     $126,390      $11,789        $     1        $138,180     $53,151     $20,207     $26,732       $238,270
                        ========      =======        =======        ========     =======     =======     =======       ========

- --------
(a) Reflects the historical combined balance sheet of the PTR-Homestead Village Group as of March 31, 1996, which is presented elsewhere in this registration statement.
(b) Reflects the conversion of convertible mortgage notes of the PTR-Homestead Village Group to capital contributed as a result of the transaction. In accordance with the Merger Agreement, PTR will receive all of its shares of Homestead Common Stock at the date of merger (representing 30% of the fair market value of its assets contributed at full funding). Based on the pro forma costs at the merger date, the face value of the convertible mortgages would be limited to $51,563. Therefore, the balance of convertible mortgage notes payable at March 31, 1996 ($77,289) less the maximum convertible mortgage notes payable at merger date ($51,563) equals the convertible mortgage notes converted to capital ($25,726).
(c) Reflects the land to be acquired by the PTR-Homestead Village Group subsequent to March 31, 1996 and prior to the date of transaction. The land consists of 10 separate parcels of developed land that will be contributed to Homestead unencumbered by any mortgage or other financial obligation at the date of merger. The PTR-Homestead Village Group intends to acquire these parcels utilizing capital contributed by its parent company, PTR.
(d) Reflects the conversion of intercompany debt of the PTR-Homestead Village Group to contributed capital in accordance with the merger and distribution agreement.
(e) Reflects the capitalization of Homestead through the issuance of 1,000 shares of common stock in exchange for $1.

(f) Reflects the issuance of 9,485,727 shares of Homestead Common Stock to PTR in exchange for the net assets of the PTR-Homestead Village Group. This transaction is accounted for as a reorganization of entities under common control and accordingly, assets and liabilities are reflected at the PTR-Homestead Village Group's historical cost. Additionally, PTR would receive 6,363,789 warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share for its commitment to provide funding under the Funding Commitment Agreement. Management of PTR, ATLANTIC and other affiliates of SCG ("Management") determined the exercise price of the warrants and believes that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for determination of the value and accounting treatment of the Homestead Warrants described herein.

(g) Reflects the acquisition of the net assets of the Atlantic-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to ATLANTIC of Homestead Common Stock. Estimated fair market value for all parties in the transaction is based on the relative fair value of the net assets received by Homestead as used in determining the relative ownership percentage of PTR, ATLANTIC and SCG in Homestead. The methodology used was based upon the present values of the cash flows of the contributions made by each such party. With respect to each of PTR and ATLANTIC, SCG prepared those present values by discounting the future net cash flows for the 80 identified Homestead Village properties in operation, under construction or in pre-development planning at July 1, 1996 which will be contributed by each of them to Homestead in connection with the Mergers. With respect to SCG, SCG calculated the present value of the cash flows from the PTR and ATLANTIC REIT management fees and property management fees which SCG would have received from such 80 Homestead Village properties, net of operating overhead. Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
           BALANCE SHEET CAPTION             COST    ADJUSTMENTS        COST
           ---------------------          ---------- -----------     -----------
   Property and equipment, net..........   $10,437     $13,658(i)      $24,095
   Cash and cash equivalents............        72      27,167(ii)      27,239
   Other assets.........................     1,817         --            1,817
                                           -------     -------         -------
     Total assets.......................   $12,326     $40,825         $53,151
                                           =======     =======         =======
   Accounts payable.....................   $   142     $   --          $   142
   Accrued expenses and other
    liabilities.........................     1,310         --            1,310
   Intercompany debt....................     9,295      (9,295)(iii)       --
                                           -------     -------         -------
     Total liabilities..................    10,747      (9,295)          1,452
                                           -------     -------         -------
     Total shareholders' equity.........     1,579      50,120(iv)      51,699
                                           -------     -------         -------
     Total liabilities and shareholders'
      equity............................   $12,326     $40,825         $53,151
                                           =======     =======         =======

    (i) Reflects estimated costs of $9,582 relating to the acquisition of eight parcels of land under contract to be acquired for cash, subsequent to March 31, 1996 and prior to the date of the Transaction. Also included is $4,076 which represents the amount by which the estimated fair market value of the net assets acquired exceeds the historical cost basis. This excess has been attributed to property and equipment as management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The acquisition cost was determined by Management. The fair market value of the property and equipment was estimated using a premium over cost, which Management believes is reasonable considering value added during the development process. Also see "The Transaction--Recommendations of the PTR Board and Reasons for the Transaction" for further discussion of the determination of estimated fair market value.

    (ii) Reflects, for pro forma purposes, cash of $27,167 contributed by Atlantic as partial consideration for the Homestead stock received. The cash payment is necessary to facilitate ATLANTIC's receipt of its entire share of common stock on the Closing Date in accordance with the Merger Agreement (The actual cash dollar amount paid is expected to be reduced to approximately $18,600 by the Closing Date as a result of development costs incurred between March 31, 1996 and the Closing
    Date).

    (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

    (iv) Reflects the impact on shareholders' equity of adjustments (i),
    (ii) and (iii), above. Based upon the Merger Agreement, ATLANTIC will receive 4,201,220 shares of Homestead Common Stock having a value of $51,699. Such value was determined based on the assumed value of the Homestead Common Stock of approximately $12.31 per share (the "Assumed Value"), which is based solely on the estimated fair market value of the net assets contributed by PTR, ATLANTIC, and SCG. This per share amount is not intended as an indication of the price at which shares of Homestead Common Stock may actually trade and no assurance can be given as to the price at which the shares of Homestead Common Stock will trade. Additionally, ATLANTIC will receive 2,818,517 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for entering into the Funding Commitment Agreement. Management determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for determination of the value and accounting treatment of the Homestead Warrants described herein.

(h) Reflects the acquisition of the net assets of the SCG-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to SCG of Homestead Common Stock. For a description of the determination of the estimated fair market value of the net assets acquired, see (g) above. Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
           BALANCE SHEET CAPTION             COST    ADJUSTMENTS        COST
           ---------------------          ---------- -----------     -----------
   Property and equipment, net..........    $  233     $   --          $   233
   Cash and cash equivalents............        12         --               12
   Accounts receivable..................       481         --              481
   Other assets.........................        76      19,405          19,481
                                            ------     -------         -------
     Total assets.......................    $  802     $19,405         $20,207
                                            ======     =======         =======
   Accounts payable.....................    $    6     $   --          $     6
   Accrued expenses and other
    liabilities.........................       494        (491)(ii)          3
   Intercompany debt....................     2,043      (2,043)(iii)       --
                                            ------     -------         -------
     Total liabilities..................     2,543      (2,534)              9
                                            ------     -------         -------
     Total shareholders' equity.........    (1,741)     21,939(iv)      20,198
                                            ------     -------         -------
     Total liabilities and shareholders'
      equity............................    $  802     $19,405         $20,207
                                            ======     =======         =======

    (i) The net assets acquired primarily consist of trademarks, tradenames, development and property management expertise, as well as operating systems necessary to conduct the business of developing, owning and operating the Homestead Village properties. The estimated fair market value of the net assets acquired is approximately $49,995 for which Homestead will issue 4,062,788 shares of $.01 par value common stock. At the date of the Transaction, SCG will receive a pro rata portion (1,640,786) of the total shares, based upon the ratio (40.4%) of actual funding provided by PTR and ATLANTIC to Homestead as of March 31, 1996 to the total expected funding to be provided, as more fully described in the Transaction (the 1,640,786 shares issued to SCG is expected to increase to 1,819,750 shares issued at the Closing Date as a result of development costs incurred between March 31, 1996 and the Closing Date). Correspondingly, the proportional amount of the estimated fair market value recorded at the date of the Transaction is approximately $20,198, of which approximately $19,405 has been attributed to the trademarks and other intangible assets listed above. Management intends to amortize the intangible assets on a straight-line basis over a period of 20 years. The $19,405 has been attributed to these intangibles as management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The $793 ($20,198-$19,405) difference represents the historical cost of the net assets of SCG after adjustment for (ii) and (iii) below. The identification of the trademark and other intangible assets listed above and the determination of the acquisition cost of the net assets was made by Management. A discounted cash flow method was used by management to estimate fair market value. Also see "The Transaction--Recommendations of the PTR Board and Reasons for the Transactions" for further discussion of the determination of estimated fair market value.

    (ii) Reflects an adjustment to reduce accrued expenses and other liabilities for employee-related liabilities which will not be assumed by Homestead. Such adjustment is reflected as an addition to contributed capital.

    (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

    (iv) Reflects the impact on shareholders' equity of adjustments (i),
    (ii) and (iii) above. Additionally, SCG will receive 817,694 warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for the commitment to provide funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year. Management determined the exercise price of the Warrants and concluded that $10 per share represents adequate consideration for a share of stock of Homestead. See (j) below for determination of the value and accounting treatment of the Warrants described herein.
(i) Reflects estimated expenses of consummating the merger transaction.

(j) Reflects the financing costs incurred by Homestead as a result of the Funding Commitment Agreements with PTR and ATLANTIC and the other consideration received from SCG described in (iv) above. The 10,000,000 Homestead Warrants to be issued to PTR, ATLANTIC and SCG were valued based on the difference between the Assumed Value of Homestead Common Stock and the $10 exercise price of the Warrants ($23,100). Additional financing costs were incurred by Homestead equal to the difference in the Assumed Value of the Homestead Common Stock and the $11.50 conversion price of the convertible mortgages to be assumed by Homestead at the Closing Date ($3,632). $24,843 of these costs will be amortized by Homestead using the effective interest rate method at an effective combined yield of 11.05% over the 10 year term of the convertible mortgages. The deferred costs related to the consideration provided by SCG ($1,889) will be amortized over a period not to exceed one year.

(k) The remaining 2,422 shares of Homestead Common Stock will be issued to an escrow agent and held for SCG. As each property is funded under the Funding Commitment Agreements, the shares of Homestead Common Stock will be transferred to SCG. See "Certain Relationships and Transactions--Escrow Agreement."

                      HOMESTEAD VILLAGE INCORPORATED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 of Homestead Village Incorporated ("Homestead") are presented as if: I) Homestead was capitalized and the PTR-Homestead Village Group merged into Homestead; II) the PTR-Homestead Village Group acquired land parcels which were under contract as of March 31, 1996 and expected to close prior to the date of the transaction; and III) Homestead acquired the net assets of the Atlantic-Homestead Village Group and the SCG-Homestead Village Group through the issuance of shares of Homestead Common Stock and Homestead Warrants as of January 1, 1995. The financial statements and related footnotes of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group are presented elsewhere in this registration statement. The statements also include estimated incremental expenses related to operating a publicly held company as if it were publicly held as of January 1, 1995. Such pro forma information is based in part upon the Historical Combined Statements of Operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group. It should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what Homestead's actual results of operations would have been assuming such transactions had been completed as of January 1, 1995, nor do they purport to present the results of operations for future periods. Results of operations and the related earnings or loss per share will be affected by a number of factors including, but not limited to, the total number of extended-stay lodging facilities opened and operated and the related operating results thereon, interest cost incurred on indebtedness, corporate operating and management expenses, development and acquisition costs and the number of shares issued. Additionally, the Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 is not necessarily indicative of the results of operations for the full year.

                      HOMESTEAD VILLAGE INCORPORATED

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                           THE PTR-    THE ATLANTIC-   THE SCG-
                           HOMESTEAD     HOMESTEAD     HOMESTEAD                                          PRO FORMA
                         VILLAGE GROUP VILLAGE GROUP VILLAGE GROUP ELIMINATION   COMBINED   PRO FORMA     CONDENSED
                         HISTORICAL(A) HISTORICAL(A) HISTORICAL(A)   ENTRIES    HISTORICAL ADJUSTMENTS   CONSOLIDATED
                         ------------- ------------- ------------- -----------  ---------- -----------   ------------
REVENUE:
 Room revenue...........    $6,753         $--          $   --        $ --       $ 6,753     $   --         $6,753
 Other..................       115            6             861        (861)(b)      121         --            121
                            ------         ----         -------       -----      -------     -------        ------
   Total Revenue........     6,868            6             861        (861)       6,874         --          6,874
COSTS AND EXPENSES:
 Property operating
  expenses..............     2,946          --              --          --         2,946         --          2,946
 Property management
  fees paid to
  affiliates............       500          --              --         (500)(b)      --          --            --
 Corporate operating
  expenses..............       202           18           3,038         --         3,258      (1,339)(c)     2,000
                                                                                                  81 (d)
 REIT management fees
  paid to affiliates....       361          --              --         (361)(b)      --          --            --
 Depreciation and
  amortization..........       859          --               10         --           869         243 (e)     1,112
 Interest expense.......       961          --               49         --         1,010        (425)(f)       807
                                                                                                 222 (i)
                            ------         ----         -------       -----      -------     -------        ------
   Total costs and
    expenses............     5,829           18           3,097        (861)       8,083      (1,218)        6,865
                            ------         ----         -------       -----      -------     -------        ------
 Income (loss) before
  income tax expense....     1,039          (12)         (2,236)        --        (1,209)      1,218             9
 Income tax expense.....       --           --              --          --           --          (97)(g)       (97)
                            ------         ----         -------       -----      -------     -------        ------
NET INCOME (LOSS).......    $1,039         $(12)        $(2,236)      $ --       $(1,209)    $ 1,121        $  (88)
                            ======         ====         =======       =====      =======     =======        ======
PRO FORMA NET INCOME PER COMMON SHARE................................................................       $(.003)
                                                                                                            ======
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING NOTE (H)...............................................       32,233
                                                                                                            ======

- -------
(a) Reflects the historical combined statements of operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which are presented elsewhere in this registration statement.
(b) Reflects the elimination of intercompany REIT and property management fee income and expense which will no longer be paid since Homestead will be self-managed.
(c) Reflects the adjustment for development overhead costs incurred by the SCG-Homestead Village Group in conjunction with the acquisition of land and the development of the extended-stay lodging facilities that will now be incurred and capitalized by Homestead in accordance with generally accepted accounting principles. Development overhead costs consisted primarily of payroll and related benefits and are included in the historical financial statements of the SCG-Homestead Village Group.
(d) Reflects the additional costs of operating as a public company for the three months ended March 31, 1996 including additional salaries and benefits, ($44) and legal, accounting and other professional fees ($37).

(e) Depreciation is computed utilizing the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 2 to 7 years for equipment. This treatment is consistent with the historical financial statements and, therefore, no pro forma adjustment is necessary. Trademark and other intangible assets are being amortized over a period of 20 years. Amortization totaled $243 for the three months ended March 31, 1996. Upon release of the escrowed shares to SCG additional trademark and other intangibles of $29,797 would be recorded and quarterly amortization would increase by $372. Net loss for the three months ended March 31, 1996, as adjusted for the increase in amortization, would be $(460) or $(.014) per common share.
(f) Reflects the adjustment to reduce interest expense as a result of the conversion of $25,726 of convertible mortgage notes, bearing interest at 9% and $11,185 of intercompany debt, bearing interest at rates between 8% and 8.25% to contributed capital.
(g) Prior to the proposed transaction, the PTR-Homestead Village Group and the Atlantic-Homestead Village Group were taxed as qualified real estate investment trust subsidiaries under the Internal Revenue Code of 1986, as amended. The SCG-Homestead Village Group was a subsidiary of a Subchapter C corporation, which has experienced operating losses since its inception. Therefore, as described further in the historical combined financial statements of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which appear elsewhere in this registration statement, no provision was required for federal or state income taxes.
  Homestead will be taxed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes. The components of the pro forma adjustment for income taxes consist of the following:

       Income before income tax expenses................................. $  9
       Amortization of trademark and other intangible assets acquired from the SCG-Homestead Village Group not deductible for tax purposes.........................................................  243
                                                                          ----
                                                                           252
       Assumed federal and state income tax rate......................... 38.6%
                                                                          ----
       Pro forma adjustment.............................................. $ 97
                                                                          ====

(h) Reflects the assumed number of weighted average common shares outstanding during the three months ended March 31, 1996 based upon the assumed issuance of 17,750 total shares of common stock, including the shares in escrow, at the beginning of the period.

  Additionally, reflects the assumed conversion of the 9% convertible mortgage notes into 4,484 shares of Homestead Common Stock at the conversion price of $11.50 per share is less than the assumed value of the Homestead Common Stock. Similarly, the 10,000 Homestead Warrants, which are exercisable at $10 per share were considered common stock equivalents since the exercise price is less than the assumed value of the Homestead Common Stock.

(i) Reflects the amortization of deferred financing costs described in note
    (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.

                      HOMESTEAD VILLAGE INCORPORATED

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                           THE PTR-    THE ATLANTIC-   THE SCG-
                           HOMESTEAD     HOMESTEAD     HOMESTEAD                                           PRO FORMA
                         VILLAGE GROUP VILLAGE GROUP VILLAGE GROUP ELIMINATION    COMBINED   PRO FORMA     CONDENSED
                         HISTORICAL(A) HISTORICAL(A) HISTORICAL(A)   ENTRIES     HISTORICAL ADJUSTMENTS   CONSOLIDATED
                         ------------- ------------- ------------- -----------   ---------- -----------   ------------
REVENUE:
 Room revenue...........    $18,337        $ --         $   --       $   --       $18,337     $   --        $18,337
 Other..................        366            4          2,021       (2,007)(b)      384         --            384
                            -------        -----        -------      -------      -------     -------       -------
   Total Revenue........     18,703            4          2,021       (2,007)      18,721         --         18,721
COSTS AND EXPENSES:
 Property operating
  expenses..............      7,600          --             --           --         7,600         --          7,600
 Property management
  fees paid to
  affiliates............      1,018          --             --        (1,018)(b)      --          --            --
 Corporate operating
  expenses..............        944           63          7,067          --         8,074      (2,211)(c)     6,188
                                                                                                  325 (d)       --
 REIT management fees
  paid to affiliates....        989          --             --          (989)(b)      --          --            --
 Depreciation and
  amortization..........      2,343          --              39          --         2,382         970 (e)     5,241
                                                                                                1,889 (j)
 Interest expense.......      2,958          --              70          --         3,028        (530)(f)     3,447
                                                                                                  949 (i)
                            -------        -----        -------      -------      -------     -------       -------
   Total costs and
    expenses............     15,852           63          7,176       (2,007)      21,084       1,392        22,476
                            -------        -----        -------      -------      -------     -------       -------
 Income (loss) before
  income tax expense....      2,851          (59)        (5,155)         --        (2,363)     (1,392)       (3,755)
 Income tax expense.....        --           --             --           --           --          --  (g)       --
                            -------        -----        -------      -------      -------     -------       -------
NET INCOME (LOSS).......    $ 2,851        $ (59)       $(5,155)     $   --       $(2,363)    $(1,392)      $(3,755)
                            =======        =====        =======      =======      =======     =======       =======
PRO FORMA NET LOSS PER COMMON SHARE..................................................................       $ (.116)
                                                                                                            =======
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING NOTE (H)...............................................        32,233
                                                                                                            =======

- -------
(a) Reflects the historical combined statements of operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which are presented elsewhere in this registration statement.
(b) Reflects the elimination of intercompany REIT and property management fee income and expense which will no longer be paid since Homestead will be self-managed.
(c) Reflects the adjustment for development overhead costs incurred by the SCG-Homestead Village Group in conjunction with the acquisition of land and the development of the extended-stay lodging facilities that will now be incurred and capitalized by Homestead in accordance with generally accepted accounting principles. Development overhead costs consisted primarily of payroll and related benefits and are included in the historical financial statements of the SCG-Homestead Village Group.
(d) Reflects the additional costs of operating as a public company for the year ended December 31, 1995 including additional salaries and benefits, ($175) and legal, accounting and other professional fees ($150).

(e) Depreciation is computed utilizing the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 2 to 7 years for equipment. This treatment is consistent with the historical financial statements and, therefore, no pro forma adjustment is necessary. Trademark and other intangible assets are being amortized over a period of 20 years. Amortization totaled $970 for the year ended December 31, 1995. Upon release of the escrowed shares to SCG additional trademark and other intangibles of $29,797 would be recorded and annual amortization would increase by $1,490. Net loss for the year ended December 31, 1995, as adjusted for the increase in amortization, would be $(5,245) or $(.163) per Common Share.
(f) Reflects the adjustment to reduce interest expense as a result of the conversion of $25,726 of convertible mortgage notes, bearing interest at 9% and $11,185 of intercompany debt bearing interest at rates between 8% and 8.25% to contributed capital.
(g) Prior to the proposed transaction, the PTR-Homestead Village Group and the Atlantic-Homestead Village Group were taxed as qualified real estate investment trust subsidiaries under the Internal Revenue Code of 1986, as amended. The SCG-Homestead Village Group was a subsidiary of a Subchapter C corporation, which has experienced operating losses since its inception. Therefore, as described further in the historical combined financial statements of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group, and the SCG-Homestead Village Group which appear elsewhere in this registration statement, no provision was required for federal or state income taxes.

  Homestead will be taxed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes. However, no proforma income tax adjustment is required for the year ended December 31, 1995, since there is a net loss from operations.

(h) Reflects the assumed number of weighted average shares of Homestead Common Stock outstanding during the twelve months ended December 31, 1995 based upon the assumed issuance of 17,750 total shares of Homestead Common Stock, including the shares in escrow, at the beginning of the period.

  Additionally, reflects the assumed conversion of the 9% convertible mortgage notes into 4,484 shares of Homestead Common Stock at the conversion price of $11.50 per share is less than the assumed value of the Homestead Common Stock. Similarly, the 10,000 Homestead Warrants, which are exercisable at $10 per share were considered common stock equivalents since the strike price is less than the assumed value of the Homestead Common Stock.

(i) Reflects the amortization of deferred financing costs described in note
    (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.

(j) Reflects the amortization of deferred costs related to the consideration provided by SCG as described in note (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.

                         INDEPENDENT AUDITORS' REPORT

To the Owners of
The PTR-Homestead Village Group:

  We have audited the accompanying combined balance sheets of the PTR-Homestead Village Group (as described in Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended December 31, 1995. In connection with our audits, we also have audited the accompanying
Schedule III, Real Estate and Accumulated Depreciation. These combined financial statements and combined financial statement schedule are the responsibility of the PTR-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements and combined financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the PTR-Homestead Village Group as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                        THE PTR-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                      DECEMBER 31,    MARCH 31,
                                                    ---------------- -----------
                                                     1994     1995      1996
                                                    ------- -------- -----------
                                                                     (UNAUDITED)
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents........................ $   928 $  1,896  $  2,931
  Accounts receivable..............................     111      436       799
  Other current assets.............................     145      353       314
                                                    ------- --------  --------
    Total current assets...........................   1,184    2,685     4,044
Property and equipment, net........................  59,099  105,002   120,871
Other assets.......................................     583    1,278     1,475
                                                    ------- --------  --------
Total assets....................................... $60,866 $108,965  $126,390
                                                    ======= ========  ========
          LIABILITIES AND OWNERS' EQUITY
          ------------------------------
Current liabilities:
  Development costs payable........................ $ 2,564 $  3,389  $  3,590
  Accrued real estate taxes........................     272    1,056       760
  Accounts payable.................................     349      578       342
  Other accrued expenses...........................     482      827       867
  Accrued interest payable.........................     --       --      1,183
                                                    ------- --------  --------
    Total current liabilities......................   3,667    5,850     6,742
Intercompany debt..................................  45,131   80,144    11,185
Convertible mortgage notes payable.................     --       --     77,289
                                                    ------- --------  --------
    Total liabilities..............................  48,798   85,994    95,216
                                                    ------- --------  --------
Commitments and contingencies
Owners' equity:
  Contributed capital..............................  10,674   18,726    25,890
  Retained earnings................................   1,394    4,245     5,284
                                                    ------- --------  --------
    Total owners' equity...........................  12,068   22,971    31,174
                                                    ------- --------  --------
Total liabilities and owners' equity............... $60,866 $108,965  $126,390
                                                    ======= ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                  THREE MONTHS
                                            YEARS ENDED DECEMBER      ENDED
                                                     31,            MARCH 31,
                                            --------------------- -------------
                                             1993   1994   1995    1995   1996
                                            ------ ------ ------- ------ ------
                                                                   (UNAUDITED)
REVENUE:
  Room revenue............................. $2,554 $7,827 $18,337 $3,359 $6,753
  Other revenue............................     59    165     366     90    115
                                            ------ ------ ------- ------ ------
    Total revenue..........................  2,613  7,992  18,703  3,449  6,868
                                            ------ ------ ------- ------ ------
COSTS AND EXPENSES:
  Property operating expenses..............  1,157  3,146   7,600  1,261  2,946
  Property management fees paid to
   affiliates..............................    145    460   1,018    197    500
  Corporate operating expenses.............    304    826     944    165    201
  REIT management fees paid to affiliates..    109    332     989    206    362
  Depreciation.............................    234    845   2,343    397    859
  Interest expense.........................    255  1,409   2,958    540    961
                                            ------ ------ ------- ------ ------
    Total costs and expenses...............  2,204  7,018  15,852  2,766  5,829
                                            ------ ------ ------- ------ ------
NET INCOME................................. $  409 $  974 $ 2,851 $  683 $1,039
                                            ====== ====== ======= ====== ======



     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                 (IN THOUSANDS)

                                                      TOTAL
                                                   CONTRIBUTED RETAINED OWNERS'
                                                     CAPITAL   EARNINGS EQUITY
                                                   ----------- -------- -------
Balance at December 31, 1992......................   $ 1,576    $   11  $ 1,587
  Contributed capital.............................     1,107       --     1,107
  Net income......................................       --        409      409
                                                     -------    ------  -------
Balance at December 31, 1993......................     2,683       420    3,103
  Contributed capital.............................     7,991       --     7,991
  Net income......................................       --        974      974
                                                     -------    ------  -------
Balance at December 31, 1994......................    10,674     1,394   12,068
  Contributed capital.............................     8,052       --     8,052
  Net income......................................       --      2,851    2,851
                                                     -------    ------  -------
Balance at December 31, 1995......................    18,726     4,245   22,971
  Contributed capital (unaudited).................     7,164       --     7,164
  Net income (unaudited)..........................       --      1,039    1,039
                                                     -------    ------  -------
Balance at March 31, 1996 (unaudited).............   $25,890    $5,284  $31,174
                                                     =======    ======  =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                               ----------------------------  ------------------
                                 1993      1994      1995      1995      1996
                               --------  --------  --------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income.................  $    409  $    974  $  2,851  $    683  $  1,039
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation.............       234       845     2,343       397       859
  Change in:
    Accounts receivable......       (31)      (62)     (325)     (177)     (363)
    Accounts payable and
     accrued expenses........       (17)      752     1,358      (712)      690
    Other current assets.....         4      (128)     (208)        9        39
                               --------  --------  --------  --------  --------
      Net cash provided by
       operating activities..       599     2,381     6,019       200     2,264
                               --------  --------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Other assets...............      (769)     (186)     (695)     (142)     (197)
  Investment in property and
   equipment, net of
   development costs payable.   (14,982)  (35,288)  (47,421)  (10,338)  (16,527)
                               --------  --------  --------  --------  --------
  Net cash used in investing
   activities................   (15,751)  (35,474)  (48,116)  (10,480)  (16,724)
                               --------  --------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from intercompany
   debt......................    15,275    33,832    43,065     9,985    15,495
                               --------  --------  --------  --------  --------
  Net cash provided by
   financing activities......    15,275    33,832    43,065     9,985    15,495
                               --------  --------  --------  --------  --------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS...       123       739       968      (295)    1,035
BEGINNING BALANCE OF CASH AND
 CASH EQUIVALENTS............        66       189       928       928     1,896
                               --------  --------  --------  --------  --------
ENDING BALANCE OF CASH AND
 CASH EQUIVALENTS............  $    189  $    928  $  1,896  $    633  $  2,931
                               ========  ========  ========  ========  ========
NON-CASH TRANSACTIONS:
  Conversion of intercompany
   debt to owners' equity....  $  1,107  $  7,991  $  8,052  $  5,284  $  7,164
                               ========  ========  ========  ========  ========
  Conversion of intercompany
   debt to convertible
   mortgage notes payable....  $    --   $    --   $    --   $    --   $ 77,289
                               ========  ========  ========  ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIODS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of PTR Homestead Village Incorporated and its consolidated limited partnership, PTR Homestead Village Limited Partnership, hereinafter collectively referred to as the PTR-Homestead Village Group. PTR Homestead Village Incorporated directly owns a 99% limited partner interest in PTR Homestead Village Limited Partnership and through a wholly-owned subsidiary, also owns a 1% general partner interest. PTR Homestead Village Incorporated is a wholly-owned subsidiary of Security Capital Pacific Trust, a real estate investment trust, ("PTR"). Each of the entities comprising the PTR-Homestead Village Group were formed in 1995. Prior to formation, the activities of these entities were performed within PTR. Such activities have been carved out of PTR for purposes of inclusion in the accompanying combined financial statements.

  The accompanying historical financial statements of the PTR-Homestead Village Group are being presented on a combined basis as PTR Homestead Village Incorporated is expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will own and operate these properties subsequent to the merger transaction. (See "The Transaction" included elsewhere in the Prospectus for a description of the merger transaction.) Management of PTR believes that the combined financial statements results in a more meaningful presentation than presenting the separate historical financial statements of each entity.

  The PTR-Homestead Village Group develops, owns and manages extended-stay lodging facilities located primarily in the western part of the United States designed to appeal to value-conscious guests. Rooms are generally rented on a weekly basis to guests such as business travelers, professionals and others, with most guests staying multiple weeks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Property and Equipment

  Property and equipment is carried at cost, which is not in excess of estimated fair market value. Costs directly related to the acquisition, renovation or development of real estate are capitalized. Repairs and maintenance costs are expensed as incurred.

  Depreciation is computed utilizing a straight-line method over the estimated economic lives of depreciable property. Properties are depreciated principally over the following useful lives:

           Buildings and improvements............ 20-40 years
           Furniture, fixtures and equipment and
            other................................ 2-7 years

 Interest

  The PTR-Homestead Village Group capitalizes interest incurred during the land development or construction period for qualifying projects. Interest capitalized is included in the cost of properties in the accompanying combined financial statements. Total interest capitalized amounted to $426,529, $1,038,815 and $2,142,628 for the years ended December 31, 1993, 1994 and
1995, respectively, and $381,830 and $575,332 for the three months ended March 31, 1995 and 1996, respectively. Interest paid amounted to approximately $681,500, $2,447,800 and $5,100,600 for the years ended December 31, 1993,
1994 and 1995, respectively, and $921,800 and $353,300 for the three months ended March 31, 1995 and 1996, respectively.

                        THE PTR-HOMESTEAD VILLAGE GROUP

 Other Assets

  Other assets consist primarily of costs incurred in connection with the pursuit of land to be acquired for development including refundable earnest money deposits of $175,000 and $795,000 at December 31, 1994 and 1995, respectively and $840,000 at March 31, 1996. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

 Revenue Recognition

  Room revenue and other income are recognized when earned, utilizing the accrual method of accounting. A provision for possible bad debts is made when collection of receivables is considered doubtful.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The companies comprising the PTR-Homestead Village Group are qualified subsidiaries of PTR, which has elected to be taxed as a real estate investment trust ("REIT").

  REITs are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met. PTR has met each of those tests for each of the years and interim periods for which combined financial statements are presented. Accordingly, no income tax provision or benefit has been reflected in the combined financial statements of the PTR-Homestead Village Group for the periods presented.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, other assets, development costs payable, accounts payable and accrued expenses approximates fair value as of December 31, 1994, 1995 and March 31, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt and convertible mortgage notes payable approximates fair value as of those dates as the interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the PTR-Homestead Village Group future results of operations for the full year ending December 31, 1996.

                        THE PTR-HOMESTEAD VILLAGE GROUP

3. PROPERTY AND EQUIPMENT:

  Property and equipment is comprised of land held for future development, properties under construction and income producing Homestead Village extended-stay lodging facilities, located in the following markets:

                                                            PERCENTAGE OF
                                                            TOTAL COST AT
                                                       ---------------------------
                                                       DECEMBER 31,      MARCH 31,
                                                       ---------------   ---------
                                                        1994     1995      1996
                                                       ------   ------   ---------
      MARKET:
        Dallas, TX....................................     38%      29%      26%
        Houston, TX...................................     41       29       25
        San Antonio, TX...............................     13       12       10
        Austin, TX....................................      3        9        9
        Phoenix, AZ...................................      2        8       10
        Denver, CO....................................      3        6        8
        Albuquerque, NM...............................    --         4        4
        Bay Area, CA..................................    --         3        5
        Kansas City, KA...............................    --       --         1
        Seattle, WA...................................    --       --         2
                                                       ------   ------      ---
                                                          100%     100%     100%
                                                       ======   ======      ===

  The following summarizes property and equipment (in thousands):

                                                   DECEMBER 31,      MARCH 31,
                                                 -----------------  -----------
                                                  1994      1995       1996
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
      PROPERTY AND EQUIPMENT:
        Land.................................... $ 7,044  $ 14,812   $ 17,053
        Buildings and improvements..............  29,611    52,697     61,059
        Furniture, fixtures and equipment.......   4,973    10,760     11,396
                                                 -------  --------   --------
          Operating properties..................  41,628    78,269     89,508
        Construction in progress, excluding
         land...................................   9,296    26,577     20,558
        Land held for and under development.....   9,289     3,613     15,121
                                                 -------  --------   --------
                                                  60,213   108,459    125,187
          Less: accumulated depreciation........  (1,114)   (3,457)    (4,316)
                                                 -------  --------   --------
      Property and equipment, net............... $59,099  $105,002   $120,871
                                                 =======  ========   ========

  The PTR-Homestead Village Group's strategy is to focus on the ownership of extended-stay lodging facilities. Properties are periodically evaluated for impairment by comparing the sum of the expected undiscounted future cash flows to the carrying value of the assets and in the event the carrying value exceeds such cash flows, provisions for possible losses, measured as the amount by which the carrying value exceeds the estimated fair value of the assets, are made if required. No such impairment losses have been recognized to date. Statement of Financial Accounting Standards No. 121 entitled "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" has been adopted by the PTR-Homestead Village Group, as required by the statement effective January 1, 1996. The adoption of the statement had no impact on the combined financial statements at the date of adoption.

4. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The combined financial statements of the PTR-Homestead Village Group reflect intercompany debt assumed to have been borrowed from PTR to fund the acquisition and development of the Homestead Village properties.

                        THE PTR-HOMESTEAD VILLAGE GROUP

Acquisition and development costs were assumed to have been financed through borrowings from PTR up through the completion date of each respective property. Upon completion of a property, 30% of the intercompany debt associated with the property was assumed to have been converted to contributed capital. This assumption was made to reflect the ultimate leverage ratio (70% convertible mortgage debt and 30% common equity) expected to exist within Homestead after the funding commitment is fulfilled. Borrowings were assumed to bear interest at the weighted average interest rate of PTR's line of credit and unsecured long term debt which rates ranged from 6.3% to 9.25% for the period from January 1, 1993 through March 31, 1996. Interest costs were either expensed or capitalized in accordance with the PTR-Homestead Village Group's accounting policy for capitalization of interest cost discussed above. Approximately $77,289,000 of intercompany debt was converted to convertible mortgage notes payable in January 1996 (Note 5).

5. CONVERTIBLE MORTGAGE NOTES PAYABLE:

  On January 24, 1996, the entities comprising the PTR-Homestead Village Group (the "Borrower") executed convertible mortgage notes payable ($77,289,000) in favor of PTR. These notes provide the PTR-Homestead Village Group with borrowing capability in the aggregate amount of approximately $144 million and are secured by currently owned Homestead Village properties. Additionally, these notes will further be secured by land to be acquired and developed. The terms of the notes provide for interest only payments of 9% per annum with payments beginning six months from the date of the note. The notes are due and payable on or before October 31, 2006.

  The mortgage notes are convertible, at the option of PTR, into common shares of the Borrower at any time beginning April 1, 1997. The conversion price is equal to 115% of the value of the common shares at the date of the note, as determined by the Board of Directors of the Borrower.

6. REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS:

  PTR has a REIT management agreement with Security Capital Pacific Incorporated (the "REIT Manager"), a subsidiary of Security Capital Group Incorporated ("SCG"), which is a significant shareholder of PTR. The REIT Manager provides both strategic and day-to-day management of PTR, including research, investment analysis, acquisition and development, asset management, capital markets, and legal and accounting services. All officers of PTR are employees of the REIT Manager and PTR has no employees.

  The REIT management agreement requires PTR to pay a stipulated base annual fee plus 16% of cash flow, as defined in the agreement. The PTR-Homestead Village Group's allocable share of the REIT management fee was based on 16% of its properties defined cash flow. Such fees, which are included in corporate operating expenses in the accompanying statements of operations, were as follows:

YEAR ENDED DECEMBER 31,
- -----------------------
1993................. $109,032
1994.................  332,252
1995.................  989,471

THREE MONTHS ENDED
- ------------------
March 31, 1995....... $205,630
March 31, 1996.......  361,558

  Additionally, in 1995, the PTR-Homestead Village Group entered into property management agreements with Homestead Realty Services Incorporated ("Homestead Realty") to manage its operating properties. Prior to 1995, such agreements were with SCG Realty Services Incorporated ("SCG Realty"). Both Homestead Realty and SCG Realty are wholly-owned subsidiaries of SCG. Fees for such services are computed as a percentage (5.0%-7.0%) of gross revenues, as defined. Such fees, which are included in property operating expenses in the accompanying statements of operations, were as follows:

YEAR ENDED DECEMBER 31,
- -----------------------
1993............... $  144,942
1994...............    459,513
1995...............  1,018,223

THREE MONTHS ENDED
- ------------------
March 31, 1995....... $196,704
March 31, 1996.......  499,661

                        THE PTR-HOMESTEAD VILLAGE GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

  Accrued expenses include $55,000 and $470,000 at December 31, 1994 and 1995, respectively and $481,000 at March 31, 1996 payable to these affiliates for the REIT and property management services including amounts owed for reimbursement of out-of-pocket expenses incurred by the REIT Manager.

7. COMMITMENTS AND CONTINGENCIES:

 Finder's Agreements

  Pursuant to a series of agreements between PTR and an unaffiliated person ("Finder") who developed the Homestead Village concept, Finder has performed certain services. The agreements which expire February 5, 2043, provide for the payment of fees to Finder as follows: (i) $535,000 annually with respect to the four properties for which Finder assisted in the location, development and initial operations; (ii) an annual amount of $7,500 per property (subject to certain conditions as defined in the agreements) for assistance in site location with respect to the first 35 properties constructed (other than the four properties referred to in (i) above); (iii) 20% of the net proceeds as defined per the agreements, upon the sale of the four properties to an unaffiliated third party; and (iv) 10% of the net proceeds as defined per the agreement, upon the sale of the additional 35 properties to an unaffiliated third party. No such sales have occurred to date. Fees paid under this agreement and reflected in the accompanying combined statements of operations for the years ended December 31, 1993, 1994 and 1995 aggregated approximately $120,000, $646,000 and $611,000, respectively, and $145,000 and $158,000 for the three months ended March 31, 1995 and 1996, respectively. Effective December 1994, the agreement to assist in the site location of any additional properties beyond the 39 properties was terminated. Additionally, Finder has agreed not to compete, directly or indirectly, with the Homestead Village properties in certain states in which PTR does business through December 31, 1996.

 Other

  At April 23, 1996, the PTR-Homestead Village Group had unfunded development commitments for developments under construction of approximately $21.1 million.

  The PTR-Homestead Village Group is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, the PTR-Homestead Village Group has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to PTR-Homestead Village Group's results of operations for any of the periods presented. The PTR-Homestead Village Group is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on its financial condition or results of operations.

                                                                    SCHEDULE III

                        THE PTR-HOMESTEAD VILLAGE GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                           INITIAL
                           COST TO                  GROSS AMOUNT AT WHICH
                          THE PTR-     COSTS    CARRIED AT DECEMBER 31, 1995
                          HOMESTEAD CAPITALIZED -----------------------------
                           VILLAGE    SUBSE-             BUILDINGS             ACCUMU-     CON-
                           GROUP:    QUENT TO               AND               LATED DE-  STRUCTION   YEAR
       PROPERTIES           LAND    ACQUISITION  LAND   IMPROVEMENTS  TOTALS  PRECIATION   YEAR    ACQUIRED
       ----------         --------- -----------  ----   ------------ -------- ---------- --------- --------
Albuquerque, New Mexico:
 Osuna..................   $   832    $ 3,039   $   840   $ 3,031    $  3,871      (a)      (a)      1995
Austin, Texas:
 Burnet Road............       525      3,543       723     3,345       4,068       66     1995      1994
 Mid Town...............       600      3,135       645     3,090       3,735      (a)      (a)      1995
 Pavilion (c)...........       693        120       693       120         813      (a)      (a)      1995
Dallas, Texas:
 Skillman...............       400      2,683       400     2,683       3,083      278     1993      1992
 Stemmons Freeway.......       356      4,136       424     4,068       4,492      296      (b)       (b)
 Tollway................       275      2,443       353     2,365       2,718      340     1993      1993
 North Richland Hills...       470      3,020       544     2,946       3,490      300     1994      1993
 Coit Road..............       425      2,961       496     2,890       3,386      300     1994      1993
 West Arlington.........       585      3,400       652     3,333       3,985      118     1995      1993
 South Arlington........       550      3,274       642     3,182       3,824      120     1995      1994
 Fort Worth.............       350      2,296       372     2,274       2,646      (a)      (a)      1994
 Las Colinas............       800      3,562       805     3,557       4,362      (a)      (a)      1994
Denver, Colorado:
 Denver Tech Center.....       876      2,622       921     2,577       3,498      (a)      (a)      1994
 Iliff..................       615      2,910       624     2,901       3,525      (a)      (a)      1994
Houston, Texas:
 West by Northwest......       519      2,913       568     2,864       3,432      283     1994      1993
 Fuqua..................       416      2,929       491     2,854       3,345      250     1994      1993
 Westheimer.............       796      3,205       897     3,104       4,001      208     1994      1993
 Park Ten...............       791      3,102       860     3,033       3,893      172     1994      1993
 Stafford...............       575      3,092       665     3,002       3,667      168     1994      1993
 Bammel-Westfield.......       516      2,959       595     2,880       3,475      162     1994      1993
 Medical Center.........     1,530      3,765     1,669     3,626       5,295       18     1995      1994
 Willowbrook............       575      3,350       669     3,256       3,925       51     1995      1994
Phoenix, Arizona
 Baseline (c)...........       808      1,692       830     1,670       2,500      (a)      (a)      1995
 Dunlap (c).............       915      1,153       933     1,135       2,068      (a)      (a)      1995
 Scottsdale.............       883      3,376       975     3,284       4,259       37     1995      1994
San Antonio:
 Fredricksburg..........       800      3,239       892     3,147       4,039      170     1994      1993
 I-10/De Zavala.........       844      3,587       983     3,448       4,431       55     1995      1994
 281/Bitters............     1,000      3,729     1,198     3,531       4,729       65     1995      1994
San Francisco (Bay Area),
 California:
 San Mateo..............     1,510        142     1,510       142       1,652      (a)      (a)      1995
 Sunnyvale..............     1,274         87     1,277        84       1,361      (a)      (a)      1995
Austin, Texas:
 Round Rock (d).........       808         83       828        63         891      --       --       1995
                           -------    -------   -------   -------    --------   ------
 Total..................   $22,912    $85,547   $24,974   $83,485    $108,459   $3,457
                           =======    =======   =======   =======    ========   ======

- --------
(a) As of December 31, 1995, the property was undergoing development.
(b) Phase I (132 units) was developed in 1992 and Phase II (57 units) was developed in 1995.

(c) Represents properties owned by third party developers that are subject to presale agreements with PTR to acquire such properties. The investment as of December 31, 1995 represents development loans made by PTR to such developers.
(d) 53.1 acres of undeveloped land.

  The following is a reconciliation of the carrying amount and related accumulated depreciation of the PTR-Homestead Village Group's investment in property and equipment, at cost (in thousands):

                   PROPERTY AND EQUIPMENT
                   ----------------------
                                                        1993    1994     1995
                                                       ------- ------- --------
      Balance at January 1,........................... $ 7,007 $24,168 $ 60,213
        Development expenditures including land
         acquisition..................................  17,161  36,045   48,246
                                                       ------- ------- --------
      Balance at December 31,......................... $24,168 $60,213 $108,459
                                                       ======= ======= ========
                  ACCUMULATED DEPRECIATION
                  ------------------------
                                                        1993    1994     1995
                                                       ------- ------- --------
      Balance at January 1,........................... $    35 $   269 $  1,114
        Depreciation for the year.....................     234     845    2,343
                                                       ------- ------- --------
      Balance at December 31,......................... $   269 $ 1,114 $  3,457
                                                       ======= ======= ========

  As of December 31, 1995 the aggregate cost and net investment cost for federal income tax purposes of PTR-Homestead Village Group's investment in property and equipment amounted to $107,623 and $104,972, respectively.

                         INDEPENDENT AUDITORS' REPORT

To the Owners of
The Atlantic-Homestead Village Group:

  We have audited the accompanying combined balance sheet of the Atlantic-Homestead Village Group (as described in Note 1) as of December 31, 1995 and the related combined statements of operations, owners' equity and cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995. In connection with our audit, we also have audited the accompanying
Schedule III, Real Estate and Accumulated Depreciation. These combined financial statements and combined financial statement schedule are the responsibility of the Atlantic-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements and combined financial statement schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Atlantic-Homestead Village Group as of December 31, 1995, and the results of their operations and their cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
                        ASSETS
                        ------
Current assets:
  Cash and cash equivalents............................    $  184      $    72
                                                           ------      -------
    Total current assets...............................       184           72
Properties under development...........................     2,627       10,437
Other assets...........................................     1,506        1,817
                                                           ------      -------
    Total assets.......................................    $4,317      $12,326
                                                           ======      =======
            LIABILITIES AND OWNERS' EQUITY
            ------------------------------
Current liabilities:
  Accounts payable.....................................    $   93      $   142
  Development costs payable............................        15        1,142
  Accrued real estate taxes............................         3            5
  Accrued expenses.....................................        44          163
                                                           ------      -------
    Total current liabilities..........................       155        1,452
Intercompany debt......................................     2,627        9,295
                                                           ------      -------
    Total liabilities..................................     2,782       10,747
                                                           ------      -------
Commitments and Contingencies
Owners' Equity:
  Contributed capital..................................     1,594        1,650
  Retained earnings (deficit)..........................       (59)         (71)
                                                           ------      -------
    Total owners' equity...............................     1,535        1,579
                                                           ------      -------
Total liabilities and owners' equity...................    $4,317      $12,326
                                                           ======      =======


     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                  PERIOD FROM
                                                 APRIL 3, 1995
                                              (DATE OF FORMATION)  THREE MONTHS
                                                    THROUGH           ENDED
                                               DECEMBER 31, 1995  MARCH 31, 1996
                                              ------------------- --------------
                                                                   (UNAUDITED)
Revenue:
  Miscellaneous..............................        $  4              $  6
                                                     ----              ----
    Total revenue............................           4                 6
                                                     ----              ----
Costs and Expenses:
  Corporate operating expenses...............          63                18
                                                     ----              ----
    Total costs and expenses.................          63                18
                                                     ----              ----
Net loss.....................................        $(59)             $(12)
                                                     ====              ====



     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                 (IN THOUSANDS)

                                                              RETAINED   TOTAL
                                                  CONTRIBUTED EARNINGS  OWNERS'
                                                    CAPITAL   (DEFICIT) EQUITY
                                                  ----------- --------- -------
Balance at April 3, 1995 (date of formation).....   $  --       $--     $  --
  Contributed capital............................    1,594       --      1,594
  Net loss.......................................      --        (59)      (59)
                                                    ------      ----    ------
Balance at December 31, 1995.....................   $1,594      $(59)   $1,535
  Contributed capital (unaudited)................       56       --         56
  Net loss (unaudited)...........................      --        (12)      (12)
                                                    ------      ----    ------
Balance at March 31, 1996 (unaudited)............   $1,650      $(71)   $1,579
                                                    ======      ====    ======




     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   PERIOD FROM
                                                  APRIL 3, 1995    THREE MONTHS
                                               (DATE OF FORMATION)    ENDED
                                                     THROUGH        MARCH 31,
                                                DECEMBER 31, 1995      1996
                                               ------------------- ------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................       $   (59)        $   (12)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Change in accounts payable and accrued
     expenses.................................           140             170
                                                     -------         -------
      Net cash provided by operating
       activities.............................            81             158
                                                     -------         -------
Cash flows from investing activities:
  Other assets................................        (1,506)           (311)
  Investment in properties, net of development
   costs payable..............................        (2,612)         (6,683)
                                                     -------         -------
      Net cash used in investing activities...        (4,118)         (6,994)
                                                     -------         -------
Cash flows from financing activities:
  Proceeds from intercompany debt.............         2,627           6,668
  Capital contributions.......................         1,594              56
                                                     -------         -------
      Net cash provided by financing
       activities.............................         4,221           6,724
                                                     -------         -------
Net increase (decrease) in cash and cash
 equivalents..................................           184            (112)
Beginning balance of cash and cash
 equivalents..................................           --              184
                                                     -------         -------
Ending balance of cash and cash equivalents...       $   184         $    72
                                                     =======         =======



     The accompanying notes are an integral part of the combined financial statements.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIOD)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of Alabama Homestead Incorporated, Atlantic Homestead Village Incorporated and its consolidated limited partnership, Atlantic Homestead Village Limited Partnership, hereinafter collectively referred to as the Atlantic-Homestead Village Group. Through various wholly-owned subsidiaries, Atlantic Homestead Village Incorporated owns a 99% limited partner and a 1% general partner interest in Atlantic Homestead Village Limited Partnership. Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated are wholly-owned subsidiaries of Security Capital Atlantic Incorporated, a real estate investment trust ("ATLANTIC"). The entities comprising the Atlantic-Homestead Village Group were formed commencing April 3, 1995.

  The accompanying historical financial statements of the Atlantic-Homestead Village Group are being presented on a combined basis as Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated are expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will own and operate the properties subsequent to the merger transaction (See the Prospectus for a description of the merger transaction). Management of Atlantic believes that the combined financial statements result in a more meaningful presentation than presenting the separate historical financial statements of each entity.

  The Atlantic-Homestead Village Group develops, owns and manages extended-stay lodging facilities located in the Southeastern region of the United States designed to appeal to value-conscious guests. Rooms are generally rented on a weekly basis to guests such as business travelers, professionals and others, with most guests staying multiple weeks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Properties Under Development

  As of December 31, 1995 and March 31, 1996, the Atlantic-Homestead Village Group had three properties and seven properties under development, respectively. Costs directly related to the acquisition, development or improvement of real estate are capitalized. Property under development is carried at cost, which is not in excess of estimated fair market value.

 Interest

  The Atlantic-Homestead Village Group capitalizes interest incurred during the land development or construction period for qualifying projects. Interest capitalized is included in the cost of properties in the accompanying combined financial statements. All interest incurred was capitalized and amounted to $35,528 for the period ended December 31, 1995 and $117,409 for the three months ended March 31, 1996. No interest was paid through March 31, 1996. All interest was added to the intercompany debt balance as incurred.

 Other Assets

  Other assets consist primarily of costs incurred in connection with the pursuit of land to be acquired for development including refundable earnest money deposits of $950,000 and $1,090,000 at December 31, 1995 and March 31, 1996, respectively. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIOD)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The companies comprising the Atlantic-Homestead Village Group are qualified subsidiaries of ATLANTIC, a corporation which has elected to be taxed as a real estate investment trust ("REIT").

  REITs are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met. ATLANTIC has met each of those tests for each of the periods for which combined financial statements are presented. Accordingly, no income tax provision or benefit has been reflected in the combined financial statements of the Atlantic-Homestead Village Group for the periods presented.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, development costs payable and accrued expenses approximates fair value as of December 31, 1995 and March 31, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt approximates fair value as of those dates as the weighted average interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of March 31, 1996 and for the three months ended March 31, 1996 are unaudited. In the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the Atlantic-Homestead Village Group future results of operations for the full year ending December 31, 1996.

3. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The combined financial statements of the Atlantic-Homestead Village Group reflect intercompany debt assumed to have been borrowed from ATLANTIC to fund the acquisition and development of the Homestead Village properties. Borrowings were assumed to bear interest at the weighted average interest rate of ATLANTIC's debt, which was approximately 8.00% and 7.6% at December 31, 1995 and March 31, 1996, respectively. Interest costs were capitalized in accordance with the Atlantic-Homestead Village Group's accounting policy for capitalization of interest cost discussed above. All net operating costs and expenses incurred were assumed to have been financed through capital contributed by ATLANTIC.

4. CONVERTIBLE MORTGAGE NOTES PAYABLE:

  On January 24, 1996, the Atlantic-Homestead Village Group (the "Borrower") executed convertible mortgage notes payable in favor of ATLANTIC. These notes give the Atlantic-Homestead Village Group borrowing capability in the aggregate amount of $81,244,906 and are secured by the currently owned Homestead Village properties. Additionally, these notes will further be secured by land to be acquired and developed. The terms of the notes provide for interest only payments of 9% per annum with payments beginning six months from the issue date of each note. The notes are due and payable on or before October 31, 2006. There were no borrowings under these notes during the period ended March 31, 1996.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIOD)
  The mortgage notes are convertible, at the option of ATLANTIC, into common shares of the Borrower at any time beginning April 1, 1997. The conversion price is equal to 115% of the value of the common shares at the date of the note, as determined by the Board of Directors of the Borrower.

5. REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

  Atlantic has a REIT management agreement with Security Capital (Atlantic) Incorporated (the "REIT Manager"), a subsidiary of Security Capital Group Incorporated ("SCG"), which is a majority shareholder of ATLANTIC. The REIT Manager provides both strategic and day-to-day management of Atlantic, including research, investment analysis, acquisition and development, asset management, capital markets, and legal and accounting services. All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC has no employees.

  The REIT management agreement requires ATLANTIC to pay an annual fee of 16% of cash flow, as defined in the agreement. The Atlantic-Homestead Village Group's allocable share of the REIT management fee is based on 16% of its properties defined cash flow. No fees were payable for the periods ended December 31, 1995 or March 31, 1996 as no properties were operating during such periods.

6. COMMITMENTS AND CONTINGENCIES:

  At March 31, 1996, the Atlantic-Homestead Village Group had unfunded development commitments for developments under construction of approximately $2.4 million.

  The Atlantic-Homestead Village Group is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, the Atlantic-Homestead Village Group has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to the Atlantic-Homestead Village Group's results of operations for the periods presented. The Atlantic-Homestead Village Group is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on its financial condition or results of operations.

                                                                   SCHEDULE III

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

             REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

                               DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                  GROSS AMOUNT AT WHICH
                           INITIAL               CARRIED AT DECEMBER 31,
                           COST TO                         1995
                          ATLANTIC-    COSTS
                          HOMESTEAD CAPITALIZED --------------------------
                           VILLAGE    SUBSE-                   BUILDINGS    ACCUMU-     CON-
                           GROUP:    QUENT TO                     AND      LATED DE-  STRUCTION   YEAR
       PROPERTIES           LAND    ACQUISITION  LAND  TOTALS IMPROVEMENTS PRECIATION   YEAR    ACQUIRED
       ----------         --------- ----------- ------ ------ ------------ ---------- --------- --------
Atlanta, Georgia:
 Peachtree Corners......      889       310        889   310      1,199        --         (a)     1995
Raleigh, North Carolina:
 Research Triangle Park.      805        38        805    38        843        --         (b)     1995
Tampa/St. Petersburg,
 Florida:
 North Airport..........      511        74        511    74        585        --         (b)     1995
                           ------      ----     ------  ----     ------       ----
 Total..................   $2,205      $422     $2,205  $422     $2,627       $  0
                           ======      ====     ======  ====     ======       ====

(a) As of December 31, 1995, the property was undergoing development.
(b) As of December 31, 1995, the property was undergoing planning.

  As of December 31, 1995 the aggregate cost and net investment cost for federal income tax purposes of Atlantic-Homestead Village Group's investment in property under development approximates its book value.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholder of
The SCG-Homestead Village Group:

  We have audited the accompanying combined balance sheets of the SCG-Homestead Village Group (as described in Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the SCG-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the SCG-Homestead Village Group as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                        THE SCG-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                   DECEMBER 31,      MARCH 31,
                                                  ----------------  -----------
                                                   1994     1995       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
                     ASSETS
                     ------
Current assets:
  Cash........................................... $   --   $   --     $    12
  REIT and property management fees receivable...      55      470        481
  Other current assets...........................     --        67          4
                                                  -------  -------    -------
    Total current assets.........................      55      537        497
  Furniture and equipment, net...................      47      228        233
  Other assets...................................     --        14         72
                                                  -------  -------    -------
    Total assets................................. $   102  $   779    $   802
                                                  =======  =======    =======
 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
 ----------------------------------------------
Current liabilities:
  Accounts payable............................... $    13  $    92    $     6
  Accrued expenses...............................     238      807        494
  Intercompany debt..............................     --     1,147      2,043
                                                  -------  -------    -------
    Total current liabilities....................     251    2,046      2,543
                                                  -------  -------    -------
Commitments and contingencies
Shareholder's equity (deficit):
  Contributed capital............................   2,371    6,408      8,170
  Retained earnings (deficit)....................  (2,520)  (7,675)    (9,911)
                                                  -------  -------    -------
    Total shareholder's equity (deficit).........    (149)  (1,267)    (1,741)
                                                  -------  -------    -------
Total liabilities and shareholder's equity
 (deficit)....................................... $   102  $   779    $   802
                                                  =======  =======    =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                         YEARS ENDED           THREE MONTHS
                                        DECEMBER 31,          ENDED MARCH 31,
                                    -----------------------  ------------------
                                    1993    1994     1995    1995      1996
                                    -----  -------  -------  -----  -----------
                                                                    (UNAUDITED)
Revenue:
  REIT and property management fees
   earned from affiliates.......... $ 254  $   792  $ 2,007  $ 402    $   861
  Other revenue....................   --       --        14    --         --
                                    -----  -------  -------  -----    -------
    Total revenue..................   254      792    2,021    402        861
                                    -----  -------  -------  -----    -------
Costs and Expenses:
  Payroll and related expenses.....   707    1,713    4,276    665      1,909
  Office expenses..................    22       67      273     31        147
  Travel and entertainment.........    14       60      232     27        105
  Recruiting and relocation........    53       85      822     71        223
  Other expenses...................    57      187      601     58        300
  Allocation of SCG overhead.......    69      342      972     68        413
                                    -----  -------  -------  -----    -------
    Total costs and expenses.......   922    2,454    7,176    920      3,097
                                    -----  -------  -------  -----    -------
Net loss........................... $(668) $(1,662) $(5,155) $(518)   $(2,236)
                                    =====  =======  =======  =====    =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

             COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                       TOTAL
                                                         RETAINED  SHAREHOLDER'S
                                             CONTRIBUTED EARNINGS     EQUITY
                                               CAPITAL   (DEFICIT)   (DEFICIT)
                                             ----------- --------- -------------
Balance at December 31, 1992................   $  206     $  (190)    $    16
  Contributed capital.......................      565         --          565
  Net loss..................................      --         (668)       (668)
                                               ------     -------     -------
Balance at December 31, 1993................      771        (858)        (87)
  Contributed capital.......................    1,600         --        1,600
  Net loss..................................      --       (1,662)     (1,662)
                                               ------     -------     -------
Balance at December 31, 1994................    2,371      (2,520)       (149)
  Contributed capital.......................    4,037         --        4,037
  Net loss..................................      --       (5,155)     (5,155)
                                               ------     -------     -------
Balance at December 31, 1995................    6,408      (7,675)     (1,267)
  Contributed capital (unaudited)...........    1,762         --        1,762
  Net loss (unaudited)......................      --       (2,236)     (2,236)
                                               ------     -------     -------
Balance at March 31, 1996 (unaudited).......   $8,170     $(9,911)    $(1,741)
                                               ======     =======     =======




     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                    YEARS ENDED DECEMBER       THREE MONTHS
                                             31,              ENDED MARCH 31,
                                    -----------------------  ------------------
                                    1993    1994     1995    1995      1996
                                    -----  -------  -------  -----  -----------
                                                                    (UNAUDITED)
Cash flows from operating
 activities:
  Net loss......................... $(668) $(1,662) $(5,155) $(518)   $(2,236)
  Adjustments to reconcile net loss
   to net cash used by operating
   activities:
    Depreciation and amortization..   --         8       39      3         10
  Change in:
    REIT and property management
     fees receivable...............     6      (45)    (416)  (112)       (11)
    Accounts payable and accrued
     expenses......................    97      154      648   (106)      (399)
    Other current assets...........   --       --       (67)    (4)        63
                                    -----  -------  -------  -----    -------
      Net cash used by operating
       activities..................  (565)  (1,545)  (4,951)  (737)    (2,573)
                                    -----  -------  -------  -----    -------
Cash flows from investing
 activities:
  Other assets.....................   --       --       (14)   --         (58)
  Investment in furniture and
   equipment.......................   --       (55)    (220)   (55)       (15)
                                    -----  -------  -------  -----    -------
      Net cash used in investing
       activities..................   --       (55)    (234)   (55)       (73)
                                    -----  -------  -------  -----    -------
Cash flows from financing
 activities:
  Intercompany debt................   --       --     1,148    788        896
  Capital contributions............   565    1,600    4,037      4      1,762
                                    -----  -------  -------  -----    -------
      Net cash provided by
       financing activities........   565    1,600    5,185    792      2,658
                                    -----  -------  -------  -----    -------
Net increase in cash...............   --       --       --     --          12
Cash at beginning of period........   --       --       --     --         --
                                    -----  -------  -------  -----    -------
Cash at end of period.............. $ --   $   --   $   --   $ --     $    12
                                    =====  =======  =======  =====    =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIODS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of Homestead Village Managers Incorporated and Homestead Realty Services Incorporated, each incorporated in June, 1995 and SCG-Homestead Village Incorporated, incorporated in February, 1996. These entities are wholly-owned subsidiaries of Security Capital Group Incorporated ("SCG") and are hereinafter collectively referred to as the SCG-Homestead Village Group. Prior to incorporation, the activities of these entities were performed within other subsidiaries of SCG. Such activities have been carved out of those subsidiaries for purposes of inclusion in the accompanying combined financial statements.

  The accompanying historical financial statements of the SCG-Homestead Village Group are presented on a combined basis as these entities are expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will operate and manage properties subsequent to the merger transaction. (See the Prospectus for a description of the merger transaction.) Management of SCG believes that the combined financial statements result in a more meaningful presentation than presenting the separate historical financial statements of each subsidiary.

  The SCG-Homestead Village Group provides fee-based strategic and day-to-day advisory services to affiliated real estate investment trusts (REITs) which develop, own and operate extended-stay lodging facilities (Homestead Village Properties) designed to appeal to value-conscious guests. The services provided include research, investment analysis, acquisition and development, asset management, capital markets, property management and legal and accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Furniture and Equipment

  Furniture and equipment is carried at cost, which is not in excess of estimated fair market value. Depreciation is computed utilizing a straight-line method over the estimated economic lives of depreciable property, generally five to seven years.

  The following summarizes furniture and equipment as of December 31, 1994, 1995 and March 31, 1996 (in thousands):

                                                     DECEMBER 31,     MARCH 31,
                                                     --------------  -----------
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
Furniture and equipment............................. $  54   $  274     $289
  Less: accumulated depreciation....................    (7)     (46)     (56)
                                                     -----   ------     ----
Furniture and equipment, net........................ $  47   $  228     $233
                                                     =====   ======     ====

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIODS)
 Income Taxes

  None of the entities within the SCG-Homestead Village Group have generated taxable income since incorporation. The total net operating loss carryforward of these entities is approximately $856,000 and $1,308,000 as of December 31, 1995 and March 31, 1996, respectively, and expire in varying amounts through 2016. The deferred tax asset resulting from these net operating loss carryforwards has been fully reserved due to its uncertain realizability.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value as of December 31, 1994, 1995 and March 31, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt approximates fair value as of those dates as the interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such combined financial statements have been included. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the SCG-Homestead Village Group's future results of operations for the full year ending December 31, 1996.

3. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The operating expenses incurred by the SCG-Homestead Village Group were assumed to have been financed through capital contributed by SCG through 1994. Commencing in 1995, such costs were financed in part through unsecured borrowings from SCG which are due on demand. The advances include interest at prime plus 1/4%, (8.75% and 8.5% at December 31, 1995 and March 31, 1996, respectively). No interest was paid, all interest was added to the intercompany debt balance as incurred. Interest expense was $69,843 and $49,043 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, and is included in the "Other expense" caption in the combined statements of operations.

4. REIT MANAGEMENT AND PROPERTY MANAGEMENT FEES EARNED FROM AFFILIATES

  SCG, the parent of the entities comprising the SCG-Homestead Village Group has entered into agreements with affiliated real estate investment trusts, Security Capital Pacific Trust ("PTR") and Security Capital Atlantic, Incorporated ("Atlantic") to provide REIT management services. The services with respect to the Homestead Village Properties are provided by the employees of the SCG-Homestead Village Group and, therefore, the fees earned from providing such services have been included in the accompanying combined financial statements.

  The REIT management fees are generally based on 16% of cash flow, as defined in the agreements. The fees earned by the SCG-Homestead Village Group which were based on the cash flow (as defined) of the Homestead Village Properties operated by PTR (no Atlantic properties were operational as of March 31, 1996) were as follows:

                          THREE MONTHS ENDED
                          ------------------
                          March 31, 1995...... $205,630
                          March 31, 1996...... $361,558

      YEAR ENDED
      DECEMBER 31,
      ------------
      1993................ $109,032
      1994................ $332,252
      1995................ $989,471

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIODS)
  Additionally, in 1995 Homestead Realty Services Incorporated ("Homestead Realty") entered into property management agreements with PTR's Homestead Village subsidiaries to manage their operating properties. Prior to 1995 such agreements were with SCG Realty Services Incorporated ("SCG Realty"), a subsidiary of SCG and a predecessor of Homestead Realty. Fees for such services are computed as a percentage (5.0%-7.0%) of gross revenues, as defined. Property management fees earned for each period were as follows:

                          THREE MONTHS ENDED
                          ------------------
                          March 31, 1995...... $196,704
                          March 31, 1996...... $499,661

      YEAR ENDED
      DECEMBER 31,
      ------------
      1993.............. $  144,942
      1994.............. $  459,513
      1995.............. $1,018,223

5. TRANSACTIONS WITH SCG

  SCG serves as cash manager for the entities in the SCG-Homestead Village Group. In this capacity SCG collects all cash attributable to the SCG-Homestead Village Group business activities and makes all cash disbursements on behalf of the SCG-Homestead Village Group. Additionally, the SCG-Homestead Village Group is allocated overhead expenses and certain other costs from SCG related to occupancy and other services provided to the SCG-Homestead Village Group by SCG. In the opinion of management, the allocation of costs and expenses have been made on a basis which is believed to be reasonable however, the allocation is not necessarily indicative of the costs and expenses the SCG-Homestead Village Group may have incurred on its own account.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Homestead Village Incorporated

  We have audited the accompanying balance sheet of Homestead Village Incorporated as of April 30, 1996. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Homestead Village Incorporated as of April 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
May 21, 1996

                      HOMESTEAD VILLAGE INCORPORATED

                                 BALANCE SHEET

                                 APRIL 30, 1996

ASSETS
Cash.................................................................... $1,000
                                                                         ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies
Shareholder's Equity:
  Common Stock, $.01 par value, 250,000,000 shares authorized, 1,000
   shares issued and outstanding........................................ $   10
  Additional paid in capital............................................    990
                                                                         ------
    Total shareholder's equity..........................................  1,000
                                                                         ------
Total liabilities and shareholder's equity.............................. $1,000
                                                                         ======





                            See accompanying notes.

                      HOMESTEAD VILLAGE INCORPORATED

                            NOTES TO BALANCE SHEET

                                APRIL 30, 1996

1. ORGANIZATION AND BASIS OF FINANCIAL PRESENTATION

  Homestead Village Incorporated (formerly Homestead Village Properties Incorporated), a Maryland corporation ("Homestead"), was formed on January 26, 1996 to develop, own and manage extended-stay lodging facilities under the Homestead Village tradename. Homestead's extended-stay lodging rooms are designed to appeal to value-conscious guests such as business travelers, professionals and others on a weekly basis, with most guests staying multiple weeks. The issuance of the initial shares was funded on April 18, 1996.

  Homestead was formed to acquire, through a series of merger transactions, all of the extended-stay lodging assets operating or to be operated under the Homestead Village tradename. The net assets related to the Homestead Village properties are to be acquired through the merger of various wholly-owned subsidiaries of Security Capital Group Incorporated (SCG), Security Capital Pacific Trust (PTR) and Security Capital Atlantic Incorporated (ATLANTIC), all affiliates of Homestead, in exchange for common stock of Homestead. PTR had 27 operating Homestead Village properties, 5 properties under construction and 22 in pre-development planning (as defined) as of May 20, 1996. ATLANTIC had 1 Homestead Village property under construction and 25 in pre-development planning as of May 20, 1996. SCG will provide the trademark and development and property management expertise as well as operating systems necessary to develop, own and operate the properties.

  Homestead was initially capitalized through the issuance of 1,000 shares of $.01 par value common stock for $1,000 to SCG. As of April 30, 1996, Homestead has 250,000,000 shares of common stock, $.01 par value authorized.

 Income Taxes

  Homestead was formed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes.

2. TRANSACTIONS WITH AFFILIATES

  Homestead has entered into various agreements with affiliated companies in order to complete the transaction discussed above and to conduct the business of developing, owning and operating Homestead Village properties.

 Merger and Distribution Agreement

  On May 21, 1996, Homestead entered into a Merger and Distribution Agreement with PTR, ATLANTIC and SCG (collectively, the "Affiliated Companies") which provides for certain subsidiaries of the Affiliated Companies to be merged with and into Homestead in exchange for common stock. The subsidiaries of the Affiliated Companies develop, own and manage the Homestead Village properties.

  Pursuant to the agreement, PTR will merge with and into Homestead the net assets related to Homestead Village properties in exchange for 9,485,727 shares of Homestead common stock. ATLANTIC will contribute net assets in exchange for 4,201,220 shares of Homestead common stock. Homestead will issue 4,062,788 shares of Homestead common stock in exchange for certain net assets of SCG which consist primarily of the Homestead Village trademark, and development and management expertise, as well as operating systems utilized in the ongoing development and operations of the extended-stay lodging facilities. Homestead will not assume any obligations related to the employees of the SCG subsidiaries including unpaid salaries, wages, benefits and any expense reimbursements.

                      HOMESTEAD VILLAGE INCORPORATED

  PTR and Atlantic will receive all of their shares of Homestead Common Stock at the date of the transaction. SCG is to receive 1,819,750 shares of Homestead Common Stock based on the ratio of actual funding provided by PTR and Atlantic to the total expected funding to be provided at the date of the transaction. The remaining 2,243,038 shares of Homestead Common Stock will be issued to and held in escrow by an appointed escrow agent. The escrowed shares will be transferred to SCG pro rata based on the completion of PTR's and Atlantic's remaining funding commitments. In the event not all of the funding commitments are provided to Homestead by PTR or Atlantic, the remaining shares of Common Stock not transferred to SCG will be returned to Homestead along with any dividends paid. The Escrow Agent will vote all shares of Homestead Common Stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  In conjunction with the Merger and Distribution Agreement, described above, Homestead, SCG, PTR and Atlantic entered into a Warrant Purchase Agreement dated May 21, 1996 whereby SCG, PTR and Atlantic are to receive warrants based on the relative fair value of the assets each is to contribute in the transaction. A total of 10,000,000 warrants are to be issued. The Homestead Warrants may be used to purchase Homestead Common Stock for $10 per share, may be exercised at any time and will expire twelve months from the record date for the distribution of the Homestead Common Stock and Homestead Warrants to the shareholders of PTR and Atlantic. As consideration for the Homestead Warrants issued, PTR and Atlantic have agreed to provide additional funding to Homestead for the development of properties and SCG will provide financing for the purchase of properties to be used as extended-stay facilities for the period from the date of the Merger and Distribution Agreement through the date of the transaction.

  All shares of Homestead Common Stock and Homestead Warrants issued to PTR and Atlantic in connection with the transaction will be issued directly to a distribution agent for the benefit of the holders of PTR and Atlantic common stock on the record date of distribution. The remaining shares of Homestead Common Stock and Homestead Warrants will be issued directly to SCG and the escrow agent.

  The costs associated with the transaction are to be paid by each party incurring the expense, except for those costs related to filing, printing and distributing proxy and prospectus materials will be paid 63.64%, 28.18%, and 8.18% by PTR, Atlantic and SCG, respectively.

  In conjunction with the agreement, Homestead will assume contractual obligations including development contracts. At April 23, 1996, the PTR subsidiary had approximately $21.1 million and at March 31, 1996 the Atlantic subsidiary had approximately $2.4 million of unfunded development commitments for developments under construction.

3. COMMITMENTS AND CONTINGENCIES

 Finder's Agreements

  In conjunction with the Merger and Distribution Agreement, PTR will assign its rights and obligations pursuant to a series of agreements with an unaffiliated person ("Finder") who developed the Homestead Village concept, and has performed certain services. The agreements which expire February 5, 2043, provide for the payment of fees to Finder as follows: (i) $535,000 annually with respect to the four properties for which Finder assisted in the location, development and initial operations; (ii) an annual amount of $7,500 per property (subject to certain conditions as defined in the agreements) for assistance in site location with respect to the first 35 properties constructed (other than the four properties referred to in (i) above; (iii) 20% of the net proceeds as defined per the agreements, upon the sale of the four properties noted in (i) above to an unaffiliated third party; and (iv) 10% of the net proceeds as defined per the agreement, upon the sale of the additional 35 properties to an unaffiliated third party. No such sales have occurred to date. Effective December 1994, the agreement to assist in the site location of any additional properties beyond the 35 properties was terminated. Additionally, Finder has agreed not to compete, directly or indirectly, with the Homestead Village properties in certain states in which PTR and Atlantic do business through December 31, 1996.

                      HOMESTEAD VILLAGE INCORPORATED

 Rights Agreement

  On May 16, 1996 the Homestead Board of Directors declared and paid a dividend of one purchase right as defined per the Rights Agreement for each share of Homestead Common Stock outstanding to the holders of Homestead common stock of record on this date. The shares of Homestead common stock issued after May 16, 1996 and before the expiration of the purchase rights (May 16, 2006), will also be entitled to one purchase right for each share issued. Each purchase right entitles the holder to purchase one-hundredth of a participating preferred share of Homestead at $50, subject to adjustment as defined in the agreement. The Board of Directors of Homestead through its Articles of Incorporation is authorized to issue one or more series and to determine the number of preferred shares of each series and the rights of each series. The purchase rights will be exercisable only after a person or group of affiliated persons acquires 20% or more of the outstanding shares of common stock or offers to acquire 25% or more.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       MERGER AND DISTRIBUTION AGREEMENT

                            DATED AS OF MAY 21, 1996

                                  BY AND AMONG

                        SECURITY CAPITAL PACIFIC TRUST,

                    SECURITY CAPITAL ATLANTIC INCORPORATED,

                      SECURITY CAPITAL GROUP INCORPORATED

                                      AND

                   HOMESTEAD VILLAGE PROPERTIES INCORPORATED


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
ARTICLE I DEFINITIONS..........    1
  SECTION  1.1  DEFINITIONS....    1
ARTICLE II THE MERGERS AND
 DISTRIBUTION..................    4
  SECTION  2.1  THE MERGERS....    4
  SECTION  2.2  THE
                DISTRIBUTION...    5
ARTICLE III REPRESENTATIONS AND
 WARRANTIES OF PTR.............    6
  SECTION  3.1  ORGANIZATION
                AND
                QUALIFICATION..    6
  SECTION  3.2  CAPITALIZATION.    6
  SECTION  3.3  AUTHORITY; NON-
                CONTRAVENTION;
                APPROVALS......    6
  SECTION  3.4  REPORTS AND
                FINANCIAL
                STATEMENTS.....    7
  SECTION  3.5  ABSENCE OF
                CERTAIN CHANGES
                OR EVENTS......    8
  SECTION  3.6  REGISTRATION
                STATEMENT AND
                PROXY STATEMENT
                AND PROSPECTUS.    8
  SECTION  3.7  TAXES..........    8
  SECTION  3.8  ABSENCE OF
                UNDISCLOSED
                LIABILITIES....    9
  SECTION  3.9  LITIGATION.....    9
  SECTION  3.10 NO VIOLATION OF
                LAW............    9
  SECTION  3.11 PTR ACQUISITION
                PROPERTY
                CONTRACTS......    9
  SECTION  3.12 ZONING.........   10
  SECTION  3.13 TITLE
                INSURANCE......   10
  SECTION  3.14 ENVIRONMENTAL
                MATTERS........   10
  SECTION  3.15 DEFECTS........   11
  SECTION  3.16 INSURANCE......   11
  SECTION  3.17 UTILITIES AND
                ACCESS.........   11
  SECTION  3.18 CONDEMNATION...   11
  SECTION  3.19 TAXES AND
                ASSESSMENTS ON
                PTR PROPERTIES.   11
  SECTION  3.20 MORTGAGES......   12
  SECTION  3.21 BROKERS AND
                FINDERS........   12
  SECTION  3.22 INVESTMENT
                COMPANY ACT....   12
  SECTION  3.23 ADEQUACY OF PTR
                CONSIDERATION..   12
ARTICLE IV REPRESENTATIONS AND
 WARRANTIES OF ATLANTIC........   12
  SECTION  4.1  ORGANIZATION
                AND
                QUALIFICATION..   12
  SECTION  4.2  CAPITALIZATION.   13
  SECTION  4.3  AUTHORITY; NON-
                CONTRAVENTION;
                APPROVALS......   13
  SECTION  4.4  FINANCIAL
                STATEMENTS.....   14
  SECTION  4.5  ABSENCE OF
                CERTAIN CHANGES
                OR EVENTS......   15
  SECTION  4.6  REGISTRATION
                STATEMENT AND
                PROXY STATEMENT
                AND PROSPECTUS.   15
  SECTION  4.7  TAXES..........   15
  SECTION  4.8  ABSENCE OF
                UNDISCLOSED
                LIABILITIES....   15
  SECTION  4.9  LITIGATION.....   16
  SECTION  4.10 NO VIOLATION OF
                LAW............   16
  SECTION  4.11 ATLANTIC
                ACQUISITION
                PROPERTY
                CONTRACTS......   16
  SECTION  4.12 ZONING.........   16
  SECTION  4.13 TITLE
                INSURANCE......   17
  SECTION  4.14 ENVIRONMENTAL
                MATTERS........   17
  SECTION  4.15 DEFECTS........   17
  SECTION  4.16 INSURANCE......   18

                                PAGE
                                ----
  SECTION  4.17 UTILITIES AND
                ACCESS.........  18
  SECTION  4.18 CONDEMNATION...  18
  SECTION  4.19 TAXES AND
                ASSESSMENTS ON
                ATLANTIC
                PROPERTIES.....  18
  SECTION  4.20 MORTGAGES......  19
  SECTION  4.21 BROKERS AND
                FINDERS........  19
  SECTION  4.22 INVESTMENT
                COMPANY ACT....  19
  SECTION  4.23 ADEQUACY OF
                ATLANTIC
                CONSIDERATION..  19
ARTICLE V REPRESENTATIONS AND
 WARRANTIES OF SCG.............  19
  SECTION  5.1  ORGANIZATION
                AND
                QUALIFICATION..  19
  SECTION  5.2  CAPITALIZATION.  19
  SECTION  5.3  AUTHORITY; NON-
                CONTRAVENTION;
                APPROVALS......  20
  SECTION  5.4  FINANCIAL
                STATEMENTS.....  21
  SECTION  5.5  ABSENCE OF
                CERTAIN CHANGES
                OR EVENTS......  21
  SECTION  5.6  REGISTRATION
                STATEMENT AND
                PROXY STATEMENT
                AND PROSPECTUS.  21
  SECTION  5.7  TAXES..........  21
  SECTION  5.8  ABSENCE OF
                UNDISCLOSED
                LIABILITIES....  22
  SECTION  5.9  LITIGATION.....  22
  SECTION  5.10 NO VIOLATION OF
                LAW............  22
  SECTION  5.11 SCG ACQUISITION
                PROPERTY
                CONTRACTS......  22
  SECTION  5.12 ZONING.........  23
  SECTION  5.13 TITLE
                INSURANCE......  23
  SECTION  5.14 ENVIRONMENTAL
                MATTERS........  23
  SECTION  5.15 DEFECTS........  24
  SECTION  5.16 INSURANCE......  24
  SECTION  5.17 CONDEMNATION...  24
  SECTION  5.18 TAXES AND
                ASSESSMENTS ON
                SCG PROPERTIES.  24
  SECTION  5.19 EMPLOYEE
                BENEFIT PLANS..  24
  SECTION  5.20 MORTGAGES......  25
  SECTION  5.21 INTELLECTUAL
                PROPERTY.......  25
  SECTION  5.22 BROKERS AND
                FINDERS........  25
  SECTION  5.23 INVESTMENT
                COMPANY ACT....  25
  SECTION  5.24 ADEQUACY OF SCG
                CONSIDERATION..  25
ARTICLE VI REPRESENTATIONS AND
 WARRANTIES OF HOMESTEAD.......  25
  SECTION  6.1  ORGANIZATION
                AND
                QUALIFICATION..  25
  SECTION  6.2  CAPITALIZATION.  25
  SECTION  6.3  ISSUANCE OF
                SECURITIES.....  26
  SECTION  6.4  AUTHORITY; NON-
                CONTRAVENTION;
                APPROVALS......  26
  SECTION  6.5  REGISTRATION
                STATEMENT AND
                PROXY STATEMENT
                AND PROSPECTUS.  27
  SECTION  6.6  ABSENCE OF
                UNDISCLOSED
                LIABILITIES....  27
  SECTION  6.7  LITIGATION.....  27
  SECTION  6.8  NO VIOLATION OF
                LAW............  27
  SECTION  6.9  BROKERS AND
                FINDERS........  28
  SECTION  6.10 INVESTMENT
                COMPANY ACT....  28
ARTICLE VII CONDUCT OF
 BUSINESSES PENDING THE MERGER
 CLOSING.......................  28
  SECTION  7.1  CONDUCT OF
                BUSINESS BY
                ATLANTIC, PTR
                AND SCG........  28
  SECTION  7.2  CONDUCT OF
                BUSINESS BY
                HOMESTEAD......  29
ARTICLE VIII ADDITIONAL
 AGREEMENTS....................  29
  SECTION  8.1  ACCESS TO
                INFORMATION....  29

                                                                           PAGE
                                                                           ----
  SECTION  8.2  REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.  30
  SECTION  8.3  SHAREHOLDERS' APPROVAL....................................  30
  SECTION  8.4  AFFILIATE AGREEMENTS......................................  30
  SECTION  8.5  EXCHANGE..................................................  30
  SECTION  8.6  EXPENSES..................................................  30
  SECTION  8.7  AGREEMENT TO COOPERATE....................................  31
  SECTION  8.8  PUBLIC STATEMENTS.........................................  31
  SECTION  8.9  CORRECTIONS TO THE PROXY STATEMENT AND PROSPECTUS AND
                REGISTRATION STATEMENT....................................  31
  SECTION  8.10 VOTING OF SHARES..........................................  31
  SECTION  8.11 ATLANTIC IPO REGISTRATION STATEMENT.......................  31
  SECTION  8.12 CONFIDENTIALITY...........................................  32
  SECTION  8.13 PERSONNEL.................................................  33
  SECTION  8.14 EXHIBITS AND SCHEDULES....................................  33
  SECTION  8.15 REIMBURSEMENT OF PURSUIT COSTS............................  33
  SECTION  8.16 PRORATIONS................................................  33
ARTICLE IX CONDITIONS.....................................................  34
  SECTION  9.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS....................  34
  SECTION  9.2  CONDITIONS TO OBLIGATIONS OF ATLANTIC.....................  35
  SECTION  9.3  CONDITIONS TO OBLIGATIONS OF PTR..........................  35
  SECTION  9.4  CONDITIONS TO OBLIGATIONS OF SCG..........................  36
  SECTION  9.5  CONDITIONS TO OBLIGATIONS OF HOMESTEAD....................  37
ARTICLE X TERMINATION, AMENDMENT AND WAIVER...............................  38
  SECTION 10.1  TERMINATION...............................................  38
  SECTION 10.2  EFFECT OF TERMINATION.....................................  38
  SECTION 10.3  AMENDMENT.................................................  38
  SECTION 10.4  WAIVER....................................................  39
ARTICLE XI SURVIVAL AND REMEDY; INDEMNIFICATION...........................  39
  SECTION 11.1  INDEMNIFICATION...........................................  39
  SECTION 11.2  LIMITATION OF INDEMNIFICATION.............................  39
  SECTION 11.3  NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE...................  39
  SECTION 11.4  SETTLEMENT OR COMPROMISE..................................  40
  SECTION 11.5  FAILURE OF INDEMNIFYING PARTY TO ACT......................  40
  SECTION 11.6  SURVIVAL..................................................  40
ARTICLE XII GENERAL PROVISIONS............................................  40
  SECTION 12.1  NOTICES...................................................  40
  SECTION 12.2  INTERPRETATION............................................  41
  SECTION 12.3  MISCELLANEOUS.............................................  41
  SECTION 12.4  COUNTERPARTS..............................................  41
  SECTION 12.5  PARTIES IN INTEREST.......................................  41
  SECTION 12.6  LIMITATION OF LIABILITY...................................  42
  SECTION 12.7  NO PRESUMPTION AGAINST DRAFTER............................  42

                                    EXHIBITS

EXHIBIT IARTICLES OF MERGER
EXHIBIT IIATLANTIC PROPERTIES
EXHIBIT IIIPTR PROPERTIES
EXHIBIT IVSCG PROPERTIES
EXHIBIT VOPINION OF MUNGER, TOLLES & OLSON
EXHIBIT VIOPINION OF MAYER, BROWN & PLATT
EXHIBIT VIIFUNDING COMMITMENT AGREEMENT
EXHIBIT VIIIINVESTOR AGREEMENT
EXHIBIT IXOPINION OF KING & SPALDING
EXHIBIT XSCG INVESTOR AGREEMENT
EXHIBIT XIPROTECTION OF BUSINESS AGREEMENT
EXHIBIT XIIESCROW AGREEMENT
EXHIBIT XIIIASSIGNMENT OF REGISTRATION

                                   SCHEDULES

SCHEDULE 3.3(b)PTR REQUIRED CONSENTS
SCHEDULE 3.9PTR LITIGATION
SCHEDULE 4.3(b)ATLANTIC REQUIRED CONSENTS
SCHEDULE 4.9ATLANTIC LITIGATION
SCHEDULE 5.3(b)SCG REQUIRED CONSENTS
SCHEDULE 5.9SCG LITIGATION
SCHEDULE 5.21INTELLECTUAL PROPERTY
SCHEDULE 8.15PURSUIT COSTS
SCHEDULE 9.1(j)ADJUSTMENT OF CAPITAL CONTRIBUTION

                       MERGER AND DISTRIBUTION AGREEMENT

  THIS MERGER AND DISTRIBUTION AGREEMENT (this "Agreement"), is entered into as of May 21, 1996 by and among Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), Security Capital Atlantic Incorporated, a Maryland corporation ("Atlantic"), Security Capital Group Incorporated, a Maryland corporation ("SCG"), and Homestead Village Properties Incorporated, a Maryland corporation ("Homestead").

  WHEREAS, the Board of Directors of Atlantic, SCG and Homestead and the Board of Trustees of PTR have each approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

  WHEREAS, it is intended that pursuant to this Agreement each of PTR, Atlantic and SCG will cause certain of their respective subsidiaries engaged in the conduct of the extended-stay lodging businesses (the "Business") to be merged with and into Homestead in exchange for certain securities of Homestead.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Acquisition Properties" shall mean those PTR Properties, Atlantic Properties or SCG Properties, as applicable, as to which PTR or a PTR Subsidiary, Atlantic or an Atlantic Subsidiary or SCG or an SCG Subsidiary, as applicable, has commenced due diligence, has executed a letter of intent or acquisition agreement to acquire or has rights to acquire pursuant to an option or right of first refusal. Such properties are identified as "Acquisition Properties" on the applicable Exhibits II, III and IV. Homestead may, with respect to any PTR Acquisition Property, Atlantic Acquisition Property or SCG Acquisition Property, substitute any property identified in Schedule 8.15 for any Acquisition Property identified in Exhibits II, III or IV, respectively, upon prior notice to PTR, Atlantic or SCG, as the case may be. In addition, Homestead may substitute another property for an Acquisition Property identified in Exhibits II, III or IV upon the written approval of PTR, Atlantic or SCG, as the case may be.

    "Atlantic Board" shall mean the Board of Directors of Atlantic.

    "Atlantic Common Stock" shall mean the shares of common stock, $0.01 par value per share, of Atlantic.

    "Atlantic Distribution Agent" shall mean the distribution agent for the stockholders of Atlantic, as appointed by Atlantic to distribute shares of Homestead Stock and Homestead Warrants pursuant to the Distribution.

    "Atlantic Distribution Date" shall mean the close of business on the date determined by the Atlantic Board (or a duly authorized committee thereof) to be the date as of which the Distribution shall be effected by Atlantic.

    "Atlantic Distribution Record Date" shall mean the close of business on the date determined by the Atlantic Board (or a duly authorized committee thereof) as the record date for the Distribution by Atlantic, but in no event shall such date be prior to the later of (i) the date on which the underwriters' over-allotment option in connection with the Atlantic IPO shall have been fully exercised or expired or (ii) if a registration statement relating to the Atlantic IPO has been filed and not withdrawn and the Atlantic IPO is not consummated by November 30, 1996, such date or (iii) if the registration statement relating to the Atlantic IPO has been filed and subsequently withdrawn, the date of such withdrawal or (iv) if the registration relating to the Atlantic IPO has not been filed pursuant to Section 8.11, the date of the notice required by that Section or (v) the Atlantic Distribution Date.

    "Atlantic IPO" shall mean the initial public offering by Atlantic of Atlantic Common Stock.

    "Atlantic Mortgage" and "Atlantic Mortgages" shall have the meaning set forth in Section 4.22.

    "Atlantic Permitted Encumbrances" shall have the meaning set forth in
  Section 4.13.

    "Atlantic Properties" shall mean the real properties described in Exhibit II hereto.

    "Atlantic Required Statutory Approvals" shall have the meaning set forth in Section 4.3(c).

    "Atlantic Shareholders' Approval" shall have the meaning set forth in
  Section 8.3.

    "Atlantic Special Committee" shall have the meaning set forth in Section 9.2(c).

    "Atlantic Subsidiaries" shall mean Alabama Homestead Incorporated, an Alabama corporation, Atlantic Homestead Village Incorporated, a Maryland corporation, Atlantic Homestead Village (1) Incorporated, a Maryland corporation, Atlantic Homestead Village (2) Incorporated, a Maryland corporation, and Atlantic Homestead Village Limited Partnership, a Delaware limited partnership.

    "Business" shall have the meaning set forth in the preamble to this Agreement.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Commission" shall mean the Securities and Exchange Commission.

    "Development Properties" shall mean those PTR Properties, Atlantic Properties or SCG Properties, as applicable, which are owned by a PTR Subsidiary, Atlantic Subsidiary or SCG Subsidiary, as applicable, and which are in development or under construction or on which development or construction is planned. Such properties are identified as "Development Properties" on the applicable Exhibits II, III and IV.

    "Distribution" shall mean the distribution by PTR to holders of PTR Common Shares of the Homestead Stock and Homestead Warrants owned by PTR on the PTR Distribution Date and the distribution by Atlantic to holders of Atlantic Common Stock of Homestead Stock and Homestead Warrants owned by Atlantic on the Atlantic Distribution Date.

    "Distribution Agent" shall mean, as applicable, the Atlantic Distribution Agent or the PTR Distribution Agent.

    "Distribution Date" shall mean, as applicable, the Atlantic Distribution Date or the PTR Distribution Date.

    "Distribution Record Date" shall mean, as applicable, the Atlantic Distribution Record Date or the PTR Distribution Record Date.

    "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances as in effect on the date hereof that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

    "Environmental Reports" shall mean the Phase I and Phase II environmental assessments conducted on or with respect to the PTR Properties, Atlantic Properties or SCG Properties, as applicable, previously delivered or made available to each of the parties hereto.

    "Escrow Agreement" shall mean the Escrow Agreement in substantially the form set forth in Exhibit XII hereto.

    "Exchange" shall mean either the New York Stock Exchange, Inc. or The Nasdaq Stock Market, Inc.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and, only to the extent it exists at levels which are considered hazardous to human health, radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of similar import, under any applicable Environmental Laws.

    "Homestead Board" shall mean the Board of Directors of Homestead.

    "Homestead Required Statutory Approvals" shall have the meaning set forth in Section 6.4(c).

    "Homestead Stock" shall mean the shares of common stock, $0.01 par value per share, of Homestead.

    "Homestead Warrants" shall mean the warrants to acquire shares of Homestead Stock to be issued pursuant to the terms of the Warrant Purchase Agreement.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Indemnified Parties" shall have the meaning set forth in Section 11.1.

    "Indemnifying Parties" shall have the meaning set forth in Section 11.1.

    "Intellectual Property" shall mean all United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae which are in any way connected to the Business, other than names which include the name "Security Capital."

    "Losses" shall have the meaning set forth in Section 11.1.

    "Merger Closing" shall have the meaning set forth in Section 2.1.

    "Operating Properties" shall mean those PTR Properties or Atlantic Properties, as applicable, as to which a PTR Subsidiary or an Atlantic Subsidiary has commenced commercial operations. Such properties are identified as "Operating Properties" on the applicable Exhibits II and III.

    "Proxy Statement and Prospectus" shall mean the definitive proxy/information statement and prospectus to be filed with the Commission as a part of the Registration Statement.

    "PTR Board" shall mean the Board of Trustees of PTR.

    "PTR Common Shares" shall mean the common shares of beneficial interest, $1.00 par value per share, of PTR.

    "PTR Distribution Agent" shall mean the distribution agent for the shareholders of PTR, as appointed by PTR to distribute shares of Homestead Stock and Homestead Warrants pursuant to the Distribution.

    "PTR Distribution Date" shall mean the close of business on the date determined by the PTR Board (or a duly authorized committee thereof) to be the date as of which the Distribution shall be effected by PTR.

    "PTR Distribution Record Date" shall mean the close of business on the date determined by the PTR Board (or a duly authorized committee thereof) as the record date for the Distribution by PTR, but in no event shall such date be prior to the later of (i) the date on which the underwriters' over-allotment option in connection with the Atlantic IPO shall have been fully exercised or expired or (ii) if a registration statement relating to the Atlantic IPO has been filed and not withdrawn and the Atlantic IPO is not consummated by November 30, 1996, such date or (iii) if the registration statement relating to the Atlantic IPO has been filed and subsequently withdrawn, the date of such withdrawal or (iv) if the registration statement relating to the Atlantic IPO has not been filed pursuant to
  Section 8.11, the date of the notice required by that Section or (v) the PTR Distribution Date.

    "PTR Mortgage" and "PTR Mortgages" shall have the meaning as set forth in
  Section 3.21.

    "PTR Permitted Encumbrances" shall have the meaning set forth in Section
  3.13.

    "PTR Properties" shall mean the real properties described in Exhibit III hereto.

    "PTR Required Statutory Approvals" shall have the meaning set forth in
  Section 3.3(c).

    "PTR Shareholders' Approval" shall have the meaning set forth in Section
  8.3.

    "PTR Special Committee" shall have the meaning set forth in Section
  9.3(c).

    "PTR Subsidiaries" shall mean PTR Homestead Village Incorporated, a Maryland corporation, PTR Homestead Village (1) Incorporated, a Maryland corporation, and PTR Homestead Village Limited Partnership, a Delaware limited partnership.

    "Registration Statement" shall mean the registration statement on Form S-4 of Homestead, of which the Proxy Statement and Prospectus will form a part, to be filed with the Commission in connection with the transactions contemplated hereby.

    "Related Agreements" shall mean each of the agreements, instruments and documents contemplated to be entered into in connection with this Agreement, including, without limitation, the Articles of Merger, the Warrant Purchase Agreement, the Funding Commitment Agreements, the PTR Investor Agreement, the Atlantic Investor Agreement, the SCG Investor Agreement, the Administrative Services Agreement, the Escrow Agreement and the Protection of Business Agreement.

    "Representatives" shall have the meaning set forth in Section 8.1.

    "SCG Board" shall mean the Board of Directors of SCG.

    "SCG Permitted Encumbrances" shall have the meaning set forth in Section
  5.13.

    "SCG Properties" shall mean the real properties and assets described in
  Exhibit IV hereto.

    "SCG Required Statutory Approvals" shall have the meaning set forth in
  Section 5.3(c).

    "SCG Subsidiaries" shall mean Homestead Village Incorporated, a Maryland corporation, Homestead Realty Services Incorporated, a Maryland corporation, and SCG Homestead Village Incorporated, a Maryland corporation.

    "SEC" shall mean the Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

    "Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

    "Termination Date" shall have the meaning set forth in Section 10.1(b).

    "Warrant Purchase Agreement" shall mean that certain Warrant Purchase Agreement of even date herewith among PTR, Atlantic, SCG and Homestead.

                                  ARTICLE II

                         THE MERGERS AND DISTRIBUTION

  SECTION 2.1 THE MERGERS. The events set forth in this Section 2.1 shall be effected, upon the terms and subject to the conditions of this Agreement, immediately prior to the Distribution (the "Merger Closing"). Except as otherwise specifically set forth herein, it is the intention of the parties that each of the events set forth in this Section 2.1 shall occur simultaneously.

  (a) PTR and PTR Subsidiaries. PTR and Homestead shall each take all actions necessary to cause PTR Homestead Village Incorporated to be merged with and into Homestead on the terms and conditions described in the Articles of Merger substantially in the form of Exhibit I hereto (the "Articles of Merger"). All shares of Homestead Stock issuable in connection with such merger shall be issued by Homestead directly to the PTR Distribution Agent for the benefit of the holders of PTR Common Shares on the PTR Distribution Record Date.

  (b) Atlantic and Atlantic Subsidiaries. Atlantic and Homestead shall each take all actions necessary to cause Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated to be merged with and into Homestead on the terms and conditions described in the Articles of Merger. All shares of Homestead Stock issuable in connection with such mergers shall be issued by Homestead directly to the Atlantic Distribution Agent for the benefit of the holders of Atlantic Common Stock on the Atlantic Distribution Record Date.

  (c) SCG and SCG Subsidiaries. SCG and Homestead shall each take all actions necessary to cause the SCG Subsidiaries to be merged with and into Homestead on the terms and conditions described in the Articles of Merger. A portion of the shares of Homestead Stock issuable in connection with such mergers shall be issued directly to SCG and a portion of such shares shall be issued to the escrow agent as provided in the Escrow Agreement.

  SECTION 2.2 THE DISTRIBUTION.

  (a) The PTR Board (or a duly authorized committee thereof) shall, in its discretion, establish the PTR Distribution Record Date and the PTR Distribution Date and any appropriate procedures in connection with the Distribution by PTR, and the Atlantic Board (or a duly authorized committee thereof) shall, in its discretion, establish the Atlantic Distribution Record Date and the Atlantic Distribution Date and any appropriate procedures in connection with the Distribution by Atlantic, but in no event shall the Distribution occur prior to such time as all of the conditions set forth in this Agreement have been satisfied or waived. Each of PTR and Atlantic will cooperate with one another to make their respective Distribution Record Dates and Distribution Dates the same.

  (b) On the PTR Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, PTR shall deliver to the PTR Distribution Agent written instructions to distribute as soon as practicable following the PTR Distribution Record Date a pro rata number of shares of Homestead Stock issuable to PTR in connection with the merger contemplated by
Section 2.1(a) and a pro rata number of Homestead Warrants issuable to PTR pursuant to the Warrant Purchase Agreement to each holder of record of PTR Common Shares on the PTR Distribution Record Date or designated transferee or transferees of such holder (and, if applicable, cash in lieu of fractional shares and fractional warrants pursuant to Section 2.2(d)). PTR shall provide all certificates and other instruments that the PTR Distribution Agent shall reasonably require in order to effect the Distribution.

  (c) On the Atlantic Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Atlantic shall deliver to the Atlantic Distribution Agent written instructions to distribute as soon as practicable following the Atlantic Distribution Record Date a pro rata number of shares of Homestead Stock issuable to Atlantic in connection with the mergers contemplated by Section 2.1(b) and a pro rata number of Homestead Warrants issuable to Atlantic in connection with the Warrant Purchase Agreement to each holder of record of Atlantic Common Stock on the Atlantic Distribution Record Date or designated transferee or transferees of such holder (and, if applicable, cash in lieu of fractional shares and fractional warrants pursuant to Section 2.2(d)). Atlantic shall provide all certificates and other instruments that the Atlantic Distribution Agent shall reasonably require in order to effect the Distribution.

  (d) No certificates or scrip representing fractional shares of Homestead Stock or Homestead Warrants shall be issued in connection with the Distribution. With respect to each of the Homestead Stock and the Homestead Warrants, the Distribution Agent shall be directed to determine the number of whole shares and warrants allocable to each holder of record of PTR or Atlantic, as applicable, to aggregate all remaining fractional shares and warrants, to sell the whole shares and warrants obtained through such aggregation on an Exchange or, if the

Homestead Stock and Homestead Warrants are not listed or quoted on an Exchange, in such method and for such price as the Distribution Agent shall deem reasonable, and to cause to be distributed to each such holder to which a fractional share or warrant shall be allocable, such holder's ratable share of the net proceeds of such sale. Any fractional shares of Homestead Stock or any fractional Homestead Warrants remaining after the application of the provisions of this Section shall be returned to Homestead for cancellation.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PTR

  PTR represents and warrants to each of the other parties as follows:

  SECTION 3.1 ORGANIZATION AND QUALIFICATION. PTR and each of the PTR Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each PTR Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of any such PTR Subsidiaries. True, accurate and complete copies of each of the Declaration of Trust and Bylaws of PTR and the charter and bylaws, partnership agreement or other organizational documents of each PTR Subsidiary as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to each of the other parties hereto.

  SECTION 3.2 CAPITALIZATION.

  (a) The authorized stock of PTR Homestead Village Incorporated consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by PTR, and is validly issued, fully paid and nonassessable. The authorized stock of PTR Homestead Village (1) Incorporated consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by PTR Homestead Village Incorporated, and is validly issued, fully paid and nonassessable. The sole general partner of PTR Homestead Village Limited Partnership is PTR Homestead Village (1) Incorporated and the sole limited partner is PTR Homestead Village Incorporated, and all such partnership interests are validly issued and fully paid.

  (b) PTR owns good and marketable title to the stock of the PTR Subsidiaries owned by it and each PTR Subsidiary owns good and marketable title to the securities of each other PTR Subsidiary owned by it, in each case, free and clear of all liens, encumbrances, claims, security interests and defects.

  (c) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating PTR or any PTR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of any PTR Subsidiary or obligating PTR or any PTR Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which PTR or a PTR Subsidiary is a party or is bound with respect to the voting of any shares of any PTR Subsidiary.

  SECTION 3.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) PTR and each of the PTR Subsidiaries have full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to PTR Shareholders' Approval and PTR Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation by

PTR and the PTR Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the PTR Board or the board or other governing body of each PTR Subsidiary and no other proceedings on the part of PTR or a PTR Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by PTR and the PTR Subsidiaries of the transactions contemplated hereby and thereby, except for PTR Shareholders' Approval and the obtaining of PTR Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by PTR, and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a valid and binding agreement of PTR enforceable against PTR in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

  (b) The execution and delivery of this Agreement and the Related Agreements by PTR and each PTR Subsidiary to the extent it is a party thereto do not, and the consummation by PTR and the PTR Subsidiaries of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the PTR Properties under any of the terms, conditions or provisions of (i) subject to obtaining PTR Shareholders' Approval, PTR's Declaration of Trust or Bylaws, (ii) subject to obtaining PTR Required Statutory Approvals and PTR Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to PTR or any PTR Subsidiary or, to PTR's best knowledge, any of the PTR Properties, (iii) subject to receiving the approvals of the shareholders and board or other governing body of the PTR Subsidiaries, the charter or bylaws or other organizational documents of a PTR Subsidiary or
(iv) except as set forth on Schedule 3.3(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PTR or any PTR Subsidiary is now a party or by which PTR or any PTR Subsidiary or, to PTR's best knowledge, any of the PTR Properties may be bound, excluding from the foregoing clauses (ii) and (iv) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PTR or, taken as a whole, the PTR Subsidiaries.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) any required filings by PTR or a PTR Subsidiary pursuant to Section 2.1(a), (iv) any required filings with or approvals from applicable federal or state environmental authorities and (v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "PTR Required Statutory Approvals"), to PTR's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by PTR or a PTR Subsidiary or the consummation by PTR or a PTR Subsidiary of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PTR or, taken as a whole, the PTR Subsidiaries.

  SECTION 3.4 REPORTS AND FINANCIAL STATEMENTS.

  (a) PTR has previously delivered or made available to each of the other parties hereto copies of its audited consolidated financial statements (the "PTR Financial Statements") for the fiscal year ended December 31,

1995. The PTR Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of PTR and PTR Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods then ended.

  (b) All of the accounts receivable of the PTR Subsidiaries included in the PTR Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions and will not be subject to offset or deduction and have arisen in the ordinary course of business.

  (c) The combined financial statements prepared by PTR with respect to the Business for the years ended December 31, 1993, 1994 and 1995 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the PTR Subsidiaries as of the dates presented and the results of their operations and cash flows for the periods presented.

  SECTION 3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole.

  SECTION 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. None of the information to be supplied by PTR for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of shareholders of Atlantic and PTR to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the shareholders of Atlantic and PTR, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by PTR with respect to information supplied by Atlantic, SCG or Homestead or derived therefrom for inclusion therein.

  SECTION 3.7 TAXES.

  (a) Each PTR Subsidiary has duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Merger Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is true and correct in all material respects. All Taxes shown as due on all such returns and other filings have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of PTR which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which each PTR Subsidiary is required by law to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the PTR Properties which are Operating Properties or Development Properties except for statutory liens for current Taxes not yet due.

  (b) PTR has not filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax.

  SECTION 3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Neither PTR nor any PTR Subsidiary had, at December 31, 1995, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), with respect to the PTR Properties (a) except liabilities, obligations or contingencies which are accrued or reserved against in the PTR Business Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof.

  SECTION 3.9 LITIGATION. Except as set forth on Schedule 3.9, there are no claims, suits, actions or proceedings pending or, to the best of PTR's knowledge without any independent investigation, threatened, against, relating to or affecting any PTR Subsidiary or any of the PTR Properties which are Operating Properties or Development Properties before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. No PTR Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole.

  SECTION 3.10 NO VIOLATION OF LAW. To the knowledge of PTR, none of the PTR Subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. To the knowledge of PTR, none of the PTR Subsidiaries is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority with respect to the PTR Properties which are Operating Properties or Development Properties, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. No investigation or review of the PTR Subsidiaries by any governmental or regulatory body or authority is pending or, to the best knowledge of PTR without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to PTR or any PTR Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. Each of the PTR Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by such PTR Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole.

  SECTION 3.11 PTR ACQUISITION PROPERTY CONTRACTS. Copies of all contracts, arrangements and understandings to which PTR or a PTR Subsidiary is a party relating to the acquisition of each PTR Property which is an Acquisition Property have previously been delivered or made available to each of the other parties hereto. To PTR's knowledge, all such contracts, arrangements and understandings are, to the extent provided therein, valid and binding agreements of the parties thereto and enforceable against the parties thereto in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any provision of, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of such contract, arrangement or understanding.

  SECTION 3.12 ZONING. No application filed by PTR or any PTR Subsidiary for variance or change in zoning or in use or occupancy with respect to any PTR Property which is an Operating Property or a Development Property is pending before any governmental agency or authority except for those consistent with the intended use of such properties in the Business and except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. Neither PTR nor any PTR Subsidiary has received written notice from any federal, state, municipal, or other governmental instrumentality (a) requiring the correction of any condition with respect to any PTR Property which is an Operating Property or a Development Property, or any part thereof, by reason of a violation of current applicable laws, regulations, ordinances, building codes and rules of all applicable municipal, local, state and federal jurisdictions, including, without limitation, the Americans with Disabilities Act, zoning ordinances and building codes or (b) that any PTR Property which is an Operating Property or a Development Property or its current use or operation violates any restriction, condition or agreement contained in any easement, restrictive covenant, or similar instrument or agreement affecting any PTR Property which is an Operating Property or a Development Property. PTR or a PTR Subsidiary (i) has obtained or holds all certificates of occupancy, licenses, and permits which, to PTR's knowledge, are required for operating the PTR Properties which are Operating Properties for their current or intended use and (ii) has not received any written notice of violation from any federal, state, municipal, or other governmental instrumentality, or written notice of an intention by any of the foregoing to revoke any certificate of occupancy, license, or permit issued by it in connection with the current or intended use of any PTR Property which is an Operating Property or a Development Property.

  SECTION 3.13 TITLE INSURANCE. An owner's policy of title insurance, or a commitment to issue such a policy, issued by a nationally recognized title insurance company has been obtained for each PTR Property which is an Operating Property or a Development Property. Each owner's policy of title insurance or commitment (a) insures or will insure the fee simple ownership interest of the appropriate PTR Subsidiary in each such PTR Property subject only to those liens, encumbrances, claims, security interests and defects, (i) disclosed in such title insurance policies and commitments, (ii) created by the PTR Mortgages and (iii) those which would not, either individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole (collectively, the "PTR Permitted Encumbrances") and (b) is in an amount at least equal to the sum of
(x) the cost of the acquisition of such PTR Property and (y) the estimated costs of any subsequent construction and installation of the improvements made by such PTR Subsidiary located on such PTR Property (measured at the time of such construction).

  SECTION 3.14 ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Reports (copies of which have previously been provided or made available to each of the other parties hereto), PTR has no knowledge of (a) any violation of Environmental Laws relating to any PTR Property which is an Operating Property or a Development Property, (b) the release or potential release of Hazardous Materials on or from any PTR Property which is an Operating Property or a Development Property in violation of any Environmental Laws, (c) underground storage tanks located on any PTR Property which is an Operating Property or a Development Property, or (d) asbestos in or on any PTR Property which is an Operating Property or a Development Property. Except as set forth in the Environmental Reports, neither PTR nor any PTR Subsidiary has manufactured, introduced, released or discharged from or onto any PTR Property which is an Operating Property or a Development Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) in violation of any Environmental Laws, and neither PTR nor any PTR Subsidiary has used any PTR Property which is an Operating Property or a Development Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws.

  SECTION 3.15 DEFECTS. To the best of PTR's knowledge without any independent investigation, there are no material defects in the improvements located on a PTR Property which is an Operating Property or a Development Property including, without limitation, any defect in the foundation, structural systems or roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such PTR Property and there are no material repairs or deferred maintenance required to be made thereto.

  SECTION 3.16 INSURANCE. PTR or the PTR Subsidiaries maintain insurance coverage for the PTR Subsidiaries and the PTR Properties which are Operating Properties or Development Properties of a type, and in amounts, typical of similar companies engaged in the extended-stay lodging business. All such insurance policies are in full force and effect, and with respect to all policies none of PTR or any PTR Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all agreements to which PTR or the PTR Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through the Merger Closing. Neither PTR nor any PTR Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies in, on or about any PTR Property which is an Operating Property or a Development Property or any part or component thereof that would materially adversely affect the insurability of such PTR Property or cause any material increase in the premiums for such PTR Property that have not been cured or repaired to the satisfaction of the party issuing the notice.

  SECTION 3.17 UTILITIES AND ACCESS. The improvements located on each PTR Property which is an Operating Property are connected and serviced by water, solid waste, sewage disposal, storm drainage, telephone, gas (if applicable) and electricity which, to PTR's knowledge, meet all requirements imposed by applicable law. Neither PTR nor any PTR Subsidiary has received notice of any fact or condition which would result or could result in the termination of the current access from any PTR Property which is an Operating Property to existing roads and highways, or to sewer or other utility services currently serving any such PTR Property.

  SECTION 3.18 CONDEMNATION. Neither PTR nor any PTR Subsidiary has been served with a complaint in a public or private condemnation or similar proceeding relating to the taking by eminent domain of a PTR Property which is an Operating Property or a Development Property or any part thereof which would reasonably be expected to have a material adverse effect upon the present maintenance, operation, occupancy or use of such PTR Property nor, to the best of PTR's knowledge without any independent investigation, has any such proceeding been threatened in writing against PTR or any PTR Subsidiary.

  SECTION 3.19 TAXES AND ASSESSMENTS ON PTR PROPERTIES. All real estate taxes and assessments imposed by governmental authority and any assessments assessed by governmental authority or by private covenant due and payable for the current year or other applicable period and all prior years or periods for any PTR Property which is an Operating Property or a Development Property have been paid, except for installments due and not yet delinquent, and no such taxes or assessments are delinquent. All impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on any PTR Property which is an Operating Property or a Development Property as a result of existing improvements or developments or which have been assessed or charged as a result of any permit, license or approval obtained for any such PTR Property have been paid when due. To PTR's knowledge, there is not presently pending any such assessments, fees or charges of any nature with respect to any such PTR Property or any part thereof, nor has

PTR received notice of any such assessments, fees or charges being contemplated. Neither PTR nor any PTR Subsidiary has received notice of, nor has other knowledge or information of, any proposed change in the valuation of any PTR Property which is an Operating Property or a Development Property for real estate taxes from that assessed for the current assessment period, nor does PTR have any other knowledge or information of any action or proceeding designed to levy any special assessment against any such PTR Property other than such as would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole. Neither PTR nor any PTR Subsidiary has received written notice of any possible future improvements by a governmental instrumentality, any part of the cost of which would or might be assessed against any PTR Property which is an Operating Property or a Development Property, or of any contemplated future assessments of any kind other than such as would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the PTR Subsidiaries, taken as a whole.

  SECTION 3.20 MORTGAGES. Other than any mortgages that will secure the payment of notes issuable by Homestead to PTR pursuant to the Funding Commitment Agreement and other than any mortgages that secure payment of notes issued by a PTR Subsidiary to PTR or another PTR Subsidiary (individually, a "PTR Mortgage" and collectively, the "PTR Mortgages"), the PTR Properties which are Operating Properties and Development Properties are not encumbered by any mortgage, deed of trust, deed to secure debt or other similar security interest. Each PTR Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented. All payments, installments and charges due and payable under a PTR Mortgage have been paid in full. To the best of PTR's knowledge, no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a default by any PTR Subsidiary under a PTR Mortgage. The occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of a PTR Mortgage and will not violate, conflict with or constitute a default by any PTR Subsidiary under a PTR Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by any PTR Subsidiary under a PTR Mortgage.

  SECTION 3.21 BROKERS AND FINDERS. PTR has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  SECTION 3.22 INVESTMENT COMPANY ACT. PTR is not, and as of the Distribution Date will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  SECTION 3.23 ADEQUACY OF PTR CONSIDERATION. No part of the Business as conducted by PTR is conducted by PTR through any entity other than a PTR Subsidiary.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ATLANTIC

  Atlantic represents and warrants to each of the other parties as follows:

  SECTION 4.1 ORGANIZATION AND QUALIFICATION. Atlantic and each of the Atlantic Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each Atlantic Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of any such Atlantic Subsidiaries. True, accurate and complete copies of each of the charter and Bylaws of Atlantic and the charter and bylaws, partnership agreement or other organizational documents of each Atlantic Subsidiary as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to each of the other parties hereto.

  SECTION 4.2 CAPITALIZATION.

  (a) The authorized capital stock of Alabama Homestead Incorporated consists of 1,000 common shares, $0.01 par value per share, all of which is owned by Atlantic, and is validly issued, fully paid and nonassessable. The authorized stock of Atlantic Homestead Village Incorporated consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by Atlantic, and is validly issued, fully paid and nonassessable. The authorized stock of Atlantic Homestead Village (1) Incorporated consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by Atlantic Homestead Village Incorporated, and is validly issued, fully paid and nonassessable. The authorized stock of Atlantic Homestead Village (2) Incorporated consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by Atlantic Homestead Village Incorporated, and is validly issued, fully paid and nonassessable. The sole general partner of Atlantic Homestead Village Limited Partnership is Atlantic Homestead Village (1) Incorporated and the sole limited partner is Atlantic Homestead Village (2) Incorporated, and all such partnership interests are validly issued and fully paid.

  (b) Atlantic owns good and marketable title to the stock of the Atlantic Subsidiaries owned by it and each Atlantic Subsidiary owns good and marketable title to the securities of each other Atlantic Subsidiary owned by it, in each case, free and clear of all liens, encumbrances, claims, security interests and defects.

  (c) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating Atlantic or any Atlantic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Atlantic or any Atlantic Subsidiary or obligating Atlantic or any Atlantic Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Atlantic is a party or is bound with respect to the voting of any shares of Atlantic or any Atlantic Subsidiary.

  SECTION 4.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) Atlantic and each of the Atlantic Subsidiaries have full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to Atlantic Shareholders' Approval and Atlantic Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation by Atlantic and the Atlantic Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the Atlantic Board or the board or other governing body of each Atlantic Subsidiary and no other proceedings on the part of Atlantic or an Atlantic Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by Atlantic and the Atlantic Subsidiaries of the transactions contemplated hereby and thereby, except for the obtaining of Atlantic Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Atlantic, and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a valid and binding agreement of Atlantic enforceable against Atlantic in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

  (b) The execution and delivery of this Agreement and the Related Agreements by Atlantic and each Atlantic Subsidiary to the extent it is a party thereto do not, and the consummation by Atlantic and the Atlantic Subsidiaries of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Atlantic Properties under any of the terms, conditions or provisions of
(i) Atlantic's Articles of Incorporation or Bylaws, (ii) subject to obtaining Atlantic Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Atlantic or any Atlantic Subsidiary or, to Atlantic's best knowledge, any of the Atlantic Properties,
(iii) subject to receiving the approvals of the shareholders and board or other governing body of the Atlantic Subsidiaries, the charter or bylaws or other organizational documents of an Atlantic Subsidiary or (iv) except as set forth on Schedule 4.3(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Atlantic or any Atlantic Subsidiary is now a party or by which Atlantic or any Atlantic Subsidiary or, to Atlantic's best knowledge, any of the Atlantic Properties may be bound, excluding from the foregoing clauses (ii) and (iv) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Atlantic or, taken as a whole, the Atlantic Subsidiaries.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing by Atlantic of a registration statement in connection with the Atlantic IPO and the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) any required filings by Atlantic or an Atlantic Subsidiary pursuant to Section 2.1(b), (iv) any required filings with or approvals from applicable federal or state environmental authorities and (v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Atlantic Required Statutory Approvals"), to Atlantic's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by Atlantic or an Atlantic Subsidiary or the consummation by Atlantic or an Atlantic Subsidiary of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Atlantic or, taken as a whole, the Atlantic Subsidiaries.

  SECTION 4.4 FINANCIAL STATEMENTS.

  (a) Atlantic has previously delivered or made available to each of the other parties hereto copies of its audited consolidated financial statements (the "Atlantic Financial Statements") for the fiscal year ended December 31, 1995. The Atlantic Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Atlantic and the Atlantic Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods then ended.

  (b) All of the accounts receivable of the Atlantic Subsidiaries included in the Atlantic Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions, are collectible consistent with Atlantic's past history and will not be subject to offset or deduction and have arisen in the ordinary course of business.

  (c) The combined financial statements prepared by Atlantic with respect to the Business for the years ended December 31, 1993, 1994 and 1995 (the "Atlantic Business Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Atlantic Subsidiaries as of the dates presented and the results of their operations and cash flows for the periods presented.

  SECTION 4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole.

  SECTION 4.6 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. None of the information to be supplied by Atlantic for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of shareholders of Atlantic and PTR to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the shareholders of Atlantic and PTR, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Atlantic with respect to information supplied by PTR, SCG or Homestead or derived therefrom for inclusion therein.

  SECTION 4.7 TAXES.

  (a) Each Atlantic Subsidiary has duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Merger Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is true and correct in all material respects. All Taxes shown as due on all such returns and other filings have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of Atlantic which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which each Atlantic Subsidiary is required by law to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the Atlantic Properties which are Operating Properties or Development Properties except for statutory liens for Taxes not yet due.

  (b) Atlantic has not filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax.

  SECTION 4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Atlantic nor any Atlantic Subsidiary had, at December 31, 1995, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), with respect to the Atlantic Properties (a) except liabilities, obligations or contingencies which are accrued or reserved against in the Atlantic Business Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof.

  SECTION 4.9 LITIGATION. Except as set forth on Schedule 4.9, there are no claims, suits, actions or proceedings pending or, to the best of Atlantic's knowledge without any independent investigation, threatened, against, relating to or affecting any Atlantic Subsidiary or any of the Atlantic Properties which are Operating Properties or Development Properties before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. No Atlantic Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole.

  SECTION 4.10 NO VIOLATION OF LAW. To the knowledge of Atlantic, none of the Atlantic Subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. To the knowledge of Atlantic, none of the Atlantic Subsidiaries is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority with respect to the Atlantic Properties which are Operating Properties or Development Properties, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. No investigation or review of the Atlantic Subsidiaries by any governmental or regulatory body or authority is pending or, to the best knowledge of Atlantic without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to Atlantic or any Atlantic Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. Each of the Atlantic Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by such Atlantic Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole.

  SECTION 4.11 ATLANTIC ACQUISITION PROPERTY CONTRACTS. Copies of all contracts, arrangements and understandings to which Atlantic or an Atlantic Subsidiary is a party relating to the acquisition of each Atlantic Property which is an Acquisition Property have previously been delivered or made available to each of the other parties hereto. To Atlantic's knowledge, all such contracts, arrangements and understandings are, to the extent provided therein, valid and binding agreements of the parties thereto and enforceable against the parties thereto in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any provision of, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of such contract, arrangement or understanding.

  SECTION 4.12 ZONING. No application filed by Atlantic or any Atlantic Subsidiary for variance or change in zoning or in use or occupancy with respect to any Atlantic Property which is an Operating Property or a

Development Property is pending before any governmental agency or authority except for those consistent with the intended use of such properties in the Business and except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. Neither Atlantic nor any Atlantic Subsidiary has received written notice from any federal, state, municipal, or other governmental instrumentality (a) requiring the correction of any condition with respect to any Atlantic Property which is an Operating Property or a Development Property, or any part thereof, by reason of a violation of current applicable laws, regulations, ordinances, building codes and rules of all applicable municipal, local, state and federal jurisdictions, including, without limitation, the Americans with Disabilities Act, zoning ordinances and building codes or (b) that any Atlantic Property which is an Operating Property or a Development Property or its current use or operation violates any restriction, condition or agreement contained in any easement, restrictive covenant, or similar instrument or agreement affecting any Atlantic Property which is an Operating Property or a Development Property. Atlantic or an Atlantic Subsidiary (i) has obtained or holds all certificates of occupancy, licenses, and permits which, to Atlantic's knowledge, are required for operating the Atlantic Properties which are Operating Properties for their current or intended use and (ii) has not received any written notice of violation from any federal, state, municipal, or other governmental instrumentality, or written notice of an intention by any of the foregoing to revoke any certificate of occupancy, license, or permit issued by it in connection with the current or intended use of any Atlantic Property which is an Operating Property or a Development Property.

  SECTION 4.13 TITLE INSURANCE. An owner's policy of title insurance, or a commitment to issue such a policy, issued by a nationally recognized title insurance company has been obtained for each Atlantic Property which is an Operating Property or a Development Property. Each owner's policy of title insurance or commitment (a) insures or will insure the fee simple ownership interest of the appropriate Atlantic Subsidiary in each such Atlantic Property subject only to those liens, encumbrances, claims, security interests and defects, (i) disclosed in the title insurance policies and commitments, (ii) created by the Atlantic Mortgages and (iii) those which would not, either individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole (collectively, the "Atlantic Permitted Encumbrances") and (b) is in an amount at least equal to the sum of (x) the cost of the acquisition of such Atlantic Property and (y) the estimated costs of any subsequent construction and installation of the improvements made by such Atlantic Subsidiary located on such Atlantic Property (measured at the time of such construction).

  SECTION 4.14 ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Reports (copies of which have previously been provided or made available to each of the other parties hereto), Atlantic has no knowledge of (a) any violation of Environmental Laws relating to any Atlantic Property which is an Operating Property or a Development Property, (b) the release or potential release of Hazardous Materials on or from any Atlantic Property which is an Operating Property or a Development Property in violation of any Environmental Laws, (c) underground storage tanks located on any Atlantic Property which is an Operating Property or a Development Property, or (d) asbestos in or on any Atlantic Property which is an Operating Property or a Development Property. Except as set forth in the Environmental Reports, neither Atlantic nor any Atlantic Subsidiary has manufactured, introduced, released or discharged from or onto any Atlantic Property which is an Operating Property or a Development Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) in violation of any Environmental Laws, and neither Atlantic nor any Atlantic Subsidiary has used any Atlantic Property which is an Operating Property or a Development Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws.

  SECTION 4.15 DEFECTS. To the best of Atlantic's knowledge without any independent investigation, there are no material defects in the improvements located on an Atlantic Property which is an Operating Property or a Development Property including, without limitation, any defect in the foundation, structural systems or roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such Atlantic Property and there are no material repairs or deferred maintenance required to be made thereto.

  SECTION 4.16 INSURANCE. Atlantic or the Atlantic Subsidiaries maintain insurance coverage for the Atlantic Subsidiaries and the Atlantic Properties which are Operating Properties or Development Properties of a type, and in amounts, typical of similar companies engaged in the extended-stay lodging business. All such insurance policies are in full force and effect, and with respect to all policies, none of Atlantic nor any Atlantic Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all agreements to which Atlantic or the Atlantic Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through the Merger Closing. Neither Atlantic nor any Atlantic Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies in, on or about any Atlantic Property which is an Operating Property or a Development Property or any part or component thereof that would materially adversely affect the insurability of such Atlantic Property or cause any material increase in the premiums for such Atlantic Property that have not been cured or repaired to the satisfaction of the party issuing the notice.

  SECTION 4.17 UTILITIES AND ACCESS. The improvements located on each Atlantic Property which is an Operating Property are connected and serviced by water, solid waste, sewage disposal, storm drainage, telephone, gas (if applicable) and electricity which, to Atlantic's knowledge, meet all requirements imposed by applicable law. Neither Atlantic nor any Atlantic Subsidiary has received notice of any fact or condition which would result or could result in the termination of the current access from any Atlantic Property which is an Operating Property to existing roads and highways, or to sewer or other utility services currently serving any such Atlantic Property.

  SECTION 4.18 CONDEMNATION. Neither Atlantic nor any Atlantic Subsidiary has been served with a complaint in a public or private condemnation or similar proceeding relating to the taking by eminent domain of an Atlantic Property which is an Operating Property or a Development Property or any part thereof which would reasonably be expected to have a material adverse effect upon the present maintenance, operation, occupancy or use of such Atlantic Property nor, to the best of Atlantic's knowledge without independent investigation, has any such proceeding been threatened in writing against Atlantic or any Atlantic Subsidiary.

  SECTION 4.19 TAXES AND ASSESSMENTS ON ATLANTIC PROPERTIES. All real estate taxes and assessments imposed by governmental authority and any assessments assessed by governmental authority or by private covenant due and payable for the current year or other applicable period and all prior years or periods for any Atlantic Property which is an Operating Property or a Development Property have been paid, except for installments due and not yet delinquent, and no such taxes or assessments are delinquent. All impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on any Atlantic Property which is an Operating Property or a Development Property as a result of existing improvements or developments or which have been assessed or charged as a result of any permit, license or approval obtained for any such Atlantic Property have been paid when due. To Atlantic's knowledge, there is not presently pending any such assessments, fees or charges of any nature with respect to any such Atlantic Property or any part thereof, nor has Atlantic received notice of any such assessments, fees or charges being contemplated. Neither Atlantic nor any Atlantic Subsidiary has received notice of, nor has other knowledge or information of, any proposed change in the valuation of any Atlantic Property which is an Operating Property or a Development Property for real estate taxes from that assessed for the current assessment period, nor does Atlantic have any other knowledge or information of any action or proceeding designed to levy any special assessment against any such Atlantic Property other than such as would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole. Neither Atlantic nor any Atlantic Subsidiary has received written notice of any possible future improvements by a governmental instrumentality, any part of the cost of which would or might be assessed against any Atlantic Property, or of any contemplated future assessments of any kind other than such as would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Atlantic Subsidiaries, taken as a whole.

  SECTION 4.20 MORTGAGES. Other than any mortgages that will secure the payment of notes issuable by Homestead to Atlantic pursuant to the Funding Commitment Agreement and other than any mortgages that secure payment of notes issued by an Atlantic Subsidiary to Atlantic or another Atlantic Subsidiary (individually, an "Atlantic Mortgage" and collectively, the "Atlantic Mortgages"), the Atlantic Properties which are Operating Properties and Development Properties are not encumbered by any mortgage, deed of trust, deed to secure debt or other similar security interest. Each Atlantic Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented. All payments, installments and charges due and payable under an Atlantic Mortgage have been paid in full. To the best of Atlantic's knowledge, no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a default by any Atlantic Subsidiary under an Atlantic Mortgage. The occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of an Atlantic Mortgage and will not violate, conflict with or constitute a default by any Atlantic Subsidiary under an Atlantic Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by any Atlantic Subsidiary under an Atlantic Mortgage.

  SECTION 4.21 BROKERS AND FINDERS. Atlantic has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  SECTION 4.22 INVESTMENT COMPANY ACT. Atlantic is not, and as of the Distribution Date will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  SECTION 4.23 ADEQUACY OF ATLANTIC CONSIDERATION. No part of the Business as conducted by Atlantic is conducted by Atlantic through any entity other than an Atlantic Subsidiary.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SCG

  SCG represents and warrants to each of the other parties as follows:

  SECTION 5.1 ORGANIZATION AND QUALIFICATION. SCG and each of the SCG Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each SCG Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of any such SCG Subsidiaries. True, accurate and complete copies of each of the charter and Bylaws of SCG and the charter and bylaws, partnership agreement or other organizational documents of each SCG Subsidiary as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to each of the other parties hereto.

  SECTION 5.2 CAPITALIZATION.

  (a) The authorized stock of each SCG Subsidiary (other than SCG Homestead Village Incorporated) consists of 1,000 shares of common stock, $1.00 par value per share, all of which is owned by SCG or a wholly owned subsidiary of SCG. The authorized stock of SCG Homestead Village Incorporated consists of 1,000 shares of common stock, $0.01 par value per share, 100 shares of which is outstanding and owned by SCG or a wholly owned subsidiary of SCG. All such shares of stock are validly issued, fully paid and nonassessable. SCG or one of its wholly owned subsidiaries owns good and marketable title to the capital stock of the SCG Subsidiaries, in each case, free and clear of all liens, encumbrances, claims, security interests and defects, except such liens, encumbrances, claims, security interests and defects disclosed on Schedule 5.3(b) hereto.

  (b) There are no outstanding subscriptions, options, call, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating SCG or any subsidiary of SCG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of any SCG Subsidiary or obligating SCG or any subsidiary of SCG to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which SCG or any subsidiary of SCG is a party or is bound with respect to the voting of any shares of any SCG Subsidiary.

  SECTION 5.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) SCG and each of the SCG Subsidiaries have full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is party and, subject to SCG Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the SCG Board and the board of each SCG Subsidiary and no other corporate proceedings on the part of SCG or any SCG Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, except for the obtaining of SCG Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by SCG, and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a valid and binding agreement of SCG enforceable against SCG in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

  (b) The execution and delivery of this Agreement and the Related Agreements by SCG and each SCG Subsidiary to the extent it is a party thereto do not, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the SCG Properties under any of the terms, conditions or provisions of (i) SCG's Articles of Incorporation or Bylaws, (ii) subject to obtaining SCG Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to SCG or any SCG Subsidiary or, to SCG's best knowledge, any of the SCG Properties, (iii) subject to receiving the approvals of the shareholders and board of the SCG Subsidiaries, the charter or bylaws of an SCG Subsidiary or (iv) except as set forth on Schedule 5.3(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SCG or any SCG Subsidiary is now a party or by which SCG or any SCG Subsidiary or, to SCG's best knowledge, any of the SCG Properties may be bound, excluding from the foregoing clauses (ii) and (iv) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCG or, taken as a whole, the SCG Subsidiaries.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the Commission pursuant to the

Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities,
(iii) any required filings by SCG or an SCG Subsidiary pursuant to Section 2.1(c), (iv) any required filings with or approvals from applicable federal or state environmental authorities and (v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "SCG Required Statutory Approvals"), to SCG's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by SCG or any SCG Subsidiary or the consummation by SCG or any SCG Subsidiary of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCG or, taken as a whole, the SCG Subsidiaries.

  SECTION 5.4 FINANCIAL STATEMENTS. The combined financial statements prepared by SCG with respect to the Business for the years ended December 31, 1993, 1994 and 1995 (the "SCG Business Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the SCG Subsidiaries as of the dates presented and the results of their operations and cash flows for the periods presented.

  SECTION 5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole.

  SECTION 5.6 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. None of the information to be supplied by SCG for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of shareholders of Atlantic and PTR to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the shareholders of Atlantic and PTR, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by SCG with respect to information supplied by PTR, Atlantic or Homestead or derived therefrom for inclusion therein.

  SECTION 5.7 TAXES.

  (a) Each SCG Subsidiary has duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Merger Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is true and correct in all material respects. Each such return and filing is true and correct in all material respects. All Taxes shown as due on all such returns and other filings have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of SCG which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which each SCG Subsidiary is required by law to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the SCG Properties which are Development Properties except for statutory liens for Taxes not yet due.

  (b) SCG has not filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax.

  SECTION 5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Neither SCG nor any SCG Subsidiary had, at December 31, 1995, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), with respect to the SCG Properties (a) except liabilities, obligations or contingencies which are accrued or reserved against in the SCG Business Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof.

  SECTION 5.9 LITIGATION. Except as set forth on Schedule 5.9, there are no claims, suits, actions or proceedings pending or, to the best of SCG's knowledge without any independent investigation, threatened, against, relating to or affecting any SCG Subsidiary or any of the SCG Properties which are Development Properties before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole. No SCG Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole.

  SECTION 5.10 NO VIOLATION OF LAW. To the knowledge of SCG, none of the SCG Subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole. To the knowledge of SCG, none of the SCG Subsidiaries is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority with respect to the SCG Properties which are Development Properties, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole. No investigation or review of the SCG Subsidiaries by any governmental or regulatory body or authority is pending or, to the best knowledge of SCG without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to SCG or any SCG Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole. Each of the SCG Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by such SCG Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole.

  SECTION 5.11 SCG ACQUISITION PROPERTY CONTRACTS. Copies of all contracts, arrangements and understandings to which SCG or an SCG Subsidiary is a party relating to the acquisition of each SCG

Property which is an Acquisition Property have previously been delivered or made available to each of the other parties hereto. To SCG's knowledge, all such contracts, arrangements and understandings are, to the extent provided therein, valid and binding agreements of the parties thereto and enforceable against the parties thereto in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any provision of, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of such contract, arrangement or understanding.

  SECTION 5.12 ZONING. No application filed by SCG or any SCG Subsidiary for variance or change in zoning or in use or occupancy with respect to any SCG Property which is a Development Property is pending before any governmental agency or authority except for those consistent with the intended use of such properties in the Business and except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole. Neither SCG nor any SCG Subsidiary has received written notice from any federal, state, municipal, or other governmental instrumentality requiring (a) the correction of any condition with respect to any SCG Property which is a Development Property, or any part thereof, by reason of a violation of current applicable laws, regulations, ordinances, building codes and rules of all applicable municipal, local, state and federal jurisdictions, including, without limitation, the Americans with Disabilities Act, zoning ordinances and building codes or (b) that any SCG Property which is a Development Property or its current use or operation violates any restriction, condition or agreement contained in any easement, restrictive covenant, or similar instrument or agreement affecting any SCG Property which is a Development Property. SCG or an SCG Subsidiary has not received any written notice of violation from any federal, state, municipal, or other governmental instrumentality, or written notice of an intention by any of the foregoing to revoke any certificate of occupancy, license, or permit issued by it in connection with the current or intended use of any SCG Property which is a Development Property.

  SECTION 5.13 TITLE INSURANCE. An owner's policy of title insurance, or a commitment to issue such a policy, issued by a nationally recognized title insurance company has been obtained for each SCG Property which is a Development Property. Each owner's policy of title insurance or commitment (a) insures or will insure the fee simple ownership interest of the appropriate SCG Subsidiary in each SCG Property subject only to those liens, encumbrances, claims, security interests and defects, (i) disclosed in the title insurance policies and commitments, and (ii) those which would not, either individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole (collectively, the "SCG Permitted Encumbrances") and (b) is in an amount at least equal to the sum of (x) the cost of the acquisition of such SCG Property and (y) the estimated costs of any subsequent construction and installation of the improvements made by such SCG Subsidiary located on such SCG Property (measured at the time of such construction).

  SECTION 5.14 ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Reports (copies of which have previously been provided or made available to each of the other parties hereto), SCG has no knowledge of (a) any violation of Environmental Laws relating to any SCG Property which is a Development Property, (b) the release or potential release of Hazardous Materials on or from any SCG Property which is a Development Property in violation of any Environmental Laws, (c) underground storage tanks located on any SCG Property which is a Development Property, or (d) asbestos in or on any SCG Property which is a Development Property. Except as set forth in the Environmental Reports, neither SCG nor any SCG Subsidiary has manufactured, introduced, released or discharged from or onto any SCG Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) in violation of any Environmental Laws, and neither SCG nor any SCG Subsidiary has used any SCG Property which is a Development Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws.

  SECTION 5.15 DEFECTS. To the best of SCG's knowledge without any independent investigation, there are no material defects in the improvements located on an SCG Property which is a Development Property including, without limitation, any defect in the foundation, structural systems or roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such SCG Property and there are no material repairs or deferred maintenance required to be made thereto.

  SECTION 5.16 INSURANCE. SCG or the SCG Subsidiaries maintain insurance coverage for the SCG Subsidiaries and the SCG Properties which are Development Properties of a type, and in amounts, typical of similar companies engaged in the extended-stay lodging business. All such insurance policies are in full force and effect, and with respect to all policies, none of SCG nor any SCG Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all agreements to which SCG or the SCG Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through the Merger Closing. Neither SCG nor any SCG Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies in, on or about any SCG Property which is a Development Property or any part or component thereof that would materially adversely affect the insurability of such SCG Property or cause any material increase in the premiums for such SCG Property that have not been cured or repaired to the satisfaction of the party issuing the notice.

  SECTION 5.17 CONDEMNATION. Neither SCG nor any SCG Subsidiary has been served with a complaint in a public or private condemnation or similar proceeding affecting an SCG Property which is an Operating Property or a Development Property or any part thereof which would reasonably be expected to have a material adverse effect upon the present maintenance, operation, occupancy or use of such SCG Property nor, to the best of SCG's knowledge without independent investigation, has any such proceeding been threatened in writing against SCG or any SCG Subsidiary.

  SECTION 5.18 TAXES AND ASSESSMENTS ON SCG PROPERTIES. All real estate taxes and assessments imposed by governmental authority and any assessments assessed by governmental authority or by private covenant due and payable for the current year or other applicable period and all prior years or periods for any SCG Property which is a Development Property have been paid, except for installments due and not yet delinquent, and no such taxes or assessments are delinquent. All impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on any SCG Property which is a Development Property as a result of existing improvements or developments or which have been assessed or charged as a result of any permit, license or approval obtained for any such SCG Property have been paid when due. To SCG's knowledge, there is not presently pending any such assessments, fees or charges of any nature with respect to any such SCG Property or any part thereof, nor has SCG received notice of any such assessments, fees or charges being contemplated. Neither SCG nor any SCG Subsidiary has received notice of, nor has other knowledge or information of, any proposed change in the valuation of any SCG Property which is an Operating Property or a Development Property for real estate taxes from that assessed for the current assessment period, nor does SCG have any other knowledge or information of any action or proceeding designed to levy any special assessment against any such SCG Property. Neither SCG nor any SCG Subsidiary has received written notice of any possible future improvements by a governmental instrumentality, any part of the cost of which would or might be assessed against any SCG Property, or of any contemplated future assessments of any kind other than such as would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the SCG Subsidiaries, taken as a whole.

  SECTION 5.19 EMPLOYEE BENEFIT PLANS. SCG has previously provided or made available to each of the other parties hereto a copy of each written employee benefit plan maintained by SCG and/or their affiliates ("Employee Benefit Plans") that provides retirement, pension, health care, long term disability income, life insurance and any other post-retirement benefits that as of the date hereof covers any employee of an SCG

Subsidiary who will become an employee of Homestead or one of its subsidiaries after the Merger Closing ("Employees"). Each Employee Benefit Plan complies and has been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any governmental authority questioning or challenging such compliance.

  SECTION 5.20 MORTGAGES. The SCG Properties are not subject to any mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering the SCG Properties or any part thereof.

  SECTION 5.21 INTELLECTUAL PROPERTY. Schedule 5.21 is a true and complete list of all of the Intellectual Property used in the conduct of the Business. SCG owns all right, title and interest in the Intellectual Property, free and clear of all liens, encumbrances, claims, security interests and defects, except for licenses granted by SCG to the PTR Subsidiaries, PTR, and the Atlantic Subsidiaries. None of the Intellectual Property has been or is the subject of any pending adverse claim, or to the best knowledge of SCG, any threatened litigation or claim of infringement. SCG has not received any notice contesting its right to use any Intellectual Property.

  SECTION 5.22 BROKERS AND FINDERS. SCG has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  SECTION 5.23 INVESTMENT COMPANY ACT. SCG is not, and as of the Distribution Date will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  SECTION 5.24 ADEQUACY OF SCG CONSIDERATION. Except for the Intellectual Property described on Schedule 5.21, no part of the Business as conducted by SCG is conducted by SCG through any entity other than an SCG Subsidiary.

                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF HOMESTEAD

  SECTION 6.1 ORGANIZATION AND QUALIFICATION. Homestead is duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. As of the Merger Closing, Homestead will be qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or proposed to be owned, leased or operated or the nature of the business conducted by it or proposed to be conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead. True, accurate and complete copies of each of the charter and Bylaws of Homestead, including all amendments thereto, have heretofore been delivered to each of the other parties.

  SECTION 6.2 CAPITALIZATION.

  (a) The authorized stock of Homestead consists of 250,000,000 shares of Homestead Stock, of which 1,000 shares of Homestead Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Homestead Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, Homestead has no subsidiaries.

  (b) Except as contemplated by this Agreement and the Related Agreements, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating Homestead to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Homestead Stock or obligating Homestead to grant, extend or enter into any such agreement or commitment; provided, however, that the foregoing shall not apply to the adoption by Homestead of any stock option plan providing for grants of options to directors and employees nor to any grant of options thereunder nor shall the foregoing apply to the adoption by Homestead of a shareholder rights plan and any dividend of rights to acquire securities thereunder. There are no voting trusts, proxies or other agreements or understandings to which Homestead is a party or is bound with respect to the voting of any shares of Homestead Stock.

  SECTION 6.3 ISSUANCE OF SECURITIES. The shares of Homestead Stock issuable to PTR, Atlantic and SCG hereunder, when issued in accordance with the provisions of this Agreement and the Related Agreements, will be duly and validly authorized and issued and will be fully paid and nonassessable.

  SECTION 6.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

  (a) Homestead has full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements and, subject to the Homestead Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation by Homestead of the transactions contemplated hereby and thereby, have been duly authorized by the Homestead Board and no other corporate proceedings on the part of Homestead are necessary to authorize the execution and delivery of this Agreement and the Related Agreements and the consummation by Homestead of the transactions contemplated hereby and thereby, except for the obtaining of Homestead Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Homestead, and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a valid and binding agreement of Homestead enforceable against Homestead in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

  (b) The execution and delivery of this Agreement and the Related Agreements by Homestead to the extent it is a party thereto do not, and the consummation by Homestead of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties under any of the terms, conditions or provisions of (i) Homestead's charter or Bylaws, (ii) subject to obtaining Homestead Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Homestead or, to Homestead's best knowledge, any of its properties, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Homestead is now a party or by which Homestead or any of its properties may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) any required filings by Homestead pursuant to Section 2.1, (iv) any required filings with or approvals from applicable federal or state environmental authorities and (v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Homestead Required Statutory Approvals"), to Homestead's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by Homestead or the consummation by Homestead of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead.

  SECTION 6.5 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. None of the information to be supplied by Homestead for inclusion or incorporation by reference in (a) the Registration Statement or Atlantic's registration statement in connection with the Atlantic IPO or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of shareholders of Atlantic and PTR to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement or Atlantic's registration statement in connection with the Atlantic IPO, as amended or supplemented, at the time it becomes effective and in the case of the Registration Statement at the time of such meeting of the shareholders of Atlantic and PTR, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act (as applicable thereto) and the rules and regulations promulgated thereunder, except that no representation is made by Homestead with respect to information supplied by Atlantic or PTR or derived therefrom for inclusion therein.

  SECTION 6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements, Homestead has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead or (ii) have been discharged or paid in full prior to the date hereof.

  SECTION 6.7 LITIGATION. Except as set forth on Schedule 6.7, there are no claims, suits, actions or proceedings pending or, to the best of Homestead's knowledge without any independent investigation, threatened, against, relating to or affecting Homestead or any of its properties before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead. Homestead is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead.

  SECTION 6.8 NO VIOLATION OF LAW. To the knowledge of Homestead, Homestead is not in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead. To the knowledge of Homestead, none of Homestead's properties is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead. No investigation or review of Homestead by any governmental or regulatory body or authority is pending or, to the best knowledge of Homestead without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to Homestead an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead. Homestead has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by Homestead to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Homestead.

  SECTION 6.9 BROKERS AND FINDERS. Homestead has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  SECTION 6.10 INVESTMENT COMPANY ACT. Homestead is not, and as of the Distribution Date will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                  ARTICLE VII

               CONDUCT OF BUSINESSES PENDING THE MERGER CLOSING

  SECTION 7.1 CONDUCT OF BUSINESS BY ATLANTIC, PTR AND SCG. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as each other party shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement and the Related Agreements, each of PTR, Atlantic and SCG shall, with respect to the Business as conducted by it:

    (a) conduct its Business in the ordinary and usual course of business and consistent with past practice (subject to clause (c) below);

    (b) use its respective best efforts to take, or cause to be taken, all actions reasonably necessary to continue, in the ordinary and normal course of business and consistent with past practice, with the development of, or construction on, any of its properties which is a Development Property;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of capital stock of a PTR Subsidiary, Atlantic Subsidiary or SCG Subsidiary of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing;

    (d) not (i) incur or become contingently liable with respect to any additional indebtedness for borrowed money in respect of the PTR Properties, Atlantic Properties or SCG Properties, (ii) take any action which would jeopardize PTR's or Atlantic's status as a real estate investment trust under the Code, (iii) sell any PTR Properties, Atlantic Properties or SCG Properties, (iv) prepay or cause to be prepaid any principal amount outstanding under any notes secured by any of the PTR Mortgages or the Atlantic Mortgages (other than a prepayment by a PTR Subsidiary to the extent that all costs to acquire or develop the PTR Properties is less than the amount outstanding under any such notes immediately prior to the Merger Closing), (v) purchase or acquire any properties for use as extended-stay lodging facilities other than pursuant to any contract, agreement with respect to an Acquisition Property or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use reasonable efforts to preserve intact its Business organization and goodwill, keep available the services of its present officers, and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers, and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) confer with one or more representatives of each other party when requested to report on material operational matters and the general status of ongoing operations of its respective business to be contributed to Homestead pursuant to this Agreement; and

    (g) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of the Atlantic Subsidiaries and Atlantic Properties, the PTR Subsidiaries and PTR Properties and the SCG Subsidiaries and SCG Properties in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers.

  SECTION 7.2 CONDUCT OF BUSINESS BY HOMESTEAD. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as each other party shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement or the Related Agreements, Homestead shall:

    (a) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of stock of Homestead of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing (provided that the foregoing shall not apply to the adoption by Homestead of any stock option plan providing for grants of options to directors and employees nor to any grant of options thereunder nor shall the foregoing apply to the adoption by Homestead of a shareholders rights agreement and any dividend of rights to acquire securities thereunder);

    (b) except as described in clause (c) below, not incur or become contingently liable with respect to any indebtedness for borrowed money or enter into any contract or arrangement with respect thereto; and

    (c) not enter into any contract, arrangement or understanding relating to the purchase or acquisition of any property or any contract, arrangement or understanding relating to the disposition of any PTR Property, Atlantic Property or SCG Property; provided, however, that Homestead may purchase or acquire properties for use as extended-stay lodging facilities with the consent of each of the other parties hereto provided that the funds therefor are loaned from SCG to Homestead at a rate of interest no greater than the prime rate of interest as announced from time to time by Wells Fargo Realty Advisors Funding, Incorporated at its Atlanta, Georgia office, plus one-half of one percent.

                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS

  SECTION 8.1 ACCESS TO INFORMATION. Each of the parties shall afford to each of the other parties hereto and their respective accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Merger Closing to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of such party, as appropriate, and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by this Agreement, and (b) such other information concerning their respective businesses, properties and personnel which are the subject of this Agreement or the Related Agreements as shall be reasonably requested; provided that no investigation pursuant to this
Section 8.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the transactions contemplated hereby or thereby. Each party shall promptly advise each other party in writing of any change or the occurrence of any event after the date of this Agreement or the Related Agreements having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the properties which are the subject of this Agreement or the Related Agreements.

  SECTION 8.2 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. PTR, Atlantic and Homestead shall file with the Commission as soon as is reasonably practicable after the date hereof the Proxy Statement and Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. PTR, Atlantic and Homestead shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Distribution. PTR, Atlantic and Homestead shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by any of them in connection with this Section and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement and the Related Agreements.

  SECTION 8.3 SHAREHOLDERS' APPROVAL. PTR shall promptly take such action as may be required by its Declaration of Trust and applicable law, and Atlantic shall promptly seek to obtain the requisite shareholder approval of this Agreement and the transactions contemplated hereby, including, in the case of PTR, amendments to PTR's Declaration of Trust necessary to consummate the transactions contemplated hereby (the "PTR Shareholders' Approval" and "Atlantic Shareholders' Approval," as appropriate), and PTR and Atlantic shall each use their respective best efforts to obtain shareholder approval and adoption of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the Commission. The PTR Board and the Atlantic Board shall recommend to their respective shareholders the approval of this Agreement and of the transactions contemplated by this Agreement; provided, however, that prior to the meeting of shareholders of PTR or Atlantic, the PTR Board or the Atlantic Board, as the case may be, may withdraw, modify or amend such recommendation to the extent that the PTR Board or the Atlantic Board, as the case may be, deems it necessary to do so in the exercise of its fiduciary obligations to PTR or Atlantic, as the case may be, after being so advised by, in the case of PTR, Munger, Tolles & Olson, and, in the case of Atlantic, King & Spalding, or in either case, other nationally recognized counsel not having an interest in the transactions contemplated by this Agreement or the Related Agreements.

  SECTION 8.4 AFFILIATE AGREEMENTS. PTR and Atlantic shall use their respective best efforts to cause each principal executive officer, each director, trustee and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of PTR or Atlantic to deliver to Homestead on or prior to the Distribution Date a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any Homestead Stock or Homestead Warrants issued in the Distribution, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Homestead, is exempt from the registration requirements of the Securities Act.

  SECTION 8.5 EXCHANGE. Homestead shall use its best efforts to effect, at or before the Distribution Date, authorization for listing or quotation on an Exchange upon official notice of issuance of the Homestead Stock and Homestead Warrants to be issued in connection with the Distribution.

  SECTION 8.6 EXPENSES. All costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a) those expenses incurred in connection with filing, printing and distributing the Proxy

Statement and Prospectus shall be paid 63.64%, 28.18% and 8.18% by PTR, Atlantic and SCG, respectively, (b) and all costs relating to the Atlantic IPO shall be paid by Atlantic, (c) all transfer, excise or other taxes payable by reason of the transactions contemplated pursuant to Section 2.1 shall be borne 63.64%, 28.18% and 8.18% by PTR, Atlantic and SCG, respectively, and (d) the filing fees payable in connection with any required filing under the HSR Act shall be borne by SCG.

  SECTION 8.7 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use its respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including, but not limited to, Atlantic Required Statutory Approvals, PTR Required Statutory Approvals, SCG Required Statutory Approvals, Homestead Required Statutory Approvals, any filings under federal and state securities laws and the HSR Act and any submissions requested by the Federal Trade Commission or Department of Justice in connection therewith) and to lift any injunction or other legal bar to the transactions contemplated hereby and thereby (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to obtaining Atlantic Shareholders' Approval and PTR Shareholders' Approval.

  SECTION 8.8 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby and shall not issue any such press release or written public statement prior to review and approval by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of an Exchange.

  SECTION 8.9 CORRECTIONS TO THE PROXY STATEMENT AND PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of Atlantic Shareholders' Approval and PTR Shareholders' Approval, each of PTR, Atlantic, SCG and Homestead shall correct promptly any information provided by it to be used specifically in the Proxy Statement and Prospectus and Registration Statement or relating to it and incorporated by reference into the Proxy Statement and Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Proxy Statement and Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement and Prospectus as so corrected to be disseminated to the shareholders of Atlantic and PTR, in each case to the extent required by applicable law.

  SECTION 8.10 VOTING OF SHARES. SCG will vote all PTR Common Shares and all shares of Atlantic Common Stock owned by it in favor of the approval and adoption of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, that SCG shall not be obligated to vote any PTR Common Shares or shares of Atlantic Common Stock in favor of such matters in the event that the PTR Board or the Atlantic Board withdraws, modifies or amends its recommendation pursuant to Section 8.3.

  SECTION 8.11 ATLANTIC IPO REGISTRATION STATEMENT. Atlantic shall file with the Commission as soon as is reasonably practicable after the date hereof a registration statement relating to the Atlantic IPO and shall use all reasonable efforts to have such registration statement declared effective by the Commission as promptly as practicable. Atlantic shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Atlantic IPO. Atlantic shall promptly furnish to each other party copies of all information filed by Atlantic with any governmental authority in connection with the Atlantic IPO. In the event the Atlantic Board determines that it is not reasonably practicable to file a registration statement relating to the Atlantic IPO during the term of this Agreement, the Atlantic Board will give written notice of such determination as promptly as practicable to each of PTR, SCG and Homestead.

  SECTION 8.12 CONFIDENTIALITY

  (a) As used herein, "Confidential Material" means, with respect to any party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to any other party hereto (the "Receiving Party") or such Receiving Party's directors, trustees, officers, partners, Affiliates (as defined in Rule 12b-2 under the Exchange Act), employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available, to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the Registration Statement.

  (b) Subject to paragraph (c) below or except as required by applicable laws, regulations or legal process, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Related Agreement and the transactions contemplated hereby or thereby or evaluating, negotiating or advising with respect to such matters. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transactions and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section. In any event, each Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

  (c) In the event that any Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legal available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

  (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from a Providing Party, the Receiving Party shall, except to the extent prohibited by applicable laws, regulations or legal process, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material to be used only in connection with litigation arising from the transactions contemplated by this Agreement.

  SECTION 8.13 PERSONNEL.

  (a) SCG Liability for Employee Obligations. SCG shall indemnify and hold harmless Homestead for any and all obligations, debts or liabilities relating to or arising from any Employee's employment with SCG or an SCG Subsidiary, which obligation, debt or liability arises prior to the date of the Merger Closing. SCG shall honor or cause its insurance carriers to honor all claims for benefits by the Employees under each Employee Benefit Plan with respect to claims incurred by the Employees or their covered dependents before the Closing Date.

  (b) Homestead Employee Benefit Plans. Homestead shall establish or cause to be established employee benefit plans for the Employees that are substantially similar to the SCG Employee Benefit Plans, which plans shall recognize service of the Employees with Homestead and SCG and its affiliates to the same extent such service has been recognized under the Employee Benefit Plans. Notwithstanding the foregoing, (i) the medical plan established by Homestead shall recognize any deductibles and co-payments Employees have made under the SCG medical plan in the current plan year and (ii) the 401(k) plan established by Homestead shall permit investment in Homestead common stock and, to the extent permitted by applicable law, either accept rollovers of Employees' accounts under the SCG 401(k) plan or merge the portion of the SCG 401(k) plan that covers the Employees with and into the new plan.

  (c) Homestead's Nonassumption of Liability. Except as provided in paragraph
(b) above, Homestead shall not incur any liability with respect to an Employee Benefit Plan.

  (d) WARN Act. SCG agrees to assume responsibility for giving all notices required, if any, by the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similar state law or regulation, to assume liability for any alleged failure to give such notice, and to indemnify and hold harmless Homestead and its affiliates for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring on or before the Merger Closing date. For purposes of this Agreement, the Merger Closing date is the "effective date" for purposes of the WARN Act.

  SECTION 8.14 EXHIBITS AND SCHEDULES.

  (a) Immediately prior to the Merger Closing, each of PTR, Atlantic and SCG shall update Exhibits II, III and IV, as appropriate, to reflect changes in the status of the properties identified by such parties as Acquisition Properties, Development Properties and Operating Properties.

  (b) Each party hereto shall deliver to each other party hereto at least two days prior to the Merger Closing date updated schedules to this Agreement reflecting any changes in such party's scheduled items occurring from the date hereto to the Merger Closing date.

  SECTION 8.15 REIMBURSEMENT OF PURSUIT COSTS. Set forth on Schedule 8.15 hereto is a complete list of all properties identified by PTR, Atlantic or SCG as to which PTR, Atlantic or SCG, as the case may be, has expended funds in furtherance of the potential acquisition thereof. Set forth opposite the name of each such property is the aggregate amount expended by PTR, Atlantic or SCG, as the case may be, for such purpose as of the date hereof. Upon the acquisition by Homestead of any of such properties, Homestead shall reimburse PTR, Atlantic or SCG, as the case may be, all such costs. Homestead further agrees that any and all additional expenses in furtherance of the acquisition of such properties shall be borne exclusively by Homestead.

  SECTION 8.16 PRORATIONS. Homestead and SCG hereby agree that all of the items referred to in clauses (i) through (iii) of this Section 8.16 relating to the operation of the Business as conducted by SCG or an SCG Subsidiary will be prorated as of the Merger Closing, with SCG liable or entitled to the benefit of such items to the extent such items relate to any time period up to and including the date of the Merger Closing, and Homestead liable or entitled to the benefit of such items to the extent such items relate to periods subsequent to the date of the Merger Closing: (i) REIT management and property management fees and expenses relating to the operation of the Business; (ii) travel costs and expenses of attorneys, accountants and other professional related to the operation of the Business; and (iii) fees and expenses relating to any contract, arrangement or understanding involving the purchase of goods or the provision of services relating to the operation of the Business. At the Merger Closing, Homestead will pay to SCG and SCG will pay to Homestead the amount in cash, if any, due under this Section 8.16.

                                  ARTICLE IX

                                  CONDITIONS

  SECTION 9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following conditions:

    (a) Each other party shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Merger Closing and the representations and warranties of each such other party shall be true and correct in all material respects on and as of
  (i) the date made and (ii) the Merger Closing with the same effect as if made on that date; and each other party shall have received a certificate of an executive officer of such party to that effect;

    (b) This Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall have been approved by the requisite vote of shareholders of PTR and Atlantic;

    (c) The PTR Board and the Atlantic Board shall have each declared the dividend contemplated by the Distribution;

    (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission;

    (e) Each of PTR and Atlantic shall have received either a favorable opinion of Mayer, Brown & Platt (in form and substance reasonably satisfactory to PTR and Atlantic) or a favorable ruling from the Internal Revenue Service to the effect that the mergers described in Section 2.1 will constitute a transaction subject to Section 351 or the reorganization provisions of the Code and related provisions;

    (f) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

    (g) The waiting period applicable to the consummation of the Merger Closing and the Distribution under the HSR Act shall have expired or been terminated;

    (h) All governmental consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained and be in effect at the Merger Closing (including Atlantic Required Statutory Approvals, PTR Required Statutory Approvals, SCG Required Statutory Approvals and Homestead Required Statutory Approvals), and all consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have become final orders;

    (i) The Homestead Warrants shall have been issued pursuant to the Warrant Purchase Agreement;

    (j) Atlantic shall have contributed $18,620,245 (which amount shall be adjusted in accordance with the formula set forth in Schedule 9.1(j)) in cash to Atlantic Homestead Village and shall not have encumbered or otherwise disposed of such funds;

    (k) The registration statement relating to the Atlantic IPO, if filed with the SEC, shall have been declared effective by the SEC or withdrawn by Atlantic or, if such registration statement has not been filed, Atlantic shall have given the notice required by Section 8.11;

    (l) Each of PTR, Atlantic and SCG shall have forgiven all indebtedness owing to it from each PTR Subsidiary, Atlantic Subsidiary and SCG Subsidiary, respectively, other than any indebtedness secured by a PTR Mortgage or an Atlantic Mortgage, as the case may be; and

    (m) Each of the parties shall have acquired all material consents required from third parties necessary to consummate the transactions contemplated by this Agreement.

  SECTION 9.2 CONDITIONS TO OBLIGATIONS OF ATLANTIC. Unless waived by Atlantic, the obligation of Atlantic to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following additional conditions:

    (a) Atlantic shall have received an opinion from Munger, Tolles & Olson, counsel to the PTR Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit V hereto;

    (b) Atlantic shall have received an opinion from Mayer, Brown & Platt, counsel to SCG and Homestead, dated as of the Merger Closing, substantially in the form set forth in Exhibit VI hereto;

    (c) The Special Committee of the Atlantic Board (the "Atlantic Special Committee") shall have received from an investment banking firm satisfactory to the Atlantic Special Committee, a written opinion to the effect that, as of the date of the Proxy Statement and Prospectus, the consideration to be paid to Atlantic in the transactions contemplated by this Agreement and by the Related Agreements is fair, from a financial point of view, to Atlantic shareholders (other than SCG), and such opinion shall not have been withdrawn, revoked or modified;

    (d) The Homestead Stock and Homestead Warrants to be issued in connection with the Distribution shall have been authorized for listing or quotation on an Exchange upon official notice of issuance;

    (e) Homestead shall have executed and delivered to Atlantic the Funding Commitment Agreement substantially in the form set forth in Exhibit VII hereto;

    (f) Homestead shall have executed and delivered to Atlantic the Atlantic Investor Agreement substantially in the form set forth in Exhibit VIII hereto;

    (g) Homestead shall have executed and delivered to Atlantic the Protection of Business Agreement substantially in the form of Exhibit XI hereto;

    (h) Atlantic shall have received "comfort letters" from the independent public accountants of PTR, SCG and Homestead, dated as of the effective date of the Registration Statement, with respect to financial information of PTR, SCG and Homestead included or incorporated by reference in the Registration Statement in form and substance reasonably satisfactory to Atlantic and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

    (i) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of Atlantic, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by shareholders of Atlantic as a result of the transactions contemplated hereby and thereby, and no governmental authority shall have promulgated any statement, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by shareholders of Atlantic as a result of the transactions contemplated hereby and thereby; and

    (j) Atlantic shall have received an opinion from Mayer, Brown & Platt that the performance of this Agreement will not jeopardize the status of Atlantic as a "real estate investment trust" under the Code.

  SECTION 9.3 CONDITIONS TO OBLIGATIONS OF PTR. Unless waived by PTR, the obligation of PTR to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the additional following conditions:

    (a) PTR shall have received an opinion from King & Spalding, counsel to the Atlantic Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit IX hereto;

    (b) PTR shall have received an opinion of Mayer, Brown & Platt, counsel to SCG and Homestead, dated as of the Merger Closing, substantially in the form set forth in Exhibit VI hereto;

    (c) The Special Committee of the PTR Board (the "PTR Special Committee") shall have received from an investment banking firm satisfactory to the PTR Special Committee, an opinion to the effect that, as of the date of the Proxy Statement and Prospectus, the aggregate consideration to be received by PTR in exchange for the contribution by PTR to Homestead of the PTR Properties and the agreement by PTR to enter into the Funding Commitment Agreement was fair to PTR, and such opinion shall not have been withdrawn, revoked or modified;

    (d) The Homestead Stock and Homestead Warrants to be issued in connection with the Distribution shall have been authorized for listing or quotation on an Exchange upon official notice of issuance;

    (e) Homestead shall have executed and delivered to PTR the Funding Commitment Agreement substantially in the form set forth in Exhibit VII hereto;

    (f) Homestead shall have executed and delivered to PTR the PTR Investor Agreement substantially in the form set forth in Exhibit VIII hereto;

    (g) Homestead shall have executed and delivered to PTR the Protection of Business Agreement substantially in the form of Exhibit XI hereto;

    (h) PTR shall have received "comfort letters" from the independent public accountants of Atlantic, SCG and Homestead, dated as of the effective date of the Registration Statement, with respect to financial information of Atlantic, SCG and Homestead included or incorporated by reference in the Registration Statement in form and substance reasonably satisfactory to PTR and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

    (i) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of PTR, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by shareholders of PTR as a result of the transactions contemplated hereby and thereby, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by shareholders of PTR as a result of the transactions contemplated hereby and thereby; and

    (j) PTR shall have received an opinion from Mayer, Brown & Platt that the performance of this Agreement will not jeopardize the status of PTR as a "real estate investment trust" under the Code.

  SECTION 9.4 CONDITIONS TO OBLIGATIONS OF SCG. Unless waived by SCG, the obligation of SCG to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the additional following conditions:

    (a) SCG shall have received an opinion from Munger, Tolles & Olson, counsel to the PTR Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit V hereto;

    (b) SCG shall have received an opinion from King & Spalding, counsel to the Atlantic Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit IX hereto;

    (c) SCG shall have received "comfort letters" from the independent public accountants of Atlantic, PTR and Homestead, dated as of the effective date of the Registration Statement, with respect to financial information of Atlantic, PTR and Homestead included or incorporated by reference in the Registration Statement in form and substance reasonably satisfactory to SCG and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

    (d) Homestead shall have executed and delivered to SCG an Investor Agreement substantially in the form set forth in Exhibit X hereto;

    (e) Homestead shall have executed and delivered to SCG an Administrative Services Agreement in a form to be agreed upon between SCG and Homestead and not inconsistent with the description thereof as described in the Proxy Statement and Prospectus;

    (f) Homestead shall have executed and delivered to SCG the Protection of Business Agreement substantially in the form of Exhibit XI hereto; and

    (g) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement shall have any terms which in the reasonable judgment of SCG, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by SCG in connection with the transactions contemplated hereby and thereby, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Homestead Stock and Homestead Warrants to be received by SCG in connection with the transactions contemplated hereby and thereby.

  SECTION 9.5 CONDITIONS TO OBLIGATIONS OF HOMESTEAD. Unless waived by Homestead, the obligation of Homestead to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the additional following conditions:

    (a) Homestead shall have received an opinion from Munger, Tolles & Olson, counsel to the PTR Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit V hereto;

    (b) Homestead shall have received an opinion from King & Spalding, counsel to the Atlantic Special Committee, dated as of the Merger Closing, substantially in the form set forth in Exhibit IX hereto;

    (c) Homestead shall have received an opinion from Mayer, Brown & Platt, counsel to SCG, dated as of the Merger Closing, substantially in the form set forth in Exhibit VI hereto;

    (d) The Affiliate Agreements required to be delivered by affiliates of PTR and Atlantic pursuant to Section 8.4 shall have been furnished as required by Section 8.4;

    (e) Each of PTR and Atlantic shall have executed and delivered to Homestead a Funding Commitment Agreement substantially in the form set forth in Exhibit VII hereto;

    (f) Each of PTR and Atlantic shall have executed and delivered to Homestead an Investor Agreement substantially in the form set forth in
  Exhibit VIII hereto;

    (g) Homestead shall have received "comfort letters" from the independent public accountants of Atlantic, PTR and SCG, dated as of the effective date of the Registration Statement, with respect to financial information of Atlantic, PTR and SCG included or incorporated by reference in the Registration Statement in form and substance reasonably satisfactory to Homestead and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

    (h) SCG shall have executed and delivered to Homestead an Investor Agreement substantially in the form set forth in Exhibit X hereto;

    (i) SCG shall have executed and delivered to Homestead an Administrative Services Agreement substantially in a form to be agreed upon between SCG and Homestead and not inconsistent with the description thereof as described in the Proxy Statement and Prospectus;

    (j) Each of Atlantic, PTR and SCG shall have executed and delivered to Homestead the Protection of Business Agreement substantially in the form set forth in Exhibit XI hereto;

    (k) SCG shall have executed and delivered to Homestead the Escrow Agreement substantially in the form set forth in Exhibit XII hereto;

    (l) SCG shall have executed and delivered to SCG Homestead Village Incorporated, the Assignment of Registration substantially in the form set forth in Exhibit XIII hereto; and

    (m) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of Homestead, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to Homestead of the transactions contemplated hereby and thereby, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair to Homestead the value of the transactions contemplated hereby and thereby.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Merger Closing, whether before or after approval by the shareholders of PTR and Atlantic:

    (a) by mutual consent of each of the parties hereto;

    (b) by any of the parties hereto, so long as such party has not breached any of its obligations hereunder (except for such breaches as are immaterial), if the transactions contemplated hereby shall not have been consummated on or before December 31, 1996 (the "Termination Date");

    (c) unilaterally by any of the parties hereto (i) if any of the other parties (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations hereunder or (ii) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

    (d) unilaterally by any of PTR, SCG or Homestead if Atlantic, through the Atlantic Board or Atlantic Special Committee, either fails to recommend to Atlantic's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation; and

    (e) unilaterally by any of Atlantic, SCG or Homestead if PTR, through the PTR Board or PTR Special Committee, either fails to recommend to PTR's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation.

  SECTION 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party hereto or their respective officers or directors or trustees (except as set forth in this Section 10.2 and in Sections 8.6 and 8.12 and Article XI, which shall survive such termination). Nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement. Upon any termination pursuant to Section 10.1(d), Atlantic shall pay to each of the other parties all of the documented, out-of-pocket expenses incurred by such parties after the date hereof in connection with the transactions contemplated by this Agreement. Upon any termination pursuant to Section 10.1(e), PTR shall pay to each of the other parties all of the documented, out-of-pocket expenses incurred by such parties after the date hereof in connection with the transactions contemplated by this Agreement.

  SECTION 10.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law; provided, however, this Agreement may not be amended in any material respect following the PTR Shareholders' Approval or the Atlantic Shareholders' Approval.

  SECTION 10.4 WAIVER. At any time prior to the Merger Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XI

                     SURVIVAL AND REMEDY; INDEMNIFICATION

  SECTION 11.1 INDEMNIFICATION. Each party hereto agrees to indemnify (each an "Indemnifying Party") each other party hereto (other than SCG) and each of their respective affiliates (other than SCG) (each an "Indemnified Party" and collectively, the "Indemnified Parties") against, and agrees to hold it and them harmless from, any and all liabilities, losses, costs, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) (collectively, "Losses") incurred or suffered by an Indemnified Party arising out of or in connection with any breach of, or inaccuracy in, any of the representations and warranties or agreements of the Indemnifying Party under this Agreement, as such representations and warranties may be updated pursuant to Section 8.14.

  SECTION 11.2 LIMITATION OF INDEMNIFICATION. An Indemnified Party shall not be entitled to indemnification under this Article XI until the aggregate of all Losses with respect to which such Indemnified Party would otherwise be entitled to indemnification under this Article XI exceed $200,000, in which event the Indemnified Party shall be entitled to all such Losses including such $200,000; provided, however, that none of the indemnification obligations of PTR, Atlantic and SCG hereunder (other than for Losses arising in connection with a breach of the representations and warranties set forth in Sections 3.7, 4.7, and 5.7, as applicable) shall exceed the fair market value of the securities of Homestead received by them pursuant to Section 2.1 of this Agreement; and provided, further, that the indemnification obligations of Homestead hereunder shall not exceed in the aggregate the fair market value as of all Homestead Stock and Homestead Warrants issued in connection herewith or in connection with any of the Related Agreements. For purposes of this Section 11.2, the fair market value of a share of Homestead Stock and a Homestead Warrant shall be based upon the first sale price of a share of Homestead Stock and a Homestead Warrant, respectively, once public trading in such security commences.

  SECTION 11.3 NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Party shall give prompt notice to the Indemnifying Party, in accordance with the terms of Section 12.1, of the assertion of any claim, or the commencement of any suit, action or proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (a) participate in and, (b) upon notice to the Indemnified Party and upon the Indemnifying Party's written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 11.1 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (x) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party; and (y) the Indemnifying Party shall thereafter consult with the Indemnified Party upon its reasonable request from time to time with respect to such claim, suit, action or proceeding; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnified Party reasonably believes that representation of it by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interest between the Indemnified Party and any other party represented by such counsel in such proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

  SECTION 11.4 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any claim, suit, action or proceeding of the kind referred to in Section 11.3 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party shall settle or compromise any such claim, suit, action or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld.

  SECTION 11.5 FAILURE OF INDEMNIFYING PARTY TO ACT. In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding within a reasonable time of being notified by the Indemnified Party, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

  SECTION 11.6 SURVIVAL. The indemnification provided by this Article XI shall be a continuing right to indemnification and shall survive the closing of the transactions contemplated hereby and the expiration or termination of this Agreement for a period of two years following the Merger Closing, and the Indemnified Party shall be entitled to bring an action thereon only if the Indemnified Party has given the Indemnifying Party written notice within such two-year period.

                                  ARTICLE XII

                              GENERAL PROVISIONS

  SECTION 12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)If to PTR, to:

      Security Capital Pacific Trust
      7777 Market Center Avenue
      El Paso, Texas 79912
      Attention: C. Ronald Blankenship
      Fax: (915) 877-3301

      with a copy to:

      Munger, Tolles & Olson
      355 South Grand Avenue, 35th Floor
      Los Angeles, California 90071
      Attention: R. Gregory Morgan
      Fax: (213) 687-3702

    (b)If to Atlantic, to:

      Security Capital Atlantic Incorporated
      Six Piedmont Center, Sixth Floor
      Atlanta, Georgia 30305
      Attention: James C. Potts
      Fax: (404) 233-2379
      with a copy to:

      King & Spalding
      191 Peachtree Street
      Atlanta, Georgia 30303
      Attention: Alan J. Prince
      Fax: (404) 572-5046

    (c)If to SCG, to:

      Security Capital Group Incorporated
      125 Lincoln Avenue, Suite 300
      Santa Fe, New Mexico 87501
      Attention: Jeffrey A. Klopf
      Fax: (505) 988-8920

      with a copy to:

      Mayer, Brown & Platt
      190 South LaSalle Street
      Chicago, Illinois 60603
      Attention: Edward J. Schneidman
      Fax: (312) 701-7711

    (d)If to Homestead, to:

      Homestead Village Properties Incorporated
      125 Lincoln Avenue, Suite 300
      Santa Fe, New Mexico 87501
      Attention: David C. Dressler, Jr.
      Fax: (505) 982-2925

      with a copy to:

      Mayer, Brown & Platt
      190 South LaSalle Street
      Chicago, Illinois 60603
      Attention: Edward J. Schneidman
      Fax: (312) 701-7711

  SECTION 12.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 12.3 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

  SECTION 12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  SECTION 12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 12.6 LIMITATION OF LIABILITY. Any obligation or liability whatsoever of PTR which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of PTR's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

  SECTION 12.7 NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

                               *   *   *   *   *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   SECURITY CAPITAL PACIFIC TRUST

                                              /s/ C. Ronald Blankenship
                                   By: ________________________________________
                                      C. Ronald Blankenship
                                      Chairman

                                   SECURITY CAPITAL ATLANTIC INCORPORATED

                                                  /s/ James C. Potts
                                   By: ________________________________________
                                      James C. Potts
                                      Co-Chairman

                                   SECURITY CAPITAL GROUP INCORPORATED

                                                 /s/ Jeffrey A. Klopf
                                   By: ________________________________________
                                      Jeffrey A. Klopf
                                      Senior Vice President

                                   HOMESTEAD VILLAGE PROPERTIES INCORPORATED

                                              /s/ David C. Dressler, Jr.
                                   By: ________________________________________
                                      David C. Dressler, Jr.
                                      Chairman

                                   ANNEX II

                        OPINION OF GOLDMAN, SACHS & CO.

                                                 PERSONAL AND CONFIDENTIAL

                                                           [       ], 1996

Special Committee of the Board of Trustees

Security Capital Pacific Trust

7777 Market Center Avenue

El Paso, TX 79912

Gentlemen:

  You have requested our opinion as to the fairness to Security Capital Pacific Trust ("PTR" or the "Company") of the aggregate consideration (the "Aggregate Consideration") to be received by the Company for the contribution of Company Assets (as defined below) pursuant to the Merger Agreement (as defined below) and the Company's agreement to enter into an agreement (the "Funding Commitment Agreement") to provide secured financing to Homestead Village Properties Incorporated ("Homestead") in a transaction involving the formation of a newly formed, independent company, Homestead, through the contribution to Homestead of certain assets by the Company, Security Capital Atlantic Incorporated ("Atlantic") and Security Capital Group Incorporated ("SCG").

  Pursuant to the terms of the Merger and Distribution Agreement dated as of May 21, 1996 by and among the Company, Atlantic, SCG and Homestead (the "Merger Agreement"), the Company will cause to be contributed and transferred to Homestead 54 properties or the right to acquire such properties (collectively, the "Company Assets") in exchange for 9,485,727 shares of Homestead common stock, par value $.01 per share ("Homestead Common Stock"), Atlantic will cause to be contributed and transferred to Homestead 26 properties or the right to acquire such properties (collectively, the "Atlantic Assets") in exchange for 4,201,220 shares of Homestead Common Stock:
SCG will cause to be contributed and transferred to Homestead its anticipated future cash flows from the management agreements with PTR and Atlantic, property management agreements relating to the Homestead Village properties and the Homestead Village trademark and operating system (collectively, the "SCG Assets") in exchange for 4,062,788 shares of Homestead Common Stock.

  Upon consummation of the Merger Agreement, each of the Company and Atlantic will enter into a Funding Commitment Agreement in exchange for which the Company will receive 6,363,789 warrants to purchase Homestead shares of Common Stock ("Homestead Warrants") and up to $144,044,620 in convertible mortgage notes ("Homestead Notes"); and Atlantic will receive 2,818,517 Homestead Warrants and up to $98,028,471 in Homestead Notes. SCG will receive 817,694 Homestead Warrants in exchange for providing interim funding and office space to Homestead.

  In consideration for entering into the Merger Agreement and the Funding Commitment Agreement (together the "Agreements") the Aggregate Consideration to be received by the Company consists of 9,485,727 shares of Homestead Common Stock, 6,363,789 Homestead Warrants and up to $144,044,620 in Homestead Notes.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor and provided certain investment banking services to the Company from time to time including participating in and having acted in connection with the public offering of securities as (i) co-manager of $50 million of 7.15% Notes due 2010 and $100 million of 7.90% Notes due 2016 in February, 1996,
(ii) lead manager of $105 million
of Series B Cumulative Redeemable Preferred Shares of Beneficial Interest in May, 1995, (iii) co-manager of $100 million of 6 7/8% Notes due 2008 and $100 million of 7 1/2% Notes due 2014 in February, 1994, (iv) lead manager of $200 million of Cumulative Convertible Series A Preferred Shares in November, 1993,
(v) lead manager of $96.2 million of Shares of Beneficial Interest in February, 1993 and (vi) co-manager of $73.1 million of Shares of Beneficial Interest in April, 1992. In addition, we anticipate that we will act as lead underwriter in connection with the initial public offering of Atlantic.

  In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the form of the Funding Commitment Agreement by and between PTR and Homestead; [the Proxy Statement/Prospectus relating to the special meeting of shareholders of the Company to be held in connection with the Merger Agreement]; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two years ended 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; and certain financial analyses and forecasts relating to the Company Assets, the Atlantic Assets and the SCG Assets prepared by management of the Company, Atlantic and SCG, respectively, all of which were provided to us by the management of the Company. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects of the Company, with and without the contribution of the Company Assets, and of Homestead. In addition, we have reviewed the reported price and trading activity for the Shares of Beneficial Interest, par value $1.00 per share, of the Company, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the pro forma financial information for Homestead provided by management of the Company and compared it with similar information for certain other companies including those in the extended stay lodging industry specifically and in other industries generally, and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts related to the Company Assets, the Atlantic Assets, the SCG Assets and Homestead have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, Atlantic and SCG and that such forecasts will be realized at the times contemplated therein. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, including the Company Assets, Atlantic, including the Atlantic Assets, or SCG, including the SCG Assets, or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be received by the Company pursuant to the Agreements is fair to the Company. We are not expressing any opinion herein as to the prices at which the Homestead Common Stock, Homestead Warrants and Homestead Notes may trade if and when issued.

Very truly yours,

Page Two

                                   ANNEX II

                    OPINION OF J.P. MORGAN SECURITIES INC.

                                                           August   , 1996

Special Committee of The Board of Directors

Security Capital Atlantic Incorporated

Six Piedmont Center, Sixth Floor

Atlanta, Georgia 30305

Attention: Mr. Ned S. Holmes

    Director

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (other than Security Capital Group Incorporated ("SCG")) of Security Capital Atlantic Incorporated (the "Company") of the consideration proposed to be paid to the Company in connection with the proposed mergers, distributions and other transactions (collectively, the "Transaction") to be effected pursuant to and as more particularly described in (i) the Merger and Distribution Agreement, dated as of May 21, 1996 (the "Agreement"; terms not otherwise defined herein shall have the meanings set forth in the Agreement), by and among Security Capital Pacific Trust ("PTR"), the Company, SCG and Homestead Village Properties Incorporated ("Homestead"), and (ii) the Related Agreements.

  In arriving at our opinion, we have reviewed (i) the Agreement and the Related Agreements; (ii) the Information Statement and Prospectus of the Company and Homestead relating to the Transaction (the "Information Statement"); (iii) certain information concerning the businesses of Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated (collectively, the "Portfolio") and Homestead and certain publicly available information concerning certain other companies engaged in businesses comparable to those of the Portfolio and Homestead; (iv) publicly available terms of certain transactions involving companies comparable to the Portfolio and Homestead and the consideration received in connection with such transactions; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1995; and (vi) certain internal financial analyses and forecasts concerning the Portfolio and Homestead prepared by the management of the Company and Homestead, respectively.

  In addition, we have held discussions with certain members of the management of the Company and Homestead with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Portfolio, the financial condition and future prospects and operations of the Company, Homestead and the Portfolio, the effects of the Transaction on the financial condition and future prospects of the Company and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Homestead or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Homestead to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in the Information Statement, and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement and the Related Agreements will be consummated as described in the Agreement, the Related Agreements and the Information Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.


  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which Homestead's securities will trade at any future time.

  We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Portfolio or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Transaction.

  We will receive a fee from the Company for the delivery of this opinion. We and our affiliates maintain banking, capital markets and other business relationships with the Company, PTR and SCG and its affiliates, including Morgan Guaranty Trust Company of New York acting as the agent bank under the Company's existing commercial bank facility. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company, PTR or SCG or its affiliates for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company in the proposed Transaction is fair, from a financial point of view, to the shareholders of the Company (other than SCG).

  This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. This option may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                          By:
                                             __________________________________

                                             Name:

                                                    Jon H. Zehner

                                             Title:

                                                    Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Seventh of the Registrant's charter provides as follows with respect to indemnification of its directors and officers:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article Eleventh of the Registrant's charter provides as follows with respect to limitation of liability of its directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article ELEVENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  In addition, the Registrant has entered into indemnity agreements with each of its officers and Directors which provide for reimbursement of all expenses and liabilities of such officer or Director, arising out of any lawsuit or claim against such officer or Director due to the fact that he was or is serving as an officer or Director, except for such liabilities and expenses
(a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) Refer to Index to Exhibits.

  (b) Refer to Index to Financial Statements included as part of the Prospectus.

  (c) Refer to Annex II to the Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (1) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA FE, STATE OF NEW MEXICO ON THE 5TH DAY OF AUGUST, 1996.

                                          Homestead Village Incorporated

                                                 /s/ Jeffrey A. Klopf
                                          By: _________________________________

                                             Jeffrey A. Klopf

                                             Senior Vice President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


/s/ David C. Dressler, Jr.*          Chairman (Principal
____________________________________   Executive Officer) and
David C. Dressler, Jr.                 Director

/s/ Robert E. Clark*                 Vice President (Principal
____________________________________   Financial and Accounting
Robert E. Clark                        Officer)

/s/ C. Ronald Blankenship*           Director
____________________________________
C. Ronald Blankenship

/s/ John P. Frazee, Jr.*             Director
____________________________________
John P. Frazee, Jr.


  /s/ Jeffrey A. Klopf                                             July 16,
                                                                   1996
*By: _____________________

  Jeffrey A. Klopf

  Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
   NO.                      DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
   2     Merger and Distribution Agreement, dated as of May 21,
         1996, by and among Security Capital Pacific Trust,
         Security Capital Atlantic Incorporated, Security Capital
         Group Incorporated and Homestead Village Properties
         Incorporated (Included as Annex I to this Registration
         Statement)
   2.1   Form of Articles of Merger
   3.1   Restated Homestead Charter
 * 3.2   Amended and Restated Bylaws
 * 4.1   Form of Warrant Agreement by and between Homestead
         Village Properties Incorporated and The First National
         Bank of Boston, as warrant agent, including form of
         warrant certificate
 * 4.2   Rights Agreement, dated as of May 16, 1996, between
         Homestead Village Properties Incorporated and The First
         National Bank of Boston, as rights agent
   4.3   Amended and Restated Promissory Note by PTR Homestead
         Village Incorporated in favor of Security Capital Pacific
         Trust
   4.4   Amended and Restated Promissory Note by PTR Homestead
         Village Limited Partnership in favor of Security Capital
         Pacific Trust
   4.5   Additional Corporate Promissory Note by Atlantic
         Homestead Village Incorporated in favor of Security
         Capital Atlantic Incorporated
   4.6   Consolidated Amended and Restated Promissory Note by
         Atlantic Homestead Village Incorporated in favor of
         Security Capital Atlantic Incorporated
   4.7   Amended and Restated Promissory Note by Atlantic
         Homestead Village Limited Partnership in favor of
         Security Capital Atlantic Incorporated
   4.8   Form of common stock certificate
   5.1   Opinion of Mayer, Brown & Platt
   8     Opinion of Mayer, Brown & Platt
 *10.1   Form of Protection of Business Agreement by and among
         Security Capital Atlantic Incorporated, Security Capital
         Pacific Trust, Security Capital Group Incorporated and
         Homestead Village Incorporated
 *10.2   Form of Investor Agreement by and between Homestead
         Village Incorporated and Security Capital Group
         Incorporated
  10.3   Form of Funding Commitment Agreement between Homestead
         Village Incorporated and Security Capital Pacific Trust
  10.4   Form of Funding Commitment Agreement between Homestead
         Village Incorporated and Security Capital Atlantic
         Incorporated
  10.5   Form of Guaranty of Completion and Payment from Homestead
         Village Incorporated to Security Capital Pacific Trust
 *10.6   Warrant Purchase Agreement, dated as of May 21, 1996,
         among Homestead Village Properties Incorporated, Security
         Capital Atlantic Incorporated, Security Capital Pacific
         Trust and Security Capital Group Incorporated
 *10.7   Form of Investor and Registration Rights Agreement
         between Homestead Village Incorporated and Security
         Capital Atlantic Incorporated

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
   NO.                      DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
 *10.8   Form of Investor and Registration Rights Agreement
         between Homestead Village Incorporated and Security
         Capital Pacific Trust
 *10.9   Form of Escrow Agreement among Homestead Village
         Incorporated, Security Capital Group Incorporated, and
         State Street Bank and Trust Company, as escrow agent
  10.10  Form of Guaranty of Completion and Payment from Homestead
         Village Incorporated to Security Capital Atlantic
         Incorporated
  15     Letter regarding unaudited interim financial information.
  23.1   Consent of Mayer, Brown & Platt (included in Exhibits 5.1
         and 8)
  23.2   Consent of KPMG Peat Marwick LLP
  23.3   Consent of Ernst & Young, LLP, Dallas, Texas
  23.4   Consent of Ernst & Young, LLP West Palm Beach, Florida
 +23.5   Consent of Goldman, Sachs & Co.
 +23.6   Consent of J.P. Morgan Securities Inc.
 *24     Power of Attorney
 *27     Financial Data Schedule
  99.1   Security Capital Pacific Trust Form of Proxy

- --------

   *Previously filed.

   +To be filed by amendment.